As filed with the Securities and Exchange Commission on October 17, 2007
Registration No. 333-144239

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tropicana Entertainment, LLC
and the guarantors listed below
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7990	20-5319263
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

740 Centre View Blvd., Crestview Hills, Kentucky 41017
(859) 669-1500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Tropicana Finance Corp.
and the guarantors listed below
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7990	20-5654040
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

740 Centre View Blvd., Crestview Hills, Kentucky 41017
(859) 669-1500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Donna B. More, Esq.
Vice President, General Counsel and Secretary
Tropicana Entertainment, LLC and Tropicana Finance Corp.
740 Centre View Blvd., Crestview Hills, Kentucky 41017
(859) 669-1500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Kenneth J. Baronsky, Esq.
Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street, 30th Floor
Los Angeles, California 90017
(213) 892-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional	State or Other Jurisdiction of	Primary Standard Industrial	I.R.S. Employee
Registrant*	Incorporation or Formation	Classification Code Number	Identification Number

St. Louis Riverboat Entertainment, Inc.	Missouri	7990	61-1243514
Columbia Properties Laughlin, LLC	Nevada	7990	87-0699651
CP Laughlin Realty, LLC	Delaware	7990	20-0109621
Columbia Properties Vicksburg, LLC	Mississippi	7990	38-3680199
JMBS Casino LLC	Mississippi	7990	01-0586282
Columbia Properties Tahoe, LLC	Nevada	7990	20-2741611
CP Baton Rouge Casino, L.L.C.	Louisiana	7990	20-3009608
Argosy of Louisiana, Inc.	Louisiana	7990	72-1265121
Jazz Enterprises, Inc.	Louisiana	7990	72-1214771
Centroplex Centre Convention Hotel, L.L.C.	Louisiana	7990	72-1452613
Catfish Queen Partnership in Commendam	Louisiana	7990	72-1274791
Tahoe Horizon, LLC	Delaware	7990	20-5319418
Aztar Corporation	Delaware	7990	86-0636534
Aztar Indiana Gaming Corporation	Indiana	7990	86-0741802
Aztar Riverboat Holding Company, LLC	Indiana	7990	36-4335055
Aztar Missouri Gaming Corporation	Missouri	7990	86-0738819
Aztar Indiana Gaming Company, LLC	Indiana	7990	36-4335060
Aztar Development Corporation	Delaware	7990	86-0740834
Ramada New Jersey Holdings Corporation	Delaware	7990	86-0494055
Atlantic-Deauville Inc.	New Jersey	7990	22-1772629
Adamar Garage Corporation	Delaware	7990	86-1641225
Ramada New Jersey, Inc.	New Jersey	7990	86-0405687
Adamar of New Jersey, Inc.	New Jersey	7990	86-0357263
Manchester Mall, Inc.	New Jersey	7990	86-0381050
Tropicana Express, Inc.	Nevada	7990	88-0220806

*	Address and telephone number of principal executive offices are the same as those for Tropicana Entertainment, LLC and Tropicana Finance Corp.

The information in this prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities described herein and it is not soliciting any offers to buy such securities in any state where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2007
PROSPECTUS

TROPICANA ENTERTAINMENT, LLC

TROPICANA FINANCE CORP.

OFFER TO EXCHANGE ALL OUTSTANDING 9 5/8% SENIOR SUBORDINATED
NOTES DUE 2014 FOR 9 5/8% SENIOR SUBORDINATED NOTES DUE 2014

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2007, the 30th day following the date of this prospectus, unless we extend the exchange offer in our sole and absolute discretion.

Tropicana Entertainment, LLC and Tropicana Finance Corp., or the co-issuers, are offering to exchange up to $960.0 million aggregate principal amount of their currently outstanding 9 5/8% Senior Subordinated Notes due 2014 issued in a private offering on December 28, 2006, or the outstanding notes, which are subject to certain transfer restrictions, for up to $960.0 million aggregate principal amount of their registered 9 5/8% Senior Subordinated Notes due 2014, or the exchange notes. We refer to the outstanding notes and the exchange notes collectively as the notes.

The exchange notes will be substantially identical to the outstanding notes except that the exchange notes will be registered under the federal securities laws, and therefore will not bear any legend restricting their transfer, and the holders of the exchange notes will not be entitled to most of the rights under the registration rights agreement further described herein. The exchange notes will represent the same debt as the outstanding notes and will be issued under the same indenture (which we refer to as the indenture) under which the outstanding notes were issued.

The exchange notes will bear interest from the most recent interest payment date for which interest has been paid on the outstanding notes. Interest on the exchange notes will be paid on June 15 and December 15 of each year, commencing on December 15, 2007. The exchange notes will mature on December 15, 2014. Prior to December 15, 2010, we may redeem some or all of the exchange notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, and the “make-whole” premium set forth in this prospectus. On or after December 15, 2010, we may redeem some or all of the exchange notes at the redemption prices set forth in this prospectus. We may also redeem up to 35% of the aggregate principal amount of the exchange notes using net proceeds from certain equity offerings completed on or prior to December 15, 2009 at the redemption price set forth in this prospectus. In addition, the exchange notes are subject to mandatory disposition and redemption requirements following certain determinations by gaming authorities.

The exchange notes will be the co-issuers’ unsecured senior subordinated obligations. The obligations of Tropicana Entertainment, LLC and Tropicana Finance Corp. with respect to the exchange notes will be joint and several. The exchange notes will be guaranteed by certain of the co-issuers’ existing and future domestic subsidiaries, as well as by (i) CP Laughlin Realty, LLC, a Delaware limited liability company, and Columbia Properties Vicksburg, LLC, a Mississippi limited liability company, each of which is an affiliate of Tropicana Entertainment, LLC but not a subsidiary of Tropicana Entertainment, LLC, and (ii) JMBS Casino LLC, a Mississippi limited liability company which is an affiliate of the Yung family but not a subsidiary of Tropicana Entertainment, LLC. The exchange notes will not be guaranteed by Greenville Riverboat, LLC, a Mississippi limited liability company and a direct subsidiary of Tropicana Entertainment, LLC that it does not wholly own, although Greenville Riverboat, LLC is subject to the restrictive covenants contained in the indenture. In addition, the exchange notes will not be guaranteed by the subsidiaries of Tropicana Entertainment, LLC that hold the assets and operations relating to the Tropicana Resort and Casino — Las Vegas.

The exchange notes and the guarantees will rank junior in right of payment to all of the co-issuers’ and the guarantors’ existing and future senior indebtedness, including indebtedness under the senior secured credit facility further described herein. The exchange notes and the guarantees will rank equally in right of payment with any of the co-issuers’ and the guarantors’ existing and future unsecured senior subordinated indebtedness, including the outstanding notes, and will rank senior in right of payment to all of the co-issuers’ and the guarantors’ existing and future unsecured subordinated indebtedness. The exchange notes and the guarantees will be effectively subordinated to all of the co-issuers’ and the guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness.

We will exchange the exchange notes for all outstanding notes that are validly tendered and not withdrawn pursuant to the exchange offer. You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer. The exchange of outstanding notes for exchange notes should not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “Certain U.S. Federal Income Tax Considerations” for more information. We will not receive any proceeds from the exchange offer. Holders of outstanding notes will not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but, except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system. There is no established trading market for the exchange notes.

See the section entitled “Risk Factors” for a discussion of risks you should consider prior to tendering your outstanding notes for exchange.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY GAMING AUTHORITY OR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is          , 2007.

Page

Forward Looking Statements	iii
Presentation of Information	iii
Financial Statement Presentation	v
Prospectus Summary	1
Risk Factors	25
The Exchange Offer	50
Use of Proceeds	58
Ratio of Earnings to Fixed Charges	59
Capitalization	60
Unaudited Pro Forma Consolidated Financial Presentation	61
Selected Historical Financial Data — Tropicana Entertainment and Tropicana Casinos and Resorts	69
Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts	71
Selected Historical Financial Data — Columbia Properties Vicksburg	95
Management’s Discussion and Analysis of Financial Condition and Results of Operations — Columbia Properties Vicksburg	97
Selected Historical Financial Data — JMBS Casino	103
Management’s Discussion and Analysis of Financial Condition and Results of Operations — JMBS Casino	105
Selected Historical Consolidated Financial Data — Aztar	110
Management’s Discussion and Analysis of Financial Condition and Results of Operations — Aztar	112
Business	128
Regulation and Licensing	155
Management	163
Security Ownership of Certain Beneficial Owners and Management	170
Certain Relationships and Related Party Transactions	171
Description of Other Indebtedness	179
Description of The Exchange Notes	185
Certain U.S. Federal Income Tax Considerations	236
Plan of Distribution	241
Legal Matters	241
Experts	241
Where You Can Find More Information	242
Index to Financial Statements	F-1
Purchase Agreement
Articles of Incorporation of Caruthersville Riverboat Entertainment, Inc.
Amendment to Articles of Incorporation
Amendment to Articles of Incorporation
Bylaws of Caruthersville Riverboat Entertainment, Inc.
Certificate of Amended and Restated Articles of Organization
Limited Liability Company Agreement
Certificate of Formation of CP Laughlin Realty, LLC
Certificate of Amendment to the Certificate of Formation
Limited Liability Company Agreement
First Amendment to Limited Liability Company Agreement
Certificate of Formation of Columbia Properties Vicksburg, LLC
Limited Liability Company Agreement
First Amendment to Limited Liability Company Agreement
Certiciate of Formation of JMBS Casino LLC
Limited Liability Company Agreement
First Amendment to Limited Liabilty Company Agreement
Articles of Organization of Columbia Properties Tahoe, LLC
Amended and Restated Articles of Organization
Limited Liability Company Agreement
First Amendment to Limited Liability Company Agreement
Articles of Organization of CP Baton Rouge Casino, L.L.C.
Limited Liability Company Agreement
Articles of Incorporation of Argosy of Louisiana, Inc.
Bylaws of Argosy of Louisiana, Inc.
Articles of Incorporation of Jazz Enterprises, Inc.
Bylaws of Jazz Enterprises, Inc.
Articles of Organization of Centroplex Centre Convention Hotel, L.L.C.
Amended and Restated Articles of Organization
Amended and Restated Operating Agreement of Centroplex Centre Convention Hotel, L.L.C.
First Amendment to Amended and Restated Operating Agreement
Amended and Restated Articles of Partnership
Certificate of Formation of Tahoe Horizon, LLC
Certificate of Amendment to the Certificate of Formation
Limited Liability Company Agreement of Tahoe Horizon, LLC.
First Amendment of Limited Liabilty Company Agreement
Restated Certificate of Incorporation
Restated Certificate of Incorporation
Second Amended and Restated Bylaws of Aztar Corporation
Articles of Incorporation of Aztar Indiana Gaming Corporation
Articles of Amendment to the Articles of Incorporation
Bylaws of Aztar Indiana Gaming Corporation
Articles of Incorporation of Aztar Riverboat Holding Company, LLC
Operating Agreement
First Amendment to Limited Liability Company Agreement
Articles of Incorporation of Aztar Missouri Gaming Corporation
Bylaws of Aztar Missouri Gaming Corporation
Articles of Organization of Aztar Indiana Gaming Corporation
Limited Liability Company Agreement
Amendment No. 1 to Limited Liability Company Agreement
Amendment No. 2 to Limited Liability Company Agreement
Certificate of Incorporation of Aztar Development Corporation
Bylaws of Aztar Development Corporation
Certificate of Incorporation of Ramada New Jersey Holdings Corporation
Certificate of Amendment to the Certificate of Incorporation
Certificate of Amendment to the Certificate of Incorporation
Certificate of Amendment to the Certificate of Incorporation
Certificate of Amendment to the Certificate of Incorporation
Bylaws of Ramada New Jersey Holdings Corporation
Certificate of Incorporation of Atlantic-Deauville Inc.
Bylaws of Atlantic-Deauville Inc.
Certificate of Incorporation of Adamar Garage Corporation
Bylaws of Adamar Garage Corporation
Certificate of Incorporation of Ramada New Jersey, Inc.
Certificate of Amendment to the Certificate of Incorporation
Bylaws of Ramada New Jersey, Inc.
Certificate of Incorporation of Adamar of New Jersey, Inc.
Certificate of Amendment to the Certificate of Incorporation
Certificate of Amendment to the Certificate of Incorporation
Certificate of Amendment to the Certificate of Incorporation
Amended and Restated Bylaws
Certificate of Incorporation of BNB Mobe-Homes, Inc.
Certificate of Amendment to the Certificate of Incorporation of BNB Mobe-Homes, Inc.
Certificate of Amendment to the Certificate of Incorporation of Manchester Mall, Inc.
Certificate of Amendment to the Certificate of Incorporation of Manchester Mall, Inc.
Bylaws of Manchester Mall, Inc.
Articles of Incorporation of Ramada Station, Inc.
Certificate of Amendment to the Articles of Incorporation
Certificate of Amendment to the Articles of Incorporation
Certificate of Amendment to the Articles of Incorporation
Bylaws of Ramada Station, Inc.
Second Supplmenetal Indenture
Opinion of Milbank, Tweed, Hadley & McCloy LLP
Amendment No. 1, Consent, Waiver and Agreement
Amendment No. 1 to the Credit Agreement
Contract of Lease
First Amendment to Contract of Lease
Second Amendment to Contract of Lease
Sale and Assigment of Lease
Contract of Lease
Amendment of Lease
Contract of Lease
Amendment of Lease
Sale and Assigment of Leases
Amended and Restated Lease Agreement
Assignment and Assumption of Lease
First Amendment to Amended and Restated Lease Agreement
Second Amendment to Amended and Restated Lease Agreement
Sublease Agreement
First Amendment to Sublease Agreement
Amended and Restated Master Agreement of Purchase and Sale
Dockage Agreement
First Amendment to Dockage Agreement
Second Amendment to Dockage Agreement
Third Amendment to Dockage Agreement
Assignment of Yacht Club Dockage Agreement and License Agreement
Consent Agreement
Fourth Amendment to Dockage Agreement
Lease Agreement
Agreement Granting Moorage and Other Rights
Assignment of Agreement Granting Moorage and Other Rights
Assignment
Lease Agreement
Assignment of Agreement Granting Moorage and Other Rights
Agreement Granting Moorage, Dockage, Berthing and Other Rights
Assignment of Agreement Granting Moorage, Dockage, Berthing and Other Rights
Charter Party Agreement
First Amendment to Charter Party Agreement
Second Amendment to Charter Party Agreement
Hotel Lease
First Amendment to Hotel Lease
Second Amendment to Hotel Lease
Evansville Riverboat Landing Lease
Amendment to Evansville Riverboat Landing Lease
Second Amendment to Evansville Riverboat Landing Lease
Memorandum of Understanding
Memorandum of Understanding
Memorandum of Understanding
Memorandum of Understanding
Third Amendment to Evansville Riverboat Landing Lease
Fourth Amendment to Evansville Riverboat Landing Lease
Lease Agreement
First Amendment to Lease Agreement
Second Amendment to Lease Agreement
Third Amendment to Lease Agreement
Fourth Amendment to Lease Agreement
Fifth Amendment to Lease Agreement
Collective Bargaining Agreement
Labor Agreement
Labor Agreement
Collective Bargaining Agreement
Collective Bargaining Agreement
Calculation of Ratio of Earnings to Fixed Charges
Consent of Ernst & Young LLP
Consent of Ernst & Young LLP
Consent of Ernst & Young LLP
Consent of Ernst & Young LLP
Consent of Ernst & Young LLP
Consent of Ernst & Young LLP
Consent of PricewaterhouseCoopers LLP
Consent of Deloitte & Touche LLP

THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED OR DELIVERED WITH THIS PROSPECTUS. SUCH INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST TO DONNA MORE, TROPICANA ENTERTAINMENT, LLC AND TROPICANA FINANCE CORP., 740 CENTRE VIEW BLVD., CRESTVIEW HILLS, KENTUCKY 41017, (859) 669-1500. TO OBTAIN TIMELY DELIVERY SECURITY HOLDERS MUST REQUEST THIS INFORMATION AS SOON AS PRACTICABLE, BUT IN ANY EVENT NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell the securities offered hereby. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information in this prospectus may only be accurate as of the date on the front cover of this prospectus.

Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and other publications. While we believe that such third-party industry and market data are reasonable and reliable, we have not independently verified the same. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been verified by any independent sources.

FORWARD LOOKING STATEMENTS

This prospectus includes forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, the statements under “Prospectus Summary,” “Risk Factors,” each “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and “Business.” Management has based these forward looking statements on its current expectations about future events. The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” and similar expressions are intended to identify forward looking statements. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. In addition to the risk factors identified elsewhere in this prospectus, important factors that could cause actual results or events to differ materially from those contemplated by such forward looking statements include, without limitation:

•	the financial performance of our business;

•	legislative and regulatory matters, changes in government regulation and regulatory action, including, without limitation, potential (1) legalization of gaming in additional states or (2) tax increases in our states of operation;

•	increased competition in our markets;

•	general business conditions, including competitive practices and changes in customer demand, and general economic conditions that impact the performance of our operations;

•	the cyclical nature of the gaming and hospitality businesses; and

•	adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves.

All forward looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

PRESENTATION OF INFORMATION

In this prospectus, unless the context otherwise requires:

•	“Acquisition Financing Transactions” refers to the offering of the outstanding notes and the entering into of, and initial borrowings under, the senior secured credit facility and the Las Vegas secured loan.

•	“affiliate guarantors” refers to Realty and CP Vicksburg, affiliates of Tropicana Entertainment but not subsidiaries of Tropicana Entertainment that guarantee the outstanding notes and will guarantee the exchange notes, and JMBS Casino, an affiliate of the Yung family but not a subsidiary of Tropicana Entertainment that guarantees the outstanding notes and will guarantee the exchange notes.

•	“Aztar” refers to Aztar Corporation.

•	“Aztar Acquisition” refers to the acquisition of Aztar.

•	“Aztar Missouri Riverboat Gaming Company” refers to Aztar Missouri Riverboat Gaming Company, L.L.C., which holds Casino Aztar Caruthersville in Caruthersville, Missouri.

•	“Columbia Sussex” refers to Columbia Sussex Corporation, an affiliate of Tropicana Entertainment that is controlled by Mr. William J. Yung, III, who indirectly holds all of the equity interests in Tropicana Entertainment.

•	“CP Vicksburg” refers to Columbia Properties Vicksburg, LLC, an affiliate guarantor.

•	“JMBS Casino” refers to JMBS Casino LLC, an affiliate guarantor.

•	“JMBS Trust” refers to JMBS Casino Trust, a trust created for the benefit of the children of Mr. William J. Yung, III that is subject to the control of his children.

•	“Realty” refers to CP Laughlin Realty, LLC, an affiliate guarantor.

•	“restricted group” refers to those entities that are subject to the restrictive covenants contained in the indenture. The restricted group includes the affiliate guarantors and Tropicana Entertainment and its consolidated subsidiaries other than the subsidiaries that hold the assets and operations relating to the Tropicana Resort and Casino — Las Vegas.

•	“Transactions” refers to the Aztar Acquisition, the Acquisition Financing Transactions (including the refinancing of certain of Tropicana Casinos and Resorts’, Aztar’s and the affiliate guarantors’ indebtedness) and the corporate reorganization described under “Prospectus Summary — Corporate Reorganization” and under “Business — Corporate Reorganization.”

•	“Tropicana Entertainment” refers to Tropicana Entertainment, LLC. Tropicana Entertainment, LLC was formerly named Wimar OpCo, LLC. On February 12, 2007, its name was changed to Tropicana Entertainment, LLC.

•	“Tropicana Finance” refers to Tropicana Finance Corp., a direct wholly-owned subsidiary of Tropicana Entertainment and a co-issuer of the notes. Tropicana Finance Corp. was formerly named Wimar OpCo Finance Corp. On February 12, 2007, its name was changed to Tropicana Finance Corp.

•	“we,” “us,” “our” and “the company” refer to Tropicana Entertainment together with, unless the context otherwise requires, all of its consolidated subsidiaries (and, unless the context otherwise requires, such references give effect to the Aztar Acquisition and the contribution of certain gaming operations by Tropicana Casinos and Resorts to Tropicana Entertainment substantially concurrently with the consummation of the Aztar Acquisition pursuant to the corporate reorganization described under “Prospectus Summary — Corporate Reorganization” and “Business — Corporate Reorganization”) and the affiliate guarantors.

•	“Tropicana Entertainment Holdings” refers to Tropicana Entertainment Holdings, LLC, a direct wholly-owned subsidiary of Tropicana Casinos and Resorts, and the direct parent of Tropicana Entertainment Intermediate Holdings. Tropicana Entertainment Holdings, LLC was formerly named Wimar OpCo Holdings, LLC. On February 12, 2007, its name was changed to Tropicana Entertainment Holdings, LLC.

•	“Tropicana Entertainment Intermediate Holdings” refers to Tropicana Entertainment Intermediate Holdings, LLC, the direct parent of Tropicana Entertainment. Tropicana Entertainment Intermediate Holdings, LLC was formerly named Wimar OpCo Intermediate Holdings, LLC. On February 12, 2007, its name was changed to Tropicana Entertainment Intermediate Holdings, LLC.

•	“Tropicana Casinos and Resorts” refers to Tropicana Casinos and Resorts, Inc., Tropicana Entertainment’s ultimate parent. Tropicana Casinos and Resorts was formerly named Wimar Tahoe Corporation. On February 12, 2007, its name was changed to Tropicana Casinos and Resorts, Inc.

FINANCIAL STATEMENT PRESENTATION

This prospectus includes interim financial statements of Tropicana Entertainment for the six months ended June 30, 2007. In addition, this prospectus includes historical financial statements of Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent company and predecessor. In connection with the corporate reorganization conducted by Tropicana Casinos and Resorts as described under the caption “Prospectus Summary — Corporate Reorganization” and “Business — Corporate Reorganization,” Tropicana Casinos and Resorts contributed to Tropicana Entertainment substantially all of its gaming properties. In the corporate reorganization, Tropicana Casinos and Resorts did not contribute to Tropicana Entertainment (i) the assets relating to its subsidiary that owns its riverboat casino formerly located in New Orleans, Louisiana and then named the Belle of Orleans (which has since been re-branded as the Amelia Belle Casino and which we refer to as the New Orleans riverboat), which was temporarily decommissioned as a result of damage it sustained during Hurricane Katrina in August 2005 and was subsequently redeployed in Amelia, Louisiana in May 2007, and (ii) the gaming assets and operations at the Casuarina Las Vegas Casino, a casino located in leased space in a hotel property that is managed by Columbia Sussex and owned by an affiliate of Columbia Sussex. Accordingly, the historical financial statements of Tropicana Casinos and Resorts reflect the New Orleans riverboat and the gaming assets and operations at the Casuarina Las Vegas Casino as discontinued operations. See Note 1 to the audited consolidated financial statements of Tropicana Casinos and Resorts included elsewhere in this prospectus.

This prospectus also includes historical financial statements of Aztar. Immediately following the Aztar Acquisition, Tropicana Entertainment distributed the membership interests of Aztar Missouri Riverboat Gaming Company, which holds the Casino Aztar Caruthersville in Caruthersville, Missouri and was formerly a wholly-owned subsidiary of Aztar, to Tropicana Casinos and Resorts. On June 10, 2007, Tropicana Casinos and Resorts sold Aztar Missouri Riverboat Gaming Company to Isle of Capri Casinos, Inc., or Isle of Capri. As a result, Aztar Missouri Riverboat Gaming Company is not a subsidiary of Tropicana Entertainment and is no longer a subsidiary of Aztar or Tropicana Casinos and Resorts. Accordingly, the historical financial statements of Aztar reflect Aztar Missouri Riverboat Gaming Company as a discontinued operation. See Note 17 to the audited consolidated financial statements of Aztar included elsewhere in this prospectus.

This prospectus also includes separate interim financial statements for the six months ended June 30, 2007 and historical financial statements of CP Vicksburg and JMBS Casino, affiliate guarantors that guarantee the outstanding notes, and will guarantee the exchange notes, but that are not subsidiaries of Tropicana Entertainment.

This prospectus also includes separate interim financial statements for the six months ended June 30, 2007 and historical financial statements of Realty, an affiliate guarantor that guarantees the outstanding notes, and will guarantee the exchange notes, but that is not a subsidiary of Tropicana Entertainment. However, as Realty is a variable interest entity of which Tropicana Casinos and Resorts was the primary beneficiary prior to the corporate reorganization and of which Tropicana Entertainment became the primary beneficiary thereafter, historical financial information with respect to Realty is already reflected in the consolidated financial statements of Tropicana Entertainment and Tropicana Casinos and Resorts included elsewhere in this prospectus.

This prospectus also includes separate historical financial statements of Argosy of Baton Rouge, which Tropicana Casinos and Resorts acquired in October 2005 and thereafter renamed the Belle of Baton Rouge, from January 1, 2004 to October 24, 2005, the last date on which the property was owned and operated by the seller. The results of operations of the Belle of Baton Rouge for that portion of the year ended December 31, 2005 following its acquisition, and for the entire year ended December 31, 2006 are reflected in Tropicana Casinos and Resorts’ audited consolidated financial statements for the years ended December 31, 2005 and December 31, 2006 respectively. In connection with the corporate reorganization conducted by Tropicana Casinos and Resorts as described under the caption “Prospectus Summary — Corporate Reorganization” and “Business — Corporate Reorganization,” Tropicana Casinos and Resorts contributed the Belle of Baton Rouge to Tropicana Entertainment on January 3, 2007. Accordingly, the

v

results of operations of the Belle of Baton Rouge are reflected in Tropicana Entertainment’s consolidated financial statements for the six months ended June 30, 2007.

This prospectus also includes a separate statement of direct revenues and expenses of Desert Palace, Inc., the former owner of Caesars Tahoe, for the period from January 1, 2005 to June 10, 2005. Tropicana Casinos and Resorts acquired the Caesars Tahoe property in June 2005 and thereafter renamed it the MontBleu. The results of operations of the MontBleu for that portion of the year ended December 31, 2005 following its acquisition, and for the entire year ended December 31, 2006 are reflected in Tropicana Casinos and Resorts’ audited consolidated financial statements for the years ended December 31, 2005 and December 31, 2006 respectively. In connection with the corporate reorganization conducted by Tropicana Casinos and Resorts as described under the caption “Prospectus Summary — Corporate Reorganization” and “Business — Corporate Reorganization,” Tropicana Casinos and Resorts contributed the MontBleu to Tropicana Entertainment on January 3, 2007. Accordingly, the results of operations of the MontBleu are reflected in Tropicana Entertainment’s consolidated financial statements for the six months ended June 30, 2007.

This prospectus does not include stand-alone historical financial statements for the restricted group presented on a consolidated basis as such a consolidated presentation would not comply with generally accepted accounting principles in the United States, or GAAP. In addition, this prospectus does not present financial information for the restricted group on a combined basis. Instead, as described above, this prospectus presents financial information independently for each of the affiliate guarantors and Tropicana Entertainment or, for certain historical periods, Tropicana Casinos and Resorts. However, financial information for Tropicana Entertainment and Tropicana Casinos and Resorts presented in this prospectus does not exclude data with respect to the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Resort and Casino — Las Vegas, which are not part of the restricted group. Accordingly, the financial information for Tropicana Entertainment and Tropicana Casinos and Resorts contained in this prospectus should not be understood to represent the financial performance of the restricted group.

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

PROSPECTUS SUMMARY

The following summary highlights significant aspects of our business and this offering, but you should read this entire prospectus, including the information set forth under the heading “Risk Factors” and the financial statements and related notes, before electing to participate in the exchange offer or making an investment decision with respect to the exchange notes. Unless otherwise indicated, the figures contained herein regarding the amenities and features of our casino properties are approximations prepared as of June 30, 2007.

Our Company

Background Information

As part of our campaign to expand our national footprint and diversify our gaming operations, on January 3, 2007, affiliates of Tropicana Entertainment acquired all of the outstanding equity interests in Aztar for approximately $2.1 billion in cash. In the corporate reorganization completed substantially concurrently with the acquisition, Aztar became a wholly-owned subsidiary of Tropicana Entertainment. For more information concerning the Aztar Acquisition, see “— The Aztar Acquisition” and “Business — The Aztar Acquisition.” The Aztar Acquisition added four casino properties located in Nevada, New Jersey and Indiana to the holdings of Tropicana Entertainment.

Overview

We are among the largest privately-held gaming entertainment providers in the United States and a leading domestic casino operator as determined by revenue. We own 11 casino properties in eight distinct gaming markets, including Las Vegas, Laughlin and South Lake Tahoe (Stateline), Nevada; Atlantic City, New Jersey; Baton Rouge, Louisiana; Greenville and Vicksburg, Mississippi; and Evansville, Indiana. Our casino properties have an aggregate of 548,359 square feet of gaming space housing 12,244 gaming machines and 510 table games, as well as an aggregate of 8,282 hotel rooms.

On a pro forma basis giving effect to the Transactions, the aggregate net operating revenue of Tropicana Entertainment for the year ended December 31, 2006 would have been $1,183 million. The aggregate net operating revenue of Tropicana Entertainment for the six months ended June 30, 2007 was $554.1 million.

At each of our gaming properties, we strive to provide our customers with a high-quality casino entertainment and hospitality experience at attractive prices. To develop and maintain customer loyalty, we emphasize customer service and seek to offer a comfortable gaming environment along with a variety of amenities, including quality hotel rooms, varied dining choices and appealing entertainment options. We plan to continue to regularly invest in our facilities to maintain and enhance their quality, appeal and competitiveness.

The following table sets forth certain information about our properties as of June 30, 2007. Except as otherwise indicated, we wholly own and operate the following casinos:

		Acquisition	Approx. Casino	Slot	Table	Hotel	Parking
Property Name	Location	Date	Square Footage	Machines	Games	Rooms	Spaces

Legacy Properties
Belle of Baton Rouge	Baton Rouge, LA	Oct. 2005	29,500	1,019	22	300	1,803
River Palms Hotel and Casino	Laughlin, NV	Sept. 2003	63,850	1,061	28	1,001	1,834
Lake Tahoe Horizon Casino and Resort	South Lake Tahoe, NV	Jan. 1990	43,000	712	32	539	1,396
MontBleu Casino	South Lake Tahoe, NV	June 2005	40,585	638	52	440	1,547
Lighthouse Point Casino(1)(2)	Greenville, MS	Nov. 1996(3)	22,000	725	9	—	386
Jubilee Casino(4)	Greenville, MS	March 2002	28,500	712	13	39	512
Vicksburg Horizon Casino(5)	Vicksburg, MS	Oct. 2003	20,909	696	19	117	889
Recently Acquired Properties
Tropicana Atlantic City	Atlantic City, NJ	Jan. 2007	147,248	3,480	209	2,129	5,477
Tropicana Express Hotel and Casino	Laughlin, NV	Jan. 2007	53,680	1,075	39	1,495	2,253
Casino Aztar Evansville	Evansville, IN	Jan. 2007	38,360	1,132	52	346	2,100
Tropicana Las Vegas(2)	Las Vegas, NV	Jan. 2007	60,727	994	35	1,876	2,388

Total			548,359	12,244	510	8,282	20,585

(1)	Tropicana Entertainment indirectly holds a 79% voting interest and an 84% economic interest in Greenville Riverboat, LLC, which manages the Lighthouse Point Casino. A wholly-owned subsidiary of Tropicana Entertainment owns the riverboat on which the Lighthouse Point Casino conducts its operations.

(2)	Greenville Riverboat, LLC and the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas are not guarantors of the outstanding notes or of the senior secured credit facility and will not be guarantors of the exchange notes, although Greenville Riverboat, LLC is subject to the restrictive covenants contained in the indenture and the credit documentation governing the senior secured credit facility.

(3)	The Lighthouse Point Casino was developed (as opposed to acquired) and commenced operations in November 1996.

(4)	JMBS Casino, one of the affiliate guarantors, owns and operates the Jubilee Casino.

(5)	CP Vicksburg, one of the affiliate guarantors, owns and operates the Vicksburg Horizon Casino.

Our History

Columbia Sussex, which was founded in 1972 by William J. Yung, III, has grown to become one of the largest privately-held hospitality companies in the United States with approximately $970.0 million in revenues in 2006. As of June 30, 2007, Columbia Sussex and its affiliates owned and operated 70 hotel properties across the United States, Canada and the Caribbean, which are marketed under brands including Marriott, Hilton, Westin, Sheraton, Renaissance, Wyndham and Doubletree.

In 1990, Mr. William Yung made his initial investment in the gaming industry when he formed Wimar Tahoe Corporation, which has since been renamed Tropicana Casinos and Resorts, to acquire the Lake Tahoe Horizon Casino and Resort, or the Tahoe Horizon. Since obtaining a gaming license in 1990, Mr. William Yung and the Yung family have built a record of successful gaming acquisitions and development, while generating growth and operational improvements.

Our Competitive Strengths

Geographic Diversity.  We believe we are one of the largest and most diversified gaming operators in the United States. We own and operate 11 casino facilities in eight distinct gaming markets and six states, including five casinos in Nevada, three casinos in Mississippi and one casino in each of New Jersey, Louisiana and Indiana. We believe this geographic diversity helps reduce our dependence on any one geographic market.

Beneficial Relationship with Columbia Sussex.  Our relationship with Columbia Sussex provides us with several advantages, including the following:

•	Cost-Effective Administrative Services. We share corporate offices with Columbia Sussex and many corporate functions, such as human resources, accounting, administration, purchasing, marketing, hotel management and supervision, risk management, contracting, construction and development, treasury and maintenance-related services, are performed for certain of Tropicana Entertainment’s subsidiaries and the affiliate guarantors by Columbia Sussex pursuant to the terms of service agreements, which are subject to gaming regulatory approval. Gaming regulatory approval of the terms of one service agreement has not yet been obtained with respect to our Tropicana Atlantic City property. The service agreements extend by their terms until we elect to terminate them, which we are permitted to do at any time with 60 days written notice. Under the terms of these service agreements, subject to certain conditions, Columbia Sussex provides corporate services on behalf of our gaming properties that have received regulatory approval to date for a total amount of approximately $1.9 million per year, subject to modest price increases each year starting in 2008. We believe the service agreements enable us to obtain corporate services at costs that are more favorable than we would be able to obtain on a stand-alone basis. We have also entered into agreements with Tropicana Casinos and Resorts for the provision to certain of Tropicana Entertainment’s subsidiaries and the affiliate guarantors of casino services, such as the supervision of casino operations, staffing, marketing and advertising and accounting, which agreements are subject to gaming regulatory approval. Gaming regulatory approval of the terms of one of these agreements has not yet been obtained with respect to our Tropicana Atlantic City property. Under these agreements, we have agreed to pay Tropicana Casinos and Resorts our allocated portion of the corporate overhead costs for these services. For a more detailed description of the agreements described in this paragraph, see “Certain Relationships and Related Party Transactions.”

•	Integrated Marketing Programs. The compatibility of Columbia Sussex’s extensive portfolio of 70 hotels and our network of casino properties has provided us with a number of opportunities to develop integrated marketing programs. We expect to develop joint programs whereby guests of our casinos can receive discounts on stays at Columbia Sussex hotel properties. In addition, we and Columbia Sussex are able to pool our respective customer databases to develop direct marketing campaigns targeting a broad group of prospective customers, and to more effectively promote these programs by sharing a centralized marketing platform. We believe that our acquisition of Aztar has provided us with additional opportunities for these types of joint marketing efforts.

•	Extensive Construction and Development Experience. Throughout our history, we have engaged in a number of property renovation, refurbishment and development projects, and we have a number of additional projects underway or slated to commence in the near term. As a developer of hotel properties, Columbia Sussex has over 30 years of experience in planning, financing and executing hotel improvement and development programs. We have been able to leverage this experience when undertaking our development projects, which we believe has allowed us to develop and enhance our gaming assets in a cost-effective manner, while meeting target completion dates and development expectations.

Experienced Management Team.  Mr. William Yung, who founded both Tropicana Entertainment and Columbia Sussex, has over 30 years of gaming and hospitality experience. The balance of our senior management team also has significant experience operating, developing, acquiring and integrating hotel and gaming properties and related amenities, with an average tenure in the gaming or hospitality industries among its members of more than 15 years. Mr. William Yung and his management team have grown gaming operations through strategic acquisitions and targeted development, with Tropicana Casinos and Resorts’ net operating revenues growing from $75.5 million to $288.9 million between 2001 and 2006 and operating income growing from $14.0 million to $58.6 million during that same period. In addition, Mr. William Yung and the management team have made use of conservative financial management focused on cost control and prudent capital deployment in order to improve results.

Our Business Strategy

We seek to continue growing in a profitable manner by pursuing the following strategies:

Successfully Integrate Acquisitions.  Tropicana Casinos and Resorts acquired the MontBleu Casino, or the MontBleu, in June 2005 and the Belle of Baton Rouge in October 2005, both of which properties it contributed to Tropicana Entertainment in the corporate reorganization. The Aztar Acquisition added four additional gaming properties to our portfolio, resulting in six of our 11 casino properties having been acquired within the past two years. As such, we believe there is significant potential to realize efficiencies as we integrate Aztar, and further integrate other recently acquired casino properties, into our operations. Specifically, we expect to eliminate redundant overhead costs at Aztar by leveraging Tropicana Casinos and Resorts’ administrative infrastructure. In addition, in markets such as Laughlin and South Lake Tahoe, Nevada where we own more than one property, we believe we will also be able to realize additional operational synergies and cost savings by consolidating duplicative back-office functions.

Enhance Marketing and Promotion Activities.  The Aztar Acquisition significantly increased our geographic footprint and scale of operations. In conjunction with Tropicana Casinos and Resorts and Columbia Sussex, we will benefit from an integrated marketing platform that will provide us with cross-selling opportunities among more than 80 hotel and casino properties. Our expanded customer base will enable us to develop cross-marketing initiatives across our properties, which may include a player rewards program linking selected gaming facilities. We believe a uniform player rewards program will encourage customers traveling among different markets to patronize our properties and will build increased customer loyalty. In addition, in July 2007, we re-branded the former Ramada Express in Laughlin, Nevada as the “Tropicana Express.” We also plan to re-brand a number of our other gaming properties under the Tropicana name. We believe this re-branding will help to develop a strong, recognizable identity for our properties.

Benefit from Recent Investments and Near-Term Growth Opportunities.  We believe we will benefit significantly from recent capital investments made in our properties. In addition, we have significant near-term growth opportunities as a result of projects currently being developed, as well as other development opportunities. These investments and growth opportunities include the following:

•	Tropicana Atlantic City: In November 2004, Aztar completed a $285.0 million expansion to the Tropicana Resort and Casino — Atlantic City, or the Tropicana Atlantic City, which included a 200,000-square-foot entertainment, restaurant and retail complex known as “The Quarter at Tropicana,” which we refer to as The Quarter. We intend to proceed with a plan developed by Aztar, which we expect will cost approximately $55.0 million, to enhance the Tropicana Atlantic City by refurbishing its casino floors and hotel towers so that they are similar in quality and appearance to The Quarter. The three-phase refurbishment project commenced in December 2005. During phase one of the project, Aztar made enhancements to the north tower hotel rooms and certain non-gaming amenities, which phase was completed during the fourth quarter of 2006. During phase two of the project, we refurbished half of the casino floor and the south tower hotel rooms, which phase was completed during the second quarter of 2007. In phase three of the project, we will refurbish the other half of the casino floor and two restaurants at the property. We expect to complete the third phase in the first quarter of 2008.

•	Casino Aztar Evansville: Construction was completed in 2007 at the Casino Aztar Evansville on a $32.6 million expansion that includes a 96-room boutique hotel, multi-venue dining and entertainment complex and associated infrastructure. We believe that the expansion has increased the attractiveness of the property and expanded customer reach through the availability of additional hotel rooms. In addition, in August 2007, the City of Evansville’s Redevelopment Commission approved our preliminary plan to build a 1,046-seat theater at the Casino Aztar Evansville. The venue, construction of which is currently projected to be completed in the first quarter of 2008 at an approximate cost of $4.0 million, is expected to offer live entertainment for patrons of the property and residents of Evansville.

•	Belle of Baton Rouge: The Belle of Baton Rouge benefited from the population increase in the Baton Rouge area following the displacement of residents of New Orleans as a result of Hurricane Katrina, although that benefit has since somewhat subsided. To accommodate the increased demand for gaming in this market and to build market share, we have developed plans to build a 330-space parking structure adjacent to the casino. We will endeavor to complete construction of the parking structure, which is designed to increase casino traffic and is estimated to cost approximately $12.5 million, by the second quarter of 2008.

•	MontBleu Casino: In the summer of 2006, we completed a $21.0 million program to re-brand and reposition the former Caesars Lake Tahoe as the MontBleu. We introduced new on-site amenities and entertainment options at the MontBleu to appeal to a younger clientele, while continuing to focus on the value conscious customer in the South Lake Tahoe, Nevada market at our sister property, the Tahoe Horizon. We intend to increase our efforts to effectively market the MontBleu as we seek to strengthen our customer base.

•	Tropicana Express: We have completed the $11.0 million program to renovate the hotel rooms at the Tropicana Express Hotel and Casino, or the Tropicana Express, which we believe will help solidify our position in the Laughlin market. In addition, the Tropicana Express is situated less than one mile from the River Palms, which we believe will allow us to achieve operational synergies and cost savings by consolidating duplicative back-office and other support functions, including the sharing of laundry facilities and employees to reduce overtime pay.

•	Lighthouse Point Casino and Jubilee Casino: We expect to invest between $7.0 million and $8.0 million at the Lighthouse Point Casino and the Jubilee Casino, our two casinos in Greenville, Mississippi, in order to renovate the casino floors and public areas of the properties so as to better position them to meet the competitive challenges posed by the expected introduction of a new gaming property to the market in late 2007. We will add up to 850 new and converted slot machines, making all of the slot machines at the properties “ticket-in ticket-out” and upgrade the slot tracking systems. We will also make improvements to the restaurant at the Lighthouse Point Casino.

Redevelop the Tropicana Las Vegas Site.  To capitalize on its premium location on the Las Vegas “Strip,” we expect to redevelop the Tropicana Resort and Casino — Las Vegas, or the Tropicana Las Vegas, by refurbishing one of its two existing hotel towers and its existing showroom (we expect to raze the other existing tower and all of the other remaining structures on the site other than the casino floor) and redeveloping the remainder of its 34-acre site. Our preliminary plan for this redevelopment effort envisions approximately 10,200 new and refurbished hotel rooms of which approximately 500 will be refurbished hotel rooms in the existing hotel tower to be retained, approximately 600,000 square feet of new meeting space, an increase in the size of the casino floor to approximately 120,000 square feet, a more modern casino floor layout and a new approximately 250,000-square-foot retail plaza. We plan to complete this redevelopment in 2010. The redevelopment is expected to be funded by a construction financing transaction independent of the financing transactions that funded the Aztar Acquisition and, if necessary, by additional capital contributions from Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent.

The outstanding notes are not, and the exchange notes will not be, guaranteed by the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas.

Our Properties

Legacy Properties

Belle of Baton Rouge.  The Belle of Baton Rouge is located on the Mississippi River in the downtown historic district of Baton Rouge, Louisiana. The three-deck dockside riverboat features 29,500 square feet of casino space housing 1,019 slot machines and 22 table games. The Belle of Baton Rouge is also located directly adjacent to the 300-room Sheraton Baton Rouge Convention Center Hotel, which we own. The hotel offers three restaurants, a lounge and a 70-seat sports bar, approximately 150,000 square feet of available retail space, approximately 40,000 square feet of meeting space, a small entertainment venue, an approximately 50,000-square-foot glass-enclosed atrium and a parking garage and surface parking lot, together offering parking for 1,803 vehicles. The Baton Rouge market is located approximately 75 miles to the northwest of New Orleans. This market, which primarily caters to local patrons, experienced a 37.2% increase in its gaming revenues for the period between June 30, 2005 and June 30, 2006 as compared to the period between June 30, 2004 and June 30, 2005. This increase in revenue was primarily attributable to the population shift from New Orleans to Baton Rouge in the wake of Hurricane Katrina, although it appears that some of the transient population caused by the hurricane has begun to shift back to New Orleans and other Gulf Coast communities, which has resulted in these increased revenues subsiding somewhat while remaining above pre-Hurricane Katrina levels.

River Palms Hotel and Casino.  The River Palms Hotel and Casino, or the River Palms, is located on approximately 35 acres in Laughlin, Nevada. The property, which underwent renovation in 2004, features 1,001 rooms and suites and a 63,850-square-foot casino space boasting 1,061 slot machines and 28 table games. In addition, the River Palms has four dining facilities, two bars, two lounges, one nightclub, a spa, a salon, approximately 10,500 square feet of meeting and convention space and a 1,834-space parking facility. Situated on the Colorado River at Nevada’s southern tip, Laughlin is approximately 225 miles from Phoenix and 285 miles from Los Angeles. The River Palms benefits from approximately 1,300 feet of frontage on the Colorado River and on Casino Drive, Laughlin’s principal thoroughfare.

Lake Tahoe Horizon Casino and Resort.  The Tahoe Horizon is located at the southeastern end of Lake Tahoe in Stateline, Nevada, an area also known as South Lake Tahoe. The property, which underwent an extensive remodeling in 1999, features 539 hotel rooms and a 43,000-square-foot casino housing 712 slot machines and 32 table games. Other notable amenities include South Lake Tahoe’s largest outdoor pool, an eight-screen movie theater, four restaurants, a Starbucks café, two entertainment venues, a game arcade, 11,000 square feet of meeting and convention space and a 1,396-space parking facility. The South Lake Tahoe market, approximately 100 miles from Sacramento and 185 miles from the San Francisco Bay area, is situated in a popular domestic vacation destination and attracts visitors with a wide range of year-round recreational activities.

MontBleu Resort Casino and Spa.  The MontBleu is situated on approximately 21 acres in South Lake Tahoe, Nevada, immediately adjacent to the Tahoe Horizon. In May 2006, we completed an extensive re-branding and refurbishment of the property’s casino, lobby, retail facilities, restaurants and nightclub. The property features 440 hotel rooms and a 40,585-square-foot casino that houses 638 slot machines, 52 table games and a new poker room. The property also offers patrons a choice of four restaurants and various non-gaming amenities, including a shopping galleria, a nightclub targeted to younger visitors, a 1,500-seat auditorium, approximately 13,899 square feet of meeting and convention space and a 1,547-space parking facility.

Lighthouse Point Casino.  The Lighthouse Point Casino is a 210-foot riverboat operation located in Greenville, Mississippi. The riverboat features an approximately 22,000-square-foot, three-floor casino housing 725 slot machines and nine table games. The property also features a 386-space parking facility. Lighthouse Point Casino, which draws the majority of its customers from local markets, is located approximately 90 miles from Vicksburg, Mississippi. Greenville Riverboat, LLC, or Greenville Riverboat, which owns and manages the Lighthouse Point Casino, is not a guarantor of the outstanding notes and will not be a guarantor of the exchange notes, however, it is subject to the restrictive covenants contained in the indenture.

Bayou Caddy’s Jubilee Casino.  Bayou Caddy’s Jubilee Casino, or the Jubilee Casino, is a 240-foot riverboat located in Greenville, Mississippi. The Jubilee Casino is owned and operated by JMBS Casino, one of the affiliate guarantors. The riverboat features a 28,500-square-foot casino housing 712 slot machines and 13 table games. The property has parking capacity to accommodate 512 vehicles. JMBS Casino also owns and operates the Greenville Inn & Suites, a hotel located less than one mile from the Jubilee Casino offering 39 suites and free shuttle service to and from the Jubilee Casino.

Vicksburg Horizon Casino.  The Vicksburg Horizon Casino, or Vicksburg Horizon, is a 297-foot multi-level antebellum style riverboat located in downtown Vicksburg, Mississippi. The Vicksburg Horizon is owned and operated by CP Vicksburg, one of the affiliate guarantors. The property features a three-floor, 20,909-square-foot casino housing 696 slot machines and 19 table games and a hotel with 117 guest rooms. Additional amenities include two restaurants, a sports bar, two covered parking garages and an additional parking lot with free valet service, which provide a total of 889 parking spaces. The Vicksburg Horizon attracts patrons primarily from western and central Mississippi and eastern Louisiana.

Recently Acquired Properties

Tropicana Resort and Casino — Atlantic City.  The Tropicana Atlantic City is situated on a 14 acre site with approximately 660 feet of ocean frontage along the Boardwalk in Atlantic City, New Jersey. The Tropicana Atlantic City features 2,129 hotel rooms and suites, the most rooms offered by any gaming property in the Atlantic City market, and 147,248 square feet of casino space with 3,480 slot machines and 209 table games. The Quarter, a 200,000-square-foot Las Vegas-style indoor dining, entertainment and retail center with a Havana-inspired theme, is the centerpiece of a $285.0 million expansion, which was completed in November 2004. The property is currently undergoing a two-phase renovation of its casino floor and hotel towers, which is scheduled to be completed in 2007. In addition to The Quarter, the Tropicana Atlantic City also boasts a 2,000-seat theatrical show room, a health club, swimming pools and tennis courts, approximately 99,000 square feet of meeting, convention and banquet space and parking facilities to accommodate 5,477 vehicles. Atlantic City is the second largest commercial gaming market in the United States. Although the Atlantic City market has historically been patronized primarily by “day-trippers,” we believe that the market is continuing to evolve into a regional destination for overnight visitors as a result of recent significant capital investment and the introduction of improved amenities. The market attracts patrons primarily from New Jersey, New York and Pennsylvania.

Tropicana Express Hotel and Casino.  The Tropicana Express is situated in close proximity to our River Palms property on an approximately 31-acre site in Laughlin, Nevada. The Tropicana Express features 1,495 guest rooms and a 53,680-square-foot casino housing 1,075 slot machines and 39 table games. The property also features a novelty working train for use by its patrons. Other non-gaming amenities include a train-shaped, heated outdoor swimming pool and attached spa, five restaurants, an entertainment lounge, a premium lounge for high-end players and parking accommodations for 2,253 vehicles. We are nearing completion of an approximately $11.0 million program to renovate the hotel rooms at the Tropicana Express. We expect the renovation to be completed in 2007.

Casino Aztar Evansville.  The Casino Aztar Evansville riverboat is located on the Ohio River adjacent to approximately 15 acres of landside development in metropolitan Evansville, Indiana. The Casino Aztar Evansville features two hotels boasting an aggregate of 346 guest rooms and approximately 38,360 square feet of casino space with 1,132 slot machines and 52 table games. In addition, the property has a 44,000-square-foot passenger pavilion that has four restaurants, an entertainment lounge, a gift shop, a full-service Starbucks café, an executive conference center and a 2,100-space parking structure. Construction has been completed on a $32.6 million expansion that includes a 96-room boutique hotel, a multi-venue dining and entertainment complex, improvements to an existing park and the infrastructure required to support the expansion project. The new dining and entertainment complex opened in November 2006 and the new boutique hotel opened in December 2006. Casino Aztar Evansville is the sole gaming facility in Evansville. It primarily attracts patrons from the local tri-state area of southern Indiana, northwestern Kentucky and southeastern Illinois.

Tropicana Resort and Casino — Las Vegas.  The Tropicana Las Vegas is located on an approximately 34-acre parcel on the “Strip” in Las Vegas, Nevada. Together with the MGM Grand, the Excalibur Hotel and Casino, the Luxor, the Monte Carlo Resort and Casino and the New York-New York Hotel and Casino, the Tropicana Las Vegas is located at the intersection known as the “Four Corners” at Las Vegas Boulevard and Tropicana Avenue. The properties situated at the Four Corners collectively offer over 18,000 hotel rooms. The Tropicana Las Vegas features 1,876 hotel rooms and suites and a 60,727-square-foot casino housing 994 slot machines and 35 table games. Other amenities include seven restaurants, one of the world’s largest indoor-outdoor swimming pools, a five-acre water oasis and tropical garden, approximately 106,358 square feet of convention and exhibit space and parking to accommodate 2,388 vehicles. We believe the property’s central location enables it to benefit from a “cluster” effect, which produces increased pedestrian traffic, visitation and gaming play. The outstanding notes are not, and the exchange notes will not be, guaranteed by the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas.

The Aztar Acquisition

On January 3, 2007, affiliates of Tropicana Entertainment acquired Aztar for approximately $2.1 billion in cash. As part of the corporate reorganization completed substantially concurrently with the acquisition, Aztar became a wholly-owned subsidiary of Tropicana Entertainment. The Aztar Acquisition was consummated pursuant to an Agreement and Plan of Merger (which we refer to as the Aztar Merger Agreement), dated as of May 19, 2006, among Aztar and Tropicana Entertainment’s affiliates Columbia Sussex, Tropicana Casinos and Resorts and WT-Columbia Development, Inc. Outstanding shares of Aztar’s common stock and Series B preferred stock were acquired in exchange for $54.3996 per share and $575.3546 per share in cash, respectively. Following the Aztar Acquisition, Aztar’s common stock was delisted from the New York Stock Exchange and deregistered.

In accordance with the Aztar Merger Agreement, Aztar attempted to divest the Casino Aztar Caruthersville prior to the consummation of the Aztar Acquisition. Aztar located a prospective buyer, however, the proposed sale was terminated because the Missouri Gaming Commission, by resolution dated October 25, 2006, determined that the licensure of the proposed buyer would not occur on or before the proposed closing date of the Aztar Acquisition. The Aztar Merger Agreement contemplated that if the sale of the Casino Aztar Caruthersville was not completed by the proposed closing date of the Aztar Acquisition, the casino would be shut down because Tropicana Casinos and Resorts would not have the necessary licenses to own and operate a casino in Missouri. In order to avoid the potential closure of the Casino Aztar Caruthersville, the Missouri Gaming Commission entered into an agreement with Aztar Missouri Riverboat Gaming Company and Aztar on November 3, 2006 permitting Tropicana Casinos and Resorts to own the Casino Aztar Caruthersville on an interim basis during which time the property was operated under the supervision of the Missouri Gaming Commission. The agreement required Tropicana Casinos and Resorts to either sell the Casino Aztar Caruthersville within nine months of the date of its execution or discontinue the casino’s operations at that time. In accordance with the agreement, Tropicana Casinos and Resorts divested the Casino Aztar Caruthersville to Isle of Capri on June 10, 2007. All proceeds from the disposition of the Casino Aztar Caruthersville were retained by Tropicana Casinos and Resorts and we are not entitled to any of these proceeds.

On December 12, 2006, Tropicana Casinos and Resorts acquired all of the equity interests of Tropicana Pennsylvania, LLC (which we refer to as Tropicana Pennsylvania), a subsidiary of Aztar formed to file an application to develop a gaming property in Pennsylvania’s Lehigh Valley gaming market at a site in Allentown, for a cash purchase price of $6.9 million, which represented the estimated net total assets of Tropicana Pennsylvania on the date the acquisition was consummated. Following its acquisition by Tropicana Casinos and Resorts, Tropicana Pennsylvania became a direct subsidiary of Tropicana Casinos and Resorts. Tropicana Pennsylvania is not subject to the restrictive covenants contained in the indenture. In addition, LV Rec, Inc. and LV Red, LLC (which entities we refer to collectively with Tropicana Pennsylvania as the Tropicana Pennsylvania entities), subsidiaries of Aztar involved in its erstwhile effort to develop a gaming property in Allentown, Pennsylvania but that do not hold any material assets, were distributed to Tropicana Casinos and Resorts immediately following the Aztar Acquisition. Neither LV Rec, Inc. nor LV Red, LLC is a subsidiary of Tropicana Entertainment and neither of these entities is subject to the restrictive covenants contained in the indenture. On December 21, 2006, the Pennsylvania Gaming Control Board awarded the right to develop a gaming property in Lehigh Valley to the Las Vegas Sands Corp., or Sands, which had competed with Tropicana Casinos and Resorts for the gaming license. Sands will develop a site in Bethlehem, Pennsylvania. Tropicana Casinos and Resorts is currently contemplating a sale of a portion of the real property held by the Tropicana Pennsylvania entities in Allentown, Pennsylvania to a third party which would make use of such real property for non-gaming purposes.

Substantially concurrently with the consummation of the Aztar Acquisition, Tropicana Entertainment caused Aztar to call for redemption its $300.0 million aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2014 and $175.0 million aggregate principal amount of 9% senior subordinated notes due 2011 by irrevocably depositing with the trustees for such notes amounts sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness outstanding under such series of notes, including principal, premium and liquidated damages, if any, and accrued interest to February 2, 2007, the date on which such series of notes were redeemed. In addition, on January 3, 2007, Tropicana Entertainment caused Aztar to repay in full all outstanding term loans and revolving loans, together with interest and all other amounts due in connection with such repayment, under Aztar’s then outstanding credit agreement. The credit agreement was comprised of a $675 million senior secured credit facility consisting of a five-year revolving credit facility of up to $550 million and a five-year term loan facility of $125 million.

For more information concerning the Aztar Acquisition, see “Business — The Aztar Acquisition.”

The Acquisition Financing Transactions

We financed the Aztar Acquisition and the refinancing of Aztar’s outstanding indebtedness, along with the refinancing of Tropicana Casino and Resorts’ then outstanding credit facility and certain additional indebtedness of the affiliate guarantors, with:

•	the net proceeds of the offering of the outstanding notes;

•	a senior secured credit facility (which we refer to as the senior secured credit facility), which was made available to Tropicana Entertainment and provided for $1,530.0 million in aggregate principal amount of term loans, $229.8 million in aggregate principal amount of which we have since repaid resulting in $1,300.2 million in aggregate principal amount of such term loans being outstanding as of September 30, 2007, and a $180.0 million revolving credit facility under which we presently have approximately $170.3 million in additional availability net of approximately $9.7 million of outstanding letters of credit;

•	a secured credit facility in an aggregate principal amount of $440.0 million (which we refer to as the Las Vegas secured loan), which was made available to Tropicana Las Vegas Resort and Casino, LLC (which we refer to as the Las Vegas Borrower), a newly formed indirect subsidiary of Tropicana Entertainment that holds the assets and operations relating to the Tropicana Las Vegas, including its 34-acre property located on the Las Vegas “Strip;”

•	the approximately $241.8 million remaining of a $313.0 million deposit plus accrued interest made by Columbia Sussex on behalf of Tropicana Casinos and Resorts into a custodial account upon the execution of the Aztar Merger Agreement;

•	cash-on-hand of ours and Aztar; and

•	an additional equity contribution of approximately $152.0 million from Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent.

For more information on the terms of the senior secured credit facility and the Las Vegas secured loan, see “Description of Other Indebtedness.”

Corporate Reorganization

In order to facilitate the Transactions, we undertook an internal corporate reorganization. As part of this reorganization, Tropicana Entertainment, a co-issuer of the notes and the borrower under the senior secured credit facility, was formed on June 8, 2006. Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent, contributed to Tropicana Entertainment substantially all of its gaming properties. Substantially concurrently with the consummation of the Aztar Acquisition, Aztar became a direct wholly-owned subsidiary of Tropicana Entertainment. Tropicana Casinos and Resorts holds its equity interests in Tropicana Entertainment through two holding companies, Tropicana Entertainment Holdings and its direct subsidiary Tropicana Entertainment Intermediate Holdings, Tropicana Entertainment’s immediate parent. All of the capital stock of Tropicana Casinos and Resorts is held by Mr. William Yung.

In the corporate reorganization, Tropicana Casinos and Resorts did not contribute to Tropicana Entertainment the assets relating to two gaming properties: (1) its subsidiary that owns the New Orleans riverboat, which was temporarily decommissioned as a result of damage it sustained during Hurricane Katrina in August 2005 and was subsequently redeployed in Amelia, Louisiana in May 2007, and (2) the gaming assets and operations at the Casuarina Las Vegas Casino, a casino located in leased space in a hotel property that is managed by Columbia Sussex and owned by a subsidiary of Columbia Sussex. The assets relating to the New Orleans riverboat are held by Belle of Orleans, LLC, a wholly-owned indirect subsidiary of Tropicana Casinos and Resorts which is not a subsidiary of Tropicana Entertainment, and the gaming assets and operations relating to the Casuarina Las Vegas Casino are held by LV Casino LLC, a wholly-owned direct subsidiary of Tropicana Casinos and Resorts which is not a subsidiary of Tropicana Entertainment.

In addition, on December 12, 2006 and January 3, 2007, Tropicana Casinos and Resorts acquired all of the equity interests in the Tropicana Pennsylvania entities, which are not subject to the restrictive covenants contained in the indenture. Furthermore, Aztar Missouri Riverboat Gaming Company, which owns the Casino Aztar Caruthersville, became a wholly-owned direct subsidiary of Tropicana Casinos and Resorts, and not a subsidiary of Aztar, as a result of the consummation of the corporate reorganization. On June 10, 2007, Tropicana Casinos and Resorts completed the sale of Aztar Missouri Riverboat Gaming Company to Isle of Capri. See “— Recent Developments — Sale of Aztar Missouri Riverboat Gaming Company.”

Tropicana Entertainment and Tropicana Finance, a wholly-owned subsidiary of Tropicana Entertainment with nominal assets and which conducts no operations, are co-issuers of the outstanding notes and will be co-issuers of the exchange notes. Tropicana Entertainment is also the borrower under the senior secured credit facility. The outstanding notes and the obligations under the senior secured credit facility are, and the exchange notes will be, guaranteed by certain of Tropicana Entertainment’s existing and future domestic subsidiaries. In addition, the outstanding notes and the obligations under the senior secured credit facility are, and the exchange notes will be, guaranteed by Realty and CP Vicksburg, each of which is an affiliate of Tropicana Entertainment but not a subsidiary of Tropicana Entertainment, and JMBS Casino, an affiliate of the Yung family that is not a subsidiary of Tropicana Entertainment. Realty, which is held indirectly by Columbia Sussex and a trust created for the benefit of Mr. William Yung’s children, owns the real estate on which our River Palms in Laughlin, Nevada is situated, as well as substantially all of the non-gaming assets associated with the property. CP Vicksburg is owned by Mr. William Yung and the JMBS Trust, and operates our Vicksburg Horizon in Vicksburg, Mississippi. JMBS Casino is owned by the JMBS Trust and is subject to the control of Mr. William Yung’s children. In addition, any amount in excess of $100.0 million drawn under the senior secured credit facility’s revolving loan facility will be guaranteed on a senior unsecured basis by Columbia Sussex.

The outstanding notes and the obligations under the senior secured credit facility are not, and the exchange notes will not be, guaranteed by Greenville Riverboat, a direct subsidiary of Tropicana Entertainment in which Tropicana Entertainment holds an 84% economic interest and a 79% voting interest. However, Greenville Riverboat is subject to the restrictive covenants contained in the indenture. The remaining interests in Greenville Riverboat are held by Rainbow Entertainment, Inc., or Rainbow, an unrelated party, and Mr. William Yung. Greenville Riverboat operates the Lighthouse Point Casino in Greenville, Mississippi. However, Tropicana Entertainment’s wholly-owned subsidiary St. Louis Riverboat Entertainment Inc., or St. Louis Riverboat Entertainment, is the owner of the vessel on which the Lighthouse Point Casino conducts its operations, and is a guarantor of the outstanding notes and the senior secured credit facility, and will be a guarantor of the exchange notes. The outstanding notes and the senior secured credit facility are not, and the exchange notes will not be, guaranteed by Tropicana Casinos and Resorts, and, respectively, are not and will not be guaranteed by Belle of Orleans, LLC, LV Casino LLC or the Tropicana Pennsylvania entities, each of which is outside of the group subject to the restrictive covenants contained in the indenture.

The outstanding notes and the obligations under the senior secured credit facility are also not, and the exchange notes will not be, guaranteed by any of Tropicana Entertainment’s subsidiaries that hold the assets and operations relating to the Tropicana Las Vegas, including the 34-acre property located on the Las Vegas “Strip.” These subsidiaries are the obligors in respect of the $440.0 million aggregate principal amount Las Vegas secured loan, and the assets and operations relating to the Tropicana Las Vegas, including its site on the “Strip,” have been pledged as collateral to secure the Las Vegas secured loan. We expect that the Las Vegas secured loan will be refinanced with a construction financing loan to fund our planned redevelopment of the Tropicana Las Vegas and the real estate on which it is situated.

The following chart summarizes our ownership, corporate structure and indebtedness:

(1)	Provides a first-priority pledge of all of the equity interests in Tropicana Entertainment Intermediate Holdings to secure the Las Vegas secured loan.

(2)	Guarantees the obligations in respect of the senior secured credit facility. Also provides a first-priority pledge of all of the equity interests in Tropicana Entertainment to secure the senior secured credit facility.

(3)	Guarantee the outstanding notes and the obligations in respect of the senior secured credit facility and will guarantee the exchange notes. Also provide first-priority pledges of substantially all of their tangible and intangible assets to secure the senior secured credit facility.

(4)	Tropicana Finance guarantees the obligations in respect of the senior secured credit facility. Tropicana Entertainment and Tropicana Finance provide a first-priority pledge of substantially all of their tangible and intangible assets to secure the senior secured credit facility.

(5)	Greenville Riverboat does not guarantee the outstanding notes or secure the obligations in respect of the senior secured credit facility and will not guarantee the exchange notes, although it is subject to the restrictive covenants of the indenture and the credit documentation governing the senior secured credit facility. Tropicana Entertainment holds an 84% economic interest and a 79% voting interest in Greenville Riverboat and Tropicana Entertainment’s wholly-owned subsidiary St. Louis Riverboat Entertainment, which is a guarantor of the outstanding notes and the senior secured credit facility and will be a guarantor of the exchange notes, is the owner of the vessel on which the Lighthouse Point Casino conducts its operations.

(6)	Guarantees the obligations in respect of the Las Vegas secured loan. Also provides a perfected first-priority pledge of all of the equity interests in the Las Vegas Borrower to secure the Las Vegas secured loan. Does not guarantee the outstanding notes or guarantee or secure the obligations in respect of the senior secured credit facility and will not guarantee the exchange notes.

(7)	The subsidiaries of the Las Vegas Borrower guarantee the obligations in respect of the Las Vegas secured loan. The Las Vegas Borrower and its subsidiary guarantors provide first-priority pledges of substantially all of their tangible and intangible assets to secure the Las Vegas secured loan. The Las Vegas Borrower and its subsidiaries do not guarantee the outstanding notes or guarantee or secure the obligations in respect of the senior secured credit facility, nor will they guarantee the exchange notes.

Recent Developments

Casino Queen Developments

On April 20, 2006, CP St. Louis Casino, LLC and CP St. Louis Acquisition, LLC (affiliates of Tropicana Entertainment) entered into an agreement (which we refer to as the Casino Queen Acquisition Agreement) to acquire Casino Queen, Inc., or Casino Queen, for $200.0 million in cash, less the aggregate amount of its outstanding indebtedness at the closing of the acquisition and subject to certain purchase price adjustments. Due to reasons beyond our control, the conditions to the closing of the acquisition set forth in the Casino Queen Acquisition Agreement were not satisfied by February 28, 2007, the outside date for the consummation of the transaction, and accordingly the Casino Queen Acquisition Agreement was terminated on March 9, 2007.

On March 14, 2007, $5.0 million (plus accrued interest thereon) of a $10.0 million deposit that Tropicana Casinos and Resorts previously made in connection with the contemplated acquisition was returned to Tropicana Casinos and Resorts by Casino Queen. Tropicana Casinos and Resorts, in turn, paid these funds to us as an additional capital contribution. Casino Queen, however, retained $5.0 million of the original deposit, plus the accrued interest thereon, despite Tropicana Casinos and Resorts’ demand that Casino Queen return the entire original deposit, plus the accrued interest thereon. On June 20, 2007, certain subsidiaries of Tropicana Casinos and Resorts initiated an action against Casino Queen in the United States District Court for the Southern District of Illinois seeking compensatory and punitive damages in excess of $5.0 million. In the complaint, these subsidiaries allege, among other things, that Casino Queen is liable for breach of contract, fraud, unjust enrichment, violations of the Illinois Consumer Fraud and Deceptive Practices Act and violations of the federal securities laws. The action is ongoing. No trial date has been set. Any future proceeds derived from, or costs required to pursue, this action will be retained or paid, as the case may be, by Tropicana Casinos and Resorts and we are not entitled to any such prospective proceeds, nor will we be responsible for any such future costs.

In addition, as a result of the fact that the Casino Queen Acquisition Agreement was terminated, on March 14, 2007 and March 30, 2007, we repaid $167.9 million in aggregate principal amount of the term loan under the senior secured credit facility, which funds had been set aside to fund the acquisition of Casino Queen.

Sale of Aztar Missouri Riverboat Gaming Company

On June 10, 2007, Tropicana Casinos and Resorts completed the sale of Aztar Missouri Riverboat Gaming Company, which holds the Casino Aztar Caruthersville, to Isle of Capri for $45.0 million in cash. The sale was consummated in accordance with the terms of a purchase agreement entered into on March 16, 2007 between Tropicana Casinos and Resorts and Isle of Capri. All proceeds from the disposition of Aztar Missouri Riverboat Gaming Company were retained by Tropicana Casinos and Resorts and we are not entitled to any of these proceeds.

Departure of Chief Financial Officer and Appointment of Successor

On July 13, 2007, Richard M. FitzPatrick resigned from his positions as Senior Vice President, Chief Financial Officer and Treasurer of Tropicana Entertainment and Tropicana Finance to pursue other interests. On August 2, 2007, Tropicana Entertainment and Tropicana Finance named John G. Jacob Senior Vice President, Chief Financial Officer and Treasurer of Tropicana Entertainment and Tropicana Finance, which appointment became effective on August 23, 2007, following the completion of interim gaming regulatory reviews. Certain applicable gaming regulatory authorities have not yet granted Mr. Jacob final approval or, as the case may be, made a final determination with respect to his suitability.

Departure of Senior Vice President, Casino Operations and Appointment of Successor

On June 14, 2007, Howard Reinhardt resigned from his position as Senior Vice President, Casino Operations of Tropicana Entertainment and Tropicana Finance to pursue other career opportunities. Shortly thereafter, Kevin E. Preston was named Senior Vice President, Casino Operations of Tropicana Entertainment and Tropicana Finance, succeeding Mr. Reinhardt in such post. Certain applicable gaming regulatory authorities have not yet granted Mr. Preston final approval or, as the case may be, made a final determination with respect to his suitability.

Departure of President and Chief Operating Officer of the Tropicana Atlantic City and Appointment of Successor

On August 9, 2007, in a move designed to unify and streamline the management of its casino property in New Jersey, Tropicana Entertainment named Mark Giannantonio President and General Manager of the Tropicana Atlantic City. With the appointment of Mr. Giannantonio, Tropicana Entertainment also announced that Fred Buro, who had served as President and Chief Operating Officer of the Tropicana Atlantic City, decided to leave those positions effective August 8, 2007 to pursue other business opportunities.

Settlement of Tropicana Atlantic City Garage Collapse Litigation

On April 4, 2007, Tropicana Entertainment settled with its insurers with respect to out-of-pocket costs it and Aztar incurred in connection with the collapse of a parking garage at the Tropicana Atlantic City in 2003 and, as a result, Tropicana Entertainment received approximately $18.3 million in insurance proceeds net of a portion of the gross insurance proceeds allocated to a contractor under an existing settlement agreement. On April 11, 2007, Tropicana Entertainment became a party to a settlement agreement that resolved all of the construction accident related liability claims against Aztar and Aztar’s claims against the contractors involved in the Atlantic City garage collapse. The settlement amount was within Tropicana Entertainment’s insurance policy limits. On August 20, 2007, Tropicana Entertainment reached a partial settlement with various insurers of business interruption claims arising out of the Atlantic City garage collapse and received $5.0 million as a result. For more information concerning the settlements referred to above and the litigation underlying them, see “Business — Legal Proceedings — Litigation matters relating to Aztar’s October 30, 2003 garage collapse accident.”

Summary Description of the Exchange Offer

Outstanding Notes	9 5/8% Senior Subordinated Notes due 2014, which we issued on December 28, 2006.

Exchange Notes	9 5/8% Senior Subordinated Notes due 2014, the issuance of which has been registered under the Securities Act. The form and the terms of the exchange notes will be identical in all material respects to those of the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

Exchange Offer	We are offering to issue up to $960.0 million aggregate principal amount of the exchange notes in exchange for a like principal amount of the outstanding notes to satisfy our obligations under the registration rights agreement that we entered into when the outstanding notes were issued in transactions in reliance upon the exemptions from registration provided by Rule 144A and Regulation S under the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on , 2007, the 30th day following the date of this prospectus, unless extended in our sole and absolute discretion. By tendering your outstanding notes, you represent to us that:

• you are not our “affiliate,” as defined in Rule 405 under the Securities Act or if you are our “affiliate” as defined in Rule 405 under the Securities Act and you are engaging in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the exchange notes to be acquired pursuant to the exchange offer, you will not rely on the applicable interpretations of the SEC and will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction;

• any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

• at the time of the commencement of the exchange offer, neither you nor anyone receiving exchange notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the exchange notes in violation of the Securities Act;

• if you are a broker-dealer, you will receive the exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the exchange notes you receive. For further information regarding resales of the exchange notes by participating broker-dealers, see the discussion under the caption “Plan of Distribution;” and

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the exchange notes, as defined in the Securities Act.

Withdrawal; Non-Acceptance	You may withdraw any outstanding notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on , 2007. To be effective, a written notice of withdrawal must be received by U.S. Bank National Association in its capacity as exchange agent, or the exchange agent, at the address set forth under the caption “The Exchange Offer — Exchange Agent.” The notice must specify:

• the name of the person or entity having tendered the outstanding notes to be withdrawn;

• the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

• where certificates for outstanding notes have been transmitted, the name in which such outstanding notes are registered, if different from that of the withdrawing holder.

If we decide for any reason not to accept any outstanding notes tendered for exchange, the outstanding notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of the outstanding notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company, which we sometimes refer to in this prospectus as DTC, any withdrawn or unaccepted outstanding notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of any tendered outstanding notes, see “The Exchange Offer — Withdrawal Rights.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive in our discretion. See the discussion below under the caption “The Exchange Offer — Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Outstanding Notes	Unless you comply with the procedures described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures,” you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:

• tender your outstanding notes by sending the certificates for your outstanding notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to the exchange agent, at the address listed below under the caption “The Exchange Offer — Exchange Agent;” or

• tender your outstanding notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your outstanding notes in the exchange offer, the exchange agent must receive a confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, see the discussion below under the caption “The Exchange Offer — Book-Entry Transfers.”

Guaranteed Delivery Procedures	If you are a registered holder of outstanding notes and wish to tender your outstanding notes in the exchange offer, but

• the outstanding notes are not immediately available;

• time will not permit your outstanding notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or

• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;

then you may tender your outstanding notes by following the procedures described below under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should promptly contact the person in whose name the outstanding notes are registered and instruct that person to tender them on your behalf. If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering your outstanding notes, you must either make appropriate arrangements to register ownership of the outstanding notes in your name, or obtain a properly completed bond power from the person in whose name the outstanding notes are registered.

Certain U.S. Federal Income Tax Considerations	The exchange of the outstanding notes for exchange notes in the exchange offer should not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption “Certain U.S. Federal Income Tax Considerations” for more information regarding the United States federal income tax consequences to you of the exchange offer.

Accounting Treatment	Tropicana Entertainment will record the exchange notes at the same carrying value as the outstanding notes as reflected in its accounting records on the date of the exchange. Accordingly, Tropicana Entertainment will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Use of Proceeds	We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes in exchange for the outstanding notes as described in this prospectus, we will receive, retire and cancel the outstanding notes. See “Use of Proceeds.”

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption “The Exchange Offer — Exchange Agent.”

Resales	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act. However, you will not be able to freely transfer the exchange notes if:

• you are our “affiliate,” as defined in Rule 405 of the Securities Act;

• you are not acquiring the exchange notes in the exchange offer in the ordinary course of business;

• you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the exchange notes you will receive in the exchange offer;

• you are holding outstanding notes that have or are reasonably likely to have the status of an unsold allotment in the initial offering; or

• you are a broker-dealer that received exchange notes for its own account in the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activities.

If you fall within one of the exceptions listed above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. See the discussion below under the caption “The Exchange Offer — Procedures for Tendering Outstanding Notes” for more information.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes which were received by the broker-dealer as a result of market making or other trading activities. See “Plan of Distribution” for more information.

Registration Rights Agreement	When we issued the outstanding notes in December 2006, we entered into a registration rights agreement with Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers of the outstanding notes. See “The Exchange Offer — Purpose of the Exchange Offer.” Under the terms of the registration rights agreement, we agreed to file a registration statement with the SEC (which we refer to herein, together with all amendments and exhibits thereto, as the Registration Statement) with respect to a registered offer to exchange the outstanding notes for the publicly registered exchange notes. Under some circumstances set forth in the registration rights agreement, holders of outstanding notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the outstanding notes by these holders.

A copy of the registration rights agreement is attached as an exhibit to the Registration Statement of which this prospectus is a part.

Consequences of Not Exchanging Your Outstanding Notes

If you do not exchange your outstanding notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on the certificate for your outstanding notes. In general, you may offer or sell your outstanding notes only:

•	if they are registered under the Securities Act and applicable state securities laws;

•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not intend to register the outstanding notes under the Securities Act. Under some circumstances set forth in the registration rights agreement, however, holders of the outstanding notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the outstanding notes by these holders. For more information regarding the consequences of not tendering your outstanding notes and our obligations to file a shelf registration statement, see “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Outstanding Notes.”

Summary Description of the Exchange Notes

Issuers	Tropicana Entertainment, LLC, a Delaware limited liability company, and Tropicana Finance Corp., a Delaware corporation.

Notes Offered	Up to $960,000,000 in aggregate principal amount of 9 5/8% Senior Subordinated Notes due 2014.

Maturity Date	December 15, 2014.

Interest	9 5/8% per annum, payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2007.

Guarantees	The exchange notes will be guaranteed, jointly and severally, by certain of Tropicana Entertainment’s existing and future domestic subsidiaries, as well as by (i) Realty and CP Vicksburg, each of which is an affiliate of Tropicana Entertainment but not a subsidiary of Tropicana Entertainment, and (ii) JMBS Casino, an affiliate of the Yung family that is not a subsidiary of Tropicana Entertainment. The exchange notes will not be guaranteed by Greenville Riverboat, a direct subsidiary of Tropicana Entertainment that it does not wholly own, although Greenville Riverboat is subject to the restrictive covenants contained in the indenture. The exchange notes will not be guaranteed by any of Tropicana Entertainment’s subsidiaries that hold the assets and operations relating to the Tropicana Las Vegas, including its 34-acre property located on the Las Vegas “Strip.”

Ranking	The exchange notes and the guarantees will be the co-issuers’ and the guarantors’ senior subordinated obligations and will rank:

• junior to all of the co-issuers’ and the guarantors’ existing and future senior indebtedness, including all indebtedness under the senior secured credit facility;

• equally with any of the co-issuers’ and the guarantors’ existing and future unsecured senior subordinated indebtedness, including indebtedness in respect of the outstanding notes; and

• senior to all of the co-issuers’ and the guarantors’ existing and future unsecured subordinated indebtedness.

As of September 30, 2007:

• Tropicana Entertainment and its consolidated subsidiaries had approximately $1,740.2 million of senior indebtedness outstanding, $1,300.2 million of which consisted of secured indebtedness under the senior secured credit facility and $440.0 million of which consisted of secured indebtedness under the Las Vegas secured loan;

• the guarantors had approximately $1,300.2 million of senior indebtedness outstanding, all of which consisted of their respective guarantees of senior indebtedness of Tropicana Entertainment under the senior secured credit facility;

• Tropicana Entertainment’s subsidiaries that are not guarantors had $440.0 million of indebtedness outstanding, all of which consisted of indebtedness under the Las Vegas secured loan; and

• Tropicana Finance had no senior indebtedness outstanding other than in respect of its guarantee of senior indebtedness of Tropicana Entertainment under the senior secured credit facility.

Optional Redemption	On or after December 15, 2010, we may redeem some or all of the exchange notes at the redemption prices set forth in this prospectus. In addition, prior to December 15, 2010, we may redeem some or all of the exchange notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, and the “make-whole” premium set forth in this prospectus. We may also redeem up to 35% of the aggregate principal amount of the exchange notes using the net proceeds from certain equity offerings completed on or prior to December 15, 2009 at the redemption price set forth in this prospectus.

The exchange notes will be subject to mandatory disposition and redemption requirements following certain determinations by gaming authorities. See “Description of the Exchange Notes — Gaming Redemption.”

Change of Control	Upon a change of control, we will be required to make an offer to purchase each holder’s exchange notes at a price of 101% of the then outstanding principal amount thereof, plus accrued and unpaid interest to the date of purchase. See “Description of the Exchange Notes — Change of Control.”

Certain Covenants	The indenture governing the exchange notes contains covenants that will, among other things, limit the co-issuers’ ability and the ability of the guarantors, and certain of the co-issuers’ and the guarantors’ subsidiaries, to:

• incur or guarantee additional indebtedness;

• pay dividends and make other restricted payments;

• transfer or sell assets;

• make certain investments;

• create or incur certain liens;

• transfer all or substantially all of their assets or enter into merger or consolidation transactions; and

• enter into transactions with affiliates.

If we do not comply with the covenants described above, a default or an event of default could result under the indenture. The covenants described above are subject to a number of important limitations and exceptions as discussed under “Description of the Exchange Notes — Certain Covenants.”

Amendment	The indenture may be amended in the manner described under the caption “Description of the Exchange Notes — Amendments and Waivers.”

Trustee	U.S. Bank National Association is the trustee for the notes. See “Description of the Exchange Notes — Concerning the Trustee.”

Risk Factors

Participation in the exchange offer involves substantial risks. You should carefully consider the information under the caption “Risk Factors” and all other information included in this prospectus before participating in the exchange offer or investing in the exchange notes.

Additional Information

Our principal executive offices are located at 740 Centre View Blvd., Crestview Hills, Kentucky 41017. Our telephone number is (859) 669-1500.

Summary Unaudited Pro Forma Financial Data

The following summary unaudited pro forma financial data have been prepared by (i) making pro forma adjustments to Tropicana Casinos and Resorts’ historical consolidated financial statements to give effect to the corporate reorganization that occurred immediately prior to the consummation of the Aztar Acquisition in which Tropicana Casinos and Resorts contributed to Tropicana Entertainment substantially all of its gaming properties, other than its New Orleans riverboat and the gaming assets and operations of the Casuarina Las Vegas Casino and (ii) further adjusting these amounts to give effect to the Aztar Acquisition and the related Acquisition Financing Transactions. The summary unaudited pro forma income statement data give effect to the foregoing transactions as if they had occurred on January 1, 2006. The summary unaudited pro forma financial data have been derived from the unaudited pro forma consolidated financial data included elsewhere in this prospectus.

The pro forma adjustments are based upon available information and assumptions that we consider reasonable. The summary unaudited pro forma financial data have been presented for informational purposes only, and do not purport to represent what results of operations actually would have been had the transactions reflected been consummated on the dates indicated or to project results of operations for any future period.

The information in the table below does not represent data for the restricted group under the indenture as it does not include data with respect to the affiliate guarantors, nor does it exclude data with respect to the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas.

The information presented below should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data — Tropicana Entertainment and Tropicana Casinos and Resorts,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Aztar” and the financial statements included elsewhere in this prospectus.

		Pro Forma for
		Aztar Acquisition
	Pro Forma for	and
	Corporate	Financing
	Reorganization	Transactions
	Year	Year
	Ended	Ended
	December 31,	December 31,
	2006	2006
	(In thousands)

Income Statement Data:
Net operating revenues	$288,863	$1,183,199
Operating expenses	230,285	968,545

Income from operations	58,578	214,654

Other income (expense)
Other income	—	2,640
Interest income	8,918	10,767
Interest expense	(16,641)	(248,195)

Total other income (expense)	(7,723)	(234,788)

Income (loss) before minority interest	50,855	(20,134)
Minority interest in net income in consolidated subsidiary	(3,224)	(3,224)

Income (loss) from continuing operations	$47,631	$(23,358)

Other Data:
Depreciation and amortization	$18,033	$81,030
Capital expenditures excluding acquisitions	$40,924	$117,038

Summary Financial Information of Tropicana Entertainment and Tropicana Casinos and Resorts

The following financial data for the years ended December 31, 2006 and 2005 are derived from the audited consolidated financial statements of Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent company and predecessor. The selected historical income statement data for the six month period ended June 30, 2006 have been derived from the consolidated financial statements of Tropicana Casinos and Resorts which, in the opinion of management, include all adjustments necessary for a fair presentation of the information for those periods. In connection with the corporate reorganization conducted by Tropicana Casinos and Resorts described under “— Corporate Reorganization,” Tropicana Casinos and Resorts contributed to Tropicana Entertainment substantially all of its gaming properties. In the corporate reorganization, Tropicana Casinos and Resorts did not contribute to Tropicana Entertainment the assets relating to its New Orleans riverboat or the gaming assets and operations at the Casuarina Las Vegas Casino in Las Vegas, Nevada, a casino located in leased space in a hotel property that is managed by Columbia Sussex and owned by an affiliate of Columbia Sussex. Accordingly, the historical consolidated financial data of Tropicana Casinos and Resorts set forth in the table below reflect the New Orleans riverboat and the gaming assets and operations at the Casuarina Las Vegas Casino as discontinued operations. In addition, in accordance with FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” the selected historical consolidated financial data of Tropicana Entertainment and Tropicana Casinos and Resorts include the results of Realty, one of the affiliate guarantors, a variable interest entity of which Tropicana Casinos and Resorts was the primary beneficiary prior to the corporate reorganization and of which Tropicana Entertainment became the primary beneficiary thereafter. For a more detailed presentation of Realty’s results, see the financial statements of Realty included elsewhere in this prospectus.

The selected historical income statement for the six month period ended June 30, 2007 and the selected historical balance sheet data as of June 30, 2007 have been derived from the unaudited consolidated financial statements of Tropicana Entertainment included elsewhere in this prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of the information for those periods.

The information in the table below does not represent data for the restricted group under the indenture as it does not include data with respect to the affiliate guarantors, nor does it exclude data with respect to the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas.

The historical results set forth below do not necessarily indicate results expected for any future period, and the results of any future period do not necessarily indicate results that may be expected for any other period or the full fiscal year. The following historical consolidated financial information should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data — Tropicana Entertainment and Tropicana Casinos and Resorts,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts,” “Selected Historical Consolidated Financial Data — Aztar,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Aztar” and the financial statements included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
	2005	2006	2006	2007(1)
	Tropicana	Tropicana	Tropicana
	Casinos	Casinos	Casinos	Tropicana
	and Resorts	and Resorts	and Resorts	Entertainment
		(In millions)

Income Statement Data:
Net operating revenues	$186.6	$288.9	$147.8	$554.1
Operating expenses	146.9	230.3	112.6	433.5

Income from operations	39.7	58.6	35.2	120.6

Other income (expense)
Interest income	0.5	8.9	0.9	6.5
Interest expense	(6.0)	(35.6)	(8.0)	(114.1)
Loss from early extinguishment of debt	—	—	—	(2.8)

Total other income (expense)	(5.5)	(26.7)	(7.1)	(110.4)

Income before minority interest	34.2	31.9	28.1	10.2
Minority interest in net income of consolidated subsidiaries	(3.4)	(3.2)	(1.8)	(2.3)

Income from continuing operations, before income tax benefit	30.8	28.7	26.3	7.9
Income tax benefit	—	—	—	384.7

Income from continuing operations	30.8	28.7	26.3	392.6
Discontinued operations, casinos to be transferred	(9.0)	4.7	(2.1)	—

Net Income	$21.8	$33.4	$24.2	$392.6

Other Data:
Depreciation and amortization	$9.6	$18.0	$6.4	$43.4
Capital expenditures excluding acquisitions	$24.2	$63.8	$21.1	$41.5

(1)	Includes Aztar’s results of operations from January 3, 2007, the date of its acquisition.

RISK FACTORS

You should carefully consider the risks described below as well as the other information contained in this prospectus before participating in the exchange offer or making an investment decision with respect to the exchange notes. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition or results of operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business, the Aztar Acquisition and the Gaming Industry

Intense competition could result in our loss of market share or profitability.

We face intense competition in each of the markets in which our gaming facilities are located. All of our casinos primarily compete with other casinos in their respective geographic markets and, to a lesser degree, with casinos in other locations, including on Native American lands and on cruise ships, and with other forms of legalized gaming in the United States, including state sponsored lotteries, racetracks, jai alai, off-track wagering, video lottery and video poker terminals and card parlors. We expect this competition to intensify as new gaming operators enter some of the markets in which we operate and existing competitors expand their operations. For example, Revel Entertainment Group has announced a two-phase plan to develop a $2.0 billion casino hotel project in Atlantic City. The property, which is tentatively scheduled to open in 2011, is expected to feature nearly 4,000 guestrooms and various retail and entertainment attractions. In addition, Pinnacle Entertainment, Inc., or Pinnacle, and MGM Mirage have recently unveiled plans to build new upscale casino resorts in the Atlantic City market. We expect that these new projects, when completed, will exert acute competitive pressure on our Tropicana Atlantic City property. See “Business — Competition and Information About Gaming Markets — Atlantic City, New Jersey.” Moreover, we expect that our Lighthouse Point Casino and Jubilee Casino, both of which are located in Greenville, Mississippi, will face significant competitive pressure in that market once Southwest Gaming LLC completes construction of its planned single-level dockside casino facility in Greenville. See “Business — Competition and Information About Gaming Markets — Greenville, Mississippi.” In addition, some of our competitors have significantly greater financial resources than we do and as a result we may not be able to successfully compete with them in the future.

Several states have considered legalizing casino gaming and others may in the future. Legalization of large-scale, unlimited casino gaming in or near any major metropolitan area or increased gaming in other areas could have an adverse economic impact on the business of any or all of our gaming facilities by diverting our customers to competitors in those areas. In particular, the expansion of casino gaming in or near any geographic area from which we attract or expect to attract a significant number of customers could have a material adverse effect on us.

In addition, online gaming, despite its illegality in the United States, is a growing sector in the gaming industry. Online casinos offer a variety of games, including slot machines, roulette, poker and blackjack. Web-enabled technologies allow individuals to game using credit or debit cards. We are unable to assess the impact that online gaming will have on our operations in the future and there is no assurance that the impact will not be material.

Competition from other casino and hotel operators involves not only the quality of casino, hotel room, restaurant, entertainment and convention facilities, but also hotel room, food and beverage prices. Our operating results can be adversely affected by significant cash outlays for advertising and promotions and complimentary services to patrons, the amount and timing of which are partially dictated by the policies of our competitors and our efforts to keep pace with them. If our operating revenues are insufficient to allow management the flexibility to match the promotions of competitors, the number of our casino patrons may decline, which may have an adverse effect on our financial performance.

Our ability to successfully compete will also be dependent upon our ability to develop and implement strong and effective marketing campaigns both at our individual properties and across our business. To the extent we are unable to successfully develop and implement these types of marketing initiatives, we may not be successful in competing in our markets and our financial position could be adversely affected. See “Business — Competition and Information About Gaming Markets.”

The recent acquisition of Aztar presents many risks and we may not realize the financial and strategic goals that we contemplated at the time affiliates of Tropicana Entertainment agreed to acquire Aztar.

On January 3, 2007, the Aztar Acquisition was completed. The risks we may face in connection with the Aztar Acquisition include:

•	we have limited experience operating a full-scale casino resort in the Atlantic City or Las Vegas markets;

•	we have limited experience operating the gaming properties acquired from Aztar;

•	upon the consummation of the Aztar Acquisition, the amount of our indebtedness increased substantially, which may constrain our future operations and strategic development;

•	our results of operations may not meet our expectations, which would then make it difficult to service the debt we incurred to consummate the transaction;

•	given its size, operating Aztar may strain our management resources and the integration of Aztar may divert the attention of our management team from our other important business concerns;

•	we may be unable to achieve the contemplated operational synergies or other cost savings and benefits that we had anticipated in connection with the Aztar Acquisition in the expected timeframe or at all;

•	we may experience adverse accounting consequences as a result of efforts to conform Aztar’s accounting policies to those of Tropicana Entertainment;

•	we may experience difficulties and incur expenses in connection with applying our internal control procedures to Aztar’s operations; and

•	we may experience some or all of the risks described under “— We may not be able to successfully complete strategic transactions or integrate new businesses into our business, which may prevent us from implementing strategies to grow our business.”

We have incurred, and will continue to incur, substantial costs to integrate Aztar into our operations.

The acquisition of Aztar involves a complex integration process necessitating significant administrative resources. We have incurred, and will continue to incur, substantial costs and committed significant management resources in order to integrate, among other things, Aztar’s operations, information technology, communications and other systems and personnel into our Company. The integration of Aztar into our business will cause us to incur cash outflows, including with respect to:

•	fees and expenses of professionals and consultants involved in completing the integration process;

•	settling existing liabilities of the acquired business;

•	integrating information technology systems and personnel; and

•	other transaction costs associated with the Aztar Acquisition.

We may not be able to successfully complete other strategic transactions or integrate new businesses into our operations, which may prevent us from implementing strategies to grow our business.

We have grown our business through a number of strategic acquisitions and intend to continue to evaluate and pursue other strategic transactions that we believe can broaden our customer base, provide enhanced geographic presence and provide complementary technical and commercial capabilities. Successful completion of any strategic transaction we identify depends on a number of factors that are not entirely within our control, including our ability to negotiate acceptable terms and satisfactory agreements and obtain all necessary regulatory approvals. In addition, we may need to finance any strategic transaction that we identify, and may not be able to obtain the necessary financing on satisfactory terms and within the timeframe that would permit a transaction to proceed. We may also fail to discover liabilities of a business or operating or other problems prior to completing a transaction. We could experience adverse accounting and financial consequences, such as the need to make large provisions against the acquired assets or to write down acquired assets. We might also experience a dilutive effect on our earnings. In addition, we may be unable to successfully integrate the operations of newly acquired companies or assets into our business. Moreover, depending on how any such transaction is structured, there may be an adverse impact on our capital structure, including through the incurrence of significant additional indebtedness. We may incur significant costs arising from our efforts to engage in strategic transactions, and such costs may exceed the returns that we realize from a given transaction. Furthermore, these expenditures may not result in the successful completion of a transaction.

Our expansion, development and renovation projects face significant risks inherent in such projects, including the possibility of incurring cost overruns and potential difficulties in obtaining necessary governmental approvals.

We regularly evaluate expansion, development and renovation opportunities, and develop plans to pursue such opportunities. For example, we have planned construction and redevelopment projects for the Tropicana Atlantic City, Casino Aztar Evansville, Belle of Baton Rouge, Tropicana Las Vegas, Tropicana Express and Lighthouse Point Casino, the expected costs and development timetables associated with which are described in greater detail in “Prospectus Summary — Our Business Strategy — Benefit from Recent Investments and Near-Term Growth Opportunities” and “Prospectus Summary — Our Business Strategy — Redevelop the Tropicana Las Vegas Site.” These projects, in addition to similar projects we may execute in the future, are subject to significant development and construction risks, any one of which could cause unanticipated schedule delays and significant cost overruns. In particular, we may experience:

•	shortages of energy, material and skilled labor;

•	labor disputes and work stoppages;

•	disputes with contractors or subcontractors;

•	delays in obtaining or inability to obtain necessary permits, licenses and approvals;

•	changes to plans or specifications;

•	engineering, geological, excavation, regulatory and equipment problems;

•	changes in statutes, regulations, policies and agency interpretations of laws applicable to gaming projects;

•	environmental and real property issues;

•	weather interference or delays;

•	unanticipated delays and cost increases; and

•	fires, earthquakes, floods and other natural disasters that disrupt development.

Our anticipated costs and construction timetables for projects are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. The cost of any project may vary significantly from initial expectations, and we may have a limited amount of capital resources to fund cost overruns on any project. If we cannot finance cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate funding is available. The completion dates of any of our projects could also differ significantly from expectations for construction-related or other reasons. We cannot assure you that any project will be completed, if at all, on time or within established budgets. Significant delays or cost overruns in connection with our projects could have a material adverse effect on our results of operations, financial condition and ability to satisfy our obligations under the notes.

We may commence construction before all design documents are finalized, which could result in inefficiencies or subsequent modifications to the plans and may cause actual construction costs to exceed budgeted amounts. For example, certain items may need to be modified or replaced after they have been purchased, constructed or installed in order to conform with the final design documents or building code requirements. There can be no assurance that changes in the scope of any project will not be required, and if such changes are required, they may result in additional costs.

The scope of the approvals required for our contemplated development projects could be extensive, and may include the need to obtain gaming approvals, state and local land-use permits, building and zoning permits. Unexpected changes or conditions imposed by local, state or federal regulatory authorities could involve significant additional costs and delay the scheduled openings of the facilities. We may not receive the necessary permits, licenses and approvals or obtain the necessary permits, licenses and approvals within the anticipated time frame.

In addition, although we seek to design our redevelopment projects so as to permit operations at our properties to continue during construction and renovation, we cannot assure that we will always be able to achieve this objective. Moreover, even if operations at our properties continue during the course of our redevelopment projects, various areas of such properties may not be fully operational or accessible during periods of the construction and renovation process, or the construction and development process may disrupt the ongoing activities in the functioning areas not under construction or renovation. Accordingly, our redevelopment projects may result in decreased hotel occupancy and use of our casino facilities at certain sites, and we cannot ensure that this will not have a material adverse effect on our business, financial condition and results of operations.

When we redevelop Tropicana Las Vegas, we could encounter problems during the development and construction process that may substantially increase costs or delay completion of the redevelopment project.

We have begun undertaking a major redevelopment project at Tropicana Las Vegas. Construction projects of this magnitude are typically subject to significant development and construction risks, any of which could cause unanticipated cost increases and delays that could have a material adverse effect on our financial condition, results of operations and prospects. Specifically, we may experience some or all of the risks described under “— Our expansion, development and renovation projects face significant risks inherent in such projects, including the possibility of incurring cost overruns and potential difficulties in obtaining necessary government approvals.”

In addition, our Tropicana Las Vegas redevelopment project presents a number of special risks, including:

•	by the time we complete our planned Tropicana Las Vegas redevelopment effort, the Las Vegas market may be saturated with newly constructed casino resorts of the type we intend to offer. Among others, Sands’ expansion project, the “Palazzo,” Wynn Resorts’ latest full-scale resort project, the “Encore,” and Boyd Gaming’s new hotel-casino-shopping complex, “Echelon Place,” are scheduled to open in the coming years, any of which may adversely affect customer demand for the Tropicana Las Vegas once we have completed redeveloping the property;

•	there can be no assurance that we will be able to obtain sufficient financing to execute the redevelopment project as presently envisaged, particularly in light of the recent weakening in the credit markets. If we are unable to obtain sufficient financing to fund the redevelopment project or obtain such funding on terms or at prices acceptable to us, we may have to adopt one or more alternatives, such as reducing the scope or delaying the construction of the planned redevelopment project or certain capital expenditures associated with it;

•	the indebtedness we expect to incur to fund the redevelopment project is anticipated to be significant, and will exceed the $440.0 million of indebtedness under the Las Vegas secured loan incurred by the Las Vegas Borrower in connection with the Aztar Acquisition (which indebtedness would be refinanced with the construction financing that we expect to obtain to fund the redevelopment);

•	although we intend to design the project to minimize disruption to our existing business operations, we expect portions of the existing operations at the Tropicana Las Vegas to be closed or disrupted during the redevelopment project, which may have a significant adverse effect on our results of operations;

•	we may incur additional design and construction costs associated with redeveloping the Tropicana Las Vegas by building around selected existing structures instead of razing all of the existing structures on the property;

•	recent increases in the cost of raw materials for construction, driven in part by demand in Las Vegas, may also cause the cost of the project to exceed our budgeted amount; and

•	as a result of the many other development and expansion projects currently being carried out and planned for the near term in the Las Vegas market, we may experience shortages of qualified contractors or the skilled labor required to complete the redevelopment project or retaining the services of such contractors or labor may cost significantly more than we presently anticipate that it will.

As a result of these and other factors, our redevelopment of the Tropicana Las Vegas may not be completed on time or within budget, which could have a material adverse effect on our results of operations, financial condition and prospects.

The State of New Jersey provided us with only interim casino authorization to operate the Tropicana Atlantic City. If we do not subsequently obtain approval and plenary qualification to operate the Tropicana Atlantic City, we will be required to dispose of our interests in the Tropicana Atlantic City.

The State of New Jersey subjects casino operators to rigorous regulatory scrutiny, and the acquisition of Aztar and our consequent operation of the Tropicana Atlantic City required us to obtain a license from the New Jersey Casino Control Commission. We have obtained an Interim Casino Authorization (which we refer to as an ICA), which permitted us to consummate the Aztar Acquisition and enables us to operate the Tropicana Atlantic City on an interim basis.

Since we have obtained an ICA, we are now required to qualify as holding and/or intermediary companies of a casino licensee under the New Jersey Casino Control Act. Findings of qualification are made within the discretion of the New Jersey Casino Control Commission, and the grant of an ICA does not mean that we will ultimately be found qualified. Pending receipt of plenary qualification, we were required to place Tropicana Entertainment’s interests in the Tropicana Atlantic City in an ICA Trust approved by the New Jersey Casino Control Commission.

The qualification criteria for New Jersey casino licensees, as well as for officers, directors and shareholders of New Jersey casino licensees, include good character, honesty, integrity, financial stability, responsibility and sufficient business ability and experience to operate a casino. Financial stability is one of the primary criteria considered by the New Jersey Casino Control Commission in its qualification evaluation, and to be considered financially stable, a licensee must establish the ability to pay winning wagers, achieve annual gross operating profits, pay all taxes when due, make necessary capital and maintenance expenditures and pay, exchange, refinance or extend debts which will mature or become due and payable during the license term. Additionally, New Jersey casino licensees must establish the integrity and adequacy of any of their financial resources that bear a relation to the casino facility. Financial sponsors of a casino licensee must be found qualified or have such qualification requirement waived. Banks and other licensed lending institutions may be exempt from the qualification requirement or have the qualification requirement with respect to them waived. Also, certain types of institutional investors may have the qualification requirement with respect to them waived. However, the identity of institutional investors holding debt and equity securities may be subject to disclosure to the regulatory authorities.

The ICA was set to expire in November 2007, but, on September 5, 2007, our petition to extend the expiration date to January 2008 was approved. The filing of a petition to extend the expiration date of the ICA is in keeping with customary practice under New Jersey gaming regulations. We anticipate that a hearing with respect to plenary qualification for the Tropicana Atlantic City will be held in November 2007. There can be no assurance that we will be able to satisfy the New Jersey Casino Control Commission’s evaluation criteria and be granted a casino license to operate the Tropicana Atlantic City. If we fail to obtain a license, the trustee for the ICA Trust will be required to dispose of Tropicana Entertainment’s interests in the Tropicana Atlantic City. In the event of any such sale, we cannot predict the existence or interest of potential buyers or the purchase price that could be obtained. Further, the gaming laws of the State of New Jersey would limit the amount of proceeds that we may recognize from any such sale, and there can be no assurance that, if any such sale is required, we would receive proceeds in an amount that reflects the value of the Tropicana Atlantic City at the time of such sale. Finally, in such event, we would not be entitled to exercise any rights of ownership or receive any income from the operation of Tropicana Atlantic City during the period between our denial of plenary licensure and sale by the ICA Trustee.

Our operations depend significantly on the results of Tropicana Atlantic City. Accordingly, any material adverse effect on the operations of Tropicana Atlantic City could have a material adverse effect on us.

On a pro forma basis after giving effect to the Transactions, approximately 35.9% of Tropicana Entertainment’s consolidated net operating revenues for the twelve months ended December 31, 2006 would have been derived from the operations of Tropicana Atlantic City. Because of the importance of Tropicana Atlantic City to our results, poor performance at Tropicana Atlantic City could have a material adverse effect on us. Tropicana Atlantic City experiences seasonal fluctuations in casino play that we believe are typical of casino hotel operations in Atlantic City. Operating results indicate that casino play is higher from May through October. Consequently, Tropicana Atlantic City’s revenues during the first and fourth quarters have generally been lower than for the second and third quarters, and from time to time it has experienced losses in the first and fourth quarters. Any event that adversely affects the operating results of Tropicana Atlantic City could have a material adverse effect on our results of operations and financial condition. Given Atlantic City’s location, it is also subject to occasional adverse weather conditions, including storms and hurricanes that could impede access to that market and adversely affect our results of operations. In addition, competition has intensified in the Atlantic City market in light of recent and proposed expansion and new development activities. Specifically, the Atlantic City market faces increased internal competition from new development projects within the market and increased external competition from competitors in Pennsylvania and New York State, especially in light of the emergence of new entrants in the Pennsylvania gaming market following the first gaming facility commencing operations in Pennsylvania in late 2006 as well as the continued expansion of existing, and the development of new, gaming facilities in New York. Moreover, the imposition in April 2007 of a partial ban on smoking at gaming facilities in New Jersey has adversely affected the results of operations of the Tropicana Atlantic City.

Alleged defaults under our leases with Park Cattle could have a material adverse effect on us.

In October 2005, Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent, received a default notice from Park Cattle Co. (which we refer to as Park Cattle), the landlord for the two ground leases for our Tahoe Horizon property, arising from Tropicana Casinos and Resorts’ alleged failure to maintain the Tahoe Horizon hotel and casino facilities as required by the leases. Tropicana Casinos and Resorts has operated the Tahoe Horizon on the leased premises since 1990. In response to this default notice, Tropicana Casinos and Resorts filed a Complaint for Declaratory Relief, Injunctive Relief and Damages in the Ninth Judicial District Court in Douglas County, Nevada seeking relief from the court in the form of an order declaring that Tropicana Casinos and Resorts is not in default under the leases and enjoining Park Cattle from terminating the leases or attempting to retake the leased premises. Park Cattle filed a counterclaim seeking a declaration from the court that Tropicana Casinos and Resorts breached the leases by failing to maintain the Tahoe Horizon in a “first class condition” competitive with other casino hotels in South Lake Tahoe, and that the leases should therefore be considered terminated due to Tropicana Casinos and Resorts’ alleged failure to cure the alleged defaults. The parties attempted to settle the dispute through mediation but were not successful in their efforts to do so. Written and deposition discovery is ongoing. Numerous discovery disputes are in the process of being resolved and trial preparation has begun. Trial is set to begin in January 2008.

Although Tropicana Casinos and Resorts rejects Park Cattle’s allegations that the Tahoe Horizon is not being maintained in accordance with the terms of the leases, it made and will continue to make various repairs to the property, including repairs to the parking garage during 2005, ongoing work to replace several sections of the roof, the outer surface of the casino and the windows and outer surface of the main hotel tower. Further, since July 2005, Tropicana Casinos and Resorts has been engaged in an ongoing effort to update the property’s electrical infrastructure.

As part of the internal corporate reorganization that was executed in order to facilitate the Transactions (see “Prospectus Summary — Corporate Reorganization” and “Business — Corporate Reorganization”), on September 18, 2006, Tropicana Casinos and Resorts informed Park Cattle that it intended to assign the two ground leases for the Tahoe Horizon property to Tahoe Horizon, LLC, which is a subsidiary of Tropicana Entertainment and owns and operates the Tahoe Horizon. On November 17, 2006, as part of the existing litigation dispute regarding the Tahoe Horizon leases, Park Cattle filed a motion with the court seeking a temporary restraining order and a preliminary injunction prohibiting Tropicana Casinos and Resorts from assigning the ground leases to Tahoe Horizon, LLC. While the terms of the ground leases provide that assignments to entities controlled by Mr. William Yung, such as Tahoe Horizon, LLC, may be made without obtaining the consent of Park Cattle, Park Cattle nevertheless contended that its rights and remedies under the leases would be impaired by the assignment and that the assignment would therefore contravene the terms of the leases. On November 22, 2006, the court denied Park Cattle’s motion for a temporary restraining order and preliminary injunction, refusing to set a hearing or briefing schedule with respect to the preliminary injunction Park Cattle sought. The court ordered Tropicana Casinos and Resorts to provide it with certain financial information regarding Tropicana Casinos and Resorts and Tahoe Horizon, LLC, and to provide a schedule by which financial experts of each party could review this information. The schedule outlined by the court with respect to these matters was such that it did not impede or prevent the lease assignments or the closing of the corporate reorganization and the Aztar Acquisition, which was completed in January 2007. However, Park Cattle was allowed to amend its counterclaim to include various allegations that the corporate reorganization and the Aztar Acquisition were completed in an effort to defraud Park Cattle.

Although we believe that Park Cattle’s allegations regarding the maintenance of the Tahoe Horizon and the Aztar Acquisition are without merit, we cannot predict the outcome of the ongoing litigation. If we and Tropicana Casinos and Resorts cannot successfully defend against the default notices or reach a reasonable settlement with Park Cattle, our leases governing the Tahoe Horizon property may be adversely affected or we may incur significant additional costs in order to address Park Cattle’s allegations. Potential adverse outcomes relating to this matter could include the unwinding of part of the internal reorganization to facilitate the transactions, payment of significant damages sought by Park Cattle in the litigation, including attorneys’ fees and costs should Park Cattle prevail, the termination of the ground leases and the forfeiture of our casino property located on the leased premises, or the incurrence by us of additional expenses to cure the alleged lease defaults. We are also expending significant resources in the form of legal fees to contest the allegations made by Park Cattle.

Our MontBleu property is also subject to a lease with Park Cattle. Tropicana Casinos and Resorts has not received a default notice from Park Cattle with respect to the MontBleu lease and is not currently party to any litigation with Park Cattle with respect to this lease. However, in early 2005, Tropicana Casinos and Resorts began receiving notices from Park Cattle requesting that specific repairs be made at the MontBleu property. Although we have not received any new notices relating to the MontBleu since mid-2006, we cannot assure you that Park Cattle will not allege defaults under the MontBleu lease. Tropicana Casinos and Resorts acquired MontBleu (which was formerly named Caesar’s Tahoe) from Harrah’s Entertainment, Inc., or Harrah’s, in June 2005. Under the terms of the acquisition agreement with Harrah’s, Harrah’s agreed to indemnify us in an amount not to exceed $10.0 million for capital expenditures we are required to make at the MontBleu property and has paid for certain repairs to the parking garage and roof of the property pursuant to this indemnity arrangement in an aggregate amount of $4.7 million. However, we cannot assure you that Harrah’s will indemnify us up to the remaining amount or that the remaining amount of the Harrah’s indemnity will be sufficient to cover any further expenditures that we may be required to make to the MontBleu property in response to requests from Park Cattle.

We are subject to litigation which, if adversely determined, could cause us to incur substantial losses.

We are, from time to time, during the normal course of operating our businesses, subject to various litigation claims and legal disputes, including contract and employment claims and claims made by visitors to our properties. In addition, there are litigation risks inherent in the construction and development of our casino properties.

Certain litigation claims may not be covered entirely by our insurance policies, or at all, or our insurance carriers may seek to deny coverage. In addition, litigation claims can be expensive to defend and may divert the attention of our management from the operations of our business. Further, litigation involving visitors to our properties, even if meritless, can attract adverse media attention. As a result, litigation can have a material adverse effect on our business and, because we cannot predict the outcome of any action, it is possible that adverse judgments or settlements could significantly reduce our earnings or result in losses.

For more information, see “Business — Legal Proceedings.”

Union organization activity could significantly increase our labor costs.

Tropicana Entertainment’s subsidiaries that operate the Tropicana Atlantic City, Tropicana Las Vegas, MontBleu and Belle of Baton Rouge are parties to various collective bargaining agreements with certain unions. The unions with which Tropicana Entertainment’s subsidiaries have collective bargaining agreements or other unions could seek to organize employees at our non-union properties or groups of employees at our union properties that are not currently represented by unions. In this connection, we note that the approximately 950 full-time and part-time table games dealers and race book writers employed by the Tropicana Atlantic City voted on August 25, 2007 to be represented by the United Auto Workers union, which we refer to as the UAW, in a National Labor Relations Board election. As a consequence, we are required to recognize the UAW as the representative of the table games dealers and race book writers employed by the Tropicana Atlantic City and negotiate in good faith to reach a collective bargaining agreement with it. We will soon enter into collective bargaining negotiations with the UAW and expect that the table games dealers and race book writers at the Tropicana Atlantic City will ultimately be covered by a contract with the union. The Atlantic City UAW organizing effort appears to be part of a broader UAW campaign to organize table games dealers throughout Atlantic City. So far, the UAW has won National Labor Relations Board elections at three Atlantic City casinos, and lost at two. At the three where the UAW won, there has been little progress to date toward settlement of a union contract. In addition, the table games dealers employed by Casino Aztar Evansville have notified us of their intent to unionize. The table games dealers at Casino Aztar Evansville have also filed a petition with the National Labor Relations Board requesting a union election at which they are expected to determine whether to be to be represented by the UAW.

On October 10, 2007, approximately 140 security officers employed by the Tropicana Atlantic City voted against union representation by the Security Police and Fire Professionals Association. However, the vote has not yet been certified and the Security Police and Fire Professionals Association may pursue legal challenges to the validity of the vote. Also, approximately 53 slot technicians employed by the Tropicana

Atlantic City are scheduled to vote in a National Labor Relations Board election on October 22, 2007 to determine whether to be represented by the UAW. Accordingly, it is possible that either or both of these groups will ultimately be represented by unions.

Union organization efforts such as those described above, or other similar union organization efforts that may occur in the future, could cause disruptions in our business and result in our incurrence of significant costs, both of which could have a material adverse effect on our results of operations and financial condition. In addition, union activities may result in labor disputes, including work stoppages, which could have a material adverse effect on our business and financial condition. In addition, unfavorable union contract settlements could cause significant increases in our labor costs, which could have a material adverse effect on our business and financial condition. We may also face an increased risk of union activity as a result of the Aztar Acquisition due to the comparatively high profile of the Tropicana brand.

Work stoppages, labor problems and unexpected shutdowns may limit our operational flexibility and negatively impact our future profits.

Any work stoppage at one or more of our casino properties, including our construction projects, could require us to spend significant amounts to hire replacement workers, and qualified replacement labor may not be available. Strikes and work stoppages could also result in adverse media attention or otherwise discourage customers from visiting our casinos. Strikes and work stoppages involving laborers at our construction projects could result in construction delays and increases in construction costs. As a result, a strike or other work stoppage at one of our casino properties or construction projects could have an adverse effect on our business and results of operations. There can be no assurance that we will not experience a strike or work stoppage at one or more of our casino properties or construction projects in the future. In this connection, we note that the approximately 950 full-time and part-time table games dealers and race book writers employed by the Tropicana Atlantic City voted on August 25, 2007 to be represented by the UAW in a National Labor Relations Board election. As a consequence, we are required to recognize the UAW as the representative of the table games dealers and race book writers employed by the Tropicana Atlantic City and negotiate in good faith to reach a collective bargaining agreement with it. We will soon enter into collective bargaining negotiations with the UAW and expect that the table games dealers and race book writers at the Tropicana Atlantic City will ultimately be covered by a contract with the union. The Atlantic City UAW organizing effort appears to be part of a broader UAW campaign to organize table games dealers throughout Atlantic City. So far, the UAW has won National Labor Relations Board elections at three Atlantic City casinos, and lost at two. At the three where the UAW won, there has been little progress to date toward settlement of a union contract. In addition, the table games dealers employed by Casino Aztar Evansville have notified us of their intent to unionize. The table games dealers at Casino Aztar Evansville have also filed a petition with the National Labor Relations Board requesting a union election at which they are expected to determine whether to be to be represented by the UAW. On October 10, 2007, approximately 140 security officers employed by the Tropicana Atlantic City voted against union representation by the Security Police and Fire Professionals Association. However, the vote has not yet been certified and the Security Police and Fire Professionals Association may pursue legal challenges to the validity of the vote. Also, approximately 53 slot technicians employed by the Tropicana Atlantic City are scheduled to vote in a National Labor Relations Board election on October 22, 2007 to determine whether to be represented by the UAW. Accordingly, it is possible that either or both of these groups will ultimately be represented by unions. There can be no assurance that any negotiations we conduct with the table games dealers at the Tropicana Atlantic City or Casino Aztar Evansville will result in an agreement, or that any agreement reached will not cause us to incur significant increases in our labor costs. In addition, if we are unable to reach an agreement on mutually acceptable terms with the table games dealers at the Tropicana Atlantic City or Casino Aztar Evansville, the affected employees could engage in a work stoppage, which could have a material adverse effect on our results of operations and financial condition.

Further, certain of our collective bargaining agreements have expired, as a result of which we are seeking to renegotiate those agreements. The collective bargaining agreements between Tropicana Las

Vegas and each of the Culinary Local 226 union and the International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States, its Territories and Canada Local No. 720 (which we refer to as IATSE Local No. 720) both expired on May 31, 2007. While we have begun negotiations with the Culinary Local 226 union and the IATSE Local No. 720 union aimed at entering into new collective bargaining agreements with each of them to replace the agreements that expired on May 31, 2007 and we and these unions have agreed to continue to perform under the terms of the expired contracts while negotiations continue among the parties, there can be no assurance that we will be able to successfully renegotiate such agreements without incurring significant increases in our labor costs. In addition, if we are unable to renegotiate these agreements on mutually acceptable terms, the affected employees may engage in a strike instead of continuing to operate under the expired contracts, which could have a material adverse effect on our results of operations and financial condition.

In addition, any unexpected shutdown of one of our casino properties or construction projects could have an adverse effect on our business and results of operations. There can be no assurance that we will be adequately prepared for unexpected events, including political or regulatory actions, that may lead to a temporary or permanent shutdown of any of our casino properties. For example, due to the New Jersey state legislature’s failure to pass a budget on time in 2006, the state government shut down all non-essential government functions in July 2006, such as the services of gambling inspectors at Atlantic City’s casinos, including the Tropicana Atlantic City. This forced casinos in Atlantic City to suspend their operations for several days in July 2006.

We are subject to extensive governmental regulation and taxation policies, the enforcement of which could adversely affect our business, financial condition and results of operations.

Regulation by Gaming Authorities.  We are subject to extensive regulation with respect to our ownership and operation of gaming facilities. State and local gaming authorities require us to hold various licenses, qualifications, findings of suitability, registrations, permits and approvals. The various gaming regulatory authorities, including the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, the Indiana Gaming Commission, the Louisiana Gaming Control Board and the Mississippi Gaming Commission have broad powers with respect to the licensing of casino operations and may deny, revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines, temporarily suspend casino operations and take other actions, any one of which could adversely affect our business, financial condition and results of operations.

To date, we have applied for or obtained all material governmental licenses, qualifications, registrations, permits and approvals that we believe to be materially necessary for the operation of our gaming facilities as operations at such facilities are presently conducted (other than certain findings of suitability with respect to recently appointed officers and managers). There can be no assurance that we can obtain any new, or renew any existing, licenses, qualifications, findings of suitability, registrations, permits or approvals that may be required in the future or that existing ones will not be suspended or revoked. If we expand any of our current gaming facilities or enter new jurisdictions, we must obtain all additional licenses, qualifications, findings of suitability, registrations, permits and approvals of the applicable gaming authorities in such jurisdictions. Indiana and New Jersey regulators have initiated staffing reviews in response to staffing reductions we implemented at our properties in those jurisdictions. We can neither predict the outcome of these staffing reviews nor what, if any, formal action may be taken by these regulatory agencies.

Potential Changes in Legislation and Regulation.  From time to time, legislators and special interest groups propose legislation that would expand, restrict or prevent gaming operations in the jurisdictions in which we operate. Further, from time to time individual jurisdictions have considered or enacted legislation and referendums, such as bans on smoking in casinos and other entertainment and dining facilities, that could adversely affect our operations.

Any restriction on or prohibition relating to our gaming operations or enactment of other adverse legislation or regulatory changes could have a material adverse effect on our operating results. Legislative proposals have been offered in New Jersey to authorize video lottery terminals at certain race tracks, which proposals are currently being considered and evaluated by the New Jersey legislature. If such proposals are enacted into law, we may experience decreased visitation levels at the Tropicana Atlantic City and our business, financial condition and results of operations could be adversely affected. In addition, in April 2007, the Indiana General Assembly enacted legislation that allows 2,000 slot machines at each of the state’s two horse tracks, which are located in Shelbyville and Anderson. Although the closest of these horse tracks is located over 200 miles from Casino Aztar Evansville, this new legislation could adversely affect our financial condition and results of operations by introducing additional competition in one of our market regions. It is anticipated that the horse tracks will commence slot operations in the first quarter of 2008.

Taxation and Fees.  The casino entertainment industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. Gaming companies are currently subject to significant state and local taxes and fees in addition to the federal and state income taxes that typically apply to corporations, and such taxes and fees could increase at any time. From time to time, various state and federal legislators and officials have proposed changes in tax laws, or in the administration of such laws, including increases in tax rates, which would affect the industry. For example, the federal government has considered a federal tax on casino revenues and may consider adopting such a tax in the future. In addition, in June 2002, the legislature in Indiana changed the gaming and admission tax rates for casino operators. Then, in its 2003 legislative session, the Indiana General Assembly imposed a retroactive wagering tax on all riverboat casinos, moving the effective date of the 2002 graduated wagering tax from August 1, 2002 to July 1, 2002. The Indiana Department of Revenue has assessed this retroactive tax on riverboat casinos without providing an offset for taxes paid at a higher tax rate during that one-month period. In addition, in April 2007, the Indiana General Assembly increased the maximum wagering tax rate to 40% on adjusted gross receipts, which we refer to as AGR, in excess of $600 million, but left other tax rates on gaming proceeds unchanged. This increased maximum wagering tax rate went into effect July 1, 2007. The other tax rates on gaming proceeds in Indiana remained as follows: (i) 15% on AGR on the first $25 million; (ii) 20% on AGR in excess of $25 million but less than $50 million; (iii) 25% on AGR in excess of $50 million but not exceeding $75 million; (iv) 30% on AGR in excess of $75 million but not exceeding $150 million; and (v) 35% on AGR in excess of $150 million but not exceeding $600 million. Worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes and fees. In addition, state or local budget shortfalls could prompt tax or fee increases. Any material increase in assessed taxes, or the adoption of additional taxes or fees in any of our markets, could have a material adverse effect on our financial results.

Compliance With Other Laws.  We are also subject to a variety of other rules and regulations, including zoning, environmental, construction and land-use laws and regulations governing the sale of alcoholic beverages. Failure to comply with these laws could have a material adverse effect on our business, financial condition or results of operations.

Our riverboats are subject to extensive regulations.

The riverboat gaming and support facilities that we operate must, in certain jurisdictions, including Louisiana and Indiana, comply with U.S. Coast Guard requirements as to boat design, on-board facilities, equipment, personnel and safety or requirements of state and local law, including the requirements of state gaming authorities, or both. If any of our riverboat gaming and support facilities fail to meet these requirements, we might be forced to stop operating the casino on it or connected with it. Each of our floating riverboat facilities must hold a Certificate of Inspection or must be approved by the American Bureau of Shipping for stabilization and flotation, and may also be subject to local zoning and building codes, as well as additional requirements mandated by state law or the relevant gaming regulatory authority. The U.S. Coast Guard requirements establish design standards, set limits on the operation of the vessels and require individual licensing of all personnel involved with the operation of the vessels. Loss of a Certificate of Inspection or American Bureau of Shipping approval or other approval mandated by state law or by the gaming regulatory authority with respect to our riverboat facilities would preclude its use as a casino. In addition, U.S. Coast Guard regulations require a hull inspection at a U.S. Coast Guard-approved dry docking facility or an underwater hull survey for all riverboats at five-year intervals and state and local authorities may have additional inspection requirements. The costs of travel to and from such docking facility, as well as the time required for inspections, could be significant. The loss of a dockside casino or riverboat casino from service for any period of time could adversely affect our business, financial condition and results of operations.

We are subject to environmental, health and safety regulations, and any liabilities arising out of noncompliance with applicable laws, or the implementation of significant regulatory change, could adversely affect our results of operations.

As the owner, operator and developer of real property we have to address, and may be liable for, hazardous materials or contamination of these sites. Some of our properties currently have or had in the past underground fuel storage tanks and construction materials containing asbestos. We have in the past, and may in the future, become liable for contamination of our properties that was caused by former owners or operators. For sites that we acquire for development, we typically conduct environmental assessments to identify potential adverse impacts of former activities, including the improper storage or disposal of hazardous substances, and the existence of asbestos-containing materials. We may not always identify environmental problems through this process and may become liable for historical contamination not previously discovered. For sites that we have sold, we may retain all or a portion of any residual environmental liability. In order to receive governmental approvals prior to engaging in site development, we must conduct assessments of the environmental impact of our proposed operations. Our ongoing operations are subject to stringent regulations relating to protection of the environment and handling of waste, particularly with respect to the management of wastewater from our facilities. Any failure to comply with existing laws or regulations, the adoption of new laws or regulations with additional or more rigorous compliance standards or the more vigorous enforcement of environmental laws or regulations could significantly harm our business by increasing our expenses and limiting our future opportunities.

Our operations could be adversely affected due to the adoption of certain anti-smoking regulations.

In November 2006, voters in the State of Nevada adopted a referendum prohibiting smoking in indoor places of employment including, but not limited to, bars, taverns, grocery stores, drug stores and convenience stores, and giving future control over smoking regulation to individual counties and municipalities. While Nevada casino floors are exempt from the new law, the restaurants, lounges and bars adjacent, or connected, to our casinos are not exempt. Accordingly, this smoking restriction could result in decreased customer traffic at our casinos and have an adverse effect on our operating results.

New Jersey recently adopted the Smoke Free Air Act, which prohibits smoking in indoor public places and indoor places of work. New Jersey casinos were previously exempt from the smoking ban. However, effective April 15, 2007, an ordinance passed by the City Council of Atlantic City eliminated the exemption provided to casinos and currently limits smoking at gaming establishments to no more than 25% of the casino floor. The city ordinance will eventually require casinos in New Jersey to build enclosures with ventilation systems to remove smoke from the air. Casinos were required to submit their plans for such enclosures to the state Department of Community Affairs by September 15, 2007 and will have 90 days after state approval of such plans to begin constructing the enclosures. In part as a result of the city ordinance eliminating the smoking exemption formerly provided to casinos, we believe we have experienced decreased visitation levels at the Tropicana Atlantic City and consequently our business, financial condition and results of operations have been adversely affected.

Compliance with the Sarbanes-Oxley Act and the disclosure requirements under the indenture will likely increase our operating expenses.

Concurrently with the filing of the Registration Statement containing this prospectus, many provisions of the Sarbanes-Oxley Act of 2002 (as well as rules subsequently promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, which we refer to collectively as the Sarbanes-Oxley Act), became applicable to us. In addition, the indenture requires us to file periodic reports, such as annual reports on Form 10-K and quarterly reports on Form 10-Q, with the SEC. These requirements require us to carry out activities that we have not done previously, and will result in the incurrence by us of additional administrative, legal and accounting costs.

The Sarbanes-Oxley Act will require changes to some of our corporate governance practices. For example, under Section 404 of the Sarbanes-Oxley Act, which under current regulations we do not expect to be applicable to us until our first fiscal year ending on or after December 31, 2008, we will be required to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting and our registered public accounting firm will need to issue an opinion on that assessment and the effectiveness of those internal controls. Further, if we identify any issues in complying with those requirements (for example, if we or our registered public accounting firm identify a material weakness in our internal controls over financial reporting), we could incur additional costs in rectifying those issues, and the existence of those issues could adversely affect us, including our ability to execute additional financing transactions or acquisitions, our reputation or the trading price or rating of the notes. We also expect that the applicability of these rules and regulations to our company could make it more difficult for us to attract and retain qualified executive officers.

The owner of Tropicana Entertainment’s equity interests may take actions that conflict with your interests.

Mr. William Yung indirectly owns all of the outstanding equity securities of Tropicana Entertainment, including 100% of its outstanding voting equity securities. See “Security Ownership of Certain Beneficial Owners and Management.” Thus, Mr. William Yung controls the election of Tropicana Entertainment’s Board of Managers (of which he is presently the sole member), the election of Tropicana Finance’s Board of Directors (of which he is presently the sole director) and the appointment of members of Tropicana Entertainment’s management team, and can approve or disapprove any other matters requiring the approval of Tropicana Entertainment’s Board of Managers or Tropicana Finance’s Board of Directors, such as mergers, acquisitions, sales of all or substantially all of the assets of Tropicana Entertainment and change of control transactions. Further, Tropicana Entertainment’s Board of Managers and Tropicana Finance’s Board of Directors are empowered to make decisions affecting Tropicana Entertainment’s capital structure, including decisions to issue additional capital stock, repurchase capital stock and declare dividends.

The interests of Mr. William Yung as Tropicana Entertainment’s indirect controlling equity holder, the sole member of Tropicana Entertainment’s Board of Managers and the sole director of Tropicana Finance’s Board of Directors could conflict with your interests. For example, if Tropicana Entertainment encounters financial difficulties or is unable to pay its debts as they mature, the interests of Mr. William Yung as a holder of its equity might conflict with your interests as a holder of the notes. Mr. William Yung may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in his judgment, would enhance the value of his equity position in Tropicana Entertainment, even though such transactions might involve risks to you as a holder of the notes. Further, Mr. William Yung has no obligation to provide Tropicana Entertainment with any additional equity or debt financing.

In addition to being Tropicana Entertainment’s indirect controlling equity holder and the sole member of its Board of Managers and Tropicana Finance’s Board of Directors, Mr. William Yung is also the controlling shareholder of Columbia Sussex and his interests with respect to our company and Columbia Sussex may conflict. Your interests as a holder of our notes may be harmed as a result of these conflicts. For example, Columbia Sussex is an operator of hotel properties and future business opportunities may arise that would be advantageous for either us or Columbia Sussex to pursue. Under such circumstances, Mr. William Yung may take actions which are more favorable to Columbia Sussex than to us and, under most circumstances, would not owe you, in your capacity as a holder of the notes, any fiduciary duties with respect to such actions.

Mr. William Yung also controls gaming assets that are not subsidiaries of Tropicana Entertainment or any of the affiliate guarantors. Specifically, Tropicana Casinos and Resorts directly holds the operations of its New Orleans riverboat and the gaming assets and operations at the Casuarina Las Vegas Casino. In addition, Columbia Sussex owns a resort in St. Maarten that contains a casino. There can be no assurance that Mr. William Yung will pursue future business opportunities in the gaming industry through us rather than one of his other gaming development platforms.

In addition, Mr. William Yung holds a 1% ownership interest and a 100% voting interest in CP Vicksburg, an affiliate guarantor, and is its sole manager. See “Security Ownership of Certain Beneficial Owners and Management.” Accordingly, Mr. William Yung exercises control over CP Vicksburg and his interests could conflict with your interests in the ways described above with respect to Tropicana Entertainment.

Mr. William Yung does not control JMBS Casino, one of the guarantors of the notes that is not a subsidiary of Tropicana Entertainment, and the managers of, or holders of membership interests in, JMBS Casino could take actions that conflict with your interests or conflict with the interests of Tropicana Entertainment.

JMBS Casino, one of the affiliate guarantors, is wholly-owned by the JMBS Trust. Unlike CP Vicksburg and Realty, the other affiliate guarantors, Mr. William Yung does not control the business or operations of JMBS Casino. Each of Mr. William Yung’s children serves as a manager of JMBS Casino and, in such capacities, they collectively have full and exclusive power to manage and control the business and affairs of JMBS Casino.

JMBS Casino has agreed to guarantee the notes and has agreed to be subject to the restrictive covenants contained in the indenture. However, JMBS Casino and its managers are not obligated to otherwise operate the business of JMBS Casino in a way that benefits Tropicana Entertainment or the holders of its debt obligations. Further, JMBS Casino is controlled by Mr. William Yung’s children, and their interests could conflict with your interests in a manner similar to the potential conflicts of interest described under “— The owner of Tropicana Entertainment’s equity interests may take actions that conflict with your interests.”

We depend upon our key employees and certain members of our management.

Our success is substantially dependent upon the efforts and skills of Mr. William Yung, our Chief Executive Officer and President, and members of our senior management team. We will rely on senior management’s experience in opening and operating casinos in the markets in which we presently operate and intend to operate in the future. If we were to lose the services rendered by Mr. William Yung or other members of our senior management team, our operations could be adversely affected. In addition, we compete with other potential employers for employees, and we may not succeed in hiring and retaining the executives and other employees that we need. In New Jersey and Nevada, for example, there is intense competition to hire and retain high-level gaming executives and managerial personnel. An inability to hire and retain qualified employees could have a material adverse effect on our business, financial condition and results of operations. See “Management.”

Our dockside and riverboat facilities are subject to additional risks.

Dockside and riverboat facilities are subject to risks in addition to those associated with land-based casinos, including loss of service due to casualty, mechanical failure, extended or extraordinary maintenance, flood, hurricane or other severe weather. Our riverboats face additional risks from the movement of vessels on waterways, such as collisions with other vessels or damage from debris in the water. Reduced patronage and the loss of a dockside or riverboat casino from service for any period of time could adversely affect our results of operations.

The concentration and evolution of the slot machine manufacturing industry could impose additional costs on us.

A majority of our gaming revenue is attributable to slot machines operated by us at our gaming facilities. It is important, for competitive reasons, that we offer the most popular and technologically advanced slot machine games to our customers. We believe that a substantial majority of the slot machines sold in the United States in recent years were manufactured by a limited number of companies. A deterioration in our commercial arrangements with any of these slot machine manufacturers could result in our being unable to acquire the slot machines desired by our customers, or could result in manufacturers significantly increasing the cost of these machines. Alternatively, significant industry demand for new slot machines may result in our being unable to acquire the desired number of new slot machines or result in manufacturers increasing the cost of these machines. The inability to obtain new and up-to-date slot machine games could impair our competitive position and result in decreased gaming revenues at our casinos. In addition, increases in the costs associated with acquiring slot machine games could adversely affect our profitability.

In recent years, the prices of new slot machines have risen more rapidly than the domestic rate of inflation. Furthermore, in recent years, slot machine manufacturers have frequently refused to sell slot machines featuring the most popular games, instead requiring gaming operators to execute participation lease arrangements in order for them to be able to offer such machines to patrons. Participation slot machine leasing arrangements typically require the payment of a fixed daily rental fee. Such agreements may also include a percentage payment to the manufacturer of “coin-in” or “net win.” Generally, a slot machine participation lease is more expensive over the long term than the cost of purchasing a new slot machine. We have slot machine participation leases at each of our properties.

For competitive reasons, we may be forced to purchase new slot machines, replace our older slot machines with more costly “ticket-in ticket-out” machines, or enter into participation lease arrangements that are more expensive than the costs currently associated with the continued operation of our existing slot machines. If the newer slot machines do not result in sufficient incremental revenues to offset the increased investment and participation lease costs, our profitability could be adversely affected.

We extend credit to our customers and our inability to collect gaming debts may have an adverse effect on our results of operations.

At certain of our casino properties, we conduct our gaming activities on a credit as well as a cash basis. Table games players are typically extended more credit than slot players, and high-stakes players are typically extended more credit than patrons who wager lower amounts. Our credit policy varies from facility to facility based upon the types of customers at each facility and regulatory requirements in each jurisdiction. In general, credit is extended to new credit customers after verification of certain banking information and evaluation of the customer’s credit history from other casinos, the customer’s income and net worth, and traditional consumer credit reports. Additional credit may be extended to existing credit customers after evaluating the above factors plus the player’s gaming and credit history with our casinos. Gaming debts are legally enforceable under the current laws of Nevada, Mississippi, New Jersey and Indiana provided that the gaming licensee conforms to regulatory guidelines governing the extension of credit and collection activities. However, it is not clear that all other states or foreign countries will honor these policies. We have made provisions for estimated uncollectible gaming receivables in order to reduce gaming receivables to amounts deemed to be collectible. However, our inability to collect gaming receivables could have an adverse effect on our results of operations.

Our business is capital intensive, and we may not be able to raise adequate capital to finance our business strategy, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

Implementation of our business strategy, specifically the development of our properties, requires a substantial outlay of capital. As we pursue our business strategy and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures and there can be no assurance that we will be able to satisfy our capital requirements in the future. Furthermore, if we determine that we need to obtain additional funds through external financing and are unable to do so, particularly in light or the recent weakening of the credit markets, we may be prevented from fully implementing our business strategy and, as a consequence, our results of operations could be adversely affected.

The indenture and the credit documentation governing the senior secured credit facility impose restrictions on us that may limit our flexibility in conducting our business and implementing our strategy. For example, the credit documentation governing the senior secured credit facility contains financial and operating covenants that, among other things, limit our ability and the ability of the guarantors under the senior secured credit facility to incur additional indebtedness or to pledge their assets as security for additional borrowings. These restrictions will likely make it more difficult for us to obtain further external financing if we require it and could significantly restrict our ability to operate our business.

We may not have or be able to obtain sufficient insurance coverage to replace or cover the full value of losses we may suffer.

The terrorist attacks of September 11, 2001, Hurricanes Katrina and Rita in 2005 and other factors have substantially affected the cost and availability of insurance coverage for certain types of damages or occurrences. We evaluate our risks and insurance coverage annually. While we believe we have obtained sufficient insurance coverage with respect to the occurrences of casualty damage to cover losses that could result from the acts or events described above for the next year, we may not be able to obtain sufficient or similar insurance for later periods and we cannot predict whether we will encounter difficulty in collecting on any insurance claims we may submit, including claims for business interruption.

In addition, while we maintain insurance against many risks to the extent and in amounts that we believe are reasonable, these policies do not cover all risks. Furthermore, portions of our business are difficult or impracticable to insure. Therefore, after carefully weighing the costs, risks and benefits of retaining versus insuring various risks, as well as the availability of certain types of insurance coverage, we occasionally opt to retain certain risks not covered by our insurance policies. Retained risks are associated with deductible limits, partial self-insurance programs and insurance policy coverage ceilings.

As an example, we carry certain insurance policies that, in the event of certain substantial losses, may not be sufficient to pay the full current market value or current replacement cost of damaged property. As a result, if a significant event were to occur that is not fully covered by our insurance policies, we may lose all, or a portion of, the capital we have invested in a property, as well as the anticipated future revenue from such property, and our financial condition and results of operations could be adversely affected. Consequently, uninsured losses may negatively affect our financial condition, liquidity and results of operations. There can be no assurance that we will not face uninsured losses pertaining to the risks we have retained.

Our results of operations and financial condition could be materially adversely affected by the occurrence of natural disasters, such as hurricanes, or other catastrophic events, including war and terrorism.

Natural disasters such as major hurricanes, floods, fires and earthquakes could adversely affect our business and operating results. Hurricanes are common to the areas in which our Louisiana property is located and the severity of such natural disasters is unpredictable. In 2005, Hurricanes Katrina and Rita caused significant damage in the Gulf Coast region. We cannot predict the impact that any future natural disasters will have on our ability to maintain our customer base or to sustain our business activities.

Catastrophic events such as terrorist and war activities in the United States and elsewhere have had a negative effect on travel and leisure expenditures, including lodging, gaming (in some jurisdictions) and tourism. We cannot predict the extent to which such events may affect us, directly or indirectly, in the future. We also cannot assure you that we will be able to obtain any insurance coverage with respect to occurrences of terrorist acts and any losses that could result from these acts. If there is a prolonged disruption at any of our properties due to natural disasters, terrorist attacks or other catastrophic events, or if several of our properties simultaneously experience such events, our results of operations and financial condition could be materially adversely affected.

Economic and political conditions, including slowdowns in the economy, and other factors affecting discretionary consumer spending may harm our operating results.

The strength and profitability of our business depends on consumer demand for hotel and casino resorts and gaming in general and for the types of amenities we offer. A general downturn in economic conditions, changes in consumer preferences or other factors affecting discretionary consumer spending, could harm our business. The terrorist attacks of September 11, 2001, ongoing terrorist and war activities involving the United States generally have had a negative impact on leisure expenditures, including lodging, gaming and tourism, and may continue to affect the overall economy and consumer confidence. An extended period of reduced discretionary spending or disruptions or declines in travel could significantly harm our operations.

Sudden changes in economic conditions can also result in changes to our operating results that are not sustainable. For instance, as a result of Hurricanes Katrina and Rita in 2005, the population in and around Baton Rouge, Louisiana and Vicksburg, Mississippi experienced increases that contributed to significant improvements in the operating results of the Belle of Baton Rouge and the Vicksburg Horizon in 2005 and the first eight months of 2006. In addition, the hurricanes resulted in the closure of many other casinos in the Gulf Coast region, which eliminated some of our competition and contributed positively to our operating results. However, by September 2006, the revenue increases we experienced at the Belle of Baton Rouge and the Vicksburg Horizon began to decline as more casinos re-opened in the Gulf Coast region and the transient population created by the hurricanes began to shift back, in part, to New Orleans and other Gulf Coast areas.

Energy price increases may adversely affect our cost of operations and our revenues.

Our casino properties use significant amounts of electricity, natural gas and other forms of energy. While we have not experienced shortages of energy or fuel to date, substantial increases in energy and fuel prices in the United States may negatively affect our operating results in the future. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases, but this impact could be material. In addition, energy and gasoline price increases in cities that constitute a significant source of customers for our properties could result in a decline in disposable income of potential customers and a corresponding decrease in visitation and spending at our properties, which would negatively impact our revenues.

Risks Related to the Exchange Offer and Our Indebtedness

Holders who fail to exchange their outstanding notes will continue to be subject to restrictions on transfer.

If you do not exchange your outstanding notes in the exchange offer, your outstanding notes will continue to be subject to the restrictions on transfer described in the legend on the certificates for such notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the outstanding notes under the Securities Act. Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease will reduce the liquidity of the trading market for the outstanding notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the completion of the exchange offer. For further information regarding the consequences of tendering your outstanding notes in the exchange offer, see the discussions below under the captions “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Outstanding Notes” and “Certain U.S. Federal Income Tax Considerations.”

You must comply with the exchange offer procedures in order to receive new, freely tradeable notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•	certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•	a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of outstanding notes who would like to tender outstanding notes in exchange for exchange notes should be sure to allow enough time for the outstanding notes to be delivered in a timely fashion. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but not accepted by us for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer — Procedures for Tendering Outstanding Notes” and “The Exchange Offer — Consequences of Exchanging or Failing to Exchange Outstanding Notes.”

Some holders who exchange their outstanding notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. As of September 30, 2007, our total indebtedness was approximately $2.70 billion (which includes $440.0 million of indebtedness of the Las Vegas borrower under the Las Vegas secured loan). In addition, we had approximately $9.7 million of letters of credit issued for our account and approximately $170.3 million in additional availability under the revolving credit facility under the senior secured credit facility.

Our substantial indebtedness could have important consequences for you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions, and limit our ability to withstand competitive pressures;

•	require us to dedicate a substantial portion of our cash flow from operations to payments in respect of our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, development projects and other general operating requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

Any of the above factors could materially adversely affect our business, financial condition and results of operations.

Despite our level of indebtedness, we may be able to incur substantially more debt. This could exacerbate the risks described above.

We may be able to incur significant additional indebtedness in the future. Although the indenture and the credit agreement governing the senior secured credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Furthermore, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness, as defined in the applicable agreement. To the extent new debt is added to our current debt levels, the substantial leverage risks described above would increase. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

To service our indebtedness, including the notes, we will require a significant amount of cash, but our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we do not generate sufficient cash flows from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds to be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at that time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

The terms of the indenture, the credit documentation governing the senior secured credit facility and the documentation governing our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The indenture, the credit documentation governing the senior secured credit facility and the documentation governing our other indebtedness, as well as documentation governing any future indebtedness of ours, contain or may contain, as the case may be, a number of restrictive covenants imposing significant operating and financial restrictions on Tropicana Entertainment and its subsidiaries, as well as the affiliate guarantors, including covenants restricting or otherwise limiting, among other things, Tropicana Entertainment’s ability, or the ability of its subsidiaries or the affiliate guarantors, to:

•	incur or guarantee additional debt or issue certain preferred stock;

•	pay certain dividends, or make certain redemptions, repurchases or distributions, with respect to equity interests or subordinated indebtedness;

•	create or incur certain liens;

•	make certain loans or investments;

•	engage in mergers, acquisitions, amalgamations, asset sales and sale and leaseback transactions;

•	engage in transactions with affiliates; and

•	create restrictions on the ability of Tropicana Entertainment’s subsidiaries or the affiliate guarantors to pay dividends or make other payments to Tropicana Entertainment.

The senior secured credit facility also requires us to maintain certain financial ratios, which will become increasingly restrictive over time.

The restrictions and covenants in the indenture, the credit documentation governing the senior secured credit facility and the documentation governing our other indebtedness may adversely affect our ability to finance future operations or capital needs or to engage in other business activities that we believe would be in the best interests of our business, and may make it more difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with such agreements. The breach of any of these restrictions or covenants could result in a default under the applicable agreement, which could result in the acceleration of the indebtedness governed by such agreements as well as much of our other indebtedness.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the senior secured credit facility, and the remedies sought by the holders of such indebtedness, could adversely affect our ability to pay the principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including the senior secured credit facility), we would be in default under the terms of the agreements governing such indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, the lenders under the senior secured credit facility could elect to terminate their commitments or cease making further loans and institute foreclosure proceedings against our assets, or we could be forced to apply all available cash to repay such indebtedness and, in any such case, we could ultimately be forced into bankruptcy or liquidation. Because the indenture and the credit documentation governing the senior secured credit facility contain customary cross-default provisions, if the indebtedness under the notes or under the senior secured credit facility is accelerated, we may be unable to repay or refinance the amounts due. See “Description of Other Indebtedness” and “Description of the Exchange Notes.”

Because of Tropicana Entertainment’s holding company structure, it depends on the guarantors to satisfy its obligations under the notes.

Tropicana Entertainment is a holding company with no business operations of its own. Consequently, its cash flow and its ability to repay its indebtedness, including the notes, depends on the cash flow of the guarantors and the payments they make to Tropicana Entertainment. In addition, the guarantors’ ability to make any payments to Tropicana Entertainment depends on their earnings, the terms of their indebtedness, legal and regulatory restrictions and other conditions. Each of the guarantors, including those that are subsidiaries of Tropicana Entertainment, is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit Tropicana Entertainment’s ability to obtain cash from it. While the indenture limits the ability of the guarantors to incur restrictions on their ability to pay dividends or make other intercompany payments to Tropicana Entertainment, these limitations are subject to certain qualifications and exceptions. Further, the ability of the guarantors to make payments to Tropicana Entertainment is also governed by the gaming laws of certain jurisdictions, which place limits on the amount of funds which may be transferred to Tropicana Entertainment and may require prior or subsequent approval for any payments to Tropicana Entertainment. We cannot assure you that the guarantors will be able to provide Tropicana Entertainment with sufficient dividends, distributions or loans to fund payments on the notes when due.

Your right to receive payments on the notes is junior to all of the co-issuers’ and the guarantors’ existing and future senior indebtedness.

The outstanding notes and guarantees are, and the exchange notes and guarantees will be, subordinated to the prior payment in full of the co-issuers’ and the guarantors’ current and future senior debt. As of September 30, 2007, the co-issuers and the guarantors had approximately $1,740.2 million of senior indebtedness outstanding (which included the $440.0 million of senior indebtedness of the Las Vegas borrower under the Las Vegas secured loan) and approximately $170.3 million in additional revolving loan availability under the senior secured credit facility (which was net of approximately $9.7 million of outstanding letters of credit). All of these borrowings are senior to the outstanding notes and will be senior to the exchange notes. The indenture permits us and the guarantors to incur additional debt under specified circumstances, all of which may be senior to the notes and the guarantees of the notes. Because of the subordination provision of the indenture, in the event of the bankruptcy, liquidation or dissolution of the co-issuers or any guarantor, the co-issuers’ assets and the assets of the guarantors would be available to pay obligations under the notes only after all payments had been made on the co-issuers’ and the guarantors’ senior debt, including under the senior secured credit facility. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the notes, including payments of interest when due. Also, because of these subordination provisions, you may recover less ratably than our other creditors in a bankruptcy, liquidation or dissolution. In addition, all payments on the notes and the guarantees will be prohibited in the event of a payment default on senior debt, including borrowings under the senior secured credit facility, and may be prohibited for up to 179 consecutive days in the event of non-payment defaults on certain of our senior debt, including the senior secured credit facility. See “Description of the Exchange Notes — Ranking.”

The outstanding notes and guarantees are not, and the exchange notes and guarantees will not be, secured by the co-issuers’ assets, or the assets of the guarantors, and the lenders under the senior secured credit facility are entitled to remedies available to a secured lender, which give them priority over you to collect amounts due to them.

In addition to being contractually subordinated to all existing and future senior indebtedness, the outstanding notes and guarantees are not, and the exchange notes and guarantees will not be, secured by any of the co-issuers’ assets or any of the assets of the guarantors. In contrast, the co-issuers’ obligations under the senior secured credit facility are expected to be secured by substantially all of their assets and substantially all of the assets of the guarantors. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may be secured. As of September 30, 2007, we and the guarantors had approximately $1,740.2 million of secured indebtedness outstanding and approximately $170.3 million in additional revolving loan availability under the senior secured credit facility (which is net of approximately $9.7 million of outstanding letters of credit), with any additional revolving borrowings under the facility also being secured.

Because the outstanding notes and guarantees are, and the exchange notes and guarantees will be, unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

•	we enter into a bankruptcy, liquidation, reorganization or any other winding-up proceeding;

•	there is a default in payment under the senior secured credit facility or other secured indebtedness; or

•	there is an acceleration of any indebtedness under the senior secured credit facility or other secured indebtedness.

If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and the guarantees.

Only certain of Tropicana Entertainment’s subsidiaries guarantee the outstanding notes and will guarantee the exchange notes, and the assets of non-guarantor subsidiaries may not be available to make payments on the notes.

Certain of Tropicana Entertainment’s subsidiaries, including Greenville Riverboat, a direct subsidiary of Tropicana Entertainment that it does not wholly-own, and its subsidiaries that hold the assets and operations relating to the Tropicana Las Vegas, including the 34-acre property located on the Las Vegas “Strip,” do not provide guarantees in respect of the outstanding notes and will not provide guarantees in respect of the exchange notes. Greenville Riverboat is, however, subject to the restrictive covenants contained in the indenture. On a pro forma basis giving effect to the Transactions, the non-guarantor subsidiaries would have generated approximately 16.1% of Tropicana Entertainment’s net operating revenues for the year ended December 31, 2006. For the six months ended June 30, 2007, the non-guarantor subsidiaries generated approximately 17.7% of Tropicana Entertainment’s net operating revenues. As part of the Transactions, Tropicana Entertainment’s subsidiaries that operate the Tropicana Las Vegas incurred $440.0 million of indebtedness in respect of the Las Vegas secured loan. It is expected that this loan will be replaced with a construction financing loan with a longer term in order to finance the redevelopment of the Tropicana Las Vegas property, which financing is expected to be significantly larger than the Las Vegas secured loan. Further, Tropicana Entertainment’s subsidiaries that operate the Tropicana Las Vegas are designated as “unrestricted parties” under the indenture and, as a result, are not subject to its restrictive covenants or event of default provisions. As a result, the indenture does not restrict the amount of additional indebtedness that may be incurred by these non-guarantor subsidiaries, and defaults by these non-guarantor subsidiaries in respect of their indebtedness or even bankruptcy or liquidation events with respect to these subsidiaries would not constitute events of default under the indenture.

In the event that a non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of the non-guarantor subsidiaries, including trade payables, and the claims (if any) of third party holders of preferred equity interests in the non-guarantor subsidiaries.

The credit documentation with respect to the Las Vegas secured loan contains, and the terms of any construction financing that replaces the Las Vegas secured loan are expected to contain, restrictions on the ability of the parties to those financing arrangements to distribute any cash or assets relating to the Tropicana Las Vegas to Tropicana Entertainment. Further, since the subsidiaries of Tropicana Entertainment that operate the Tropicana Las Vegas casino are designated as “unrestricted parties” under the indenture and are not subject to its restrictive covenants or event of default provisions, those subsidiaries will be able to declare and pay dividends in respect of their equity interests, repurchase equity interests, sell assets, make investments and otherwise transfer cash and assets without regard to the restrictive covenants in the indenture. As a result, you should not rely on any of the assets or cash flow relating to the Tropicana Las Vegas, or any other non-guarantor subsidiary, for purposes of making an investment decision with respect to the exchange notes.

U.S. federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received from Tropicana Entertainment or the guarantors.

Certain of Tropicana Entertainment’s subsidiaries and the affiliate guarantors guarantee the obligations under the outstanding notes and will guarantee the obligations under the exchange notes. The co-issuers’ issuance of the notes and the issuance of guarantees of the notes by the guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the co-issuers’ unpaid creditors or the unpaid creditors of any guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or a guarantee, or may subordinate the notes or such guarantee, to the co-issuers’ or the applicable guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the notes were issued or when the applicable guarantor entered into its guarantee, or, in some states, when payments became due under the notes or a guarantee:

•	the notes were issued or the guarantee was entered into with the actual intent to hinder, delay or defraud creditors; or

•	the co-issuers or the applicable guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which their or its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that they or it would incur, debts beyond their or its ability to pay such debts as they mature.

Alternatively, payments by the co-issuers or a guarantor pursuant to the notes or its guarantee could be voided and required to be returned to the co-issuers or such guarantor or to a fund for the benefit of the co-issuers’ or such guarantor’s creditors, and accordingly a court might direct you to repay any amounts that you had already received from the co-issuers or such guarantor.

A court would likely find that the co-issuers or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if the co-issuers or the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a co-issuer or a guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its respective assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its respective debts as they become due.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless.

Because the notes and each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from the co-issuers or from some or all of the guarantors.

To the extent a court voids the notes or any of the guarantees as fraudulent transfers or holds the notes or any of the guarantees to be unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable co-issuer or guarantor. If a court were to take this action, the applicable co-issuer’s or guarantor’s assets would be applied first to satisfy its liabilities, if any, before any portion of its respective assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

We may not be able to repurchase the notes upon a change of control.

The indenture requires us to offer to repurchase some or all of the outstanding notes, and will require us to offer to repurchase some or all of the exchange notes, when certain change of control events occur. If we experience a change of control, you will have the right to require us to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any. It is possible that we will not have sufficient funds at the time of a change of control to make the required repurchase of the notes. Moreover, the senior secured credit facility restricts, and any future indebtedness we incur may restrict, our ability to repurchase the notes, including following a change of control event. Our failure to purchase tendered notes would constitute an event of default under the indenture which, in turn, would constitute a default under the senior secured credit facility.

In addition, the senior secured credit facility provides that a change of control, as defined in the credit documentation governing it, constitutes a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar provisions. If we experience a change of control that triggers a default under the senior secured credit facility, we could seek a waiver of such default or seek to refinance the senior secured credit facility. In the event that we do not obtain such a waiver or refinance the senior secured credit facility, such default could result in amounts outstanding under the senior secured credit facility being declared due and payable. In the event that we experience such a change of control that also results in us having to repurchase the notes, we may not have sufficient financial resources at the time to satisfy all of our obligations under the senior secured credit facility, the notes and our other indebtedness.

The change of control covenant in the indenture does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of the Exchange Notes — Change of Control.”

If interest rates rise, the amount of interest paid by us under the senior secured credit facility will increase.

Revolving borrowings and the term loan under the senior secured credit facility bear interest at variable rates based on adjusted LIBOR or an alternate base rate (as such concepts are defined in the senior secured credit facility). We cannot predict the interest rate environment or guarantee that interest rates will not rise in the near future. An increase in LIBOR or the alternate base rate could result in a significant increase in our annual interest expense under the senior secured credit facility. See the notes to the unaudited consolidated pro forma financial presentation included elsewhere in this prospectus. Should interest rates rise significantly, our cash flows and ability to satisfy our obligations under the notes and our other indebtedness will be adversely affected. While we have entered into agreements limiting our exposure to such variations (See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts — Quantitative and Qualitative Disclosures About Market Risk”), such agreements do not offer complete protection from this risk.

There has not been, and may not be, an active trading market for the exchange notes.

The exchange notes will be new issues of securities for which there is currently no market. We cannot guarantee the future development of a market for the exchange notes or the ability of holders to sell, or the price at which holders may be able to sell, their exchange notes. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation with respect to the exchange notes on any automated dealer quotation system. Therefore, no assurance can be given as to whether an active trading market will develop for the exchange notes or, if a market develops, whether it will continue.

You may be required to dispose of, or we may be permitted to redeem, the notes pursuant to gaming laws.

Gaming authorities can generally require that any holder or beneficial owner of our securities be licensed (or, in the case of New Jersey, obtain ICA) or be found qualified or suitable under applicable gaming laws. If, at any time, any gaming authority requires that a holder or beneficial owner of notes be licensed, authorized or found qualified or suitable under any applicable gaming laws or regulations and that holder or beneficial owner:

•	fails to apply for a license, authorization, qualification or finding of suitability within 30 days (or such shorter period as may be required by the applicable gaming authority); or

•	is denied such license, authorization, qualification or finding of suitability,

subject to applicable gaming laws, we will have the right, at our option,

•	to require such holder or beneficial owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable gaming authority) of receipt of such notice or finding by such gaming authority; or

•	to call for redemption the notes held by such holder or beneficial owner. The redemption price will be equal to the lesser of:

•	the principal amount of the notes, together with accrued interest thereon,

•	the price that the holder or the beneficial owner paid for the notes, together with accrued interest thereon, or

•	such other lesser amount as may be required by the applicable gaming authority.

Finally, under such circumstances, you would not be entitled to exercise any rights of ownership or receive any income from the notes if you fail to obtain the required license, authorization, qualification or finding of suitability.

For more information, see “Regulation and Licensing” and “Description of the Exchange Notes — Gaming Redemption.”

THE EXCHANGE OFFER

Purpose of the Exchange Offer

We sold the outstanding notes to certain initial purchasers on December 28, 2006. The initial purchasers subsequently resold the outstanding notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the issuance of the outstanding notes, we entered into a registration rights agreement with Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers of the outstanding notes.

Among other things, the registration rights agreement requires us to register the exchange notes under the federal securities laws and offer to exchange the exchange notes for the outstanding notes. The exchange notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are effecting the exchange offer in order to comply with the registration rights agreement. Under some circumstances set forth in the registration rights agreement, holders of outstanding notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell exchange notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the outstanding notes by these holders. For more information concerning the registration rights agreement, you should refer to the complete copy of the registration rights agreement, which has been filed as an exhibit to the Registration Statement of which this prospectus is a part. See “Where You Can Find More Information.”

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

Subject to terms and conditions detailed in this prospectus, we will accept for exchange outstanding notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term “expiration date” means 5:00 p.m., New York City time,          , 2007, the 30th day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open, in which case the term “expiration date” will mean the latest time and date to which the exchange offer is extended.

As of the date of this prospectus, $960.0 million aggregate principal amount of outstanding notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all holders of outstanding notes that we are aware of on the date hereof.

We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any outstanding notes, by giving oral or written notice of an extension to the holders of the outstanding notes as described below. During any extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Outstanding Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any greater integral multiple thereof.

We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any outstanding notes, upon the occurrence of any of the conditions to the exchange offer specified under “— Conditions to the Exchange Offer.” We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Outstanding Notes

Your tender to us of outstanding notes as set forth below and our acceptance of the outstanding notes will constitute a binding agreement between us and you upon the terms and subject to the conditions detailed in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender outstanding notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal, to U.S. Bank National Association, as exchange agent, at the address set forth below under “— Exchange Agent” on or prior to the expiration date. In addition, either:

•	certificates for outstanding notes must be received by the exchange agent along with the letter of transmittal,

•	a timely confirmation of a book-entry transfer, which we refer to in this prospectus as a book-entry confirmation, of outstanding notes, if this procedure is available, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer set forth below under “— Book-Entry Transfers” must be received by the exchange agent prior to the expiration date, with the letter of transmittal or an agent’s message in place of the letter of transmittal, or

•	the holder must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of outstanding notes, letters of transmittal and all other required documents is at your election and risk. If such delivery is by mail, it is recommended that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letter of transmittal or outstanding notes should be sent to us.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a holder of the outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution (as defined below).

In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (we refer to each such entity as an “eligible institution” in this prospectus). If outstanding notes are registered in the name of a person other than the signatory of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determine in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an eligible institution.

We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender outstanding notes in the exchange offer. Our or the exchange agent’s interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions thereto, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of outstanding notes for exchange, and no one will be liable for failing to provide such notification.

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of outstanding notes, such outstanding notes must be endorsed or accompanied by powers of attorney signed exactly as the name(s) of the registered holder(s) that appear on the outstanding notes.

If the letter of transmittal or any outstanding notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

By tendering outstanding notes, you represent to us that, among other things:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder; and

•	neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the exchange notes.

In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in or does not intend to engage in a distribution of the exchange notes.

If you are our “affiliate,” as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such exchange notes to be acquired pursuant to the exchange offer, you or any such other person:

•	could not rely on the applicable interpretations of the staff of the SEC, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange if and when we give oral notice, confirmed in writing, or written notice to the exchange agent.

The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, registered holders of exchange notes on the record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date that interest has been paid on the outstanding notes. Holders of exchange notes will not receive any payment in respect of accrued interest on outstanding notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange will only be made after timely receipt by the exchange agent of:

•	certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at DTC,

•	a properly completed and duly executed letter of transmittal or an agent’s message in lieu thereof, and

•	all other required documents.

If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry procedures described below, the non-exchanged outstanding notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfers

For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the outstanding notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under “— Exchange Agent” on or prior to the expiration date, or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

If you desire to tender your outstanding notes and your outstanding notes are not immediately available, or time will not permit your outstanding notes or other required documents to reach the exchange agent before the expiration date, a tender may be effected if:

•	the tender is made through an eligible institution,

•	prior to the expiration date, the exchange agent received from such eligible institution a notice of guaranteed delivery, substantially in the form we provided, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth your name and address, the amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such eligible institution with the exchange agent, and

•	the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent’s message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of outstanding notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under “— Exchange Agent.” This notice must specify:

•	the name of the person having tendered the outstanding notes to be withdrawn,

•	the outstanding notes to be withdrawn, including the principal amount of such outstanding notes, and

•	where certificates for outstanding notes have been transmitted, the name in which such outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of DTC.

We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility, including time of receipt, of such notices. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes tendered for exchange but not exchanged for any reason will be returned to the holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, the outstanding notes will be credited to an account maintained with DTC for the outstanding notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such outstanding notes:

(a) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

(b) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

(1) seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the outstanding notes pursuant to the exchange offer;

or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

(c) there has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

(2) any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

(d) any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the outstanding notes or the exchange notes;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

In addition, we will not accept for exchange any outstanding notes tendered, and we will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order by the SEC is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

U.S. Bank National Association,
Exchange Agent

By Regular Mail, Overnight Courier or in Person (By Hand Only):
West Side Flats
60 Livingston Avenue
St. Paul, MN 55107
Attention: Specialized Finance

By Facsimile Transmission
(for Eligible Institutions only):
(651) 495-8158

Confirm Facsimile Transmission by Telephone:
(800) 934-6802

Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Fees and Expenses

The principal solicitation is being made by mail by U.S. Bank National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the exchange notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates’ officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

Tropicana Entertainment will record the exchange notes at the same carrying value as the outstanding notes as reflected in its accounting records on the date of the exchange. Accordingly, Tropicana Entertainment will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Transfer Taxes

You will not be obligated to pay any transfer taxes in connection with the tender of outstanding notes in the exchange offer unless you instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered holder. In those cases, you will be responsible for the payment of any potentially applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Outstanding Notes

If you do not exchange your outstanding notes for exchange notes in the exchange offer, your outstanding notes will continue to be subject to the provisions of the indenture regarding transfer and exchange of the outstanding notes and the restrictions on transfer of the outstanding notes described in the legend on your certificates. These transfer restrictions are required because the outstanding notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the outstanding notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act.

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the exchange notes if:

•	you are our “affiliate,” as defined in Rule 405 under the Securities Act,

•	you are not acquiring the exchange notes in the exchange offer in the ordinary course of your business,

•	you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the exchange notes you will receive in the exchange offer,

•	you are holding outstanding notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

•	you are a broker-dealer that received exchange notes for its own account in the exchange offer in exchange for outstanding notes that were acquired as a result of market-making or other trading activities.

We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the exchange notes and has no arrangement or understanding to participate in a distribution of the exchange notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the exchange notes or have any arrangement or understanding with respect to the distribution of the exchange notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the exchange notes. In addition, to comply with state securities laws, you may not offer or sell the exchange notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the exchange notes to “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the exchange notes in any state where an exemption from registration or qualification is required and not available.

USE OF PROCEEDS

We will not receive any proceeds from this exchange offer. Any outstanding notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges of (i) Tropicana Casinos and Resorts as of December 31, 2002, 2003, 2004, 2005 and 2006, (ii) Tropicana Entertainment as of December 31, 2006 on a pro forma basis to give effect to the Aztar Acquisition and the corporate reorganization that occurred immediately prior to the consummation of the Aztar Acquisition and (iii) Tropicana Entertainment as of the six months ended June 30, 2007. We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. For the purpose of computing the ratio of earnings to fixed charges, “earnings” is defined as income from continuing operations before provision for income taxes and fixed charges, adjusted to exclude capitalized interest. “Fixed charges” consist of interest expense, amortization of capitalized debt costs and premium on debt, capitalized interest and the estimated interest included in rental expense.

The information in the table below does not represent data for the restricted group under the indenture as it does not include data with respect to the affiliate guarantors, nor does it exclude data with respect to the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas.

							Tropicana
						Tropicana	Entertainment
						Entertainment	Six Months Ended
	Tropicana Casinos and Resorts					Pro Forma	June 30,
	2002	2003	2004	2005	2006	2006(1)	2007

Ratio of Earnings to Fixed Charges	5.63	5.29	6.85	3.92	1.69	—	1.06

(1)	Reflects ratio of earnings to fixed charges of Tropicana Entertainment on a pro forma basis to give effect to the Transactions. For this period, earnings were inadequate to cover fixed charges by $23.0 million.

CAPITALIZATION

The following table sets forth Tropicana Entertainment’s cash and cash equivalents, restricted cash and capitalization as of June 30, 2007.

The information in the table below does not represent data for the restricted group under the indenture as it does not include data with respect to the affiliate guarantors, nor does it exclude data with respect to the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas.

The following table should be read in conjunction with “Prospectus Summary — Summary Unaudited Pro Forma Financial Data,” “Prospectus Summary — Summary Financial Information of Tropicana Entertainment and Tropicana Casinos and Resorts,” “Selected Historical Consolidated Financial Data — Tropicana Entertainment and Tropicana Casinos and Resorts,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts” and the financial statements included elsewhere in this prospectus.

Tropicana
Entertainment
as of
June 30, 2007
(In thousands,
Unaudited)

Cash and cash equivalents	$86,648

Restricted cash(1)	$33,698

Debt (includes current maturities):
New senior secured credit facility	$1,340,239
Las Vegas secured loan	440,000
Notes	960,000
Capital Leases	1,550

Total debt	2,741,789
Total member’s equity	960,377

Total capitalization	$3,702,166

(1)	Represents funds deposited in escrow in respect of interest payable under the Las Vegas secured loan for a period of 12 months.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL PRESENTATION

We have derived the following unaudited pro forma consolidated financial presentation by applying pro forma adjustments to the historical consolidated financial statements of Tropicana Casinos and Resorts and Aztar included elsewhere in this prospectus.

The unaudited pro forma consolidated financial presentation gives effect to:

•	adjustments related to the corporate reorganization that occurred immediately prior to the consummation of the Aztar Acquisition in which Tropicana Casinos and Resorts contributed to Tropicana Entertainment substantially all of its gaming properties other than its New Orleans riverboat, the gaming assets and operations at the Casuarina Las Vegas Casino and the assets and operations of Tropicana Pennsylvania; and

•	further adjustments related to the Aztar Acquisition and the Acquisition Financing Transactions.

The following unaudited pro forma consolidated financial presentation gives effect to the foregoing transactions as if they had occurred on January 1, 2006.

The following unaudited pro forma consolidated financial presentation is based on management’s current estimates of, and good faith assumptions regarding, the adjustments reflected in the unaudited pro forma consolidated financial presentation. The unaudited pro forma consolidated financial presentation is based on currently available information and actual adjustments could differ materially from current estimates. The unaudited pro forma consolidated financial presentation is presented for informational purposes only, and does not purport to represent what results of operations actually would have been had the foregoing transactions been consummated on the dates indicated or to project our results of operations for any future period.

The Aztar Acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standard No. 141, “Business Combinations” (SFAS No. 141), with intangible assets recorded in accordance with Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). The total consideration paid, including transaction-related fees, for the Aztar Acquisition was allocated to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of the date on which the Aztar Acquisition was consummated. In presenting the following pro forma financial information, we have allocated the total estimated purchase price for the Aztar Acquisition to the relevant assets acquired and liabilities assumed based on preliminary estimates of fair values. A final determination of these fair values will reflect our consideration of valuations prepared by third-party appraisers, and may result in adjustments to the amounts recorded in the following presentation.

The unaudited pro forma consolidated financial presentation contained herein consists of a pro forma consolidated income statement for the year ended December 31, 2006. The Aztar Acquisition was consummated on January 3, 2007. We have not included herein an additional pro forma consolidated income statement as of the six months ended June 30, 2007 because the pro forma results for such period would not be significantly different than Tropicana Entertainment’s actual results for such period in light of the fact that the pro forma adjustments for such period would only reflect three days of Aztar operations. The actual unaudited consolidated financial statements of Tropicana Entertainment for the six months ended June 30, 2007 are contained elsewhere in this prospectus.

The information in the table below does not represent data for the restricted group under the indenture as it does not include data with respect to the affiliate guarantors, nor does it exclude data with respect to the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas.

The following table should be read in conjunction with “Prospectus Summary — Summary Unaudited Pro Forma Financial Data,” “Prospectus Summary — Summary Financial Information of Tropicana Entertainment and Tropicana Casinos and Resorts,” “Selected Historical Consolidated Financial Data — Tropicana Entertainment and Tropicana Casinos and Resorts,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts,” “Selected Historical Consolidated Financial Data — Aztar,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Aztar” and the financial statements included elsewhere in this prospectus.

TROPICANA ENTERTAINMENT

Unaudited Pro Forma Consolidated Income Statement
Year Ended December 31, 2006

(In thousands)

		Tropicana		Tropicana		Aztar		Pro Forma
	Tropicana	Casinos		Casinos		Acquisition		for Aztar
	Casinos	and Resorts		and Resorts		and Financing		Acquisition and
	and Resorts	Adjustments(1)		as Adjusted	Aztar	Adjustments(2)		Financing

Operating revenues
Casino	$239,490	$—		$239,490	$673,929	$44,414	(a)	$957,833
Rooms	39,731	—		39,731	107,289	45,076	(a)	192,096
Food and beverage	41,983	—		41,983	58,773	58,526	(a)	159,282
Other casino and hotel	12,323	—		12,323	54,345	5,348	(a)	72,016

Total operating revenues	333,527	—		333,527	894,336	153,364		1,381,227
Less promotional allowances	(44,664)	—		(44,664)	—	(153,364	)(a)	(198,028)

Net operating revenues	288,863	—		288,863	894,336	—		1,183,199

Operating expenses
Casino	40,482	—		40,482	265,823	(79,001	)(e)	227,304
Rooms	17,647	—		17,647	48,258	10,995	(e)	76,900
Food and beverage	34,579	—		34,579	57,313	46,510	(e)	138,402
Other casino and hotel	4,141	—		4,141	29,200	2,303	(b)	35,644
Utilities	10,074	—		10,074	25,234	—		35,308
Marketing, advertising and casino promotion	15,513	—		15,513	82,025	(678	)(d)	96,860
Repairs and maintenance	8,322	—		8,322	27,254	—		35,576
Provision for doubtful accounts	—	—		—	2,475	(2,475	)(c)	—
Insurance	2,908	—		2,908	—	—		2,908
Property and local taxes	3,824	—		3,824	38,078	—		41,902
Gaming taxes and licenses	39,869	—		39,869	—	—		39,869
Administrative and general	16,184	—		16,184	88,338	(19,299	)(d)	85,223
Corporate overhead	5,350	—		5,350	—	7,750	(d)	13,100
Leased land and facilities	10,771	—		10,771	11,590	(614	)(d)	21,747
Depreciation and amortization	18,033	—		18,033	70,027	(7,030	)(f)	81,030
Insurance recoveries	—	—		—	(12,229)	—		(12,229)
Casualty loss	—	—		—	5,420	—		5,420
Merger related	—	—		—	92,972	(78,000	)(g)	14,972
Write off of fixed assets, deposits and other costs related to abandoned acquisitions	2,588	—		2,588	26,021	—		28,609

Total operating expenses	230,285	—		230,285	857,799	(119,539)		968,545

Income from operations	58,578	—		58,578	36,537	119,539		214,654

Other income (expense)
Other income	—	—		—	2,640	—		2,640
Interest income	8,918	—		8,918	1,849	—		10,767
Interest expense	(35,563)	18,922	(a)	(16,641)	(55,935)	(175,619	)(h)	(248,195)

Total other income (expense)	(26,645)	18,922		(7,723)	(51,446)	(175,619)		(234,788)

Income (loss) before income taxes	31,933	18,922		50,855	(14,909)	(56,080)		(20,134)
Income taxes	—	—		—	(29,247)	29,247	(i)	—

Income (loss) before minority interest	31,933	18,922		50,855	(44,156)	(26,833)		(20,134)
Minority interest in net income (loss) of consolidated subsidiaries	(3,224)	—		(3,224)	—	—		(3,224)

Income (loss) from continuing operations	$28,709	$18,922		$47,631	$(44,156)	$(26,833)		$(23,358)

Notes to Unaudited Pro Forma Consolidated Financial Presentation
(In thousands except as otherwise noted)

(1)	TROPICANA CASINOS AND RESORTS ADJUSTMENTS

The following adjustments give effect to the corporate reorganization that occurred immediately prior to the consummation of the Aztar Acquisition as if it had occurred on January 1, 2006.

(a) Reflects the elimination of accrued interest in respect of the $350.2 million loan made to Tropicana Casinos and Resorts by CSC Holdings, LLC, an affiliate of Tropicana Entertainment controlled by Columbia Sussex, as this loan was retained by Tropicana Casinos and Resorts in the corporate reorganization as a liability owing to CSC Holdings, LLC, and was not assigned to Tropicana Entertainment. The $350.2 million loan evidences the payments by CSC Holdings, LLC into an account a portion of which was utilized to make payment on behalf of Tropicana Casinos and Resorts of the $313.0 million deposit to Aztar upon the execution of the Aztar Merger Agreement and a deposit of approximately $37.2 million in connection with the issuance of the old notes. The $350.2 million loan matures on May 19, 2018 and accrues interest at a rate of LIBOR plus 5% per annum, although no principal or interest payments are due thereon until the maturity date thereof.

(2)	AZTAR ACQUISITION AND FINANCING ADJUSTMENTS

The following adjustments give effect to the Aztar Acquisition and the Acquisition Financing Transactions as if they had occurred on January 1, 2006.

(a) Aztar reflects its cash promotional offers to its customers, including cash rebates from loyalty programs, as reductions in casino revenues. Tropicana Casinos and Resorts presents casino, rooms, food and beverage and other casino and hotel revenues on a gross basis inclusive of these types of promotional allowances, and then deducts such promotional allowances from its total operating revenues to derive its net operating revenues. The following table reflects the adjustments to each of Aztar’s revenue components to present these types of promotional allowances in a manner consistent with Tropicana Casinos and Resorts’ revenue recognition policies:

Year Ended
December 31,
2006

Casino revenue	$44,414
Rooms revenue	45,076
Food and beverage revenue	58,526
Other casino and hotel revenue	5,348

Total revenue adjustment	$153,364

Promotional allowances	$(153,364)

Notes to Unaudited Pro Forma Consolidated Financial Presentation — (Continued)
(In thousands except as otherwise noted)

(b) Aztar reflects the estimated cost of providing patrons with complimentary food and beverage, accommodations and other goods and services as casino expense. Tropicana Casinos and Resorts reflects these costs as expenses of each department that incurs the relevant costs. The following table reflects the adjustments required to present these types of expenses in a manner consistent with Tropicana Casinos and Resorts’ expense recognition policies:

Year Ended
December 31,
2006

Casino expense	$(75,934)

Rooms expense	$20,215
Food and beverage expense	53,416
Other casino and hotel expense	2,303

Total	$75,934

(c) Aztar reflects its provision for doubtful accounts as a separate line item in its income statement. Tropicana Casinos and Resorts reflects its provision for doubtful accounts as part of casino expense. The following table reflects the adjustments required to present Aztar’s provision for doubtful accounts as casino expense:

Year Ended
December 31,
2006

Casino expense	$2,475

Provision for doubtful accounts	$(2,475)

(d) Following the consummation of the Aztar Acquisition, Aztar, Tropicana Entertainment’s wholly-owned, indirect subsidiary, began to make use of administrative services provided to it by Columbia Sussex pursuant to a services agreement entered into between it and Columbia Sussex. Under the services agreement, Aztar has various corporate and property administrative services (including, among others, accounting, marketing, property management and human resources) performed on its behalf by Columbia Sussex in exchange for a fixed payment of $1.0 million per year, which represents a cost savings as compared to the cost at which Aztar previously incurred similar services at its corporate headquarters and properties. In addition, Tropicana Entertainment closed Aztar’s Phoenix, Arizona headquarters, which produced a reduction in overhead costs. Furthermore, subsequent to the consummation of the Aztar Acquisition, management conducted a review of Aztar’s staffing practices and effected a staffing reorganization at Aztar, which has resulted in cost savings and which management expects to continue to produce cost savings in the future. Cost savings with respect to administrative and general expense and lease expense have been realized without affecting revenues generated by Aztar because substantially all of the cost savings that were achieved with respect to these expenses resulted from the closure of Aztar’s headquarters in Phoenix, Arizona, which headquarters were no longer needed following the consummation of the Aztar Acquisition as we consolidated corporate operations for our existing operations and the operations acquired in the Aztar Acquisition at our Crestview Hills, Kentucky headquarters. Cost savings with respect to the other expense categories are expected to be realized without affecting revenues because Tropicana Casinos and Resorts has historically evidenced an ability to achieve revenue growth while simultaneously effecting reductions in payroll and other expenses.

Notes to Unaudited Pro Forma Consolidated Financial Presentation — (Continued)
(In thousands except as otherwise noted)

The following pro forma adjustments reflect the implementation of the cost saving measures described above:

Year Ended
December 31,
2006

Casino expense	$(5,542)
Rooms expense	(9,220)
Food and beverage expense	(6,906)
Marketing, advertising and casino promotion expense	(678)
Leased land and facilities expense	(614)
Administrative and general expense(i)	(19,299)
Corporate overhead(i)	7,750

Total	$(34,509)

(i)	Administrative and general expense reflects an adjustment of $(19,299), which represents Aztar corporate costs and a reclassification of certain corporate overhead costs. The $7,750 add back to corporate overhead represents additional expenses in support of the acquisition in accordance with Tropicana Casinos and Resorts’ expense recognition policies and a reclassification of certain administrative and general expenses.

(e) The total adjustment to casino expense reflects the combined impact of the adjustments set forth in notes (b), (c) and (d) above as follows:

Year Ended
December 31,
2006

Note(b) reclass related to the treatment of complimentary services	$(75,934)
Note(c) reclass related to the presentation of allowance for doubtful accounts	2,475
Note(d) adjustment related to the staffing reorganization plan	(5,542)

Total casino expense adjustment	$(79,001)

The total adjustment to rooms expense reflects the combined impact of the adjustments set forth in notes (b) and (d) above as follows:

Year Ended
December 31,
2006

Note(b) reclass related to the treatment of complimentary services	$20,215
Note(d) adjustment related to the staffing reorganization plan	(9,220)

Total rooms expense adjustment	$10,995

The total adjustment to food and beverage expense reflects the combined impact of the adjustments set forth in notes (b) and (d) above as follows:

Year Ended
December 31,
2006

Note(b) reclass related to the treatment of complimentary services	$53,416
Note(d) adjustment related to the staffing reorganization plan	(6,906)

Total food and beverage expense adjustment	$46,510

Notes to Unaudited Pro Forma Consolidated Financial Presentation — (Continued)
(In thousands except as otherwise noted)

(f) Reflects adjustments to depreciation and amortization expense resulting from purchase accounting adjustments to reflect the estimated fair values of the assets acquired in the Aztar Acquisition. The following table sets forth aggregate pro forma depreciation and amortization expense based on the estimated fair values of these assets:

	Value	Useful Life	Annual Expense

Property and equipment:
Buildings	$873,400	30	$29,114
Personal property	106,500	5	21,300
Land	797,400	Indefinite	—

Total property and equipment	1,777,300		50,414
Amortizing intangible assets:
Customer loyalty program	97,100	10	9,710
Aztar trade name	3,900	1.5	2,600
Tropicana Atlantic City gaming license	4,100	15	273

Total amortizing intangibles	105,100		12,583

Total	$1,882,400		$62,997

The following table sets forth the adjustments to depreciation and amortization expense for each period by comparing pro forma depreciation and amortization expense in respect of the assets acquired in the Aztar Acquisition for each period to the historical depreciation and amortization expense recorded by Aztar in respect of these assets for each period:

Year Ended
December 31,
2006

Historical depreciation and amortization expense	$(70,027)
Calculated depreciation and amortization expense	62,997

Adjustment to depreciation and amortization expense	$7,030

(g) Reflects the elimination of the $78.0 million of expense paid by Aztar in the second quarter of 2006 in connection with a break-up fee and expense reimbursement to Pinnacle in connection with Aztar’s termination of its merger agreement with Pinnacle in order to enter into the Aztar Merger Agreement. This $78.0 million payment was paid utilizing a portion of the deposit made by affiliates of Tropicana Entertainment following the execution of the Aztar Merger Agreement and has been reflected by Tropicana Entertainment as a portion of the purchase price for the Aztar Acquisition.

Notes to Unaudited Pro Forma Consolidated Financial Presentation — (Continued)
(In thousands except as otherwise noted)

(h) Reflects the adjustment to interest expense in respect of the senior secured credit facility, the Las Vegas secured loan and the notes and the elimination of historical interest expense in respect of Tropicana Casinos and Resorts’ and Aztar’s historical indebtedness which was retired concurrently with or shortly following the consummation of the Aztar Acquisition, calculated as follows:

Year Ended
December 31,
2006

Interest expense on new senior secured credit facility(i)	$(115,000)
Less interest on repayment of debt due to acquisition termination(i)	13,457
Interest expense on Las Vegas secured loan(ii)	(32,331)
Interest expense on the notes(iii)	(92,400)
Revolving credit facility undrawn commitment fee	(900)
Amortization of deferred financing costs(iv)	(21,021)

Total pro forma interest expense on new debt financing	(248,195)

Less: Tropicana Casinos and Resorts as adjusted interest and amortization of historical debt(v)	16,641
Less: Historical Aztar interest and amortization of historical debt(v)	55,935

Pro forma interest expense adjustment	$(175,619)

(i)	The first line reflects interest on $1,530.0 million of borrowings under the senior secured credit facility. The second line reflects the extent to which interest expense was reduced under the senior secured credit facility after giving effect to the repayment of $167.9 million in aggregate principal amount of the term loan under the senior secured credit facility following the termination of the Casino Queen Acquisition Agreement. See “Prospectus Summary — Recent Developments — Casino Queen Developments” and “Description of Other Indebtedness.” The senior secured credit facility bears interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (x) the prime rate announced by the administrative agent under the facility or (y) the federal funds rate plus 0.50% or (b) a reserve adjusted LIBOR rate. However, Tropicana Entertainment has entered into swap agreements in the amount of $1.0 billion, which effectively fix at 5.00% per annum the LIBOR rate applicable to $1.0 billion of the indebtedness incurred under the senior secured credit facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts — Quantitative and Qualitative Disclosures About Market Risk.” We have calculated the amount above by applying an interest rate of (i) 8.02%, or LIBOR plus an applicable margin of 2.25%, to that portion of the outstanding indebtedness under the senior secured credit facility that is not hedged against, which reflects the interest rate in effect as of August 31, 2007 under the senior secured credit facility, and (ii) 7.25%, or 5.00% plus an applicable margin of 2.25%, to the $1.0 billion portion of the outstanding indebtedness under the senior secured credit facility that is hedged against by the swap agreement we entered into, which reflects the effective interest rate to Tropicana Entertainment under the senior secured credit facility after giving effect to such hedging arrangement.

(ii)	Reflects interest on $440.0 million of borrowings under the Las Vegas secured loan. The Las Vegas secured loan bears interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (x) the prime rate announced by the administrative agent under the facility or (y) the federal funds rate plus 0.50% or (b) a reserve adjusted LIBOR rate. However, the Las Vegas borrower has entered into a swap agreement in the amount of $440.0 million, which effectively fixes at 5.10% per annum the LIBOR rate applicable to the entire balance outstanding under the Las Vegas secured loan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts — Quantitative and Qualitative Disclosures About Market Risk.” We have calculated the amount above by applying an interest rate of 7.35%, or LIBOR plus an applicable margin of 2.25%, to the outstanding indebtedness under the Las Vegas secured loan, which reflects the interest rate in effect for the term of the loan after giving effect to the hedging arrangement described above.

(iii)	Reflects interest on the notes using a fixed annual interest rate of 9.625%.

Notes to Unaudited Pro Forma Consolidated Financial Presentation — (Continued)
(In thousands except as otherwise noted)

(iv)	Reflects (a) amortization of $68.3 million in deferred financing costs in respect of the senior secured credit facility, which will be amortized on a straight-line basis over the five year term of the facility, (b) amortization of an estimated $8.7 million in deferred financing costs in respect of the Las Vegas secured loan, which will be amortized on a straight-line basis over the 18 month term of the facility and (c) amortization of $12.3 million in deferred financing costs in respect of the notes, which will be amortized on a straight-line basis over the eight year term of the notes.

(v)	Reflects elimination of historical and as adjusted interest expense and amortization of deferred financing costs relating to Tropicana Casinos and Resorts’ historical credit facility, which was retired concurrently with the consummation of the Aztar Acquisition, and Aztar’s historical credit facility and outstanding notes, which were retired concurrently with the consummation of the Aztar Acquisition and 30 days following the Aztar Acquisition, respectively.

(i) Reflects elimination of historical income tax expense of Aztar as Tropicana Entertainment is a pass-through entity for federal and state income tax purposes.

SELECTED HISTORICAL FINANCIAL DATA — TROPICANA ENTERTAINMENT AND
TROPICANA CASINOS AND RESORTS

The following table sets forth selected historical consolidated financial data of Tropicana Entertainment and Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent company and predecessor.

The selected historical income statement data of Tropicana Entertainment for the six month period ended June 30, 2007 and its selected historical balance sheet data as of June 30, 2007 have been derived from the unaudited consolidated financial statements of Tropicana Entertainment included elsewhere in this prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of the information for those periods.

The selected historical consolidated income statement data of Tropicana Casinos and Resorts for the 2004, 2005 and 2006 fiscal years and its selected historical consolidated balance sheet data as of December 31, 2005 and 2006 have been derived from the audited consolidated financial statements of Tropicana Casinos and Resorts included elsewhere in this prospectus. The selected consolidated income statement data of Tropicana Casinos and Resorts for the 2002 and 2003 fiscal years, and the selected historical consolidated balance sheet data as of December 31, 2002, 2003 and 2004 have been derived from the audited consolidated financial statements of Tropicana Casinos and Resorts not included elsewhere in this prospectus. The selected historical income statement data of Tropicana Casinos and Resorts for the six month period ended June 30, 2006 have been derived from the unaudited consolidated financial statements of Tropicana Casinos and Resorts included elsewhere in this prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of the information for such period.

In connection with the corporate reorganization conducted by Tropicana Casinos and Resorts described under “Prospectus Summary — Corporate Reorganization,” Tropicana Casinos and Resorts contributed to Tropicana Entertainment substantially all of its gaming properties. In the corporate reorganization, Tropicana Casinos and Resorts did not contribute to Tropicana Entertainment the assets relating to its New Orleans riverboat or the gaming assets and operations at the Casuarina Las Vegas Casino in Las Vegas, Nevada, a casino located in leased space in a hotel property that is managed by Columbia Sussex and owned by an affiliate of Columbia Sussex. Accordingly, the selected historical consolidated financial data of Tropicana Casinos and Resorts set forth in the table below reflects the New Orleans riverboat and the gaming assets and operations at the Casuarina Las Vegas Casino as discontinued operations. In addition, in accordance with FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” the selected historical consolidated financial data of Tropicana Casinos and Resorts through December 31, 2006 and the selected historical financial data of Tropicana Entertainment thereafter include the results of Realty, one of the affiliate guarantors, a variable interest entity of which Tropicana Casinos and Resorts was the primary beneficiary prior to the corporate reorganization and of which Tropicana Entertainment became the primary beneficiary thereafter. For a more detailed presentation of Realty’s results, see the financial statements of Realty included elsewhere in this prospectus. Furthermore, on December 12, 2006, Tropicana Casinos and Resorts acquired all equity interests in Tropicana Pennsylvania, which is not subject to the restrictive covenants contained in the indenture. Accordingly, the selected historical consolidated financial data of Tropicana Casinos and Resorts set forth in the table below reflect Tropicana Pennsylvania as a discontinued operation.

Tropicana Casinos and Resorts, through its operating subsidiaries and affiliates, has made several significant acquisitions of gaming properties over the past few years, including the River Palms in Laughlin, Nevada in September 2003, the MontBleu in South Lake Tahoe, Nevada in June 2005 and the Belle of Baton Rouge in Baton Rouge, Louisiana in October 2005. These gaming properties materially increased Tropicana Casinos and Resorts’ net operating revenues in the periods following their acquisitions. The New Orleans riverboat and the gaming assets and operations at the Casuarina Las Vegas Casino, which were not contributed to Tropicana Entertainment as part of the Transactions, are shown as “Discontinued Operations, Casinos to be Transferred” in the consolidated financial statements of Tropicana Casinos and Resorts contained elsewhere in this prospectus.

The historical results below do not represent the results of the restricted group under the indenture. The historical results set forth below do not necessarily indicate results expected for any future period, and the results of any future period do not necessarily indicate results that may be expected for any other period or the full fiscal year. The following historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts” and the consolidated financial statements of Tropicana Entertainment and Tropicana Casinos and Resorts included elsewhere in this prospectus.

						Six Months Ended
	Year Ended December 31,					June 30,
	2002(1)	2003(1)	2004(1)	2005(1)	2006(1)	2006(1)	2007(2)
	(In thousands)

Income Statement Data:
Revenues
Casino	$61,236	$73,426	$100,240	$150,040	$239,490	$124,922	$443,417
Room	10,190	12,177	18,032	28,381	39,731	19,456	97,734
Food and beverage	11,930	15,736	21,829	30,032	41,983	20,402	80,668
Other casino and hotel	3,886	5,031	5,845	8,373	12,323	5,437	34,282

Total operating revenues	87,242	106,370	145,946	216,826	333,527	170,217	656,101
Less promotional allowance	(2,855)	(16,399)	(24,029)	(30,184)	(44,664)	(22,435)	(102,045)

Net operating revenues	84,387	89,971	121,917	186,642	288,863	147,782	554,056

Operating Expenses
Casino	10,395	15,206	19,822	27,658	40,482	20,197	61,434
Rooms	3,093	4,997	8,257	12,830	17,647	8,686	40,863
Food and beverage	7,506	11,940	17,829	25,962	34,579	16,918	67,398
Other casino and hotel	21,660	21,153	27,210	44,834	79,909	42,229	123,723
Selling, general and administrative	17,436	10,633	16,647	23,253	37,047	17,146	96,478
Depreciation and amortization	4,364	5,478	6,615	9,646	18,033	6,415	43,353
Write off of fixed assets, deposits and other costs related to abandoned acquisitions	—	—	79	2,742	2,588	979	263

Total operating expenses	64,454	69,407	96,459	146,925	230,285	112,570	433,512

Income from operations	19,933	20,564	25,458	39,717	58,578	35,212	120,544
Loss from early extinguishment of debt	—	—	—	—	—	—	(2,799)
Interest expense (net)	(970)	(741)	(796)	(5,511)	(26,645)	(7,124)	(107,595)

Income before minority interest and income taxes	18,963	19,823	24,662	34,206	31,933	28,088	10,150
Minority interest in net income of consolidated subsidiary	(2,594)	(2,952)	(3,873)	(3,433)	(3,224)	(1,750)	(2,317)

Income from continuing operations before income taxes	16,369	16,871	20,789	30,773	28,709	26,338	7,833
Income tax benefit, net	—	—	—	—	—	—	384,767
Discontinued operations, casinos to be transferred	—	(852)	(2,869)	(8,929)	4,705	(2,097)	—

Net income	$16,369	$16,019	$17,920	$21,844	$33,414	$24,241	$392,600

Balance Sheet Data (as of period end):
Cash and cash equivalents	$14,400	$21,884	$26,339	$41,233	$33,023	$62,166	$86,648
Total assets	55,550	100,158	115,808	368,268	1,734,091	714,347	3,851,539
Total debt (excluding related party)	6,700	22,700	19,950	199,500	1,155,975	196,629	2,741,789
Stockholder’s equity	32,060	53,653	71,573	120,017	146,931	156,921	960,377

(1)	Reflects results of Tropicana Casinos and Resorts.

(2)	Reflects results of Tropicana Entertainment. Includes Aztar’s results of operations from January 3, 2007, the date of its acquisition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS — TROPICANA ENTERTAINMENT AND TROPICANA CASINOS AND RESORTS

The following management’s discussion and analysis should be read in conjunction with “Selected Historical Consolidated Financial Data — Tropicana Entertainment and Tropicana Casinos and Resorts” and the consolidated financial statements of Tropicana Entertainment and Tropicana Casinos and Resorts included elsewhere in this prospectus. See “Forward Looking Statements” and “Risk Factors” for a discussion of factors that could cause future financial condition and results of operations to be different from those discussed below. Tropicana Casinos and Resorts’ fiscal year ends on December 31 of each calendar year, and its interim fiscal quarters end on the last day of March, June and September of each year. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Separate discussions and analyses of results of operations for CP Vicksburg, JMBS Casino and Aztar are included elsewhere in this prospectus.

Overview and Presentation

We are a leading, diversified, multi-jurisdictional owner and operator of gaming properties. We own or operate gaming properties located in Nevada, New Jersey, Louisiana, Mississippi and Indiana that are focused primarily on serving customers within driving distance of such properties. Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent company and predecessor, was formed in 1990 by Mr. William Yung to acquire the Tahoe Horizon, his initial investment in the gaming industry. Since obtaining a gaming license in 1990, Mr. William Yung, has built a record of successful gaming acquisitions and development, while generating growth and operational improvements. On June 8, 2006, in connection with the corporate reorganization conducted by Tropicana Casinos and Resorts as described under “Prospectus Summary — Corporate Reorganization” and “Business — Corporate Reorganization,” Tropicana Entertainment was formed.

In the corporate reorganization completed on January 3, 2007, Tropicana Casinos and Resorts contributed to Tropicana Entertainment five gaming properties, but did not contribute to Tropicana Entertainment the assets relating to its New Orleans riverboat, the gaming assets and operations at the Casuarina Las Vegas Casino, a casino located in leased space in a hotel property managed by Columbia Sussex and owned by an affiliate of Columbia Sussex, or the assets relating to the Tropicana Pennsylvania. These operations are shown as “Discontinued Operations, Casinos to be Transferred” in the consolidated financial statements of Tropicana Casinos and Resorts contained elsewhere in this prospectus, and the following management’s discussion and analysis gives effect to such treatment in its presentation of Tropicana Casinos and Resorts’ financial condition and results of operations. In addition, in accordance with FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities,” the consolidated financial statements of Tropicana Entertainment and Tropicana Casinos and Resorts include the results of Realty, one of the affiliate guarantors, a variable interest entity of which Tropicana Casinos and Resorts was the primary beneficiary prior to the corporate reorganization and of which Tropicana Entertainment became the primary beneficiary thereafter. For a more detailed presentation of Realty’s results, see the financial statements of Realty included elsewhere in this prospectus.

In light of Tropicana Entertainment’s limited operating history and the fact that five of the gaming properties comprising its present casino portfolio were previously operated by Tropicana Casinos and Resorts, this management’s discussion and analysis presents the financial condition and results of operations of both Tropicana Entertainment and Tropicana Casinos and Resorts so as to provide a more complete understanding of Tropicana Entertainment’s business than would be afforded by a presentation of the financial condition and results of operations of Tropicana Entertainment alone.

Acquisition of Aztar

On January 3, 2007, affiliates of Tropicana Entertainment acquired all of the outstanding equity interests in Aztar for approximately $2.1 billion in cash. As part of the corporate reorganization completed substantially concurrently with the acquisition, Aztar became a wholly-owned subsidiary of Tropicana Entertainment. For more information concerning the Aztar Acquisition, see “Prospectus Summary — The Aztar Acquisition” and “Business — The Aztar Acquisition.” The Aztar Acquisition added four casino properties located in Nevada, New Jersey and Indiana to the holdings of Tropicana Entertainment.

The Aztar Acquisition has significantly increased the revenues of Tropicana Entertainment. Tropicana Entertainment has incurred significant new borrowings in connection with the Acquisition Financing Transactions that it entered into in order to finance the Aztar Acquisition. Accordingly, Tropicana Entertainment’s interest expense in future periods is significantly higher than the historical interest expense of Tropicana Casinos and Resorts.

The Aztar Acquisition was accounted for as a purchase and the results of operations of the acquired company have been included in Tropicana Entertainment’s results of operations from its acquisition date. As a result of the Aztar Acquisition, Aztar’s assets and liabilities were adjusted to fair value as of the closing date of the Aztar Acquisition based on a preliminary estimate provided by an independent third party appraiser. The excess of the total purchase price over the fair value of Aztar’s net assets at the closing of the Aztar Acquisition was allocated to goodwill, and this indefinite-lived asset will be subject to an impairment review on an annual basis or as the circumstances require. The following accounting polices and classifications used by Aztar were changed as of the date of the Aztar Acquisition, January 3, 2007, to reflect Tropicana Entertainment’s accounting policies and classifications: (i) Operating revenues are presented gross of promotional allowances and complimentaries offered to customers, while Aztar presented operating revenues net of these items. These promotional allowances and complimentaries are then deducted from gross operating revenue to derive net operating revenues. (ii) The cost of providing complimentary rooms, food and beverage to customers is presented as an expense of the department providing the service, while Aztar presented these costs as expenses of the department that granted the complimentary to the guest, which was primarily the casino department. (iii) Gaming taxes and licensing fees are presented as a separate caption in the statement of operations, while Aztar presented these costs as part of the casino department. (iv) Provision for doubtful accounts expense is included as a casino department expense, while Aztar presented provision for doubtful accounts as a separate operating expense caption. (v) Depreciation and amortization expense after the Aztar Acquisition will reflect useful lives which may differ from those used by Aztar prior to the Aztar Acquisition. See footnote 2 of the unaudited pro forma consolidated income statement included elsewhere in this prospectus for more detail regarding these reclassifications we have made.

Other Recently Completed Acquisitions

Tropicana Casinos and Resorts, through its operating subsidiaries and affiliates, has made several significant acquisitions of gaming properties over the past few years, which properties it contributed to Tropicana Entertainment as part of the corporate reorganization. These acquisitions include:

•	The gaming assets and operations of the River Palms in Laughlin, Nevada. Realty acquired the real estate and substantially all of the non-gaming assets of the property. The acquisitions were made in September 2003 for an aggregate cash purchase price of $25.2 million. Tropicana Casinos and Resorts has since invested nearly $13.6 million in hotel room renovations and casino floor improvements at the River Palms.

•	The MontBleu in South Lake Tahoe, Nevada, which Tropicana Casinos and Resorts acquired in June 2005 for an aggregate cash purchase price of $47.2 million. During the fourth quarter of 2005, Tropicana Casinos and Resorts commenced a $21.0 million redevelopment of the MontBleu, which encompassed, among other things, remodeling the common areas of the property, including the lobby, restaurants and onsite nightclub. The renovated MontBleu re-opened in May 2006.

•	The Argosy Riverboat Casino and related assets in Baton Rouge, Louisiana, which Tropicana Casinos and Resorts acquired in October 2005 for an aggregate cash purchase price of approximately $149.7 million. The property has since been renamed the Belle of Baton Rouge.

Financial Statement Presentation

The following provides a brief description of certain items that appear in the financial statements of Tropicana Entertainment and Tropicana Casinos and Resorts and general factors that impact these items:

Operating Revenue.  Total operating revenue represents gross revenues derived from casino operations, hotel room revenues associated with hotel operations, food and beverage, retail and other casino and hotel operations. Net operating revenue represents total operating revenue less promotional allowances, which include the retail value of accommodations, food and beverage and other services provided to casino customers without charge and “cash back” awards such as cash coupons, rebates, cash complimentaries and refunds, or “complimentaries.”

Casino operating revenue is derived primarily from patrons wagering on slot machines and, to a lesser extent, table games and other gaming operations. Table games include blackjack, craps, roulette, and specialty games. Casino operating revenue is defined as the net win from gaming activities, computed as the difference between gaming wins and losses, not the total amount wagered. “Table game drop” and “slot handle” are casino industry-specific terms used to identify the amount wagered by patrons for a casino table game or slot machine, respectively. “Table game hold” and “slot hold” represent the percentage of the total amount wagered by patrons that the casino has won. Casino operating revenue is recognized as earned at the time the relevant services are provided.

Hotel room revenue is derived from hotel rooms and suites rented to guests. Hotel room revenue is recognized at the time the hotel rooms are provided to guests.

Food and beverage revenues are derived from food and beverage sales in the food outlets of the casino properties, including restaurants, room service and banquets. Food and beverage revenue is recognized at the time the relevant food and/or beverage service is provided to guests.

Revenue from other casino and hotel operations is obtained from ancillary hotel operations such as telephone service sales, gift shop sales, arcade revenues, retail amenities, concessions, entertainment offerings and show room sales and certain other ancillary activities conducted at the casino properties.

Casino operating revenues vary from time to time due to table game hold, slot hold, the amount of gaming activity, as well as variations in the odds for different games of chance. Hotel room revenues vary depending upon the occupancy levels at the hotels and the rates that can be charged. Casino operating revenues, hotel room revenues, food and beverage revenues, and other revenues vary due to general economic conditions and competition.

Operating Expense.  Operating expense represents the direct costs associated with, among other things, operating casinos, rooms departments, food and beverage outlets and other casino and hotel operations (including retail amenities, concessions, entertainment offerings and certain other ancillary activities conducted at the casino properties), and also includes the cost of providing complimentaries. These direct operating costs primarily relate to payroll, supplies and, in the case of food and beverage operations, the cost of goods sold. Operating expenses also take account of utility costs, marketing and advertising, repairs and maintenance, insurance, administrative and general expenses, land and building leases, gaming taxes, and real estate and property taxes. Finally, operating expenses include depreciation of property and equipment used at the various operations and amortization of intangibles and other assets.

Among the costs described above, gaming taxes and licenses, casino expenses and food and beverage expenses account for a significantly greater proportion of the aggregate expenses constituting operating expenses than the others. Expenses associated with gaming taxes and licenses reflect amounts payable to authorities in connection with gaming operations and are computed in various ways depending on the type of gaming or activity involved. Gaming license fees and taxes are based upon such factors as a percentage of the gross revenues or net gaming proceeds received, the number of gaming devices and table games operated and franchise fees for riverboat casinos operating on certain waterways. In many jurisdictions, gaming tax rates are graduated such that they increase as gross revenues increase. Gaming license fees and taxes may also vary with changes in applicable legislation. Casino expense includes, among other things, costs associated with payroll, fixtures and equipment and other similar costs. Casino expense varies depending on amounts expended in connection with such costs, which may depend on staffing and equipment requirements and the implementation of cost saving measures. Food and beverage expense varies on the basis of the cost of certain food items and generally increases in relation to increases in food and beverage sales.

Operating Income.  Operating income represents the net of operating revenues and operating expenses and excludes other items that are not related to operations, such as income earned from the investment of excess funds and minority interest allocations.

Income from Continuing Operations.  Income from continuing operations represents operating income plus interest income and other non-operating income, less interest expense and minority interest income.

Net Income (Loss).  Net income (loss) represents income from continuing operations less discontinued operations or casinos held directly by Tropicana Casinos and Resorts (rather than Tropicana Entertainment) following the corporate reorganization.

Results of Operations

The results of operations for Tropicana Entertainment for the six months ended June 30, 2007 are summarized below. In addition, the results of operations for Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent company and predecessor, for the years ended December 31, 2004, 2005 and 2006 and the six months ended June 30, 2006 are summarized below. The results are reported by segment. The Nevada segment is comprised of the Tahoe Horizon, MontBleu and River Palms. The Mississippi River basin segment is comprised of the Lighthouse Point Casino and the Belle of Baton Rouge.

With the consummation of the Aztar Acquisition, four casino properties located in Nevada, New Jersey and Indiana were added to Tropicana Entertainment’s holdings. Tropicana Express is now part of the Nevada segment. Casino Aztar Evansville is now part of the Mississippi River basin segment. Tropicana Atlantic City and Tropicana Las Vegas are each separate reporting segments.

Net Operating Revenue:

				Six Months Ended
	Year Ended December 31,			June 30,
	2004	2005	2006	2006	2007
	(In thousands)

Nevada Segment:
Tahoe Horizon	$47,074	$47,614	$44,138	$19,964	$18,793
MontBleu(1)	—	33,374	49,953	21,486	24,893
River Palms	47,378	50,316	52,101	28,221	27,189
Tropicana Express(3)	—	—	—	—	46,438

Total Nevada	94,452	131,304	146,192	69,671	117,313

Mississippi River Basin Segment:
Lighthouse Point	27,465	29,041	28,426	15,395	15,511
Belle of Baton Rouge(2)	—	26,297	114,245	62,716	53,519
Casino Aztar Evansville(3)	—	—	—	—	67,115

Total Mississippi River Basin	27,465	55,338	142,671	78,111	136,145
Tropicana Atlantic City(3)	—	—	—	—	217,982
Tropicana Las Vegas(3)	—	—	—	—	82,408
Corporate	—	—	—	—	208

Total	$121,917	$186,642	$288,863	$147,782	$554,056

Net operating revenue for casinos held for the entire period	$121,917	$126,971	$124,665	$147,782	$140,113

(1)	Reflects results since June 10, 2005 acquisition.

(2)	Reflects results since October 25, 2005 acquisition.

(3)	Reflects results since January 3, 2007 acquisition.

Operating Income (Loss):

				Six Months Ended
	Year Ended December 31,			June 30,
	2004	2005	2006	2006	2007
	(In thousands)

Nevada Segment:
Tahoe Horizon	$9,929	$9,361	$8,236	$2,376	$835
MontBleu(1)	—	4,614	(4,077)	(5,406)	572
River Palms	6,868	7,895	9,154	7,029	5,875
Tropicana Express(3)	—	—	—	—	11,798

Total Nevada	16,797	21,870	13,313	3,999	19,080

Mississippi River Basin Segment:
Lighthouse Point	10,943	12,616	11,376	6,389	6,091
Belle of Baton Rouge(2)	—	10,828	39,241	26,089	16,922
Casino Aztar Evansville(3)	—	—	—	—	11,144

Total Mississippi River Basin	10,943	23,444	50,617	32,478	34,157

Tropicana Atlantic City(3)	—	—	—	—	55,578
Tropicana Las Vegas(3)	—	—	—	—	23,355

Segment Totals	27,740	45,314	63,930	36,477	132,170
Corporate	(2,282)	(5,597)	(5,352)	(1,265)	(11,626)
Minority interest net income of consolidated subsidiaries	(3,873)	(3,433)	(3,224)	(1,750)	(2,317)

Total	$21,585	$36,284	$55,354	$33,462	$118,227

Operating income for casinos held for the entire period	$21,585	$20,842	$20,190	$33,462	$16,352

(1)	Reflects results since June 10, 2005 acquisition.

(2)	Reflects results since October 25, 2005 acquisition.

(3)	Reflects results since January 3, 2007 acquisition.

Segment Adjusted EBITDA and Income from Continuing Operations(4):

	Year Ended December 31,			Six Months Ended June 30,
	2004	2005	2006	2006	2007
		(In thousands)

Nevada Segment:
Tahoe Horizon	$13,202	$13,051	$12,649	$3,906	$2,747
MontBleu(1)	—	5,917	640	(2,975)	2,492
River Palms	8,611	10,649	13,012	8,244	8,056
Tropicana Express(3)	—	—	—	—	16,565

Total Nevada	21,813	29,617	26,301	9,175	29,860

Mississippi River Basin Segment:
Lighthouse Point	12,621	14,320	12,957	7,218	6,340
Belle of Baton Rouge(2)	—	11,752	45,291	27,478	19,763
Casino Aztar Evansville(3)	—	—	—	—	16,600

Total Mississippi River Basin	12,621	26,072	58,248	34,696	42,703

Tropicana Atlantic City(3)	—	—	—	—	60,435
Tropicana Las Vegas(3)	—	—	—	—	23,753

Segment Adjusted EBITDA	34,434	55,689	84,549	43,871	156,751
Corporate	(2,282)	(3,584)	(5,350)	(1,265)	(6,666)

EBITDA	32,152	52,105	79,199	42,606	150,085
Write off of fixed assets and deposits related to abandoned acquisition	(79)	(2,742)	(2,588)	(979)	(263)
Construction accident insurance recoveries, net	—	—	—	—	14,075
Depreciation and amortization	(6,615)	(9,646)	(18,033)	(6,415)	(43,353)

Operating income	25,458	39,717	58,578	35,212	120,544
Interest income	113	482	8,918	886	6,483
Interest expense	(909)	(5,993)	(35,563)	(8,010)	(114,078)
Loss from early extinguishment of debt	—	—	—	—	(2,799)
Minority interest in net income of consolidated subsidiaries	(3,873)	(3,433)	(3,224)	(1,750)	(2,317)

Income from continuing operations before income tax	$20,789	$30,773	$28,709	$26,338	$7,833

EBITDA for casinos held for the entire period	$32,152	$34,436	$33,268	$42,606	$32,732

(1)	Reflects results since June 10, 2005 acquisition.

(2)	Reflects results since October 25, 2005 acquisition.

(3)	Reflects results since January 3, 2007 acquisition.

(4)	Segment Adjusted EBITDA is net income before interest expense, interest income, depreciation, amortization, corporate expenses, write offs of fixed assets and deposits related to abandoned acquisition and minority interest in net income of consolidated subsidiary. Segment Adjusted EBITDA should not be construed as a substitute for either operating income or net income as they are determined in accordance with GAAP. Management uses Segment Adjusted EBITDA as a measure to compare operating results between segments and accounting periods. Management manages cash and finances Tropicana Entertainment’s operations at the corporate level. Management manages the allocation of capital among segments at the corporate level. Management accordingly believes that Segment Adjusted EBITDA is useful as a measure of operating results at the segment level because it reflects the results of operating decisions at that level separated from the effects of financing decisions that are managed at the corporate level. Management also uses Segment Adjusted EBITDA as an important operating performance measure in bonus programs for managers and executive officers. Management also believes that Segment Adjusted EBITDA is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. Management’s calculation of Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. While management believes that Segment Adjusted EBITDA provides a useful perspective for some purposes, Segment Adjusted EBITDA has material limitations as an analytical tool. For example, among other things, although depreciation, amortization and write off of fixed assets and deposits related to abandoned acquisition are non-cash charges, the assets being depreciated, amortized and written off may have to be replaced in the future, and Segment Adjusted EBITDA does not reflect the requirements for such replacements. Interest expense, interest income, and minority interest in net income of consolidated subsidiary are also not reflected in Segment Adjusted EBITDA. Therefore, management does not consider Segment Adjusted EBITDA in isolation, and it should not be considered as a substitute for measures determined in accordance with GAAP. A reconciliation of Segment Adjusted EBITDA with operating income and net income as determined in accordance with GAAP is reflected in the table above.

Tropicana Entertainment’s Six Months Ended June 30, 2007 Compared to Tropicana Casinos and Resorts’ Six Months Ended June 30, 2006

On January 3, 2007, the Aztar Acquisition was consummated and Aztar became a wholly-owned subsidiary of Tropicana Entertainment. The Aztar Acquisition added four casino properties located in Nevada, New Jersey and Indiana to the holdings of Tropicana Entertainment and significantly increased the revenues of Tropicana Entertainment as compared to the revenues recorded by Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent and predecessor, in the periods preceding the Aztar Acquisition. As a result of the Aztar Acquisition, Tropicana Express was added to the Nevada reporting segment, Casino Aztar Evansville was added to the Mississippi River basin reporting segment and Tropicana Atlantic City and Tropicana Las Vegas each became independent reporting segments. In addition, Tropicana Entertainment incurred significant new borrowings in connection with the Acquisition Financing Transactions that it and certain of its affiliates entered into in order to finance the Aztar Acquisition. Accordingly, Tropicana Entertainment’s interest expense is significantly higher than the historical interest expense of Tropicana Casinos and Resorts.

Results of operations in this section of Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts are reported by comparing the financial performance of Tropicana Entertainment, or its individual reporting segments, in the six months ended June 30, 2007 to the financial performance of Tropicana Casinos and Resorts, or its individual reporting segments, in the six months ended June 30, 2006.

Net operating revenue increased by $406.3 million, or 274.9%, to $554.1 million in the six months ended June 30, 2007 from $147.8 million in the six months ended June 30, 2006. Operating expenses increased by $320.9 million, or 285.0%, to $433.5 million in the six months ended June 30, 2007 from $112.6 million in the six months ended June 30, 2006. Correspondingly, operating income increased by $85.3 million, or 242.3%, to $120.5 million in the six months ended June 30, 2007 from $35.2 million in the six months ended June 30, 2006. Net income increased by $368.4 million to $392.6 million in the six months ended June 30, 2007 from $24.2 million in the six months ended June 30, 2006. These period over period increases in net operating revenue and expense resulted principally from the acquisition of Aztar in January 2007. The effect of the Aztar Acquisition on the period over period performance of the individual operating segments is described in greater detail below. In addition, the period over period increase in net income principally reflects the effect of two unusual items: In the second quarter of 2007, Tropicana Entertainment elected Sub-Chapter S status for Federal income tax purposes for the Aztar entities it acquired. This resulted in a one-time credit of $399.1 million to income tax expense. In addition, during the second quarter, Tropicana Entertainment settled lawsuits arising out of the collapse of a garage at its Atlantic City property and incurred certain costs associated therewith, recording net proceeds of $15.5 million as a result.

Net operating revenues for the casino properties that Tropicana Entertainment owned and operated at June 30, 2007 and Tropicana Casinos and Resorts owned and operated at June 30, 2006 (which we refer to as same store properties) declined by $7.7 million, or 5.2%, to $140.1 million in the six months ended June 30, 2007 as compared to $147.8 million in the six months ended June 30, 2006. Comparisons of same store revenues for each of the operating segments during both periods are set forth in greater detail below.

Nevada Properties

Principally as a result of the inclusion of the newly acquired Tropicana Express in the Nevada properties segment following its acquisition, net operating income for the Nevada properties increased $15.1 million, or 377.6%, to $19.1 million in the six months ended June 30, 2007 from $4.0 million in the six months ended June 30, 2006. Net operating revenue and net operating income for the Tropicana Express in Laughlin, Nevada was $46.4 million and $11.8 million, respectively in the period beginning January 3, 2007 and concluding June 30, 2007. As in the case of our other casino property in this market, the River Palms, the Tropicana Express is experiencing intense competition from a competing casino resort that was recently acquired and renovated and which is seeking to gain market share. This increased competition is putting pressure on revenue levels and encouraging increased promotional expenditures at the Tropicana Express. Offsetting this effect on net operating revenues, we are reducing operating costs at the property principally through payroll cost reductions as a result of the introduction of our enterprise-wide operating standards at our newly acquired properties. In conjunction with the Aztar Acquisition and the implementation of these standards, Tropicana Express incurred approximately $0.2 million in transition and termination costs during the period beginning January 3, 2007 and concluding June 30, 2007.

Net operating revenue increased at the same store Nevada properties by $1.2 million, or 1.7%, to $70.9 million in the six months ended June 30, 2007 from $69.7 million in the six months ended June 30, 2006. Of this increase, MontBleu contributed $3.4 million due primarily to the completion of major renovations in June 2006. During the six months ended June 30, 2006, MontBleu experienced disruptions relating to ongoing construction at the property, while the six months ended June 30, 2007 revealed the effects of a completely renovated casino, updated restaurant and spa amenities. The River Palms’ period over period net operating revenues declined by $1.0 million, or 3.5%, as a result of reduced market share due to increased marketing efforts and promotional spending from a newly acquired and remodeled competitor, as well as increased promotional spending incurred by the River Palms to effectively compete in these market conditions.

Mainly driven by the results of MontBleu, operating expenses at the same store Nevada properties decreased by $2.1 million, or 3.2%, to $63.6 million in the six months ended June 30, 2007 from $65.7 million in the six months ended June 30, 2006. MontBleu’s period over period expenses decreased by $2.6 million, principally as a result of a $0.6 million reduction in labor costs and a decline of $1.6 million in advertising, promotional and entertainment spending from its heightened level in the 2006 period when such spending included grand re-opening and re-branding promotions as well as higher advertising expenses.

As a result of the factors discussed above, net operating income for the same store Nevada properties increased $3.3 million to $7.3 million in the six months ended June 30, 2007 from $4.0 million in the six months ended June 30, 2006.

Mississippi River Basin Properties

Principally as a result of the inclusion of the recently acquired Casino Aztar Evansville in the Mississippi River basin properties segment following its acquisition, net operating income for the Mississippi River basin properties increased $1.7 million, or 5.2%, to $34.2 million in the six months ended June 30, 2007 from $32.5 million in the six months ended June 30, 2006. Net operating revenue for the Casino Aztar Evansville in Evansville, Indiana was $67.1 million in the period beginning January 3, 2007 and concluding June 30, 2007 and its net operating income was $11.1 million during that period. Revenues and net operating income at this property were adversely affected by the introduction of a new gaming property in French Lick, Indiana opened by a competitor during the fourth quarter of 2006. The opening at the Casino Aztar Evansville in the fourth quarter 2006 of additional dining and entertainment venues and a new 96-room boutique hotel has helped to offset some of the loss in business attributable to the operations of the competing property in French Lick, Indiana. In addition, Casino Aztar Evansville’s results have benefited from labor cost savings arising out of the implementation of our enterprise-wide operational standards at the property following its acquisition. In conjunction with the acquisition and the implementation of these standards, the Casino Aztar Evansville incurred approximately $0.2 million in transition and termination payments during the period beginning January 3, 2007 and concluding June 30, 2007.

Net operating revenue at the same store Mississippi River basin properties declined by $9.1 million, or 11.7%, to $69.0 million in the six months ended June 30, 2007 from $78.1 million in the six months ended June 30, 2006. This included a decrease of $9.2 million at the Belle of Baton Rouge resulting from the re-opening of casino properties along the Gulf Coast and the return to that region from our operating areas of a portion of the population displaced following Hurricane Katrina in August 2005.

Operating expenses remained relatively flat at same store Mississippi River basin properties at $46.0 million and $45.6 million in the six months ended June 30, 2007 and 2006 respectively. Belle of Baton Rouge’s period over period expenses were unchanged at $36.6 million. The lower payroll costs ($1.5 million) and lower gaming taxes ($1.8 million) related to the decrease in revenues discussed above were offset by an increase in insurance costs ($0.7 million), due to higher insurance rates charged by insurance carriers following Hurricane Katrina, and higher advertising and promotional expenses ($2.6 million). The Lighthouse Point Casino experienced a period over period increase in operating expenses of $0.4 million due primarily to higher insurance costs, equipment rental costs, property taxes and outside services, each of which items increased by $0.1 million.

As a result of the factors discussed above, operating income for the Mississippi River basin same store properties decreased by $9.4 million, or 28.9%, to $23.1 million in the six months ended June 30, 2007 from $32.5 million in the six months ended June 30, 2006.

Tropicana Atlantic City

As a result of the Aztar Acquisition, Tropicana Atlantic City became an independent reporting segment. Tropicana Atlantic City recorded net operating revenue of $218.0 million for the period beginning January 3, 2007 and concluding June 30, 2007. Operating income at Tropicana Atlantic City was $55.6 million for the period beginning January 3, 2007 and concluding June 30, 2007. The Tropicana Atlantic City is currently experiencing significant competitive pressure from gaming operations recently opened in Pennsylvania and New York, which are vying aggressively for traditional Atlantic City customers residing in New Jersey, Pennsylvania and New York.

In addition, increased promotional spending by our competitors in the Atlantic City market coupled with disruptions to our operations at the Tropicana Atlantic City as a result of construction we were undertaking in the first and second quarters of 2007 in our casino and hotel have also adversely affected revenues for the period beginning January 3, 2007 and concluding June 30, 2007. Offsetting this downward effect on net operating revenues, we began the implementation of our planned operating standards at this property, which were designed to improve operating efficiencies and lower operating costs. In conjunction with the acquisition of the property and the implementation of these standards, the Tropicana Atlantic City incurred approximately $1.1 million in transition and termination payments during the period beginning January 3, 2007 and concluding June 30, 2007. In addition, during the period beginning January 3, 2007 and concluding June 30, 2007, the Tropicana Atlantic City realized a net gain of $14.1 million related to insurance recoveries arising out of the 2003 construction accident on the site of the property, which gain was net of defense and other costs. See “Business — Legal Proceedings — Litigation matters relating to Aztar’s October 30, 2003 garage collapse accident.”

Tropicana Las Vegas

As a result of the Aztar Acquisition, Tropicana Las Vegas became an independent reporting segment. Tropicana Las Vegas recorded net operating revenue of $82.4 million during the period beginning January 3, 2007 and concluding June 30, 2007. Operating income at Tropicana Las Vegas was $23.4 million during the period beginning January 3, 2007 and concluding June 30, 2007. We have introduced new operational standards at the property to more closely align its operations with our enterprise-wide standards. The new operational standards implemented include adjustments to staffing levels that have achieved more efficient and cost-effective operations. In conjunction with the acquisition of the property and the implementation of these standards, Tropicana Las Vegas incurred approximately $0.1 million in transition and termination payments during the period beginning January 3, 2007 and concluding June 30, 2007.

Corporate

Corporate expenses increased by $10.3 million to $11.6 million in the six months ended June 30, 2007 from $1.3 million in the six months ended June 30, 2006 as a result of the amortization of intangible assets, incremental payroll costs, audit costs and other operating expenses associated with the growth of Tropicana Entertainment as a result of the Aztar Acquisition.

Tropicana Casinos and Resorts’ Year Ended December 31, 2006 Compared to its Year Ended December 31, 2005

Net operating revenue in 2006 increased 55% to $288.9 million from $186.6 million in 2005. Correspondingly, operating expenses increased 57% to $230.3 million in 2006 from $146.9 million in 2005. As a result, operating income increased 48% to $58.6 million from $39.7 million in 2006 as compared to 2005. Net income in 2006 was $33.4 million as compared to $21.8 million in 2005. These increases principally resulted from the acquisitions in 2005 of the MontBleu and the Belle of Baton Rouge and the other factors discussed below.

Nevada Properties

Net operating revenue increased at the Nevada properties by $14.9 million, or 11%, to $146.2 million during 2006 from $131.3 million in 2005. The MontBleu, which was acquired on June 10, 2005, contributed $16.6 million to this increase, while the net operating revenue at Tahoe Horizon decreased by $3.5 million and net operating revenue at River Palms increased by $1.8 million period over period. The period over period decrease in net operating revenue at the Tahoe Horizon was primarily the result of a decline in casino revenue, which experienced a decrease of $2.3 million, although all other departments experienced declines in net operating revenue as well. These decreases were mainly attributable to reduced occupancy at the hotel due primarily to the diminished appearance and approachability of the property resulting from a renovation project to replace the outside surface of the building. The period over period increase at the River Palms was due to an increase in casino revenue of $1.0 million and a decrease in promotional allowances given to gaming patrons of another $1.0 million, offset by small decreases in food and beverage revenues. Slot win at the River Palms was up $1.5 million due to an increase in hold percentage of 0.7%, but offset by a drop in slot handle of 8%. Table games and other casino revenue at the River Palms were down due to lower table game drop, although the hold percentage increased slightly.

The decrease in promotional allowances mentioned above was tied to the decrease in table game drop and slot handle, along with improved control over the issuance of complimentaries.

Operating expenses at the Nevada properties increased $23.5 million, or 21%, to $132.9 million in 2006 from $109.4 million in 2005. Of this increase, $25.3 million was due to expenses incurred at the MontBleu, which included marketing and startup costs of $4.2 million related to the re-branding of the property from Caesars Tahoe to the MontBleu. In addition, the MontBleu expensed demolition costs and write-offs of assets in the amount of $1.2 million related to the renovation in 2006. Period over period operating expenses at the Tahoe Horizon decreased by $2.3 million. Operating expenses for the casino, hotel and food and beverage departments declined by $1.6 million, consistent with the declines in the related revenue category, and insurance costs decreased by $1.5 million due to better control of claim costs. These decreases were partly offset by an increase in depreciation expense of $0.7 million due to additional depreciation on equipment purchases. Period over period operating expenses at the River Palms increased by $0.5 million resulting from increases in depreciation and fixed asset write-offs, which were partly offset by decreases in casino operating expenses and marketing costs.

As a result of the changes discussed above, operating income for the Nevada properties declined $8.6 million to $13.3 million in 2006 from $21.9 million in 2005. The MontBleu accounted for $8.7 million of the decrease in operating income for the Nevada properties. Operating income declined $1.1 million at the Tahoe Horizon. These declines were partly offset by increases at the River Palms of $1.3 million in operating income.

Mississippi River Basin Properties

Net operating revenue increased at the Mississippi River basin properties by $87.4 million, or 158%, to $142.7 million in 2006 from $55.3 million in 2005. Net operating revenues achieved by the Belle of Baton Rouge, which was acquired on October 25, 2005, increased by $87.9 million to $114.2 million in 2006 from $26.3 million for that portion of 2005 following the acquisition of the property, which increase was a significant factor contributing to the surge in net operating revenues at the Mississippi River basin segment in 2006. The Belle of Baton Rouge experienced significant increases in table game drop and slot handle, hotel room revenues and food and beverage revenues because of the effects of population shifts caused by Hurricane Katrina, which struck the Gulf Coast region on August 25, 2005, and the resulting closure of many competing casinos in the Gulf Coast region. This revenue upsurge began to tail off in September 2006 as more casinos opened or re-opened in the region and the transient population created by Hurricane Katrina appeared to shift back, in part, to New Orleans and other Gulf Coast areas. Net operating revenue at the Lighthouse Point Casino declined slightly during 2006 to $28.4 million from $29.0 million in 2005. This decline in net operating revenue of the Lighthouse Point Casino was caused by an increase in promotional allowances of over $0.8 million.

Operating expenses at the Mississippi River basin properties increased $60.2 million to $92.1 million in year ended December 31, 2006 from $31.9 million in year ended December 31, 2005. The Belle of Baton Rouge, which was acquired on October 25, 2005, accounted for $59.5 million of this increase. Operating expenses at the Lighthouse Point Casino increased by $0.6 million period over period, primarily due to an increase in insurance costs and increased beverage department costs resulting from the issuance of more complimentaries.

Operating income at the Mississippi River basin properties increased $27.2 million to $50.6 million in year ended December 31, 2006 from $23.4 million in year ended December 31, 2005. The Belle of Baton Rouge accounted for $28.4 million of this increase while the Lighthouse Point Casino experienced a period over period decrease of $1.2 million.

Corporate

Corporate operating expenses decreased slightly during 2006 to $5.4 million from $5.6 million in 2005. Corporate operating expenses in 2005 included $2.6 million related to the write-off of deposits and other costs, including legal and other professional fees, related to the abandonment of the previously contemplated acquisition of the President Casino St. Louis and subsequent litigation. Excluding these costs from 2005, corporate operating expenses increased $2.4 million from 2005 to 2006. The principal cause of this increase was an increase in professional fees related to our ongoing legal dispute with Park Cattle, the lessor of the Tahoe Horizon and the MontBleu properties, which totaled $1.1 million in year ended December 31, 2006, increases in corporate level personnel costs in anticipation of the Aztar Acquisition, which totaled $0.4 million, and increased audit fees.

Interest expense for Tropicana Casinos and Resorts was $35.6 million in 2006 compared to $6.0 million in 2005. This increase was due to interest accrued under Tropicana Casinos and Resorts’ then outstanding credit facility, which credit facility was used to partially finance the acquisitions of the MontBleu and the Belle of Baton Rouge properties and interest accrued (which totaled $18.9 million) on the related party loan from CSC Holdings, LLC, an affiliate of Columbia Sussex, to Tropicana Casinos and Resorts, which funded the $313.0 million deposit made in connection with the Aztar Acquisition. Interest income also increased during 2006, from $0.5 million to $8.9 million, as a result of interest earned on funds escrowed in connection with the Aztar Acquisition.

Net income for 2006 was affected by “Minority Interest in Net Income of Consolidated Subsidiaries” of $3.2 million, which was down slightly from the $3.4 million recorded during 2005. Minority interest in net income of consolidated subsidiaries includes the 16% economic interest in Greenville Riverboat (which owns the Lighthouse Point Casino) owned by others and the 100% interest in Realty, which owns the real estate and substantially all of the non-gaming assets of River Palms, which is owned by an affiliated company. See Note 11 to the consolidated financial statements of Tropicana Casinos and Resorts for a discussion of Realty’s status as a variable interest entity under FIN 46R. Net income was also affected by “Discontinued Operations, Casinos to be Transferred,” which increased from a loss of $8.9 million in 2005 to a profit of $4.7 million in 2006. The caption “Discontinued Operations, Casinos to be Transferred” includes the operations of the Casuarina Las Vegas Casino, a casino located in leased space in a hotel property owned by an affiliate of Columbia Sussex and managed by Columbia Sussex, the New Orleans riverboat, and the Tropicana Pennsylvania entities, which own land held for sale associated with an abandoned casino development project in Allentown, Pennsylvania (See Note 2 to Tropicana Casinos and Resorts’ 2006 audited financial statements included elsewhere in this prospectus). The Casuarina Las Vegas Casino improved from a loss of $2.7 million in 2005 to a loss of $1.2 million in 2006 due to an increase in net operating revenue of $0.5 million, negotiation of reduced rent under the lease for the property (the lease counter-party is an affiliate of Tropicana Casinos and Resorts), which resulted in a decrease in rent expense of $0.6 million, and reductions in expenses for marketing and promotions, administrative and general costs. Tropicana Casinos and Resorts’ New Orleans riverboat, acquired in June 2005, was damaged by Hurricane Katrina and temporarily shut down for repairs. The period June 10, 2005 (date of acquisition) through December 31, 2005 included costs associated with continuing to pay employees for sixty days after the storm and for other storm related costs that totaled $3.6 million, which contributed to a net loss of $7.1 million in 2005. During 2006, the property continued to incur fixed costs totaling $3.2 million, wrote-off the estimated damage to the vessel of $7.7 million, incurred additional repair costs of $1.9 million, and received insurance proceeds of $22.6 million, which resulted in net income of $9.8 million. Tropicana Pennsylvania wrote-off costs associated with the abandoned casinos development project in Allentown, Pennsylvania and adjusted the carrying value of land held for sale to its estimated fair market value. These charges to operations totaled $5.5 million in 2006.

Tropicana Casinos and Resorts’ Year Ended December 31, 2005 Compared to its Year Ended December 31, 2004

Net operating revenue increased in 2005 by $64.7 million, or 53%, to $186.6 million from $121.9 million in 2004. The MontBleu and the Belle of Baton Rouge, which were acquired in June 2005 and October 2005, respectively, together contributed $59.7 million to the increase. At the properties we owned prior to the acquisition of the MontBleu and the Belle of Baton Rouge, net operating revenue increased by $5.0 million. Operating expenses in 2005 increased by approximately $50.4 million, or 52%, to $146.9 million from $96.5 million in 2004. The MontBleu and the Belle of Baton Rouge contributed $44.2 million to this increase. Included in operating expenses in 2005 were expenses of $2.0 million related to the abandonment of the previously contemplated acquisition of the President Casino in St. Louis, Missouri. Operating income increased by $14.3 million in 2005. The MontBleu and the Belle of Baton Rouge together contributed $15.4 million to the increase in operating income.

Nevada Properties

Net operating revenue at the Nevada properties increased $36.9 million to $131.3 million in 2005 from $94.4 million in 2004. The MontBleu property, which was acquired on June 10, 2005, accounted for $33.4 million of the increase. Net operating revenue at the River Palms property increased $2.9 million to $50.3 million. Of the increase at the River Palms, $2.4 million was due to increased casino revenues, most of which resulted from increases in net win from slot machines. The increase in slot machine net win was the result of an increase in hold percentage of 0.3%, which was offset partially by a decrease in slot handle of $4.2 million. The remaining increase in net operating revenue at the River Palms resulted from an increase in hotel room revenues due to a year over year increase in occupancy from 66.8% to 70.7%. At the Tahoe Horizon, net operating revenue increased $0.5 million to $47.6 million. The increase in revenue at the Tahoe Horizon was due to an increase in casino net win of $1.5 million, offset by a decline in other revenues of approximately $1.0 million caused, in part, by the diminished appearance and approachability of the property resulting from the renovation work to replace the outside surface of the property which began in the fourth quarter. The increase in casino net win was due to an increase in slot machine revenue of $1.7 million, which was, in turn, attributable to an increase in slot handle of 3.8% as partially offset by a decrease in hold of 1.4%. The decline in other revenues was due primarily to a decrease in room revenue of $0.7 million, which resulted principally from a decrease in room rates of 6.1%.

Operating expenses at the Nevada properties increased $31.7 million to $109.4 million in 2005 from $77.7 million in 2004. The MontBleu accounted for $28.8 million of this increase. Operating expenses at the River Palms increased $1.9 million to $42.4 million in 2005 from $40.5 million in 2004. The increase at the River Palms was due to increases in casino operating expense (including gaming taxes) of $0.5 million, increases in room, food and beverage operating expenses of $0.4 million, increases in administrative and general operating expenses of $0.5 million and an increase in depreciation expense of $0.5 million due to capital additions of in excess of $5.0 million in 2004 and 2005. Operating expenses at the Tahoe Horizon increased $1.1 million in 2005. Of this increase, $0.7 million resulted from increases in operating expenses associated with hotel room and food and beverage operations. The remaining increase of $0.4 million in operating expenses at the Tahoe Horizon was due primarily to repair costs associated with the dispute with Park Cattle, the lessor of the Tahoe Horizon and the MontBleu properties.

Operating income at the Nevada properties was $21.9 million in 2005, an increase of $5.1 million from $16.8 million in 2004, with the MontBleu accounting for $4.6 million of this increase. Operating income at the River Palms increased $1.0 million while operating income at Tahoe Horizon experienced a decrease of $0.6 million.

Mississippi River Basin Properties

Net operating revenue at the Mississippi River basin properties increased $27.9 million to $55.3 million in 2005 from $27.5 million in 2004, representing a 101% increase. The Belle of Baton Rouge, which was acquired in October 2005, accounted for $26.3 million of this increase. The Lighthouse Point Casino had net operating revenue of $29.0 million in 2005, compared to $27.4 million in 2004, an increase of $1.6 million. The increase in net operating revenue at Lighthouse Point Casino was due primarily to an increase of $1.5 million in casino net win. The increase in casino net win was attributable almost entirely to an increase in slot machine net win, which resulted from an increase in hold percentage of 0.5%, offset by a decline in slot handle of $9.9 million.

Operating expenses at the Mississippi River basin properties increased $15.4 million in 2005 to $31.9 million from $16.5 million in 2004. The Belle of Baton Rouge accounted for a $15.5 million increase in operating expenses. However, at the Lighthouse Point Casino, increases in gaming taxes and casino operating costs of $0.3 million, consistent with the increase in net operating revenue, were offset by a decline in marketing and promotion expenses of $0.4 million.

As a result of the foregoing, operating income for the Mississippi River Basin properties increased $12.5 million to $23.4 million in 2005, with the Belle of Baton Rouge accounting for $10.8 million of the increase and the Lighthouse Point Casino accounting for the remaining $1.7 million.

Corporate

Corporate operating expense increased $3.3 million to $5.6 million in 2005 from $2.3 million in 2004. The write-off of deposits and other costs, including legal and other professional fees of $2.6 million related to the abandonment of the previously contemplated acquisition of the President Casino St. Louis and subsequent litigation, increased professional fees of $0.2 million related to the acquisition of the MontBleu and the Belle of Baton Rouge, and a general increase in corporate expenses due to the addition of new properties to the portfolio under management, all contributed to the increase in corporate operating expense.

Tropicana Casinos and Resorts’ interest expense was $6.0 million in 2005, an increase of $5.0 million from 2004. This increase was due to accrued interest under Tropicana Casinos and Resorts’ then outstanding credit facility, which was arranged primarily to finance the acquisitions of the MontBleu and the Belle of Baton Rouge.

Tropicana Casinos and Resorts’ net income increased $3.9 million to $21.8 in 2005 from $17.9 million in 2004. In addition to the factors noted above, net income was affected by an increase in interest expense resulting from the increased debt incurred to finance the acquisitions of the MontBleu and the Belle of Baton Rouge and an increase in loss from discontinued operations of $6.0 million to $8.9 million in 2005 from $2.9 million in 2004. This increase in loss from discontinued operations was caused by losses relating to the damage to the New Orleans riverboat in August 2005 caused by Hurricane Katrina and the resulting operating losses.

Liquidity and Capital Resources

Overview

Historically, Tropicana Casinos and Resorts’ cash flows generated by operations have generally been used to fund reinvestment in existing properties for both refurbishment and expansion projects, to pursue additional growth opportunities via strategic acquisitions of existing companies or new development opportunities and to return capital through dividends. Tropicana Casinos and Resorts has supplemented the cash flows generated by its operations with liquidity provided by financing activities, particularly the incurrence of bank debt, and capital contributions or loans from Mr. William Yung or loans from his affiliates. As described below, recently completed acquisitions and plans for future development necessitated new borrowings and additional capital contributions from Mr. William Yung or loans from entities affiliated with Mr. William Yung.

Tropicana Casinos and Resorts’ net cash provided by operating activities for the year ended December 31, 2006 was $76.8 million. This consisted of net income of $33.4 million, non-cash reconciling items of $43.7 million and net changes in working capital, excluding cash, of $(0.3) million. Tropicana Entertainment’s net cash provided by operating activities for the six months ended June 30, 2007 was $45.6 million. This consisted of net income of $392.6 million, change in deferred taxes of $(397.3), other non-cash reconciling items of $45.1 million and net changes in working capital, excluding cash, of $5.2 million.

Tropicana Casinos and Resorts’ cash used in investing activities totaled $1,361.1 million for the year ended December 31, 2006, which consisted of $63.8 million for additions to property and equipment, $1,310.9 for deposits in connection with the Aztar Acquisition and related costs, net of insurance proceeds of $13.6 million for replacement of property and equipment related to the hurricane damage to the New Orleans riverboat. Tropicana Entertainment’s cash used in investing activities totaled $1,256.8 million for the six months ended June 30, 2007, which consisted of $41.5 million for additions to property and equipment, $2,194.1 million for the Aztar Acquisition, which uses of cash were offset by deposits used for the Aztar Acquisition of $978.0 million and other sources in an amount equal to $0.8 million.

Tropicana Casinos and Resorts’ cash provided by financing activities for the year ended December 31, 2006 was $1,275.8 million. This was made up of $350.2 million in proceeds from related party loans in connection with deposits made on behalf of Tropicana Casinos and Resorts by CSC Holdings, LLC, a subsidiary of Columbia Sussex, which were used (together with $0.3 million of interest earned on the cash from CSC Holdings, LLC) to pay a deposit in connection with the Aztar Acquisition and to fund debt issuance costs, net proceeds of $938.9 million from the issuance of the outstanding notes (net of financing costs of $21.1 million) and advances from related parties of $3.1 million. For the period, payments on long-term debt were equal to $3.5 million and dividends to Mr. William Yung and distributions to minority interest holders totaled $12.9 million. The intercompany loans from CSC Holdings, LLC to Tropicana Casinos and Resorts mature in 2018 and earn interest at a per annum rate equal to LIBOR plus 5.00%, although no principal or interest payments are due until maturity. These loans were retained by Tropicana Casinos and Resorts in the corporate reorganization and were not contributed to Tropicana Entertainment. Tropicana Entertainment’s cash provided by financing activities for the six months ended June 30, 2007 was $1,263.7 million. This was made up of $1,871.9 million in net proceeds in connection with the Acquisition

Financing Transactions, net capital contributions of $441.6 million and loans or advances from affiliates of $9.9 million, which sources of cash were partially offset by repayments of the debt of Aztar and other existing debt in an aggregate amount of $1,047.9 million, and cash retained by predecessor and distributions to minority interest holders of $11.8 million. For more information concerning the Acquisition Financing Transactions, see “Prospectus Summary — The Acquisition Financing Transactions” and “Business — The Acquisition Financing Transactions.”

Certain costs incurred in connection with the Aztar Acquisition are tax-deductible, including, among other things, expenditures associated with the exercise of stock options which were treated as employee compensation for tax purposes, payment of deferred compensation to executive officers of Aztar, and certain separation payments. Accordingly, subject to applicable statutory limitations, these costs produced favorable income tax attributes that Aztar will utilize on its 2007 federal and state income tax returns and carry back to its 2006 federal and state income tax returns as well. We estimate that the tax benefits resulting from tax-deductible expenditures in connection with the Aztar Acquisition when netted with taxable income for the period January 1, 2007 to May 1, 2007, the date Aztar elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code, will result in federal and state income tax refunds of approximately $20.5 million, which we expect to receive in the first quarter of 2008.

We are a party to certain legal proceedings involving Park Cattle. See “Business — Legal Proceedings — Litigation matters relating to our leases for the Tahoe Horizon.” Although we believe that Park Cattle’s allegations in connection with these legal proceedings are without merit, we cannot predict the outcome of the ongoing litigation. If we cannot successfully defend against Park Cattle’s allegations or reach a satisfactory settlement with Park Cattle, Tropicana Entertainment may incur significant additional costs including, without limitation, the payment of damages to Park Cattle. Tropicana Entertainment is also expending significant resources in the form of legal fees to contest the allegations made by Park Cattle.

Subject to the considerations described below, on balance, management believes that cash flows from operations, available or contemplated borrowings (including availability under the revolving credit line of the senior secured credit facility totaling $170.3 million as of June 30, 2007) and existing cash balances will be sufficient to meet Tropicana Entertainment’s expected operating requirements during the next 12 months and to fund additional investments. Tropicana Entertainment may consider issuing additional debt or equity securities in the future to fund potential acquisitions or growth or to refinance existing debt, especially related to the Tropicana Las Vegas development project. In addition, subject to certain conditions, we are entitled to extend the Las Vegas loan for two six-month periods. Management continues to review additional opportunities to acquire or invest in companies, properties and other investments that meet its established criteria for strategic and investment return objectives.

Retirement of Credit Facility

Tropicana Casinos and Resorts maintained a $250.0 million credit facility consisting of a Term Loan A in an aggregate principal amount of $100.0 million, of which $96.9 million was outstanding as of December 31, 2006; a Term Loan B in an aggregate principal amount of $100.0 million, of which $98.8 million was outstanding as of December 31, 2006; and a revolving loan in an aggregate principal amount of up to $50.0 million, which was not drawn at December 31, 2006. All amounts outstanding under this credit facility were repaid on January 3, 2007.

Additional Sources and Uses of Cash

Use of Cash for Aztar Acquisition.  On January 3, 2007, affiliates of Tropicana Entertainment acquired all of the outstanding equity interests in Aztar for approximately $2.1 billion in cash.

Substantially concurrently with the consummation of the Aztar Acquisition, Tropicana Entertainment caused Aztar to call for redemption its $300.0 million aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2014 and $175.0 million aggregate principal amount of 9% senior subordinated notes due 2011 by irrevocably depositing with the trustees for such notes amounts sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness outstanding under such series of notes, including principal, premium and liquidated damages, if any, and accrued interest to February 2, 2007, the date on which such series of notes were redeemed. In addition, on January 3, 2007, Tropicana Entertainment caused Aztar to repay in full all outstanding term loans and revolving loans, together with interest and all other amounts due in connection with such repayment, under Aztar’s then outstanding credit agreement. The credit agreement was comprised of a $675 million senior secured credit facility consisting of a five-year revolving credit facility of up to $550 million and a five-year term loan facility of $125 million.

Acquisition Financing Transactions.  We financed the Aztar Acquisition, the refinancing of Aztar’s outstanding indebtedness, and the retirement of its credit facility and certain additional indebtedness, with:

•	The net proceeds of the offering of the outstanding notes.

•	A senior secured credit facility, which was made available to Tropicana Entertainment on January 3, 2007 and provided for $1,530.0 million in aggregate principal amount of term loans, $229.8 million in aggregate principal amount of which we have since repaid resulting in $1,300.2 million in aggregate principal amount of such term loans being outstanding as of September 30, 2007, and a $180.0 million revolving credit facility under which we presently have approximately $170.3 million in additional availability net of approximately $9.7 million of outstanding letters of credit, each of which is scheduled to mature on January 3, 2012. The interest rates per annum applicable to the loans are, at our option, an adjusted LIBOR rate plus an applicable margin of 2.25% or an alternate base rate plus an applicable margin of 1.50%, and in the case of the revolving credit facility will vary according to our leverage ratio during the term of the revolving credit facility. However, Tropicana Entertainment has entered into swap agreements in the amount of $1.0 billion, which effectively fix at 5.00% per annum the LIBOR rate applicable to $1.0 billion of the indebtedness incurred under the senior secured credit facility. See “ — Quantitative and Qualitative Disclosures About Market Risk.” The senior secured credit facility contains covenants that limit, subject to certain exceptions, the ability of Tropicana Entertainment and the guarantors (including the affiliate guarantors) to, among other things, incur debt, declare certain dividends or make certain distributions, repay certain indebtedness, incur liens or other encumbrances, make loans or other investments, merge, consolidate or sell substantially all of its property or business, make capital expenditures above certain prescribed levels during any fiscal year, enter into transactions with affiliates (which are not guarantors of the senior secured credit facility), cause its subsidiaries to pay certain dividends or make certain distributions, amend debt or other material agreements and enter into a new line of business. The senior secured credit facility also requires Tropicana Entertainment to comply with certain financial covenants, including a maximum leverage ratio and a minimum interest coverage ratio which will become more restrictive over time.

•	A secured credit facility in an aggregate principal amount of $440.0 million, which was made available to the Las Vegas Borrower on January 3, 2007, a newly formed indirect subsidiary of Tropicana Entertainment that indirectly holds the assets and operations relating to the Tropicana Las Vegas, which is not part of the “restricted group” under the indenture governing the exchange notes and whose operating results do not support debt service obligations under the exchange notes. The initial term of the Las Vegas secured loan concludes on July 3, 2008. The Las Vegas secured loan affords the Las Vegas Borrower two six month options to extend the term of such loan. The interest rates per annum applicable to the Las Vegas secured loan are, at the Las Vegas Borrower’s option, an adjusted LIBOR rate plus an applicable margin of 2.25% or an alternate base rate plus an applicable margin of 1.50%. However, the Las Vegas borrower has entered into a swap agreement in the amount of $440 million, which effectively fixes at 5.10% per annum the LIBOR rate applicable to the entire balance outstanding under the Las Vegas secured loan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Tropicana Entertainment and Tropicana Casinos and Resorts — Quantitative and Qualitative Disclosures About Market Risk.” The Las Vegas secured loan contains covenants that, subject to certain exceptions, limit the Las Vegas Borrower’s ability to, among other things, incur debt, declare certain dividends on, redeem or repurchase its capital stock generally, repay certain outstanding indebtedness, incur liens or other encumbrances, make loans or other investments, merge, consolidate or sell substantially all its property or business, make certain capital expenditures, cause its subsidiaries to pay certain dividends or make certain distributions and amend debt or other material agreements. The Las Vegas secured loan also requires the Las Vegas Borrower to comply with certain financial covenants, including a maximum ratio of total indebtedness to the appraised value of the property located on the Las Vegas “Strip” of 60%, and maximum capital expenditure amounts.

•	The approximately $241.8 million remaining of a $313.0 million deposit plus accrued interest made by Columbia Sussex on behalf of Tropicana Casinos and Resorts into a custodial account upon the execution of the Aztar Merger Agreement.

•	Cash-on-hand of ours and Aztar.

•	An additional equity contribution of approximately $152.0 million from Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent.

See “Description of Other Indebtedness” for additional information about the senior secured credit facility and the Las Vegas secured loan.

Certain credit rating agencies, such as Moody’s Investor Services, Inc., or Moody’s, and Standard & Poor’s Rating Services, or Standard & Poor’s, publish credit ratings relating to Tropicana Entertainment and its indebtedness based on their assessments of the creditworthiness of Tropicana Entertainment and the restricted group. On August 30, 2007, Moody’s downgraded the (i) “Corporate Family Rating” applicable to Tropicana Entertainment’s indebtedness to “B2” from “B1,” (ii) rating applicable to the notes to “Caa1” from “B3” and (iii) “Probability of Default” rating applicable to Tropicana Entertainment to “B2” from “B1.” In addition, Moody’s assigned Tropicana Entertainment a “SGL-3” rating, reflecting the company’s ability to meet its debt service and maintenance capital requirements without material reliance on the revolving line of credit under its senior secured credit facility. Moody’s also affirmed its previously announced “Ba3” rating with respect to the senior secured credit facility. As of the date of this prospectus, Standard & Poor’s has not taken any further action with respect to the ratings it initially assigned to the indebtedness issued by Tropicana Entertainment.

A rating reflects only the view of a rating agency, and is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change.

Although Tropicana Entertainment does not have any credit arrangements providing for material changes in payment schedules or other adverse effects as a result of the occurrence of credit rating downgrades, such downgrades could have the effect of restricting its liquidity or limiting its ability to secure future debt financing on satisfactory terms.

Planned Capital Expenditures

•	Tropicana Atlantic City: In November 2004, Aztar completed a $285.0 million expansion to the Tropicana Atlantic City, which included a 200,000-square-foot entertainment, restaurant and retail complex known as “The Quarter at Tropicana.” We intend to proceed with a plan developed by Aztar, which we expect will cost approximately $55.0 million, to enhance the Tropicana Atlantic City by refurbishing its casino floors and hotel towers so that they are similar in quality and appearance to The Quarter. The three-phase refurbishment project commenced in December 2005. During phase one of the project, Aztar made enhancements to the north tower hotel rooms and certain non-gaming amenities, which phase was completed during the fourth quarter of 2006. During phase two of the project, we refurbished half of the casino floor and the south tower hotel rooms, which phase was completed in the second quarter of 2007. In phase three of the project, we will refurbish the other half of the casino floor and two restaurants at the property. We expect to complete the third phase in the first quarter of 2008.

•	Belle of Baton Rouge: The Belle of Baton Rouge benefited from the population increase in the Baton Rouge area following the displacement of residents of New Orleans as a result of Hurricane Katrina, although that benefit has since somewhat subsided. To accommodate the increased demand for gaming in this market and to build market share, we are currently building a 330-space parking structure adjacent to the casino. We will endeavor to complete construction of the parking structure, which is designed to increase casino traffic and is estimated to cost approximately $12.5 million, by the second quarter of 2008.

•	Redevelop the Tropicana Las Vegas Site. To capitalize on its premium location on the Las Vegas “Strip,” we expect to redevelop the Tropicana Las Vegas by refurbishing one of its two existing hotel towers and its existing showroom (we expect to raze the other existing tower and all of the other remaining structures on the site) and redeveloping the remainder of its 34-acre site. Our preliminary plan for this redevelopment effort envisions approximately 10,200 new and refurbished hotel rooms of which approximately 500 will be refurbished hotel rooms in the existing hotel tower to be retained, approximately 600,000 square feet of new meeting space, an increase in the size of the casino floor to approximately 120,000 square feet, a more modern casino floor layout and a new approximately 250,000-square-foot retail plaza. We plan to complete this redevelopment in 2010. The redevelopment is expected to be funded by a construction financing transaction independent of the financing transactions that funded the Aztar Acquisition and, if necessary, by additional capital contributions from Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent.

•	Lighthouse Point Casino: We expect to invest between $4.0 million and $5.0 million at the Lighthouse Point Casino in Greenville, Mississippi in order to renovate the casino floors and public areas of the property so as to better position it to meet the competitive challenges posed by the expected introduction of a new gaming property to the market in late 2007. We will add up to 350 new and converted slot machines, making all of the slot machines at the property “ticket-in ticket-out” and upgrade the slot tracking systems. We will also make improvements to the restaurant at the property.

•	Casino Aztar Evansville: In August 2007, the City of Evansville’s Redevelopment Commission approved our preliminary plan to build a 1,046-seat theater at the Casino Aztar Evansville. The venue, construction of which is currently projected to be completed in the first quarter of 2008 at an approximate cost of $4.0 million, is expected to offer live entertainment for patrons of the property and residents of Evansville.

Except for the Tropicana Las Vegas project, the capital projects described above will be funded from cash generated from operations or from draws on our $180.0 million revolving line of credit under the senior secured credit facility, of which $170.3 million was available as of June 30, 2007.

Contractual Obligations

Tropicana Entertainment and Tropicana Casinos and Resorts have various contractual obligations which they record as liabilities in their consolidated financial statements. Tropicana Entertainment and Tropicana Casinos and Resorts also enter into other purchase commitments or contracts that are not recognized as liabilities until services are performed or goods are received. Additionally, Tropicana Entertainment and Tropicana Casinos and Resorts enter into contracts for the provision of goods and services in the ordinary course of business, such as with respect to food, inventory and entertainment. Such liabilities are recorded as liabilities when so incurred.

The following table summarizes Tropicana Casinos and Resorts’ material future contractual obligations, in thousands, as of December 31, 2006:

	Payments due by Period
	Less than			More than
Contractual Obligations	1 Year	1-3 Years	3-5 Years	5 Years	Total

Tropicana Casinos and Resorts, Inc.:
Long-term debt, including current portion	$2,294	$4,052	$189,629	$960,000	$1,155,975
Interest expense — variable	19,236	37,879	28,775	—	85,890
Interest expense — fixed	92,400	184,800	184,800	277,200	739,200
Operating leases	10,582	20,650	19,249	203,369	253,850
Purchase obligations	571	602	67	—	1,240

Total	$125,083	$247,983	$422,520	$1,440,569	$2,236,155

The following table summarizes the material future contractual obligations of Tropicana Entertainment (exclusive of the affiliate guarantors) on a pro forma basis giving effect to the Transactions, in thousands, as of December 31, 2006:

	Payments due by Period
	Less than			More than
Contractual Obligations	1 Year	1-3 Years	3-5 Years	5 Years	Total

Tropicana Entertainment:
Long term debt, including current portion	$13,914	$467,292	$1,321,240	$960,000	$2,762,446
Interest expense — variable	26,895	50,698	47,089	—	124,682
Interest expense — fixed	197,231	345,966	329,800	277,200	1,150,197
Operating leases	14,482	24,450	20,549	203,469	262,950
Purchase obligations	44,271	6,202	367	—	50,840
Other	900	1,900	4,000	15,600	22,400

Total	$297,693	$896,508	$1,723,045	$1,456,269	$4,373,515

As the preceding table illustrates, Tropicana Entertainment incurred significant additional indebtedness in connection with the Acquisition Financing Transactions. As the issuer of the notes and an obligor under the senior secured credit facility, Tropicana Entertainment is required to dedicate a substantial portion of its cash flow from operations to payments in respect of indebtedness. In addition, the indenture and the credit documentation governing the senior secured credit facility contain restrictive covenants imposing significant operating and financial restrictions on Tropicana Entertainment’s ability to incur or guarantee additional debt, pay dividends, create or incur liens, make loans or investments and engage in extraordinary transactions or transactions with affiliates.

The ability of Tropicana Entertainment to service its contractual obligations and commitments depends on future performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors, certain of which are beyond its control.

New Jersey Property Transfer Tax

Pursuant to legislation which became effective in the State of New Jersey on August 1, 2006, acquirers of income-producing commercial real property are subject to a new transfer tax under certain circumstances. The real property owned by subsidiaries of Aztar, which Tropicana Entertainment indirectly holds as a result of the Aztar Acquisition, may be determined to be subject to this recently adopted transfer tax regime. Accordingly, Tropicana Entertainment made a payment of approximately $10.8 million to the State of New Jersey as a result of a possible tax liability under the new transfer tax regime. This payment was recorded as an additional cost of the Aztar Acquisition for accounting purposes. Tropicana Entertainment filed for a refund of such payment contemporaneously with the making of the payment. It is possible that the amount of tax due under the new transfer tax regime will exceed the approximately $10.8 million payment made to date by approximately $3.2 million. Any refund or additional payment related to this tax liability which occurs during 2007 will result in a further adjustment to the cost of the Aztar Acquisition for accounting purposes. Accrued interest and nominal penalties may also be assessed against us in connection with any underpayment under the new transfer tax regime. However, while legal authority concerning the transfer tax is not well developed in light of its recent codification and the absence of judicial review of the scope of its application, Tropicana Entertainment believes it may qualify for an exemption to the tax on the basis of the relative significance of the real property it indirectly acquired in New Jersey in the context of the broader Aztar Acquisition. Tropicana Entertainment is now in the process of vigorously pursing all legal avenues available to it to establish that it is exempt from the application of the recently adopted New Jersey transfer tax legislation and to claim a refund with respect to the payment it has made to date pursuant to such legislation.

Off-Balance Sheet Arrangements

Realty has been included in Tropicana Entertainment’s and Tropicana Casinos and Resorts’ consolidated financial statements as a variable interest entity of which Tropicana Casinos and Resorts was the primary beneficiary prior to the corporate reorganization and of which Tropicana Entertainment became the primary beneficiary following the corporate reorganization, which represents an off-balance sheet arrangement. Realty owns the real estate and substantially all of the non-gaming assets of the River Palms, which it leases to a subsidiary of Tropicana Entertainment that operates the casino resort. Realty’s sole income is rental income derived from the aforementioned lease. Realty is a guarantor of the outstanding notes and the senior secured credit facility and will be a guarantor of the exchange notes.

Tropicana Entertainment manages market risk arising out of potential fluctuation in interest rates on its and its subsidiaries’ variable rate debt, including debt incurred pursuant to the senior secured credit facility and the Las Vegas secured loan, by utilizing derivative financial instruments. See “ — Quantitative and Qualitative Disclosures About Market Risk.” Tropicana Entertainment evaluates its exposure to market risk by monitoring interest rates in the marketplace, and does not utilize derivative financial instruments for trading purposes. Tropicana Entertainment’s derivative financial instruments consist exclusively of interest rate swap agreements. Interest differentials resulting from these agreements are recorded on an accrual basis as an adjustment to interest expense. Tropicana Entertainment adjusts these interest rate swap agreements to market value.

Other than as described above, Tropicana Entertainment does not maintain any off-balance sheet arrangement that has, or is reasonably likely to have, a current or future material effect on its financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, including interest rates, foreign currency exchange rates, commodity prices and equity prices. Tropicana Entertainment’s primary exposure to market risk arises in connection with interest rate risk associated with variable rate long-term debt and investment of excess cash. Tropicana Entertainment had a total of approximately $1,740.2 million in variable rate debt as of September 30, 2007. The senior secured credit facility carries a variable interest rate equal to, at our option, an adjusted LIBOR rate plus an applicable margin of 2.25% or an alternate base rate, plus an applicable margin of 1.50%. Accordingly, based on a LIBOR rate of 5.32%, which reflects the adjusted LIBOR rate as of June 30, 2007, the senior secured credit facility carries an average interest rate of approximately 7.57%. The Las Vegas secured loan carries a variable interest rate set at an adjusted LIBOR rate plus an applicable margin of 2.25% or an alternate base rate, plus an applicable margin of 1.50%. Accordingly, based on a LIBOR rate of 5.32%, which reflects the adjusted LIBOR rate as of June 30, 2007, the Las Vegas secured credit facility carries an average interest rate of approximately 7.57% per annum.

However, as noted under the caption “— Off-Balance Sheet Arrangements,” Tropicana Entertainment manages market risk arising out of potential fluctuation in interest rates on its and its subsidiaries’ variable rate debt, including debt incurred pursuant to the senior secured credit facility and the Las Vegas secured loan, by utilizing derivative financial instruments. For instance, effective as of January 3, 2007, Tropicana Entertainment entered into swap agreements in the amount of $1.0 billion swapping 5.00% fixed rate interest payments for variable 90-day LIBOR rate interest payments. The agreements have fixed payment dates on the last day of each March, June, September and December, which commenced on March 31, 2007, and termination dates of January 3, 2012. These agreements have the effect of fixing the LIBOR rate applicable to $1.0 billion of the indebtedness incurred under the senior secured credit facility at 5.00%, thereby reducing the extent to which we are exposed to the risk of loss arising from adverse changes in market rates and prices in connection with such facility.

Also effective as of January 3, 2007, the Las Vegas Borrower entered into a swap agreement in the amount of $440.0 million swapping 5.10% fixed rate interest payments for variable 90-day LIBOR rate interest payments. The agreement has fixed payment dates on the last day of each March, June, September, and December, which commenced on March 31, 2007, and a termination date of July 3, 2008. This agreement has the effect of fixing the LIBOR rate applicable to all of the indebtedness incurred under the Las Vegas secured loan at 5.10% for the entire term of the loan. This agreement may be assumed by Tropicana Entertainment if the Las Vegas secured loan is repaid prior to the termination date.

Tropicana Entertainment evaluates its exposure to market risk by monitoring interest rates in the marketplace, and does not utilize derivative financial instruments for trading purposes. Tropicana Entertainment’s derivative financial instruments consist exclusively of interest rate swap agreements. Interest differentials resulting from these agreements are recorded on an accrual basis as an adjustment to interest expense.

As of September 30, 2007, Tropicana Entertainment had approximately $300.2 million of variable rate debt under the senior secured credit facility which was not hedged against as described above. This variable rate debt was not covered by any interest rate swap agreements. Based on this exposure of Tropicana Entertainment to variable rate borrowings, a 1% change in the weighted average interest rate would increase its annual interest expense by approximately $3.0 million.

In addition to the foregoing, Tropicana Entertainment maintains cash and cash equivalents with various financial institutions and performs periodic evaluations of the relative credit standing of those financial institutions. Tropicana Entertainment has not experienced any losses in such accounts and believes that it is not exposed to any significant credit risk with respect to its holdings of cash and cash equivalents.

Tropicana Entertainment does not have any significant foreign currency exchange rate risk or commodity price risk and does not currently trade any market-sensitive instruments.

Critical Accounting Policies

Tropicana Entertainment’s and Tropicana Casinos and Resorts’ discussion and analysis of their financial position and results of operations are based upon their financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported for assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. In addition, certain of Tropicana Entertainment’s and Tropicana Casinos and Resorts’ accounting policies, including the estimated lives assigned to its assets, the determination of bad debt, asset impairment, and fair value of self-insurance reserves, require that members of its management team apply reasoned judgment in defining the appropriate assumptions for making the relevant determinations. Management estimates and judgments are based on historical experience, terms of existing contracts, evaluation of trends in relevant industries, information provided by customers and information available from other outside sources, as management deems appropriate. While Tropicana Entertainment and Tropicana Casinos and Resorts evaluate their estimates and judgments on an ongoing basis, actual results may differ from these estimates and judgments under different assumptions and conditions.

Tropicana Entertainment and Tropicana Casinos and Resorts believe the following items are the critical accounting policies and more significant estimates and assumptions used in the preparation of their financial statements. These accounting policies conform to the accounting policies contained in the consolidated financial statements of Tropicana Entertainment and Tropicana Casinos and Resorts contained elsewhere in this prospectus. Tropicana Entertainment’s and Tropicana Casinos and Resorts’ accounting policies are routinely reviewed and they may, in the ordinary course, be changed on a going-forward basis. In addition, Tropicana Entertainment’s and Tropicana Casinos and Resorts’ accounting policies may differ from those of Aztar. The following accounting polices and classifications used by Aztar were changed as of the date of the Aztar Acquisition, January 3, 2007, to reflect Tropicana Entertainment’s accounting policies and classifications: (i) Operating revenues are presented gross of promotional allowances and complimentaries offered to customers, while Aztar presented operating revenues net of these items. These promotional allowances and complimentaries are then deducted from gross operating revenue to derive net operating revenues. (ii) The cost of providing complimentary rooms, food and beverage to customers is presented as an expense of the department providing the service, while Aztar presented these costs as expenses of the department that granted the complimentary to the guest, which was primarily the casino department. (iii) Gaming taxes and licensing fees are presented as a separate caption in the statement of operations, while Aztar presented these costs as part of the casino department. (iv) Provision for doubtful accounts expense is included as a casino department expense, while Aztar presented provision for doubtful accounts as a separate operating expense caption. (v) Depreciation and amortization expense after the Aztar Acquisition will reflect useful lives which may differ from those used by Aztar prior to the Aztar Acquisition. See footnote (2) to the unaudited pro forma consolidated income statement included elsewhere in this prospectus for more detail regarding these reclassifications we have made.

Self-Insurance Accruals

Tropicana Entertainment and Tropicana Casinos and Resorts are self-insured up to certain limits for costs associated with general liability and workers’ compensation insurance. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these costs, Tropicana Entertainment and Tropicana Casinos and Resorts consider historical loss experience and make judgments about the expected levels of costs per claim. Tropicana Entertainment and Tropicana Casinos and Resorts also rely on consultants to assist in the determination of estimated accruals on an accrual basis. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. Tropicana Entertainment and Tropicana Casinos and Resorts believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these accruals; however, changes in accident frequency and severity and other factors could materially affect the reliability of estimates for these liabilities. Tropicana Entertainment and Tropicana Casinos and Resorts continually monitor their estimates, evaluate their insurance accruals and, to the extent necessary, adjust their recorded provisions.

Property and Equipment

Depreciation and amortization are computed over the estimated useful lives of relevant items of property and equipment on the straight-line method. Estimated useful lives for property and equipment in service range from 10 to 39 years for building and building components, and 3 to 10 years for equipment. Leasehold improvements are amortized over the lesser of the term of the lease or the useful life of the asset.

Management reviews casino and hotel assets for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. Recoverability is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate, plus the assets’ residual value to the carrying amount of the assets. If the operation is determined to be unable to recover the carrying amount of its assets, then the casino and hotel assets are written down to fair value. Fair value is determined based on discounted cash flows.

Management reviews its facilities for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Any legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset are recorded at the time they are known. If such legal obligations arise, management requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs, if any, are capitalized as part of the carrying amount of the long-lived asset. The liability, if any, is discounted and accretion expenses are recognized using the credit-adjusted risk-free interest rate in effect when the liability is initially recognized.

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over net assets acquired. Goodwill is not amortized. Goodwill is tested for impairment at the reporting unit level annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Intangible assets represent assets, other than goodwill or financial assets, which lack physical substance. Intangible assets with a definite life are amortized over their useful life. An intangible asset’s useful life is defined as the period over which the asset is expected to contribute directly or indirectly to future cash flows.

Intangible assets with an indefinite life are not amortized. An intangible asset that is not subject to amortization is tested for impairment at the reporting unit level annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

When testing goodwill and intangible assets with indefinite lives for impairment, the income approach is used, which includes an analysis of the market, cash flows, and risks associated with achieving such cash flows. The income approach focuses on the income producing capability of the existing hotel/casino and best represents the present value of the future economic benefits expected to be derived. Significant assumptions used in the impairment test include EBITDA projections, working capital requirements and the discount rate.

Accounts Receivable

Accounts receivable, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems such accounts to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions.

Customer Loyalty Program

Tropicana Entertainment and Tropicana Casinos and Resorts provide certain custom loyalty programs at their casinos which reward customers for gaming play. Under the programs, customers are able to accumulate points which may be redeemed in the future, subject to certain limitations and the terms of the programs of individual casinos, for cash, goods and services. Tropicana Entertainment and Tropicana Casinos and Resorts accrue the cost of points that may be redeemed for cash as they are earned, as adjusted to give effect to estimated redemption rates. These costs are recorded as promotional allowances. Tropicana Entertainment and Tropicana Casinos and Resorts estimate the cost and accrue for the expense of points that are redeemable for goods or services as such points are earned from gaming play. These accruals are recorded as casino expense. The estimated cost is based on estimates and assumptions regarding marginal costs of the goods and services, redemption rates and the mix of goods and services for which the points are eligible to be redeemed.

SELECTED HISTORICAL FINANCIAL DATA — COLUMBIA PROPERTIES VICKSBURG

The following table sets forth selected historical financial data of CP Vicksburg, one of the affiliate guarantors. CP Vicksburg was formed on January 23, 2003 for the purpose of acquiring the Horizon Casino Hotel Vicksburg, which acquisition was completed on October 27, 2003, and, accordingly, selected financial data of CP Vicksburg for the 2003 fiscal year reflect CP Vicksburg’s results of operations from and after its acquisition of the Horizon Casino Hotel Vicksburg.

The selected historical financial data of CP Vicksburg for the 2003 fiscal year have been derived from the audited financial statements of CP Vicksburg not included elsewhere in this prospectus. The selected historical financial data of CP Vicksburg for the 2004, 2005 and 2006 fiscal years have been derived from the audited financial statements of CP Vicksburg included elsewhere in this prospectus. The selected historical income statement data of CP Vicksburg for the six month periods ended June 30, 2006 and 2007 and the selected historical balance sheet data as of June 30, 2007 have been derived from the unaudited financial statements of CP Vicksburg included elsewhere in this prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of the information for those periods.

The historical results below do not represent the results of the restricted group under the indenture. The historical results set forth below do not necessarily indicate results expected for any future period, and the results of any future period do not necessarily indicate results that may be expected for any other period or the full fiscal year. The following historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — CP Vicksburg” and the financial statements of CP Vicksburg included elsewhere in this prospectus.

					Six Months Ended
	Year Ended December 31,				June 30,
	2003(1)	2004	2005	2006	2006	2007
	(In thousands)

Income Statement Data:
Revenues
Casino	$3,890	$24,093	$31,364	$32,427	$18,006	$14,898
Rooms	309	1,751	1,738	1,921	1,068	751
Food and beverage	409	3,272	4,088	4,423	2,419	1,655
Other casino and hotel	46	385	559	731	511	238

Total operating revenues	4,654	29,501	37,749	39,502	22,004	17,542
Less promotional allowances	(692)	(3,968)	(4,978)	(5,903)	(3,232)	(1,953)

Net operating revenues	3,962	25,533	32,771	33,599	18,772	15,589

Operating expenses
Casino	1,366	6,703	6,948	7,201	3,648	2,326
Rooms	250	1,085	974	981	483	722
Food and beverage	529	3,007	3,660	4,048	2,116	1,580
Other casino and hotel	1,171	7,081	8,182	8,799	4,644	3,978
Selling, general and administrative	855	4,688	5,696	6,242	3,479	3,381
Depreciation and amortization	373	2,724	3,033	3,413	1,522	1,764
Write off of fixed assets, deposits and other costs related to abandoned acquisitions	—	—	—	273	18	29

Total operating expenses	4,544	25,288	28,493	30,957	15,910	13,780

Income (loss) from operations	(582)	245	4,278	2,642	2,862	1,809
Interest expense net	(143)	(877)	(1,168)	(1,118)	(1,007)	—

Net Income (loss)	$(725)	$(632)	$3,110	$1,524	$1,855	$1,809

(1)	Includes the results of operations from October 27, 2003, date of acquisition, to December 31, 2003.

	December 31,				June 30,
	2003	2004	2005	2006	2006	2007
	(In thousands)

Balance Sheet Data (as of period end):
Cash and cash equivalents	$5,351	$4,935	$5,072	$3,705	$6,357	$3,990
Total assets	39,991	39,736	40,266	36,540	41,040	38,289
Lease liability(1)	3,022	2,921	2,820	2,558	2,634	2,482
Total debt, excluding related party	20,000	20,000	17,143	—	15,714	—
Members’ equity	14,274	13,642	15,302	28,976	17,308	30,785

(1)	Represents the amount needed to adjust future lease payments under CP Vicksburg’s lease agreement with the city of Vicksburg to current market rents, which is based on an appraisal at the date of acquisition of the Vicksburg Horizon and is being amortized over the remaining 20-year term of the lease on a straight-line basis.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS — COLUMBIA PROPERTIES VICKSBURG

The following management’s discussion and analysis should be read in conjunction with “Selected Historical Financial Data — Columbia Properties Vicksburg, LLC” and the financial statements of CP Vicksburg included elsewhere in this prospectus. See “Forward Looking Statements” and “Risk Factors” for a discussion of factors that could cause future financial condition and results of operations to be different from those discussed below. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Separate analyses of results of operations for Tropicana Casinos and Resorts, JMBS Casino and Aztar are included elsewhere in this prospectus.

CP Vicksburg, an affiliate guarantor, is owned by Mr. William Yung and the JMBS Trust. CP Vicksburg owns and operates the Vicksburg Horizon, a 297-foot multi-level antebellum style riverboat situated in downtown Vicksburg, Mississippi. The property features a hotel offering 117 guest hotel rooms and a two-floor 20,909-square-foot casino housing 696 slot machines and 19 table games. Additional amenities include two restaurants, a sports bar, two covered parking garages and an additional parking lot with free valet service, providing customers with a total of 889 parking spaces. The property is adjacent to a shore side complex that includes a seven-story hotel.

CP Vicksburg is subject to the restrictive covenants contained in the indenture.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Operating Revenues

Net operating revenue decreased by $3.2 million, or 17.0%, to $15.6 million in the six month period ended June 30, 2007 from $18.8 million in the six month period ended June 30, 2006. Consistent with management’s expectations, revenue increases experienced in prior periods following Hurricane Katrina receded somewhat in the six month period ended June 30, 2007 as casinos re-opened in the regions affected by the hurricane and the transient population created by Hurricane Katrina in the Vicksburg region began to shift back, in part, to other Gulf Coast areas.

Casino revenues were down $3.1 million to $14.9 million in the six month period ended June 30, 2007 as compared to the $18.0 million in casino revenues recorded in the six month period ended June 30, 2006. This decrease was primarily due to a period over period decline in slot win of $2.3 million caused by a 28% decline in slot handle for the reasons discussed above. Revenue derived from table games and poker was down $0.2 million and other casino revenues were down $0.6 million in the six month period ended June 30, 2007 as compared to the six month period ended June 30, 2006.

Hotel room sales, food and beverage revenues and other casino and hotel revenues collectively fell during the six month period ended June 30, 2007 as compared to the six month period ended June 30, 2006 by $1.3 million to $2.7 million from $4.0 million, principally as a result of the general decrease in business relating to the tapering off of the post-hurricane surge, as discussed above.

The reduction in total operating revenues was offset by a $1.2 million reduction in complimentary hotel rooms and food and beverage services offered to casino guests.

Operating Expenses

Corresponding to the decline in revenues during the six month period ended June 30, 2007 as compared to the same period in 2006, operating expenses decreased by $2.1 million, or 13.2%, to $13.8 million during the six month period ended June 30, 2007 from $15.9 million during the six month period ended June 30, 2006. This decline was mainly in casino expenses, which were down $1.3 million period over period, expenses relating to marketing, advertising and casino promotion, which were down

$0.8 million period over period, and gaming taxes and licenses, which declined $0.4 million period over period — consistent with the decline in casino revenues. These expense decreases were partially offset by increases in insurance costs ($0.1 million) and depreciation ($0.3 million). The decline in casino costs and gaming taxes was principally related to the general decrease in business at the property resulting from the tapering off of the post-hurricane surge, as discussed above. The decline in marketing, advertising and casino promotions expenses resulted primarily from a reduction in newspaper, magazine and radio advertising expenditures.

Income from Operations

As a result of the factors described above, income from operations decreased $1.1 million, or 37.9%, to $1.8 million in the six month period ended June 30, 2007 from $2.9 million in the six month period ended June 30, 2006.

Interest Expense

All of CP Vicksburg’s outstanding debt was repaid in December 2006. As a result, CP Vicksburg did not incur any interest expense during the six months ended June 30, 2007, representing a decline in its interest expense of $1.0 million as compared to the six months ended June 30, 2006.

Net Income

Net income decreased $0.1 million, or 5.3%, to $1.8 million for the first six months of 2007 from $1.9 million in the first six months of 2006. Net income was adversely affected by the reduction in business levels from the abnormally elevated levels experienced in the prior period in the aftermath of Hurricane Katrina, as discussed above, which adverse effect was partially offset by the reduction in interest expense resulting from the repayment of all of CP Vicksburg’s debt in December 2006 and lower period over period operating expenses, as discussed above.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Operating Revenues

Net operating revenue was $33.6 million for the year ended December 31, 2006, an increase of $0.8 million, or 2.5%, from the $32.8 million of net operating revenue recorded in the year ended December 31, 2005. This increase in net operating revenue in the year ended December 31, 2006 can be attributed to the success of marketing initiatives executed in the period, and the continued increase in customer visits due to improved access owing to the installation of a new parking facility adjacent to the casino, which was completed in the summer of 2004. The revenue increase was also attributable to the increase in the population of Jackson, Mississippi, which is the primary feeder city for the Vicksburg gaming market, and the temporary closure of many competing casinos in the Gulf Coast region, each of which developments was the result of Hurricane Katrina on August 25, 2005. Revenue increases period over period attributable to Hurricane Katrina have begun to level off as casinos have re-opened in the New Orleans and the Gulf Coast region and the transient population created by Hurricane Katrina has begun to shift back, in part to other Gulf Coast areas.

Casino revenue increased in the year ended December 31, 2006 by $1.1 million, or 3.4%, to $32.4 million from $31.3 million in the year ended December 31, 2005. Table game revenues increased $0.3 million to $3.3 million in the year ended December 31, 2006 from $3.0 million in the year ended December 31, 2005 due to an increase in hold percentage of 2.5%, which was partially offset by a decrease in table game drop of 2.7%. Slot revenues increased $0.6 million, or 2.2%, to $27.8 million in the year ended December 31, 2006 from $27.2 million in the year ended December 31, 2005, due to a 6.1% increase in slot handle which was partially offset by a drop in hold percentage of 0.2%.

Hotel room sales increased $0.2 million, or 10%, to a total of $1.9 million in the year ended December 31, 2006 as compared to a total of $1.7 million in the year ended December 31, 2005. During the same period, occupancy rates decreased from 74.9% to 68.8%; however, the average daily rate charged to patrons increased 20% to $65.34. During the year ended December 31, 2006, over 65% of room occupancy was attributable to the issuance of complimentary rooms to casino guests, which awards increased 43% in such year over the year ended December 31, 2005.

Food and beverage revenue increased period over period by $0.3 million to $4.4 million in the year ended December 31, 2006. This improved result was attributable to increased operational volume in the hotel and casino.

Operating revenue increases were partially offset by an increase in promotional allowances of $0.9 million during the year ended December 31, 2006 as compared to the year ended December 31, 2005, related to the issuance of complimentaries to casino guests to encourage higher casino play.

Operating Expenses

Total operating expenses increased $2.5 million to $31.0 million in the year ended December 31, 2006 from $28.5 million in the year ended December 31, 2005. Casino expenses increased $0.3 million, or 3.6%, representing a slightly higher increase than the growth in casino revenues recorded during the year ended December 31, 2005. Gaming equipment rentals accounted for $0.2 million of the increase in casino expenses and the remainder of the increase was attributable to payments in respect of salaries and supplies.

Food and beverage costs increased $0.4 million in the year ended December 31, 2006 as compared to the year ended December 31, 2005, in proportion to the increase in food and beverage sales during that period, with the cost of products sold accounting for $0.2 million of the increase and payroll expense accounting for the remaining $0.2 million of the increase. Insurance expense increased $0.4 million in the year ended December 31, 2006 as compared to the year ended December 31, 2005 due to industry-wide increases in premiums for coverage of riverboats after Hurricane Katrina. Administrative and general costs increased $0.5 million period over period due to higher employee benefits costs and costs related to guest claims that were not covered by insurance. Other increases in operating expenses included utilities ($0.2 million increase), and depreciation ($0.4 million increase).

Income from Operations

As a result of the factors described above, income from operations decreased $1.7 million, or 40%, to $2.6 million in the year ended December 31, 2006 from $4.3 million in the year ended December 31, 2005.

Interest Expense

Interest expense remained relatively flat as lower average debt balances outstanding were offset by increased interest rates.

Net Income

Net income decreased from $3.1 million for the year ended December 31, 2005 to $1.5 million for the year ended December 31, 2006 due to the foregoing factors.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Operating Revenues

Net operating revenue increased $7.3 million, or 28%, to $32.8 million in 2005 from $25.5 million in 2004. Net operating revenue increases in 2005 were attributable to continued increases in customer visits due to improved access to the casino facility owing to the installation of a new parking facility adjacent to the casino, and was also partly affected by the increase in business resulting from damage sustained by competing casinos in the Gulf Coast area and population increases in Jackson, Mississippi due to Hurricane Katrina.

Casino revenue increased in 2005 by $7.2 million, or 30%, to $31.3 million from $24.1 million in 2004. Slot revenues increased $7.4 million, or 38%, to $27.2 million in 2005 from $19.7 million in 2004, due to a 25% increase in slot handle and an increase in hold percentage of 0.5%. This increase in slot revenues was partially offset by a decrease in table game revenues of $0.3 million to $3.0 million in 2005 from $3.3 million in 2004. This decrease in table games revenue was due to a 4.7% decrease in table games drop and a decline in hold percentage of 1.3%. Casino revenue increases were partially offset by an increase in promotional allowances of $1.0 million year over year related to the issuance of additional complimentaries to casino guests.

Rooms revenue remained flat year over year while food and beverage revenues increased to $4.1 million in 2005 compared to $3.3 million in 2004, an increase of $0.8 million, attributable primarily to an increase in complimentaries awarded to casino guests.

Operating Expenses

Total operating expenses increased $3.2 million, or 13%, to $28.5 million in 2005 from $25.3 million in 2004. This increase was considerably lower than the increase in net operating revenue as management gained further control over costs in its second full year of operations following the commencement of its management of the casino in October 2003. Casino expenses in 2005 increased $0.2 million, or 3%, from 2004 levels, representing a smaller increase than the increase in casino revenues, as management was able to obtain revenue increases without commensurate increases in labor costs. Hotel costs decreased slightly, while food and beverage costs increased $0.7 million in 2005 from 2004 due to increased sales volume. The increase in food and beverage costs was primarily due to a $0.3 million increase in the cost of products sold and a $0.3 million increase in food and beverage related salaries. Marketing, advertising and casino promotions increased $0.8 million in 2005 from 2004 as CP Vicksburg placed a heavier emphasis on advertising, special events and drawings in an effort to increase market share. Gaming taxes and licenses increased $0.8 million, in proportion to the increase in net gaming revenues. Lease expense increased $0.3 million because a portion of the lease payment due to the city of Vicksburg pursuant to the terms of the lease is tied to the level of gaming and food and beverage revenues achieved at the property, which revenues increased during the period. Depreciation and amortization increased $0.3 million as a result of additional capital expenditures of $3.4 million in 2005, primarily for furniture and fixtures.

Income from Operations

Income from operations increased $4.1 million to $4.3 million in 2005 from $0.2 million in 2004 as a result of increased net operating revenue and improved cost control, as described above.

Net Income

Net income increased $3.7 million to $3.1 million in 2005 from a loss in 2004 of $0.6 million, as net operating revenue increased $7.3 million while operating expenses only increased by $3.2 million owing to management’s ability to achieve greater control over its operating costs in its second full year of operations. However, gains in the containment of operating costs were partially offset by an increase in interest expense of $0.3 million caused by higher interest rates.

Liquidity and Capital Resources

Historically, CP Vicksburg’s cash flows generated by operations have generally been used to fund reinvestment in its existing operations and to return capital through dividends. CP Vicksburg has supplemented the cash flows generated by its operations with liquidity provided by financing activities, particularly the incurrence of bank debt, and capital contributions or loans from Mr. William Yung or his affiliates.

CP Vicksburg’s cash flow from operating activities in 2006 was $4.1 million, which, along with (i) net capital contributions from members in 2006 of $12.1 million, (ii) advances from related parties in that period of $0.6 million and (iii) a decrease in cash balances of $1.4 million, was used to fund capital expenditures of approximately $1.1 million and repay indebtedness of approximately $17.1 million in indebtedness. Specifically, on December 7, 2006, with cash on hand and the proceeds of equity contributions made by Mr. William Yung and the JMBS Trust, CP Vicksburg retired all of its outstanding bank debt. Accordingly, at December 31, 2006, CP Vicksburg had no material debt outstanding, although on January 3, 2007 it agreed to guarantee the notes and the senior secured credit facility, which comprised approximately $2,260.2 million in aggregate principal amount of indebtedness as of September 30, 2007.

CP Vicksburg’s long-term liabilities include a lease liability to adjust future lease payments to current market rents based on an appraisal completed when CP Vicksburg was acquired in October 2003. The year ended December 31, 2006 included a $0.3 million reduction in lease expense related to amortization of this liability.

CP Vicksburg’s cash flow from operating activities for the six months ended June 30, 2007 was $3.7 million, which was used to fund capital expenditures of approximately $0.3 million and to lend $3.0 million to Tropicana Entertainment in June 2007 to help fund principal and interest payments under the senior secured credit facility and interest payments under the notes. This loan, which is expressly subordinated in right of payment to the senior secured credit facility and the notes, accrues interest at the rate of 12.0% per annum and matures on January 1, 2015. No interest payments are required to be made under the loan until its maturity.

As an affiliate guarantor under the notes and a guarantor of the senior secured credit facility, CP Vicksburg has been, and may continue to be, required to dedicate a substantial portion of its cash flow from operations to payments in respect of indebtedness. In addition, the indenture and the credit documentation governing the senior secured credit facility contain restrictive covenants imposing significant operating and financial restrictions on CP Vicksburg’s ability to incur or guarantee additional debt, pay dividends, create or incur liens, make loans or investments and engage in extraordinary transactions or transactions with affiliates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts — Liquidity and Capital Resources.”

Although the indenture and the credit documentation governing the senior secured credit facility limit the ability of CP Vicksburg to make distributions, CP Vicksburg is permitted to make distributions to its owners to allow them to pay income taxes on their allocated income from CP Vicksburg’s operations. CP Vicksburg intends to make these permitted tax distributions to its owners in the future to the extent permitted under the indenture and the credit documentation governing the senior secured credit facility.

Contractual Obligations

CP Vicksburg has various contractual obligations which it records as liabilities in its financial statements. CP Vicksburg also enters into other purchase commitments or contracts that are not recognized as liabilities until services are performed or goods are received. Additionally, CP Vicksburg enters into contracts for the provision of goods and services in the ordinary course of business, such as with respect to food, inventory and entertainment. Such liabilities are recorded as liabilities when so incurred.

The following table summarizes CP Vicksburg’s future material contractual obligations, in thousands, at December 31, 2006:

	Payments Due by Period
	Less than	1-3	3-5	More than
Contractual Obligations	1 Year	Years	Years	5 Years	Total

Columbia Properties Vicksburg, LLC:
Operating leases	$576	$1,152	$1,152	$12,669	$15,549
Purchase obligations	298	173	—	—	471

Total	$874	$1,325	$1,152	$12,669	$16,020

In addition, CP Vicksburg is a guarantor of the indebtedness incurred by Tropicana Entertainment pursuant to the Acquisition Financing Transactions other than the Las Vegas secured loan. See “Prospectus

Summary — the Acquisition Financing Transactions” and “Business — the Acquisition Financing Transactions.”

CP Vicksburg’s ability to service its contractual obligations and commitments depends on its future performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors, certain of which are beyond its control.

Critical Accounting Policies

CP Vicksburg’s discussion and analysis of its financial position and results of operations are based upon its financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported for assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. The estimates and assumptions made by management in connection with the preparation of financial statements for CP Vicksburg are similar to the estimates and assumptions made by management in connection with its preparation of financial statements for Tropicana Entertainment and Tropicana Casinos and Resorts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts— Critical Accounting Policies” for a brief description of several of these estimates and assumptions.

Off-Balance Sheet Arrangements

CP Vicksburg does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on its financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources. CP Vicksburg does not presently maintain any investments in derivative securities.

SELECTED HISTORICAL FINANCIAL DATA — JMBS CASINO

The following table sets forth selected historical financial data of JMBS Casino, one of the affiliate guarantors. JMBS Casino was formed on January 23, 2002 for the purpose of acquiring the Jubilee Casino.

The selected historical financial data of JMBS Casino for the 2002 and 2003 fiscal years have been derived from the audited financial statements of JMBS Casino not included elsewhere in this prospectus. The selected historical financial data of JMBS Casino for the 2004, 2005 and 2006 fiscal years have been derived from the audited financial statements of JMBS Casino included elsewhere in this prospectus. The selected historical income statement data of JMBS Casino for the six month periods ended June 30, 2006 and 2007 and the selected historical balance sheet data as of June 30, 2007 have been derived from the unaudited financial statements of JMBS Casino included elsewhere in this prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of the information for those periods.

The historical results below do not represent the results of the restricted group under the indenture. The historical results set forth below do not necessarily indicate results expected for any future period, and the results of any future period do not necessarily indicate results that may be expected for any other period or the full fiscal year. The following historical financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — JMBS Casino” and the financial statements of JMBS Casino included elsewhere in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2002(1)	2003	2004	2005	2006	2006	2007
	(In thousands)

Income Statement Data:
Revenues
Casino	$24,947	$32,251	$34,656	$30,607	$30,545	$16,235	$15,662
Rooms	732	501	502	428	353	173	172
Food and beverage	982	1,330	1,289	929	757	398	283
Other casino and hotel	104	163	247	141	183	72	90

Total operating revenues	26,765	34,245	36,694	32,105	31,838	16,878	16,207
Less promotional allowances	(4,070)	(5,396)	(5,786)	(4,295)	(4,221)	(2,484)	(1,742)

Net operating revenues	22,695	28,849	30,908	27,810	27,617	14,394	14,465

Operating expenses
Casino	6,822	6,448	5,355	5,107	5,740	2,025	2,396
Rooms	301	442	176	204	201	112	195
Food and beverage	674	733	628	497	529	338	331
Other casino and hotel	3,547	6,978	7,349	6,836	7,095	3,398	3,527
Selling, general and administrative	3,116	2,210	3,267	2,834	2,607	1,802	1,700
Depreciation and amortization	2,149	2,594	2,709	2,915	2,918	1,409	1,117

Total operating expenses	16,609	19,405	19,484	18,393	19,090	9,084	9,266

Income from operations	6,086	9,444	11,424	9,417	8,527	5,310	5,199
Interest expense, net and other expenses	(411)	(706)	(554)	(532)	(346)	(178)	55

Income from continuing operations	5,675	8,738	10,870	8,885	8,181	5,132	5,254
Discontinued operations		(5)	(568)	(430)	(44)	—	—

Net income	$5,675	$8,733	$10,302	$8,455	$8,137	$5,132	$5,254

	December 31,					June 30,
	2002(1)	2003	2004	2005	2006	2006	2007
	(In thousands)

Balance Sheet Data (as of period end):
Cash and cash equivalents	$2,741	$4,673	$7,021	$5,435	$4,031	$4,787	$4,227
Total assets	46,816	46,989	46,807	41,882	37,912	40,672	41,256
Total debt, excluding related party	18,063	14,397	10,572	7,066	—	5,153	—
Member’s equity	26,364	30,769	34,070	32,795	35,557	32,789	39,762

(1)	Reflects results from March 12, 2002, the date on which JMBS Casino acquired the Jubilee Casino.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS — JMBS CASINO

The following management’s discussion and analysis should be read in conjunction with “Selected Historical Financial Data — JMBS Casino” and the financial statements of JMBS Casino included elsewhere in this prospectus. See “Forward Looking Statements” and “Risk Factors” for a discussion of factors that could cause future financial condition and results of operations to be different from those discussed below. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Separate analyses of results of operations for Tropicana Casinos and Resorts, CP Vicksburg and Aztar are included elsewhere in this prospectus.

JMBS Casino, an affiliate guarantor, is owned and controlled by trusts created for the benefit of Mr. William Yung’s children. The Jubilee Casino, a 240-foot riverboat located in Greenville, Mississippi, is owned and operated by JMBS Casino. The riverboat features a 28,500-square-foot casino housing 712 slot machines and 13 table games. A 512-space parking lot is located across the street from the entrance to the riverboat. JMBS Casino also owns and operates the Greenville Inn & Suites, a hotel located less than one mile from the Jubilee Casino, offering 39 suites and free shuttle service to and from the Jubilee Casino.

JMBS Casino is subject to the restrictive covenants contained in the indenture.

Six Months Ended June 30, 2007 Compared to Six Months Ended June 30, 2006

Revenues

Net operating revenue in the six months ended June 30, 2007 improved slightly as compared to net operating revenue reported for the six months ended June 30, 2006, rising $0.1 million to $14.5 million from $14.4 million. Period over period declines in gross casino and other revenue of $0.7 million were offset by a decline in promotional allowance expense of $0.8 million.

The period over period decline in casino revenue was caused by a 8.9% decrease in slot handle, which was partially offset by an increase in hold percentage of 0.3%.

Operating Expenses

Operating expenses increased by $0.2 million, or 2.2%, to $9.3 million in the six months ended June 30, 2007 from $9.1 million in the six months ended June 30, 2006. This increase was due primarily to an increase of $0.1 million in insurance expense resulting from higher premiums charged by JMBS Casino’s insurance carriers following the hurricanes of 2005, an increase in expenses associated with repairs and maintenance of $0.1 million, a loss on disposal of assets of $0.1 million and other operating costs of $0.2 million, which were partially offset by a decrease in depreciation expense of $0.3 million.

Income from Operations

As a result of the factors described above, income from operations increased $0.1 million, or 1.9%, to $5.2 million in the six months ended June 30, 2007 from $5.1 million in the six months ended June 30, 2006.

Interest Expense

All of JMBS Casino’s outstanding debt was repaid in December 2006. As a result, JMBS Casino did not incur any interest expense during the six months ended June 30, 2007, representing a decline in its interest expense of $0.2 million as compared to the six months ended June 30, 2006.

Net Income

Net income improved by $0.2 million, or 3.9%, to $5.3 million in the six months ended June 30, 2007 from $5.1 million in the six months ended June 30, 2006. Net income was positively affected by the reduction in interest expense resulting from the repayment of all of JMBS Casino’s debt in December 2006 and lower period over period operating expenses, as discussed above.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Revenues

Net operating revenues decreased in the year ended December 31, 2006 by $0.2 million, or 0.7%, to $27.6 million from the $27.8 million of net operating revenue recorded in the year ended December 31, 2005 as a result of the net effect of a decrease in casino, hotel room and food and beverage sales, as partially offset by a small decrease in promotional allowances.

Casino revenues decreased by less than $0.1 million in 2006 as compared to the year ended December 31, 2005. A slight increase in table game revenue was offset by a decrease in slot revenue, which decrease was attributable to a decrease in slot play of 1.5%. Hotel room sales decreased by less than $0.1 million, or 17%, to $0.3 million in 2006 as compared to the year ended December 31, 2005. The decrease was the result of the combined effect of a 19% decrease in the hotel room occupancy percentage for the year ended December 31, 2006 as compared to the year ended December 31, 2005, and a 42% increase in the average hotel room rate in the year ended December 31, 2006 as compared to the year ended December 31, 2005. Food, beverage and other revenues decreased by $0.1 million, or 12%, to $0.9 million in the year ended December 31, 2006 as compared to $1.0 million in the year ended December 31, 2005. The decrease was mainly attributable to a decrease in lounge complimentaries awarded to patrons. Promotional allowances decreased in the year ended December 31, 2006 by less than $0.1 million to $4.2 million, as compared to $4.3 million in the year ended December 31, 2005, as a result of a decrease in complimentaries given to gaming patrons, which decrease was partially offset by an increase in slot promotion awards such as cash back awards and slot club giveaways.

Operating Expenses

Operating expenses were $19.1 million in the year ended December 31, 2006, an increase of $0.7 million from $18.4 million in the year ended December 31, 2005. Casino expenses increased in the year ended December 31, 2006 by $0.6 million, or 12%, to $5.7 million from $5.1 million during the year ended December 31, 2005. The increase was attributable to a $0.5 million increase in gaming equipment rental expense and an aggregate $0.1 million increase in various other expenses. Insurance expenses increased in the year ended December 31, 2006 by $0.2 million, or 60%, to $0.6 million from $0.4 million in the year ended December 31, 2005. The increase was attributable to an industry-wide increase in the cost of insurance coverage for riverboats as a result of damage caused to riverboats by hurricanes in 2005. Administrative and general expenses, which include the expenses of all administrative departments (such as accounting, purchasing, human resources and legal), decreased by $0.2 million, or 12%, to $1.7 million in the year ended December 31, 2006 from $1.9 million in the year ended December 31, 2005. This decrease was mainly the result of a decrease in legal and accounting fees. The remainder of the increase in operating expenses recorded during this period was caused by an increase of $0.1 million in utility costs.

Income from Operations

As a result of the factors described above, income from operations decreased $0.9 million, or 9%, to $8.5 million in the year ended December 31, 2006 from $9.4 million in the year ended December 31, 2005.

Interest Expense

Interest expense decreased to $0.3 million in the year ended December 31, 2006 from $0.5 million in the year ended December 31, 2005 as a result of the repayment of $7.1 million of debt during the year ended December 31, 2006.

Income from Continuing Operations

Income from continuing operations for the year ended December 31, 2006 was $8.1 million, a decrease of $0.8 million from $8.9 million in the year ended December 31, 2005.

Net Income

Net income decreased $0.3 million during the year ended December 31, 2006 to $8.1 million from $8.4 million in the year ended December 31, 2005. The loss from discontinued operations decreased from $0.4 million in the year ended December 31, 2005 to less than $0.1 million in the year ended December 31, 2006. The carrying value of the Key West Inn was reduced to its expected sale price during 2006. See “— Year Ended December 31, 2005 Compared to Year Ended December 31, 2004 — Loss from Discontinued Operations.”

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues

Net operating revenues decreased in 2005 by $3.1 million, or 10%, to $27.8 million from $30.9 million in 2004. Casino revenues decreased in 2005 by $4.0 million, or 12%, to $30.6 million from $34.6 million in 2004. The decrease was due to a decline in both slot revenue and table game revenues. Slot revenues decreased in 2005 by $3.8 million, or 12%, to $28.1 million from $31.9 million in 2004. The decrease in slot revenue was attributable to a 10.1% reduction in slot handle as compared with slot handle in 2004. Table game revenues decreased in 2005 by $0.2 million to $2.5 million in 2005 from $2.7 million in 2004. The decrease in 2005 in table game revenue was attributable to the combined effect of a decrease of 5% in table games hold percentage and an increase of 15.8% in table games drop from craps play as compared to the previous year. Hotel room sales decreased by $0.1 million, while food, beverage and other revenues decreased by $0.5 million, or 33.3%, to $1.0 million in 2005 from $1.5 million in 2004. The decrease was mainly attributable to a decrease in lounge sales. Promotional allowances decreased in 2005 by $1.5 million to $4.3 million from $5.8 million in 2004 as a result of decreased slot handle and efforts to better control costs.

Operating Expenses

Operating expenses decreased in 2005 by $1.1 million, or 5.6%, to $18.4 million from $19.5 million in 2004. Casino expenses decreased in 2005 by $0.3 million, or 5.5%, to $5.1 million from $5.4 million in 2004. The decrease in casino expenses was mainly attributable to a $0.5 million decrease in salaries, wages and benefits due to a reduction in staffing levels, which was partially offset by an increase of $0.2 million in the cost of leasing slot machines. Food and beverage expenses decreased in 2005 by $0.1 million, or 20%, to $0.5 million from $0.6 million in 2004. The decrease was related to the decrease in lounge sales in 2005 as compared to 2004, as described above. Marketing, advertising and casino promotions decreased by $0.8 million, or 47%, to $0.9 million from $1.7 million in 2004. The decrease was attributable to a combination of efforts by management to better control advertising and promotional costs and a reduction in overall gaming activity in the Greenville market. Gaming taxes and licenses decreased by $0.4 million, or 11%, to $3.8 million from $4.2 million in 2004. This decrease was related to the reduction in 2005 of casino revenues. Administrative and general expenses increased by $0.3 million, or 23%, to $1.9 million in 2005 from $1.6 million in 2004. This increase was produced by increases in administrative salaries, management fees and outside services.

Depreciation and amortization expense increased by $0.2 million, or 7.4%, to $2.9 million in 2005 from $2.7 million in 2004. The introduction of $1.1 million in property and equipment in 2004 caused this increase.

Income from Operations

As a result of the factors described above, income from operations decreased by $2.0 million, or 18%, to $9.4 million in 2005 from $11.4 million in 2004.

Income from Continuing Operations

Income from continuing operations for 2005 was $8.9 million, a decrease of $2.0 million from $10.9 million in 2004. Interest expense was down slightly in 2005 as compared to 2004.

Loss from Discontinued Operations

Loss from discontinued operations of $0.4 million in 2005 and $0.6 million in 2004 represents the operations and impairment loss resulting from the closing on May 1, 2004 of the Key West Inn. The loss in 2004 included a writedown of the hotel to its estimated fair value as of December 31, 2004 and a loss from operations during the four months prior to its May 1, 2004 closing. The $0.4 million loss from discontinued operations in 2005 was attributable to an additional impairment loss resulting from an additional writedown of the hotel to its estimated fair value as of December 31, 2005.

Liquidity and Capital Resources

Historically, JMBS Casino’s cash flows generated by operations have generally been used to fund reinvestment in its existing operations and to return capital through dividends. JMBS Casino has supplemented the cash flows generated by its operations with liquidity provided by financing activities, particularly the incurrence of bank debt and capital contributions.

JMBS Casino’s cash flow from operating activities in 2006 was $11.3 million which, along with a decrease in cash on hand at the beginning of the year of $1.4 million, was used primarily to fund net distributions to its members of $5.4 million and repayments of debt of $7.1 million. Specifically, on December 7, 2006, with cash on hand and the proceeds of equity contributions made by affiliates of Mr. William Yung, JMBS Casino retired all of its outstanding bank debt. Accordingly, at December 31, 2006, JMBS Casino had no material debt outstanding, although on January 3, 2007 it agreed to guarantee the notes and the senior secured credit facility, which comprised approximately $2,260.2 million in aggregate principal amount of indebtedness as of September 30, 2007.

JMBS Casino’s cash flow from operating activities for the six months ended June 30, 2007 was $5.7 million, which was used to fund capital expenditures of approximately $0.6 million, a permitted tax distribution to its member of $1.1 million in June 2007 and to lend $4.0 million to Tropicana Entertainment in June 2007 to help fund principal and interest payments under the senior secured credit facility and interest payments under the notes. This loan, which is expressly subordinated in right of payment to the senior secured credit facility and the notes, accrues interest at the rate of 12.0% per annum and matures on January 1, 2015. No interest payments are required to be made under the loan until its maturity.

JMBS Casino currently plans to spend approximately $4.0 million during 2007 to upgrade its slot machines and to make other improvements to its facilities, which capital expenditures are expected to be funded with cash flow from operations and other available cash balances.

As an affiliate guarantor under the notes and a guarantor of the senior secured credit facility, JMBS Casino has been, and may continue to be, required to dedicate a substantial portion of its cash flow from operations to payments in respect of indebtedness. In addition, the indenture and the credit documentation governing the senior secured credit facility contain restrictive covenants imposing significant operating and financial restrictions on JMBS Casino’s ability to incur or guarantee additional debt, pay dividends, create or incur liens, make loans or investments and engage in extraordinary transactions or transactions with affiliates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts— Liquidity and Capital Resources.”

Although the indenture and the credit documentation governing the senior secured credit facility limit the ability of JMBS Casino to make distributions, JMBS Casino is permitted to make distributions to its owners to allow them to pay income taxes on their allocated income from JMBS Casino’s operations. JMBS Casino intends to make these permitted tax distributions to its owners in the future to the extent permitted under the indenture and the credit documentation governing the senior secured credit facility.

Contractual Obligations

JMBS Casino has various contractual obligations which it records as liabilities in its financial statements. JMBS Casino also enters into other purchase commitments or contracts that are not recognized as liabilities until services are performed or goods are received. Additionally, JMBS Casino enters into contracts for the provision of goods and services in the ordinary course of business, such as with respect to food, inventory and entertainment. Such liabilities are recorded as liabilities when so incurred.

The following table summarizes JMBS Casino’s future material contractual obligations, in thousands, at December 31, 2006:

	Payments Due by Period
	Less than	1-3	3-5	More than
Contractual Obligations	1 Year	Years	Years	5 Years	Total

JMBS Casino LLC:
Operating leases	$862	$1,134	$310	$17	$2,323

In addition, JMBS Casino is a guarantor of all indebtedness incurred by Tropicana Entertainment pursuant to the Acquisition Financing Transactions other than the Las Vegas secured loan. See “Prospectus Summary — the Acquisition Financing Transactions” and “Business — the Acquisition Financing Transactions.”

JMBS Casino’s ability to service its contractual obligations and commitments depends on its future performance, which will be affected by, among other things, prevailing economic conditions and financial, business and other factors, certain of which are beyond its control.

Critical Accounting Policies

JMBS Casino’s discussion and analysis of its financial position and results of operations are based upon its financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported for assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. The estimates and assumptions made by management in connection with the preparation of financial statements for JMBS Casino are similar to the estimates and assumptions made by management in connection with its preparation of financial statements for Tropicana Entertainment and Tropicana Casinos and Resorts. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts — Critical Accounting Policies” for a brief description of several of these estimates and assumptions.

Off-Balance Sheet Arrangements

JMBS Casino does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on its financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources. JMBS Casino does not presently maintain any investments in derivative securities.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA — AZTAR

The following table sets forth selected historical consolidated financial data of Aztar. Immediately following the closing of the Aztar Acquisition, Tropicana Entertainment distributed the membership interests in Aztar Missouri Riverboat Gaming Company, which holds the Casino Aztar Caruthersville, to Tropicana Casinos and Resorts. Tropicana Casinos and Resorts operated the Casino Aztar Caruthersville property under the supervision of the Missouri Gaming Commission until it completed the sale of Aztar Missouri Riverboat Gaming Company to Isle of Capri on June 10, 2007. See “Prospectus Summary — Recent Developments — Sale of Aztar Missouri Riverboat Gaming Company.” The historical consolidated financial data for Aztar set forth in the table below reflect Casino Aztar Caruthersville as a discontinued operation.

The selected historical financial data of Aztar for the 2002 and 2003 fiscal years have been derived from the unaudited (after restatement for discontinued operations) and audited consolidated financial statements, respectively, of Aztar not included elsewhere in this prospectus. The selected historical consolidated financial data of Aztar for the 2004, 2005 and 2006 fiscal years have been derived from the audited consolidated financial statements of Aztar included elsewhere in this prospectus.

The historical results below do not represent the results of the restricted group under the indenture. The historical results set forth below do not necessarily indicate results expected for any future period, and the results of any future period do not necessarily indicate results that may be expected for any other period or the full fiscal year. The following historical consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Aztar” and the consolidated financial statements of Aztar included elsewhere in this prospectus.

	Year Ended
	January 2,	January 1,	December 30,	December 31,	December 31,
	2003	2004	2004	2005(1)	2006

Income Statement Data:
Revenues
Casino	$641,948	$595,170	$587,114	$673,342	$673,929
Rooms	73,702	76,218	85,713	104,051	107,289
Food and beverage	55,670	55,458	54,677	59,438	58,773
Other casino and hotel	38,720	39,323	39,310	50,833	54,345

Total operating revenues	810,040	766,169	766,814	887,664	894,336

Costs and Expenses
Casino	272,466	249,404	246,445	268,346	265,823
Rooms	38,336	39,349	42,602	47,495	48,258
Food and beverage	53,085	53,328	53,729	56,886	57,313
Other casino and hotel	114,241	107,841	112,537	125,133	133,831
Selling, general and administrative	149,443	144,006	155,926	180,880	170,363
Construction accident related, net of recoveries	—	512	(8,261)	3,405	(6,809)
Depreciation and amortization	47,699	48,151	52,213	64,381	70,027
Preopening costs	—	—	2,893	—	—
Tropicana Las Vegas capitalized development cost write-off	—	—	—	—	26,021
Merger related costs	—	—	—	—	92,972

Total operating expenses	675,270	642,591	658,084	746,526	857,799

Operating income	134,770	123,578	108,730	141,138	36,537
Interest expense, net	(40,189)	(35,639)	(36,205)	(54,976)	(54,086)
Other income (expense)	(458)	—	3,907	6,001	2,640
Loss on early extinguishment of debt	—	—	(10,372)	—	—

Income (loss) from continuing operations before income taxes	94,123	87,939	66,060	92,163	(14,909)
Income taxes	(36,585)	(28,241)	(38,973)	(38,598)	(29,247)

Income (loss) from continuing operations	57,538	59,698	27,087	53,565	(44,156)
Discontinued operations, casinos to be transferred, net of tax	1,321	1,232	1,388	2,395	4,351

Net Income (loss)	$58,859	$60,930	$28,475	$55,960	$(39,805)

Balance Sheet Data (as of period end):
Cash and cash equivalents	$51,650	$69,003	$51,353	$86,361	$121,416
Total assets	1,173,343	1,347,773	1,511,640	1,555,334	1,573,252
Total debt (excluding related party)	529,081	645,566	732,545	722,969	702,711
Stockholders’ equity	515,354	534,574	566,291	636,530	621,974

(1)	Aztar switched to a calendar year in 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS — AZTAR

The following management’s discussion and analysis should be read in conjunction with “Selected Historical Consolidated Financial Data — Aztar” and the consolidated financial statements of Aztar included elsewhere in this prospectus. See “Forward Looking Statements” and “Risk Factors” for a discussion of factors that could cause future financial condition and results of operations to be different from those discussed below. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Separate analyses of results of operations for Tropicana Casinos and Resorts, CP Vicksburg and JMBS Casino are included elsewhere in this prospectus.

Overview

Prior to the consummation of the Aztar Acquisition, Aztar had been a publicly traded, multi-jurisdictional operator of gaming properties. It owned and operated the Tropicana Atlantic City, Tropicana Las Vegas, Tropicana Express, Casino Aztar Evansville and Casino Aztar Caruthersville. As part of our campaign to expand our national footprint and diversify our gaming operations, on January 3, 2007, affiliates of Tropicana Entertainment acquired all of the outstanding equity interests in Aztar for approximately $2.1 billion in cash. In the corporate reorganization completed substantially concurrently with the acquisition, Aztar became a wholly-owned subsidiary of Tropicana Entertainment. For more information concerning the Aztar Acquisition, see “Prospectus Summary— The Aztar Acquisition” and “Business — The Aztar Acquisition.”

On December 12, 2006, Tropicana Casinos and Resorts acquired Tropicana Pennsylvania. Accordingly, Tropicana Pennsylvania is not a subsidiary of Aztar or Tropicana Entertainment and is not a guarantor of the outstanding notes, nor will it be a guarantor of the exchange notes. In addition, LV Rec, Inc. and LV Red, LLC, subsidiaries of Aztar involved in the erstwhile effort to develop a gaming property in Pennsylvania’s Lehigh Valley at a site in Allentown, but that do not hold any material assets, were distributed to Tropicana Casinos and Resorts immediately following the Aztar Acquisition. Neither LV Rec, Inc. nor LV Red, LLC is a subsidiary of Aztar or Tropicana Entertainment and neither of these entities is subject to the restrictive covenants contained in the indenture. On December 21, 2006, the Pennsylvania Gaming Control Board awarded the right to develop a gaming property in Lehigh Valley to Sands, which had competed with Tropicana Casinos and Resorts for the gaming license. Sands will develop a site in Bethlehem, Pennsylvania. Tropicana Casinos and Resorts is currently contemplating a sale of the real property held by the Tropicana Pennsylvania entities in Allentown, Pennsylvania to a third party which would make use of such real property for non-gaming purposes.

In addition, on November 3, 2006, Aztar Missouri Riverboat Gaming Company and Aztar entered into an agreement with the Missouri Gaming Commission to enable Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent, to operate the Casino Aztar Caruthersville on an interim basis under the supervision of the Missouri Gaming Commission. The agreement required Tropicana Casinos and Resorts to either sell the Casino Aztar Caruthersville within nine months of the date of its execution or discontinue the casino’s operations at that time. In accordance with the agreement, Tropicana Casinos and Resorts divested the Casino Aztar Caruthersville to Isle of Capri on June 10, 2007. All proceeds from the disposition of the Casino Aztar Caruthersville were retained by Tropicana Casinos and Resorts and we are not entitled to any of these proceeds. As a result of the foregoing, neither the Tropicana Pennsylvania entities nor Casino Aztar Caruthersville are subject to the restrictive covenants contained in the indenture.

The indirect subsidiaries of Tropicana Entertainment, and its subsidiary Aztar, that hold the assets and operations relating to the Tropicana Las Vegas have been designated “unrestricted subsidiaries” under the indenture and, accordingly, are not subject to the restrictive covenants contained in the indenture. Notwithstanding the foregoing, the historical results of operations with respect to Aztar reported below are presented on a consolidated basis and have not been adjusted to give effect to the matters described in the preceding paragraphs.

In addition, the accounting policies of Tropicana Entertainment differ from the historical accounting policies of Aztar. The following accounting polices and classifications used by Aztar were changed as of the date of the Aztar Acquisition, January 3, 2007, to reflect Tropicana Entertainment’s accounting policies and classifications: (i) Operating revenues are presented gross of promotional allowances and complimentaries offered to customers, while Aztar presented operating revenues net of these items. These promotional allowances and complimentaries are then deducted from gross operating revenue to derive net operating revenues. (ii) The cost of providing complimentary rooms, food and beverage to customers is presented as an expense of the department providing the service, while Aztar presented these costs as expenses of the department that granted the complimentary to the guest, which was primarily the casino department. (iii) Gaming taxes and licensing fees are presented as a separate caption in the statement of operations, while Aztar presented these costs as part of the casino department. (iv) Provision for doubtful accounts expense is included as a casino department expense, while Aztar presented provision for doubtful accounts as a separate operating expense caption. (v) Depreciation and amortization expense after the Aztar Acquisition will reflect useful lives which may differ from those used by Aztar prior to the Aztar Acquisition. Tropicana Entertainment may, in the ordinary course, effect additional changes to such accounting policies on a going-forward basis as it deems necessary to present its results in a manner consistent with the manner in which Tropicana Entertainment presents its results. See footnote (2) to the unaudited pro forma consolidated income statement included elsewhere in this prospectus for additional details information regarding the reclassifications we have made.

Impact of Recent Events

Merger Agreement

On May 19, 2006, Aztar entered into the Aztar Merger Agreement with Columbia Sussex, Tropicana Casinos and Resorts and WT-Columbia Development, Inc., a wholly-owned subsidiary of Tropicana Casinos and Resorts. Prior to signing the Aztar Merger Agreement, Aztar terminated a merger agreement it had previously entered into with Pinnacle and paid Pinnacle a termination fee of $52.2 million and termination expenses of $25.8 million. The payment was not deductible for tax purposes. The termination fee and termination expenses paid to Pinnacle were classified as merger-related expenses in Aztar’s consolidated statement of operations for the year ended December 31, 2006.

As described under “Prospectus Summary — The Aztar Acquisition” and “Business — The Aztar Acquisition,” pursuant to the Aztar Merger Agreement, Aztar agreed to use commercially reasonable efforts to sell or close its Missouri property, Casino Aztar Caruthersville. As a result of Aztar’s commitment to sell Casino Aztar Caruthersville, its consolidated financial statements for all prior periods have been reclassified to reflect the results of operations of Casino Aztar Caruthersville as discontinued. The assets and liabilities of Casino Aztar Caruthersville are classified as assets held for sale and liabilities related to assets held for sale, respectively, in Aztar’s consolidated balance sheets as of December 31, 2006 and 2005. On June 10, 2007, Tropicana Casinos and Resorts divested the Casino Aztar Caruthersville to Isle of Capri.

In connection with the Aztar Merger Agreement, Columbia Sussex made a deposit on behalf of Tropicana Casinos and Resorts into a custodial account in the amount of $313.0 million, which amount was payable to Aztar in certain circumstances (including failure to obtain regulatory approvals) in the event that the Aztar Merger Agreement was terminated. Of the deposit, $78.0 million was paid to Aztar as reimbursement of the termination fees and expenses paid to Pinnacle. Since this reimbursement was considered to be a deposit toward the Aztar Acquisition for accounting purposes, Aztar classified it as a current liability in its consolidated balance sheet in 2006. As the Aztar Acquisition was consummated, the $78.0 million reimbursement in respect of the termination fees was retained by Aztar.

Tropicana Las Vegas Capitalized Development Costs Write-Off

During the 2006 first quarter, Aztar concluded that it was not probable that it would implement its plans for the redevelopment of the Tropicana Las Vegas. As a result, Aztar wrote off $26.0 million of capitalized development costs.

Results of Operations

The following table sets forth, in millions, Aztar’s segment information for casino revenue, total revenues and Segment Adjusted EBITDA. Aztar’s chief operating decision maker used only Segment Adjusted EBITDA in assessing segment performance and deciding how to allocate resources. During 2005, Aztar changed from a 52/53 week fiscal year (ending on the Thursday nearest December 31) to a calendar year ending December 31.

	Year Ended December 31,
	2004	2005	2006
	(52 weeks)

Casino revenue
Tropicana Atlantic City	$334.2	$410.9	$413.0
Tropicana Las Vegas	67.8	66.1	63.8
Tropicana Express Laughlin	68.1	72.7	73.0
Casino Aztar Evansville	117.0	123.6	124.1

Total consolidated	$587.1	$673.3	$673.9

Total revenues
Tropicana Atlantic City	$384.6	$490.1	$496.2
Tropicana Las Vegas	162.0	163.8	162.9
Tropicana Express Laughlin	91.0	97.1	97.6
Casino Aztar Evansville	129.2	136.6	137.6

Total consolidated	$766.8	$887.6	$894.3

Segment Adjusted EBITDA(a)
Tropicana Atlantic City	$81.8	$118.7	$144.4
Tropicana Las Vegas	36.2	39.0	37.7
Tropicana Express Laughlin	23.0	27.3	26.5
Casino Aztar Evansville	37.4	41.3	37.5
Corporate	(17.5)	(20.8)	(139.6)
Depreciation and amortization	(52.2)	(64.4)	(70.0)

Operating income	108.7	141.1	36.5
Other income	3.9	6.0	2.6
Interest income	0.8	1.4	1.9
Interest expense	(37.0)	(56.3)	(55.9)
Loss on early retirement of debt	(10.3)	—	—
Income taxes	(39.0)	(38.6)	(29.2)

Income(loss) from continuing operations	27.1	53.6	(44.1)
Discontinued operations, net of income taxes	1.4	2.4	4.3

Net income(loss)	$28.5	$56.0	$(39.8)

(a)	Segment Adjusted EBITDA is net income(loss) before discontinued operations, income taxes, loss on early retirement of debt, interest expense, interest income, other income, depreciation and amortization and corporate. Segment Adjusted EBITDA should not be construed as a substitute for either operating income or net income(loss) as they are determined in accordance with GAAP. Segment Adjusted EBITDA, which is computed in accordance with SFAS No. 131, does not represent a non-GAAP financial measure as it is presented in the above summary. The use of Segment Adjusted EBITDA for any other purpose would constitute a non-GAAP financial measure. Aztar uses Segment Adjusted EBITDA as a measure to compare operating results among Aztar’s properties and between accounting periods. Aztar manages cash and finances its operations at the corporate level. Aztar manages the allocation of capital among properties at the corporate level. Aztar also files a consolidated income tax return. Accordingly, Aztar believes Segment Adjusted EBITDA is useful as a measure of operating results at the property level because it reflects the results of operating decisions at that level separated from the effects of tax and financing decisions that are managed at the corporate level. Aztar also believes that Segment Adjusted EBITDA is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. Aztar’s calculation of Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. While Aztar believes Segment Adjusted EBITDA provides a useful perspective for some purposes, Segment Adjusted EBITDA has material limitations as an analytical tool. For example, among other things, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Segment Adjusted EBITDA does not reflect the requirements for such replacements. Corporate, other income, interest expense, net of interest income, loss on early retirement of debt, income taxes, and discontinued operations are also not reflected in Segment Adjusted EBITDA. Therefore, Aztar does not consider Segment Adjusted EBITDA in isolation, and it should not be considered as a substitute for measures determined in accordance with GAAP. A reconciliation of Segment Adjusted EBITDA with operating income and net income(loss) as determined in accordance with GAAP is reflected in the above summary.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

As previously noted, during 2005, Aztar changed from a 52/53 week fiscal year (ending on the Thursday nearest December 31) to a calendar year ending December 31. The period ended December 31, 2006 reflects Aztar’s results of operations for a 365-day period beginning January 1, 2006. The period ended December 31, 2005 reflects Aztar’s results of operations for a 366-day period beginning December 31, 2004.

Consolidated casino revenue was $673.9 million in 2006, up slightly from $673.3 million in 2005. The increase consisted of increases in casino revenue at Tropicana Atlantic City, Casino Aztar Evansville and Tropicana Express of $2.1 million, $0.5 million and $0.3 million, respectively, offset by a decrease in casino revenue at Tropicana Las Vegas of $2.3 million. The increase at Tropicana Atlantic City was due to an increase in slot revenue offset by a decrease in games revenue. The increase in slot revenue was attributable to an increase in the volume of slot play, which was driven in part by an increase in coin giveaways. The decrease in games revenue resulted from decreases in both the volume of table games play and the table games hold percentage. The increases at Casino Aztar Evansville and Tropicana Express were due primarily to increases in the slot win percentage. The decrease at Tropicana Las Vegas resulted from a decrease in the volume of slot play.

Consolidated rooms revenue was $107.3 million in 2006, up 3% from $104.1 million in 2005. The increase was due to a $3.4 million increase at Tropicana Atlantic City. The increase at Tropicana Atlantic City was due to both an increase in the number of rooms occupied on a non-complimentary basis and an increase in the average daily rate. Consolidated rooms costs were $48.3 million in 2006, up slightly from $47.5 million in 2005.

Consolidated other revenue was $54.3 million in 2006, up $3.5 million or 7% from $50.8 million in 2005. The increase was due primarily to a $3.2 million increase at Tropicana Las Vegas. The increase at Tropicana Las Vegas was due primarily to increases in entertainment and exhibition revenues. The increase in entertainment revenue was due to higher ticket sales for Tropicana Las Vegas’ “XTreme Magic” and “Folies Bergere” production shows, which were driven by two-for-one ticket offerings. For these shows,

Tropicana Las Vegas receives all ticket proceeds in exchange for a monthly production or royalty fee. The increase in exhibition revenue was primarily attributable to “Bodies: The Exhibition”, which opened in June 2006. For most exhibits, Tropicana Las Vegas receives a percentage of the exhibits’ revenues, net of expenses.

Consolidated marketing expense decreased $9.0 million or 10% during 2006 from $91.0 million during 2005. Of this decrease, $6.9 million was attributable to Tropicana Atlantic City, which incurred higher advertising and other marketing costs in the first and second quarters of 2005 because of efforts to promote the Tropicana Atlantic City expansion project, which opened on a limited basis in late November 2004 and was substantially completed by December 2004. Other factors contributing to the decrease at Tropicana Atlantic City include a reduction in payroll costs and the impact of costs associated with New Year’s Eve special event functions, which due to the change in Aztar’s fiscal year described above, were incurred in 2005 but not in 2006.

Consolidated property taxes and insurance expenses increased $5.1 million or 15% during 2006 from $33.0 million during 2005. The increase consisted primarily of a $2.9 million increase at Tropicana Atlantic City combined with smaller increases at each of Aztar’s operating properties. The increase at Tropicana Atlantic City was attributable to an increase in property insurance premiums combined with an increase in property taxes. The increases at Aztar’s other properties were driven primarily by increases in property insurance premiums.

Consolidated rent expense was $11.6 million in 2006, up $3.7 million from $7.9 million in 2005. The increase was due to Casino Aztar Evansville, which incurred higher rent expense in 2006 versus 2005 as a result of the following: (1) higher rent expense for Aztar’s riverboat-landing lease and (2) new gaming equipment leases that Aztar executed during 2006. The higher rent expense attributable to Aztar’s riverboat-landing lease was due to additional rent credits that Aztar received during 2005, which Aztar was unable to utilize in prior periods. Under the terms of Aztar’s riverboat-landing lease agreement, the City of Evansville provides Aztar with $1 of credit for each $2.50 of development capital expenditures that Aztar makes with certain limitations.

Construction accident related expense was $5.4 million in 2006, up $1.1 million from $4.3 million in 2005. The costs and expenses in 2006 and 2005 consisted of professional fees incurred as a result of the October 30, 2003 construction accident.

Construction accident insurance recoveries were $12.2 million in 2006 as compared with $0.9 million in 2005. The recoveries in 2006 and 2005 consisted of recoveries due to the delay in the opening of the Tropicana Atlantic City expansion project. The recoveries represent a portion of the anticipated profit that Aztar would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. These types of insurance recoveries are recorded when they are agreed to by Aztar’s insurers.

Merger related expenses were $93.0 million in 2006. Merger related expenses include costs incurred to terminate Aztar’s merger agreement with Pinnacle and to a lesser extent, professional fees incurred in connection with merger activities. During the 2006 second quarter, Aztar terminated its merger agreement with Pinnacle and as a result paid Pinnacle $78 million consisting of a termination fee of $52.16 million and termination expense reimbursement of $25.84 million. No income tax benefit was recognized for the majority of these merger related costs since they are not deductible for tax purposes.

Consolidated depreciation and amortization expense increased $5.6 million, up 9% from $64.4 million in 2005. Approximately $5.1 million of the increase was attributable to Tropicana Atlantic City. The increase at Tropicana Atlantic City was due to a reduction in the useful lives of certain assets that are being renovated and to new gaming equipment and building improvements that were placed into service during 2006. The reduction in the useful lives of certain assets, which accounted for approximately $2.9 million of the increase in depreciation expense at Tropicana Atlantic City, resulted from a decision to renovate portions of Tropicana’s north and south tower hotel rooms as well as several food and beverage venues. New assets placed into service accounted for approximately $2.2 million of the increase in depreciation expense at Tropicana Atlantic City.

Tropicana Las Vegas capitalized development costs write-off was $26.0 million in 2006. In the 2006 first quarter, Aztar determined that the carrying amount of the deferred costs associated with Aztar’s potential redevelopment of the Tropicana Las Vegas was not recoverable because the likelihood of proceeding with a redevelopment was assessed as less than probable.

Tropicana Atlantic City

Casino revenue was $413.0 million in 2006, up $2.1 million from $410.9 million in 2005. The increase was due to a $17.4 million increase in slot revenue offset by a $15.3 million decrease in games revenue. The increase in slot revenue was attributable to an increase in the volume of slot play, which was driven in part by an increase in coin giveaways. The decrease in games revenue resulted from decreases in both the volume of table games play and the table games hold percentage. Despite the increase in casino revenue, casino costs decreased $2.7 million or 2% in 2006 from $159.9 million in 2005. The decrease was due to a decrease in payroll costs, which was driven by a reduction in workforce.

Rooms revenue was $41.0 million in 2006 compared with $37.6 million in 2005. The increase was attributable to an increase in the number of rooms occupied on a non-complimentary basis and an increase in the average daily rate. The total number of rooms occupied on a non-complimentary basis increased 6% and the average daily rate increased 3% during 2006 versus 2005. Rooms costs decreased $0.3 million in 2006, down slightly from $18.6 million in 2005.

Marketing expenses decreased $6.9 million or 10% during 2006 from $67.2 million during 2005. Tropicana Atlantic City incurred higher advertising and other marketing costs in 2005 because of efforts to promote the Tropicana Atlantic City expansion project, which opened on a limited basis in late November 2005 and was substantially completed by December 2004. Other factors contributing to the decrease include a reduction in payroll costs and the impact of costs associated with New Year’s Eve special event functions, which due to the change in Aztar’s fiscal year described above, were incurred in 2005 but not in 2006.

General and administrative expense decreased $2.0 million in 2006 or 6% from $32.1 million in 2005. The decrease was due to a combination of factors including decreases in the provision for loss on Casino Reinvestment Development Authority, which we refer to as the CRDA, investments, litigation costs and asset disposal losses.

Utilities expense was $15.5 million in 2006, down $1.4 million or 8% from 2005. The decrease was due primarily to a reduction in electricity costs, which resulted from efficiency gains brought on by upgrades to the lighting and air conditioning systems.

Property taxes and insurance expense increased $2.9 million in 2006, up 11% from $26.3 million in 2005. The increase was due primarily to an increase in property insurance premiums and to a lesser extent an increase in property tax rates.

Construction accident related expense was $5.4 million in 2006, up $1.1 million from $4.3 million in 2005. The costs and expenses in 2006 and 2005 consisted of professional fees incurred as a result of the October 30, 2003 construction accident.

Construction accident insurance recoveries were $12.2 million in 2006 as compared with $0.9 million in 2005. The recoveries in 2006 and 2005 consisted of recoveries due to the delay in the opening of the Tropicana Atlantic City expansion project. The recoveries represent a portion of the anticipated profit that Aztar would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. These types of insurance recoveries are recorded when they are agreed to by Aztar’s insurers.

Depreciation and amortization expense was $49.6 million in 2006, up $5.1 million or 11% from $44.5 million in 2005. The increase was due to a reduction in the useful lives of certain assets that are being renovated and to new gaming equipment and building improvements that were placed into service during

2006. The reduction in the useful lives of certain assets, which accounted for approximately $2.9 million of the increase, resulted from a decision to renovate portions of the north and south tower hotel rooms as well as several food and beverage venues. New assets placed into service during 2006 accounted for approximately $2.2 million of the increase in depreciation expense.

Tropicana Las Vegas

Casino revenue was $63.8 million in 2006, down $2.3 million from $66.1 million in 2005. The decrease was attributable to a $2.7 million decrease in slot revenue offset slightly by a $0.3 million increase in games revenue. The decrease in slot revenue was due to a decrease in the volume of slot play. Casino costs decreased $0.8 million or 2% from $36.4 million in 2005, primarily as a result of the decrease in casino revenue.

Rooms revenue decreased $0.7 million, down slightly from $53.7 million in 2005. The decrease was primarily attributable to small decreases in both the average daily rate and the number of rooms occupied on a non-complimentary basis. Despite the decrease in rooms revenue, rooms expense increased $0.7 million in 2006, up 3% from $20.7 million in 2005.

Other revenue increased $3.2 million in 2006, up 14% from $22.2 million in 2005. The increase was primarily due to increases in entertainment and exhibition revenues. The increase in entertainment revenue was due to higher ticket sales for Tropicana Las Vegas’ “XTreme Magic” and “Folies Bergere” production shows, which were driven by two-for-one ticket offerings. For these shows, Tropicana receives all ticket proceeds in exchange for a monthly production or royalty fee. The increase in exhibition revenue was primarily attributable to “Bodies: The Exhibition”, which opened in June 2006. For most exhibits, Tropicana Las Vegas receives a percentage of the exhibits’ revenues, net of expenses.

Casino Aztar Evansville

Rent expense was $7.4 million, up 110% from $3.5 million in 2005. The increase in rent expense was due to the following: (1) higher rent expense for Aztar’s riverboat-landing lease, which accounted for approximately $3.5 million of the increase and (2) new gaming equipment leases that Aztar executed during 2006, which accounted for approximately $0.4 million of the increase. The higher rent expense attributable to Aztar’s riverboat-landing lease was due to additional rent credits that Aztar received during 2005, which Aztar was unable to utilize in prior periods. Under the terms of Aztar’s riverboat-landing lease agreement, the City of Evansville provides it with $1 of credit for each $2.50 of development capital expenditures that Aztar makes with certain limitations. In July 2005, Aztar exercised the first of three five-year renewal options under its riverboat-landing lease agreement to extend the lease through November 30, 2010. Aztar also modified the lease to add four additional five-year renewal options, which gives it the ability to continue the lease through November 30, 2040. In consideration for the modification, Aztar made a $15 million prepayment of the rent payable to the City of Evansville in December 2005. The prepayment is being amortized to rent expense on a straight-line basis over the initial renewal term of five years.

Corporate

Corporate general and administrative expenses decreased $1.2 million, down 6% from $20.3 million in 2005. During the 2005 first quarter, Aztar made a lump sum cash payment of $8.2 million to a defined benefit plan participant in exchange for the participant’s right to receive specified pension benefits. The distribution resulted in a settlement loss of $2.9 million in the 2005 first quarter. During the 2005 second quarter, Aztar recognized employee termination expenses of $1.5 million consisting of a severance payment and costs recognized upon the acceleration of the vesting provisions of certain of the individual’s stock options. The impact of these 2005 non-recurring expenses was partially offset by $3.7 million of stock-based compensation that was recognized as a component of general and administrative expenses during 2006 due to the adoption of a new accounting pronouncement, which became effective for Aztar on January 1, 2006.

Merger related expenses were $93.0 million in 2006. Merger related expenses include costs incurred to terminate Aztar’s merger agreement with Pinnacle and to a lesser extent, professional fees incurred in connection with merger activities. During the 2006 second quarter, Aztar terminated its merger agreement with Pinnacle and as a result paid Pinnacle $78 million consisting of a termination fee of $52.16 million and termination expense reimbursement of $25.84 million. No income tax benefit was recognized for the majority of these merger related costs since they are not deductible for tax purposes.

Tropicana Las Vegas capitalized development costs write-off was $26.0 million in 2006. In the first quarter of 2006, Aztar determined that the carrying amount of the deferred costs associated with its potential redevelopment of the Tropicana Las Vegas was not recoverable because the likelihood of proceeding with a redevelopment was assessed as less than probable.

Other Income

Other income was $2.6 million in 2006, down $3.4 million from $6.0 million in 2005. Other income consists of insurance recovery associated with the rebuilding of the expansion at the Tropicana Atlantic City, net of direct costs to obtain the recovery.

Income Taxes

Consolidated income taxes from continuing operations were $29.2 million in 2006 compared with $38.6 million in 2005. Aztar recognized a provision for income taxes in 2006 despite incurring a loss from continuing operations before income taxes as a result of the merger related costs, which for the most part are not deductible for tax purposes. The tax effect of the non-deductible merger-related costs was offset slightly by $3.4 million of non-recurring income tax benefits that were recognized during the 2006 first quarter. During the 2006 first quarter, Aztar reached a favorable settlement with the Internal Revenue Service on the only remaining issue in dispute for the examinations of Aztar’s federal income tax returns for the years 1994 through 2003. The issue involved the deductibility of a portion of payments on certain liabilities related to the restructuring of Ramada, Inc. As a result of the settlement, Aztar recognized an income tax benefit of $1.4 million. Also in the 2006 first quarter, Aztar’s application for tax credits available from New Jersey was approved. As a result of the approval, Aztar recognized, net of a federal income tax effect, a non-recurring income tax benefit of $2.0 million.

Discontinued Operations

The results of operations for Casino Aztar Caruthersville are reported as discontinued operations net of income taxes, reflecting Aztar’s commitment to sell that property as part of the Aztar Merger Agreement. On June 10, 2007, Tropicana Casinos and Resorts divested the Casino Aztar Caruthersville to Isle of Capri. Casino revenue attributable to discontinued operations increased $1.2 million in 2006, up 4% from $26.9 million in 2005. The increase consisted of a $1.5 million increase in slot revenue offset by a $0.3 million decrease in games revenue. The increase in slot revenue was due to an increase in the volume of slot play, which was driven in part by an increase in the total number of patrons visiting Aztar’s riverboat. Casino costs increased $0.6 million or 6% in 2006 versus 2005, primarily as a result of the increase in casino revenue.

Depreciation and amortization expense attributable to discontinued operations was $1.3 million in 2006, down $1.8 million or 58% from $3.1 million in 2005. In June 2006 Aztar ceased depreciating the long-lived assets of Casino Aztar Caruthersville upon classifying the property’s assets and related liabilities as held for sale.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

The Tropicana Atlantic City expansion project opened on a limited basis in late November 2004 and was substantially completed by December 2004. As a result, both consolidated operating revenues and consolidated operating costs increased significantly during 2005, thus affecting comparability with 2004. To a lesser extent, year-over-year comparability was also affected by two additional events: (1) the business interruption caused by the October 30, 2003 construction accident on the site of its Atlantic City expansion project, which was more severe in 2004 than in 2005 and (2) Aztar’s decision to change its fiscal year to a calendar year. During 2005, Aztar changed from a 52/53 week fiscal year (ending on the Thursday nearest December 31) to a calendar year ending December 31. As a result of changing its fiscal year, the period ended December 31, 2005 reflects Aztar’s results of operations for a 366-day period beginning December 31, 2004. The period ended December 30, 2004 reflects Aztar’s results of operations for a 364-day period beginning January 2, 2004. Also, partially as a result of the change to a calendar year, all of Aztar’s properties benefited from the timing of New Year’s Eve, which fell in the 2005 fiscal first and fourth quarters and New Year’s Day, which fell in the 2005 fiscal first quarter. Neither New Year’s Eve nor New Year’s Day fell in fiscal 2004.

Consolidated casino revenue was $673.3 million in 2005, up $86.2 million or 15% from $587.1 million in 2004. The increase consisted primarily of a $76.7 million increase at Tropicana Atlantic City as well as a $6.6 million increase at Casino Aztar Evansville and a $4.6 million increase at Tropicana Express. These increases were offset slightly by a $1.7 million decrease in casino revenue at Tropicana Las Vegas. The increase in casino revenue at Tropicana Atlantic City was primarily the result of three factors: (1) the November 2004 opening of the Atlantic City expansion, (2) the business interruption caused by the October 30, 2003 construction accident, which was more severe in 2004 than in 2005 and (3) Aztar’s decision to change its fiscal year to a calendar year. The increase in casino revenue at Casino Aztar Evansville was driven by an increase in the total number of patrons visiting Aztar’s riverboat during 2005. A partial reason for this was that the number of patrons visiting Casino Aztar Evansville was suppressed in the 2004 fiscal fourth quarter due to a heavy winter snowstorm. The increase in casino revenue at Tropicana Express was driven by increases in both the slot win percentage and the volume of slot play, which was partially due to the growth of markets that feed into Laughlin.

Consolidated casino costs increased $21.9 million, up 9% from $246.4 million in 2004. The increase consisted primarily of a $19.3 million increase at Tropicana Atlantic City and a $2.9 million increase at Casino Aztar Evansville, offset by a $0.3 million decrease at Tropicana Las Vegas. Casino costs at Tropicana Express held constant at $24.7 million in 2005 versus 2004. The changes in casino costs at the properties noted above, except for Tropicana Express, were primarily due to changes in casino revenue during 2005 as compared with 2004. Casino costs at Tropicana Express were favorably impacted by cost savings.

Consolidated rooms revenue was $104.1 million in 2005, up 21% from $85.7 million in 2004. The increase consisted primarily of a $13.2 million increase at Tropicana Atlantic City and a $3.8 million increase at Tropicana Las Vegas. The increase at Tropicana Atlantic City was due to both an increase in the number of rooms occupied on a non-complimentary basis and an increase in the average daily rate. These increases were attributable to increased demand brought on by the November 2004 opening of the expansion to the Tropicana Atlantic City. The increase at Tropicana Las Vegas was due to an increase in the average daily rate, which was primarily attributable to increased tourism to the Las Vegas market. Consolidated rooms costs were $47.5 million, up $4.9 million from $42.6 million in 2004. The increase was primarily due to Tropicana Atlantic City, where rooms costs increased $4.1 million as a result of higher payroll related costs associated with the increase in occupied rooms.

Consolidated general and administrative expenses increased $8.1 million or 10% during 2005 from $81.8 million during 2004. The increase was largely due to corporate and Atlantic City, where general and administrative expenses increased $3.7 million and $3.3 million, respectively. The increase at corporate consisted of a settlement loss of $2.9 million related to a lump sum cash payment made to a defined benefit plan participant and employee termination expenses totaling $1.5 million partially offset by savings after these events. The increase at Atlantic City was due primarily to higher payroll costs associated with the expansion.

See the Tropicana Atlantic City discussion below for the primary reasons affecting the changes in consolidated other revenue and consolidated costs and expenses consisting of marketing, utilities, property taxes and insurance, construction accident related, construction accident insurance recoveries, depreciation and amortization, and pre-opening costs.

Tropicana Atlantic City

As previously noted, the Tropicana Atlantic City expansion project includes 502 additional hotel rooms, 20,000 square feet of meeting space, 2,400 parking spaces, and the Quarter, the project’s centerpiece, a 200,000-square-foot dining, entertainment and retail center. As a result of the expansion, Tropicana Atlantic City has 2,129 hotel rooms, which represents approximately 30% more capacity. The Quarter includes approximately 40 outlets consisting of restaurants, entertainment venues and retail stores. Due to its unique nature and the diversity of venues available to customers, The Quarter generated media attention and created interest among local residents and visitors to Atlantic City. For these reasons, coupled with marketing efforts, demand for hotel rooms and gaming activities at the Tropicana increased during 2005 as compared with 2004. Revenues in 2005 totaled $490.1 million, up $105.5 million or 27% from 2004. The comparatively higher revenues in 2005 versus 2004 also were attributable to business interruption caused by the October 30, 2003 construction accident, which was more severe in 2004 than in 2005. The increase in revenues consisted primarily of casino revenue, which increased $76.7 million or 23%, and to a lesser extent rooms revenue, which increased $13.2 million or 54% and other revenue, which increased $11.3 million or 110%.

The increase in casino revenue of $76.7 million during 2005 versus 2004 consisted of a $47.8 million increase in slot revenue and a $28.9 million increase in games revenue. Casino costs increased $19.3 million or 14% from $140.6 million in 2004, primarily as a result of the increase in casino revenue.

The increase in rooms revenue of $13.2 million during 2005 compared with 2004 was attributable to an increase in the number of rooms occupied on a non-complimentary basis and an increase in the average daily rate. The total number of rooms occupied on a non-complimentary basis increased 37% and the average daily rate increased 13% during 2005 versus 2004. Rooms costs increased $4.1 million or 28% in 2005 compared with 2004 primarily as a result of higher payroll related costs. The increase in payroll related costs was due to the opening of the new 502-room hotel tower in November 2004 and higher employee benefit costs arising from a new labor contract that was ratified in the 2004 fourth quarter.

The increase in other revenue of $11.3 million during 2005 compared with 2004 was due primarily to an increase in rental revenue of approximately $4.2 million, guarantee fee income of $2.1 million, which was recognized in the 2005 third quarter, and revenue of $1.9 million from the operations of the IMAX Theater, which opened in the 2004 fourth quarter. The increase in rental revenue is attributable to rent from tenants of The Quarter, which opened on a limited basis in November 2004. The $2.1 million of guarantee fee income represents the unamortized balance of funds previously received in consideration for an agreement to collateralize a series of revenue bonds issued by the CRDA. The amount was previously classified as deferred income in the Consolidated Balance Sheet and was being amortized over the life of the bonds. The unamortized balance was recognized as other revenue upon the CRDA providing notice that the revenue bonds had been refunded and Aztar had been released from its guarantee.

As previously noted, the increase in gaming and hotel revenues was partially attributable to Aztar’s marketing efforts to promote the opening of the expansion. As a result, marketing costs increased $16.7 million or 33% in 2005 from $50.5 million in 2004. The increase in marketing costs consisted primarily of increases in business promotional expenses, entertainment contracts, payroll costs and advertising expenses.

General and administrative expense increased $3.3 million in 2005 or 11% from $28.8 million in 2004. The increase was due to higher payroll costs attributable to the expansion primarily for security personnel as well as a combination of other less significant factors including increases in the provision for loss on CRDA investments and litigation costs.

Utilities expense was $16.9 million in 2005, up $5.4 million or 47% from 2004. In addition to the increased energy consumption brought on by the expansion, the increase was attributable to a new electrical power contract that became effective July 2004. The new contract, which replaced a contract that had been in place since July 1997, contains less favorable rates.

Property taxes and insurance expense increased $3.8 million in 2005, up 17% from $22.5 million in 2004. This increase was due primarily to property taxes, which were higher in 2005 as a result of the expansion.

Construction accident related expense increased slightly to $4.3 million in 2005 from $4.0 million in 2004. The costs and expenses in 2005 primarily consist of professional fees incurred as a result of the October 30, 2003 construction accident. The costs and expenses in 2004 primarily consist of supplemental marketing costs incurred to decrease the effect of the business interruption caused by the accident as well as professional fees incurred.

Construction accident insurance recoveries were $11.3 million lower in 2005 versus 2004. The 2005 recoveries consisted of recoveries due to the delay in the opening of the Tropicana Atlantic City expansion project totaling $0.9 million. The 2004 recoveries consisted of recoveries due to the delay in the opening of the Tropicana Atlantic City expansion project totaling $8.7 million and a business interruption recovery of $3.5 million. The recoveries from the delay in the opening of the expansion project represent a portion of the anticipated profit that Aztar would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. The business interruption recovery reflects a profit recovery applicable to the fourth quarter of 2003. These types of insurance recoveries are recorded when they are agreed to by Aztar’s insurers.

Depreciation and amortization expense was $44.5 million in 2005, up $11.1 million or 33% from $33.4 million in 2004. The increase was primarily due to the expansion.

Pre-opening costs were $2.9 million in 2004. These costs relate to marketing costs incurred to promote The Quarter prior to its November 2004 opening.

Tropicana Las Vegas

Rooms revenue increased $3.8 million in 2005, up 8% from $49.8 million in 2004. The increase was primarily attributable to a 9% increase in the average daily rate. Aztar’s average daily rate was higher in 2005 relative to 2004 due to increased tourism to the Las Vegas market.

Tropicana Express

Casino revenue increased $4.6 million in 2005, up 7% from $68.1 million in 2004. The increase consisted entirely of a $4.6 million increase in slot revenue, which was attributable to increases in both the slot win percentage and the volume of slot play. The year-over-year growth in the volume of slot play was due in part to the growth of the surrounding markets that feed into Laughlin.

Despite the increase in casino revenue, casino costs were $24.7 million in 2005, unchanged from 2004. Casino costs were consistent in 2005 versus 2004 due primarily to the cost savings achieved by removing certain slot machines from the casino floor during 2005 and reductions in payroll and related costs. Slot machines removed from the casino floor consisted primarily of those in which Aztar incur fees payable to the manufacturers of those machines. The cost savings achieved from this reduction were offset by an increase in gaming taxes, which are based on casino revenue.

Casino Aztar Evansville

Casino revenue was $123.6 million in 2005, up 6% from $117.0 million in 2004. The increase consisted of a $4.4 million increase in slot revenue and a $2.2 million increase in games revenue. The year-over-year growth in casino revenue was due largely to an increase in the number of patrons visiting Aztar’s riverboat in December 2005 versus December 2004. The number of patrons visiting Aztar’s riverboat was down considerably in December 2004 due to a heavy winter snowstorm. Casino costs increased $2.9 million, up 7% from $44.4 million primarily due to the increase in casino revenue.

Corporate

Corporate general and administrative expenses increased $3.7 million, up 22% from $16.6 million in 2004. During the 2005 first quarter, Aztar made a lump sum cash payment of $8.2 million to a defined benefit plan participant in exchange for the participant’s right to receive specified pension benefits. The distribution resulted in a settlement loss of $2.9 million in the 2005 first quarter. During the 2005 second quarter, Aztar recognized employee termination expenses of $1.5 million consisting of a severance payment and costs recognized upon the acceleration of the vesting provisions of certain of the individual’s stock options. These nonrecurring expenses were offset slightly by savings after these events.

At December 31, 2005, Aztar has an unrecognized actuarial loss of $6.5 million in connection with Aztar’s defined benefit plans and deferred compensation plan. Aztar expect to recognize $1.1 million in the Consolidated Statement of Operations in 2006 with the remainder recognized in the years beyond 2006. The comparable amount for 2005 was $0.5 million.

Other Income

Other income was $6.0 million in 2005, up $2.1 million from $3.9 million in 2004. Other income consists of $6.0 million and $10.5 million in 2005 and 2004, respectively, of insurance recovery associated with the rebuilding of the expansion at the Tropicana Atlantic City, net of direct costs to obtain the recovery. Also included in 2004 was $5.0 million of costs incurred to repair damage and $1.6 million of dismantlement and debris removal costs that were probable of not being recovered under insurance.

Interest Expense

Consolidated interest expense was $56.3 million in 2005 compared with $37.0 million in 2004. The increase in interest expense was due to a decrease in capitalized interest as well as increases in both the average cost of borrowing under Aztar’s credit facility and the average level of debt outstanding. The decrease in capitalized interest was attributable to the Tropicana Atlantic City expansion project, which was substantially completed in December 2004. Interest capitalized was $12.8 million lower in 2005 versus 2004.

Loss On Early Retirement Of Debt

Loss on early retirement of debt was $10.3 million in 2004. The loss, which resulted from the redemption of Aztar’s outstanding 8 7/8% Senior Subordinated Notes, consisted of a redemption premium of $7.6 million and the write-off of unamortized debt issuance costs of $2.7 million.

Income Taxes

Consolidated income taxes from continuing operations were $38.6 million in 2005 compared with $39.0 million in 2004. The slight decrease of $0.4 million was largely due to a decrease in the Indiana income tax provision mostly offset by an increase in income from continuing operations before income taxes. In connection with a review of Aztar’s Indiana income tax returns for the years 1996 through 2002, the Indiana Department of Revenue took the position that Aztar’s gaming taxes that are based on gaming revenue are not deductible for Indiana income tax purposes. In response to the position taken by the Indiana Department of Revenue, Aztar filed a petition with the Indiana Tax Court for the 1996 and 1997 tax years and Aztar filed a formal protest for the 1998 through 2002 tax years. In April 2004, the Indiana Tax Court ruled in favor of the Indiana Department of Revenue. Aztar asked the Indiana Supreme Court to review the ruling. Aztar’s request was denied. As a result, Aztar estimated that it was obligated to pay approximately $17.3 million to cover assessments of taxes and interest from 1996 through the end of the first quarter of 2004. This amount was deductible for federal income tax purposes, resulting in a net effect of approximately $11.3 million, which was recorded as an increase to income tax expense in the first quarter of 2004. The ongoing effect of this issue is also included in income taxes after the first quarter of 2004.

Discontinued Operations

The results of operations for Casino Aztar Caruthersville are reported as discontinued operations net of income taxes, reflecting Aztar commitment to sell that property as part of the Aztar Merger Agreement. On June 10, 2007, Tropicana Casinos and Resorts divested the Casino Aztar Caruthersville to Isle of Capri. Casino revenue attributable to discontinued operations increased $4.6 million in 2005, up 21% from $22.2 million in 2004. The increase was largely due to a $4.5 million increase in slot revenue, which was attributable to an increase in the total number of patrons visiting Aztar’s riverboat, driven in part by an increase in the use of cash incentives as well as free admission to Aztar’s riverboat, which became effective December 30, 2004. Casino costs increased $1.3 million or 15% in 2005 versus 2004 primarily as a result of the increase in casino revenue.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, including interest rates, foreign currency exchange rates, commodity prices and equity prices. Historically, Aztar’s primary exposure to market risk arose out of interest rate risk associated with Aztar’s investment in bonds issued by the CRDA as required pursuant to New Jersey gaming regulations, long-term debt and its Series B convertible preferred stock. Aztar did not utilize these financial instruments for trading purposes. Historically, Aztar managed interest rate risk on long-term debt by managing the mix of fixed-rate and variable-rate debt. Aztar’s Series B convertible preferred stock and historical long-term debt were retired concurrently with the consummation of the Aztar Acquisition. During 2006, Aztar’s primary activities in long-term debt consisted of making the scheduled repayments on Aztar’s five-year term loan and paying down the outstanding balance on its revolving credit facility with excess cash generated from Aztar’s operations net of borrowings to finance its operations.

Aztar and its subsidiaries (other than its subsidiaries that hold the assets and operations related to the Tropicana Las Vegas) are guarantors of all indebtedness incurred by Tropicana Entertainment pursuant to the Acquisition Financing Transactions, including indebtedness incurred pursuant to the senior secured credit facility, which carries a variable interest rate. In addition, Aztar’s subsidiaries that hold the assets and operations related to the Tropicana Las Vegas are obligors in respect of the $440.0 million Las Vegas secured loan, which carries a variable interest rate. For more information concerning market risk associated with the Acquisition Financing Transactions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Tropicana Entertainment and Tropicana Casinos and Resorts — Quantitative and Qualitative Disclosures about Market Risk.”

Critical Accounting Policies

Aztar’s consolidated financial statements are prepared in accordance with GAAP, which contains accounting principles that require it to make estimates and assumptions about the effects of matters that are inherently uncertain. Those estimates and assumptions affect the reported amounts and disclosures in Aztar’s consolidated financial statements. Actual results inevitably will differ from those estimates, and such difference may be material to the financial statements. Of Aztar’s accounting estimates, Aztar believes the following may involve a higher degree of judgment and complexity.

Property and Equipment

Aztar exercises judgment with regard to property and equipment in the following areas: (1) determining whether an expenditure is eligible for capitalization or if it should be expensed as incurred, (2) estimating the useful life and determining the depreciation method of a capitalized asset, (3) estimating the fair value of a legally enforceable asset retirement obligation and in situations where the timing and/or method of settlement are conditional on a future event, incorporating this uncertainty into the estimate of the obligation’s fair value, and (4) if events or changes in circumstances warrant an assessment, determining if and to what extent an asset has been impaired. The accuracy of Aztar’s judgments impacts the amount of depreciation expense Aztar recognizes, the amount of gain or loss on the disposal of these assets, the fair value of asset retirement obligations and the related accretion expense recognized in subsequent periods, whether or not an asset is impaired and, if an asset is impaired, the amount of the loss related to the impaired asset that is recognized.

Aztar’s judgments about useful lives, cash flows in connection with asset retirement obligations as well as the existence and degree of asset impairments could be affected by future events, such as property expansions, property developments, obsolescence, new competition, new regulations and new taxes, and other economic factors. Historically, there have been no events or changes in circumstances that have resulted in an impairment loss and Aztar’s other estimates as they relate to property and equipment have not resulted in significant changes. Aztar doesn’t anticipate that its current estimates are reasonably likely to change in the future.

Expenditures associated with the repair or maintenance of a capital asset are expensed as incurred. Expenditures that are expected to provide future benefits to Aztar or that extend the useful life of an existing asset are capitalized. The useful lives that Aztar assigns to property and equipment represent the estimated number of years that the property and equipment is expected to contribute to the revenue generating process based on Aztar’s current operating strategy. Aztar believes that the useful lives of Aztar’s property and equipment expire evenly over time. Accordingly, Aztar depreciates its property and equipment on a straight-line basis over their useful lives.

When the acquisition and/or normal operation of a tangible long-lived asset legally obligates Aztar to perform or stand ready to perform certain retirement activities, Aztar recognizes the fair value of the obligation in the period in which it is incurred. The fair value of the liability is estimated using a quoted market price or alternatively, a present value technique based on the expected future cash flows of the retirement activities. Uncertainty with regard to the performance and/or timing of the obligation is factored into the calculation of the obligation’s fair value. The offset to the liability is recorded as an increase to the carrying value of the asset, which is subsequently allocated to depreciation expense on a straight-line basis over the remaining useful life of the asset. Accretion in the fair value of the obligation is recognized as accretion expense and is measured by applying Aztar’s estimated credit-adjusted, risk-free interest rate, which existed when the liability was initially established, to the amount of the liability at the beginning of each period. Changes in the fair value of the obligation resulting from changes in the factors used to determine it are recorded in the period of change by a corresponding change in the carrying value of the tangible long-lived asset and in the period of change and/or in subsequent periods by changes in depreciation and accretion expenses.

When events or changes in circumstances warrant a review for impairment, Aztar compares the carrying amount of a long-lived asset to the anticipated undiscounted cash flow from such asset. Aztar performs this test for recoverability on a property-by-property basis. In doing so, Aztar groups the property’s long-lived assets with all of the property’s other assets and liabilities since Aztar believes the property is the lowest level for which identifiable cash flows are largely independent of the cash flows of Aztar’s other assets and liabilities. In the event that the sum of the undiscounted future cash flows is less than the carrying amount, Aztar would recognize an impairment loss equal to the excess of the carrying value over the fair value. Such an impairment loss would be recognized as a non-cash component of operating income (loss). Aztar’s ability to determine and measure an impaired asset depends, to a large extent, on Aztar’s ability to properly estimate future cash flows.

Development Costs

During the 2006 first quarter, Aztar determined that the carrying amount of the deferred development costs associated with Aztar’s potential redevelopment of the Tropicana Las Vegas was not recoverable because the likelihood of proceeding with a redevelopment was assessed as less than probable. As a result, Aztar recognized an expense of $26.0 million, which was classified as Tropicana Las Vegas capitalized development costs write-off in its 2006 first quarter consolidated statement of operations. At December 31, 2006, Aztar had no capitalized development costs as it sold its only development project in Allentown, Pennsylvania to Tropicana Casinos and Resorts on December 12, 2006.

Stock-based Compensation

Aztar measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and the estimated number of awards that are expected to vest. The grant-date fair value of stock options was estimated using a Black-Scholes option pricing model, which takes into account the following six factors: (1) the current price of the underlying stock on the date of grant, (2) the exercise price of the option, (3) the expected dividend yield, (4) the expected volatility of the underlying stock over the option’s expected life, (5) the expected life of the option, and (6) the risk-free interest rate during the expected life of the option. Of these factors, Aztar exercises judgment with regard to selecting both the expected volatility of the underlying stock and the expected life of the option. Expected volatility is estimated through a review of historical stock price volatility adjusted for future expectations. The expected term of the options is estimated through a review of historical exercise behavior and other factors expected to influence behavior such as expected volatility and employees’ ages and lengths of service. Aztar also exercises judgment with regard to estimating the number of awards that are expected to vest, which is based on historical experience adjusted for future expectations. January 1, 2006, Aztar began recognizing compensation cost for stock options under SFAS 123(R). Compensation cost for the portion of awards for which the requisite service had not been rendered that were outstanding on January 1, 2006 is recognized over the remaining vesting period based on the grant-date fair value that was previously established for pro forma purposes and disclosed in the notes to its consolidated financial statements for reporting periods that ended prior to January 1, 2006. All outstanding equity interests in Aztar, including stock options granted to its employees, were purchased or redeemed, as the case may be, upon the consummation if the Aztar Acquisition on January 3, 2007.

Income Tax Liabilities

Aztar is subject to federal income taxes and state income taxes in those jurisdictions in which Aztar’s properties operate. Aztar exercises judgment with regard to income taxes in the following areas: (1) interpreting whether expenses are deductible in accordance with federal income tax and state income tax codes, (2) estimating annual effective federal and state income tax rates and (3) assessing whether deferred tax assets are, more likely than not, expected to be realized. The accuracy of these judgments impacts the amount of income tax expense Aztar recognizes each period.

As a matter of law, Aztar is subject to examination by federal and state taxing authorities. Aztar has estimated and provided for income taxes in accordance with settlements reached with the Internal Revenue Service in prior audits. Although Aztar believes that the amounts reflected in Aztar’s tax returns substantially comply with applicable federal and state tax regulations, both the Internal Revenue Service and the various state taxing authorities can and have taken positions contrary to Aztar’s positions based on their interpretation of the law. A tax position that is challenged by a taxing authority could result in an adjustment to Aztar’s income tax liabilities and related tax provision.

During 2005, the Internal Revenue Service completed its examination of Aztar’s income tax return for the year 2003. During 2004, the Internal Revenue Service completed its examination of Aztar’s income tax returns for the years 2000 through 2002. The only issue in dispute in these examinations involved the deductibility of a portion of the payments on certain liabilities related to the restructuring of Ramada Inc. During 2003, the Internal Revenue Service completed its examination for the years 1994 through 1999 and settled one of the two remaining issues entirely and a portion of the other remaining issue, resulting in a tax benefit of $6.7 million. The issue that was settled entirely involved the deductibility of certain complimentaries provided to customers. The other issue involved the deductibility of a portion of payments on certain liabilities related to the restructuring, the same issue as described above for the years 2000 through 2003. During the 2006 first quarter, Aztar reached a favorable settlement with the Internal Revenue Service on the only remaining issue for the years 1994 through 2003. As a result of the settlement, Aztar recorded an income tax benefit of $1.4 million.

On July 2, 2002, the State of New Jersey enacted the Business Tax Reform Act. Aztar has provided for New Jersey income taxes based on Aztar’s best estimate of the effect of this law. Certain provisions of the Act are subject to future rules and regulations and the discretion of the Director. Aztar believes Aztar’s interpretation of the law is reasonable and it doesn’t expect material adjustments; however, Aztar is unable to determine the discretion of the Director. The New Jersey Division of Taxation is examining the New Jersey income tax returns for the years 1995 through 2001. Aztar believes that adequate provision for income taxes and interest has been made in the financial statements.

Impact of the October 30, 2003 Construction Accident

An accident occurred on the site of the expansion of the Tropicana Atlantic City on October 30, 2003. See “Business — Legal Proceedings — Litigation matters relating to Aztar’s October 30, 2003 garage collapse accident.” In order to ensure that the construction proceed expeditiously and in order to settle certain disputes, Aztar and the general contractor entered into a settlement agreement on October 6, 2004 that delineates how Aztar and the contractor would share the cost of and the insurance proceeds received for the dismantlement, debris removal and rebuilding. This claim was settled in April 2007. Under the terms of the settlement agreement, Aztar received a sum of approximately $18.3 million net of that portion of the gross insurance proceeds to which the contractor was entitled under the settlement agreement.

During 2006, Aztar recorded $12.2 million of insurance recovery for rebuilding activities. The recovery was recognized as other income and was offset by $5.4 million of direct costs to obtain the recovery.

Off-Balance Sheet Arrangements

Following its acquisition by Tropicana Entertainment, Aztar does not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material effect on its financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources. Aztar does not presently maintain any investments in derivative securities.

Contractual Obligations

The following table summarizes Aztar’s future contractual obligations, in millions, as of December 31, 2006:

	Payments Due by Period
	Less than	1-3	3-5	More than
Contractual Obligations	1 Year	Years	Years	5 Years	Total

Long-term debt, including current portion	$7.0	$220.5	$175.1	$300.1	$702.7
Interest Payments	49.7	92.7	72.8	58.0	273.2
Operating leases	3.9	3.8	1.3	0.1	9.1
Purchase obligations	43.7	5.6	0.3	—	49.6
Other long-term liabilities, including current portion	0.9	1.9	4.0	15.6	22.4

Total	$105.2	$324.5	$253.5	$373.8	$1,057.0

Interest payments relating to Aztar’s historical revolving credit facility are excluded from the contractual obligations above because the outstanding balances fluctuated daily. Interest payments relating to Aztar’s historical term loan facility are included above and were calculated using the floating rate in effect at December 31, 2006.

Purchase obligations represent agreements to purchase goods or services that are enforceable and legally binding on Aztar. Of the total purchase obligations at December 31, 2006, approximately $10 million are cancelable by Aztar upon providing a 30 — 90 day notice. The commitments of approximately $1.7 million for the hotel and entertainment complex at Casino Aztar Evansville are included in purchase obligations.

BUSINESS

Overview

We are among the largest privately-held gaming entertainment providers in the United States and a leading domestic casino operator as determined by revenue. In our effort to expand our national footprint and diversify our gaming operations, on January 3, 2007, affiliates of Tropicana Entertainment acquired all of the outstanding equity interests in Aztar for approximately $2.1 billion in cash. As part of the corporate reorganization completed substantially concurrently with the acquisition, Aztar became a wholly-owned subsidiary of Tropicana Entertainment. The Aztar Acquisition added four casino properties located in Nevada, New Jersey and Indiana to Tropicana Entertainment’s holdings. For more information concerning the Aztar Acquisition, see “— The Aztar Acquisition.”

We currently operate 11 casino properties in eight distinct gaming markets, including Las Vegas, Laughlin and South Lake Tahoe (Stateline), Nevada; Atlantic City, New Jersey; Baton Rouge, Louisiana; Greenville and Vicksburg, Mississippi and Evansville, Indiana. Our casino properties have an aggregate of 548,359 square feet of gaming space housing 12,244 gaming machines and 510 table games, as well as an aggregate of 8,282 hotel rooms.

On a pro forma basis giving effect to the Transactions, the aggregate net operating revenue of Tropicana Entertainment for the year ended December 31, 2006 would have been $1,183 million. The aggregate net operating revenue of Tropicana Entertainment for the six months ended June 30, 2007 was $554.1 million.

At each of our gaming properties, we strive to provide our customers with a high-quality casino entertainment and hospitality experience at attractive prices. To develop and maintain customer loyalty, we emphasize customer service and seek to offer a comfortable gaming environment along with a variety of amenities, including quality hotel rooms, varied dining choices and appealing entertainment options. We plan to continue to regularly invest in our facilities to maintain and enhance their quality, appeal and competitiveness.

The following table sets forth certain information about our properties as of June 30, 2007. Except as otherwise indicated, we wholly own and operate the following casinos:

		Acquisition	Approx. Casino	Slot	Table	Hotel	Parking
Property Name	Location	Date	Square Footage	Machines	Games	Rooms	Spaces

Legacy Properties
Belle of Baton Rouge	Baton Rouge, LA	Oct. 2005	29,500	1,019	22	300	1,803
River Palms Hotel and Casino	Laughlin, NV	Sept. 2003	63,850	1,061	28	1,001	1,834
Lake Tahoe Horizon Casino and Resort	South Lake Tahoe, NV	Jan. 1990	43,000	712	32	539	1,396
MontBleu Casino	South Lake Tahoe, NV	June 2005	40,585	638	52	440	1,547
Lighthouse Point Casino(1)(2)	Greenville, MS	Nov. 1996(3)	22,000	725	9	—	386
Jubilee Casino(4)	Greenville, MS	March 2002	28,500	712	13	39	512
Vicksburg Horizon Casino(5)	Vicksburg, MS	Oct. 2003	20,909	696	19	117	889
Recently Acquired Properties
Tropicana Atlantic City	Atlantic City, NJ	Jan. 2007	147,248	3,480	209	2,129	5,477
Tropicana Express Hotel and Casino	Laughlin, NV	Jan. 2007	53,680	1,075	39	1,495	2,253
Casino Aztar Evansville	Evansville, IN	Jan. 2007	38,360	1,132	52	346	2,100
Tropicana Las Vegas(2)	Las Vegas, NV	Jan. 2007	60,727	994	35	1,876	2,388

Total			548,359	12,244	510	8,282	20,585

(1)	Tropicana Entertainment indirectly holds a 79% voting interest and an 84% economic interest in Greenville Riverboat, which manages the Lighthouse Point Casino. A wholly-owned subsidiary of Tropicana Entertainment owns the riverboat on which the Lighthouse Point Casino conducts its operations.

(2)	Greenville Riverboat and the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas are not guarantors of the outstanding notes or of the senior secured credit facility and will not be guarantors of the exchange notes, although Greenville Riverboat is subject to the restrictive covenants contained in the indenture and the credit documentation governing the senior secured credit facility.

(3)	The Lighthouse Point Casino was developed (as opposed to acquired) and commenced operations in November 1996.

(4)	JMBS Casino, one of the affiliate guarantors, owns and operates the Jubilee Casino.

(5)	CP Vicksburg, one of the affiliate guarantors, owns and operates the Vicksburg Horizon.

Our History

Columbia Sussex, which was founded in 1972 by Mr. William J. Yung, III, has grown to become one of the largest privately-held hospitality companies in the United States with approximately $970.0 million in revenues in 2006. As of June 30, 2007, Columbia Sussex and its affiliates owned and operated 70 hotel properties across the United States, Canada and the Caribbean, which are marketed under brands including Marriott, Hilton, Westin, Sheraton, Renaissance, Wyndham and Doubletree.

In 1990, Mr. William Yung made his initial investment in the gaming industry when he formed Wimar Tahoe Corporation, which has since been renamed Tropicana Casinos and Resorts, to acquire the Tahoe Horizon. Since obtaining a gaming license in 1990, Mr. William Yung and the Yung family have built a record of successful gaming acquisitions and development, while generating growth and operational improvements.

Our Competitive Strengths

Geographic Diversity.  We believe we are one of the largest and most diversified gaming operators in the United States. We own and operate 11 casino facilities in eight distinct gaming markets and six states, including five casinos in Nevada, three casinos in Mississippi and one casino in each of New Jersey, Louisiana and Indiana. We believe this geographic diversity helps reduce our dependence on any one geographic market.

Beneficial Relationship with Columbia Sussex.  Our relationship with Columbia Sussex provides us with several advantages, including the following:

•	Cost-Effective Administrative Services. We share corporate offices with Columbia Sussex and many corporate functions, such as human resources, accounting, administration, purchasing, marketing, hotel management and supervision, risk management, contracting, construction and development, treasury and maintenance-related services, are performed for certain of Tropicana Entertainment’s subsidiaries and the affiliate guarantors by Columbia Sussex pursuant to the terms of service agreements, which are subject to gaming regulatory approval. Gaming regulatory approval of the terms of one service agreement has not yet been obtained with respect to our Tropicana Atlantic City property. The service agreements extend by their terms until we elect to terminate them, which we are permitted to do at any time with 60 days written notice. Under the terms of these service agreements, subject to certain conditions, Columbia Sussex provides corporate services on behalf of our gaming properties that have received regulatory approval to date for a total amount of approximately $1.9 million per year, subject to modest price increases each year starting in 2008. We believe the service agreements enable us to obtain corporate services at costs that are more favorable than we would be able to obtain on a stand-alone basis. We have also entered into agreements with Tropicana Casinos and Resorts for the provision to certain of Tropicana Entertainment’s subsidiaries and the affiliate guarantors of casino services, such as the supervision of casino operations, staffing, marketing and advertising and accounting, which agreements are subject to gaming regulatory approval. Gaming regulatory approval of the terms of one of these agreements has not yet been obtained with respect to our Tropicana Atlantic City property. Under these agreements, we have agreed to pay Tropicana Casinos and Resorts our allocated portion of the corporate overhead costs for these services. For a more detailed description of the agreements described in this paragraph, see “Certain Relationships and Related Party Transactions.”

•	Integrated Marketing Programs. The compatibility of Columbia Sussex’s extensive portfolio of 70 hotels and our network of casino properties has provided us with a number of opportunities to develop integrated marketing programs. We expect to develop joint programs whereby guests of our casinos can receive discounts on stays at Columbia Sussex hotel properties. In addition, we and Columbia Sussex are able to pool our respective customer databases to develop direct marketing campaigns targeting a broad group of prospective customers, and to more effectively promote these programs by sharing a centralized marketing platform. We believe that our acquisition of Aztar has provided us with additional opportunities for these types of joint marketing efforts.

•	Extensive Construction and Development Experience. Throughout our history, we have engaged in a number of property renovation, refurbishment and development projects, and we have a number of additional projects underway or slated to commence in the near term. As a developer of hotel properties, Columbia Sussex has over 30 years of experience in planning, financing and executing hotel improvement and development programs. We have been able to leverage this experience when undertaking our development projects, which we believe has allowed us to develop and enhance our gaming assets in a cost-effective manner, while meeting target completion dates and development expectations.

Experienced Management Team.  Mr. William Yung, who founded both Tropicana Entertainment and Columbia Sussex, has over 30 years of gaming and hospitality experience. The balance of our senior management team also has significant experience operating, developing, acquiring and integrating hotel and gaming properties and related amenities, with an average tenure in the gaming or hospitality industries among its members of more than 15 years. Mr. William Yung and his management team have grown gaming operations through strategic acquisitions and targeted development, with Tropicana Casinos and Resorts’ net operating revenues growing from $75.5 million to $288.9 million between 2001 and 2006 and operating income growing from $14.0 million to $58.6 million during that same period. In addition, Mr. William Yung and the management team have made use of conservative financial management focused on cost control and prudent capital deployment in order to improve results.

Our Business Strategy

We seek to continue growing in a profitable manner by pursuing the following strategies:

Successfully Integrate Acquisitions.  Tropicana Casinos and Resorts acquired the MontBleu Casino, or the MontBleu, in June 2005 and the Belle of Baton Rouge in October 2005, both of which properties it contributed to Tropicana Entertainment in the corporate reorganization. The Aztar Acquisition added four additional gaming properties to our portfolio, resulting in six of our 11 casino properties having been acquired within the past two years. As such, we believe there is significant potential to realize efficiencies as we integrate Aztar, and further integrate other recently acquired casino properties, into our operations. Specifically, we expect to eliminate redundant overhead costs at Aztar by leveraging Tropicana Casinos and Resorts’ administrative infrastructure. In addition, in markets such as Laughlin and South Lake Tahoe, Nevada where we own more than one property, we believe we will also be able to realize additional operational synergies and cost savings by consolidating duplicative back-office functions.

Enhance Marketing and Promotion Activities.  The Aztar Acquisition significantly increased our geographic footprint and scale of operations. In conjunction with Tropicana Casinos and Resorts and Columbia Sussex, we will benefit from an integrated marketing platform that will provide us with cross-selling opportunities among more than 80 hotel and casino properties. Our expanded customer base will enable us to develop cross-marketing initiatives across our properties, which may include a player rewards program linking selected gaming facilities. We believe a uniform player rewards program will encourage customers traveling among different markets to patronize our properties and will build increased customer loyalty. In addition, in July 2007, we re-branded the former Ramada Express in Laughlin, Nevada as the “Tropicana Express.” We also plan to re-brand a number of our other gaming properties under the

Tropicana name. We believe this re-branding will help to develop a strong, recognizable identity for our properties.

Benefit from Recent Investments and Near-Term Growth Opportunities.  We believe we will benefit significantly from recent capital investments made in our properties. In addition, we have significant near-term growth opportunities as a result of projects currently being developed, as well as other development opportunities. These investments and growth opportunities include the following:

•	Tropicana Atlantic City: In November 2004, Aztar completed a $285.0 million expansion to the Tropicana Atlantic City, which included a 200,000-square-foot entertainment, restaurant and retail complex known as “The Quarter at Tropicana.” We intend to proceed with a plan developed by Aztar, which we expect will cost approximately $55.0 million, to enhance the Tropicana Atlantic City by refurbishing its casino floors and hotel towers so that they are similar in quality and appearance to The Quarter. The three-phase refurbishment project commenced in December 2005. During phase one of the project, Aztar made enhancements to the north tower hotel rooms and certain non-gaming amenities, which phase was completed during the fourth quarter of 2006. During phase two of the project, we refurbished half of the casino floor and the south tower hotel rooms, which phase was completed in the second quarter of 2007. In phase three of the project, we will refurbish the other half of the casino floor and two restaurants at the property. We expect to complete the third phase in the first quarter of 2008.

•	Casino Aztar Evansville: Construction was completed in 2007 at the Casino Aztar Evansville on a $32.6 million expansion that includes a 96-room boutique hotel, multi-venue dining and entertainment complex and associated infrastructure. We believe that the expansion has increased the attractiveness of the property and expanded customer reach through the availability of additional hotel rooms. In addition, in August 2007, the City of Evansville’s Redevelopment Commission approved our preliminary plan to build a 1,046-seat theater at the Casino Aztar Evansville. The venue, construction of which is currently projected to be completed in the first quarter of 2008 at an approximate cost of $4.0 million, is expected to offer live entertainment for patrons of the property and residents of Evansville.

•	Belle of Baton Rouge: The Belle of Baton Rouge benefited from the population increase in the Baton Rouge area following the displacement of residents of New Orleans as a result of Hurricane Katrina, although that benefit has since somewhat subsided. To accommodate the increased demand for gaming in this market and to build market share, we have developed plans to build a 330-space parking structure adjacent to the casino. We will endeavor to complete construction of the parking structure, which is designed to increase casino traffic and is estimated to cost approximately $12.5 million, by the second quarter of 2008.

•	MontBleu Casino: In the summer of 2006, we completed a $21.0 million program to re-brand and reposition the former Caesars Lake Tahoe as the MontBleu. We introduced new on-site amenities and entertainment options at the MontBleu to appeal to a younger clientele, while continuing to focus on the value conscious customer in the South Lake Tahoe, Nevada market at our sister property, the Tahoe Horizon. We intend to increase our efforts to effectively market the MontBleu as we seek to strengthen our customer base.

•	Tropicana Express: We have completed the $11.0 million program to renovate the hotel rooms at the Tropicana Express, which we believe will help solidify our position in the Laughlin market. In addition, the Tropicana Express is situated less than one mile from the River Palms, which we believe will allow us to achieve operational synergies and cost savings by consolidating duplicative back-office and other support functions including the sharing of laundry facilities and employees to reduce overtime pay.

•	Lighthouse Point Casino and Jubilee Casino: We expect to invest between $7.0 million and $8.0 million at the Lighthouse Point Casino and the Jubilee Casino, our two casinos in Greenville, Mississippi, in order to renovate the casino floors and public areas of the properties so as to better position them to meet the competitive challenges posed by the expected introduction of a new gaming property to the market in late 2007. We will add up to 850 new and converted slot machines, making all of the slot machines at the properties “ticket-in ticket-out” and upgrade the slot tracking systems. We will also make improvements to the restaurant at the Lighthouse Point Casino.

Redevelop the Tropicana Las Vegas Site.  To capitalize on its premium location on the Las Vegas “Strip,” we expect to redevelop the Tropicana Las Vegas, by refurbishing one of its two existing hotel towers and its existing showroom (we expect to raze the other existing tower and all of the other remaining structures on the site) and redeveloping the remainder of its 34-acre site. Our preliminary plan for this redevelopment effort envisions approximately 10,200 new and refurbished hotel rooms of which approximately 500 will be refurbished hotel rooms in the existing hotel tower to be retained, approximately 600,000 square feet of new meeting space, an increase in the size of the casino floor to approximately 120,000 square feet, a more modern casino floor layout and a new approximately 250,000-square-foot retail plaza. We plan to complete this redevelopment in 2010. The redevelopment is expected to be funded by a construction financing transaction independent of the financing transactions that funded the Aztar Acquisition and, if necessary, by additional capital contributions from Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent.

The outstanding notes are not, and the exchange notes will not be, guaranteed by the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas.

Our Properties and Markets

Legacy Properties

Belle of Baton Rouge.  The Belle of Baton Rouge, formerly the Argosy Riverboat Casino, is a three-deck dockside riverboat casino located on the Mississippi River in the downtown historic district of Baton Rouge, Louisiana. The casino opened for business in 1994 as the first riverboat gaming facility in the Baton Rouge market.

Tropicana Casinos and Resorts acquired the Argosy Riverboat Casino and related assets in Baton Rouge, Louisiana in October 2005 for $149.7 million. The property was thereafter re-branded as the Belle of Baton Rouge. Tropicana Casinos and Resorts contributed the property to Tropicana Entertainment in the corporate reorganization. We own the riverboat on which the casino operates. The 29,500-square-foot casino offers 1,019 slot machines and 22 table games. The Belle of Baton Rouge is also located directly adjacent to the 300-room Sheraton Baton Rouge Convention Center Hotel, which we own. The hotel offers parking for 1,803 vehicles.

The hotel at the Belle of Baton Rouge also features:

•	three restaurants;

•	a lounge, a 70-seat sports bar, and a small entertainment venue;

•	approximately 150,000 square feet of available retail space;

•	approximately 40,000 square feet of meeting space; and

•	a 50,000-square-foot glass-enclosed atrium.

The Belle of Baton Rouge leases a portion of the land and buildings which comprise its hotel and casino properties under several separate leases. The leases require fixed monthly payments in an aggregate amount of $27,800, which amount is subject to adjustment every five years to reflect increases in the Consumer Price Index. The current lease terms expire between 2008 and 2013, with the Belle of Baton Rouge holding an option to extend the terms of the leases for up to an additional 70 years in most cases.

We have developed plans to build a 330-space parking structure adjacent to the casino. We will endeavor to complete construction of the parking structure, which is designed to increase casino traffic and is estimated to cost approximately $12.5 million, by the second quarter of 2008. Subject to receipt of the necessary regulatory approvals, we expect to commence construction of the new casino facility in the first quarter of 2008.

The Baton Rouge market is located approximately 75 miles to the northwest of New Orleans. Baton Rouge is a “duopolistic” gaming market shared between the Belle of Baton Rouge and Casino Rouge, which is owned by Penn National Gaming, Inc., or Penn National. This market, which primarily caters to local patrons, experienced a 37.2% increase in its gaming revenues for the period between June 30, 2005 and June 30, 2006 as compared to the period between June 30, 2004 and June 30, 2005. This increase in revenue was primarily attributable to the population shift from New Orleans to Baton Rouge in the wake of Hurricane Katrina, although it appears that some of the transient population caused by the hurricane has begun to shift back to New Orleans and other Gulf Coast communities, which has resulted in these increased revenues subsiding somewhat while remaining above pre-Hurricane Katrina levels.

River Palms Hotel and Casino.  The River Palms is located on approximately 35 acres in Laughlin, Nevada, which is situated on the Colorado River at Nevada’s southern tip where California, Nevada and Arizona meet. The River Palms has approximately 1,300 feet of frontage on each of the Colorado River and Casino Drive, Laughlin’s principal thoroughfare. Its 25-story main tower and three-story south wing together house 1,001 rooms and suites and 63,850 square feet of casino space boasting 1,061 slot machines and 28 table games.

The River Palms also features:

•	four dining facilities;

•	two bars, two lounges and one nightclub;

•	a spa and salon;

•	approximately 10,500 square feet of meeting and convention space; and

•	a 1,834-space parking facility.

The River Palms was constructed in 1984 and underwent an $18.0 million renovation in 1999. In 2001, it was connected to the Riverwalk, a pedestrian walkway connecting casinos along the Colorado River. Around the same time, the property immediately to the north of the River Palms was developed into an events center to accommodate concerts, boxing events, car rallies and other group events. Following the acquisition of the River Palms in September 2003 for $25.2 million, we invested nearly $13.6 million in hotel room renovations and casino floor improvements.

Realty, one of the affiliate guarantors, owns the property on which the River Palms operates as well as substantially all of the facility’s non-gaming assets. We have a lease with Realty with respect to the property, which extends through September 30, 2018. Rent is currently set at $425,000 per month under the lease.

Laughlin is located approximately 200 miles from the Grand Canyon, 225 miles from Phoenix and 285 miles from Los Angeles. It is principally a drive-in market, with nearly 80% of visitors coming from southern California, Arizona and Nevada. From December through March, the city also attracts “snow birds” from around the country. In April, it hosts the Laughlin River Run, the largest motorcycle event on the West Coast, which has reportedly drawn over 50,000 participants in recent years. During the remainder of the year, Laughlin attracts a large number of visitors who are drawn to Lake Mohave, which is part of the Lake Mead National Recreation Area and is popular among Nevada, Arizona, and Southern California boaters, jet skiers, fishing and water sports enthusiasts.

The Laughlin gaming market is characterized by low-priced rooms, with some offered for as low as $20 per night or even free to players who would otherwise have to pay full fare in markets such as Las Vegas.

Lake Tahoe Horizon Casino and Resort.  The Tahoe Horizon is located at the southeastern end of Lake Tahoe near the California and Nevada border in South Lake Tahoe, Nevada, which is within a short distance of a golf course and several ski resorts, and approximately 100 miles from Sacramento and 185 miles from the San Francisco Bay area. The Tahoe Horizon encompasses approximately 43,000 square feet of casino space, with 539 hotel rooms and suites in two towers offering lake, mountain and forest views, 712 slot machines and 32 table games, including poker. Approximately 95% of the slot machines in the casino feature “ticket-in, ticket-out” technology. The facility offers parking for 1,396 vehicles.

The Tahoe Horizon also features:

•	South Lake Tahoe’s largest outdoor pool;

•	an eight-screen movie theater;

•	four restaurants;

•	two entertainment venues featuring Las Vegas-style shows, comedy performances, live music and dancing;

•	GameWorld, a game arcade for adults and children; and

•	approximately 11,000 square feet of full-service meeting and convention space.

Since the acquisition of Tahoe Horizon in 1990 for $19.0 million, we extensively remodeled the facility in 1991 and again in 1999. As part of these efforts, we constructed a new parking structure, added new slot machines, replaced carpets and wallpaper and renovated the suites at the facility. Since 1999, capital expenditures on the property have been directed at updating slot machines, remodeling restaurants, repaving the parking structure and improving the exterior of the building. Within the South Lake Tahoe gaming market, the Tahoe Horizon targets the value-conscious customer and mid-level game player.

The Tahoe Horizon leases its land and parking garage from Park Cattle under two separate leases. Under the terms of the leases, rent is set at the greater of the base rent, which is currently $3,661,932 per year, subject to annual adjustment to reflect increases in the Consumer Price Index, or 5% of Tahoe Horizon’s net gaming revenues, increasing to 6% in 2015. The Park Cattle leases expire in 2040. For 2005 and 2006, rent was $3.5 million and $3.54 million, respectively.

The South Lake Tahoe market offers a wide variety of non-gaming attractions, including boating and related water sports, golf, hiking, mountain biking and several ski resorts.

MontBleu Resort Casino and Spa.  The MontBleu is situated on approximately 21 acres of land in South Lake Tahoe, Nevada, immediately adjacent to the Tahoe Horizon. The facility is a 17-story “Y”-shaped hotel tower offering 440 hotel rooms and 40,585 square feet of casino space that houses 638 slot machines, 52 table games, and a new poker room. The facility also offers parking for 1,547 vehicles.

The MontBleu also features:

•	four distinctive restaurants, including a steakhouse, a Eurasian-themed restaurant and lounge, and a buffet;

•	a 1,500-seat auditorium;

•	a shopping galleria;

•	a nightclub targeted to younger visitors; and

•	13,899 square feet of meeting and convention space.

Tropicana Casinos and Resorts purchased the MontBleu, which was formerly named the Caesars Tahoe, in June 2005 for $47.2 million. Tropicana Casinos and Resorts contributed the property to Tropicana Entertainment in the corporate reorganization. During the fourth quarter of 2005, we commenced a $21.0 million makeover of the MontBleu, which encompassed remodeling the common areas of the property, including the lobby, restaurants and onsite nightclub, and simultaneously re-branded the property. The goal of this renovation was to create an interior design meant to appeal to a younger clientele by offering more entertainment options and amenities, including night clubs and lounges.

In conjunction with the physical renovation, we developed a marketing strategy for the MontBleu under its new theme. The renovation was completed in the summer of 2006 and the MontBleu made its grand opening during Memorial Day weekend. The MontBleu is also subject to a lease agreement with Park Cattle that covers the land on which the MontBleu is situated and the facility in which it operates. Under the terms of the lease, the rent is currently set at $474,842 per month, subject to annual adjustment to reflect increases in the Consumer Price Index. The lease is scheduled to expire in 2028 and we have an option to renew for an additional 25 years.

Lighthouse Point Casino.  The Lighthouse Point Casino is a 210-foot riverboat operation located in Greenville, Mississippi. Tropicana Entertainment holds a 79% voting interest and an 84% economic interest in Greenville Riverboat, which operates the Lighthouse Point Casino. Rainbow, an unrelated party, holds a 20% voting interest and a 15% economic interest in Greenville Riverboat. The remaining 1% voting interest is held by Mr. William Yung. Greenville Riverboat is not a guarantor of the outstanding notes and will not be a guarantor of the exchange notes, however it is subject to the restrictive covenants contained in the indenture. Tropicana Entertainment’s wholly-owned subsidiary St. Louis Riverboat Entertainment, the owner of the vessel in which the Lighthouse Point Casino conducts its operations, is a guarantor of the outstanding notes, the senior secured credit facility and will be a guarantor of the exchange notes.

The Lighthouse Point Casino riverboat features an approximately 22,000-square-foot, three-floor casino housing 725 slot machines and nine table games. The property also features a 386-space parking facility.

The Lighthouse Point Casino leases approximately four acres of land from the Greenville Marine Corporation, an unrelated party, on which the docking, entry and parking facilities of the casino are situated. Under the terms of the lease, the Lighthouse Point Casino is required to pay an amount equal to 2% of its monthly gross gaming revenue in rent, with a minimum monthly payment of $75,000. In addition, in any given year in which the Lighthouse Point Casino’s annual gross gaming revenue exceeds $36,575,000, it is required to pay 8% of the excess amount in rent under the lease. The current lease expires in 2009 and contains an option enabling the Lighthouse Point Casino to extend its term through 2044.

Greenville is approximately 90 miles north of Vicksburg, Mississippi. We currently operate the only two casinos within the Greenville gaming market, although Mr. William Yung does not hold an economic interest in the Jubilee Casino or play any role in its management or affairs. The Jubilee Casino is managed by Mr. William Yung’s children. These properties share, almost equally, the market’s available gaming revenues.

Bayou Caddy’s Jubilee Casino.  The Jubilee Casino is a 240-foot riverboat located in Greenville, Mississippi. The Jubilee Casino is owned and operated by JMBS Casino, one of the affiliate guarantors. Mr. William Yung does not hold an economic interest in the Jubilee Casino and plays no role in its management or affairs. The Jubilee Casino is managed by Mr. William Yung’s children. The riverboat features an approximately 28,500-square-foot casino housing 712 slot machines and 13 table games. The property has parking capacity to accommodate 512 vehicles. JMBS Casino also owns and operates the Greenville Inn & Suites, a hotel located less than one mile from the Jubilee Casino, offering 39 suites and free shuttle service to and from the Jubilee Casino.

JMBS Casino is a party to three leases for the docking, entry, and parking facilities at the Jubilee Casino. The lease for dockage rights for the riverboat extends through 2010 and requires monthly rent payments of $32,000. On November 7, 2006, JMBS Casino entered into a lease agreement with the city of Greenville with respect to the same dockage rights governed by the existing lease. The terms of the new lease will be effective beginning in September 2010 through August 2040, and will require monthly rent payments of $62,500. Under the terms of the new lease, JMBS Casino is required to make repairs or improvements in a minimum amount of $200,000 to the waterfront parking lot owned by the city of Greenville, which is adjacent to the casino property. In exchange, the city of Greenville has agreed, for the duration of the lease agreement, to refrain from allowing any other gaming or related activities to be conducted on any property owned or leased by the city within the city of Greenville. A second lease for dockage rights and riverfront property covers a second barge, which was assigned to JMBS Casino by the prior owner of the Jubilee Casino upon JMBS Casino’s acquisition of the property. This second lease extends through 2008 and JMBS has renewal options to extend the term through 2017. The agreement requires monthly rental payments of $30,000 plus 5.0% of net pre-tax profits up to $4.0 million, subject to adjustments to reflect increases in the Consumer Price Index. A third lease for docking and entry rights expires in 2013 and requires monthly payments of $1,000.

Vicksburg Horizon Casino.  The Vicksburg Horizon is a 297-foot multi-level antebellum-style riverboat located in downtown Vicksburg, Mississippi. The Vicksburg Horizon is owned and operated by CP Vicksburg, one of the affiliate guarantors. The riverboat casino features 20,909 square feet of gaming space on three levels, with 696 slot machines and 19 table games. The property also includes a hotel with 117 guest rooms.

The Vicksburg Horizon also features:

•	two restaurants;

•	a sports bar; and

•	two covered parking garages and an additional parking lot with free valet service, providing customers with a total of 889 parking spaces.

CP Vicksburg has a lease agreement with the city of Vicksburg, which sets forth the terms under which CP Vicksburg was permitted to develop the Vicksburg Horizon and provides for ongoing payments to the city. The lease agreement expires in 2033. Amounts required to be paid to the city include (i) a fixed annual payment of $576,000, subject to adjustment to reflect increases in the Consumer Price Index, payable in monthly installments, and (ii) 1.5% of the net operating revenue produced by the property (defined in the lease agreement to include revenues deriving primarily from gaming, food and beverages), which is also payable monthly. Columbia Sussex has provided a guarantee of CP Vicksburg’s obligations under the lease agreement.

The Mississippi River Counties market, in which the Vicksburg Horizon operates, consists of six dockside gaming facilities that, in the aggregate, generated gaming revenues of approximately $1.6 billion in 2005. We believe the Vicksburg market attracts customers primarily from western and central Mississippi and eastern Louisiana.

Recently Acquired Properties

Tropicana Resort and Casino — Atlantic City.  The Tropicana Atlantic City encompasses approximately 14 acres of land, with approximately 660 feet of ocean frontage along the Atlantic City boardwalk. The Tropicana Atlantic City features 2,129 hotel rooms and suites, the most rooms offered by any gaming property in this market, and 147,248 square feet of casino space, with 3,480 slot machines and 209 table games. This facility has parking facilities to accommodate 5,477 vehicles.

The property also features:

•	The Quarter, a 200,000-square-foot Las Vegas-style indoor dining, entertainment and retail center with a Havana-inspired theme, which includes nine restaurants, five entertainment facilities and 26 retail outlets;

•	a 2,000-seat theatrical showroom;

•	approximately 99,000 square feet of meeting, convention and banquet space;

•	three gourmet restaurants and several mid-price range restaurants; and

•	additional amenities including indoor and outdoor swimming pools, tennis courts, a health and fitness club and a jogging track.

In November 2004, Aztar completed a $285.0 million expansion of the Tropicana Atlantic City, which transformed the property with the addition of 502 hotel rooms, 20,000 square feet of meeting space, 2,400 parking spaces, and The Quarter, a 200,000-square-foot Las Vegas-style entertainment venue and the project’s centerpiece, featuring a new restaurant and retail complex.

In December 2005, Aztar began development of a three-phase master plan for the Tropicana Atlantic City. We intend to proceed with the master plan developed by Aztar to enhance the Tropicana Atlantic City by refurbishing its casino floors and hotel towers so that they are similar in quality and appearance to The Quarter, which we expect will cost approximately $55.0 million. During phase one of the project, Aztar made enhancements to the north tower hotel rooms and certain non-gaming amenities, which phase was completed during the fourth quarter of 2006. During phase two of the project, we refurbished half of the casino floor and the south tower hotel rooms, which phase was completed during the second quarter of 2007. In phase three of the project, we will refurbish the other half of the casino floor and two restaurants at the property. We expect to complete the third phase in the first quarter of 2008.

The Atlantic City gaming market has historically demonstrated continued growth despite the emergence of new legalized gaming jurisdictions in the northeastern United States and is the second largest commercial gaming market in the United States. The primary target market for Tropicana Atlantic City is the area consisting of New Jersey, New York and Pennsylvania. According to the U.S. Census Bureau’s 2005 data, there are approximately 18.8 million people living in the tri-state areas.

Tropicana Express Hotel and Casino.  The Tropicana Express is located on an approximately 31 acre site in Laughlin, Nevada and is in close proximity to our River Palms property. Laughlin is situated on the Colorado River in southern Nevada. The Tropicana Express features a Victorian-era railroad theme, which includes a novelty train that carries guests between the parking areas and the casino hotel. The property has 1,495 guest rooms and 53,680 square feet of casino space, with 1,075 slot machines and 39 table games. The facility also has parking accommodations for 2,253 vehicles.

The Tropicana Express also features:

•	five restaurants;

•	several lounges, including an entertainment lounge and a premium lounge for high-end players;

•	a train-shaped, heated outdoor swimming pool and attached spa; and

•	special events and retail space.

We are nearing completion of an approximately $11.0 million program to renovate the hotel rooms at the Tropicana Express. We expect the renovation to be completed in 2007.

Casino Aztar Evansville.  The Casino Aztar Evansville, located on the Ohio river, was the first gaming facility to open in Indiana. The existing facility encompasses approximately eight-and-a-half acres and contains approximately 38,360 square feet of casino space, with 1,132 slot machines and 52 table games. Casino Aztar Evansville features two hotels boasting an aggregate of 346 guest rooms, an executive conference center and parking for 2,100 vehicles. The casino riverboat is certified to carry 2,700 passengers and a crew of 300. The 44,000-square-foot pavilion adjacent to the riverboat contains passenger ticketing and pre-boarding facilities.

The pavilion also features:

•	four restaurants;

•	an entertainment lounge;

•	a gift shop; and

•	a full-service Starbucks café.

Casino Aztar Evansville leases approximately four-and-a-half acres from the City of Evansville and owns the remaining four acres. The Casino Aztar Evansville recently completed a $32.6 million expansion that includes a 96-room boutique hotel (the first of its kind in Evansville) located on seven acres of land owned by Aztar, a multi-venue dining and entertainment complex, improvements to an existing park and the infrastructure required to support the expansion project. The new dining and entertainment complex opened in November 2006 and the new boutique hotel opened in December 2006.

The Casino Aztar Evansville is located in metropolitan Evansville. The closest competing casino property is approximately 90 miles from the Casino Aztar Evansville.

The Indiana General Assembly passed legislation that went into effect on August 1, 2002 allowing “flexible boarding,” which increased the accessibility of the Casino Aztar Evansville by eliminating the requirement that it maintain formal cruise schedules. The new legislation also incorporated a progressive wagering tax schedule and a change in admissions tax to $3.00 per entry from $3.00 per person per cruise. The progressive wagering tax schedule begins at 15% of casino revenue and rises to 20%, 25%, 30% and 35% based on incremental casino revenue as measured during the state’s fiscal year (July 1 through June 30).

Tropicana Resort and Casino — Las Vegas.  The Tropicana Las Vegas is located on an approximately 34-acre parcel on the “Strip” in Las Vegas, Nevada. Together with the MGM Grand, the Excalibur Hotel and Casino, the Luxor, the Monte Carlo Resort and Casino and New York-New York Hotel and Casino, the Tropicana Las Vegas is located at the intersection known as the “Four Corners” at Las Vegas Boulevard and Tropicana Avenue. We believe the property’s central location enables it to benefit from a “cluster” effect, which produces increased pedestrian traffic, visitation and gaming play.

The Tropicana Las Vegas has 1,876 hotel rooms and suites and 60,727 square feet of casino space, with 994 slot machines and 35 table games. The facility also has parking to accommodate 2,388 vehicles.

Tropicana Las Vegas also features:

•	three outdoor pools and one of the world’s largest indoor/outdoor swimming pools;

•	a five-acre water oasis and tropical garden;

•	approximately 106,358 square feet of convention and exhibit space;

•	seven restaurants; and

•	the Folies Bergere, the longest-running production show in Las Vegas.

The Tropicana Las Vegas draws customers from the Las Vegas metropolitan area, Southern California, throughout the United States and abroad. The outstanding notes are not, and the exchange notes will not be, guaranteed by the subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas.

Competition and Information About Gaming Markets

Set forth below is information concerning the competitive conditions in the markets in which we operate, as well as selected information concerning our position in those markets.

South Lake Tahoe, Nevada

Tahoe Horizon and the MontBleu are located in the South Lake Tahoe market, which draws the majority of its visitors from the northern and central California metropolitan areas, including Sacramento and the San Francisco Bay area. The South Lake Tahoe market is concentrated on the southeastern edge of Lake Tahoe on the California and Nevada border in Stateline, Nevada, which is approximately 100 miles from Sacramento and 185 miles from the San Francisco Bay area.

Four other casinos compete with our properties in South Lake Tahoe: Harrah’s Lake Tahoe Hotel and Casino, Bill’s Casino Lake Tahoe, Harveys Lake Tahoe Casino and Resort and Lakeside Inn. Harrah’s, Bill’s and Harveys are all owned and operated by Harrah’s Entertainment, Inc., and Lakeside is a small privately owned operation. In terms of casino square footage, the number of slots, game tables, and restaurants, and the amount of convention space, our properties rank in the third and fourth places after Harrah’s and Harveys. The MontBleu closely trails Harveys in the number of slot machines offered. With respect to the number of hotel rooms and suites featured, Tahoe Horizon ranks second in the South Lake Tahoe market.

We believe recent South Lake Tahoe market trends can be attributed to two factors: limited air transportation to Lake Tahoe and competition from California’s Native American gaming facilities. Currently, there is neither commercial nor regularly scheduled charter airline service into the Lake Tahoe airport. The Reno-Tahoe airport, which is 60 miles from South Lake Tahoe, presently serves as the area’s primary access point for visitors from outside the region. The lack of incoming air traffic, combined with overall market pressures, have depressed the performance of the South Lake Tahoe gaming market.

We believe that gaming revenues may be even more directly affected by the recent proliferation of Native American gaming in northern California. Native American casinos, including the Cache Creek in Brooks, Jackson Ranchero in Jackson, and the Thunder Valley Casino in Auburn, likely attract would-be South Lake Tahoe visitors from northern California. Despite increased competition from the Native American casinos for the “weekday gambler,” we believe that the South Lake Tahoe market continues to offer broader and more varied hotel accommodations and non-gaming entertainment features and amenities than the Native American casinos in northern California.

The Tahoe Regional Planning Agency is a governmental group charged with overseeing all significant building modifications or development in the Lake Tahoe region. The agency may present a significant barrier to future casino and hotel development in the South Lake Tahoe market due to its environmentally conscious focus, as shown by its “Triple Bottom Line” approach to growth in the area, which takes three criteria into equal consideration in assessing proposed development in the Lake Tahoe region: the environment, the economy and the community’s quality of life. According to publicly available policy statements issued by the agency, decisions affecting Lake Tahoe must enhance all three in order to protect Lake Tahoe for this and future generations.

Laughlin, Nevada

There are nine casino hotels in Laughlin competing with our River Palms and Tropicana Express properties. The River Palms has the second largest casino by square footage in the Laughlin market and offers, along with the Flamingo Laughlin, the greatest number of restaurants and lounges in the Laughlin market. However, the majority of the other casino hotels in the Laughlin gaming market feature more slots, game tables and hotel rooms than the River Palms does. More importantly, in recent months, the River Palms and the Tropicana Express have experienced intense competition from competing properties in the market that were recently acquired and renovated. The companies that own these competing properties seek to gain market share. This increased competition has exerted pressure on revenue levels at our properties in Laughlin and we have consequently been compelled to increase promotional expenditures in that market.

Although there has been recent population growth in the Arizona and southern California regions surrounding Laughlin, Native American gaming has entered the regional gaming market, thereby reducing the potential benefit of the population increase. Native American gaming sites around the Phoenix and, to a lesser extent, Palm Springs areas present competition for the drive-in customer base that has historically been attracted to Laughlin. Laughlin casinos also compete with the casinos in Las Vegas and those on I-15 (the principal highway between Las Vegas and southern California) near the California-Nevada state line. The expansion of hotel and casino capacity in Las Vegas in recent years and the growth of Native American casinos in central Arizona and southern California have had an adverse impact on the Laughlin market.

Baton Rouge, Louisiana

The Baton Rouge gaming market is currently comprised of two casinos: our property and Casino Rouge, which is owned by Penn National. The two properties are located in close proximity to each other, with Casino Rouge located north of downtown Baton Rouge and our property situated in the downtown historic district across from the Baton Rouge convention center. We directly compete with Casino Rouge in the Baton Rouge market.

The Baton Rouge gaming market faces competition from land-based and riverboat casinos throughout Louisiana and on the Mississippi Gulf coast, casinos on Native American lands and from non-casino gaming opportunities within Louisiana. Due to Hurricanes Katrina and Rita, we saw a temporary decline in competition from the well-developed gaming market in the New Orleans area, which is approximately 75 miles from Baton Rouge, although this trend has begun to level off as casinos in the New Orleans area have reopened. The two closest Native American casinos are land-based facilities located approximately 45 miles southwest and approximately 65 miles northwest of Baton Rouge. In addition, the Belle of Baton Rouge faces competition from a racetrack located approximately 55 miles from Baton Rouge that began operating approximately 1,500 gaming machines in December 2003. The Belle of Baton Rouge also faces competition from the truck stop gaming facilities located in certain surrounding parishes, each of which are authorized to operate up to 50 video poker machines.

In addition, on November 9, 2006, Pinnacle announced that it acquired from Harrah’s certain entities that own gaming assets located in Lake Charles, Louisiana and related gaming licenses. On September 18, 2007, Pinnacle received approval from the Louisiana Gaming Control Board to utilize one of the acquired gaming licenses in Baton Rouge as part of its plan to develop a casino resort in that market. According to public reports issued by Pinnacle, this casino development, which would be situated on land in East Baton Rouge Parish, is intended to be built in phases and is ultimately expected to include, among other amenities, a single-level casino, several entertainment and dining options, a 300-guestroom hotel, a golf course, a residential district and a retail district. Pinnacle’s contemplated Baton Rouge project is subject to various approvals including a favorable vote in a local-option referendum in East Baton Rouge Parish with respect to the development proposal, which referendum is expected to be voted on in 2008. If Pinnacle succeeds in developing a casino resort in the Baton Rouge market, it is likely to compete directly with the Belle of Baton Rouge and could adversely affect the latter’s results of operations.

Greenville, Mississippi

Our Lighthouse Point Casino and Jubilee Casino are both located in Greenville, Mississippi on the Mississippi River between Vicksburg and Tunica, Mississippi, approximately 130 miles from Jackson, Mississippi, 150 miles from Little Rock, Arkansas, and 150 miles from Memphis, Tennessee. We believe that the Greenville market attracts customers primarily from the local area. Our properties are currently the only two casinos in the Greenville gaming market.

However, Southwest Gaming LLC has broken ground on its planned single-level dockside casino facility in Greenville, which, upon its completion, is likely to draw customers from Lighthouse Point Casino and Jubilee Casino and may adversely affect their results of operations. In an effort to preserve market share, Lighthouse Point Casino and Jubilee Casino have decided to invest capital to upgrade their gaming equipment and expend additional funds to more aggressively promote themselves to prospective patrons in their market, although there can be no assurance that such expenditures will have their intended effect. Moreover, such expenditures may adversely affect Lighthouse Point Casino’s and Jubilee Casino’s results of operations.

In addition, recent capital investments in and expansion of the Tunica market have hampered revenue growth in the Greenville market. This expansion of the Tunica market has enabled it to draw customers from more distant areas, thereby limiting Greenville’s ability to attract patrons from those same areas.

Vicksburg, Mississippi

The Mississippi River Counties market consists of four dockside gaming facilities. Vicksburg is the closest gaming market to the Jackson, Mississippi metropolitan area and is located approximately 40 miles east of Vicksburg. We believe that the Vicksburg Horizon attracts customers primarily from the local area, western and central Mississippi and eastern Louisiana.

Recent capital investments in and expansion of the Tunica, Mississippi gaming market have affected revenue growth in the Vicksburg market. This expansion of the Tunica market has enabled it to draw customers from more distant areas, thereby limiting the Vicksburg market’s ability to attract patrons from those same areas.

Atlantic City, New Jersey

Tropicana Atlantic City competes with 11 other casinos in Atlantic City. Tropicana Atlantic City ranks third among gaming properties in its market in terms of total gaming positions, second in terms of casino footage and first in terms of hotel rooms. It also competes with two large Native American casinos in Connecticut. In 2004, Pennsylvania passed legislation to legalize slot machines at seven horse racing tracks, five independent slot parlors and two resort slot parlors. At least four of these facilities are expected to be in the greater Philadelphia area. With the first gaming facility commencing operations in Pennsylvania in late 2006, acute competitive pressures on the Tropicana Atlantic City have already arisen. These pressures are expected to continue.

The Borgata Hotel, Casino and Spa, a joint venture between Boyd Gaming and MGM Mirage, opened in July 2003, in Atlantic City’s Marina District. The Borgata was the first casino to open in Atlantic City since April 1990, although many of the existing casinos have increased their gaming capacities and a few casino hotels have had major expansions. On June 30, 2006, the Borgata unveiled the first part of its $200.0 million expansion project, which reportedly included three new gourmet restaurants, an additional 36,120 square feet of casino floor space and a new race book. Other companies have also announced intentions to open new casino hotels or expand or refurbish existing properties in Atlantic City in the future. For example, Revel Entertainment Group has announced a two-phase plan to develop a $2.0 billion casino hotel project in Atlantic City. The property, which is tentatively scheduled to open in 2011, is expected to feature nearly 4,000 guestrooms and various retail and entertainment attractions. In addition, Pinnacle and MGM Mirage have recently unveiled plans to build new upscale casino resorts in the Atlantic City market.

The Atlantic City market also faces existing and future competition from the growing Native American casinos in Connecticut and the possibility of competition from the potential legalization of various forms of casino gaming in Delaware, Maryland and New York. In addition, New Jersey has considered allowing a limited number of video lottery terminals at the Meadowlands race track in northern New Jersey and slot machines have been added to race tracks in Delaware, West Virginia and New York.

Las Vegas, Nevada

Tropicana Las Vegas operates in the intensely competitive Las Vegas market. In April 2005, Wynn Resorts opened Wynn Las Vegas, the first new resort to open on the “Strip” since Mandalay Bay opened in March 1999. In addition, a number of other competitors plan to introduce new development on the “Strip,” including Sands’ expansion, named the “Palazzo,” which will be located adjacent to its Venetian Resort and Casino. Wynn Resorts has begun construction on its latest full-scale resort project named “Encore,” which will be located adjacent to the Wynn Las Vegas. Boyd Gaming has razed its Stardust Resort and Casino in order to replace it with a casino, hotel and shopping complex called “Echelon Place.” Likewise, MGM Mirage has begun construction on a development project named “City Center,” which is expected to include 2,800 condominiums and a 4,000-room casino hotel connected to a major shopping mall. In addition, several casino hotels have opened or have been expanded in other parts of Las Vegas or near Las Vegas. These projects will add additional rooms and casino capacity to the Las Vegas market.

While Tropicana Las Vegas currently competes most directly with the numerous major casino hotels, and a number of smaller casinos, located on or near the Las Vegas “Strip,” it also competes with a dozen major casino hotels located in downtown Las Vegas, and other casino hotels elsewhere in the Las Vegas area. To a lesser extent, the Las Vegas gaming market competes with casino and hotel properties in other parts of Nevada, including Laughlin, Reno and along I-15 (the principal highway between Las Vegas and southern California) near the California-Nevada state line. The Las Vegas gaming market also competes with Native American casinos in southern California (the principal source of business for Las Vegas casinos) and central Arizona and, to a lesser extent, with casinos in other parts of the country.

We expect that the introduction of added capacity to the Las Vegas gaming market, especially among mega-casinos on the “Strip,” as well as added pressure from other markets, will further elevate the existing acute competition faced by the Tropicana Las Vegas.

Evansville, Indiana

Casino Aztar Evansville competes primarily in its 50-mile radius market area with an Indiana riverboat casino in the Louisville, Kentucky market area and a riverboat casino in Metropolis, Illinois. It also indirectly competes with the Belterra Casino Resort, a riverboat casino in Switzerland County, Indiana. In addition, Casino Aztar Evansville competes with other Indiana riverboat casinos on the Ohio River in the Cincinnati, Ohio market area and in other Indiana locations, none of which are in its primary 50-mile radius market area.

In addition, Casino Aztar Evansville has faced competition from the issuance of the eleventh Indiana riverboat license, which was awarded during 2005 to Blue Sky Casino, LLC for development in the West Baden area. Although the new riverboat, the first phase of which opened in November 2006 under the name French Lick Springs Resort and Casino, is outside of Casino Aztar Evansville’s 50-mile radius market area, it has nevertheless exerted direct and measurable competitive pressure on Casino Aztar Evansville.

Casino Aztar Evansville also competes with a pari-mutuel racing facility in Evansville. Moreover, there is also the potential for the legalization of casino gaming in Kentucky, which would further increase the competition faced by the Evansville facility.

Marketing; Proprietary Database

We have developed an extensive proprietary database containing information concerning our customers and aspects of their casino gaming play. Currently, our player tracking system allows us to track our members’ gaming preferences, maximum, minimum and total amount wagered and frequency of visits. We use this information for marketing purposes, including direct mail campaigns. We have also developed programs to reward loyal customers with points that can be redeemed for awards at our casinos. In addition, we plan to develop joint programs whereby guests of our casinos can receive discounts on stays at Columbia Sussex hotel properties.

We also use the information collected in our database to create and deploy targeted promotional programs, such as merchandise giveaways, game tournaments and other special events. These promotional programs are designed to reward customer loyalty and maintain high recognition of our casinos in their target markets. We believe we have effectively used our database to encourage repeat visits, increase customers’ lengths of stay and improve our operating results. In addition, we intend to pool our customer database and share a centralized marketing platform with Columbia Sussex to develop direct marketing campaigns targeting a broader group of prospective customers and to more effectively promote cross-marketing programs.

We place significant emphasis on attracting local residents and seek to maintain a strong local identity in each market in which we operate by initiating and supporting community and special events. On occasion, we also use broadcast media to attract customers to our properties.

We believe the Aztar Acquisition provides us, together with Columbia Sussex, with additional cross-selling opportunities among more than 80 hotel and casino properties. The expanded customer base that is available to us as a result of the Aztar Acquisition will enable us to develop new cross-marketing initiatives, such as a uniform player rewards program linking multiple gaming properties throughout the United States. In addition, we plan to re-brand several of our gaming properties, including the Tahoe Horizon and the River Palms. We believe this will help to develop a strong, recognizable brand identity for our properties.

Employees

The following is a summary of our employees, some of whom are employed on a part-time basis, at our existing properties and at our corporate headquarters as of September 30, 2007:

As of September 30, 2007, Tropicana Entertainment and its subsidiaries (including the Lighthouse Point Casino, in which Tropicana Entertainment indirectly holds a 79% voting interest and an 84% economic interest) employed approximately 12,000 people, of which approximately 7,400 were employees of the recently acquired Aztar and its subsidiaries. In addition, during busier months, certain of Tropicana Entertainment’s casino properties supplement their permanent staffs with seasonal employees.

The majority of Tropicana Entertainment’s employees are not employed pursuant to collective bargaining or other union arrangements. Six of our employees at the MontBleu are employed pursuant to a union agreement, which expires on June 30, 2009. 377 of our employees at the Belle of Baton Rouge are employed pursuant to two union agreements, one of which covers the boat crew and expires on December 31, 2007, and the other covers the hotel, food and beverage, maintenance, cage and slot technology employees and expires in June 2010.

Approximately 2,400 employees of the recently acquired Aztar and its subsidiaries are represented by unions, including certain employees at Tropicana Atlantic City and Tropicana Las Vegas. Tropicana Atlantic City is a party to the following union contracts: the slot attendants are covered by a contract with the Teamsters Local 331 union that expires on September 30, 2008; the hotel, food and beverage employees are covered by a contract with the HERE Local 54 union that expires on September 14, 2009; the maintenance employees are covered by a contract with the Operating Engineers Local 68 union that expires on May 30, 2011; and the stage technicians are covered by a contract with the International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States, its Territories and Canada Local No. 917 union, which has been extended indefinitely. In addition, we note that the approximately 950 full-time and part-time table games dealers and race book writers employed by the Tropicana Atlantic City voted on August 25, 2007 to be represented by the UAW in a National Labor Relations Board election. As a consequence, we are required to recognize the UAW as the representative of the table games dealers and race book writers employed by the Tropicana Atlantic City and negotiate in good faith to reach a collective bargaining agreement with it. We will soon enter into collective bargaining negotiations with the UAW and expect that the table games dealers and race book writers at the Tropicana Atlantic City will ultimately be covered by a contract with the union. The Atlantic City UAW organizing effort appears to be part of a broader UAW campaign to organize table games dealers throughout Atlantic City. So far, the UAW has won National Labor Relations Board elections at three Atlantic City casinos, and lost at two. At the three where the UAW won, there has been little progress to date toward settlement of a union contract. Moreover, the table games dealers employed by Casino Aztar Evansville have notified us of their intent to unionize. The table games dealers at Casino Aztar Evansville have also filed a petition with the National Labor Relations Board requesting a union election at which they are expected to determine whether to be to be represented by the UAW. Accordingly, it is possible that the table games dealers at Casino Aztar Evansville will ultimately be covered by a contract with the UAW.

On October 10, 2007, approximately 140 security officers employed by the Tropicana Atlantic City voted against union representation by the Security Police and Fire Professionals Association. However, the vote has not yet been certified and the Security Police and Fire Professionals Association may pursue legal challenges to the validity of the vote. Also, approximately 53 slot technicians employed by the Tropicana Atlantic City are scheduled to vote in a National Labor Relations Board election on October 22, 2007 to determine whether to be represented by the UAW. Accordingly, it is possible that either or both of these groups will ultimately be represented by unions.

The Tropicana Las Vegas is a party to the following contracts: the hotel, food and beverage employees were covered by a contract with the Culinary Local 226 union that expired on May 31, 2007, but the union and Tropicana Las Vegas have continued to perform under the terms of the contract while negotiations continue between the parties; the stage technicians were covered by a contract with the IATSE Local No. 720 union that expired on May 31, 2007, but the union and Tropicana Las Vegas have continued to perform under the terms of the contract while negotiations continue between the parties; approximately 4 carpenters employed by the Tropicana Las Vegas were covered by a contract that expired in 2006, but the union and Tropicana Las Vegas have agreed to continue to perform under the terms of the contract while negotiations continue between the parties; certain other employees, including front desk personnel, drivers, gardeners, and heavy equipment operators are covered by a contract with the Teamsters 995 union that expires on June 30, 2008; maintenance employees are covered by a contract with the Operating Engineers Local 501 that expires on June 30, 2009; electricians are covered by a contract with the Electrical Workers 357 union that expires on July 31, 2009; and painters are covered by a contract with the Painters Local 159 union that expires on May 31, 2010. In May 2007, Tropicana Las Vegas began negotiations with the Culinary Local 226 union and the IATSE Local No. 720 union aimed at entering into new collective bargaining agreements with each of them to replace the agreements that expired on May 31, 2007. We believe our employee relations are satisfactory.

As of September 30, 2007, CP Vicksburg, an affiliate guarantor, employed approximately 370 people, none of whom were represented by unions. CP Vicksburg believes that its employee relations are satisfactory.

As of September 30, 2007, JMBS Casino, an affiliate guarantor, employed approximately 230 people, none of whom were represented by unions. JMBS Casino believes that its employee relations are satisfactory.

Trademarks

We own a number of trademarks registered with the U.S. Patent and Trademark Office, or U.S. PTO, including, but not limited to, “Belle of Baton Rouge,” “Lake Tahoe Horizon, “River Palms” and “Horizon.” We also have a number of trademark applications pending with the U.S. PTO.

In addition, Tropicana Entertainment’s subsidiary Aztar uses a variety of trade names, service marks and trademarks and we believe that it has all the licenses necessary to conduct its business. Aztar has registered several service marks and trademarks with the U.S. PTO or otherwise acquired the licenses to use those which are material to the conduct of its business. For example, Aztar has registered the following important trademarks or service marks: “Aztar,” “Casino Aztar,” “Trop,” “Tropicana,” “Trop Park,” and “The Island of Las Vegas.”

Facilities

General.  Our newly constructed corporate headquarters, which we share with Columbia Sussex, are located at 740 Centre View Blvd., Crestview Hills, Kentucky 41017. We commenced occupancy of our new headquarters in October 2007. In addition to the following, we own or lease certain facilities which are not material to our operations. Substantially all land, casino hotel buildings, casino riverboats, pavilions, furnishings and equipment owned by us or acquired by us pursuant to the Aztar Acquisition have been pledged as collateral under the senior secured credit facility or the Las Vegas secured loan.

Owned properties.  We wholly own the approximately 14-acre site on which the Tropicana Atlantic City is located, the approximately 31-acre site on which the Tropicana Express is located, the approximately 34-acre site on which the Tropicana Las Vegas is located and the riverboat in which Casino Aztar Evansville conducts its operations. In addition, we own the riverboats on which the Lighthouse Point Casino, Belle of Baton Rouge, Vicksburg Horizon and Jubilee Casino operate, as well as the 35 acres of land on which, and the facility in which, the River Palms operates.

Properties leased from unrelated third parties.  Tropicana Entertainment’s subsidiary Aztar is a party to a lease with respect to its former corporate headquarters located in Phoenix, Arizona. The lease has a term extending through December 31, 2008, with monthly rental payments of $35,000.

Casino Aztar Evansville operates on an eight-and-half acre site next to the Ohio River in downtown Evansville, Indiana. Approximately four-and-half acres are leased from the city of Evansville. Aztar owns the remaining four acres. Aztar’s lease with the city of Evansville was entered into in 1995 for an initial term of ten years, with Aztar entitled to exercise up to three five-year renewal options. In July 2005, Aztar exercised the first of its three renewal options to extend the lease term through November 2010. Aztar also modified the lease to add four additional five-year renewal options that give it the ability to continue the lease through November 30, 2040. Under the terms of the lease renewal, the city of Evansville will provide Aztar with $1.00 of credit against its rent for each $2.50 of development capital expenditures up to $25.0 million that Aztar makes.

The Tahoe Horizon leases the land for its hotel casino and its parking garage from Park Cattle under two separate leases. Under the terms of the leases, rent is equal to the greater of the base rent, which is currently $3.7 million per year, subject to annual adjustment to reflect increases in the Consumer Price Index, or 5% of Tahoe Horizon’s net gaming revenues (which percentage will increase to 6% in 2015). The Park Cattle leases expire in 2040.

We also have a lease agreement with Park Cattle with respect to the land on which, and the building in which, the MontBleu operates. Under the terms of the lease, rent is set at $474,842 per month, subject to annual adjustment to reflect increases in the Consumer Price Index. The lease is scheduled to expire in 2028 but gives us the right to exercise a renewal option which would extend the term of the lease for an additional 25 years.

The Belle of Baton Rouge leases the land and buildings which comprise its hotel properties under three separate leases. It has two leases with Cohn Realty Co. (an unrelated party), both of which extend through 2013, but which we have the option to extend for up to an additional 70 years. The Belle of Baton Rouge has a third lease with Rosenthal and Associates (an unrelated party), which extends through 2012, but which we have the option to extend for up to an additional 70 years. The three leases require fixed monthly payments in an aggregate amount of $22,000, subject to adjustment every five years to reflect increases in the Consumer Price Index.

The Lighthouse Point Casino leases approximately four acres of land from the Greenville Marine Corporation (an unrelated party), on which the docking, entry and parking facilities of the casino are situated. The Lighthouse Point Casino is required to pay an amount equal to 2% of its monthly gross gaming revenue in rent, with a minimum monthly payment of $75,000. In addition, in any given year in which annual gross gaming revenues exceed $36,575,000, the Lighthouse Point Casino is required to pay 8% of the excess amount as rent to Greenville Marine Corporation pursuant to the terms of the lease. The current lease expires in 2009 and gives us the option to extend its term through 2044.

CP Vicksburg has a lease agreement with the city of Vicksburg, which permitted the development of the Vicksburg Horizon and provides for ongoing payments to the city. The lease agreement expires in 2033. Amounts required to be paid to the city include (i) a fixed annual payment of $576,000, subject to adjustment to reflect increases in the Consumer Price Index, payable in monthly installments, and (ii) 1.5% of the net operating revenue produced by the property (defined in the lease agreement to include revenues derived primarily from gaming, food and beverages), which is also payable monthly. Columbia Sussex guarantees CP Vicksburg’s obligations under the lease agreement.

JMBS Casino is a party to three leases for the docking, entry, and parking facilities at the Jubilee Casino. The lease for dockage rights for the riverboat extends through 2010 and requires monthly rent payments of $35,000. On November 7, 2006, JMBS Casino entered into a lease agreement with the city of Greenville with respect to the same dockage rights governed by the existing lease. The terms of the new lease, which will be effective beginning in September 2010 and will extend through August 2040, will require monthly rent payments of $62,000. Under the terms of the new lease, JMBS Casino is required to make repairs or improvements in a minimum amount of $200,000 to the waterfront parking lot owned by the city of Greenville, which is adjacent to the casino property. In exchange, the city of Greenville has agreed, for the duration of the lease agreement, to refrain from allowing any other gaming or related activities to be conducted on any property owned or leased by the city within the city of Greenville. A second lease for dockage rights and riverfront property covers a second barge, which was assigned to JMBS Casino by the prior owner of the Jubilee Casino upon JMBS Casino’s acquisition of the property. This second lease extends through 2008, and JMBS has renewal options to extend the term through 2017. The agreement requires monthly rental payments of $30,000 plus 5.0% of net pre-tax profits up to $4.0 million, subject to adjustments to reflect increases in the Consumer Price Index. A third lease for docking and entry expires in 2013 and requires monthly payments of $1,000.

Properties leased from affiliates.  Tropicana Entertainment’s subsidiary St. Louis Riverboat Entertainment owns the riverboat that makes up part of the Lighthouse Point Casino complex. Greenville Riverboat entered into a charter party agreement with St. Louis Riverboat Entertainment on January 20, 1995 to lease the riverboat for a term of five years ending in January 2009, which Greenville Riverboat has the option to renew for two additional five-year terms. The monthly rent is $79,000 plus applicable taxes.

Realty, one of the affiliate guarantors, owns the real estate on which, and the facility in which, the River Palms operates. A subsidiary of Tropicana Entertainment has a lease with Realty for the property, with a term extending through September 30, 2018. Rent is $425,000 per month under the lease.

Legal Proceedings

In the normal course of business, we are party to various lawsuits, legal proceedings and claims arising out of our respective businesses. We cannot predict the outcome of these lawsuits, legal proceedings and claims with certainty. Nevertheless, we do not believe that the outcome of any currently existing proceeding, even if determined adversely, would have a material adverse effect on our business, financial condition or results of operations.

Litigation matters relating to our leases for the Tahoe Horizon

In October 2005, Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent, received a default notice from Park Cattle, the landlord for the two ground leases for our Tahoe Horizon property, arising from Tropicana Casinos and Resorts’ alleged failure to maintain the Tahoe Horizon hotel and casino facilities as required by the leases. In response to this default notice, Tropicana Casinos and Resorts filed a Complaint for Declaratory Relief, Injunctive Relief and Damages in the Ninth Judicial District Court in Douglas County, Nevada seeking relief from the court in the form of an order declaring that Tropicana Casinos and Resorts is not in default under the leases and enjoining Park Cattle from terminating the leases or attempting to retake the leased premises. Park Cattle filed a counterclaim seeking a declaration from the court that Tropicana Casinos and Resorts breached the leases by failing to maintain the Tahoe Horizon in a “first class condition” competitive with other casino hotels in South Lake Tahoe, and that the leases should therefore be considered terminated due to Tropicana Casinos and Resorts’ alleged failure to cure the alleged defaults. The parties attempted to settle the dispute through mediation but were not successful in doing so. Written and deposition discovery is currently ongoing. Numerous discovery disputes are in the process of being resolved and trial preparation has begun. Trial is set to begin in January 2008.

Tropicana Casinos and Resorts has operated the Tahoe Horizon on the leased premises since 1989. In 2005, Park Cattle sent Tropicana Casinos and Resorts a letter alleging that numerous structural and other deficiencies existed at the property, which was the first such complaint Park Cattle had issued since the inception of Tropicana Casinos and Resorts’ tenancy. In March 2005, Tropicana Casinos and Resorts received an extensive list of repairs and improvements that Park Cattle claimed were necessary in order to bring the Tahoe Horizon into compliance with the terms of the leases. Although Tropicana Casinos and Resorts rejects Park Cattle’s allegations that the Tahoe Horizon is not being maintained in accordance with the terms of the leases, it made and we will continue to make various repairs to the property, including repairs to the parking garage during 2005, ongoing work to replace several sections of the roof, the outer surface of the casino and the windows and outer surface of the main hotel tower. Further, since July 2005, Tropicana Casinos and Resorts has been engaged in an ongoing effort to update the property’s electrical infrastructure.

As part of the internal corporate reorganization that was executed in order to facilitate the Transactions (see “Prospectus Summary — Corporate Reorganization” and “Business — Corporate Reorganization” in this prospectus), on September 18, 2006, Tropicana Casinos and Resorts informed Park Cattle that it intended to assign the two ground leases for the Tahoe Horizon property to Tahoe Horizon, LLC, which is a subsidiary of Tropicana Entertainment and owns and operates the Tahoe Horizon. On November 17, 2006, as part of the existing litigation dispute regarding the Tahoe Horizon leases, Park Cattle filed a motion with the court seeking a temporary restraining order and a preliminary injunction prohibiting Tropicana Casinos and Resorts from assigning the ground leases to Tahoe Horizon, LLC. While the terms of the ground leases provide that assignments to entities controlled by Mr. William Yung, such as Tahoe Horizon, LLC, may be made without obtaining the consent of Park Cattle, Park Cattle nevertheless contended that its rights and remedies under the leases would be impaired by the assignment and that the assignment would therefore contravene the terms of the leases. On November 22, 2006, the court denied Park Cattle’s motion for a temporary restraining order and preliminary injunction, refusing to set a hearing or briefing schedule with respect to the preliminary injunction Park Cattle sought. The court ordered Tropicana Casinos and Resorts to provide it with certain financial information regarding Tropicana Casinos and Resorts and Tahoe Horizon, LLC, and to provide a schedule by which financial experts of each party could review this information. The schedule outlined by the court with respect to these matters was such that it will not impede or prevent the closing of the corporate reorganization and the Aztar Acquisition, which were completed in January 2007. However, Park Cattle was allowed to amend its counterclaim to include various allegations that the corporate reorganization and the Aztar Acquisition were completed in an effort to defraud Park Cattle. Park Cattle must obtain leave of court to file the proposed amended counterclaim. We will vigorously dispute these claims.

Although we believe that Park Cattle’s allegations regarding the maintenance of the Tahoe Horizon and the assignment of the leases are without merit, we cannot predict the outcome of the ongoing litigation. If we and Tropicana Casinos and Resorts cannot successfully defend against the default notices or reach a reasonable settlement with Park Cattle, our leases governing the two properties may be adversely affected or we may incur significant additional costs in order to address Park Cattle’s allegations. Potential adverse outcomes relating to this matter could include the unwinding of part of the internal reorganization to facilitate the Transactions, payment of significant damages sought by Park Cattle in the litigation, including attorneys’ fees and costs should Park Cattle prevail, the termination of the ground leases and the forfeiture of our casino properties located on the leased premises, or the incurrence by us of additional expenses to cure the alleged lease defaults. We are also expending significant resources in the form of legal fees to contest the allegations made by Park Cattle.

Our MontBleu property is also subject to a lease with Park Cattle. Tropicana Casinos and Resorts has not received a default notice from Park Cattle with respect to the MontBleu lease and is not currently party to any litigation with Park Cattle with respect to this lease. However, in early 2005, Tropicana Casinos and Resorts began receiving notices from Park Cattle requesting that specific repairs be made at the MontBleu property. We cannot assure you that these notices will not escalate as they have in connection with the Tahoe Horizon property or that Park Cattle will not allege defaults under the MontBleu lease. Tropicana Casinos and Resorts acquired MontBleu (which was formerly named Caesar’s Tahoe) from Harrah’s in June 2005. Under the terms of the acquisition agreement with Harrah’s, Harrah’s agreed to indemnify us in an amount not to exceed $10.0 million for capital expenditures we are required to make at the MontBleu property and has paid for certain repairs to the parking garage and roof of the property pursuant to this indemnity arrangement in an aggregate amount of $4.7 million as of October 31, 2006. However, we cannot assure you that the Harrah’s indemnity will be sufficient to cover any further expenditures that we may be required to make to the MontBleu property in response to requests from Park Cattle.

Litigation matters relating to Columbia Sussex’s previously contemplated acquisition of the President Riverboat and the ownership of an adjacent parking lot

On January 12, 2006, Tropicana Casinos and Resorts (sued under its prior name of Wimar Tahoe Corporation, but which we refer to in this description as Tropicana Casinos and Resorts) and Columbia Sussex were named as defendants in an adversary proceeding commenced by President Casinos, Inc., which we refer to as President Casinos, President Riverboat and their Official Unsecured Creditors’ Committee in the United States Bankruptcy Court for the Eastern District of Missouri, Adv. Proc. No. 06-04036. The plaintiffs are seeking damages against Columbia Sussex arising from Columbia Sussex’s alleged breach of an agreement to acquire the President Riverboat from President Casinos, as well as damages and injunctive relief against both Columbia Sussex and Tropicana Casinos and Resorts arising from allegedly tortious behavior concerning charges for validated parking on a lot owned by Tropicana Casinos and Resorts and located across the street from a riverboat casino operated by President Riverboat.

On March 22, 2006, Columbia Sussex and Tropicana Casinos and Resorts denied liability with respect to the claims asserted by the plaintiffs, asserted a number of affirmative defenses and asserted counterclaims against President Casinos and President Riverboat arising out of (a) the plaintiffs’ alleged breach of the agreement under which Columbia Sussex was to acquire the President Riverboat, (b) the plaintiffs’ alleged breach of a letter agreement governing the parties’ pre-litigation settlement discussions, (c) unjust enrichment, restitution, and suit on account relating to the plaintiffs’ alleged failure to make payment for validated parking in late December 2005, and (d) unjust enrichment and restitution relating to the plaintiffs’ alleged payment of below-market prices for parking since February 2006. Columbia Sussex and Tropicana Casinos and Resorts also demanded a jury trial.

On April 11, 2006, President Casinos and President Riverboat denied liability on the counterclaims, asserted affirmative defenses, and alleged that Columbia Sussex and Tropicana Casinos and Resorts had waived any right to a jury trial.

On October 16, 2006, Tropicana Casinos and Resorts and Columbia Sussex filed a motion with the U.S. District Court for the Eastern District of Missouri to withdraw the reference of the adversary proceeding to the Bankruptcy Court so that the case can be tried to a jury in the U.S. District Court. The plaintiffs opposed the withdrawal of the reference, and United States District Judge Steven Limbaugh decided on April 6, 2007 not to withdraw the reference. This decision, unless subsequently reversed or altered, may have the practical effect of preventing Tropicana Casinos and Resorts and Columbia Sussex from receiving a jury trial in this case.

On January 5, 2007, by consent order, the Official Unsecured Creditors Committee was dropped as a plaintiff and President Riverboat was replaced as a plaintiff by its parent company, President Casinos, making it the sole plaintiff in the adversary proceeding.

Discovery is ongoing in the case. Nevertheless, the parties have each filed motions for summary judgment. A pre-trial conference is scheduled to be held on October 3, 2007. No trial date has yet been established.

Tropicana Casinos and Resorts (sued under its prior name of Wimar Tahoe Corporation) was also a defendant in a state court eminent domain action relating to a parking lot across the street from the President Riverboat. That parking lot, which we refer to as the Cherrick Lot, had been acquired in anticipation of the previously contemplated acquisition of the President Riverboat itself. The eminent domain action was filed by the Land Clearance Redevelopment Authority of the City of St. Louis to take the Cherrick Lot. This case was dismissed on August 24, 2007 as a result of our sale of the Cherrick Lot to Pinnacle.

Litigation matters relating to Aztar’s October 30, 2003 garage collapse accident

On December 20, 2001, Aztar and Keating Building Corporation (which we refer to as Keating) entered into a Design-Build Construction Agreement to build a garage and hotel tower at the Tropicana Atlantic City property. On October 30, 2003, a portion of the newly constructed parking garage collapsed, ultimately resulting in five fatalities and serious injuries to over 30 people, as well as extensive damage to the facilities under construction.

On December 29, 2003, Aztar and Adamar of New Jersey, Inc., which we refer to as Adamar, were named as defendants to an action brought by Govathlay Givens, a construction worker on the site, in the Superior Court of New Jersey in Atlantic County. Between June 15, 2004 and January 18, 2006, six lawsuits were filed for damages incurred by family members as a result of the deaths of four construction workers. In addition, 35 additional personal injury complaints were filed by other plaintiffs for unspecified amounts of compensatory and punitive damages including four that were filed in October 2005. In

December 2005, the Court concluded that settlement agreements that were entered into between ten of the plaintiffs and Liberty Mutual Insurance Company were fair and reasonable. Other companies involved with the construction of the garage were also named as defendants. They include Keating; Wimberly, Allison, Tong & Goo; SOSH Architects; DeSimone Consulting Engineers; Mid-State Filigree Systems; Site-Blauvelt Engineers; Fabi Construction, Inc.; Pro Management Group, Inc.; Liberty Mutual Insurance Co.; and Mitchell Bar Placement, Inc. Aztar disputed the allegations against it and Adamar and contested the liability aspect of them vigorously. The court handled these cases in a coordinated fashion as the Tropicana Parking Garage Collapse Litigation. On April 11, 2007, the case was settled, resolving the claims against Aztar as well as Aztar’s claims against the Contractors. Aztar’s primary liability insurer contributed to the settlement of the personal injury plaintiffs’ claims and Aztar was paid certain funds in connection with the settlement of its claims against the Contractors.

On March 30, 2004, Aztar and Adamar were named as defendants in an action in the United States District Court, District of New Jersey, brought by Zurich American Insurance Company (which we refer to as Zurich), which issued a policy of “Completed Value Builders Risk” insurance covering the construction of the garage and related improvements at the Tropicana Atlantic City. The action sought declaratory relief with respect to certain items of loss for which claims have been made by Aztar or Keating, the general contractor for the project. Specifically, the action sought a judicial declaration of the meaning and application of the insurance policy to certain property damage and delay losses. This case was settled in March 2007.

On April 21, 2004, Aztar filed an action in the Superior Court of the State of Arizona, Maricopa County, against Lexington Insurance Company (which we refer to as Lexington); U.S. Fire Insurance Company; Westchester Surplus Lines Insurance Company; Essex Insurance Company; Certain Underwriters at Lloyd’s, London; Hartford Fire Insurance Company and Zurich American Insurance Company seeking declaratory relief and damages for breach of contract under policies of insurance issued by the defendant insurers in connection with losses claimed by Aztar on account of the collapse, including losses for business interruption at the Tropicana Atlantic City due to the collapse and the resulting impairment of Aztar’s hotel, restaurant, casino and related operations there, which the defendant insurers then refused to pay in full. Aztar sought a declaration establishing its right to coverage for its business interruption losses and extra expenses incurred on account of the loss, payment of such losses and expenses, including its “loss adjustment” expenses of up to $1.0 million, its attorneys’ fees in connection with the action, and other relief that may be available. During 2005, Lexington paid its applicable policy limits and was dismissed from the action. Aztar subsequently added AXIS (Bermuda) Limited as an additional defendant. In late August 2007, the trial judge entered summary judgment in favor of the defendant insurers on the issue of business interruption. Summary judgment was granted in favor of Aztar on the issue of advertising expenses. Several issues remained to be tried and those matters were settled in July 2007 prior to trial. Aztar plans to appeal the adverse summary judgment ruling on the issue of business interruption as soon as post-trial motions are decided by the Superior Court of the State of Arizona, Maricopa County.

Shortly after paying its limits of liability to Aztar, Lexington filed a subrogation action in the Superior Court of New Jersey, Atlantic County, against Fabi Construction, Inc., Pro Management Group, Inc., and Mitchell Bar Placement, Inc. On June 15, 2005, the subrogation defendants filed a third party complaint against Aztar and others, alleging claims against Aztar for the breach of the implied covenant of good faith and fair dealing and comparative fault and seeking contribution or indemnity from Aztar for any sums that those entities are held liable to pay to Lexington. This matter was dismissed with prejudice in March 2007.

On July 14, 2004, Aztar and Adamar were named as defendants in an action in the Superior Court of New Jersey in Atlantic County arising out of an incident that took place on October 24, 2002 at the site of the construction of the new garage at the Tropicana Atlantic City. The plaintiffs are Antonio DeShazo and Johnnie J. Caldwell. The plaintiffs sought compensatory and punitive damages of unspecified amounts in connection with personal injuries. Also named as defendants were Keating; Fabi Construction, Inc.; Pro Management Group, Inc.; Liberty Mutual Insurance Co.; ABC Insurance Companies; Jack Doe and Jill Doe; DEF Engineering Firms, Inc.; Jason Doe and Josephine Doe; Mitchell Bar Placement, Inc.; GHI Architects, Inc.; Jackson Doe and Jenna Doe; and Mid-State Filigree Systems, Inc. Mr. DeShazo’s case has been settled. Plaintiff Caldwell was allegedly injured a second time in the October 30, 2003 garage collapse. Aztar contested the liability aspect of this action vigorously and asserted contractual recourse against the general contractor. This matter was settled on April 11, 2007.

On July 29, 2004, Aztar and Adamar were named as defendants to an action in the Superior Court of New Jersey in Atlantic County. The plaintiffs, Another Time, Inc. t/a Chelsea Pub & Hotel and John Conway, claimed to have sustained property damage and loss of business as a result of the garage collapse accident. The action sought compensatory and punitive damages in unspecified amounts. Also named as defendants are Keating; Fabi Construction, Inc.; Pro Management Group, Inc.; Liberty Mutual Insurance Company; ABC Insurance Companies; Jack Doe and Jill Doe; DiSimone Consulting Engineers; Def, Inc.; Jason Doe and Josephine Doe; Site-Blauvelt Engineers; Mitchell Bar Placement, Inc.; Wimberly Allison, Tong & Goo; GHI, Inc.; Jackson Doe and Jenna Doe; and Sykes, O’Connor, Salerno & Hazaveh. Aztar disputed the allegations against it and Adamar, and contested the action vigorously. On April 11, 2007, Tropicana Entertainment became a party to a settlement agreement that resolved all of the construction accident related liability claims against Aztar and Aztar’s claims against the contractors involved in the Atlantic City garage collapse. The settlement amount was within Tropicana Entertainment’s insurance policy limits.

Litigation matters relating to the Casino Queen Acquisition Agreement

On April 20, 2006, CP St. Louis Casino, LLC and CP St. Louis Acquisition, LLC (affiliates of Tropicana Entertainment) entered into the Casino Queen Acquisition Agreement. Due to reasons beyond our control, the conditions to the closing of the acquisition set forth in the Casino Queen Acquisition Agreement were not satisfied by February 28, 2007, the outside date for the consummation of the transaction, and accordingly the Casino Queen Acquisition Agreement was terminated on March 9, 2007.

On March 14, 2007, $5.0 million (plus accrued interest thereon) of a $10.0 million deposit that Tropicana Casinos and Resorts previously made in connection with the contemplated acquisition was returned to Tropicana Casinos and Resorts by Casino Queen. Tropicana Casinos and Resorts, in turn, paid these funds to us as an additional capital contribution. Casino Queen, however, retained $5.0 million of the original deposit, plus the accrued interest thereon, despite Tropicana Casinos and Resorts’ demand that Casino Queen return the entire original deposit, plus the accrued interest thereon. On June 20, 2007, certain subsidiaries of Tropicana Casinos and Resorts initiated an action against Casino Queen in the United States District Court for the Southern District of Illinois seeking compensatory and punitive damages in excess of $5.0 million. In the complaint, these subsidiaries allege, among other things, that Casino Queen is liable for breach of contract, fraud, unjust enrichment, violations of the Illinois Consumer Fraud and Deceptive Practices Act and violations of the federal securities laws. The action is ongoing. No trial date has been set. Any future proceeds derived from, or costs required to pursue, this action will be retained or paid, as the case may be, by Tropicana Casinos and Resorts and we are not entitled to any such prospective proceeds, nor will we be responsible for any such future costs.

Environmental Matters

As the owner, operator and developer of real property, we have to address, and may be liable for, hazardous materials or contamination on our properties. Some of our properties currently have or had in the past underground fuel storage tanks and construction materials containing asbestos. We have in the past, and may in the future, become liable for contamination on our properties that was caused by former owners or operators. For sites that we acquire for development, we typically conduct environmental assessments to identify adverse impacts from former activities, including the improper storage or disposal of hazardous substances, and the existence of asbestos containing materials. We may not always identify environmental problems through this process and may become liable for historical contamination not previously discovered. For sites that we have sold, we may retain all or a portion of any residual environmental liability. In order to receive governmental approvals prior to engaging in site development, we must conduct assessments of the environmental impact of our proposed operations. Our ongoing operations are subject to stringent regulations relating to protection of the environment and handling of waste, particularly with respect to the management of wastewater from our facilities.

Other Regulations

Our business is subject to various federal, state and local laws and regulations in addition to those discussed below under “Regulation and Licensing.” These laws and regulations include, but are not limited to, restrictions and conditions concerning employees, taxation, zoning and building codes and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our business.

The Aztar Acquisition

The Aztar Merger Agreement

On January 3, 2007, affiliates of Tropicana Entertainment acquired Aztar for approximately $2.1 billion in cash. As part of the corporate reorganization completed substantially concurrently with the acquisition, Aztar became a wholly-owned subsidiary of Tropicana Entertainment. The Aztar Acquisition was consummated pursuant to the Aztar Merger Agreement. Outstanding shares of Aztar’s common stock and Series B preferred stock were acquired in exchange for $54.3996 per share and $575.3546 per share in cash, respectively. Following the Aztar Acquisition, Aztar’s common stock was delisted from the New York Stock Exchange and deregistered.

In accordance with the Aztar Merger Agreement, Aztar attempted to divest the Casino Aztar Caruthersville prior to the consummation of the Aztar Acquisition. Aztar located a prospective buyer, however, the proposed sale was terminated because the Missouri Gaming Commission, by resolution dated October 25, 2006, determined that the licensure of the proposed buyer would not occur on or before the proposed closing date of the Aztar Acquisition. The Aztar Merger Agreement contemplated that if the sale of the Casino Aztar Caruthersville was not completed by the proposed closing date of the Aztar Acquisition, the casino would be shut down because Tropicana Casinos and Resorts would not have the necessary licenses to own and operate a casino in Missouri. In order to avoid the potential closure of the Casino Aztar Caruthersville, the Missouri Gaming Commission entered into an agreement with Aztar Missouri Riverboat Gaming Company and Aztar on November 3, 2006 permitting Tropicana Casinos and Resorts to own the Casino Aztar Caruthersville on an interim basis during which time the property was operated under the supervision of the Missouri Gaming Commission. The agreement required Tropicana Casinos and Resorts to either sell the Casino Aztar Caruthersville within nine months of the date of its execution or discontinue the casino’s operations at that time. In accordance with the agreement, Tropicana Casinos and Resorts divested the Casino Aztar Caruthersville to Isle of Capri on June 10, 2007. All proceeds from the disposition of the Casino Aztar Caruthersville were retained by Tropicana Casinos and Resorts and we are not entitled to any of these proceeds.

The Deposit

In connection with the Aztar Merger Agreement, Columbia Sussex deposited $313.0 million into an interest-bearing custodial account on behalf of Tropicana Casinos and Resorts pursuant to a custody agreement. The original deposit of $313.0 million was subsequently reduced by $78.0 million as a result of a payment made to Aztar to reimburse it for its payment of termination fees and transaction expenses to Pinnacle in connection with the termination of a merger agreement previously entered into between Aztar and Pinnacle. Immediately prior to the consummation of the Aztar Acquisition, the balance of the deposit was credited against the purchase price for the transaction.

Aztar Debt Retired

Substantially concurrent with the consummation of the Aztar Acquisition, Tropicana Entertainment caused Aztar to call for redemption its $300.0 million aggregate principal amount of 7 7/8% Senior

Subordinated Notes due 2014 and $175.0 million aggregate principal amount of 9% senior subordinated notes due 2011 by irrevocably depositing with the trustees for such notes amounts sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness outstanding under such series of notes, including principal, premium and liquidated damages, if any, and accrued interest to February 2, 2007, the date on which such series of notes were redeemed. In addition, on January 3, 2007, Tropicana Entertainment caused Aztar to repay in full all outstanding term loans and revolving loans, together with interest and all other amounts due in connection with such repayment, under Aztar’s then outstanding credit agreement. The credit agreement was comprised of a $675 million senior secured credit facility consisting of a five year revolving credit facility of up to $550 million and a five year term loan facility of $125 million.

Pennsylvania License Application

On December 12, 2006, Tropicana Casinos and Resorts acquired all of the equity interests of Tropicana Pennsylvania, a subsidiary of Aztar formed to file an application to develop a gaming property in Pennsylvania’s Lehigh Valley gaming market at a site in Allentown, for a cash purchase price of $6.9 million, which represented the estimated net total assets of Tropicana Pennsylvania on the date the acquisition was consummated. Following its acquisition by Tropicana Casinos and Resorts, Tropicana Pennsylvania became a direct subsidiary of Tropicana Casinos and Resorts. Tropicana Pennsylvania is not subject to the restrictive covenants contained in the indenture. In addition, LV Rec, Inc. and LV Red, LLC, subsidiaries of Aztar involved in its erstwhile effort to develop a gaming property in Allentown, Pennsylvania but that do not hold any material assets, were distributed to Tropicana Casinos and Resorts immediately following the Aztar Acquisition. Neither LV Rec, Inc. nor LV Red, LLC is a subsidiary of Tropicana Entertainment and neither of these entities is subject to the restrictive covenants contained in the indenture. On December 21, 2006, the Pennsylvania Gaming Control Board awarded the right to develop a gaming property in Lehigh Valley to Sands, which had competed with Tropicana Casinos and Resorts for the gaming license. Sands will develop a site in Bethlehem, Pennsylvania. Tropicana Casinos and Resorts is currently contemplating a sale of a portion of the real property held by the Tropicana Pennsylvania entities in Allentown, Pennsylvania to a third party which would make use of such real property for non-gaming purposes.

The Acquisition Financing Transactions

We financed the Aztar Acquisition and the refinancing of Aztar’s outstanding indebtedness, along with the refinancing of Tropicana Casinos and Resorts’ then outstanding credit facility and certain additional indebtedness of the affiliate guarantors, with:

•	the net proceeds of the offering of the outstanding notes;

•	the senior secured credit facility, which was made available to Tropicana Entertainment and provided for $1,530.0 million in aggregate principal amount of term loans, $229.8 million in aggregate principal amount of which we have since repaid resulting in $1,300.2 million in aggregate principal amount of such term loans being outstanding as of September 30, 2007, and a $180.0 million revolving credit facility under which we presently have approximately $170.3 million in additional availability net of approximately $9.7 million of outstanding letters of credit;

•	the Las Vegas secured loan in an aggregate principal amount of $440.0 million, which was made available to the Las Vegas Borrower, a newly formed indirect subsidiary of Tropicana Entertainment that holds the assets and operations relating to the Tropicana Las Vegas, including its 34-acre property located on the Las Vegas “Strip;”

•	the approximately $241.8 million remaining of a $313.0 million deposit plus accrued interest made by Columbia Sussex on behalf of Tropicana Casinos and Resorts into a custodial account upon the execution of the Aztar Merger Agreement;

•	cash-on-hand of ours and Aztar; and

•	an additional equity contribution of approximately $152.0 million from Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent.

For more information on the terms of the senior secured credit facility and the Las Vegas secured loan, see “Description of Other Indebtedness.”

Corporate Reorganization

In order to facilitate the Transactions, we undertook an internal corporate reorganization. As part of this reorganization, Tropicana Entertainment, a co-issuer of the notes and the borrower under the senior secured credit facility, was formed on June 8, 2006. Tropicana Casinos and Resorts, Tropicana Entertainment’s ultimate parent, contributed to Tropicana Entertainment substantially all of its gaming properties. Substantially concurrently with the consummation of the Aztar Acquisition, Aztar became a direct wholly- owned subsidiary of Tropicana Entertainment. Tropicana Casinos and Resorts holds its equity interests in Tropicana Entertainment through two holding companies, Tropicana Entertainment Holdings and its direct subsidiary Tropicana Entertainment Intermediate Holdings, Tropicana Entertainment’s immediate parent. All of the capital stock of Tropicana Casinos and Resorts is held by Mr. William Yung.

In the corporate reorganization, Tropicana Casinos and Resorts did not contribute to Tropicana Entertainment the assets relating to two gaming properties: (1) its subsidiary that owns the New Orleans riverboat, which was temporarily decommissioned as a result of damage it sustained during Hurricane Katrina in August 2005 and was subsequently redeployed in Amelia, Louisiana in May 2007, and (2) the gaming assets and operations at the Casuarina Las Vegas Casino, a casino located in leased space in a hotel property that is managed by Columbia Sussex and owned by a subsidiary of Columbia Sussex. The assets relating to the New Orleans riverboat are held by Belle of Orleans, LLC, a wholly-owned indirect subsidiary of Tropicana Casinos and Resorts which is not a subsidiary of Tropicana Entertainment, and the gaming assets and operations relating to the Casuarina Las Vegas Casino are held by LV Casino LLC, a wholly-owned direct subsidiary of Tropicana Casinos and Resorts which is not a subsidiary of Tropicana Entertainment.

In addition, on December 12, 2006 and January 3, 2007, Tropicana Casinos and Resorts acquired all of the equity interests in the Tropicana Pennsylvania entities, which are not subject to the restrictive covenants contained in the indenture. Furthermore, Aztar Missouri Riverboat Gaming Company, which owns the Casino Aztar Caruthersville, became a wholly-owned direct subsidiary of Tropicana Casinos and Resorts, and not a subsidiary of Aztar, as a result of the consummation of the corporate reorganization. On June 10, 2007, Tropicana Casinos and Resorts completed the sale of Aztar Missouri Riverboat Gaming Company to Isle of Capri. See “Prospectus Summary — Recent Developments — Sale of Aztar Missouri Riverboat Gaming Company.”

Tropicana Entertainment and Tropicana Finance, a wholly-owned subsidiary of Tropicana Entertainment with nominal assets and which conducts no operations, are co-issuers of the outstanding notes and will be co-issuers of the exchange notes. Tropicana Entertainment is also the borrower under the senior secured credit facility. The outstanding notes and the obligations under the senior secured credit facility are, and the exchange notes will be, guaranteed by certain of Tropicana Entertainment’s existing and future domestic subsidiaries. The outstanding notes and the obligations under the senior secured credit facility are also, and the exchange notes will be, guaranteed by Realty and CP Vicksburg, each of which is an affiliate of Tropicana Entertainment but not a subsidiary of Tropicana Entertainment, and JMBS Casino, an affiliate of the Yung family that is not a subsidiary of Tropicana Entertainment. Realty, which is held indirectly by Columbia Sussex and a trust created for the benefit of Mr. William Yung’s children, owns the real estate on which our River Palms in Laughlin, Nevada is situated, as well as substantially all of the non-gaming assets associated with the property. CP Vicksburg is owned by Mr. William Yung and the JMBS Trust, and operates our Vicksburg Horizon in Vicksburg, Mississippi. JMBS Casino is owned by the JMBS Trust and is subject to the control of Mr. William Yung’s children. In addition, any amount in excess of $100.0 million drawn under the senior secured credit facility’s revolving loan facility will be guaranteed on a senior unsecured basis by Columbia Sussex.

The outstanding notes and the obligations under the senior secured credit facility are not, and the exchange notes will not be, guaranteed by Greenville Riverboat, a direct subsidiary of Tropicana Entertainment in which Tropicana Entertainment holds an 84% economic interest and a 79% voting interest. However, Greenville Riverboat is subject to the restrictive covenants contained in the indenture. The remaining interests in Greenville Riverboat are held by Rainbow, an unrelated party, and Mr. William Yung. Greenville Riverboat operates the Lighthouse Point Casino in Greenville, Mississippi. However, Tropicana Entertainment’s wholly-owned subsidiary St. Louis Riverboat Entertainment is the owner of the vessel on which the Lighthouse Point Casino conducts its operations, and is a guarantor of the outstanding notes and the senior secured credit facility, and will be a guarantor of the exchange notes. The outstanding notes and the senior secured credit facility are not, and the exchange notes will not be, guaranteed by Tropicana Casinos and Resorts, and, respectively, are not, and will not be, guaranteed by Belle of Orleans, LLC, LV Casino LLC or the Tropicana Pennsylvania entities, each of which is a outside of the group subject to the restrictive covenants contained in the indenture.

The outstanding notes and the obligations under the senior secured credit facility are also not, and the exchange notes will not be, guaranteed by any of Tropicana Entertainment’s subsidiaries that hold the assets and operations relating to the Tropicana Las Vegas, including the 34-acre property located on the Las Vegas “Strip.” These subsidiaries are the obligors in respect of the $440.0 million aggregate principal amount Las Vegas secured loan, and the assets and operations relating to the Tropicana Las Vegas, including its site on the “Strip,” have been pledged as collateral to secure the Las Vegas secured loan. We expect that the Las Vegas secured loan will be refinanced with a construction financing loan to fund our planned redevelopment of the Tropicana Las Vegas and the real estate on which it is situated.

For a chart summarizing our ownership, corporate structure and indebtedness, see “Prospectus Summary — Corporate Reorganization.”

REGULATION AND LICENSING

General

The ownership and operation of our casino entertainment facilities are subject to pervasive regulation. Each of the jurisdictions in which we presently operate gaming facilities requires us to hold or obtain various licenses, findings of suitability, registrations, permits and approvals, collectively referred to herein as Gaming Licenses. To date, we have applied for or obtained all material Gaming Licenses (other than certain findings of suitability with respect to recently appointed officers and managers) that we believe are materially necessary for the operation of our gaming facilities in Nevada, New Jersey, Mississippi, Louisiana and Indiana as operations at such facilities are presently conducted. In this connection, on November 2, 2006, the New Jersey Casino Control Commission granted us an ICA, subject to certain customary conditions and approvals. Gaming Licenses and related approvals, however, are deemed to be privileges under the laws of the jurisdictions in which we currently conduct gaming activities, and no assurances can be given that any new Gaming Licenses that may be required in the future will be granted or that existing Gaming Licenses will be renewed and not revoked, suspended or made subject to conditions.

The following description should not be construed as a complete summary of all of the regulatory requirements that we face in connection with our current and contemplated gaming operations.

Gaming laws are based upon declarations of public policy designed to protect gaming consumers and the viability and integrity of the gaming industry, including the prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability. In addition, gaming laws require gaming industry participants to:

•	Establish and maintain responsible accounting practices and procedures;

•	Maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	Maintain systems for reliable record-keeping; and

•	File periodic reports with gaming regulators.

Typically, state regulatory environments are established by statute and are administered by a regulatory agency or agencies with interpretive authority with respect to gaming laws and regulations and broad discretion to regulate the affairs of owners, managers, directors, employees, vendors, suppliers and persons with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which we operate:

•	Adopt rules and regulations under the implementing statutes;

•	Enforce gaming laws and impose disciplinary sanctions for violations, including revocation or suspension of a gaming license, imposing conditions on the license, or fines and penalties;

•	Review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	Grant Gaming Licenses for participation in gaming operations;

•	Collect and review reports and information submitted by participants in gaming operations;

•	Review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants and securities offerings and debt transactions executed by such participants; and

•	Establish and collect fees and taxes.

In addition, from time to time, legislative and regulatory changes are proposed, court decisions rendered, and investigations conducted relating to the gaming industry in the jurisdictions in which we operate gaming facilities.

Licensing and Suitability Determinations

Gaming laws require us, certain of our directors, officers and employees, and in some cases, our shareholders and holders of our debt securities, to obtain Gaming Licenses or findings of suitability from gaming authorities. Holding companies may be required to meet the same basic standards for approval as a casino licensee. Gaming Licenses or findings of suitability typically require a determination that the applicant meets exacting standards for licensure, qualification or suitability. Gaming authorities have very broad discretion in determining whether an applicant satisfies the applicable standards. Criteria used in determining whether to grant a Gaming License or finding of suitability, while varying between jurisdictions, generally include consideration of factors such as:

•	the financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the state and exhibits the ability to maintain adequate insurance levels;

•	the quality of the applicant’s casino facilities;

•	the amount of revenue to be derived by the applicable state through operation of the applicant’s gaming facility;

•	the applicant’s practices with respect to minority hiring and training;

•	the effect on competition and general impact on the community; and

•	the legality and suitability of the casino site.

In evaluating individual applicants, gaming authorities consider the individual’s reputation for good character, honesty and integrity, his or her financial stability and responsibility, his or her criminal history and the character of those with whom the individual associates.

Many states limit the number of Gaming Licenses granted to operate gaming facilities within the state, and some states limit the number of Gaming Licenses granted to any one gaming operator.

Licenses under gaming laws are generally not transferable. In certain jurisdictions, such transfers are strictly prohibited, whereas in other jurisdictions such transfers are permitted if approved by the requisite regulatory agency. Gaming Licenses in many of the jurisdictions in which we conduct gaming operations are granted for limited durations and require renewal from time to time. There can be no assurance that our Gaming Licenses will be renewed, and failure to renew our Gaming Licenses could have a material adverse effect on our financial condition, prospects and results of operations.

In addition, gaming authorities may investigate any individual who has a material relationship to, or material involvement with, us to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Our officers, directors and certain key employees must file applications with the gaming authorities and may be required to be licensed, qualified or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The applicant must pay all the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to disapprove a change in a corporate position.

If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue their relationship with us, we would have to sever all relationships with such person. In addition, gaming authorities may require us to terminate the employment of any person who refuses to file appropriate applications.

Moreover, in many jurisdictions, any of our stockholders or holders of our debt securities may be required to file an application, be investigated, and qualify or have his, her or its suitability determined. Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of our voting securities (although certain jurisdictions, including Louisiana, do not make a distinction between voting and non-voting securities), typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an “institutional investor” to hold a higher percentage of our voting securities (or non-voting securities in jurisdictions that do not distinguish between voting and non-voting securities) without such requirement and/or to apply for a waiver. An “institutional investor” generally refers to an investor acquiring and holding voting securities (or non-voting securities in jurisdictions that do not distinguish between voting and non-voting securities) in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of any of the co-issuers’ or the guarantors’ management boards or boards of directors, as the case may be, any change in the corporate charter, bylaws, management, policies or operations of any of the co-issuers or the guarantors, or the taking of any other action which gaming authorities find to be inconsistent with holding our voting securities (or non-voting securities in jurisdictions that do not distinguish between voting and non-voting securities) for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. The definition of an “institutional investor” varies from jurisdiction to jurisdiction and some jurisdictions, including Louisiana, Mississippi and Indiana, also require an institutional investor to certify to, among other things, its intent and purpose in acquiring and holding an issuer’s securities.

Generally, any person who fails or refuses to apply for a finding of suitability or a Gaming License within a prescribed period may be denied a Gaming License or found unsuitable, as applicable. Any stockholder found unsuitable or denied a Gaming License and who holds, directly or indirectly, any beneficial ownership of our voting securities (or non-voting securities in jurisdictions that do not distinguish between voting and non-voting securities) beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense in some of the jurisdictions in which we operate. Furthermore, we may be subject to disciplinary action, including revocation, suspension of a Gaming License or making the license subject to certain conditions if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we: (i) pay that person any dividend or interest upon our voting securities (or non-voting securities in jurisdictions that do not distinguish between voting and non-voting securities); (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pay remuneration in any form to that person for services rendered or otherwise; (iv) make any payment to that person by way of principal, redemption, conversion, exchange, liquidation or similar transaction; or (v) fail to pursue all lawful efforts to require such unsuitable person to relinquish its voting securities (or non-voting securities in jurisdictions that do not distinguish between voting and non-voting securities) including, if necessary, the immediate purchase of said securities for cash at fair market value.

Under New Jersey gaming laws, holders of our debt or equity securities are required to qualify or have their qualification waived. If a holder of our debt or equity securities is required to qualify and does not have such qualification waived or is not otherwise exempted from the requirement to obtain such qualification, the holder will be required to file an application for qualification or divest itself of the subject securities. If the holder files an application for qualification, it must place the subject securities in trust with an approved trustee, and while the application is pending, such holder may, through the approved trustee, continue to exercise all rights incident to the ownership of the subject securities with the exception that the security holder may only receive a return on its investment in an amount not to exceed the actual cost of the investment (as defined by New Jersey gaming laws) until the New Jersey gaming authorities find such holder qualified. In the event the New Jersey gaming authorities find there is reasonable cause to believe that the security holder may be found unqualified, all rights incident to ownership of the securities shall vest with the trustee pending a determination of such holder’s qualifications, provided, however, that during the period the securities remain in trust, the security holder may petition the New Jersey gaming authorities to direct the trustee to dispose of the trust property and distribute proceeds thereof to the security holder in an amount not to exceed the lower of the actual cost of the investment or the value of the securities on the date the trust became operative. If the security holder is ultimately not found to be qualified, the trustee is required to sell the securities and to distribute the proceeds of the sale to the applicant in an amount not to exceed the lower of the actual cost of the investment or the value of the securities on the date the trust became operative (if not already sold and distributed at the direction of the security holder) and to distribute the remaining proceeds to the state. If the security holder is found qualified, the trust agreement will be terminated. In the event a security holder is disqualified, the New Jersey gaming authorities are empowered to propose any necessary action to protect the public interest, including the suspension or revocation of Gaming Licenses relating to the casino we intend to operate in New Jersey.

Whenever any person enters into a contract to transfer any property which relates to an ongoing casino operation, including a security of the casino licensee or that of a holding or intermediary company or entity qualifier, under circumstances which would require that the transferee obtain licensure or be qualified under the New Jersey Casino Control Act, and that person is not already licensed or qualified, the transferee is required to apply for interim authorization. Furthermore, the complete application for licensure or qualification must be filed with a fully executed trust agreement in a form approved by the New Jersey Casino Control Commission. If, after the report of the New Jersey Division of Gaming Enforcement and a hearing by the New Jersey Casino Control Commission, the New Jersey Casino Control Commission grants interim authorization, the property will be subject to a trust. If the New Jersey Casino Control Commission denies interim authorization, the contract may not close or settle until the New Jersey Casino Control Commission makes a determination with respect to the qualifications of the applicant. If the New Jersey Casino Control Commission denies qualification, the contract will be terminated for all purposes, and there will be no liability on the part of the transferor.

The New Jersey Casino Control Commission may grant ICA where it finds by clear and convincing evidence that: statements of compliance have been issued pursuant to the Casino Control Act; the subject casino hotel is an approved hotel in accordance with the Casino Control Act; the trustee satisfies qualification criteria applicable to casino key employees, except for residency; and interim operation will best serve the interests of the public. ICA was granted to us with respect to the Tropicana Atlantic City, subject to certain standard conditions, on November 2, 2006. The ICA is set to expire in January 2008.

Generally, after an interim authorization is granted, a trust will continue until the New Jersey Casino Control Commission finds an applicant to be qualified on a plenary basis. In our case, we anticipate that a hearing with respect to plenary qualification for the Tropicana Atlantic City will be held in November 2007. At such time, if we are granted plenary qualification by the New Jersey Casino Control Commission, the trust will terminate. If the New Jersey Casino Control Commission denies qualification to a person who has received an ICA, the trustee is authorized and required to endeavor to sell, assign, convey, or otherwise dispose of the property subject to the trust to persons who are licensed or qualified or have themselves obtained an ICA.

Many jurisdictions also require that suppliers of certain goods and services to gaming industry participants be licensed and require us to purchase and lease gaming equipment, supplies and services only from licensed suppliers, and to fulfill at least a minimum percentage of our supply and service needs by purchasing from locally owned businesses, as well as businesses owned by members of ethnic or racial minority groups and women.

Violations of Gaming Laws

The Nevada Gaming Commission, the New Jersey Casino Control Commission, the Mississippi Gaming Commission, the Louisiana Gaming Control Board and the Indiana Gaming Commission may also, among other things, limit, condition, suspend or revoke a Gaming License or approval to own the stock or joint venture interests of any of our operations in such licensing authority’s jurisdiction for any cause deemed reasonable by such licensing authority. In addition, if we violate applicable gaming laws, our Gaming Licenses could be limited, made subject to conditions, suspended or revoked by gaming authorities, and we and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator could be appointed by gaming authorities to operate our gaming properties, or in some jurisdictions, take title to our gaming assets in such jurisdictions, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable state or states. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by us of applicable gaming laws and/or the suspension or revocation of any of our Gaming Licenses could have a material adverse effect on our financial condition, prospects and results of operations. If we are ever precluded from operating one of our gaming facilities, we expect that we would, to the extent permitted by law, seek to recover our investment by selling any property affected, but we cannot guarantee that we would be able to accomplish such a sale on reasonable terms, if at all, or recover our full investment in any such property.

Reporting and Record-Keeping Requirements

We are required periodically to submit detailed financial and operating reports and furnish any other information about us and our operations which gaming authorities may request. Many gaming authorities, such as those in Nevada and Indiana, along with federal law, require us to record and submit detailed reports of currency transactions involving more than $10,000 at our casinos. We are required to maintain a current stock ledger which may be examined by gaming authorities at any time. Indiana requires us to submit quarterly reports setting forth those persons who hold a 1% interest in the gaming license. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Gaming authorities may require certificates for our stock to bear a legend indicating that the securities are subject to specified gaming laws.

Review and Approval of Certain Transactions; Regulations Applicable to the Notes

Substantially all material loans, leases, sales of securities and similar financing transactions by us must be reported to, or approved by, gaming authorities. In addition, under the gaming laws of Nevada, New Jersey, Mississippi, Louisiana and Indiana, as well as under the organizational documents of the co-issuers and the guarantors, holders of our securities may be required, under certain circumstances, to dispose of any securities issued by us, including the notes. If the holder refuses to do so, we may be required to repurchase such securities.

Consequently, each holder of notes, by accepting any notes, will be deemed to have agreed to be bound by the requirements imposed by the gaming authorities in any jurisdictions in which any of the co-issuers or the guarantors, or any of their affiliates or subsidiaries, conduct or propose to conduct gaming activities. See “Description of the Exchange Notes — Gaming Redemption.” In addition, under the indenture, each holder and beneficial owner of notes, by accepting or otherwise acquiring an interest in any notes, will be deemed to have agreed to apply for a license, qualification, or finding of suitability if and to the extent required by the gaming authorities in any jurisdiction in which of any of the co-issuers or the guarantors, or any their affiliates or subsidiaries, conduct or propose to conduct gaming activities. In such an event, if a holder of notes fails to apply or become licensed or qualified or is found unsuitable, we will have the right, at our option:

•	to require the holder to dispose of its notes or beneficial interest therein within 30 days of receiving notice of our election or such earlier date as may be requested or prescribed by a gaming authority; or

•	to redeem the notes, possibly within less than 30 days following the notice of redemption, if so requested or prescribed by the gaming authority, at a redemption price equal to the lesser of (1) the holder’s cost, plus accrued and unpaid interest to the earlier of the redemption date and the date of the finding of unsuitability, (2) 100% of the principal amount thereof, plus accrued and unpaid interest to the earlier of the redemption date and the date of the finding of unsuitability, and (3) any other amount as may be required by applicable law or by order of any gaming authority.

We will not be responsible for any costs or expenses incurred by any such holder or beneficial owner in connection with its application for a license, qualification or finding of suitability. Additionally, the organizational documents of the co-issuers and the guarantors contain provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any Gaming License or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a Gaming License or permit denied or rejected, or has a previously issued Gaming License or permit rescinded, suspended, revoked or not renewed.

Under Nevada and Mississippi law, we may not make a public offering of our securities (including an offer to exchange the notes and the guarantees for publicly tradeable notes and guarantees having substantially identical terms) without the prior approval of the applicable gaming commission if we intend to use the offering proceeds to construct, acquire or finance a gaming facility, or retire or extend existing obligations incurred for such purposes. The Chairman of the Nevada State Gaming Control Board and the Executive Director of the Mississippi Gaming Commission may rescind this approval for good cause without prior notice upon the issuance of an interlocutory stop order. On August 17, 2006, the Mississippi Gaming Commission granted us prior approval of an offer to exchange the notes, and any guarantees, pledges of equity securities, restrictions on the transfer of, and agreements not to encumber, the equity securities, and hypothecation of assets of Greenville Riverboat and CP Vicksburg associated with the notes. The Mississippi Gaming Commission granted us similar prior approval on November 16, 2006 with respect to JMBS Casino. These prior approvals do not constitute a finding, recommendation or approval by the Mississippi Gaming Commission as to the accuracy or adequacy of this prospectus, or the investment merits of the notes. Any representation to the contrary is unlawful. Additionally, Indiana requires approval of any debt transaction involving $1.0 million or more. Indiana has approved the issuance of publicly tradeable notes and guarantees having substantially identical terms to the notes through an exchange offer in the manner contemplated in this prospectus. In addition, under Indiana law, a riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against an owner’s riverboat Gaming License. Under New Jersey law, prior approval is required of any borrowing deemed to be a material debt transaction (which is generally understood to mean a transaction in excess of $25.0 million), the proceeds of which are used in New Jersey, which is collateralized by New Jersey assets, or which is subject to a guarantee by a New Jersey entity.

Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise are subject to receipt of prior approval of gaming authorities. Entities seeking to acquire control of us must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities will generally require controlling stockholders, officers, directors, key employees and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

In addition, were our equity securities ever to be publicly traded, we would be subject to certain state gaming laws and regulations that establish that certain corporate acquisitions opposed by management, repurchases of voting securities (or non-voting securities in jurisdictions that do not distinguish between voting and non-voting securities) and corporate defense tactics affecting us may be injurious to stable and productive corporate gaming, and as a result, were such a situation to arise, prior approval may be required before we would be permitted to make exceptional repurchases of voting securities (or non-voting securities in jurisdictions that do not distinguish between voting and non-voting securities) above the market price thereof and before a corporate acquisition opposed by management could be consummated. Furthermore, were our equity securities ever to be publicly traded, we would be subject to certain state gaming laws and regulations mandating prior approval of certain plans of recapitalization proposed by our Board of Directors in response to a tender offer made directly to our stockholders for the purposes of acquiring control of us.

Because Gaming Licenses are generally not transferable, our ability to grant a security interest in any of our gaming licensees’ assets is limited and subject to receipt of prior approval by gaming authorities. For example, Louisiana prohibits the transfer of a Gaming License and the granting of a security interest in the same. We are subject to extensive additional prior approval requirements relating to certain borrowings and security interests in all jurisdictions in which we operate, including, but not limited to, Louisiana.

License Fees and Gaming Taxes

We pay substantial license fees and taxes in many jurisdictions, including the counties and cities in which our operations are conducted, in connection with our casino gaming operations. These license fees and taxes are computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable either daily, monthly, quarterly or annually. License fees and taxes are based upon such factors as:

•	a percentage of the gross revenues or net gaming proceeds received;

•	the number of gaming devices and table games operated;

•	franchise fees for riverboat casinos operating on certain waterways; and

•	admission fees for customers boarding our riverboat casinos.

In many jurisdictions, gaming tax rates are graduated such that they increase as gross revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and we have recently experienced tax rate increases in a number of jurisdictions in which we operate. A live entertainment tax is also paid in certain jurisdictions, including Nevada, by casino operations where live entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.

Operational Requirements

In all gaming jurisdictions in which we operate, we are subject to requirements and restrictions on how we conduct our gaming operations. In certain states, we are required or encouraged by the legislature to hire state residents to the extent practicable, give preference to local suppliers, and include minority-owned businesses in construction projects to the extent practicable. For example, the Mississippi Gaming Control Act contains a statement of legislative intent that gaming licensees, to the extent practicable, employ residents of Mississippi in the operation of their gaming establishments located in Mississippi. Further, some of our operations are subject to certain restrictions, including the number of gaming positions we may have, the types of games of chance we may offer, the minimum or maximum wagers allowed by our customers, permissible credit, the maximum loss a customer may incur within specified time periods, the location of gaming operations within a hotel facility, the number and density of slot machines, and the maximum number of gaming participants permitted on riverboats.

In New Jersey, each casino hotel must have a minimum of 500 hotel rooms and the allowable casino square footage increases as the number of hotel rooms increases, up to a prescribed maximum. In Mississippi, we are required to have a parking facility at each casino property that can accommodate at least 500 vehicles in close proximity to each casino complex and supporting infrastructure with a value equal to at least twenty-five percent of the cost of developing or acquiring the casino. Since the date on which we last developed a gaming property in Mississippi, this requirement has been made more demanding for any new casinos developed in Mississippi.

In addition, in Mississippi, both the local authorities and the Alcoholic Beverage Control Division of the Mississippi State Tax Commission license, control and regulate the sale of alcoholic beverages by our Mississippi gaming operations. The Lighthouse Point Casino, the Vicksburg Horizon and the Jubilee Casino are in areas designated as special resort areas, which allow those casinos to serve alcoholic beverages on a 24-hour basis. The Alcoholic Beverage Control Division requires that the key officers and managers of all gaming licensees, including Greenville Riverboat, CP Vicksburg and JMBS Casino and all owners of more than 5% of their respective equity submit detailed personal, and in some instances financial, information to the Alcoholic Beverage Control Division and be investigated and licensed. All such licenses are non-transferable. The Alcoholic Beverage Control Division must also approve changes in key positions at subject casino properties, and has the full power to limit, make subject to conditions, suspend or revoke any license to serve alcoholic beverages or to place a licensee on probation with or without conditions. The imposition of any such disciplinary action could, and any revocation would, have a material adverse affect upon our Mississippi gaming operations.

Riverboat Casinos

In addition to all other regulations applicable to the gaming industry generally, some of our riverboat casinos are subject to regulations applicable to vessels operating on navigable waterways, including regulations of the U.S. Coast Guard. These requirements set limits on the operation of our vessels, mandate that they be operated by a minimum complement of licensed personnel, establish periodic inspections, including the physical inspection of the outside hull, and establish other mechanical and operational rules. The U.S. Coast Guard is considering adopting regulations designed to increase homeland security, which, if passed, could affect some of our riverboat properties and require significant expenditures to bring such properties into compliance with any such new regulations. In addition, on June 7, 2007, the Indiana Gaming Commission adopted the Guide for Alternate Certification of Continuously Moored, Self-Propelled, Riverboat Gaming Vessels in the State of Indiana, which we refer to as the alternative certification program. The alternative certification program permits riverboats to request classification as permanently moored vessels. Any vessel with an existing U.S. Coast Guard certificate of inspection operating as a dockside riverboat casino that so requests will be accepted into the alternative certification program, subject to satisfactory completion of the U.S. Coast Guard procedures for becoming a permanently moored vessel, a satisfactory inspection by the American Bureau of Shipping and receipt of a Certificate of Compliance from the Indiana Gaming Commission. If a vessel is accepted into the alternative certification program then it is no longer deemed a passenger vessel pursuant to applicable federal law and is no longer required to comply with the U.S. Coast Guard passenger vessel certificate of inspection criteria. Consequently, the vessel must surrender its certificate of inspection and become subject to the requirements of the alternative certification program. With respect to the portion of the vessel below the water line, the alternative certification program requires that the vessel comply with U.S. Coast Guard safety standards regarding hull safety. With respect to the portion of the vessel above the water line, the alternative certification program requires that the vessel comply with the International Building Code. In addition, the alternative certification program requires that the rules and regulations of the Occupational Health and Safety Administration govern the vessel and its crew, including casino personnel.

MANAGEMENT

Set forth in the table below are the names, ages and positions of each executive officer, member of the Management Board, and key employee of Tropicana Entertainment. Each of the individuals holding an office with Tropicana Entertainment holds the same office with Tropicana Finance. Mr. William Yung, the co-issuers’ President and Chief Executive Officer, is the father of Mr. Joseph A. Yung, the co-issuers’ Senior Vice President of Development. No family relationship exists among any of the other members of Tropicana Entertainment’s Management Board, Tropicana Finance’s Board of Directors or the below named executive officers of either of them. See also “Certain Relationships and Related Party Transactions.”

Name	Age	Position

William J. Yung, III	66	President and Chief Executive Officer; Sole Member of Board of Managers of Tropicana Entertainment; Sole Member of Board of Directors of Tropicana Finance
John G. Jacob	47	Senior Vice President, Chief Financial Officer and Treasurer
Kevin E. Preston	36	Senior Vice President, Casino Operations
Joseph A. Yung	43	Senior Vice President, Development
Donna B. More	48	Vice President, General Counsel and Secretary

William J. Yung, III.  Mr. William Yung formed Tropicana Entertainment and Tropicana Finance in 2006 and is the President and Chief Executive Officer of each of these companies. In addition, he is presently the sole member of the Board of Managers of Tropicana Entertainment and the sole member of the Board of Directors of Tropicana Finance. Mr. William Yung also formed Tropicana Casinos and Resorts in 1989 and has been its President and Chief Executive Officer since then. In addition, Mr. William Yung founded Columbia Sussex in 1972. Prior to that, Mr. William Yung had extensive background experience in time study, efficiency and quality assurance projects for both Andrew Jergens Corporation and Inmont Corporation.

John G. Jacob.  Mr. Jacob was appointed Senior Vice President, Chief Financial Officer and treasurer of Tropicana Entertainment and Tropicana Finance in August 2007. From 1999 to 2006, Mr. Jacob was Chief Financial Officer of Acorn Products, Inc. in Columbus, Ohio, where he executed capital restructuring programs, led cost efficiency drives and helped lead a turnaround of the publicly-traded garden tool company prior to its sale to Ames True Temper. During the 1990s, Mr. Jacob worked as a vice president of finance for two consumer product companies and a package goods company: Sun Apparel/Polo Jeans, Maidenform Worldwide and Kayser-Roth Corporation. In each position, he was responsible for efficiency-producing cost structure and working capital programs in addition to oversight of accounting and controls. From 1986 to 1991, Mr. Jacob was a customer accounting and project manager for Unisys Corporation. His time with Unisys included a two-year posting with the company’s operations in Japan. In addition, Mr. Jacob worked for the accounting firm Plante & Morgan in Southfield, Michigan, where he was an audit supervisor.

Kevin E. Preston.  Mr. Preston became Senior Vice President, Casino Operations at Tropicana Entertainment and Tropicana Finance in May 2007. Prior to joining Tropicana Entertainment and Tropicana Finance, Mr. Preston was Senior Vice President of Gaming for Wild Rose Entertainment, Inc., where he oversaw operations at two Iowa-based casinos and managed the acquisition of the Mississippi Belle II. From 2001 through 2005, Mr. Preston served as General Manager of Lakeside Casino Resort in Iowa and the Mark Twain Casino in Missouri. From 1999 through 2000, Mr. Preston was involved in operations at the Majestic Star Casino in Gary, Indiana. Prior to that, Mr. Preston worked with Harrah’s corporate finance staff in Las Vegas, where he was Operations Manager and oversaw casino budgets and operations for ten of the company’s casino properties. Mr. Preston began his career in gaming at Harrah’s in 1992 as an intern at Harrah’s Joliet, Illinois casino and then went to work there full time in 1993. Mr. Preston currently serves on the Board of Directors of the Iowa Gaming Association and formerly served as a director of the Iowa Restaurant and Hospitality Association.

Joseph A. Yung.  Mr. Joseph Yung has worked in various capacities for Columbia Sussex since 1986, including hotel site selection, market analysis, obtaining governmental site approvals and providing acquisition analysis. Mr. Joseph Yung has also worked in many aspects of the casino business, including acquisition analysis, operation review, compliance monitoring and marketing analysis, planning and review. In addition, Mr. Joseph Yung serves as one of the managers of JMBS Casino, the owner and operator of the Jubilee Casino. See “— Management of the Affiliate Guarantors” and “Security Ownership of Certain Beneficial Owners and Management.”

Donna B. More.  Ms. More joined the management team on November 1, 2006 and is the Vice President, General Counsel and Secretary of Tropicana Entertainment and Tropicana Finance. Prior to joining the management team, Ms. More was a shareholder in the law firm of Greenberg Traurig, LLP, where she represented casino owners, operators and suppliers in the areas of mergers and acquisitions, licensure, regulatory compliance, internal investigation matters and corporate counseling. From 2000 through 2004, Ms. More was the President and managing partner of More Law Group, P.C., a law firm she formed, at which she represented a diverse range of clients in the gaming industry. From 1994 through 2000, Ms. More was a partner at the law firm of Freeborn & Peters, where she represented national and international casino owners, operators and suppliers. Ms. More has been involved in the gaming industry since 1990, when she began her service as the Chief Legal Counsel of the Illinois Gaming Board, which position she held until 1994.

Boards of Tropicana Entertainment and Tropicana Finance

Tropicana Entertainment has a Management Board whose sole current member is Mr. William Yung, who indirectly holds all of the equity interests of Tropicana Entertainment. In addition, Tropicana Finance has a Board of Directors whose sole current member is Mr. William Yung, who indirectly holds all of the equity interests of Tropicana Finance. In his capacities as the sole member of Tropicana Entertainment’s Management Board and the sole director of Tropicana Finance’s Board of Directors, Mr. William Yung is not independent, nor are any independence standards applicable to the co-issuers as a result of stock exchange or any other self-regulatory organization’s requirements.

Committees of the Boards

Tropicana Entertainment’s Management Board does not currently have, and is not expected to have, any committees. Specifically, Tropicana Entertainment’s Management Board does not have a compensation committee or an audit committee. The guidelines and pay levels for the compensation of executive officers are generally established by Tropicana Entertainment’s Management Board. See “ — Compensation Discussion and Analysis.” All of the functions of an audit committee are performed by Tropicana Entertainment’s Management Board.

Tropicana Finance has a Board of Directors that is identical in structure to the Management Board of Tropicana Entertainment, except that any independent members that may be appointed to the Management Board of Tropicana Entertainment in the future will not necessarily also be appointed to the Board of Directors of Tropicana Finance.

Compensation Committee Interlocks and Insider Participation

As previously described, Tropicana Entertainment’s Management Board does not currently have a compensation committee. The guidelines and pay levels for the compensation of its executive officers are generally established by Tropicana Entertainment’s Management Board, whose sole member is Mr. William Yung. During the year ended December 31, 2006, Mr. William Yung participated in deliberations of Tropicana Entertainment’s Management Board concerning executive compensation. See “ — Compensation Discussion and Analysis.” Similarly, Tropicana Finance has a Board of Directors that does not currently have a compensation committee. The guidelines and pay levels for the compensation of its executive officers are generally established by Tropicana Finance’s Board of Directors, whose sole director is Mr. William

Yung. During the year ended December 31, 2006, Mr. William Yung participated in deliberations of Tropicana Finance’s Board of Directors concerning executive compensation.

Executive Compensation

We have no employment agreements with any of our executive officers or key employees. For additional information concerning executive compensation, see “— Compensation Discussion and Analysis.”

Member and Director Compensation

Tropicana Entertainment was formed on June 8, 2006 and Tropicana Finance was incorporated on June 7, 2006. Accordingly, executive and director compensation information for the co-issuers is available for the 2006 fiscal year only. Mr. William Yung, as the sole member of Tropicana Entertainment’s Management Board and Tropicana Finance’s Board of Directors, did not receive any separate compensation for serving on such boards in 2006.

Indemnification of Members, Directors and Officers and Limitation of Liability

The managers, directors and executive officers of the co-issuers are indemnified to the fullest extent permitted under the Delaware General Corporation Law or the Delaware Limited Liability Company Act, as applicable, as provided in the limited liability company agreement of Tropicana Entertainment and the Bylaws of Tropicana Finance.

Management of the Affiliate Guarantors

Mr. William Yung is the sole manager of CP Vicksburg. Columbia Sussex is the sole manager of Realty. Each of Mr. William Yung’s children — Mr. Joseph Yung, Mr. William J. Yung IV, Ms. Julie A. Haught, Ms. Judith A. Yung, Ms. Jennifer A. Yung, Ms. Michelle M. Christensen and Mr. Scott A. Yung — serves as a manager of JMBS Casino and, in such capacities, they collectively have full and exclusive power to manage and control the business and affairs of JMBS Casino. See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Party Transactions” for more information on the security ownership and management of each of the affiliate guarantors. None of the managers of the affiliate guarantors received any compensation for serving in such capacities. In addition, the executive officers of the co-issuers named below under the caption “— Summary Compensation Table” served in the same capacities for each of the affiliate guarantors and received no compensation therefor.

Compensation Discussion and Analysis

This section provides an overview and analysis of our compensation policies and the material elements making up the compensation of each of the executive officers identified below, whom we refer to as our Named Executive Officers, as of June 30, 2007:

•	William J. Yung, III, President and Chief Executive Officer; Sole Member of the Board of Managers of Tropicana Entertainment; Sole Member of Board of Directors of Tropicana Finance

•	John G. Jacob, Senior Vice President, Chief Financial Officer and Treasurer

•	Kevin E. Preston, Senior Vice President, Casino Operations

•	Donna B. More, Vice President, General Counsel and Secretary

•	Mark Giannantonio, General Manager of Tropicana Atlantic City

Compensation Objectives and Policies

Our executive compensation practices are designed to achieve the following objectives: align our compensation and rewards strategy with company-wide business goals; maintain a culture of strong performance by rewarding executive officers for results; attract, retain and motivate talented and experienced executive officers; and create a shared commitment to our company amongst our executive officers by aligning our company’s and their individual career goals.

Our executive compensation consists of two parts: base salary and year-end bonus. An executive officer’s base salary is determined by consideration of his/her position and scope of responsibilities in our company, his/her experience in the industries in which we operate, and the base salary offered by our competitors to employees in comparable positions. Year-end bonuses, which are tied to our financial results for the year, aim to reward executive officers for outstanding performance in the current year and to incentivize such executives to continue meeting and exceeding target performance levels in the upcoming year.

Elements of Compensation

Base Salary

Mr. William Yung, the sole member of the Board of Managers of Tropicana Entertainment and the sole director of the Board of Directors of Tropicana Finance, meets with each of our other Named Executive Officers at the end of each year to review his/her performance for the current year, discuss any strengths and weaknesses in his/her performance, and set goals for the upcoming year. The base salary of each other Named Executive Officer is generally reviewed during the same meeting and adjustments may be made based on merit, prevailing market conditions, or other factors. If the Named Executive Officer has met or exceeded his/her performance objectives for the current year, a merit-based increase to his/her base salary will be considered by Mr. William Yung. In addition, if then-current market trends in executive compensation prevailing in the industries in which we operate effectively require us to increase our base salaries in order to attract qualified individuals or to retain the Named Executive Officers, Mr. William Yung will adjust the base salaries of our other Named Executive Officers accordingly. Other factors that may lead to an adjustment in a Named Executive Officer’s base salary include the delegation of additional responsibilities to the executive, whether or not in association with a promotional change in position, or an effort to retain such executive in the face of recruitment efforts or open job offers from our competitors.

Year-End Bonus

Mr. William Yung determines the amount of discretionary bonus to be awarded to each other Named Executive Officer at the end of each year, based upon his/her performance during the year as well as our financial results for the same year. The amount of the year-end bonus is generally in the range of 25% to 50% of each Named Executive Officer’s base salary.

Pension Plan

The Named Executive Officers of Tropicana Entertainment are eligible to participate in the Columbia Sussex Corporation Pension Plan (which we refer to as the pension plan). The pension plan is a defined contribution pension plan under the terms of which Tropicana Casinos and Resorts makes annual contributions for the benefit of eligible employees. Employees eligible to participate in the pension plan are not required to make any contributions of their own to such plan, which is not only the chief advantage of the pension plan, but also serves as a key motivator for employees to help ensure the continued success of our company.

Under the terms of the pension plan, Tropicana Casinos and Resorts makes an annual contribution equal to 3.75% of the first $12,000 of compensation paid to eligible employees and 7.5% of any compensation in excess of $12,000 paid to eligible employees, subject, in each case, to the limitations imposed by applicable regulations promulgated by the Internal Revenue Service. Eligible employees become participants in the pension plan on January 1 of the year following completion of 12 months of employment with our company. Contributions made to the pension plan by Tropicana Casinos and Resorts vest as follows:

•	20% after two years of service;

•	an additional 20% each year thereafter; and

•	100% after six years of service.

401(k) Plan

The Named Executive Officers of Tropicana Entertainment are eligible to participate in the Columbia Sussex Corporation 401(k) Plan (which we refer to as the 401(k) plan). The 401(k) plan enables eligible employees to make pre-tax contributions to 401(k) investment accounts in the annual amounts provided for by the Internal Revenue Code, as amended. Tropicana Casinos and Resorts may, in its discretion, make annual profit-sharing contributions to the 401(k) plan for the benefit of eligible employees. To date, no discretionary contributions have been made to the 401(k) plan for the benefit of the Named Executive Officers of Tropicana Entertainment.

Personal Benefits and Perquisites

We provide certain of our executive officers, including our Chief Executive Officer and President, with perquisites that we believe are reasonable, competitive and consistent with our overall compensation scheme. We believe that the perquisites we offer assist us in hiring and retaining qualified executives.

Our Company provides for an Executive Disability Plan which, in the event of a total disability of an executive that prevents him/her from performing his/her duties, will continue to pay the executive’s base salary and a prorated bonus for the first three months following the disabling event. Following those first three months, a company-paid insurance program will provide continuing benefits to the executive totaling 60% of such executive’s regular monthly compensation.

Summary Compensation Table

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Awards ($)	Awards ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

William J. Yung, III President and Chief Executive Officer of Tropicana Entertainment and Sole Director of Tropicana Finance	2006	None	None	N/A	N/A	N/A	N/A	None	None
Richard M. FitzPatrick Senior Vice President, Chief Financial Officer and Treasurer(1)	2006	None	None	N/A	N/A	N/A	N/A	None	None
Howard Reinhardt Senior Vice President, Casino Operations(2)	2006	$230,000	$100,000	N/A	N/A	N/A	N/A	None	$330,000
Donna B. More Vice President, General Counsel and Secretary(3)	2006	$39,134	None	N/A	N/A	N/A	N/A	None	$39,134
Fred A. Buro(4) President and Chief Operating Officer of Tropicana Atlantic City	2006	$146,923	None	N/A	N/A	N/A	N/A	None	$146,923

(1)	Mr. FitzPatrick served as the Senior Vice President, Chief Financial Officer and Treasurer of Tropicana Entertainment and Tropicana Finance from May 2006 through July 25, 2007, at which time his previously announced resignation became effective. Mr. FitzPatrick was succeeded in his capacities as Senior Vice President, Chief Financial Officer and Treasurer of Tropicana Entertainment and Tropicana Finance by Mr. John G. Jacob on August 23, 2007. Mr. FitzPatrick did not draw a salary from Tropicana Entertainment or Tropicana Finance in 2006, although he did draw a salary from Tropicana Entertainment in 2007 through July 25, 2007.

(2)	Mr. Reinhardt served as Senior Vice President, Casino Operations for Tropicana Entertainment and Tropicana Finance until June 14, 2007, at which time he resigned and was succeeded in such capacities by Mr. Kevin E. Preston.

(3)	Ms. More joined the management team of Tropicana Entertainment and Tropicana Finance on November 1, 2006. The salary reported above has been prorated for the amount of time Ms. More was employed with Tropicana Entertainment in 2006.

(4)	Mr. Buro served as President and Chief Operating Officer of Tropicana Atlantic City until August 8, 2007, at which time he resigned and was succeeded shortly thereafter in such capacities by Mr. Mark Giannantonio.

Grants of Plan-Based Awards

We had no equity or non-equity incentive plans as of June 30, 2007 and did not grant any stock or option awards in 2006.

We had no employment agreements with any of our executive officers or key employees as of June 30, 2007.

Outstanding Equity Awards at Fiscal Year-End

We had no outstanding equity awards as of June 30, 2007.

Option Exercises and Vested Stock

We had no outstanding stock options as of June 30, 2007.

Pension Benefits Table

				Payments
		Number of	Present	During
		Years	Value of	Last
		Credited	Accumulated	Fiscal
Name	Plan Name	Service (#)	Benefit ($)	Year ($)

William J. Yung, III President and Chief Executive Officer, Sole Member of Tropicana Entertainment and Sole Director of Tropicana Finance	Columbia Sussex Corporation Pension Plan	34	$2,690,864	$16,050
Richard M. FitzPatrick(1) Senior Vice President, Chief Financial Officer and Treasurer	Columbia Sussex Corporation Pension Plan	1	None	None
Howard Reinhardt Senior Vice President, Casino Operations(2)	Columbia Sussex Corporation Pension Plan	10	$4,194	$4,194
Donna B. More Vice President, General Counsel and Secretary	Columbia Sussex Corporation Pension Plan	0	None	None
Fred Buro(3) President and Chief Operating Officer of Tropicana Atlantic City	Columbia Sussex Corporation Pension Plan	0	$21,437	$10,569

(1)	Mr. FitzPatrick served as the Senior Vice President, Chief Financial Officer and Treasurer of Tropicana Entertainment and Tropicana Finance from May 2006 through July 25, 2007, at which time his previously announced resignation became effective. Mr. FitzPatrick was succeeded in his capacities as Senior Vice President, Chief Financial Officer and Treasurer of Tropicana Entertainment and Tropicana Finance by Mr. John G. Jacob on August 23, 2007.

(2)	Mr. Reinhardt served as Senior Vice President, Casino Operations for Tropicana Entertainment and Tropicana Finance until June 14, 2007, at which time he resigned and was succeeded in such capacities by Mr. Kevin E. Preston.

(3)	Mr. Buro served as President and Chief Operating Officer of Tropicana Atlantic City until August 8, 2007, at which time he resigned and was succeeded shortly thereafter in such capacities by Mr. Mark Giannantonio.

Non-qualified Deferred Compensation

We have no non-qualified deferred compensation programs.

Termination or Change-in-Control Arrangements

We have no agreements or arrangements, written or unwritten, that provide for any payment to any Named Executive Officer at or in connection with any termination of his or her employment, or a change-in-control with respect to either Tropicana Entertainment or Tropicana Finance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Tropicana Entertainment

Mr. William Yung owns 100% of the issued and outstanding equity securities of Tropicana Entertainment’s ultimate parent, Tropicana Casinos and Resorts, which, in turn, owns 100% of the issued and outstanding equity securities of Tropicana Entertainment Holdings. Tropicana Entertainment Holdings owns 100% of the issued and outstanding equity securities of Tropicana Entertainment Intermediate Holdings, which, in turn, owns 100% of the issued and outstanding equity securities of Tropicana Entertainment. Accordingly, Mr. William Yung indirectly owns, through corporate affiliates wholly-owned by him, 100% of the outstanding equity securities of Tropicana Entertainment. For a more detailed description of our ownership structure, see “Prospectus Summary — Corporate Reorganization.”

CP Vicksburg

Mr. William Yung holds 61 non-voting units and nine voting units of membership interests issued by CP Vicksburg, which represents a 1% economic ownership interest and a 100% voting interest in that company. The JMBS Trust, a trust created for the benefit of Mr. William Yung’s children, holds the remaining 6,930 non-voting units of membership interests issued by CP Vicksburg, which represents a 99% economic ownership interest in that company. Mr. William Yung has been designated as the manager of CP Vicksburg and exercises control over CP Vicksburg’s operations.

JMBS Casino

JMBS Casino is wholly-owned by the JMBS Trust. The JMBS Trust consists of seven subtrusts created for the benefit of each of Mr. William Yung’s children. Mr. William Yung does not exercise control over JMBS Casino or the Jubilee Casino. Each of Mr. William Yung’s children — Mr. Joseph Yung, Mr. William J. Yung IV, Ms. Julie A. Haught, Ms. Judith A. Yung, Ms. Jennifer A. Yung, Ms. Michelle M. Christensen and Mr. Scott A. Yung — serves as a manager of JMBS Casino and, in such capacities, they collectively have full and exclusive power to manage and control the business and affairs of JMBS Casino.

Realty

Realty is wholly-owned by CSC Holdings, LLC, an affiliate of Columbia Sussex. Columbia Sussex has been designated as the manager of Realty. Accordingly, Mr. William Yung, as the sole voting stockholder of Columbia Sussex, exercises control over Realty.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Tropicana Entertainment

Tropicana Entertainment entered into a service agreement with Columbia Sussex, effective as of the closing of the Aztar Acquisition, according to the terms of which Columbia Sussex agreed to provide Tahoe Horizon, Belle of Baton Rouge, River Palms and the MontBleu with certain services following the Transactions, which services were provided under a service agreement between Columbia Sussex and Tropicana Casinos and Resorts prior to the closing of the Aztar Acquisition. These services include accounting, administration, human resources, hotel management and supervision, risk management, procurement, contracting, marketing, construction and development, treasury and maintenance related services. Tropicana Entertainment agreed to pay Columbia Sussex a service fee of $540,000 per year for these services, subject to future increases of 3% per year commencing on January 1 of each year beginning in 2008. Pursuant to the service agreement, Columbia Sussex also agreed to arrange a self-insured health program for Tropicana Entertainment’s employees, for which Tropicana Entertainment pays the cost allocable to its employees in addition to the set fee payable under the service agreement. Further, pursuant to the service agreement, Tropicana Entertainment agreed to participate in general liability, workers compensation and property insurance programs arranged by Columbia Sussex, for which Tropicana Entertainment pays its share of the cost, as determined by an unrelated insurance broker and the insurance carrier providing the relevant coverage, in addition to the set fee to be payable under the service agreement. Tropicana Entertainment also reimburses Columbia Sussex for actual losses paid under the insurance programs and deductible amounts applicable to it. In addition, pursuant to the service agreement, Tropicana Entertainment agreed to adopt Columbia Sussex’s 401(k) plan, for which it pays the cost allocable to its employees in addition to the set fee to be payable under the service agreement. Pursuant to the service agreement, Tropicana Entertainment also agreed to reimburse Columbia Sussex for certain business expense overhead costs, such as travel, professional, secretarial, incidental and other approved out-of-pocket expenses incurred by Columbia Sussex in connection with the performance of services under the service agreement. The agreement has a perpetual term, but Tropicana Entertainment is entitled to terminate it at any time on 60 days written notice.

Tropicana Entertainment entered into an agreement with Tropicana Casinos and Resorts, its ultimate parent, as of the closing of the Aztar Acquisition, according to the terms of which Tropicana Casinos and Resorts agreed to provide the Tahoe Horizon, Belle of Baton Rouge, River Palms and MontBleu with certain casino services. These services include supervision of casino operations, staffing, marketing and advertising, purchasing, casino development, compliance, accounting, internal auditing and financial reporting. Tropicana Entertainment agreed to pay Tropicana Casinos and Resorts its allocated portion of the corporate overhead costs for these services based on the ratio of Tropicana Entertainment’s net operating revenue to the total aggregate net operating revenue of casino operations owned by Tropicana Casinos and Resorts (including Tropicana Entertainment’s casino operations and the operations of the subsidiaries of Aztar). The agreement has a perpetual term, but Tropicana Entertainment is entitled to terminate it at any time on 60 days written notice.

Tropicana Entertainment borrowed $3.0 million from CP Vicksburg in June 2007. Tropicana Entertainment also borrowed $4.0 million from JMBS Casino in June 2007. The proceeds of these loans were used by Tropicana Entertainment to help fund principal and interest payments under the senior secured credit facility and interest payments under the notes. The loans, which are expressly subordinated in right of payment to the senior secured credit facility and the notes, accrue interest at the rate of 12.0% per annum and mature on January 1, 2015. No interest payments are required to be made under the loans until they mature.

Aztar

Following the consummation of the Aztar Acquisition, Aztar and Columbia Sussex entered into a service agreement according to the terms of which Columbia Sussex agreed to provide Tropicana Atlantic City, Tropicana Las Vegas, Tropicana Express and Casino Aztar Evansville with certain services, subject to gaming regulatory approval. Gaming regulatory approval of the terms of this service agreement has not yet been obtained with respect to the Tropicana Atlantic City property and, as such, the agreement is not yet effective as to such property. The services provided pursuant to the service agreement include accounting, administration, human resources, hotel management and supervision, risk management, procurement, contracting, marketing, construction and development, treasury and maintenance related services. Pursuant to the service agreement, Aztar agreed to pay Columbia Sussex a service fee of approximately $1.0 million per year for these services, subject to future increases of 3% per year commencing on January 1 of each year beginning in 2008. Aztar also agreed to reimburse Columbia Sussex for certain business expense overhead costs, including travel, professional, secretarial, incidental and other approved out-of-pocket expenses, incurred by Columbia Sussex in connection with the performance of services under the agreement. The service agreement has a perpetual term, but Aztar may terminate it at any time on 60 days’ written notice.

Pursuant to the service agreement, Aztar agreed to participate in general liability and workers compensation insurance programs, effective upon the closing of the Aztar Acquisition on January 3, 2007, and property insurance programs, effective May 1, 2007, arranged by Columbia Sussex, for which Aztar pays its share of the cost, as determined by an unrelated insurance broker and the insurance carrier providing the relevant coverage, in addition to the set fee payable under the service agreement. Aztar will also reimburse Columbia Sussex for actual losses paid under the insurance programs and deductible amounts applicable to it.

Tropicana Entertainment also may enroll Aztar and its subsidiaries in the health insurance programs arranged by Columbia Sussex, as well as the 401(k) plan pursuant to the service agreement, starting after the first anniversary of the closing date of the Aztar Acquisition as Tropicana Entertainment is required to keep Aztar’s existing employee benefit plans in place for a period of one year after the Aztar Acquisition pursuant to the Aztar Merger Agreement. Each of Aztar and its subsidiaries will pay its allocated share of the cost of the health insurance programs and the 401(k) plan in addition to the set fee payable under the service agreement.

Aztar also entered into an agreement with Tropicana Casinos and Resorts, effective as of the closing date of the Aztar Acquisition, according to the terms of which Tropicana Casinos and Resorts agreed to provide to Tropicana Atlantic City, Tropicana Las Vegas, Tropicana Express and Casino Aztar Evansville certain casino services. The agreement is subject to gaming regulatory approval. Gaming regulatory approval of the terms of this agreement has not yet been obtained with respect to the Tropicana Atlantic City property and, as such, the agreement is not yet effective as to such property. The services provided pursuant to the agreement include supervision of casino operations, staffing, marketing and advertising, purchasing, casino development, compliance, accounting, internal auditing and financial reporting. Aztar agreed to pay Tropicana Casinos and Resorts its allocated portion of the corporate overhead costs for these services based on the ratio of Aztar’s net operating revenue to the total aggregate net operating revenue of casino operations owned by Tropicana Casinos and Resorts and its consolidated subsidiaries (including Aztar’s casino operations). The agreement has a perpetual term, but Aztar is entitled to terminate it at any time with 60 days’ written notice.

Tahoe Horizon

Columbia Sussex has agreed to indemnify the lenders under the senior secured credit facility against any loss they may sustain arising out of the termination of the leases at our MontBleu or Tahoe Horizon properties by Park Cattle by reason of any default under either of the leases that is in existence on the date of such indemnification agreement. In addition, Columbia Sussex guarantees Tahoe Horizon’s obligations under a gaming establishment bond required by the Nevada Gaming Commission, which expires on August 1, 2007.

MontBleu

Columbia Sussex guarantees MontBleu’s obligations under a sales tax bond it was required to post by the State of Nevada. The bond will expire on June 6, 2008.

Columbia Sussex has agreed to indemnify the lenders under the senior secured credit facility against any loss they may sustain arising out of the termination of the leases at our MontBleu or Tahoe Horizon properties.

Belle of Baton Rouge

Columbia Sussex guarantees the obligations of the Belle of Baton Rouge under a riverboat casino bond required by the State of Louisiana, which will expire on October 20, 2008.

Vicksburg Horizon

CP Vicksburg and Columbia Sussex entered into a service agreement, dated October 27, 2003, as amended on August 7, 2006 and November 6, 2006, pursuant to which Columbia Sussex has agreed to provide Vicksburg Horizon with certain services. These services include accounting, administration, human resources, hotel management and supervision, risk management, procurement, contracting, marketing, construction and development, treasury and maintenance related services. CP Vicksburg has agreed to pay Columbia Sussex $120,000 per year for these services, subject to future increases of 3% per year commencing on January 1 of each year beginning in 2008. Columbia Sussex has also arranged a self-insured health program for CP Vicksburg’s employees, for which CP Vicksburg pays the cost allocable to its employees in addition to the set fee payable under the service agreement. Further, pursuant to the service agreement, CP Vicksburg has agreed to participate in general liability, workers compensation and property insurance programs arranged by Columbia Sussex, for which CP Vicksburg pays its share of the cost in addition to the set fee payable under the service agreement. CP Vicksburg also reimburses Columbia Sussex for actual losses paid under the insurance programs and deductible amounts applicable to its operations. In addition, pursuant to the service agreement, CP Vicksburg has agreed to adopt Columbia Sussex’s 401(k) plan, for which CP Vicksburg pays the cost allocable to its employees in addition to the set fee payable under the service agreement. Pursuant to the service agreement, CP Vicksburg has also agreed to reimburse Columbia Sussex for certain business expense overhead costs, such as travel, professional, secretarial, incidental and other approved out-of-pocket expenses incurred by Columbia Sussex in connection with the performance of services under the service agreement. The service agreement has a perpetual term, but CP Vicksburg may terminate it at any time on 60 days written notice.

Columbia Sussex guarantees CP Vicksburg’s obligations under the following bonds: a business license bond required by the city of Vicksburg, which will expire on February 3, 2008; a gaming establishment bond required by the State of Mississippi, which will expire on June 27, 2007; an alcoholic beverages bond required by the city of Vicksburg, which will expire on September 30, 2007; and a utility bond required by the city of Vicksburg, which will expire on October 10, 2007.

CP Vicksburg licenses the use of the name “Horizon” from Tropicana Casinos and Resorts. The trademark license agreement, which expires on October 27, 2013, requires CP Vicksburg to pay Tropicana Casinos and Resorts an annual fee of $12,000 for the right to use the “Horizon” name in connection with its operations.

Columbia Sussex guarantees CP Vicksburg’s obligations under its lease agreement with the city of Vicksburg. For a more detailed description of the lease agreement, see “Business — Facilities.”

CP Vicksburg loaned $3.0 million to Tropicana Entertainment in June 2007 to help fund principal and interest payments under the senior secured credit facility and interest payments under the notes. This loan, which is expressly subordinated in right of payment to the senior secured credit facility and the notes, accrues interest at the rate of 12.0% per annum and matures on January 1, 2015. No interest payments are required to be made under the loan until its maturity.

CP Vicksburg Limited Liability Company Agreement

CP Vicksburg, the JMBS Trust and Mr. William Yung are parties to a limited liability company agreement governing the management of CP Vicksburg, and documenting their investment in it. Ownership interests in CP Vicksburg were initially issued to the following parties as follows: (i) 990 non-voting units issued to each subtrust of the JMBS Trust for the benefit of each of Mr. William Yung’s seven children and 61 non-voting units issued to Mr. William Yung (for an aggregate total of 6,991 non-voting units); and (ii) nine voting units issued solely to Mr. William Yung.

Pursuant to the limited liability company agreement, Mr. William Yung serves as the sole manager of CP Vicksburg and in such capacity has full and exclusive power to manage and control the business and affairs of CP Vicksburg, subject to certain approval rights maintained by Mr. William Yung’s children in the event of certain matters. However, the approval of Mr. William Yung’s children is not required with respect to mergers, consolidations and sales of all or substantially all assets. The manager and the number of managers appointed may be changed by an affirmative vote of members holding a majority of the voting units held by all members (all of which are held by Mr. William Yung at this time).

The limited liability company agreement contains certain terms relating to preemptive rights with respect to the issuance of additional units and certain restrictions on transfers of units.

Required Minimum Tax Distributions.  The limited liability company agreement provides that on or before April 1 of each calendar year, distributions be made for the most recently ended tax year to unit holders of record on the last day of such year in an amount equal to the highest federal, state and local income taxes payable per unit by any member with respect to CP Vicksburg’s taxable income. The limited liability company agreement provides that quarterly tax distributions may be made to members who are required to pay estimated taxes on a quarterly basis.

Distributions to Members.  CP Vicksburg made distributions to the holders of its units in an aggregate amount of $0.4 million and $1.5 million in 2006 and 2005, respectively, but did not make any distributions to the holders of its units in 2004 or 2003.

Jubilee Casino

JMBS Casino and Columbia Sussex entered into a service agreement, dated August 26, 2004, as amended on November 6, 2006, pursuant to which Columbia Sussex has agreed to provide the Jubilee Casino with certain services. These services include accounting, administration, human resources, hotel management and supervision, risk management, procurement, contracting, marketing, construction and development, treasury and maintenance related services. JMBS Casino has agreed to pay Columbia Sussex $120,000 per year for these services, subject to future increases of 3% per year commencing on January 1 of each year beginning in 2008. Further, pursuant to the service agreement, JMBS Casino has agreed to participate in general liability, workers compensation and property insurance programs arranged by Columbia Sussex, for which JMBS Casino pays its share of the cost in addition to the set fee payable under the service agreement. JMBS Casino also reimburses Columbia Sussex for actual losses paid under the insurance programs and deductible amounts applicable to its operations. In addition, pursuant to the service agreement, JMBS Casino has agreed to reimburse Columbia Sussex for certain business expense overhead costs, such as travel, professional, secretarial, incidental and other approved out-of-pocket expenses incurred by Columbia Sussex in connection with the performance of services under the service agreement. The service agreement has a perpetual term, but JMBS Casino may terminate it at any time on 60 days written notice.

JMBS Casino and Greenville Riverboat share equally the cost of operating and maintaining shuttle buses to provide transportation services to their patrons among various establishments in downtown Greenville, their respective properties, and a common parking lot. JMBS Casino and Greenville Riverboat also share equally the cost of utilities, repairs and maintenance requirements of an office building used by both companies. Each party’s share of the costs associated with the operation and maintenance of the shuttle bases were $81,000, $77,000 and $101,000 in 2004, 2005 and 2006, respectively.

JMBS Casino loaned $4.0 million to Tropicana Entertainment in June 2007 to help fund principal and interest payments under the senior secured credit facility and interest payments under the notes. This loan, which is expressly subordinated in right of payment to the senior secured credit facility and the notes, accrues interest at the rate of 12.0% per annum and matures on January 1, 2015. No interest payments are required to be made under the loan until its maturity.

JMBS Casino Limited Liability Company Agreement

JMBS Casino and the JMBS Trust are parties to a limited liability company agreement governing the management of JMBS Casino, and documenting their investment in it. Ownership interests in JMBS Casino were initially issued to the subtrusts of the JMBS Trust equally for the benefit of each of Mr. William Yung’s seven children.

Pursuant to the limited liability company agreement, each of Mr. William Yung’s children — Mr. Joseph Yung, Mr. William J. Yung IV, Ms. Julie A. Haught, Ms. Judith A. Yung, Ms. Jennifer A. Yung, Ms. Michelle M. Christensen and Mr. Scott A. Yung — serves as a manager of JMBS Casino and, in such capacities, they collectively have full and exclusive power to manage and control the business and affairs of JMBS Casino. The managers and the number of managers appointed may be changed by an affirmative vote of members holding a majority of the units held by all members.

The limited liability company agreement contains terms relating to preemptive rights with respect to the issuance of additional units and restrictions on transfers of units.

Required Minimum Tax Distributions.  The limited liability company agreement provides that on or before April 1 of each calendar year, distributions be made for the most recently ended tax year to unit holders of record on the last day of such year in an amount equal to the highest federal, state and local income taxes payable per unit by any member with respect to JMBS Casino’s taxable income. The limited liability company agreement provides that quarterly tax distributions may be made to members that are required to pay estimated taxes on a quarterly basis.

Distributions to Member.  JMBS Casino made distributions to the JMBS Trust in an aggregate amount of $1.1 million in 2007 (which distribution was a permitted tax distribution), $6.1 million in 2006, $9.7 million in 2005 and $7.0 million in 2004.

River Palms

Realty owns the real estate and substantially all of the non-gaming assets associated with the River Palms, and a subsidiary of Tropicana Entertainment has a lease with Realty for the property, which terminates on September 30, 2018. The monthly rental payment is $425,000.

All of the membership interests in Realty are held by CSC Holdings, LLC, an affiliate of Columbia Sussex. Under the terms of the limited liability company operating agreement for Realty, Columbia Sussex has been designated the sole manager of Realty.

Realty did not make any distributions in respect of its membership interests to CSC Holdings, LLC in 2004, but did make distributions in respect of its membership interests to CSC Holdings, LLC of $4.4 million in 2006 and $0.3 million in 2005.

Columbia Sussex guarantees River Palm’s obligations under a sales tax bond required by the State of Nevada, which expires June 12, 2008; and a utility bond required by Nevada Power Company which expires September 3, 2007.

Greenville Riverboat

Greenville Riverboat and Columbia Sussex entered into a service agreement, dated January 1, 2002, pursuant to which Columbia Sussex has agreed to provide Lighthouse Point Casino with certain services. These services include accounting, administration, human resources, management, risk management, procurement, contracting, marketing and maintenance-related services. Greenville Riverboat has agreed to pay Columbia Sussex its proportionate share of the overhead expenses incurred by Columbia Sussex in connection with the performance of the services contemplated by the service agreement, and to reimburse Columbia Sussex for all direct costs and expenses incurred by Columbia Sussex in the performance of such services. The service agreement has a perpetual term, but Greenville Riverboat may terminate it at any time by giving 60 days written notice to Columbia Sussex.

Columbia Sussex guarantees Greenville Riverboat’s obligations under the following bonds: a utility payment bond required by Entergy Mississippi, Inc., which will expire on November 22, 2007; an alcohol tax bond required by the Alcoholic Beverage Control Division of Mississippi, which will expire on June 1, 2008; and a gaming establishment bond required by the State of Mississippi, which will expire on June 1, 2008.

Sargasso subleases a portion of the land that is leased by Greenville Riverboat from the Greenville Marine Corporation pursuant to a sublease agreement. Sargasso has constructed a restaurant and lounge on the subleased parcel. The restaurant and lounge are situated adjacent to the Lighthouse Point Casino. Sargasso pays Greenville Riverboat $3,000 per month in rent for the subleased parcel. The sublease agreement extends through 2009 and provides Sargasso with renewal options to extend the term to 2044. In October 2007, Sargasso began to lease space in its restaurant and lounge building to Greenville Riverboat at a rate of $4,400 per month. Greenville Riverboat uses this space to operate a buffet restaurant. The initial lease term extends through 2012, but may be renewed for an additional term of five years.

Sargasso provided its restaurant, lounge and hotel facilities (the hotel facility was sold by Sargasso to a third party on April 10, 2007 and Sargasso temporarily closed its restaurants and lounge on September 30, 2005, ceasing Sargasso’s services at that time) to the Lighthouse Point Casino for use by its guests and employees, and charged Greenville Riverboat customary rates for these services, which totaled $0.7 million, $0.4 million and $0.2 million in 2004, 2005 and 2006 respectively.

Greenville Riverboat and Sargasso entered into an agreement, dated March 31, 1997, effective on January 1, 1997, and amended on September 12, 1997 and December 13, 2005, according to the terms of which Greenville Riverboat currently provides security services to the Fairfield Inn, which was owned by Sargasso until April 10, 2007 when the hotel was sold. Sargasso paid Greenville Riverboat a service fee of $2,000 per month for these services which expired upon the sale of the hotel. Sargasso also agreed to reimburse Greenville Riverboat for certain identifiable out-of-pocket expenses incurred by Greenville Riverboat in connection with the performance of the security services under the agreement.

Walnut Street, Inc., a company owned by Sargasso, entered into an agreement to lease an advertising sign to Greenville Riverboat for $3,620 per month through May 2017. Greenville Riverboat is responsible for all taxes, utilities, maintenance and insurance related to the operation of the sign.

Greenville Riverboat Limited Liability Company Agreement

Tropicana Casinos and Resorts, Mr. William Yung and Rainbow are parties to a limited liability company agreement governing the operations of Greenville Riverboat, and documenting the terms of their investment in it. Ownership interests in Greenville Riverboat were initially issued to the following parties, as follows: (i) 79 units (which we refer to as the Tropicana Casinos and Resorts Units) to Tropicana Casinos and Resorts, (ii) one unit to Mr. William Yung (which we refer to as the Yung Unit) and (iii) 20 units to Rainbow (which we refer to as the Rainbow Units).

As part of the internal corporate reorganization described under “Prospectus Summary — Corporate Reorganization” and under “Business Corporate Reorganization,” Tropicana Casinos and Resorts contributed the Tropicana Casinos and Resorts Units to Tropicana Entertainment Holdings, which in turn contributed such units to Tropicana Entertainment Intermediate Holdings, which in turn contributed such units to Tropicana Entertainment. Each of the respective contributions occurred substantially concurrently. Tropicana Entertainment, Tropicana Entertainment Holdings and Tropicana Entertainment Intermediate Holdings each acknowledged and became a party to the limited liability company agreement of Greenville Riverboat.

Pursuant to the limited liability company agreement, Tropicana Casinos and Resorts serves as the sole manager of Greenville Riverboat and in such capacity has full and exclusive power to manage and control the business and affairs of the Lighthouse Point Casino. The manager and the number of managers appointed may be changed by an affirmative vote of the members holding a majority of the units held by all members.

Allocation of net profits, net losses and distributions.  The limited liability company agreement requires that net profits, net losses and distributions be allocated as follows:

•	Net Profits: (i) to Tropicana Casinos and Resorts to the extent of its negative capital account balance; (ii) if net losses were previously allocated to any unit holders, net profits will be allocated to them in an amount equal to the amount of such net losses previously allocated to them; (iii) to the unit holders then holding the following units: Rainbow Units — 50%, Tropicana Casinos and Resorts Units — 49.375% and the Yung Unit — 0.625%, until the aggregate net profits allocated to them since Greenville Riverboat was organized equals $3.0 million; (iv) to the unit holders then holding the Tropicana Casinos and Resorts Units and the Yung Unit in proportion to their respective ownership percentages, an aggregate amount equal to the sum of (a) $4.5 million, (b) five times a prescribed finder’s fee amount and (c) an amount equal to the aggregate additional amounts distributable as a consequence of amounts remaining undistributed as of July 1, 2004; and (v) any remaining excess profits will be allocated to the unit holders (a) for periods on or before December 31, 2003 or on and after January 1, 2025, in proportion to their respective holdings, (b) for the period commencing January 1, 2005 and ending December 31, 2023, to the unit holders then holding the Rainbow Units — 15%, Tropicana Casinos and Resorts Units — 83.9375% and the Yung Unit — 1.0625% and (c) for the fiscal years ending December 31, 2004 and December 31, 2024, to the holders of the Rainbow Units — 17.5%, Tropicana Casinos and Resorts Units — 81.46875% and the Yung Unit — 1.0325%.

•	Net Losses: (i) if net profits were previously allocated as described in (iii), (iv) or (v) of the preceding bullet point, net losses will be allocated to them in an amount equal to the amount of net profits previously allocated to them; (ii) to any unit holders who have positive capital account balances in proportion to and to the extent of such positive balances; and (iii) any remaining balance to Tropicana Casinos and Resorts.

•	Distributions: (i) in the case of a sale or liquidation only, to all unit holders with positive capital account balances in the proportion such positive balances bear to each other in amounts sufficient to reduce each such capital account balance to zero; (ii) an aggregate amount equal to the then undistributed amount of the returnable contribution, as defined, in the limited liability company agreement made by Tropicana Casinos and Resorts in respect of the Tropicana Casinos and Resorts Units; (iii) an aggregate amount of $3.0 million as follows: in respect of the Rainbow Units — 50%, in respect of the Tropicana Casinos and Resorts Units and the Yung Unit — 50%; (iv) an aggregate amount of $4.5 million in respect of the Tropicana Casinos and Resorts Units and the Yung Unit, provided that any amount which remains undistributed as of July 1, 2004 is to be multiplied by 70/45 and the resulting product will be deemed the remaining amount to be distributed; (v) an aggregate amount equal to five times a prescribed finder’s fee, provided that any amount which remains undistributed as of July 1, 2004 is to be multiplied by 4/3 and the resulting product will be deemed the remaining amount to be distributed; (vi) any remaining balance is to be allocated to the unit holders (a) for periods on or before June 30, 2004 and after June 30, 2024, in proportion to their respective holdings of units, and (b) for periods after June 30, 2004 and before July 1, 2024, in respect of the Rainbow Units — 15% and in respect of the Tropicana Casinos and Resorts Units and the Yung Unit — 85%.

•	Distribution Adjustment Account: Greenville Riverboat is required to maintain a distribution adjustment account, which is to be credited with an amount equal to 8% of the excess of Greenville Riverboat’s annual gross revenues over $36,575,000. At the time each distribution would otherwise be made in respect of the Rainbow Units pursuant to the preceding bullet point, the amount of any such distribution is to be reduced on a dollar-for-dollar basis by any amount then credited to this distribution adjustment account, and such amount is to be distributed instead in respect of the Tropicana Casinos and Resorts Units and the Yung Unit. If any net profits were previously allocated to the Tropicana Casinos and Resorts Units or the Yung Unit pursuant to this allocation mechanism and net losses are thereafter accrued, then the Tropicana Casinos and Resorts Units and/or the Yung Units will be entitled to an allocation of such net losses in an amount equal to the amount of net profits previously allocated to them from the distribution adjustment account.

Required Minimum Tax Distributions.  The limited liability company agreement provides that minimum tax distributions and optional tax distributions be made as set forth below:

•	Minimum Tax Distributions: On or before April 1 of each calendar year, distributions will be made for the most recently ended tax year to unit holders of record on the last day of such year in the amount necessary to satisfy federal, state and local income taxes payable by the unit holders with respect to Greenville Riverboat’s net taxable income, provided that this distribution will be reduced on a dollar-for-dollar basis by the amount of tax savings generated by tax losses or credits received by such unit holders for previous tax years.

•	Optional Tax Distributions Made at the Discretion of Tropicana Casinos and Resorts: (i) cash distributions to the unit holders for any tax year in an amount which exceeds the required distribution described in the preceding bullet point and (ii) quarterly cash distributions to the unit holders based on an estimate of the required distribution noted in the preceding bullet point in order to permit the unit holders to pay quarterly estimated taxes.

Distributions to Members.  Greenville Riverboat made aggregate distributions in respect of its membership interests of approximately $12.5 million in 2006, approximately $10.7 million in 2005 and approximately $11.0 million in 2004. In 2006, Tropicana Casinos and Resorts received a distribution of approximately $10.5 million, Mr. William Yung received a distribution of approximately $0.1 million and Rainbow received a distribution of approximately $1.9 million. In 2005, Tropicana Casinos and Resorts received a distribution of approximately $9.0 million, Mr. William Yung received a distribution of approximately $0.1 million and Rainbow received a distribution of approximately $1.6 million. In 2004, Tropicana Casinos and Resorts received a distribution of approximately $9.0 million, Mr. William Yung received a distribution of approximately $0.1 million and Rainbow received a distribution of approximately $1.9 million.

Approval of Certain Transactions.  Subject to certain conditions, restrictions and exceptions, in order to be effective pursuant to the terms of the limited liability company agreement, the following actions require the affirmative vote or written consent of members holding a majority of the units:

•	the dissolution of Greenville Riverboat;

•	the merger, consolidation or combination of Greenville Riverboat;

•	an amendment to the certificates; or

•	the sale, exchange, lease or other transfer of all or substantially all of the property other than in the ordinary course of business.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of the material indebtedness other than the notes that we presently have outstanding. This summary is not a complete description of all of the terms of the agreements that govern our material indebtedness and is qualified in its entirety by reference to such documents.

Senior Secured Credit Facility

General

On January 3, 2007, we entered into a new senior secured credit facility with a syndicate of banks, financial institutions and other institutional lenders led by Credit Suisse as sole administrative agent and collateral agent. The senior secured credit facility was made available to Tropicana Entertainment in the form of a $1,530.0 million senior secured term loan, $229.8 million in aggregate principal amount of which we have since repaid resulting in $1,300.2 million in aggregate principal amount of such term loans outstanding as of September 30, 2007, and a $180.0 million senior secured revolving credit facility under which we presently have approximately $170.3 million in additional availability net of approximately $9.7 million of outstanding letters of credit. The proceeds of the term loan were used (a) to pay a portion of the consideration in connection with the Aztar Acquisition in accordance with the terms of the Aztar Merger Agreement, (b) to repay a portion of certain existing indebtedness of Aztar and certain affiliates of Tropicana Entertainment, (c) to pay fees and expenses incurred in connection with the Aztar Acquisition and the Acquisition Financing Transactions, including the fees and expenses incurred in connection with the senior secured credit facility and (d) to pay for expenses associated with the integration of Aztar, including severance and pension payments incurred in connection with the closing of certain facilities and the termination of certain employees.

The revolving credit facility has (a) a swingline sub-facility available for short-term borrowings and (b) a letter of credit sub-facility available for the issuance of letters of credit. Any borrowings under the swingline facility and/or issuances of letters of credit reduce availability under the revolving credit facility on a dollar-for-dollar basis. The revolving credit facility is available for general corporate purposes, including permitted acquisitions, working capital and the issuance of letters of credit for Tropicana Entertainment’s account.

All borrowings are subject to the satisfaction of customary conditions, including the absence of certain defaults and compliance with customary representations and warranties.

Interest and Fees

Effective May 29, 2007, we amended the credit documentation governing the senior secured credit facility to, among other things, reduce the applicable interest rate spread over LIBOR from 2.50% to 2.25%. As a result, the interest rates per annum applicable to loans under the senior secured credit facility are the adjusted LIBOR rate plus an applicable margin of 2.25% or an alternate base rate plus an applicable margin of 1.50% and, in the case of the revolving credit facility, will vary according to our leverage ratio during the term of the revolving credit facility. The alternate base rate is a fluctuating interest rate equal to the higher of (a) Credit Suisse’s prime rate and (b) the federal funds effective rate plus one-half of one percent (0.50%). Interest is calculated on the basis of actual days elapsed in a 360-day year (or 365 or 366-day year, in the case of alternate base rate loans calculated in accordance with Credit Suisse’s prime rate) and payable at the end of each interest period, and, in any event, at least quarterly. After the delivery of financial statements for the first two full quarters ending after the closing date, the applicable margins for the revolving credit facility may decrease if we succeed in attaining a lower leverage ratio.

In addition, in connection with any letters of credit issued under the revolving credit facility, we are required to pay to the revolving lenders, in addition to customary issuance and administration fees, a per annum fee equal to the spread over adjusted LIBOR under the revolving facility on the aggregate face amount of outstanding letters of credit, and a fronting fee to the issuing bank equal to 0.25% of the aggregate face amount of outstanding letters of credit, both payable in arrears at the end of each quarter and upon the termination of the revolving facility, calculated based on the actual number of days elapsed over a 360-day year.

We are also required to pay to the lenders under the revolving credit facility a commitment fee in respect of the undrawn portion of the commitments at a per annum rate of 0.50%, payable in arrears at the end of each quarter and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Prepayments

The term loan is required to be prepaid with, subject to certain exceptions (a) 50% of our Excess Cash Flow (as defined in the credit documentation governing the senior secured credit facility) less Extraordinary Receipts (as described below) for such period, (b) 100% of the net cash proceeds of asset sales or other dispositions of property by Tropicana Entertainment Intermediate Holdings and its subsidiaries (other than Tropicana Las Vegas Holdings, LLC, or Tropicana Las Vegas Holdings, and its subsidiaries), Realty, CP Vicksburg and JMBS Casino (including proceeds from the sale of stock by any such companies and casualty and condemnation proceeds), (c) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations by Tropicana Entertainment Intermediate Holdings LLC and its subsidiaries (other than Tropicana Las Vegas Holdings and its subsidiaries), Realty, CP Vicksburg and JMBS Casino, (d) 50% of the net cash proceeds of issuances of equity securities by Tropicana Entertainment Intermediate Holdings and its subsidiaries (other than Tropicana Las Vegas Holdings and its subsidiaries), Realty, CP Vicksburg and JMBS Casino, (e) 100% of Extraordinary Receipts (as defined in the credit documentation governing the senior secured credit facility to include certain specified title insurance proceeds and indemnity payments related to the Park Cattle disputes) and (f) in the event of the sale of all or substantially all of the assets of Tropicana Las Vegas Holdings and its subsidiaries or the sale of all or substantially all of the equity interests in Tropicana Las Vegas Holdings or the Las Vegas Borrower, 100% of the gross proceeds from such sale (less fees paid in connection with such sale and amounts required to pay off such companies’ indebtedness). In addition, as a result of the fact that the Casino Queen Acquisition Agreement was terminated, on March 14, 2007 and March 30, 2007, we repaid $167.9 million in aggregate principal amount of the term loan under the senior secured credit facility, which funds had been set aside to fund the acquisition of Casino Queen. See “Prospectus Summary — Recent Developments — Casino Queen Developments.” Between April 1, 2007 and September 30, 2007, we repaid an additional $61.9 million in aggregate principal amount of the term loan under the senior secured credit facility, resulting in aggregate principal repayments of $229.8 million and an aggregate principal amount outstanding of $1,300.2 million, in each case, as of September 30, 2007.

The percentage of net cash proceeds from the issuance of equity securities and excess cash flow less extraordinary receipts for such period required to be applied in prepayment of the term loan will be decreased upon our attainment of a lower leverage ratio.

Voluntary prepayments of the term loan and voluntary reductions in the unused commitments under the revolving credit facility are permitted, in whole or in part, in minimum amounts as set forth in the credit documentation governing the senior secured credit facility.

Amortization of Principal

The term loan will mature on January 3, 2012. Under the terms of the credit documentation governing the senior secured credit facility, the term loan amortizes in equal quarterly installments in an aggregate annual amount equal to 1% of its original principal amount, with the balance to be paid on the maturity date of the loan. However, in accordance with the terms of such credit documentation, certain mandatory and voluntary repayments of the principal amount outstanding under the term loan made by Tropicana Entertainment have been applied against future scheduled quarterly amortization payments. As a consequence of such mandatory and voluntary repayments, as of September 30, 2007, Tropicana Entertainment is no longer required to make any additional quarterly amortization payment. The revolving line of credit under the senior secured credit facility will mature and the commitments under such facility will terminate on January 3, 2012.

Guarantees and Security

Tropicana Entertainment’s obligations under the senior secured credit facility are fully and unconditionally guaranteed by Tropicana Finance and the guarantors of the notes. In addition, amounts drawn under the revolving facility in excess of $100.0 million will be guaranteed on a senior unsecured basis by Columbia Sussex, provided that the amount of principal to be so guaranteed shall not exceed $80.0 million.

The senior secured credit facility is also secured by a perfected first-priority security interest in substantially all of Tropicana Entertainment’s tangible and intangible assets, as well as all of the tangible and intangible assets of each guarantor, whether owned on the closing date or acquired thereafter, including a pledge of all equity interests in Tropicana Entertainment, a pledge of all equity interests owned by Tropicana Entertainment and by each of the guarantors, security interests in accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property (except gaming licenses and related licenses), real property, water vessels, cash, deposit and securities accounts, commercial tort claims, letter of credit rights and intercompany notes.

Covenants and Other Matters

The senior secured credit facility contains covenants that limit, subject to certain exceptions, our ability to, among other things:

•	incur debt;

•	declare certain dividends or make distributions;

•	prepay, redeem or repurchase our outstanding indebtedness;

•	incur liens or other encumbrances;

•	make loans or other investments;

•	merge, consolidate or sell substantially all of our property or business;

•	make capital expenditures above certain prescribed levels during any fiscal year;

•	enter into transactions with affiliates (which are not guarantors of the senior secured credit facility);

•	cause subsidiaries to pay dividends or make distributions;

•	amend debt or other material agreements; and

•	enter into a new line of business.

The senior secured credit facility also requires us to comply with certain financial covenants, including a maximum leverage ratio and a minimum interest coverage ratio which will become more restrictive over time.

Events of default under the senior secured credit facility include customary events for a facility of its type, such as nonpayment of principal or interest under the term loan and revolving credit facility, violation of covenants, incorrectness in any material respect in any representation or warranty that Tropicana Entertainment, its subsidiaries or the affiliate guarantors make in connection with the credit facility, default under certain leases, revocation of gaming licenses, and change of control. In addition, the credit documentation governing the senior secured credit facility includes cross-default and cross-acceleration provisions with respect to our other material indebtedness, including the notes.

Senior Secured Las Vegas Loan

General

On January 3, 2007, one of Tropicana Entertainment’s subsidiaries, the Las Vegas Borrower, obtained the Las Vegas secured loan, which was provided by a syndicate of banks, financial institutions and other institutional lenders led by Credit Suisse as sole administrative agent and collateral agent. The Las Vegas Borrower is a subsidiary of Tropicana Las Vegas Holdings. The Las Vegas secured loan consists of a $440.0 million senior secured term facility, which was drawn in full on January 3, 2007.

Maturity and Options to Extend

The initial term of the Las Vegas secured loan concludes on July 3, 2008. The Las Vegas Borrower is entitled to two six-month extensions of the term of the Las Vegas secured loan, provided that extension fees are paid, the loan is not in default and other customary conditions set forth in the credit documentation governing the loan are satisfied.

Interest and Fees

Effective May 29, 2007, the Las Vegas Borrower amended the credit documentation governing the Las Vegas secured loan to, among other things, reduce the applicable interest rate spread over LIBOR from 2.50% to 2.25%. Accordingly, the interest rates per annum applicable to the Las Vegas secured loan are, at our option, the adjusted LIBOR rate plus an applicable margin of 2.25% or an alternate base rate plus an applicable margin of 1.50%. Interest will be calculated on the basis of actual days elapsed in a 360-day year (or 365 or 366-day year, in the case of alternate base rate loans) and payable at the end of each interest period, which must be at least every three months.

On the closing date, the Las Vegas Borrower deposited into an escrow account cash in an amount sufficient to pay all scheduled interest payments in respect of the Las Vegas secured loan for a one-year period. If the maturity date of the Las Vegas secured loan is extended pursuant to the available options, then the Las Vegas Borrower will be required as a condition of such extension to deposit into the escrow account cash which, together with any amount remaining in such escrow, is sufficient to pay all scheduled interest payments that will come due during the applicable extension period.

Prepayments

The Las Vegas secured loan is required to be prepaid with, subject to certain exceptions, (a) 100% of the Las Vegas Borrower’s Excess Cash Flow (as defined in the credit documentation governing the Las Vegas secured loan), (b) 50% of the net cash proceeds of any sale of the equity interests of Tropicana Las Vegas Holdings or any of its subsidiaries, (c) 100% of the net cash proceeds of any OpCo Intermediate Equity Issuance (as defined in the agreement governing the Las Vegas secured loan, to include non-ordinary course tax refunds or indemnity payments) to the extent that such net cash proceeds are not used to pay down the senior secured credit facility, (d) 100% of the net cash proceeds of all asset sales or other dispositions of property by the Las Vegas Borrower or its subsidiaries (including proceeds from the sale of stock of any of Tropicana Las Vegas Holdings’ subsidiaries and insurance and condemnation proceeds), (e) 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of Tropicana Las Vegas Holdings or any of its subsidiaries (including any mortgage financing relating to the 34-acre Tropicana Las Vegas parcel situated on the “Strip,” which we refer to as the Tropicana Property) and (f) 100% of any Extraordinary Receipts (as defined in the credit documentation governing the Las Vegas secured loan to include certain non-ordinary course tax refunds, indemnity payments, litigation proceeds and certain other specified amounts).

Voluntary prepayments of the Las Vegas secured loan are permitted, in whole or in part, in minimum amounts as set forth in the credit documentation governing the Las Vegas secured loan.

Amortization of Principal

The Las Vegas secured loan is payable in full at maturity, and is not subject to scheduled amortization.

Guarantees and Security

The Las Vegas secured loan is unconditionally guaranteed by Tropicana Las Vegas Holdings and each of the Las Vegas Borrower’s existing and subsequently acquired or formed domestic subsidiaries, and to the extent no adverse tax consequences to the Las Vegas Borrower would result therefrom and to the extent not prohibited by applicable law, foreign subsidiaries (together with Tropicana Las Vegas Holdings, we refer to these entities collectively as the Las Vegas secured loan guarantors).

The Las Vegas secured loan is secured by substantially all of the assets of the Las Vegas Borrower and the Las Vegas secured loan guarantors, whether owned on the closing date or acquired thereafter, including a perfected first-priority pledge of all of the equity interests of the Las Vegas Borrower held by Tropicana Las Vegas Holdings, a perfected first-priority pledge of all of the equity interests held by the Las Vegas Borrower or any land loan guarantor, perfected first-priority security interests in, and mortgages on, substantially all of the tangible and intangible assets of the Las Vegas Borrower and each land loan guarantor, which assets include, specifically, a perfected first mortgage on the fee simple interest in the Tropicana Property, an assignment of all related leases, rents, deposits, letters of credit, income and profits, and an assignment and/or a perfected security interest in all contracts, agreements and personal property related to the Tropicana Property. The Las Vegas secured loan is also secured by a perfected first-priority pledge of all of the equity interests in Tropicana Entertainment Intermediate Holdings.

In connection with the arrangement of the Las Vegas secured loan, we received a third party appraisal of the market value of the Tropicana Las Vegas of $900.0 million, of which $842.0 million was attributed to the underlying land and the balance to the present value of the estimated future cash flows (as estimated and calculated by the appraiser) of the Tropicana Las Vegas over the next two years.

The third party appraisal was based upon a number of assumptions and estimates made by the appraiser (and not our management), including estimates regarding the future performance of the Tropicana Las Vegas, that may not be realized, and should not be construed as representing the actual value that would be obtained if the Tropicana Las Vegas were to be transferred to a third party or providing any forecast or projection of the expected financial performance of the Tropicana Las Vegas over any future period. In addition, as the subsidiaries of Tropicana Entertainment that hold the assets and operations of the Tropicana Las Vegas do not guarantee the outstanding notes, will not guarantee the exchange notes and are not subject to the restrictive covenants contained in the indenture, investors in the exchange notes should not rely on the assets or cash flow of the Tropicana Las Vegas for purposes of making an investment decision with respect to the exchange notes.

Covenants and Other Matters

The credit documentation governing the Las Vegas secured loan contains covenants that limit the Las Vegas Borrower’s ability to, among other things:

•	incur debt;

•	declare certain dividends on, redeem or repurchase its capital stock generally;

•	prepay, redeem or repurchase its outstanding indebtedness;

•	incur liens or other encumbrances;

•	make loans or other investments;

•	merge, consolidate or sell substantially all its property or business;

•	make certain capital expenditures;

•	cause its subsidiaries to pay dividends or make distributions; and

•	amend debt or other material agreements.

The Las Vegas secured loan also requires the Las Vegas Borrower to comply with certain financial covenants, including a maximum ratio of total indebtedness to the appraised value of the Tropicana Property of 60%, and maximum capital expenditure amounts.

Events of default under the Las Vegas secured loan include customary events for a facility of this type, such as nonpayment of principal or interest, violation of covenants, incorrectness in any material respect of any representation or warranty, default under certain leases, and change of control. In addition, the Las Vegas secured loan includes cross-default and cross-acceleration provisions.

DESCRIPTION OF THE EXCHANGE NOTES

Tropicana Entertainment, LLC and Tropicana Finance Corp. issued the Outstanding Notes under an Indenture (the “Indenture”), dated December 28, 2006, among Tropicana Entertainment, LLC, Tropicana Finance Corp. and U.S. Bank National Association, as Trustee. We will issue the Exchange Notes under the Indenture. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The terms of the Exchange Notes are identical in all material respects to the Outstanding Notes except that, upon completion of the exchange offer, the Exchange Notes will be:

•	registered under the Securities Act;

•	newly issued securities that will not be eligible for trading in The PORTALtm Market, a subsidiary of The Nasdaq Stock Market, Inc.; and

•	generally free of any covenants regarding exchange registration rights.

Certain terms used in this description are defined under the subheading “— Certain Definitions”. In this description:

•	the term “Company” refers only to Tropicana Entertainment, LLC and not to any of its subsidiaries, not to CP Laughlin Realty, LLC or Columbia Properties Vicksburg LLC, affiliates of ours that guarantee the Outstanding Notes and will guarantee the Exchange Notes but that are not subsidiaries of ours, and not to JMBS Casino LLC, an affiliate of the Yung family that guarantees the Outstanding Notes and will guarantee the Exchange Notes but that is not a subsidiary of Tropicana Entertainment;

•	the term “Tropicana Finance” refers only to Tropicana Finance Corp., a wholly-owned subsidiary of the Company with nominal assets and which conducts no operations;

•	the terms “Issuers”, “we”, “our” and “us” refer to the Company and Tropicana Finance;

•	the term “Exchange Notes” means the Notes to be issued pursuant to the exchange offer and the Indenture;

•	the term “Notes” means the Outstanding Notes and the Exchange Notes, in each case outstanding at any given time and issued under the Indenture; and

•	the term “Outstanding Notes” means the Notes issued on December 28, 2006 pursuant to the Indenture.

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture and the Trust Indenture Act of 1939 because they, not this description, define your rights as holders of the Notes. You may request a copy of the Indenture at our address set forth under the heading “Where You Can Find More Information”.

Please note that the Indenture and the following description thereof contain certain references to the Casino Queen Acquisition, which, at the time of the execution of the Indenture, was expected to be consummated. Due to reasons beyond our control, the conditions to the closing of the acquisition set forth in the definitive agreement governing the Casino Queen Acquisition were not satisfied by February 28, 2007, the outside date for the consummation of the transaction, and accordingly the definitive agreement governing the Casino Queen Acquisition was terminated on March 9, 2007. See “Prospectus Summary — Casino Queen Developments”. The Indenture has not been amended to reflect the fact that the Casino Queen Acquisition has not been, and is no longer expected to be, consummated.

Brief Description of the Exchange Notes

The Exchange Notes will be:

•	unsecured senior subordinated obligations of the Issuers;

•	subordinated in right of payment to all existing and future Senior Indebtedness of the Issuers;

•	senior in right of payment to any future Subordinated Obligations of the Issuers; and

•	guaranteed by each Notes Guarantor.

Principal, Maturity and Interest

The Issuers issued the Outstanding Notes in the aggregate principal amount of $960.0 million on December 28, 2006 and will issue up to an aggregate principal amount of $960.0 million of the Exchange Notes in the exchange offer. The Notes will mature on December 15, 2014. Subject to our compliance with the covenant described under the subheading “— Certain Covenants — Limitation on Indebtedness”, we are permitted to issue more Notes from time to time (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes”, references to the Notes include any Additional Notes actually issued.

Interest on the Notes accrues at the rate of 9 5/8% per annum and is payable semiannually in arrears on June 15 and December 15, commencing, in the case of the Outstanding Notes, on June 15, 2007 and, in the case of the Exchange Notes, on December 15, 2007 since the exchange offer will not be completed until after June 15, 2007. We will make each interest payment to the holders of record of the Notes on the immediately preceding June 1 and December 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Outstanding Notes began to accrue from the date of original issuance. Interest on the Exchange Notes will begin to accrue from the date of their original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

Except as set forth below or under “— Gaming Redemption”, we will not be entitled to redeem the Notes at our option prior to December 15, 2010.

On and after December 15, 2010, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Redemption
Period	Price

2010	104.813%
2011	102.406%
2012 and thereafter	100.000%

In addition, at any time prior to December 15, 2009, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 109.625%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Qualified Equity Offerings; provided, however, that

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or any of its Affiliates); and

(2) each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Prior to December 15, 2010, we will be entitled at our option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on December 15, 2010 (such redemption price being described in the second paragraph in this “— Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through December 15, 2010 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 15, 2010, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to December 15, 2010, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 15, 2010.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Gaming Redemption

If, at any time, any Gaming Authority requires that a Holder or beneficial owner of Notes be licensed or obtain interim casino authorization or be found qualified or suitable under any Gaming Laws applicable to the Company or any Affiliated Guarantor and such Holder or beneficial owner:

(1) fails to apply for a license, authorization, qualification or finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority; or

(2) is denied such license, authorization, qualification or not found suitable,

subject to applicable Gaming Laws the Issuers shall have the right, at their option:

(1) to require such Holder or beneficial owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority; or

(2) to call for the redemption of the Notes held by such Holder or beneficial owner at a redemption price equal to the lesser of:

(A) the principal amount thereof, together with accrued interest to the earlier of the date of redemption or the date of the denial of license, authorization, qualification or finding of unsuitability by such Gaming Authority;

(B) the price at which such Holder or beneficial owner acquired the Notes, together with accrued interest to the earlier of the date of redemption or the date of the denial of license, authorization, qualification or finding of unsuitability by such Gaming Authority; and

(C) such other lesser amount as may be required by such Gaming Authority.

Immediately upon a determination by a Gaming Authority that a Holder or beneficial owner of Notes will not be licensed, authorized, qualified or found suitable or is denied a license, qualification or finding of suitability, the Holder or beneficial owner thereof will not have any further rights with respect to the Notes to (x) exercise, directly or indirectly, through any Person, any right conferred by the Notes or (y) receive any interest or any other distribution or payment with respect to the Notes, except the redemption price with respect to the Notes as described above.

The Issuers shall notify the Trustee in writing of any such redemption as soon as practicable. The Holder or beneficial owner applying for any such license, authorization, qualification or finding of suitability shall pay all costs and fees, including filing fees, investigatory fees, administrative fees and attorney fees, of the application for such license, authorization, qualification or finding of suitability.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time (other than pursuant to the redemption provisions described under “— Gaming Redemption”), the Trustee will select Notes on a pro rata basis to the extent practicable.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “— Change of Control” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock”. We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

The Outstanding Notes are guaranteed, and the Exchange Notes will be guaranteed, by the Notes Guarantors, which include the Subsidiary Guarantors and the Affiliated Guarantors. The Notes Guarantors jointly and severally guarantee or will guarantee, as the case may be, on a senior subordinated basis, the Issuers’ obligations under the Outstanding Notes and the Exchange Notes, respectively. The obligations of each Notes Guarantor under its Notes Guaranty is limited as necessary to prevent that Notes Guaranty from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to this Offering and Our Indebtedness — U.S. federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received from us or the guarantors”.

If a Notes Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Notes Guarantor, and, depending on the amount of such indebtedness, a Notes Guarantor’s liability on its Notes Guaranty could be reduced to zero. See “Risk Factors — Risks Related to this Offering and Our Indebtedness — Because the notes and each guarantor’s liability under its guaranty may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from us or from some or all of the guarantors”.

Each Notes Guarantor that makes a payment under its Notes Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Notes Guarantor in an amount equal to such other Notes Guarantor’s pro rata portion of such payment based on the respective net assets of all the Notes Guarantors at the time of such payment determined in accordance with GAAP.

Pursuant to the Indenture, (A) a Notes Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under “— Certain Covenants — Merger and Consolidation” and (B) the Capital Stock of a Notes Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock;” provided, however, that, in the case of the consolidation, merger or transfer of all or substantially all the assets of a Notes Guarantor if such other Person is not an Issuer or a Notes Guarantor, such Notes Guarantor’s obligations under its Notes Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1) the sale or other disposition (including by way of consolidation or merger) of a Notes Guarantor, including the sale or disposition of Capital Stock of a Notes Guarantor, following which (x) with respect to a sale or disposition involving a Subsidiary Guarantor, such Subsidiary Guarantor is no longer a Subsidiary and (y) with respect to a sale or disposition involving an Affiliated Guarantor, such Affiliated Guarantor is no longer an Affiliate of the Company;

(2) the sale or disposition of all or substantially all the assets of a Notes Guarantor;

in each case other than to an Issuer or an Affiliate of an Issuer and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition (including, in connection with any sale or disposition of the Capital Stock of an Affiliated Guarantor, causing the holders of the shares of Capital

Stock of such Affiliated Guarantor to comply with such covenant). Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Notes Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Party;

(2) at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement upon its incurrence of such Indebtedness pursuant to the covenant described under “— Certain Covenants — Future Subsidiary Guarantors”; or

(3) if the Issuers exercise their legal defeasance option or covenant defeasance option as described under “— Defeasance” or if the Issuers’ obligations under the Indenture are discharged in accordance with the terms of the Indenture.

The Affiliated Guaranty of an Affiliated Guarantor also will be released:

(1) upon the designation of such Affiliated Guarantor as an Unrestricted Party; provided, however, that such Affiliated Guarantor will not Guarantee any other Indebtedness of the Issuers or any of their Subsidiaries immediately following such designation; or

(2) if we exercise our legal defeasance option or covenant defeasance option as described under “— Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

Senior Indebtedness versus Notes

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Notes Guaranty is subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Issuers or the relevant Notes Guarantor, as the case may be, including the obligations of the Company and such Notes Guarantor under the Credit Agreement.

As of September 30, 2007:

(1) the Issuers’ Senior Indebtedness was approximately $1,300.2 million, all of which was Secured Indebtedness;

(2) the Senior Indebtedness of the Notes Guarantors was approximately $1,300.2 million, all of which consisted of their respective guaranties of Senior Indebtedness of the Company under the Credit Agreement; and

(3) Tropicana Finance had no Senior Indebtedness outstanding other than in respect of its guaranty of Senior Indebtedness of the Company under the Credit Agreement.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuers and the Notes Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “— Certain Covenants — Limitation on Indebtedness”.

Liabilities of Subsidiaries and Affiliated Guarantors versus Notes

All of our operations are conducted through our subsidiaries. In addition, CP Laughlin Realty, LLP, one of the Affiliated Guarantors, owns the real estate and improvements (other than gaming equipment) with respect to one of our casino operations, and leases this real estate and these improvements to us in exchange for cash lease payments. Columbia Properties Vicksburg, LLC, another Affiliated Guarantor, owns and operates the Vicksburg Horizon. JMBS Casino LLC, the third Affiliated Guarantor, owns and operates the Jubilee Casino. The Affiliated Guarantors do not currently have any subsidiaries. Some of our subsidiaries do not guarantee the Outstanding Notes and will not guarantee the Exchange Notes, and, as described above under “— Guaranties”, Subsidiary Guaranties, as well as the Affiliated Guaranties, may be released under certain circumstances. In addition, certain of our future subsidiaries (and certain future subsidiaries of the Affiliated Guarantors) may not be required to guarantee the Notes. Specifically, no future Foreign Subsidiaries are required to guarantee the Notes. Claims of creditors of any non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

Not all of our existing Subsidiaries guarantee the Outstanding Notes or will Guarantee the Exchange Notes. Specifically, Greenville Riverboat, which is a non-wholly-owned subsidiary of the Company, does not guarantee the Outstanding Notes and will not guarantee the Exchange Notes, although it is a Restricted Subsidiary under the Indenture. Further, all of the Subsidiaries of Tropicana Entertainment that hold the assets and operations relating to the Tropicana Las Vegas, including the 34-acre property located on the Las Vegas “Strip”, are designated as “Unrestricted Parties” under the Indenture, and do not guarantee the Outstanding Notes and will not guarantee the Exchange Notes. On a pro forma basis to give effect to the Transactions, our Subsidiaries (other than the Subsidiary Guarantors) generated $196.8 million of our net operating revenues for the year ended December 31, 2006. Our Subsidiaries (other than the Subsidiary Guarantors) generated $97.8 million of our net operating revenues for the six months ended June 30, 2007. Although the Indenture limits the incurrence of Indebtedness and preferred stock by certain of our Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “— Certain Covenants — Limitation on Indebtedness”.

In addition, the Indenture does not impose any limitation on the incurrence of liabilities by Subsidiaries that are designated as “Unrestricted Parties”. Specifically, our Subsidiaries that hold the assets and operations relating to our Las Vegas casino are obligors under the $440.0 million Las Vegas secured loan and it is expected that the Las Vegas secured loan will be refinanced with a more construction financing relating to the development of our 34-acre property located on the Las Vegas “Strip”, and the aggregate principal amount of this financing is expected to be significantly greater than the $440.0 million Las Vegas secured loan.

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of the Issuers or a Notes Guarantor that is Senior Indebtedness ranks senior to the Notes and the relevant Notes Guaranty in accordance with the provisions of the Indenture. The Notes and each Notes Guaranty in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Issuers and the relevant Notes Guarantor, respectively.

We and the Notes Guarantors have agreed in the Indenture that we and they will not Incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Notes Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the applicable Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of Notes

We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under “ — Defeasance” below and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) if either of the following occurs (a “Payment Default”):

(1) any Obligation on any Designated Senior Indebtedness of the Issuers is not paid in full in cash when due; or

(2) any other default on Designated Senior Indebtedness of the Issuers occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, the Issuers are permitted to pay the Notes if the Issuers and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuers are not permitted to make any payment (other than payments or distributions made from any defeasance or redemption trust described under “Defeasance” to the extent the funds in any such trust were deposited prior to the applicable default) with respect to Obligations arising under the Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to us) of written notice (a “Blockage Notice”) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

(2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

(3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, the Issuers are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period.

Upon any payment or distribution of the assets of an Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to such Issuer or its property:

(1) the holders of Senior Indebtedness of the applicable Issuer will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

(2) until the Senior Indebtedness of the applicable Issuer is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations; and

(3) if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the applicable Issuer and pay it over to them as their interests may appear.

The subordination and payment blockage provisions will not prevent the Issuers from repurchasing, redeeming, repaying or prepaying any Notes to the extent required to do so by any Gaming Authority, as described above under the caption “— Gaming Redemption”.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of an Issuer to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration.

A Notes Guarantor’s obligations under its Notes Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Notes Guarantor pursuant to its Notes Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Notes Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Issuers’ obligations under the Notes apply equally to a Notes Guarantor and the obligations of such Notes Guarantor under its Notes Guaranty.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of an Issuer or a Notes Guarantor who are holders of Senior Indebtedness of an Issuer or a Notes Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of an Issuer or a Subsidiary Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under “— Defeasance”.

Book-Entry, Delivery and Form

The Exchange Notes will be issued in the form of one or more fully registered notes in global form (“Global Notes”). Generally, the Exchange Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Exchange Notes will be issued at the closing of the exchange offer.

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes”. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the appropriate Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuers, the Trustee nor any agent of the Issuers or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuers. Neither the Issuers nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions”, transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Issuers that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Issuers nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Issuers will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuers will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuers expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Issuers repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) prior to the first public offering of common stock of the Company or any Company Parent, or of any Affiliated Guarantor, as the case may be, the Permitted Holders cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the aggregate of the total voting power of the Voting Stock of the Company, or such Affiliated Guarantor, as the case may be, whether as a result of issuance of securities of the Company or a Company Parent, or of such Affiliated Guarantor, as the case may be, any merger, consolidation, liquidation or dissolution of the Company or a Company Parent, or of such Affiliated Guarantor, as the case may be, or any direct or indirect transfer of securities by the Company or a Company Parent, or by such Affiliated Guarantor, as the case may be, or otherwise (for purposes of this clause (1) and clause (2) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

(2) after the first public offering of common stock of the Company or any Company Parent, or of any Affiliated Guarantor, as the case may be, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (1) above, except that for purposes of this clause (2) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company or a Company Parent, or of such Affiliated Guarantor, as the case may be; provided, however, that the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company or such Affiliated Guarantor, as the case may be, than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (2), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (2)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (1) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

(3) after the first public offering of common stock of the Company or any Company Parent, or of any Affiliated Guarantor, as the case may be, individuals who on the Issue Date constituted the Board of Directors of the Company, any Company Parent or any Affiliated Guarantor, as the case may be (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders or other equity holders of the Company, such Company Parent or such Affiliated Guarantor, as the case may be, was approved by a vote of a majority of the directors of the Company, such Company Parent or such Affiliated Guarantor, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company, such Company Parent or such Affiliated Guarantor, as the case may be, then in office;

(4) the adoption of a plan relating to the liquidation or dissolution of the Company, any Company Parent or any Affiliated Guarantor; or

(5) the merger or consolidation of the Company or any Company Parent with or into another Person or the merger of another Person with or into the Company or any Company Parent, or the sale of all or substantially all the assets of the Company or any Company Parent (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company or such Company Parent, as the case may be, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, unless we have previously or concurrently mailed a redemption notice with respect to all outstanding Notes as described under “— Optional Redemption”, we will mail a notice by first class mail to each Holder with a copy to the Trustee (the “Change of Control Offer”), to the address of such Holder appearing on the security register, stating:

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase all or a portion of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and the regulations of the SEC promulgated thereunder and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company or a Company Parent and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Indebtedness”. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Agreement does not prohibit us from purchasing any Notes and provides that the occurrence of certain change of control events with respect to the Company constitute a default thereunder. In the event that at the time of such Change of Control the terms of any Senior Indebtedness (including the Credit Agreement) restrict or prohibit the purchase of Notes following such Change of Control, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consents or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute a Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company or any Company Parent to any Person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company or any Company Parent. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) Neither the Company nor any Affiliated Guarantor will, or will permit any of their respective Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Restricted Parties will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Parties will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness Incurred by the Company and the Notes Guarantors pursuant to the Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of

(i) $1,710.0 million less the sum of all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” and (ii) 2.0 times the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date on which such Indebtedness is Incurred;

(2) Indebtedness owed to and held by the Company, an Affiliated Guarantor or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company, an Affiliated Guarantor or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Notes Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Notes Guarantor with respect to its Notes Guaranty;

(3) the Notes (other than any Additional Notes) and the Exchange Notes;

(4) Indebtedness of the Restricted Parties (other than the Issuers) outstanding on the Aztar Acquisition Date (other than Indebtedness described in clause (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (excluding the acquisition by the Company of Restricted Parties in connection with the Aztar Acquisition or the corporate reorganization, in each case as described in this prospectus) or an Affiliated Guarantor (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5) or this clause (6);

(7) Hedging Obligations incurred in the ordinary course of business designed to manage interest rates or interest rate risk or to protect against fluctuations in currency exchange rates, and not for the purpose of speculation; provided, however, that in the case of Hedging Obligations relating to interest rates, (A) such Hedging Obligations relate to payment obligations in respect of Indebtedness otherwise permitted to be Incurred by this covenant and (B) the notional principal amount of such Hedging Obligations at the time Incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(8) obligations in respect of workers’ compensation claims, self-insurance obligations, property, casualty or liability insurance obligations, take-or-pay obligations in supply arrangements, bankers’ acceptances, performance, completion, bid and surety bonds or guarantees and similar types of obligations, in each case Incurred in the ordinary course of business;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, or arising from netting services, overdraft protection or other cash management services obtained in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10) the Guarantee by the Company or any Restricted Party of Indebtedness of the Company or a Restricted Party that was permitted to be incurred by another provision of this covenant; provided, however, that if the Indebtedness being Guaranteed is contractually subordinated to the Notes or a

Notes Guaranty, then the Guarantee Incurred pursuant to this clause (10) shall be contractually subordinated to the same extent as the Indebtedness being Guaranteed;

(11) Purchase Money Indebtedness, and Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $30.0 million;

(12) Indebtedness in an aggregate principal amount which, when taken together with all other Indebtedness outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (11) above or paragraph (a)) does not exceed $50.0 million.

(c) Notwithstanding the foregoing, neither the Company nor any Notes Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Notes Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Notes Guaranty to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1) any Indebtedness outstanding under the Credit Agreement on the Aztar Acquisition Date will be treated as Incurred under clause (1) of paragraph (b) above;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

(4) following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) of paragraph (b) above) may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) above or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such paragraph or clause at the time of such reclassification.

(e) Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Notes Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of such Person, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith the Company such Person makes effective provision to secure the Notes or applicable Guaranty equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

Limitation on Restricted Payments

(a) Neither the Company nor any Affiliated Guarantor will, or will permit any of their respective Restricted Subsidiaries, directly or indirectly, to make a Restricted Payment if at the time the Company, such Affiliated Guarantor or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”; or

(3) the aggregate amount of such proposed Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Aztar Acquisition Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds or Fair Market Value of any assets to be used in the business of the Company and the Restricted Parties (other than cash and securities) received by the Company either (x) from the issuance or sale of its Qualified Capital Stock subsequent to the Aztar Acquisition Date or (y) as a contribution in respect of the Qualified Capital Stock of the Company by its shareholders subsequent to the Aztar Acquisition Date (other than in respect of any Affiliated Guarantor Sale Contribution); plus

(C) the amount by which Indebtedness of the Company is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the Aztar Acquisition Date of any Indebtedness of the Company convertible or exchangeable for Qualified Capital Stock of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to any Affiliated Guarantor or any of its Subsidiaries or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries or any Affiliated Guarantor or any of its Subsidiaries for the benefit of their employees); plus

(D) to the extent not already included in Consolidated Net Income, an amount equal to the sum of (x) the aggregate amount returned in cash and the Fair Market Value of any asset (other than cash and securities) received with respect to Investments (other than Permitted Investments) made by the Company or any Restricted Party in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital in respect of such Investments, whether through interest payments, principal payments, dividends and other distributions, in each case received by the Company or any Restricted Party, and (y) in the case of the redesignation of an Unrestricted Party as a Restricted Party, the Specified Percentage of the Fair Market Value of the net assets of such Unrestricted Party at the time such Unrestricted Party is designated a Restricted Party.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company (other than Qualified Capital Stock that would be excluded pursuant to clause (a)(3)(B) above) or made out of a substantially concurrent cash contribution received by the Company from its shareholders in respect of Qualified Capital Stock (other than in respect of any Affiliated Guarantor Sale Contribution); provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Notes Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “— Limitation on Indebtedness”;

provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock or Subordinated Obligations of the Company or any Restricted Party (other than from the Company or any of its Affiliates, including any Permitted Holder) to the extent required by any Gaming Authority having jurisdiction over the Company or any Restricted Party in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority, or as required under “— Gaming Redemption” above; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be included in the calculation of the amount of Restricted Payments;

(4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(5) so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any Affiliated Guarantor or any of their respective Subsidiaries from employees, former employees, directors or former directors of the Company or any Affiliated Guarantor or any of their respective Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company or the applicable Affiliated Guarantor under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year; provided further, however, that such purchases, redemptions and acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

(6) the declaration and payments of dividends on Disqualified Stock issued pursuant to the covenant described under “— Limitation on Indebtedness”; provided, however, that, at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

(7) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(8) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be excluded in the calculation of the amount of Restricted Payments;

(10) payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (3) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(11) the declaration and payment of dividends and distributions by the Company or any Affiliated Guarantor in an amount necessary to make Permitted Tax Distributions; provided, however, that such dividends and distributions shall be excluded in the calculation of the amount of Restricted Payments;

(12) the declaration and payment of dividends and distributions, or the making of loans, to any Company Parent in an amount necessary to pay (x) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence and (y) out-of-pocket legal, accounting and other general corporate overhead costs actually incurred by such Company Parent (including in the form of required payments to Columbia Sussex Corporation under the Service Agreements) to the extent such costs are determined in good faith by the Board of Directors of the Company or the applicable Affiliated Guarantor to be attributable or allocable to the ownership of the Company and the Affiliated Guarantors; provided, however, that the aggregate amount of Restricted Payments permitted to be made pursuant to this clause (12) shall not exceed $250,000 in any one fiscal year; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(13) any transactions or payments executed, or activities undertaken, under the terms of the Service Agreements, provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(14) the payment of distributions by Greenville Riverboat to the minority holders of its Capital Stock to the extent required by the terms of its operating agreement as in effect on the Issue Date; provided, however, that such distributions shall not be made to any Affiliate of the Company; provided further, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments;

(15) the making of Restricted Payments to the holders of Capital Stock of Aztar Corporation pursuant to the terms of the Aztar Merger Agreement; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(16) the distribution of the Capital Stock of the Tropicana Pennsylvania Entities and Aztar Missouri Riverboat Gaming Company, L.L.C. to Tropicana Casinos and Resorts, Inc. immediately following the consummation of the Aztar Acquisition as described in this prospectus; provided, however, that such distributions shall be excluded in the calculation of the amount of Restricted Payments; and

(17) any other Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (17), does not exceed $40.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

Neither the Company nor any Affiliated Guarantor will, or will permit any of their respective Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Party to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Party or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

(1) with respect to clauses (a), (b) and (c),

(A) any encumbrance or restriction pursuant to (x) an agreement in effect at or entered into on the Issue Date and (y) the Credit Agreement as in effect or entered into on the Aztar Acquisition Date;

(B) any encumbrance or restriction with respect to a Restricted Party pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Party on or prior to the date on which such Restricted Party was acquired by the Company or an Affiliated Guarantor (as applicable) (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Party became a Restricted Party or was acquired by the Company or an Affiliated Guarantor (as applicable)) and outstanding on such date;

(C) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment or replacement to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Party contained in any such refinancing agreement or amendment or replacement agreement are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Party contained in such predecessor agreements; and

(D) any encumbrance or restriction (x) with respect to a Restricted Subsidiary, imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock of such Restricted Subsidiary or (y) with respect to a Restricted Party, imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the assets of such Restricted Party, in any such case pending the closing of such sale or disposition;

(E) any encumbrance or restriction imposed pursuant to applicable law, rule, regulation or order, including by any Gaming Authority;

(F) restrictions on cash or other deposits or net worth imposed under contracts entered into in the ordinary course of business; and

(2) with respect to clause (c) only,

(A) customary non-assignment provisions in contracts, licenses (including software or other intellectual property licenses) and other agreements (including leases) entered into in the ordinary course of business;

(B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness (including Purchase Money Indebtedness) of a Restricted Party to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; and

(C) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements.

Limitation on Sales of Assets and Subsidiary Stock

(a) Neither the Company nor any Affiliated Guarantor will, or will permit any of their respective Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or the applicable Restricted Party receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2) except for any Permitted Asset Swap, at least 75% of the consideration thereof received by the Company or such Restricted Party (which consideration will not include any contingent payment obligations related to such Asset Disposition, including earnout payments, purchase price adjustments, deferred purchase price payments and bonuses and other forms of compensation to employees, officers or consultants) is in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Party, as the case may be) to any of the foregoing

(A) to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Preferred Stock) of a Restricted Party (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, provided, however, that the requirements of this clause (B) may be satisfied by the acquisition of gaming equipment or fixtures not more than 180 days prior to the applicable Asset Disposition to the extent such acquisition was made in anticipation of the receipt of the Net Cash Proceeds from the applicable Asset Disposition; and

(C) to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Party shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

(b) In the event that any shares of Capital Stock of any Affiliated Guarantor are sold, leased, transferred or otherwise disposed of by any of the holders thereof (an “Affiliated Guarantor Stock Sale”):

(1) such holder or holders shall have received consideration at the time of such Affiliated Guarantor Stock Sale at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of such shares of Capital Stock;

(2) 100% of the consideration thereof received by such holder or holders shall be in the form of cash or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Affiliated Guarantor Stock Sale shall be contributed by such holder or holders to the Company or a Restricted Subsidiary of the Company as common equity (an “Affiliated Guarantor Sale Contribution”), and applied by the Company or such Restricted Subsidiary in accordance with clause (a)(3) above.

Any Affiliated Guarantor Stock Sale shall be deemed to constitute an “Asset Disposition” for all purposes under this covenant.

(c) Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Parties will not be required to apply any Net Available Cash in accordance with this covenant (including any Net Available Cash received from an Affiliated Guarantor Sale Contribution) except to the extent that the aggregate Net Available Cash from all Asset Dispositions (and Affiliated Guarantor Sale Contributions) which is not applied in accordance with this covenant exceeds $20.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1) the assumption or discharge of Indebtedness of the Company (other than Subordinated Obligations and obligations in respect of Disqualified Stock of the Company) or any Restricted Party (other than obligations in respect of Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Party from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities or obligations received by the Company or any Restricted Party (or, in the case of any Affiliated Guarantor Stock Sale, by the applicable holders of Capital Stock of the applicable Affiliated Guarantor) from the transferee that are converted into cash or cash equivalents or sold or otherwise disposed of in exchange for cash or cash equivalents by the Company or such Restricted Party (or, in the case of any Affiliated Guarantor Stock Sale, by the applicable holders of Capital Stock of the applicable Affiliated Guarantor) within 60 days, to the extent of the cash received in such conversion, sale or disposition; provided, however, that in the case of any Affiliated Guarantor Stock Sale, such cash or cash equivalents are contributed as an additional Affiliated Guarantor Sale Contribution.

(d) In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above (including as a result of any Affiliated Guarantor Stock Sale), the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. If the aggregate purchase price of the securities tendered is less than the Net Available Cash allotted to their purchase, the Company shall be entitled to use such excess Net Available Cash, or a portion thereof, for any purpose not otherwise prohibited by the terms of the Indenture and shall no longer be required to apply such excess Net Available Cash pursuant to the terms of this covenant. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $15.0 million. Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) Neither the Company nor any Affiliated Guarantor will, or will permit any of their respective Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Party than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of (x) in the case of a transaction involving the Company and its Restricted Subsidiaries, the Company and (y) in the case of a transaction involving an Affiliated Guarantor or any of its Restricted Subsidiaries, such Affiliated Guarantor, in each case that are disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the applicable Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $20.0 million, the Board of Directors of (x) in the case of a transaction involving the Company and its Restricted Subsidiaries, the Company and (y) in the case of a transaction involving an Affiliated Guarantor or any of its Restricted Subsidiaries, such Affiliated Guarantor, in each case shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries (in the case of clause (x)) or the Affiliated Guarantor and its Restricted Subsidiaries (in the case of clause (y)) or is not less favorable to the Company and the Restricted Parties (in the case of clause (x)) or the Affiliated Guarantor and its Restricted Subsidiary (in the case of clause (y)) than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to (but only to the extent included in the calculation of the amount of Restricted Payments made pursuant to paragraph (a)(3) of) the covenant described under “— Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans of the Company or any of its Restricted Subsidiaries to the extent approved by the Board of Directors of the Company;

(3) loans or advances to employees of the Company or any Restricted Party in the ordinary course of business in accordance with the past practices of the Company or such Restricted Party, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees to directors of the Company or any Restricted Party who are not employees of the Company or any Restricted Party;

(5) the provision of reasonable indemnification rights and directors and officers liability insurance coverage to directors and officers of the Company or any Restricted Party;

(6) transactions exclusively between or among the Company and any of the Restricted Parties or exclusively among the Restricted Parties;

(7) any transaction with the Company, a Restricted Party or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Party owns an equity interest in or otherwise controls such Restricted Party, joint venture or similar entity;

(8) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company; or

(9) any transactions or payments executed, or activities undertaken, pursuant to the terms of the Services Agreements.

Limitation on Line of Business

Neither the Company nor any Affiliated Guarantor will, or will permit any of their respective Restricted Subsidiaries to, engage in any business other than a Related Business.

Limitation on Tropicana Finance

Notwithstanding anything to the contrary herein, Tropicana Finance may not hold any material assets (other than Indebtedness owing to Tropicana Finance by the Company, any Affiliated Guarantor or any Restricted Party and non-material Temporary Cash Investments), become liable for any material obligations or engage in any significant business activities (other than treasury, cash management, hedging and cash pooling activities and activities incidental thereto); provided, however, that Tropicana Finance may be a co-obligor or guarantor with respect to Indebtedness if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Notes Guarantors.

The Company will not sell or otherwise dispose of any shares of Capital Stock of Tropicana Finance and will not permit Tropicana Finance, directly or indirectly, to sell or otherwise dispose of any shares of its Capital Stock.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “— Limitation on Indebtedness”;

(4) such transaction will not result in the loss of any Gaming Approval necessary for the continued operation of the Company or any Restricted Party following such transaction; and

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Party consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company is distributed to any Person), (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction or (C) the Company merging with an Affiliate solely for the purpose and with the sole effect of consummating a Permitted C-Corp Conversion.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b) Tropicana Finance will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Finance Issuer”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and the Successor Finance Issuer (if not Tropicana Finance) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of Tropicana Finance under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Finance Issuer as a result of such transaction as having been Incurred by such Successor Finance Issuer at the time of such transaction), no Default shall have occurred and be continuing and no Change of Control shall have occurred with respect to Tropicana Finance; and

(3) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

The Successor Finance Issuer (if not Tropicana Finance) will be the successor to Tropicana Finance and shall succeed to, and be substituted for, and may exercise every right and power of, Tropicana Finance under the Indenture, and Tropicana Finance, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(c) The Company will not permit any Notes Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person, whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company (or, if applicable, the relevant Affiliated Guarantor) will comply with its obligations under the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Notes Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the Trustee, all the obligations of such Notes Guarantor, if any, under its Notes Guaranty;

(2) such transaction will not result in the loss of any Gaming Approval necessary for the continued operation of the Company or any Restricted Party following such transaction; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Future Subsidiary Guarantors

The Company and each Affiliated Guarantor will cause each domestic Restricted Subsidiary (other than any Restricted Subsidiary that is already a Notes Guarantor and other than Tropicana Finance) that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clause (2), (7), (8) or (9) of paragraph (b) of the covenant described under “— Limitation on Indebtedness”) to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will file with the SEC, subject to the next sentence and the final sentence of this paragraph, and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed at the times specified for the filings of such reports under such Sections (and made available to the Trustee within 15 days of such times) and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue to file the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such filings. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC. Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement by filing with the SEC the Exchange Offer Registration Statement or Shelf Registration Statement, including amendments thereto, to the extent that any such Registration Statement complies with the applicable form requirements of such Registration Statement and includes all financial information that satisfies the requirements of Regulation S-X of the Securities Act, and by making available to the Trustee and Noteholders such Registration Statement (and any amendments thereto) promptly following the filing thereof.

The reports described in the immediately preceding paragraph shall include, for any period during which any Affiliated Guarantor has provided a Notes Guaranty, the financial statements (or, if permitted, consolidating footnote disclosure) of each such Affiliated Guarantor as required pursuant to Section 3-10 of Regulation S-X under the Securities Act, and include a discussion of such financial statements in a separate “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each such Affiliated Guarantor. If, for any reason, the SEC will not permit such information of any Affiliated Guarantor to be included in the reports filed by the Company, then the Company will cause each Affiliated Guarantor to file separate reports in accordance with the requirements of this covenant, and will post the reports of the Company and the Affiliated Guarantors in one location on its website.

With respect to any fiscal period for which any Affiliated Guarantor has provided a Notes Guaranty and is a Restricted Party, or for which any of the Company’s or any Affiliated Guarantor’s Subsidiaries are Unrestricted Parties, the Company will make public disclosure by press release or pursuant to a filing with the SEC that contains a reasonably detailed presentation of the combined financial condition and results of operations of the Company, the Affiliated Guarantors and their respective Restricted Subsidiaries (and that excludes the financial condition and results of operations of any Unrestricted Subsidiaries of the Company and the Affiliated Guarantors). The public disclosure required by the terms of this paragraph shall be made by the Company no later than the date by which the Company is required to file reports with the SEC pursuant to the first paragraph of this covenant.

In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the request of any of them, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by either Issuer or any Affiliated Guarantor to comply with its obligations under “— Certain Covenants — Merger and Consolidation” above;

(4) the failure by either Issuer, any Affiliated Guarantor or any Notes Guarantor to comply for 60 days after its receipt of written notice with any of its other obligations under the Indenture (including the failure by any holders of shares of Capital Stock of any Affiliated Guarantor to comply with the terms of the covenant described under “— Certain Covenants — Limitation on Sales of Assets or Subsidiary Stock”);

(5) Indebtedness of either Issuer, any Notes Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the “cross acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of either Issuer, any Notes Guarantor or any Significant Subsidiary (the “bankruptcy provisions”); or

(7) any judgment or decree for the payment of money in an aggregate amount in excess of $25.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers) is entered against either Issuer, any Notes Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(8) any Notes Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Notes Guaranty) or any Notes Guarantor denies or disaffirms its obligations under its Notes Guaranty.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the applicable Issuer or the applicable Affiliated Guarantor does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to the bankruptcy provisions applicable to either Issuer occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) change the provisions applicable to the redemption of any Note as described under “— Optional Redemption” or “— Gaming Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes;

(7) make any change in the amendment or waiver provisions which require each holder’s consent;

(8) make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(9) make any change in, or release other than in accordance with the Indenture, any Notes Guaranty that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Issuers, the Notes Guarantors and Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of either Issuer or any Notes Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Notes, including any Notes Guaranties, or to secure the Notes;

(5) to add to the covenants of either Issuer or any Notes Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon either Issuer or any Notes Guarantor;

(6) to make any change that does not adversely affect the rights of any holder of the Notes;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8) to conform the text of the Indenture, the Notes and the Notes Guaranties to any provision of the section of the Offering Circular captioned “Description of the Notes” to the extent that such provision in such “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes and the Notes Guaranties; or

(9) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Issuers nor any Affiliate of either Issuer may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Outstanding Notes were, and the Exchange Notes will be, issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “— Change of Control” and under the covenants described under “— Certain Covenants” (other than the covenant described under “— Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and Notes Guarantors and the judgment default provision described under “— Defaults” above and the limitations contained in clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries and Notes Guarantors) or (7) under “— Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “— Certain Covenants — Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Notes Guarantor will be released from all of its obligations with respect to its Notes Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

U.S. Bank National Association is the Trustee under the Indenture. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of either Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of either Issuer or any Notes Guarantor will have any liability for any obligations of either Issuer or any Notes Guarantor under the Notes, any Notes Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquisitions” means the Aztar Acquisition and the Casino Queen Acquisition.

“Additional Assets” means:

(1) any property, plant or equipment used in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Party; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments”, “— Certain Covenants — Limitation on Affiliate Transactions” and “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Affiliated Guarantor” means each Designated Affiliate; provided, however, that a Designated Affiliate shall cease to be an Affiliated Guarantor upon release of its Affiliated Guaranty in accordance with the terms of the Indenture.

“Affiliated Guaranty” means a Guarantee by an Affiliated Guarantor of the Issuers’ obligations with respect to the Notes.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Party, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Party (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Party);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Party; or

(3) any other assets of the Company or any Restricted Party outside of the ordinary course of business of the Company or such Restricted Party;

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Party to the Company or by the Company or a Restricted Party to a Restricted Party;

(B) for purposes of the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Permitted Investment or a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “— Certain Covenants — Limitation on Restricted Payments” and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “— Certain Covenants — Merger and Consolidation”;

(C) a disposition of assets with a Fair Market Value not in excess of $2.5 million;

(D) a disposition of cash or Temporary Cash Investments;

(E) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); and

(F) any disposition of inventory, surplus, damaged, obsolete, idle or worn out assets, scrap or defaulted receivables, in each case in the ordinary course of business.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Aztar Acquisition” means the acquisition by the Company of Aztar Corporation pursuant to the terms of the Aztar Merger Agreement.

“Aztar Acquisition Date” means the date on which the Aztar Acquisition is consummated.

“Aztar Acquisition Transactions” shall mean (i) the Aztar Acquisition, (ii) the entering into and initial borrowings under the Credit Agreement, (iii) the entry into and initial borrowings under the Las Vegas secured loan, (iv) the equity contributions to the Company from Affiliates of William J. Yung, III in the manner described under the caption “Use of Proceeds” in this prospectus, (v) the retirement, repayment, redemption, satisfaction and/or discharge of existing Indebtedness of Tropicana Casinos and Resorts, Inc., Aztar Corporation and the Affiliated Guarantors in the manner described under the caption “Use of Proceeds” in this prospectus and (vi) the other transactions to be effected in connection with the Aztar Acquisition, including the corporate reorganization, as described in this prospectus.

“Aztar Merger Agreement” means the Agreement and Plan of Merger dated as of May 19, 2006, among Columbia Sussex Corp., Tropicana Casinos and Resorts, Inc., W-T Columbia Development, Inc. and Aztar, as such agreement may be amended, supplemented or modified from time to time.

“Bank Indebtedness” means all Obligations pursuant to the Credit Agreement.

“Board of Directors” of a Person means the Board of Directors or Board of Managers of such Person or any similar body exercising the authority generally vested in a board of directors of a corporation with respect to such Person (or any committee thereof duly authorized to act on behalf of such Board or body), or, in the case of a Person that is not a corporation, the body exercising the authority generally vested in a board of directors of a corporation.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests (including partnership or limited liability company interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Casino Queen Acquisition” means the acquisition by the Company of Casino Queen, Inc. pursuant to the terms of the Agreement and Plan of Merger dated as of April 20, 2006, among Casino Queen, Inc., CP St. Louis Casino, LLC and CP St. Louis Acquisition, LLC, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Financial Period” means any fiscal period at the end of which any Affiliated Guarantor has provided a Notes Guaranty and is a Restricted Party.

“Company Parent” means any direct or indirect parent company of the Company. On the Issue Date, Tropicana Casinos and Resorts, Inc., Tropicana Entertainment Holdings, LLC and Tropicana Entertainment Intermediate Holdings, LLC shall each be a Company Parent.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Party has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated

Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any Restricted Party has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Party had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Party shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Party repaid, repurchased, defeased or otherwise discharged with respect to the Company and the continuing Restricted Parties in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and the continuing Restricted Parties are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Party (by merger, consolidation or otherwise) shall have made an Investment in any Restricted Party (or any Person which becomes a Restricted Party) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5) if since the beginning of such period any Person (that subsequently became a Restricted Party or was merged with or into the Company or any Restricted Party since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Party during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

Any pro forma calculations may include the reduction in costs attributable to, or in connection with, the acquisition of assets, an Asset Disposition or other transaction or event which is being given pro forma effect that (a) would be permitted to be reflected in pro forma financial statements pursuant to Article 11 of Regulation S-X of the Securities Act or (b) have been realized at the time such pro forma calculation is made or is reasonably expected to be realized within 12 months following the consummation of the applicable transaction or event which is being given pro forma effect; provided, however, that adjustments made pursuant to this paragraph must be based on the reasonable good faith belief of the chief financial officer of the Company and must be factually supportable and quantifiable based on the underlying accounting records of the Company or, if applicable, the accounting records relating to the acquired assets or business.

“Consolidated Interest Expense” means, for any period, the total combined interest expense of (x) the Company and its consolidated Restricted Subsidiaries and (y) each Contributing Affiliated Guarantor with respect to such period and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by (x) the Company or any of its Restricted Subsidiaries or (y) any Contributing Affiliated Guarantor with respect to such period or any of its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expense;

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations;

(7) dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Party, in each case, held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction of the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8) interest incurred in connection with Investments in discontinued operations;

(9) interest accrued on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Party; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

For any Combined Financial Period, the combined Consolidated Interest Expense of the Company and each Contributing Affiliated Guarantor, and their consolidated Subsidiaries, shall be based on the combined financial statements of the Company and such Contributing Affiliated Guarantor (or Contributing Affiliated Guarantors, as the case may be), and their consolidated subsidiaries, for the Combined Financial Period prepared in accordance with GAAP (reflecting all appropriate intercompany eliminations in accordance with GAAP).

“Consolidated Net Income” means, for any period, the combined net income of (x) the Company and its consolidated Subsidiaries and (y) each Contributing Affiliated Guarantor with respect to such period and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Party, except that, subject to the exclusion contained in clause (4) below, the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of such net income actually distributed by such Person during such period in cash to the Company or a Restricted Party as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Party, to the limitations contained in clause (3) below);

(2) any net income (or loss) of any Person acquired in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3) any net income of any Restricted Party (including any Contributing Affiliated Guarantor) if such Restricted Party is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions or any other transfer of funds by such Restricted Party, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the net income of any such Restricted Party for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Party during such period to the Company or another Restricted Party as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Party, to the limitation contained in this clause); and

(B) the Company’s or the applicable Restricted Party’s equity in a net loss of any such Restricted Party for such period shall be included in determining such Consolidated Net Income;

(4) any gain (or loss) realized upon the sale or other disposition of any assets (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) extraordinary gains or losses; and

(6) the cumulative effect of a change in accounting principles,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “Certain Covenants — Limitation on Restricted Payments” only, (x) there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Party to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof and (y) Consolidated Net Income with respect to any period shall be reduced by the aggregate amount of Permitted Tax Distributions made in such period under clause (b)(11) of such covenant.

For any Combined Financial Period, the combined Consolidated Net Income of the Company and each Contributing Affiliated Guarantor, and their consolidated Subsidiaries, shall be based on the combined financial statements of the Company and such Contributing Affiliated Guarantor (or Contributing Affiliated Guarantors, as the case may be), and their consolidated subsidiaries, for the Combined Financial Period prepared in accordance with GAAP (reflecting all appropriate intercompany eliminations in accordance with GAAP).

“Contributing Affiliated Guarantor” means, with respect to any Combined Statement Period, each Affiliated Guarantor that has provided a Notes Guaranty and is a Restricted Party at the end of such Combined Statement Period.

“Credit Agreement” means the Credit Agreement entered into by and among the Company, certain of its Subsidiaries, the lenders referred to therein, Credit Suisse, as Administrative Agent, Barclays Bank PLC and Societe Generale, as Co-Syndication Agents, and The Royal Bank of Scotland, PLC and ING Capital LLC, as Co-Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Affiliate” means CP Laughlin Realty, LLP, a Delaware limited liability partnership, Columbia Properties Vicksburg, LLC, a Mississippi limited liability company, and JMBS Casino LLC, a Mississippi limited liability company, and each of their respective successors and assigns.

“Designated Senior Indebtedness” with respect to a Person means:

(1) the Bank Indebtedness; and

(2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $100.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” and “— Certain Covenants — Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified

Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income tax expense of the Company and its consolidated Restricted Subsidiaries (and for any Combined Financial Period, each Contributing Affiliated Guarantor and its consolidated Restricted Subsidiaries); plus

(2) Consolidated Interest Expense; plus

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (and for any Combined Financial Period, each Contributing Affiliated Guarantor and its consolidated Restricted Subsidiaries) (in each case excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); plus

(4) all other non-cash charges and expenses of the Company and its consolidated Restricted Subsidiaries (and for any Combined Financial Period, each Contributing Affiliated Guarantor and its consolidated Restricted Subsidiaries) (in each case excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (and for any Combined Financial Period, each Contributing Affiliated Guarantor and its consolidated Restricted Subsidiaries) (in each case other than accruals of revenue in the ordinary course of business); plus

(5) any non-cash compensation charges arising from any grant of stock, stock options or other equity based-awards; plus

(6) all closure costs, including costs associated with head-count reduction and severance and pension payments, in connection with the closing of certain facilities and other costs associated with operational changes in connection with the Acquisitions that are identified in reasonable detail in a certificate of the chief financial officer of the Company to the Trustee and are incurred within 18 months from the Aztar Acquisition Date and in an aggregate amount not to exceed $50.0 million;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Party (including any Contributing Affiliated Guarantor) shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Party was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended, distributed or otherwise transferred to the Company by such Restricted Party without any direct or indirect restriction.

For any Combined Financial Period, the adjustments utilized in calculating EBITDA for such period shall be based on the combined financial statements of the Company and the relevant Combined Affiliated Guarantor (or Combined Affiliated Guarantors, as the case may be) that were the basis of the combined Consolidated Net Income for such Combined Financial Period (with all such EBITDA adjustments reflecting all appropriate intercompany eliminations in accordance with GAAP).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Issuers issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Facilities” means the Term Loan Facilities and the Revolving Credit Facilities.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined as follows:

(1) if such asset or property has a Fair Market Value of less than $5.0 million, by any Officer of the Company; and

(2) if such asset or property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors, whose determination will be conclusive and evidenced by a resolution of such Board of Directors; provided, however, that for purposes of clause (a)(3)(B) under “— Certain Covenants — Limitation on Restricted Payments”, if the Fair Market Value of the property or assets in question is determined pursuant to this clause (2) to be in excess of $50.0 million, such determination must be confirmed by an Independent Qualified Party.

“Foreign Subsidiary” means any Subsidiary of the Company or any Restricted Party that (1) is not organized under the laws of the United States, any state thereof or the District of Columbia and (2) conducts substantially all of its business operations outside the United States.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board;

(3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Gaming Approval” means any license, permit, approval, authorization, registration, finding of suitability, franchise, entitlement, waiver, and exemption issued by any Gaming Authority necessary for or relating to the conduct of activities by the Company or any Affiliated Guarantor or any of their respective Subsidiaries.

“Gaming Authority” means such federal, state, local and other governmental, regulatory and administrative authority, agency, board, commission and officials responsible for, or involved in, the regulation of gaming or gaming activities or the sale of liquor that now or hereafter has jurisdiction over all or any portion of the gaming activities of the Company or any Affiliated Guarantor or any of their respective Subsidiaries, including, without limitation and to the extent applicable, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County (Nevada) Liquor and Gaming Licensing Board, the Indiana Gaming Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission and the Missouri Gaming Commission.

“Gaming Laws” means all applicable provisions of all constitutions, treaties, statutes, laws, pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within the jurisdiction of such Gaming Authorities, and all rules, regulations, ordinances, approvals, orders, decisions, judgments, awards and decrees of any Gaming Authority.

“Governmental Authority” means any agency, authority, board, bureau, commission, department, division, office, or instrumentality of any nature whatsoever of any district, city or other political subdivision or otherwise, whether now or hereafter in existence, or any official thereof, including any Gaming Authority.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guaranty Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Notes Guarantor guarantees the Issuers’ obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Party (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Party. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “— Certain Covenants — Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the acquisition or disposition by the Company or any Restricted Party of any business or any controlling interest in any business, the term “Indebtedness” will exclude indemnification obligations and post-closing earn-outs and other payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC, SG Americas Securities, LLC, CIBC World Markets Corp., Barclays Capital Inc., ING Financial Markets LLC and Greenwich Capital Markets, Inc.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Party issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Party of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Party in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Party”, the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(1) in connection with any designation of any Subsidiary as an Unrestricted Party, “Investment” shall include the portion (proportionate to the Company’s or the applicable Affiliated Guarantor’s, as applicable, equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary provided, however, that upon a redesignation of such Subsidiary as a Restricted Party, the Company or such Affiliated Guarantor, as the case may be, shall be deemed to continue to have a permanent “Investment” in an Unrestricted Party equal to an amount (if positive) equal to (A) the Company’s or such Affiliated Guarantor’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s or such Affiliated Guarantors, as the case may be, equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation;

(2) in connection with any designation of any Designated Affiliate as an Unrestricted Party, “Investment” shall include 100% of the Fair Market Value of the net assets of such Designated Affiliate at the time such Designated Affiliated is designated an Unrestricted Party; provided, however, that upon a redesignation of such Designated Affiliate as a Restricted Party, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Party equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Designated Affiliate at the time of such redesignation less (B) 100% of the Fair Market Value of the net assets of such Designated Affiliate at the time of such redesignation; and

(3) any property transferred to or from an Unrestricted Party shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Notes are originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lenders” has the meaning specified in the Credit Agreement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case, without duplication, net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Party after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Party (or, in the case of any Affiliated Guarantor Stock Sale, released to the holders (or former holders) of Capital Stock of the applicable Affiliated Guarantor).

“Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Notes Guarantors” means the Subsidiary Guarantors and the Affiliated Guarantors.

“Notes Guaranty” means a Subsidiary Guaranty or an Affiliated Guaranty, as applicable.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Circular” means the Offering Circular dated December 14, 2006 relating to the Outstanding Notes.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company, or any individual who performs executive management duties on behalf of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, any Affiliated Guarantor or the Trustee.

“Permitted Asset Swap” means the substantially contemporaneous purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash, cash equivalents and Temporary Cash Investments between the Company or any Affiliated Guarantor or any of their Restricted Subsidiaries and another Person that is not the Company or any Affiliated Guarantor or any of their Restricted Subsidiaries; provided, however, that any cash, cash equivalents or Temporary Cash Investments received by the Company or any of the Restricted Subsidiaries must be applied in accordance with the covenant described under “— Limitation on Sales of Assets and Subsidiary Stock.”

“Permitted C-Corp Conversion” means a transaction resulting in the Company becoming subject to tax under the Code as a corporation (a “C Corporation”); provided, however, that prior to the consummation of such transaction, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the Holders will not recognize income gain or loss for United States federal income tax purposes as a result of such Permitted C-Corp Conversion and will be subject to United States federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such Permitted C-Corp Conversion had not occurred.

“Permitted Holders” means (i) William J. Yung, III, (ii) his spouse and members of his immediate family (including siblings, children, grandchildren and children and grandchildren by adoption), (iii) any

Affiliate controlled by any the foregoing, (iv) in the event of incompetence or death of any of the persons described in paragraphs (i) and (ii) hereof, such person’s estate, executor, administrator, committee or other personal representative, in each case who at the particular date will beneficially own or have the right to acquire, directly or indirectly equity interests of Tropicana Entertainment Intermediate Holdings, LLC or the Company or (v) any trusts for their respective benefit, or any trust for the benefit of any such trust; provided, however, that Permitted Holders shall not include any operating company Affiliated with any of the foregoing (including Columbia Sussex Corp.) that is not engaged exclusively in a Related Business.

“Permitted Investment” means an Investment by the Company or any Restricted Party in:

(1) the Company, a Restricted Party or a Person that will, upon the making of such Investment, become a Restricted Party; provided, however, that the primary business of such Restricted Party is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Party; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Party deems reasonable under the circumstances;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6) loans or advances to employees (other than any Permitted Holder) made in the ordinary course of business consistent with past practices of the Company or such Restricted Party;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Party or in satisfaction of judgments;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under “— Certain Covenants — Limitation on Sales of Assets and Subsidiary Stock” or (ii) a disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the Company or any Restricted Party (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any Restricted Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Party;

(11) any Person to the extent such Investments consist of Hedging Obligations or Guarantees of Indebtedness otherwise permitted under the covenant described under “— Certain Covenants — Limitation on Indebtedness”;

(12) any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date); and

(13) any Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) and outstanding on the date such Investment is made, do not exceed $20.0 million.

“Permitted Tax Distributions” means:

(1) with respect to the Company, cash distributions to the direct or indirect holders of Capital Stock of the Company made not more frequently than once each fiscal quarter which shall be in an amount required to satisfy actual cash tax liabilities of such holders relating to the Company and its Restricted Subsidiaries for the immediately preceding fiscal quarter and in any event in an amount not in excess of 40% of the combined taxable income of the Company and its Restricted Subsidiaries (including the taxable income of Greenville Riverboat, other than any taxable income attributable to any minority interest, but excluding the taxable income of the Affiliated Guarantors) for the immediately preceding fiscal quarter;

(2) with respect to any Affiliated Guarantor, cash distributions to the direct or indirect holders of Capital Stock of such Affiliated Guarantor made not more frequently than once each fiscal quarter which shall be in an amount required to satisfy actual cash tax liabilities of such holders relating to such Affiliated Guarantor and its Restricted Subsidiaries for the immediately preceding fiscal quarter, and in any event in an amount not to exceed 40% of the combined taxable income of such Affiliated Guarantor and its Restricted Subsidiaries for the immediately preceding fiscal quarter.

Notwithstanding anything to the contrary herein, no Permitted Tax Distribution may be made by the Company or any Affiliated Guarantor in respect of any fiscal period during which the Company or such Affiliated Guarantor, as applicable, was not a pass-through tax entity for United States federal income tax purposes.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Company or a Restricted Party of such asset, including additions and improvements, in the ordinary course of business; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“Qualified Capital Stock” of a Person means Capital Stock of such Person other than Disqualified Capital Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent (1) sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (A) borrowed from such Person or any Subsidiary of such Person or (B) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan) or (2) issued in respect of any Affiliated Guarantor Sale Contribution. Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Company.

“Qualified Equity Offering” means any private or public issuance and sale of common stock by the Company or any Company Parent; provided, however, that, in the case of the sale of common stock of a Company Parent, cash proceeds therefrom equal to not less than 100% of the aggregate principal amount of any Notes to be redeemed are received by the Company as a contribution to its common equity capital. Notwithstanding the foregoing, the term “Qualified Equity Offering” shall not include:

(1) any issuance and sale with respect to common stock registered on Form S-4 or Form S-8 under the Securities Act;

(2) any issuance and sale to any Affiliate of the Company; or

(3) any issuance and sale in respect of any Affiliated Guarantor Sale Contribution.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Party existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary or any Affiliated Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Party that Refinances Indebtedness of an Unrestricted Party.

“Registration Rights Agreement” means the Registration Rights Agreement dated the Issue Date, among the Company, Tropicana Finance, the Notes Guarantors and Credit Suisse Securities (USA) LLC, as representative of the several Initial Purchasers.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related ancillary or complementary to such business, including the operation of retail operations at a casino or hotel or associated complex owned or operated by the Company or any Restricted Party.

“Related Business Assets” means assets (other than cash or cash equivalents) used or useful in a Related Business; provided, however, that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Representative” means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

“Restricted Party” means each Affiliated Guarantor and each Restricted Subsidiary.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Party and (C) pro rata dividends or other distributions made by a Subsidiary of such Person that is not a Wholly-Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company or any Affiliated Guarantor held by any Person (other than by a Restricted Party) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Party), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Notes Guarantor (other than (A) from the Company or a Restricted Party or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means (i) any Subsidiary of the Company that is not an Unrestricted Party and (ii) any Subsidiary of an Affiliated Guarantor that is not an Unrestricted Party. Tropicana Finance is a Restricted Subsidiary.

“Revolving Credit Facility” means the revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances, in whole or in part, any such revolving credit facility.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Party on the Issue Date or thereafter acquired by the Company or a Restricted Party whereby the Company or a Restricted Party transfers such property to a Person and the Company or a Restricted Party leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or the Aztar Acquisition Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1) any obligation of such Person to the Company or any Subsidiary of the Company, or to any Affiliated Guarantor or any Subsidiary of an Affiliated Guarantor;

(2) any liability for Federal, state, local or other taxes owed or owing by such Person;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(4) any Capital Stock;

(5) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(6) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

“Senior Subordinated Indebtedness” means, with respect to a Person, the Notes (in the case of the Issuers), a Notes Guaranty (in the case of a Notes Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Notes Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

“Service Agreements” means (i) the Service Agreement dated as of the Aztar Acquisition Date, to be entered into between Columbia Sussex Corp. and the Company upon the consummation of the Aztar Acquisition containing terms substantially similar to (and, with respect to economic terms, no less favorable to the Company and its Restricted Subsidiaries than) those described under the caption “Certain Relationships and Related Party Transactions — Tropicana Entertainment” in the Offering Circular, (ii) the Management Agreement dated as of the Aztar Acquisition Date, to be entered into between Wimar Tahoe Corporation and the Company upon the consummation of the Aztar Acquisition containing terms substantially similar to (and, with respect to economic terms, no less favorable to the Company and its Restricted Subsidiaries than) those described under the caption “Certain Relationships and Related Party Transactions — Tropicana Entertainment” in the Offering Circular, (iii) the Service Agreement dated as of the Aztar Acquisition Date, to be entered into between Columbia Sussex Corp. and Aztar Corporation upon the consummation of the Aztar Acquisition containing terms substantially similar to (and, with respect to economic terms, no less favorable to the Company and its Restricted Subsidiaries than) those described under the caption “Certain Relationships and Related Party Transactions — Aztar” in the Offering Circular, (iv) the Management Agreement dated as of the Aztar Acquisition Date, to be entered into between Wimar Tahoe Corporation and Aztar Corporation upon the consummation of the Aztar Acquisition containing terms substantially similar to (and, with respect to economic terms, no less favorable to the Company and its Restricted Subsidiaries than) those described under the caption “Certain Relationships and Related Party Transactions — Aztar” in the Offering Circular, (v) the Service Agreement dated as of January 1, 2002, between Columbia Sussex Corp. and Greenville Riverboat, LLC, (vi) the Service Agreement dated as of October 27, 2003 (as amended as of August 7, 2006 and November 6, 2006), between Columbia Sussex Corp. and Columbia Properties Vicksburg, LLC, (vii) the Service Agreement dated as of August 26, 2004 (as amended as of November 6, 2006), between Columbia Sussex Corp. and JMBS Casino LLC, (viii) the Service Agreement to be entered into between Columbia Sussex Corp. and Casino Queen, Inc. upon the consummation of the Casino Queen Acquisition containing terms substantially similar to (and, with respect to economic terms, no less favorable to the Company and its Restricted Subsidiaries than) those described under the caption “Certain Relationships and Related Party Transactions — Casino Queen” in the Offering Circular and (ix) the Management Agreement to be entered into between Wimar Tahoe Corporation and Casino Queen, Inc. upon the consummation of the Casino Queen Acquisition containing terms substantially similar to (and, with respect to economic terms, no less favorable to the Company and its Restricted Subsidiaries than) those described under the caption “Certain Relationships and Related Party Transactions — Casino Queen” in the Offering Circular, in each case as in effect on the Issue Date (or, as contemplated above, as in effect on the date of consummation of the Aztar Acquisition or the Casino Queen Acquisition, as applicable) and any amendment thereto so long as such amendment is not, as a whole, less favorable to the Noteholders in any respect than the agreement as originally in effect or as amended pursuant to the terms hereto.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Specified Percentage” means, as used in paragraph (a)(3)(E) of the covenant described under “— Limitation on Restricted Payments”:

(1) to the extent the Unrestricted Party that is being redesignated as a Restricted Party is a Subsidiary of the Company or an Affiliated Guarantor, the percentage of the Company’s or such Affiliated Guarantor’s equity interest in such Subsidiary; and

(2) to the extent the Unrestricted Party that is being redesignated as a Restricted Party is an Affiliated Guarantor, 100%; provided, however, that (x) such Affiliated Guarantor has executed and delivered its Affiliated Guaranty on the same terms as in effect on the Issue Date and (y) the Permitted Holders continue to hold 100% of the equity interests in such Affiliated Guarantor.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or the Aztar Acquisition Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company or any Affiliated Guarantor that executes the Indenture as a guarantor and each other Subsidiary of the Company or an Affiliated Guarantor that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Subsidiary Guaranty” means a Guarantee by a Subsidiary Guarantor of the Issuers’ obligations with respect to the Notes.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 12 months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard and Poor’s Ratings Group;

(5) investments in securities with maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A2” by Moody’s Investors Service, Inc.; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Term Loan Facility” means the term loan facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.

“Tropicana Pennsylvania Entities” means Tropicana Pennsylvania, LLC, LV Rec, Inc. and LV Red, LLC.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“Unrestricted Party” means:

(1) any Designated Affiliate, or any Subsidiary of the Company or any Designated Affiliate, in either case that at the time of determination shall be designated an Unrestricted Party by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Party.

The Board of Directors of the Company may designate any Designated Affiliate, or any Subsidiary of the Company or any Designated Affiliate (including any newly acquired or newly formed Subsidiary, but excluding Tropicana Finance), to be an Unrestricted Party unless such Designated Affiliate or any of their respective Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, (x) the Company, (y) any Affiliated Guarantor or (z) any Subsidiary of the Company or any Affiliated Guarantor (other than a Subsidiary of the Designated Affiliate or Subsidiary, as the case may be, that is being designated as an Unrestricted Party); provided, however, that either (A) such Designated Affiliate or Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Designated Affiliate or Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “— Certain Covenants — Limitation on Restricted Payments”.

The Board of Directors of the Company may designate any Unrestricted Party to be a Restricted Party; provided, however, that immediately after giving effect to such designation (A) the Company could Incur

$1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Upon any redesignation of any Designated Affiliate as a Restricted Party (following a prior designation as an Unrestricted Party), such Designated Affiliate shall execute an Affiliated Guaranty and be reestablished as an Affiliated Guarantor.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly-Owned Subsidiaries.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences relevant to the exchange, purchase, ownership and disposition of the notes by holders thereof, but does not purport to be a complete analysis of all the potential tax effects. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any rulings from the Internal Revenue Service with respect to the matters discussed below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

This discussion assumes that the notes are held as capital assets (i.e., generally held for investment) and holders purchase the notes for cash at original issue and at their “issue price” within the meaning of section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws, is not discussed. In addition, this discussion does not address all of the U.S. federal income tax consequences that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities;

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	persons that will hold the notes as a position in a hedging, “straddle,” “conversion” or other risk-reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	non-resident aliens subject to the tax on expatriates under Section 877 of the Internal Revenue Code.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

This discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as the application to your particular situation of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to “non-U.S. holders” of the notes are described under “Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note who, or that, is:

•	a citizen or resident of the U.S., as determined for federal income tax purposes;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S., any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has elected to be treated as a U.S. person; or

•	a former citizen or resident of the U.S. whose income and gain on the notes is subject to U.S. income tax under certain circumstances.

Exchange Offer

We are offering the exchange notes in exchange for the outstanding notes in the exchange offer. Because the exchange notes will not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes should not constitute a taxable disposition of such outstanding notes for U.S. federal income tax purposes. As a result, you should not recognize income, gain or loss on such exchange, your holding period for the exchange notes will include the holding period for the outstanding notes so exchanged, your adjusted tax basis in the exchange notes will be the same as your adjusted tax basis in the outstanding notes so exchanged, and the federal income tax consequences associated with owning the outstanding notes should continue to apply to the exchange notes. Consult your own tax advisor concerning the tax consequences of the exchange arising under state, local or non-U.S. law.

Interest

Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrues in accordance with your method of accounting for tax purposes.

In certain circumstances (see “Description of the Exchange Notes — Optional Redemption” and “Description of the Exchange Notes — Change of Control”), we may be obligated to make payments on the notes in excess of stated interest and principal. First, as described under the heading “Description of the Exchange Notes — Optional Redemption,” if we call the notes for redemption we may be obligated to make “make-whole” payments in excess of stated principal and interest. Second, as described under the heading “Description of the Exchange Notes — Change of Control,” in certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the notes. We intend to take the position that these additional payments do not require the notes to be treated as contingent payment debt instruments. Our determination is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service, and if the Internal Revenue Service were to challenge this determination, a U.S. holder could be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event we are obligated to make payments of amounts in excess of stated interest or principal as noted above, it would affect the amount, timing and possibly character of the income that would otherwise be recognized by a U.S. holder in the absence of such payments. U.S. holders are also urged to consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Disposition of Notes

Upon the sale, exchange, redemption or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between (i) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which generally will be taxable as ordinary income if not previously included in income) and (ii) your adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder increased by the amount of any original issue discount (if any) previously included in income and reduced by any principal payments received by such holder.

Subject to the discussion in the following paragraph, gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. holder’s holding period for the note is more than one year. In the case of a non-corporate U.S. holder, such capital gain will be subject to tax at a reduced rate if the note is held for more than one year. The deductibility of capital losses by U.S. holders is subject to limitations.

We may be obligated to make “make-whole” payments in excess of stated interest or principal upon the redemption or repurchase of the notes (see “Description of the Exchange Notes — Optional Redemption”). The tax consequences of such payments are not entirely clear. Such payments may be treated as interest, additional amounts paid for the notes or as ordinary income. U.S. holders are urged to consult their tax advisors regarding the tax treatment of such payments.

Backup Withholding

A U.S. holder may be subject to a backup withholding tax (currently 28%) when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. holder will be subject to backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the Internal Revenue Service has not notified the U.S. Holder that it is subject to backup withholding.

U.S. holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund, if appropriate, as long as they timely provide certain information to the Internal Revenue Service.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes. The term “non-U.S. holder” means a beneficial owner of a note that is not a U.S. holder.

Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Interest

Interest paid to a non-U.S. holder will not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	you do not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	either (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8BEN), (2) a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business holds the note on your behalf and certifies, under penalties of perjury, that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a “U.S. person” and provides us or our paying agent with a copy of such statement or (3) the non-U.S. holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) Internal Revenue Service Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

The certification requirements described above may require a non-U.S. holder that provides an Internal Revenue Service form, or that claims the benefit of an income tax treaty, to also provide its U.S. TIN.

We may be obligated to make “make-whole” payments in excess of stated interest or principal upon the redemption or repurchase of the notes (see “Description of the Exchange Notes — Optional Redemption”). The tax consequences of such payments are not entirely clear. Such payments may be treated as interest, subject to the rules described above, additional amounts paid for the notes, subject to the rules described below, or as other income subject to U.S. federal withholding tax. We do not presently expect to withhold tax from any amounts treated as “make-whole” payments, but we may do so if, at the time of payment, the Internal Revenue Service or other governmental authorities indicate that withholding is appropriate.

Sale, Exchange or Other Taxable Disposition of Notes

Any gain realized upon the sale, exchange or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as described above) generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the U.S. (or if a tax treaty applies, the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S. and attributable to a US permanent establishment maintained by such non-U.S. holder); or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Trade or Business

If interest or gain from a disposition of the notes is effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business, or if an income tax treaty applies and the non-U.S. holder maintains a U.S. “permanent establishment” to which the interest or gain is generally attributable, the non-U.S. holder may be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder and the 30% withholding tax described above will not apply (assuming an appropriate certification is provided, generally Internal Revenue Service Form W-8ECI). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the U.S.

Information Reporting and Backup Withholding

Backup withholding will generally not apply to payments of principal or interest made by us or our paying agents, in their capacities as such, to a non-U.S. holder of a note if the holder has provided the required certification that it is not a U.S. person as described above. However, information reporting on Internal Revenue Service Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. holder of a note made to or through the U.S. office of a broker will generally be subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its TIN or otherwise establishes an exemption from information reporting and backup withholding.

Non-U.S. holders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from information reporting and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the Internal Revenue Service.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2008 (180 days after the expiration date of this exchange offer), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with the exchange notes will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements of Tropicana Casinos and Resorts, Inc. and Subsidiaries, and the financial statements of CP Laughlin Realty, LLC, Columbia Properties Vicksburg, LLC, JMBS Casino, LLC, and Argosy of Baton Rouge appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, with respect to Tropicana Casinos and Resorts, Inc. and Subsidiaries, CP Laughlin Realty. LLC, Columbia Properties Vicksburg, LLC, JMBS Casino, LLC, and Ernst & Young LLP, independent auditors, with respect to Argosy of Baton Rouge, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Aztar Corporation at December 31, 2006, and for the year then ended, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Aztar Corporation as of December 31, 2005 and for each of the two years in the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of direct revenues and expenses of Desert Palace, Inc. for the period from January 1, 2005 through June 10, 2005, included in this prospectus, has been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the exchange notes, reference is made to the Registration Statement. Any statements made in this prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement submitted to the SEC. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by us with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 100 F. Street, N.E., Washington, D.C., 20549. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. The SEC also maintains a website on the World Wide Web that contains periodic reports, proxy and information statements and other information at http://www.sec.gov.

We are not currently subject to the periodic reporting and other informational requirements of the Exchange Act. However, whether or not required by the rules and regulations of the SEC, following the effectiveness of the Registration Statement for the exchange offer, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such filings) and make such information available to prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the notes are not freely transferable under the Securities Act. You may request such information by contacting us at: 740 Centre View Blvd., Crestview Hills, Kentucky 41017, Attention: Donna More.

INDEX TO FINANCIAL STATEMENTS

Page

Tropicana Entertainment, LLC and Subsidiaries Condensed Consolidated Financial Statements for the Six Month Periods Ended June 30, 2007 and June 30, 2006 (Unaudited)
Condensed Consolidated Balance Sheets	F-3
Condensed Consolidated Statements of Income	F-4
Condensed Consolidated Statements of Cash Flows	F-5
Notes to Condensed Consolidated Financial Statements	F-6
Tropicana Casinos and Resorts, Inc. and Subsidiaries Consolidated Financial Statements for the Years Ended December 31, 2006, December 31, 2005 and December 31, 2004 (Audited)
Report of Independent Registered Public Accounting Firm	F-27
Consolidated Balance Sheets	F-28
Consolidated Statements of Income	F-29
Consolidated Statements of Stockholder’s Equity	F-30
Consolidated Statements of Cash Flows	F-31
Notes to Consolidated Financial Statements	F-32
Argosy of Baton Rouge Consolidated Financial Statements for the Year Ended December 31, 2004 and the Period from January 1, 2005 to October 24, 2005 (Audited)
Report of Ernst & Young LLP, Independent Auditors	F-59
Consolidated Balance Sheet	F-60
Consolidated Statement of Income	F-61
Consolidated Statement of Stockholder’s Equity (Deficit)	F-62
Consolidated Statement of Cash Flows	F-63
Notes to Consolidated Financial Statements	F-64
Desert Palace Inc. (a wholly-owned Independent Subsidiary of Caesars Entertainment, Inc.) Statement of Direct Revenues and Expenses for the Period from January 1, 2005 to June 10, 2005 (Audited)
Report of Deloitte & Touche LLP, Independent Auditors	F-69
Statement of Direct Revenues and Expenses	F-70
Notes to Statement of Direct Revenues and Expenses	F-71
CP Laughlin Realty LLC Financial Statements for the Six Month Periods Ended June 30, 2007 and June 30, 2006 (Unaudited)
Condensed Balance Sheet	F-74
Condensed Statements of Income	F-75
Condensed Statements of Cash Flows	F-76
Notes to Condensed Financial Statements	F-77
CP Laughlin Realty LLC Financial Statements for the Years Ended December 31, 2006, December 31, 2005 and December 31, 2004 (Audited)
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-80
Balance Sheets	F-81
Statements of Income	F-82
Statements of Changes in Member’s Equity	F-83
Statements of Cash Flows	F-84
Notes to Financial Statements	F-85
Columbia Properties Vicksburg LLC Financial Statements for the Six Month Periods Ended June 30, 2007 and June 30, 2006 (Unaudited)
Condensed Balance Sheet	F-89

Page

Condensed Statements of Operations	F-90
Condensed Statements of Cash Flows	F-91
Notes to Condensed Financial Statements	F-92
Columbia Properties Vicksburg LLC Financial Statements for the Years Ended December 31, 2006, December 31, 2005 and December 31, 2004 (Audited)
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-95
Balance Sheets	F-96
Statements of Operations	F-97
Statements of Changes in Members’ Equity	F-98
Statements of Cash Flows	F-99
Notes to Financial Statements	F-100
JMBS Casino LLC Financial Statements for the Six Month Periods Ended June 30, 2007 and June 30, 2006 (Unaudited)
Condensed Balance Sheet	F-107
Condensed Statements of Income	F-108
Condensed Statements of Cash Flows	F-109
Notes to Condensed Financial Statements	F-110
JMBS Casino LLC Financial Statements for the Years Ended December 31, 2006, December 31, 2005 and December 31, 2004 (Audited)
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-113
Balance Sheets	F-114
Statements of Income	F-115
Statements of Changes in Member’s Equity	F-116
Statements of Cash Flows	F-117
Notes to Financial Statements	F-118
Aztar Corporation and Subsidiaries Consolidated Financial Statements for the Years Ended December 31, 2006, December 31, 2005 and December 30, 2004 (Audited)
Report of Ernst & Young LLP, Independent Auditors	F-124
Report of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	F-125
Consolidated Balance Sheet	F-126
Consolidated Statements of Operations	F-127
Consolidated Statements of Cash Flows	F-128
Consolidated Statements of Shareholders’ Equity	F-129
Notes to Consolidated Financial Statements	F-130

TROPICANA ENTERTAINMENT, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	Audited	Unaudited
	Predecessor	Successor
	December 31, 2006	June 30, 2007

Current Assets:
Cash and cash equivalents	$33,023	$86,648
Accounts receivable — net of allowance for doubtful accounts	3,958	28,175
Amounts due from related parties — non-guarantors	2,293	3,983
Amounts due from casinos to be transferred	3,635	—
Inventories	1,596	7,984
Income tax receivable	—	20,514
Prepaid expenses and other assets	5,217	34,858
Discontinued operations — current assets of casinos to be transferred, including cash and cash equivalents of $1,185	9,805	—

Total current assets	59,527	182,162
Restricted cash	—	33,698
Property and equipment — net	226,238	1,984,470
Deposits and costs for pending acquisitions	1,310,026	—
Investments	—	26,698
Goodwill	16,802	989,045
Intangible assets — net	51,450	495,450
Deferred charges and other assets — net	27,670	140,016
Discontinued operations — long-term assets of casinos to be transferred	42,378	—

Total Assets	$1,734,091	$3,851,539

Current Liabilities:
Current portion, long-term debt	$2,295	$500
Accounts payable	14,749	48,469
Amounts due to related parties – non-guarantors	9,651	6,599
Amounts payable to casinos to be transferred	2,325	—
Accrued expenses and other liabilities	18,198	65,240
Discontinued operations — current liabilities of casinos to be transferred	6,912	—

Total current liabilities	54,130	120,808
Long-term debt	1,153,680	2,741,289
Related party note payable	369,083	—
Notes payable to affiliate guarantors	—	7,000
Other long-term liabilities	237	10,512
Discontinued operations — other liabilities of casinos to be transferred	177	—

Total liabilities	1,577,307	2,879,609

Minority interest in consolidated subsidiaries	9,853	11,553

Member’s Equity
Common stock	1	—
Paid in capital	76,280	—
Retained earnings	70,650	—
Member’s equity	—	960,377

Total Member’s equity	146,931	960,377

Total Liabilities and Member’s Equity	$1,734,091	$3,851,539

The accompanying notes are an integral part of the condensed consolidated financial statements.

TROPICANA ENTERTAINMENT, LLC

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2007	2006	2007
	(Predecessor)	(Successor)	(Predecessor)	(Successor)

Operating Revenue:
Casino	$59,495	$216,632	$124,922	$443,417
Rooms	8,816	50,806	19,456	97,734
Food and beverage	8,406	40,291	20,402	80,668
Other casino and hotel	3,090	16,901	5,437	34,282

Total operating revenues	79,807	324,630	170,217	656,101
Less promotional allowances	(10,849)	(51,379)	(22,435)	(102,045)

Net operating revenue	68,958	273,251	147,782	554,056

Operating Expenses:
Casino	12,737	29,684	20,197	61,434
Rooms	3,873	20,940	8,686	40,863
Food and beverage	7,652	33,592	16,918	67,398
Other casino and hotel	1,023	6,330	1,824	13,973
Utilities	2,376	8,809	5,315	16,945
Marketing, advertising and casino promotions	5,289	23,013	7,467	45,344
Repairs and maintenance	2,707	6,272	4,162	12,455
Insurance	1,410	4,206	2,173	8,173
Property and local taxes	1,043	8,640	1,758	16,942
Gaming taxes and licenses	10,230	28,331	21,450	58,767
Casino and hotel administrative and general	1,480	23,904	8,414	44,468
Corporate overhead	801	3,980	1,265	6,666
Leased land and facilities	2,879	5,208	5,547	10,543
Construction accident insurance recoveries, net	—	(15,463)	—	(14,075)
Loss on disposal of assets	979	263	979	263
Depreciation and amortization	2,845	25,816	6,415	43,353

Total operating expenses	57,324	213,525	112,570	433,512

Income from operations	11,634	59,726	35,212	120,544

Other Income (Expense):
Interest income	679	1,755	886	6,483
Interest expense	(4,403)	(45,874)	(8,010)	(114,078)
Loss from early extinguishment of debt	—	—	—	(2,799)

Total other expense	(3,724)	(44,119)	(7,124)	(110,394)

Income before minority interest and income tax benefit	7,910	15,607	28,088	10,150
Minority interest in net income of consolidated subsidiaries	(1,273)	(1,383)	(1,750)	(2,317)

Income from continuing operations, before income tax benefit	6,637	14,224	26,338	7,833
Income tax benefit, net	—	399,145	—	384,767

Income from continuing operations	6,637	413,369	26,338	392,600
Discontinued operations, casinos to be transferred	(636)	—	(2,097)	—

Net Income	$6,001	$413,369	$24,241	$392,600

The accompanying notes are an integral part of the condensed consolidated financial statements.

TROPICANA ENTERTAINMENT, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2006	2007
	(Predecessor)	(Successor)

Cash Flows from Operating Activities:
Net income	$24,241	$392,600
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,142	55,078
Non-cash portion of casualty loss — hurricane	4,200	—
Change in fair value of interest rate swap	—	(15,122)
Loss from early extinguishment of debt	—	2,799
Change in deferred taxes	—	(397,273)
Change in deferred rent	(19)	(232)
Write off of property and equipment	979	263
Minority interest in net income of consolidated subsidiary	1,750	2,317
Changes in current assets and current liabilities, net of effects from purchase of hotels and casinos:
Accounts receivable	1,251	19,920
Inventories, prepaids and other assets	(3,389)	9,409
Accounts payable, accrued expenses and other liabilities	3,821	(24,195)

Net cash provided by operating activities	39,976	45,564

Cash Flows from Investing Activities:
Additions to property and equipment	(21,074)	(41,466)
Aztar acquisition, net of cash acquired	—	(2,194,143)
Deposits used (made) for acquisition	(313,487)	977,967
Other changes, net	—	813

Net cash used in investing activities	(334,561)	(1,256,829)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	1,970,000
Payments on long-term debt	(2,871)	(1,047,913)
Deposits into restricted cash	—	(33,698)
Payment of financing costs	(524)	(64,376)
Advances from related parties	319,188	2,853
Advances from affiliate guarantors	—	7,000
Capital contributions by member	—	441,575
Cash retained by predecessor	—	(11,415)
Distribution to stockholder	(900)	—
Distribution to minority interest holders	(925)	(321)

Net cash provided by financing activities	313,968	1,263,705

Net Increase in Cash and Cash Equivalents	19,383	52,440
Cash and Cash Equivalents (Including Cash and Cash Equivalent of Casinos to be Transferred), Beginning of Period	42,783	34,208

Cash and Cash Equivalents (Including Cash and Cash Equivalent of Casinos to be Transferred), End of Period	$62,166	$86,648

The accompanying notes are an integral part of the condensed consolidated financial statements.

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements
Quarter and Six Months Ended June 30, 2007
(In thousands, except where noted otherwise)
(Unaudited)

1.	ORGANIZATION

General — Tropicana Entertainment, LLC (“Company” or “TE”), (formerly known as Wimar OpCo, LLC) is a leading gaming entertainment provider in the United States. On January 3, 2007, the Company acquired all of the outstanding equity of Aztar Corporation (“Aztar”) (Note 3). Concurrent with that acquisition, Tropicana Casinos and Resorts, Inc. (“TCR”) (formerly known as Wimar Tahoe Corporation), the Company’s ultimate parent, contributed substantially all of its gaming properties to the Company. As a result of these transactions, the Company now owns nine casino properties in seven gaming markets, including Las Vegas, Laughlin and South Lake Tahoe (Stateline), Nevada; Evansville, Indiana; Atlantic City, New Jersey; Baton Rouge, Louisiana; and Greenville, Mississippi.

The accompanying condensed consolidated financial statements as of and for the periods ended June 30, 2007 include the Company, its direct subsidiaries and CP Laughlin Realty, LLC (“Realty”), a variable interest entity of which the Company is the primary beneficiary in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (See Note 12). Realty is an affiliate of the Company due to control of Realty’s parent entity by the controlling shareholder of TCR. The carrying amount of the assets of Realty at June 30, 2007 was approximately $28,000.

The direct subsidiaries and operations of the Company include the following:

•	Aztar Corporation (“Aztar”), which owns and operates the Casino Aztar in Evansville, Indiana (“Evansville”), the Tropicana Hotel & Casino in Atlantic City (“Tropicana AC”), the Tropicana Express in Laughlin, Nevada (“Tropicana Express”), and the Tropicana Hotel & Casino in Las Vegas, Nevada (“Tropicana LV”),

•	Tropicana Finance Corporation (“Finance”), co-issuer of the senior secured notes,

•	Columbia Properties Laughlin, LLC (“Laughlin”), which operates the River Palms Hotel and Casino (“River Palms”) and owns the gaming assets related to this operation. Realty owns the non-gaming assets related to this operation,

•	79% ownership interest (84% economic interest) in Greenville Riverboat, LLC (“Greenville”), which owns and operates the Lighthouse Point Casino,

•	Tahoe Horizon, LLC (“Horizon”), which owns and operates the Horizon Casino & Resort located in Lake Tahoe, Nevada,

•	Columbia Properties Tahoe, LLC (“MontBleu”), which owns and operates the MontBleu Casino Resort located in Lake Tahoe, Nevada,

•	CP Baton Rouge Casino, LLC (“Baton Rouge”) and its subsidiaries, which own and operate the Belle of Baton Rouge and the Sheraton Baton Rouge, and

•	St. Louis Riverboat Entertainment, Inc, (“St. Louis”) which owns the vessel used by Greenville in the Lighthouse Point Casino operation.

The accompanying consolidated balance sheet as of December 31, 2006 and statement of income for the periods ended June 30, 2006, includes our predecessor, TCR, its direct subsidiaries and Realty. The direct subsidiaries of TCR as of December 31, 2006 and for the periods ended June 30, 2006 included all of

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

the direct subsidiaries of TE as noted above (with the exception of the Aztar Corporation subsidiaries acquired in January 2007) as well as the following subsidiaries which were not contributed to TE:

•	Belle of Orleans, LLC (“Orleans”), which owns and operates a riverboat casino in Amelia, Louisiana (formerly in New Orleans, Louisiana),

•	LV Casino, LLC, which operates the Casuarina Casino Las Vegas (“Las Vegas”) in space it leases in the Westin Casuarina Las Vegas Hotel & Spa from CP Las Vegas, LLC, an affiliated company, and

•	Tropicana Pennsylvania, LLC (“Trop PA”), which was acquired on December 12, 2006 from Aztar, and owns land in Allentown, Pennsylvania which is held for sale as of December 31, 2006.

Since the two casino operations (Orleans and Las Vegas) and Trop PA were not contributed to TE, the assets, liabilities and results of their operations have been presented as assets and liabilities of discontinued operations to be transferred in the accompanying consolidated balance sheet as of December 31, 2006 and as discontinued operations in the accompanying consolidated statements of income for the periods ended June 30, 2006. Cash flows of the discontinued operations have not been segregated from the cash flows of continuing operations on the accompanying consolidated statement of cash flows for the periods ended June 30, 2006.

As the net assets of the casinos that were transferred were not being sold by TCR (except for Trop PA), neither TCR nor TE received any cash proceeds and no gain or loss was recognized upon the retention of these operations by TCR in 2007. Except where specifically described as relating to Orleans, Las Vegas, Trop PA or discontinued operations, the amounts disclosed in the notes to the consolidated financial statements relative to the periods ending December 31, 2006 and June 30, 2006 relate to the direct subsidiaries and operations of TCR which were contributed to TE.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the use of management’s estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and disclosure of contingent liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Amounts are presented in thousands of dollars unless indicated otherwise.

Principles of Consolidation — The accompanying interim condensed consolidated financial statements of the Company as of and for the periods ended June 30, 2007 include Laughlin, Greenville, Horizon, MontBleu, Baton Rouge, St. Louis, Finance, Realty and Aztar. The accompanying condensed consolidated financial statements as of December 31, 2006 and for the periods ended June 30, 2006 include Laughlin, Greenville, Horizon, MontBleu, Baton Rouge, St. Louis, Orleans, Las Vegas, Trop PA, and Realty. All intercompany balances and transactions have been eliminated in consolidation. Minority interest in the consolidated financial statements represents the minority equity ownership of Greenville and the non-controlling equity ownership of Realty. The minority interest of Greenville is allocated in accordance with the terms of the LLC agreement which is based upon an assumed liquidation of Greenville as of the end of the reporting periods. The non-controlling equity ownership of Realty is allocated 100% of the earnings of Realty.

The Company evaluates its operations under four reporting segments consisting of the Nevada Segment, the Mississippi River Basin Segment, the Las Vegas Segment and the New Jersey Segment.

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

For purposes of the following notes to the condensed consolidated financial statements, amounts presented as of and for the periods ended June 30, 2007 relate to the consolidated financial statements of the Company and amounts presented as of December 31, 2006 and for the periods ended June 30, 2006 relate to the consolidated financial statements of TCR. These consolidated financial statements do not include the operations of the Aztar properties for the periods January 1st — January 3rd 2007. Unless otherwise noted, the consolidated entity is referenced as the “Company” for comparative purposes.

Interim Unaudited Information — The accompanying interim financial statements as of June 30, 2007, and for the three and six month periods ended June 30, 2006 and 2007 and related disclosures in the accompanying notes have not been audited. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations and therefore do not include all information and notes necessary for the presentation of financial position, results of operations and cash flows in conformity with GAAP. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) have been included to present fairly, in all material respects, the financial position of the Company as of June 30, 2007 and the results of its operations and its cash flows for the three and six month periods ended June 30, 2006 and 2007. Operating results for the three month periods ended June 30, 2007 should be read in conjunction with the audited consolidated financial statements and the notes for the year ended December 31, 2006 of TCR.

Investments — The Casino Reinvestment Development Authority (“CRDA”) deposits are carried at cost less a valuation allowance because they are required to purchase CRDA bonds that carry below market interest rates unless alternative investments are approved. The valuation allowance is established by a charge to earnings at the time the obligation is incurred to make the deposit unless there is an agreement with the CRDA for a return of the deposit at full face value. If the CRDA deposits are used to purchase CRDA bonds, the valuation allowance is transferred to the bonds as a discount, which is amortized to interest income using the interest method. If the CRDA deposits are used to make other investments, the valuation allowance is transferred to those investments and remains a valuation allowance.

The CRDA bonds are classified as held-to-maturity securities and are carried at amortized cost less a valuation allowance.

Derivative Instruments — The Company’s risk management strategy includes the use of derivative instruments to reduce the effects on its operating results and cash flows from fluctuations caused by volatility in interest rates. The Company has entered into interest rate swap agreements to effectively fix the interest rates of a portion of its variable rate borrowings. In using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to counterparty credit risk.

All derivatives are recognized in the balance sheet at fair value. Fair values for the Company’s derivative financial instruments are based on quoted market prices of comparable instruments or, if none are available, on pricing models or formulas using current assumptions. On the date the derivative contract is entered into, the Company determines whether the derivative contract should be designated as a hedge. Currently, the Company has not designated any of its existing interest rate swap agreements as hedges and therefore, recognizes changes in the fair value of the derivatives in the statement of income as a component of interest expense.

Income Taxes — TE and TCR are pass through entities for federal and state income tax purposes, and therefore, elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code. As a pass through entity and as an S Corporation, the tax attributes of TE and TCR will pass through to its owners, who will then owe any related income taxes. Aztar, acquired January 3, 2007, and its direct subsidiaries were registered as C Corporations for federal and state income tax purposes until May 1, 2007 when they elected to be treated as S Corporations under subchapter S of the Internal Revenue Code. As C

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

Corporations, TE accounted for the provision of income taxes in accordance with the accrual methodology under FAS 109, Accounting for Income Taxes through April 30, 2007. As of this date, the deferred federal income tax assets and liabilities recorded in prior years in accordance with FAS 109 were written off and credited to income and as May 1, 2007 TE recorded a net income tax benefit of $384,767 in the statement of income. In addition, Aztar has a receivable of $20,514 related to refundable federal income taxes for C Corporation taxes prior to its S Corporation election.

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), on January 1, 2007. The implementation of FIN 48 did not cause a change in the liability for unrecognized tax benefits. The amount of unrecognized tax benefits as of June 30, 2007 is $9.5 million, including any applicable interest and penalties. The increase in the unrecognized tax benefits of $5.9 million in the first six months of 2007 resulted in an increase to income tax expense of $5.9 million for the six months ending June 30, 2007.

Member’s Equity — Effective January 3, 2007, TCR contributed the various casino properties to the Company (described in Note 1). In addition to the Company’s beginning equity of $36,996 as of December 31, 2006, the Company recognized an increase in equity of $125,321 related to the contribution of these properties. Immediately subsequent to the Aztar acquisition, the Company transferred certain acquired entities to TCR, resulting in an equity reduction of $38,000. Additionally, TCR contributed $441,575 of cash to the Company used primarily for the Aztar acquisition. There were no other significant equity transactions during the periods ended June 30, 2007.

Contingencies — In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of casinos; (ii) leases of real estate; (iii) franchise license agreements; and (iv) certain lending agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements; (ii) landlords in lease contracts; (iii) franchisors or licensors of hotel brands; and (iv) lenders under financing transactions. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement. There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under some of these guarantees, however, most purchase and sale agreements have stated maximum liabilities. The Company is unable to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords and franchisors against third party claims for the use of real estate property leased or the brands licensed by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

Recently Issued Accounting and Reporting Standards

Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”) — In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value in GAAP and expands disclosures about fair value measurements. This Statement will be effective for the Company beginning January 1, 2008. The Company has not yet determined the effect, if any, SFAS No. 157 will have on its consolidated financial statements.

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

3.	ACQUISITIONS

On January 3, 2007, the Company acquired all the outstanding capital stock of Aztar from its stockholders. Aztar owned and operated five casinos in five domestic gaming markets, including: Atlantic City, New Jersey and Las Vegas, Nevada under the Tropicana trade name along with, Laughlin, Nevada under the Ramada Express trade name (subsequently changed to Tropicana Express), Evansville, Indiana, and Caruthersville, Missouri under the Aztar trade name. The acquisition further expanded the Company’s casino and gaming market share and positions the Company to become a leading domestic casino operator based on total operating revenue. As a result of the acquisition, Aztar has become a wholly owned subsidiary of the Company. The Caruthersville, Missouri operation was not retained by the Company, and was simultaneously transferred at the closing to TCR. This distribution to TCR was recorded by the Company at $38,000, the estimated fair value of the operation at the time of the transfer on January 3, 2007.

The initial purchase price for 100% of the outstanding capital stock of Aztar was $2,117,051. Additionally, acquisition related closing expenses and other purchase consideration of approximately $198,782 were incurred. The total purchase price of $2,315,833 was paid in cash at closing. The acquisition was financed through a combination of a $960,000 aggregate principal amount of 9 5/8% Senior Subordinated Notes and Senior Secured Credit Facilities totaling $1,970,000 (which are more fully described in Note 7), capital contributions from TCR, the Company’s parent, and cash on hand. Proceeds in excess of the total Aztar purchase price paid were used by the Company to repay the existing indebtedness of Aztar, to repay the portion of TCR’s indebtedness it retained and to satisfy other commitments of the Company and its affiliates.

The initial purchase price for the Aztar acquisition was allocated as follows:

Cash and cash equivalents	$121,690
Current Assets	72,944
Fixed assets	1,777,200
Investments	25,129
Intangible assets	448,809
Goodwill	972,243
Deferred tax assets	33,440
Other assets	79,576
Accrued expenses	(37,205)
Long-term debt	(702,710)
Deferred tax liabilities	(397,273)
Other liabilities	(78,010)

Net Assets Acquired	$2,315,833

The above purchase price allocation is preliminary and is dependent on the completion of our analysis of the fair values of the assets acquired and liabilities assumed.

The intangible assets acquired, recognized at their fair values, consist of customer loyalty programs of $92,900 and gaming licenses of $164,009 at the various properties acquired and the Tropicana and Aztar trade names, $188,000 and $3,900, respectively. The fair values assigned to these intangible assets were based on a preliminary independent appraisal. The loyalty programs and Aztar trade name will be amortized over a twelve year and a 1.5 year periods, respectively, which represents the estimated remaining life of the

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

assets. The gaming licenses and the Tropicana trade name were determined to have indefinite lives and therefore, will not be amortized and will be subject to an annual impairment analysis.

Goodwill recognized under the agreement is not deductible for income tax purposes.

In connection with the acquisition, the Company entered into severance agreements with certain executives and other former employees of Aztar. The Company recognized the estimated fair value of the severance agreements as part of the purchase price allocation on January 3, 2007. The severance liability recognized was completely paid-out immediately following consummation of the acquisition and resulted in disbursements of $16,869.

The revenue of Aztar reflected in our consolidated statement of operations for the periods January 4 through June 30, 2007 was approximately $414,000.

Pro Forma Information — Pro forma results of operations for the three and six months ended June 30, 2006, as if the acquisition of Aztar had occurred as of January 1, 2006, is presented below. As the acquisition was completed on January 3, 2007, the statement of income for the periods ended June 30, 2007, include substantially all of the operations of the acquired entities. These pro forma results may not be indicative of the actual results that would have occurred under the Company’s ownership and management.

	Three Months	Six Months
	Ended June 30,	Ended June 30,
	2006	2006

Net operating revenue	$290,884	$590,978
Net loss	(13,766)	(36,984)

Immediately following the acquisition, the Aztar Missouri Riverboat Gaming Company, LLC (Caruthersville, MO property) and other former subsidiaries of Aztar were distributed to TCR. Effective at the time of the acquisition, Aztar Missouri Riverboat Gaming Company, LLC, was distributed to TCR and was no longer a subsidiary of the Company and is not a guarantor of the Notes. TCR subsequently sold its membership interest in Aztar Missouri Riverboat Gaming Company, L.L.C. for approximately $45,000 in June 2007.

On April 20, 2006, an affiliate of the Company entered into an agreement to acquire Casino Queen, which owns and operates a riverboat casino in East St. Louis, IL. In connection with this acquisition, a portion of the proceeds from the new Senior Secured Credit Facility were deposited into a segregated account. The acquisition agreement was terminated in March 2007 and therefore, $167,926, was repaid to the lender, in accordance with the terms of the Senior Secured Credit Facility (See Note 7).

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

4.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Audited	Unaudited
	December 31,	June 30,
	2006	2007

Buildings and improvements	$168,192	$1,042,669
Furniture, fixtures and equipment	77,014	120,572
Riverboats and barges	29,635	48,854

	274,841	1,212,095
Accumulated depreciation	(73,649)	(110,003)
Construction in progress	6,250	61,216
Land	18,796	821,162

Property and equipment, net	$226,238	$1,984,470

5.	GOODWILL AND INTANGIBLE ASSETS

As of December 31, 2006, TCR had recognized $16,802 of goodwill related to the 2005 acquisition of Baton Rouge. Goodwill increased $972,243 due to the Aztar acquisition during the six months ended June 30, 2007. The Company evaluates the fair value of recorded goodwill on an annual basis, or more frequently if indicators of impairment exist. As of June 30, 2007, no impairment charges have been recognized.

Intangible assets consist of the following:

	Audited	Unaudited
	December 31,	June 30,
	2006	2007

Amortizing intangibles:
Favorable leases (amortized over 25 to 77 years)	$4,278	$4,278
Customer Loyalty Programs (amortized over 12 years)	—	92,900
Aztar Trade name (amortized over 1.5 years)	—	3,900
Other	500	500
Accumulated amortization	(274)	(5,083)

Total amortizing intangible assets	4,504	96,495
Non-amortizing intangible assets:
Gaming licenses	46,946	210,955
Tropicana Trade name	—	188,000

Total intangibles assets	$51,450	$495,450

Amortization expense related to intangible assets was $76 and $4,809 for the six months ended June 30, 2006 and 2007, respectively.

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

The Company’s estimate of amortization expense related to amortizable intangible assets for the remainder of 2007 and the four years ending December 31, 2011 are as follows:

2007 (six months)	$5,234
2008	9,167
2009	7,867
2010	7,867
2011	7,867
Thereafter	58,493

Total	$96,495

6.	INVESTMENTS

Investments consist of the following (in thousands):

Unaudited
June 30,
2007

CRDA deposits, net of a valuation allowance of $5,442	$15,423
CRDA bonds, net of an unamortized discount of $5,219	6,399
CRDA other investments, net of a valuation allowance of $1,254	4,876

Total investments	$26,698

The Company has a New Jersey investment obligation based upon its casino revenue generated from properties operating in New Jersey as part of the Aztar acquisition. The Company may satisfy this investment obligation by investing in qualified eligible direct investments, by making qualified contributions or by depositing funds with the CRDA. Deposits with the CRDA bear interest at money market rates. These deposits, under certain circumstances, may be donated to the CRDA in exchange for credits against future investment obligations. If not used for other purposes, the CRDA deposits are used to invest in bonds issued by the CRDA as they become available that bear interest at two-thirds of market rates. The CRDA bonds have various contractual maturities that range from 8 to 40 years. Actual maturities may differ from contractual maturities because of prepayment rights.

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

7.	LONG-TERM DEBT

Long-term debt consists of the following:

	Audited	Unaudited
	December 31,	June 30,
	2006	2007

Senior Subordinated Notes, due 2014	$960,000	$960,000
Senior Secured Term Loan, due 2012	—	1,340,239
Senior Secured Las Vegas Term Loan, due 2008	—	440,000
Credit Facility, Term Loan A, due 2010	96,879	—
Credit Facility, Term Loan B, due 2011	98,750	—
Other	346	1,550

Total debt	1,155,975	2,741,789
Less current portion	(2,295)	(500)

Total long-term debt	$1,153,680	$2,741,289

On December 28, 2006, the Company issued $960,000 of 9.625% Senior Subordinated Notes (the “Notes”) due December 15, 2014 to be used to partially finance the Aztar acquisition (see Note 3). At the time of issuance, the proceeds from the issuance were held in escrow by the Company pending the completion of the acquisition and the Company recognized the associated long-term debt obligation. At the time of the acquisition, the proceeds were released from escrow and utilized in the acquisition financing. Interest on the Notes is at 9.625% and is due semi-annually on June 15 and December 15, commencing June 15, 2007. No principal payments are due until maturity. Under certain circumstances the Notes can be redeemed prior to maturity with various redemption premiums depending on the conditions described in the agreements. The Notes are the Company’s unsecured senior subordinated obligations. The Notes are also guaranteed by certain of Company’s existing and future subsidiaries as well as by Realty and Columbia Properties Vicksburg, LLC (“Vicksburg”), each of which is an affiliate of the Company but not a direct subsidiary of the Company, and by JMBS Casino, LLC (“JMBS”), which is an affiliate of TCR’s owner and not a direct subsidiary of the Company. The Notes are not guaranteed by Tropicana Las Vegas (and its entities), a subsidiary of Aztar Corporation, and Greenville, however, Greenville is subject to the restrictive covenants of the Notes. The Note agreement restricts the Company’s and the guarantors ability to incur or guarantee additional indebtedness, to pay dividends, to sell or transfer assets, to make certain investments, to create or incur certain liens, to enter into merger, consolidation or sale transactions and to enter into transactions with affiliates that are not described in the agreements. The Company has agreed to file a registration statement with the SEC with respect to the Notes to allow the Notes to be publicly registered. The Company will pay additional interest on the Notes if it does not register the Notes. Upon a change in control of the Company, as defined in the Notes agreement, the holders of each Note has the right to require the Company to repurchase the Notes at 101.0% of the principal amount plus any accrued and unpaid interest to the date of purchase.

On January 3, 2007, the Company, in connection with the Aztar acquisition described in Note 3, entered into a Senior Credit Facility comprised of a $1,530,000 senior secured term loan (“Loan”) and a $180,000 senior secured revolving credit facility (“Revolver”). A total of $9.7 million of letters of credit have been issued by the Company under the Revolver and therefore, $170.3 million is available for future borrowing as of June 30, 2007. Interest on the Loan is at either a LIBOR Rate Option or an Alternative Rate Option, at the Company’s discretion (7.60% as of June 30, 2007). The Loan matures in January of 2012 and quarterly principal payments are scheduled to commence March 2011 after applying mandatory

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

and voluntary principal payments made in June 2007. The borrowings under the Senior Secured Credit Facility are guaranteed by the same guarantors as the Notes, security interests in all of the Company’s and the guarantors’ tangible and intangible assets, including a pledge of all equity interests in the Company and the guarantors; and a guarantee of Columbia Sussex Corporation (“CSC”), an affiliate of the Company, to the extent that the Revolver exceeds $100,000. The Senior Secured Credit Facility requires additional mandatory principal payments of excess cash flow, as defined in the agreement. Certain Loan proceeds were initially deposited in a segregated account equal to the then estimated purchase price for the Casino Queen. In accordance with the Loan agreement, $167,926 was repaid as of March 31, 2007 as the agreement to acquire the Casino Queen was terminated (See Note 3) and as provided for in the loan agreement this payment was applied to the first eight mandatory principal payments and ratably to the remaining payments.

On January 3, 2007, a subsidiary of the Company, which owns the Tropicana Las Vegas operations, entered into a Senior Secured Term Loan (the “Las Vegas Term Loan”) for $440,000. The Las Vegas Term Loan matures in July 2008, interest is due quarterly at either a LIBOR Rate option or an Alternative Rate Option, and is secured by a security interest in all the assets of the Tropicana Las Vegas operation and a guarantee of the Tropicana Las Vegas entities. On the closing date, the Company was required to deposit in an escrow account cash in an amount sufficient to pay all scheduled interest payments in respect of the Las Vegas Secured Loan for a one-year period. The amount held in escrow for interest payments on this loan was $33,698 at June 30, 2007. The interest rate on the Las Vegas Term Loan as of June 30, 2007 was 7.60%.

TCR’s obligations included its $200,000 Credit Facility (“Credit Facility”), which provided for a Term Loan A borrowing of $100,000 and a Term Loan B borrowing of $100,000, which were completely paid off on January 3, 2007. Interest under the Term Loan A was at the thirty day LIBOR rate plus a spread of between 1.75% and 2.75%, depending on the Company’s leverage ratio The Company elected the base rate option for the December 2006 period, (9.0% at December 31, 2006), and the LIBOR rate option for all prior periods. Interest under the Term Loan B was either based on the thirty day LIBOR rate or a base rate, at the Company’s option. The LIBOR rate option is based on the thirty day LIBOR rate plus 2.50%. The base rate option is the higher of the Federal Funds Rate plus one half of 1% or the Bank of America “prime rate”, plus 2.5%. The Company elected the base rate option for the December 2006 period, (10.75% at December 31, 2006), and the LIBOR rate option for all prior periods. On January 3, 2007, a portion of the financing proceeds used to complete the Aztar acquisition (See Note 3) were transferred to TCR to repay the portion of the TCR credit facility that it retained and related accrued interest.

The long-term debt agreements of the Company contain various covenants and restrictions including restrictions on additional borrowings, limits on capital expenditures, limits on the sale of assets and subsidiary stock, a maximum total leverage ratio requirement and a minimum fixed charge coverage ratio limit. As of December 31, 2006 and June 30, 2007, the Company was in compliance with these covenants.

Other long-term debt consists principally of equipment financing agreements that generally extend for periods up to three years.

8.	RELATED PARTY TRANSACTIONS

The Company is related by common ownership to CSC and its various subsidiaries and other affiliated companies discussed below. As of December 31, 2006 and June 30, 2007 the Company owed certain of these other affiliated companies, including its parent TCR, $9,651 and $13,607 respectively, and certain of these affiliated companies owed the Company $2,293 and $3,983, respectively.

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

TCR provides various services to the Company and its subsidiaries primarily under casino services agreements. These services are primarily related to casino operations, employment matters, staffing, payroll processing, marketing and advertising, casino layout, compliance, internal audit and purchasing of gaming related equipment and supplies. The operations of the Company are separate and apart from TCR. Any costs incurred by TCR for the benefit of or related to the Company’s operations are charged to the Company. TCR charges to the Company its allocated portion of the corporate overhead costs for these services based on the ratio of the Company’s net operating revenues to the total aggregate net operation revenue of all casino operations owned by TCR.

CSC provides various services to the Company and its subsidiaries primarily under administrative service agreements. These services are primarily related to accounting and administrative services in the areas of accounts payable, cash management, purchasing, tax and accounting. Also, the Company participates in general liability, workers compensation, property and health insurance programs arranged by CSC but for which the Company pays its related share of the cost. In addition, the Company and its subsidiaries, excluding the Aztar subsidiaries, have adopted CSC’s 401(k) pension plan. The operations of the Company are separate and apart from CSC. Any costs incurred by CSC for the benefit of or related to the Company’s operations (such as insurance) are charged to the Company. CSC Holdings, LLC, a subsidiary of CSC, loaned TCR a total of $350,152 in connection with the merger with Aztar Corporation and the related financing during 2006 and 2007(see Note 3). The loan was retained by TCR and was not contributed to the Company. Funds from these borrowings by TCR were used to partially fund equity contributions to the Company in 2006 and 2007.

Affiliate guarantors JMBS and Vicksburg loaned $4,000 and $3,000, respectively, to the Company in June 2007. The loans earn interest at the fixed rate of 12% and are due January 1, 2015.

9.	DISCONTINUED OPERATIONS

As described in Note 3, as of the effective date of the Aztar acquisition, the Company determined to transfer its acquired membership interests of Aztar Missouri Riverboat Gaming Company, L.L.C., which holds the Casino Aztar Caruthersville in Caruthersville, Missouri, to TCR. Effective at the time of the acquisition, Aztar Missouri Riverboat Gaming Company, L.L.C., was no longer a subsidiary of the Company and is not a guarantor of the Notes. TCR entered into an agreement in March 2007 to sell its membership interest in Aztar Missouri Riverboat Gaming Company, L.L.C. for $45,000 and the sale was completed on June 10, 2007.

As described in Note 1, as a result of TCR’s contribution of certain direct subsidiaries and operations to the Company, the entities not being transferred, Orleans, Las Vegas and Tropicana PA, have been presented as discontinued operations as of December 31, 2006 and for the period ended June 30, 2006.

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

The assets and liabilities of operations not transferred by TCR to the Company as of December 31, 2006 are as follows:

Cash	$1,185
Amounts due from related parties	6,754

Other current assets	1,866

Current assets transferred	$9,805

Property and equipment, net	$31,682
Other assets	10,696

Long term assets transferred	$42,378

Accounts payable and accrued expenses	$1,907
Amounts due to related parties	5,005

Current liabilities transferred	$6,912

Long term liabilities transferred	$177

10.	DERIVATIVE FINANCIAL INSTRUMENTS

Interest rate swaps are used to hedge a proportion of total debt that is subject to variable interest rates. In January 2007, the Company entered into three interest rate swap agreements, which require the Company to pay an amount equal to a specific fixed rate of interest on a notional amount and to receive in return an amount equal to a variable rate of interest on the same notional amount. The notional amounts are not exchanged. No other cash payments are made unless the contract is terminated prior to its maturity, in which case the contract would likely be settled for an amount equal to its fair value.

The interest rate swaps are not designated as hedges; accordingly the change in fair value is recorded as a component of interest expense. Also net payments or receipts under the swap agreements are recorded as a component of interest expense. Two of the swap agreements are for an aggregate notional amount of $1,000,000 (“Loan Swaps”) and require the Company to make fixed payments of interest at 5.0%, and the Company receives interest at the 3 month LIBOR rate. The Loan Swaps terminate in January 2012. The third swap agreement is for a notional amount of $440,000 (“Las Vegas Swap”) and requires the Company to make fixed payments of interest at 5.1% and receive interest at the 3 month LIBOR rate. The Las Vegas Swap terminates in July 2008.

The fair value of the Loan Swaps and the Las Vegas Swap were assets of $14,260 and $862, respectively at June 30, 2007 are recorded in the consolidated balance sheet as Prepaid Expenses and Other Assets.

11.	SEGMENT INFORMATION

The Company reviews results of operations based on distinct geographic gaming market segments. The Company has aggregated certain of its properties in order to present its reportable segments. The Nevada segment includes Horizon, River Palms (which includes Realty’s operations), MontBleu, and Tropicana Express. The Mississippi River Basin segment includes Greenville (which includes St. Louis’ operations), Baton Rouge, and Evansville. The Tropicana LV and the Tropicana AC are reported as separate segments.

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

The Company’s chief operating decision maker uses segment adjusted EBITDA in assessing segment performance and deciding how to allocate resources. The Company’s segment information is as follows:

	Unaudited		Unaudited
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2007	2006	2007

Net Operating Revenues
Nevada segment:
Lake Tahoe Horizon	$10,044	$8,913	$19,964	$18,793
MontBleu	10,266	11,061	21,486	24,893
River Palms	12,861	13,006	28,221	27,189
Tropicana Express(b)	—	22,842	—	46,438

Total Nevada segment	33,171	55,822	69,671	117,313

Mississippi River Basin segment:
Lighthouse Point	6,966	7,128	15,395	15,511
Belle of Baton Rouge	28,821	25,019	62,716	53,519
Casino Aztar Evansville(b)	—	32,461	—	67,115

Total Mississippi River Basin segment	35,787	64,608	78,111	136,145

Tropicana Las Vegas Segment(b)	—	43,079	—	82,408

Tropicana Atlantic City Segment(b)	—	109,736	—	217,982

Corporate	—	6	—	208

Total consolidated net operating revenues	$68,958	$273,251	$147,782	$554,056

Segment Adjusted EBITDA(a) Nevada segment:
Lake Tahoe Horizon	$1,947	$855	$3,906	$2,747
MontBleu	(3,021)	603	(2,975)	2,492
River Palms	3,067	3,556	8,244	8,056
Tropicana Express(b)	—	8,156	—	16,565

Total Nevada segment	1,993	13,170	9,175	29,860

Mississippi River Basin segment:
Lighthouse Point	2,863	2,602	7,218	6,340
Belle of Baton Rouge	11,403	8,172	27,478	19,763
Casino Aztar Evansville(b)	—	7,630	—	16,600

Total Mississippi River Basin segment	14,266	18,404	34,696	42,703

Tropicana Las Vegas Segment(b)	—	12,520	—	23,753

Tropicana Atlantic City Segment(b)	—	31,616	—	60,435

Total Segment Adjusted EBITDA	16,259	75,710	43,871	156,751
Corporate	(801)	(5,368)	(1,265)	(6,666)

Total EBITDA	15,458	70,342	42,606	150,085
Adjustments to reconcile Segment Adjusted EBITDA to net income from continuing operations, before income tax benefit:
Depreciation and amortization	(2,845)	(25,816)	(6,415)	(43,353)
Interest income	679	1,755	886	6,483
Interest expense	(4,403)	(45,874)	(8,010)	(114,078)

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

	Unaudited		Unaudited
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2007	2006	2007

Construction accident insurance recoveries, net	—	15,463	—	14,075
Loss from early extinguishment of debt	—	—	—	(2,799)
Write-offs of fixed assets and deposits	(979)	(263)	(979)	(263)
Minority interest in net income of consolidated subsidiaries	(1,273)	(1,383)	(1,750)	(2,317)

Income from continuing operations, before income tax benefit	$6,637	$14,224	$26,338	$7,833

(a)	Segment Adjusted EBITDA is net income before interest expense, interest income, depreciation, amortization, corporate expenses, write offs of fixed assets and deposits related to abandoned acquisition and minority interest in net income of consolidated subsidiaries. Segment Adjusted EBITDA should not be construed as a substitute for either operating income or net income as they are determined in accordance with generally accepted accounting principles (GAAP). The Company uses Segment Adjusted EBITDA as a measure to compare operating results between segments and accounting periods. The Company manages cash and finances its operations at the corporate level. The Company manages the allocation of capital among segments at the corporate level. The Company accordingly believes Segment Adjusted EBITDA is useful as a measure of operating results at the segment level because it reflects the results of operating decisions at the segment level separated from the effects of financing decisions that are managed at the corporate level. The Company also uses Segment Adjusted EBITDA as an important operating performance measure in its bonus programs for managers and executive officers. The Company also believes that Segment Adjusted EBITDA is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. The Company’s calculation of Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. While the Company believes Segment Adjusted EBITDA provides a useful perspective for some purposes, Segment Adjusted EBITDA has material limitations as an analytical tool. For example, among other things, although depreciation, amortization and write off of fixed assets and deposits related to abandoned acquisition are non-cash charges, the assets being depreciated, amortized and written off may have to be replaced in the future, and Segment Adjusted EBITDA does not reflect the requirements for such replacements. Interest expense, interest income, and minority interest in net income of consolidated subsidiary are also not reflected in Segment Adjusted EBITDA. Therefore, the Company does not consider Segment Adjusted EBITDA in isolation, and it should not be considered as a substitute for measures determined in accordance with GAAP. A reconciliation of Segment Adjusted EBITDA with operating income and net income as determined in accordance with GAAP is reflected in the above summary

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

(b)	Reflects results since January 3, 2007, the date of acquisition, and therefore excludes three days of the Quarter.

	Audited	Unaudited
	December 31,	June 30,
	2006	2007

Total Assets by Segment:
Nevada	$180,641	$518,846
Mississippi River Basin	168,349	653,191
Las Vegas	—	989,064
Atlantic City	—	1,417,717
Corporate	1,385,101	272,721

Total assets	$1,734,091	$3,851,539

12.	ACCOUNTING FOR THE IMPACT OF THE OCTOBER 30, 2003 CONSTRUCTION ACCIDENT — TROPICANA, ATLANTIC CITY

An accident occurred on the site of the construction of the expansion of the Atlantic City Tropicana in October 2003, prior to the Aztar acquisition. The accident resulted in a loss of life and serious injuries, as well as extensive damage to the facilities under construction. Construction on the expansion project was substantially completed by December 30, 2004. The expansion included 502 additional hotel rooms, 20,000 square feet of meeting space, 2,400 parking spaces, and “The Quarter at Tropicana”, a 200,000- square-foot dining, entertainment, and retail center.

Insurance claims for business interruption that occurred from the date of the accident through December 31, 2005 were filed with Aztar’s insurers in the amount of approximately $52,100, of which $3,500 had been received by Aztar, prior to January 3, 2007. In addition, Aztar has filed insurance claims for lost profits and additional costs as a result of the delay in the opening of the expansion. The total of these claims is approximately $64,600, of which $22,116 had been received by Aztar, prior to January 3, 2007. Aztar has also filed insurance claims of approximately $9,000, for other costs it has incurred that are related to the construction accident, of which $1,500 has been received prior to January 3, 2007. The Company acquired all of the outstanding stock of Aztar on January 3, 2007, and therefore will continue to pursue resolution of and will be the beneficiary of any future recoveries under these claims. Profit recovery from insurance will be recorded when the amount of recovery, which may be different from the amount claimed, is agreed to by the insurers.

In April 2007, the Company and its insurance carriers reached a settlement agreement regarding all outstanding claims for dismantlement, debris removal and rebuild claims. As a result of the settlement, the Company received net proceeds of $18,300 and recorded a gain on the settlement during the quarter ended June 30, 2007 of $16,700. The Company also incurred expenses related to this settlement of $2,600 during the period from January 3, 2007 to June 30, 2007.

Also in April 2007, the Company was a party to a settlement agreement that fully resolved all liability claims that arose from the construction accident. The claims were satisfied in full within the policy limits of the Company’s insurance programs and will have no material effect on the Company’s financial condition.

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

13.	SUMMARY FINANCIAL INFORMATION

The following information sets forth the condensed consolidating summary financial information of the parent and guarantors, which guarantee the $960 million 9 5/8% Senior Subordinate Notes due 2014, and the non-guarantor. The guarantors are wholly owned and the guarantees are full, unconditional, joint and several.

	Tropicana Entertainment
		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	As of June 30, 2007

Current Assets:
Cash and cash equivalents	$6,202	$59,818	$20,628	$—	$86,648
Other current assets	34,941	48,597	11,976	—	95,514

Total current assets	41,143	108,415	32,604	—	182,162
Restricted Cash	—	—	33,698	—	33,698
Property and Equipment — Net	—	1,246,958	737,512	—	1,984,470
Investments	5,495,061	26,698	—	(5,495,061)	26,698
Goodwill	(29,965)	826,752	192,258	—	989,045
Intangible Assets — Net	189,168	305,302	980	—	495,450
Deferred Charges and Other Assets — Net	73,377	63,171	3,643	(175)	140,016

Total Assets	$5,768,784	$2,577,296	$1,000,695	$(5,495,236)	$3,851,539

Current Liabilities:
Current portion, long-term debt	$—	$30	$470	$—	$500
Accounts payable	242	34,418	13,809	—	48,469
Other current liabilities	85,497	297,284	(310,942)	—	71,839

Total current liabilities	85,739	331,732	(296,663)	—	120,808
Long-Term Debt	2,300,239	256	440,794	—	2,741,289
Other Long-Term Liabilities	17,403	284	—	(175)	17,512

Total liabilities	2,403,381	332,272	144,131	(175)	2,879,609
Minority Interest in Consolidated Subsidiaries	11,553	—	—	—	11,553
Member’s equity	3,353,850	2,245,024	856,564	(5,495,061)	960,377

Total Liabilities and Member’s Equity	$5,768,784	$2,577,296	$1,000,695	$(5,495,236)	$3,851,539

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

	Tropicana Casinos and Resorts (Predecessor)
				Non-
		TE	Guarantor	Guarantor		TE	TCR	TCR
	TCR	Parent	Subsidiaries	Subsidiary	Eliminations	Total	Eliminations	Total
	As of December 31, 2006

Current Assets:
Cash and cash equivalents	$—	$166	$29,112	$3,745	$—	$33,023	$—	$33,023
Other current assets	9,805	543	15,645	511	—	16,699	—	26,504

Total current assets	9,805	709	44,757	4,256	—	49,722	—	59,527
Property and Equipment — net	—	—	222,640	3,598	—	226,238	—	226,238
Deposits and Costs for Pending Acquisitions	—	977,967	332,059	—	—	1,310,026	—	1,310,026
Investments	126,137	—	—	—	—	—	(126,137)	—
Goodwill	—	—	16,802	—	—	16,802	—	16,802
Intangible Assets — net	—	—	51,450	—	—	51,450	—	51,450
Deferred Charges and Other Assets — net	—	22,183	5,481	181	—	27,670	—	27,670
Discontinued Operations — Long-Term Assets of Casinos to be Transferred	42,378	—	—	—	—	—	—	42,378

Total Assets	$178,320	$1,000,859	$673,189	$8,035	$(175)	$1,681,908	$(126,137)	$1,734,091

Current Liabilities:
Current portion, long-term debt	$—	$—	$2,295	$—	$—	$2,295	$—	$2,295
Accounts payable	—	2,684	11,470	595	—	14,749	—	14,749
Other current liabilities and Discontinued operations	$6,912	1,179	27,288	1,707	—	30,174	—	37,086

Total current liabilities	6,912	3,863	41,053	2,302	—	47,218	—	54,130
Long-Term Debt	25,494	960,000	168,186	—	—	1,128,186	—	1,153,680
Related Party Note Payable	369,083	—		—	—	—	—	369,083
Other Long-Term Liabilities and Discontinued Operations	177	—	412	—	(175)	237	—	414

Total liabilities	401,666	963,863	209,651	2,302	(175)	1,175,641	—	1,577,307
Minority Interest in Consolidated Subsidiaries	9,853	—	—	—	—	—	—	9,853
Stockholder’s Equity	(233,199)	36,996	463,538	5,733	—	506,267	(126,137)	146,931

Total Liabilities and Stockholder’s Equity	$178,320	$1,000,859	$673,189	$8,035	$(175)	$1,681,908	$(126,137)	$1,734,091

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

	Tropicana Entertainment
			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	For the six months ended June 30, 2007

Operating Revenues:
Casino	$—	$394,881	$48,536	$—	$443,417
Rooms	—	66,096	31,638	—	97,734
Food and beverage	—	66,821	13,847	—	80,668
Other casino and hotel	208	22,502	12,044	(472)	34,282

Total operating revenues	208	550,300	106,065	(472)	656,101
Less promotional allowances	—	(93,899)	(8,146)	—	(102,045)

Net operating revenues	208	456,401	97,919	(472)	554,056

Operating Expenses:
Casino	—	51,205	10,229	—	61,434
Rooms	—	29,409	11,454	—	40,863
Food and beverage	—	53,343	14,055	—	67,398
Other casino and hotel	—	8,082	5,891	—	13,973
Utilities	—	13,709	3,236	—	16,945
Marketing, advertising and casino promotions	—	42,768	2,576	—	45,344
Repairs and maintenance	—	9,983	2,472	—	12,455
Insurance	(3)	6,931	1,245	—	8,173
Property and local taxes	—	15,743	1,199	—	16,942
Gaming taxes and licenses	—	53,581	5,186	—	58,767
Administrative and general	6,750	35,122	9,262	—	51,134
Leased land and facilities	127	9,867	1,021	(472)	10,543
Construction accident insurance recoveries, net	—	(14,075)	—	—	(14,075)
Loss on disposal of assets	176	87	—	—	263
Depreciation and amortization	4,784	37,682	887	—	43,353

Total operating expenses	11,834	353,437	68,713	(472)	433,512

Income (Loss) from Operations	(11,626)	102,964	29,206	—	120,544

Other Income (Expense):
Interest income	4,215	1,220	1,048	—	6,483
Interest expense	(90,915)	(190)	(22,973)	—	(114,078)
Loss from early extinguishment of debt	—	(2,799)	—	—	(2,799)

Total other expense	(86,700)	(1,769)	(21,925)	—	(110,394)

Income (Loss) before Minority Interest and Income Tax Benefit	(98,326)	101,195	7,281	—	10,150
Minority Interest in Net Income of Consolidated Subsidiaries	—	(1,372)	(945)	—	(2,317)

Income (Loss) from Continuing Operations, before income tax benefit	(98,326)	99,823	6,336	—	7,833
Income tax benefit	384,767	—	—	—	384,767

Net Income	$286,441	$99,823	$6,336	$—	$392,600

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

	Tropicana Casinos and Resorts (Predecessor)
				Non-
			Guarantor	Guarantor	TE	TE
	TCR	Parent	Subsidiaries	Subsidiaries	Eliminations	Total	Eliminations	Consolidated
	For the six months ended June 30, 2006

Operating Revenues:
Casino	$—	$—	$107,070	$17,852	$—	$124,922	$—	$124,922
Rooms	—	—	19,455	1	—	19,456	—	19,456
Food and beverage	—	—	19,845	557	—	20,402	—	20,402
Other casino and hotel	—	—	5,905	4	(472)	5,437	—	5,437

Total operating revenues	—	—	152,275	18,414	(472)	170,217	—	170,217
Less promotional allowances	—	—	(19,279)	(3,156)	—	(22,435)	—	(22,435)

Net operating revenues	—	—	132,996	15,258	(472)	147,782	—	147,782

Operating Expenses:
Casino	—	—	17,591	2,606	—	20,197	—	20,197
Rooms	—	—	8,686	—	—	8,686	—	8,686
Food and beverage	—	—	16,459	459	—	16,918	—	16,918
Other casino and hotel	—	—	1,822	2	—	1,824	—	1,824
Utilities	—	—	5,124	191	—	5,315	—	5,315
Marketing, advertising and casino promotions	—	—	6,987	480	—	7,467	—	7,467
Repairs and maintenance	—	—	3,900	262	—	4,162	—	4,162
Insurance	—	—	1,882	291	—	2,173	—	2,173
Property and local taxes	—	—	1,591	167	—	1,758	—	1,758
Gaming taxes and licenses	—	—	19,251	2,199	—	21,450	—	21,450
Administrative and general	—	—	8,695	984	—	9,679	—	9,679
Leased land and facilities	—	—	5,030	989	(472)	5,547	—	5,547
Loss on disposal of assets	—	—	979	—	—	979	—	979
Depreciation and amortization	—	—	5,817	598	—	6,415	—	6,415

Total operating expenses	—	—	103,814	9,228	(472)	112,570	—	112,570

Income from Operations	—	—	29,182	6,030	—	35,212	—	35,212

Other Income (Expense):
Interest income	863	—	2	21	—	23	—	886
Interest expense	(3,768)	—	(4,242)	—	—	(4,242)	—	(8,010)

Total other expense	(2,905)	—	(4,240)	21	—	(4,219)	—	(7,124)

Income before Minority Interest	(2,905)	—	24,942	6,051	—	30,993	—	28,088
Minority Interest in Net Income of Consolidated Subsidiaries	(1,750)	—	—	—	—	—	—	(1,750)

Income from Continuing Operations	(4,655)	—	24,942	6,051	—	30,993	—	26,338
Discontinued Operations, Casinos to be Transferred	(2,097)	—	—	—	—	—	—	(2,097)

Net Income (Loss)	$(6,752)	$—	$24,942	$6,051	$—	$30,993	$—	$24,241

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

	Tropicana Entertainment
			Non-
		Guarantor	Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	For the six months ended June 30, 2007

Cash Flows from Operating Activities	$(115,743)	$142,171	$18,960	$176	$45,564

Cash Flows from Investing Activities:
Additions to property and equipment	—	(29,169)	(12,297)	—	(41,466)
Acquisition of casino, net of cash acquired	852,217	(2,140,140)	(906,220)	—	(2,194,143)
Other cash flows from investing activities	(1,679,900)	(28,136)	(298)	2,687,114	978,780

Net cash used in investing activities	(827,683)	(2,197,445)	(918,815)	2,687,114	(1,256,829)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	1,530,000	—	440,000	—	1,970,000
Payment of financing costs	(56,205)	—	(8,171)	—	(64,376)
Other cash flows from financing activities	(550,935)	2,128,041	468,265	(2,687,290)	(641,919)

Net cash provided by financing activities	922,860	2,128,041	900,094	(2,687,290)	1,263,705

Net Increase (Decrease) in Cash and Cash Equivalents	(20,566)	72,767	239	—	52,440

Cash and Cash Equivalents (Including Cash and Cash Equivalent of Casinos to be Transferred), Beginning of Period	26,768	(12,949)	20,389	—	34,208

Cash and Cash Equivalents, End of Period	$6,202	$59,818	$20,628	$—	$86,648

TROPICANA ENTERTAINMENT, LLC

Notes to Condensed Consolidated Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

	Tropicana Casinos and Resorts (Predecessor)
				Non-
			Guarantor	Guarantor		TE
	TCR	Parent	Subsidiaries	Subsidiaries	Eliminations	Total	Eliminations	Consolidated
	For the six months ended June 30, 2006

Cash Flows from Operating Activities	$1,821	$5	$31,935	$6,215	$—	$38,155	$—	$39,976

Cash Flows from Investing Activities:
Additions to property and equipment	(671)	—	(20,320)	(83)	—	(20,403)	—	(21,074)
Deposits and costs related to pending acquisition	(313,487)							(313,487)
Other cash flows from investing	(21,280)	—	(1)	1	—	—	21,280	—

Net cash used in investing activities	(335,438)	—	(20,321)	(82)	—	(20,403)	21,280	(334,561)

Cash Flows from Financing Activities:
Payments on long-term debt	—	(2,371)	(500)	—	—	(2,871)	—	(2,871)
Payment of financing costs	(115)	(227)	(184)	2	—	(409)	—	(524)
Other cash flows from financing activities	333,262	2,593	7,447	(4,659)	—	5,381	(21,280)	317,363

Net cash used in by financing activities	333,147	(5)	6,763	(4,657)	—	2,101	(21,280)	313,968

Net Increase (Decrease) in Cash and Cash Equivalents	(470)	—	18,377	1,476	—	19,853	—	19,383

Cash and Cash Equivalents (Including Cash and Cash Equivalent of Casinos to be Transferred), Beginning of Period	1,550	—	36,889	4,344	—	41,233	—	42,783

Cash and Cash Equivalents (Including Cash and Cash Equivalent of Casinos to be Transferred), End of Period	$1,080	$—	$55,266	$5,820	$—	$61,086	$—	$62,166

Report of Independent Registered Public Accounting Firm

To the Stockholder of
Tropicana Casinos and Resorts, Inc.

We have audited the accompanying consolidated balance sheets of Tropicana Casinos and Resorts, Inc. (f/k/a Wimar Tahoe Corporation) and Subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tropicana Casinos and Resorts, Inc. and Subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Cincinnati, Ohio
April 20, 2007

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of December 31,
	2005	2006

Current Assets:
Cash and cash equivalents	$41,233	$33,023
Accounts receivable — net of allowance for doubtful accounts	4,422	3,958
Amounts due from related parties	94	2,293
Amounts due from casinos to be transferred	3,033	3,635
Inventories	1,216	1,596
Prepaid expenses and other assets	3,821	5,217
Discontinued operations — current assets of casinos to be transferred, including cash and cash equivalents of $1,550 and $1,185 for the periods ended 2005 and 2006, respectively	1,885	9,805

Total current assets	55,704	59,527
Property and equipment — net	205,285	226,238
Deposits and costs for pending acquisitions	—	1,310,026
Goodwill	27,142	16,802
Intangible assets — net	41,841	51,450
Deferred charges and other assets — net	6,269	27,670
Discontinued operations — long-term assets of casinos to be transferred	32,027	42,378

Total assets	$368,268	$1,734,091

Current Liabilities:
Current portion, long-term debt	$3,871	$2,295
Accounts payable	10,975	14,749
Amounts due to related parties	1,099	9,651
Amounts payable to casinos to be transferred	—	2,325
Accrued expenses and other liabilities	17,580	18,198
Discontinued operations — current liabilities of casinos to be transferred	5,287	6,912

Total current liabilities	38,812	54,130
Long-term debt	195,629	1,153,680
Related party note payable and accrued interest	—	369,083
Other long-term liabilities	521	237
Discontinued operations — other liabilities of casinos to be transferred	251	177

Total liabilities	235,213	1,577,307
Minority interest in consolidated subsidiaries	13,038	9,853
Stockholder’s Equity
Common stock	1	1
Paid in capital	76,280	76,280
Retained earnings	43,736	70,650

Total stockholder’s equity	120,017	146,931

Total liabilities and stockholder’s equity	$368,268	$1,734,091

The accompanying notes are an integral part of the consolidated financial statements.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

	For the Years Ended December 31,
	2004	2005	2006

Operating Revenues:
Casino	$100,240	$150,040	$239,490
Rooms	18,032	28,381	39,731
Food and beverage	21,829	30,032	41,983
Other casino and hotel	5,845	8,373	12,323

Total operating revenues	145,946	216,826	333,527
Less promotional allowances	(24,029)	(30,184)	(44,664)

Net operating revenues	121,917	186,642	288,863

Operating Expenses:
Casino	19,822	27,658	40,482
Rooms	8,257	12,830	17,647
Food and beverage	17,829	25,962	34,579
Other casino and hotel	714	1,516	4,141
Utilities	4,721	7,008	10,074
Marketing, advertising and casino promotions	7,616	9,654	15,513
Repairs and maintenance	3,776	5,794	8,322
Insurance	1,710	2,211	2,908
Property and local taxes	1,267	1,958	3,824
Gaming taxes and licenses	10,369	18,788	39,869
Casino and hotel administrative and general	6,749	10,014	16,184
Corporate overhead	2,282	3,585	5,350
Leased land and facilities	4,653	7,559	10,771
Depreciation and amortization	6,615	9,646	18,033
Write off of fixed assets, deposits and other costs related to abandoned acquisition	79	2,742	2,588

Total operating expenses	96,459	146,925	230,285

Income from operations	25,458	39,717	58,578

Other Income (Expense):
Interest income	113	482	8,918
Interest expense	(909)	(5,993)	(35,563)

Total other expense	(796)	(5,511)	(26,645)

Income before minority interest	24,662	34,206	31,933
Minority interest in net income of consolidated subsidiaries	(3,873)	(3,433)	(3,224)

Income from continuing operations	20,789	30,773	28,709
Discontinued operations, casinos to be transferred	(2,869)	(8,929)	4,705

Net income	$17,920	$21,844	$33,414

The accompanying notes are an integral part of the consolidated financial statements.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY
(In thousands)

	Common	Paid in	Retained
	Stock	Capital	Earnings	Total

Balance at January 1, 2004	$1	$41,280	$12,372	$53,653
Net income for the year 2004	—	—	17,920	17,920

Balance at December 31, 2004	1	41,280	30,292	71,573
Contributions from stockholder in 2005	—	35,000	—	35,000
Distribution to stockholder in 2005	—	—	(8,400)	(8,400)
Net income for the year 2005	—	—	21,844	21,844

Balance at December 31, 2005	1	76,280	43,736	120,017
Distribution to stockholder in 2006	—	—	(6,500)	(6,500)
Net income for the year 2006	—	—	33,414	33,414

Balance at December 31, 2006	$1	$76,280	$70,650	$146,931

The accompanying notes are an integral part of the consolidated financial statements.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2004	2005	2006

Cash Flows from Operating Activities:
Net income	$17,920	$21,844	$33,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,435	10,724	18,978
Non-cash portion of casualty loss — hurricane	—	2,201	7,721
Insurance proceeds for property and equipment	—	—	(13,626)
Amortization of loan costs and other		604	325
Increase in accrued interest on related party note payable	—	—	18,931
Increase (decrease) in deferred rent	213	38	(37)
Write off of property and equipment	79	821	4,207
Write off of deposits and other costs related to abandoned acquisition	—	2,014	4,000
Minority interest in net income of consolidated subsidiary	3,873	3,433	3,224
Changes in current assets and current liabilities, net of effects from purchase of hotels and casinos:
Accounts receivable	(44)	(2,951)	(978)
Inventories, prepaids and other assets	205	65	(4,011)
Accounts payable, accrued expenses and other liabilities	(6,509)	7,740	4,648

Net cash provided by operating activities	23,172	46,533	76,796

Cash Flows from Investing Activities:
Additions to property and equipment	(13,461)	(24,213)	(63,781)
Insurance proceeds for property and equipment	—	—	13,626
Deposits and other costs related to pending acquisitions	(6,601)	(833)	(1,310,896)
Acquisition of casinos, net of cash acquired	—	(203,956)	—
Other	31	(231)	(77)

Net cash used in investing activities	(20,031)	(229,233)	(1,361,128)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	200,000	960,000
Payments on debt	(2,750)	(20,450)	(3,525)
Financing costs	—	(6,274)	(21,093)
Advances from related parties	1,512	494	3,129
Proceeds from related party note payable	—	—	350,152
Contribution by stockholder	—	35,000	—
Distribution to stockholder	—	(8,400)	(6,500)
Contributions by minority interest holders	3,926	—	—
Distribution to minority interest holders	(2,014)	(2,076)	(6,407)

Net cash provided by financing activities	674	198,294	1,275,756

Net Increase (Decrease) in Cash and Cash Equivalents	3,815	15,594	(8,576)
Cash and Cash Equivalents (Including Cash and Cash Equivalent of Casinos to be Transferred), Beginning of Period	23,374	27,189	42,783

Cash and Cash Equivalents (Including Cash and Cash Equivalent of Casinos to be Transferred), End of Period	$27,189	$42,783	$34,207

Supplemental Disclosure — Cash Paid for Interest	$914	$5,440	$13,747

The accompanying notes are an integral part of the consolidated financial statements.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Years Ended December 31, 2004, 2005 and 2006
(In thousands, except where noted otherwise)

1.	ORGANIZATION

The accompanying consolidated financial statements include Tropicana Casinos and Resorts, Inc. (fka Wimar Tahoe Corporation) (“TCR” or “the Company”), its direct subsidiaries and CP Laughlin Realty, LLC (“Realty”), a variable interest entity of which TCR is the primary beneficiary in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (See Note 11). Realty is an affiliate of TCR due to control of Realty’s parent entity by the controlling shareholder of TCR. TCR and Realty are co-borrowers under a credit facility described in Note 7 and certain of TCR’s direct subsidiaries and Realty became guarantors under a new Senior Credit Facility described in Note 14, which was used to partially finance the acquisition of Aztar Corporation (“Aztar”) by Tropicana Entertainment, LLC (fka Wimar OpCo, LLC) (“TE”) (a newly formed subsidiary of TCR) as further described in Note 14. The direct subsidiaries and operations of TCR, which were contributed to TE in January 2007, include the following:

•	Columbia Properties Laughlin, LLC (Laughlin), which operates the River Palms Hotel and Casino and owns the gaming assets related to this operation.

•	TCR’s 79% ownership interest (84% economic interest) in Greenville Riverboat, LLC (Greenville), which owns and operates the Lighthouse Point Casino.

•	St. Louis Riverboat Entertainment, Inc. (SLRE), which owns the vessel used by Greenville.

•	The Lake Tahoe Horizon Casino Resort (Horizon), a facility owned directly by TCR.

•	Columbia Properties Tahoe, LLC (MontBleu), which owns and operates the MontBleu Casino Resort (see Note 2).

•	CP Baton Rouge Casino, LLC (Baton Rouge) and its subsidiaries, which own and operate the Belle of Baton Rouge casino and the Sheraton Baton Rouge hotel (see Note 2).

TCR’s other operations which were not contributed to TE include the Belle of Orleans, LLC (“Orleans”), which owned and operated a riverboat casino in New Orleans, LA (see below), the Casuarina Casino Las Vegas (Las Vegas), which leases space in the Westin Casuarina Las Vegas Hotel & Spa from CP Las Vegas, LLC, an affiliated company, and Tropicana Pennsylvania, LLC (“Trop PA”), which owns land in Allentown, PA that is held for sale (see Note 2). Since the two casino operations and Trop PA were not contributed to TE, the assets, liabilities and results of their operations have been presented as assets and liabilities of discontinued operations to be transferred in the accompanying consolidated balance sheet and as discontinued operations in the accompanying consolidated statements of income. Cash flows of the discontinued operations have not been segregated from the cash flows of continuing operations on the accompanying consolidated statement of cash flows. As the net assets of the casinos to be transferred were not being sold by TCR, neither TCR nor TE received any cash proceeds and no gain or loss will be recognized upon the retention of these operations by TCR. The net assets of Trop PA are approximately $3 million and are expected to be sold by TCR. Except where specifically described as relating to Orleans, Las Vegas, Trop PA or discontinued operations, the amounts disclosed in the notes to the consolidated financial statements relate to the direct subsidiaries and operations of TCR which were contributed to TE.

2.	ACQUISITIONS

On May 19, 2006, affiliates of the Company entered into an agreement to acquire all of the outstanding capital stock of Aztar for approximately $2.106 billion in order to expand its gaming operations into new markets and to take advantage of development opportunities in Las Vegas. The agreement was

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

assigned to subsidiaries of the Company during 2006. The Company entered into subordinated promissory notes payable which totaled $350.2 million as of December 31, 2006 with CSC Holdings, LLC (“Holdings”), an affiliate of TCR due to control of Holdings’ parent entity by the controlling shareholder of TCR, to fund deposits and other costs related to the Aztar merger in 2006 (see Note 8 for a description of the terms of these notes). Also included in deposits and costs of pending acquisition, in the accompanying balance sheet, are the proceeds from the issuance of bonds of $960,000 plus additional equity contributed of interest reserve, (see Note 7), totaling $977,967 including interest, that were escrowed pending the closing of the merger. Aztar, prior to the merger, owned and operated five casinos, located in Atlantic City, NJ; Las Vegas, NV; Laughlin, NV; Evansville, IN; and Caruthersville, MO. The Company entered into a contract to sell the Caruthersville, MO operation on March 16, 2007 for $45,000. The Company is selling this casino because it had no plans to become licensed to operate a gaming operation in Missouri. Aztar, the Company and the Missouri Gaming Commission entered into an agreement to allow the Company to operate the Caruthersville casino after the merger for a period of up to nine months to allow the Company to complete the sale. During this period the Missouri Gaming Commission appointed a supervisor to oversee the Company’s operation of the casino pending its sale (see Note 14-Subsequent Events).

The following is a summary of the assets to be acquired and the liabilities to be assumed in the Aztar acquisition based on preliminary estimated information provided by an independent appraiser:

Casino bankroll	$121,416
Other current assets	75,024
Property and equipment	1,777,300
Goodwill	617,139
Intangibles	453,100
Other assets	83,906
Liabilities assumed	(833,306)

Total	$2,294,579

On December 12, 2006, the Company acquired Trop PA from Aztar for $6.9 million. Trop PA had applied for a Category 2 gaming license with the Pennsylvania Gaming Control Board. On December 20, 2006, the Pennsylvania Gaming Control Board did not award one of the five available sites for a Category 2 gaming license to Trop PA. Accordingly, the Company has written off costs totaling $4.0 million which had been capitalized related to this project. In addition, the Company adjusted the carrying value of the Trop PA land it acquired in Allentown, Pennsylvania for this project to its estimated fair market value which resulted in a charge of $1.5 million during 2006.

The Company acquired three casino operations in 2005, the New Orleans riverboat (see above) (fka Bally’s Belle of New Orleans) on June 8, 2005 for approximately $28 million, the MontBleu Casino Resort (fka Caesars Tahoe Casino Resort) in Lake Tahoe, NV on June 10, 2005 for approximately $47.2 million and the Belle of Baton Rouge (fka Argosy Baton Rouge Casino) in Baton Rouge, LA on October 25, 2005 for approximately $150.0 million. In connection with these acquisitions, the Company acquired property, equipment, gaming and other related assets and assumed certain liabilities. These acquisitions expanded the Company’s casino operations into new markets and expanded its operations in Lake Tahoe, NV. These acquisitions were accounted for as purchase business combinations using the accounting standards established in Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. The Company’s consolidated statements reflect the results of operations of these acquisitions from their respective acquisition dates.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

The following is a summary of the assets acquired and the liabilities assumed in the 2005 acquisitions based in part on information provided by an independent appraiser:

	Orleans	MontBleu	Baton Rouge

Casino bankroll	$3,403	$4,258	$7,464
Other current assets	1,043	216	1,845
Property and equipment	13,237	45,275	81,361
Goodwill(1)	—	—	16,802
Intangibles(1)	10,613	100	51,007
Other assets	—	—	—
Liabilities assumed(1)	(601)	(2,610)	(8,810)

Total	27,695	47,239	149,669
Less deposits in 2004	(2,091)	(3,430)	—

Invested in 2005	$25,604	$43,809	$149,669

(1)	Amounts shown for Orleans and Baton Rouge have been adjusted for final purchase price allocations that reflect revised valuations of the intangibles for gaming licenses and amount of liabilities assumed. Orleans reflects an increase in intangibles of $1,891 and a corresponding decrease in property and equipment. Baton Rouge reflects an increase in intangibles of $9,673 and a corresponding decrease in goodwill, as well as a decrease in goodwill of $667 due to a revision in the amount of liabilities assumed.

The unaudited pro forma financial information presents the results for the years ended December 31, 2004 and 2005, as if the acquisition of MontBleu Casino Resort and the Belle of Baton Rouge had occurred at the beginning of the respective periods. Such information has been prepared for comparative purposes only. The unaudited pro forma results include certain adjustments to conform accounting policies and estimates used by the MontBleu Casino Resort and the Belle of Baton Rouge with those of the Company including such items as depreciation rates and useful lives of intangibles. Additionally, the unaudited pro forma information includes increased interest expense arising from the purchase.

	Pro Forma	Pro Forma
	2004	2005
	(Unaudited)	(Unaudited)

Net operating revenues	$298,343	$302,958
Income from continuing operations	$19,630	$30,852
Net income	$16,761	$21,923

The unaudited pro forma results are not necessarily indicative either of the results of operations that actually would have resulted had the acquisitions been consummated at the beginning of the respective periods or future results.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

The Company’s sole member contributed its 100% ownership interest in SLRE to the Company as an additional capital contribution on August 1, 2005. SLRE owns the riverboat leased to Greenville for its Greenville, MS casino. The operations and financial position of SLRE are included in the consolidated financial statements retroactively to January 1, 2004 because of the common control of SLRE and Company during the period covered by these consolidated financial statements. The capital contribution of SLRE is recorded at the historical cost basis of the assets and related liabilities of SLRE. SLRE had a net loss of approximately $224 in 2005 prior to the August 1, 2005 contribution and net income of approximately $387 in 2004. The following is a summary of the assets and related liabilities of SLRE contributed as of January 1, 2004:

Current assets	$803
Property and equipment	5,083
Current liabilities assumed	(120)

Total	$5,766

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and disclosure of contingent liabilities in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates. Amounts are presented in thousands of dollars unless indicated otherwise. Certain amounts in the 2004 and 2005 consolidated financial statements have been reclassified to conform to the 2006 presentation.

Principles of Consolidation — The consolidated financial statements of the Company include Laughlin, Greenville, SLRE, Horizon, Realty, MontBleu, Baton Rouge, Orleans, Las Vegas and Trop PA. All intercompany balances and transactions, including those involving variable interest entities and casinos to be transferred, have been eliminated in consolidation, except for amounts due to/from casinos of continuing operations and casinos to be transferred. Minority interest in the consolidated financial statements represents the minority equity ownership of Greenville and the non-controlling equity ownership of Realty. The minority interest of Greenville is allocated in accordance with the terms of the LLC agreement which is based upon an assumed liquidation of Greenville as of the end of the reporting period. The non-controlling equity ownership of Realty is allocated 100% of the earnings of Realty.

Cash and Cash Equivalents — Cash and cash equivalents include cash, certificates of deposit, money market funds and other highly liquid investments with maturities at date of purchase of three months or less.

Accounts Receivable — Accounts receivable, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Allowance for doubtful accounts was approximately $192, $462 and $526 as of December 31, 2004, 2005 and 2006, respectively.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

Inventories — Inventories are stated at the lower of cost or market. Cost is determined by the first-in first-out method.

Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization are computed over the estimated useful lives of the property and equipment on the straight-line method. Estimated useful lives for property and equipment in service range from 10 to 39 years for building and building components and 5 to 10 years for equipment. Leasehold improvements are amortized over the lesser of the term of the lease or the useful life of the asset.

Routine maintenance and repairs are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment retired or sold are removed from the accounts, and the resulting gain or loss is included in operations.

Interest attributed to funds used to finance major capital expenditures is capitalized as an additional cost of the related assets. Capitalization of interest ceases when the related assets are completed and ready for their intended use. Interest of $598 was capitalized in 2006, including $254 related to MontBleu and $344 related to Orleans. No interest was capitalized in 2004 or 2005.

Management reviews casino and hotel assets for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. Recoverability is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate, plus the assets’ residual value to the carrying amount of the assets. If the operation is determined to be unable to recover the carrying amount of its assets, then the hotel and casino assets are written down to fair value. Fair value is determined based on discounted cash flows. As of December 31, 2004, 2005 and 2006, management did not believe any assets were impaired, other than assets related to Orleans and Trop PA as described in Notes 2 and 10.

SFAS No. 143, Accounting for Asset Retirement Obligations, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47), issued in March 2005, address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. The Company currently has no material legal obligation related to its retirement of long-lived assets. If in the future the Company should have such legal obligation, SFAS No. 143 and FIN 47 require that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized.

Goodwill and Intangible Assets — Goodwill represents the excess of purchase price over net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized. Goodwill is tested for impairment at the reporting unit level annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Intangible assets represent assets, other than goodwill or financial assets, which lack physical substance. In accordance with SFAS No. 142, an intangible asset with a definite life is amortized over its useful life. An intangible asset’s useful life is defined as the period over which the asset is expected to contribute directly or indirectly to future cash flows.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

Also, in accordance with SFAS No. 142, an intangible asset with an indefinite life is not amortized. An intangible asset that is not subject to amortization is tested for impairment at the reporting unit level annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

When testing goodwill and intangible assets with indefinite lives for impairment, the Company uses the income approach, which includes an analysis of the market, cash flow, and risks associated with achieving such cash flows. The income approach focuses on the income producing capability of the existing hotel/casino and best represents the present value of the future economic benefits expected to be derived. Significant assumptions used in the impairment test included EBITDA projections, working capital requirements and the discount rate.

In connection with the acquisitions in 2005 described in Note 2, the Company acquired $61,720 of identified intangible assets, including $10,613 for New Orleans riverboat and recorded goodwill of $16,802. The estimates of fair value used in the purchase price allocation, which were adjusted during 2006, (see Note 2), were determined by the Company’s management based on information furnished by an independent appraiser. Management periodically assesses the amortization period of intangible assets with definite lives based upon an estimate of future cash flows from related operations.

Deferred Charges and Other Assets — The Company entered into a License Agreement with The Sheraton Corporation (Licensor) in connection with its hotel operations in Baton Rouge, LA. The agreement provides for the Company’s use of the Licensor’s name, reservation system, operating methods, training and sales and marketing programs. The Company pays the Licensor various fees, some of which are based on sales volume. The agreement expires in 2025. The initial fees paid by the Company to the Licensor were capitalized and are amortized on a straight-line basis from the effective date of the license agreement.

Costs incurred in connection with the issuance of long-term debt obligations are capitalized and amortized over the terms of the related debt obligations as interest expense. Cost incurred were $6,274 and $21,093 in 2005 and 2006, respectively.

Revenue Recognition and Promotional Allowances — The Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. Rooms, food and beverage and other casino and hotel revenues are recognized as earned, which is at the time the goods or services are provided. The retail value of accommodations, food and beverage, and other services provided to customers without charge are included in operating revenue and then charged to promotional allowances. Promotional allowances also include “cash back” awards (cash coupons, rebates or refunds) which totaled $10.2 million, $10.0 million and $20.7 million in 2004, 2005 and 2006, respectively.

Customer Loyalty Program — The Company provides certain customer loyalty programs at its casinos, which reward customers for gaming play. Under the programs, customers are able to accumulate points which may be redeemed in the future, subject to certain limitations and the terms of the individual casino programs, for cash, goods and services. For points that may be redeemed for cash, the Company accrues this cost, after consideration of estimated redemption rates, as they are earned. This cost is recorded as promotional allowances. For points that may be redeemed for goods or services, the Company estimates the cost and accrues for this expense as the points are earned from gaming play and are recorded as casino expense. The estimated cost is based on estimates and assumptions regarding marginal costs of the goods and services, redemption rates and the mix of goods and services for which the points will be redeemed.

Advertising — Costs for advertising are expensed as incurred.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

Retirement Plans — The Company participates in a defined contribution pension plan sponsored by Columbia Sussex Corporation (“CSC”), a company controlled by the Company’s sole stockholder, which operates under the provisions of Internal Revenue Code Section 401(k). All employees who meet certain eligibility requirements are eligible to participate in this plan. The Company’s contributions are based on the level of employee contributions and are funded annually. The Company’s contributions amounted to approximately $56, $97 and $140 in 2004, 2005 and 2006, respectively.

Self Insurance — Effective November 1, 2004, the Company became self insured for general liability and workers’ compensation claims up to $1,000,000 per occurrence. The Company has recorded a liability for estimated claims within this retention level of approximately $2,576 and $3,341 at December 31, 2005 and 2006, respectively.

Fair Value of Financial Instruments — The fair value of current assets and liabilities approximates their reported carrying amounts. The fair value of variable rate long-term debt approximates its reported carrying amount, due to variable rate nature of this debt.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions. The Company maintains its cash balances in several financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100. Cash and cash equivalents exceeding federally insured limits totaled approximately $26.1 million and $989.1 million at December 31, 2005 and 2006, respectively.

Income Taxes — TE is a pass through entity for Federal and State income tax purposes and its parent, TCR, elected to be treated as an S Corporation under Subchapter S of the Internal Revenue Code. As a pass through entity and as an S Corporation, the tax attributes of TCR and TE will pass through to its owners, who will then owe any related income taxes. As a result, the accompanying consolidated statements of income show no income tax expense. On an aggregate basis, the Company’s reported amounts of assets and liabilities exceeds the tax basis by approximately $88 million and $92 million at December 31, 2005 and 2006, respectively.

Contingencies — In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of casinos; (ii) leases of real estate; (iii) franchise license agreements; and (iv) certain lending agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements; (ii) landlords in lease contracts; (iii) franchisors or licensors of hotel brands; and (iv) lenders under financing transactions. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement. There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under some of these guarantees, however, most purchase and sale agreements have stated maximum liabilities. The Company is unable to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords and franchisors against third party claims for the use of real estate property leased or the brands licensed by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

CSC is a party to litigation related to the termination of a contract to purchase a casino in St. Louis, MO. The seller under the contract has sued CSC for breach of contract for not completing the acquisition

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

of the casino. The purchase contract which is the subject of this litigation had been assigned by CSC to the Company. The maximum exposure under this suit is the difference between the contract price and the eventual sale price of the casino. CSC and the Company believe that they have complied with the contract terms and are vigorously defending this litigation. The maximum exposure under this suit is estimated to be approximately $28,789 based on a subsequent sale of the casino for $31,500. In addition, in 2005 the Company has written off certain costs incurred related to this transaction totaling $2,014.

Common Stock — TCR has 7,000 no par value common shares authorized, issued and outstanding as of December 31, 2005 and 2006. On August 1, 2005 the sole stockholder of SLRE contributed all of the outstanding shares of SLRE to TCR as a capital contribution.

4.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	As of December 31,
	2005	2006

Buildings and improvements	$99,326	$101,183
Leasehold improvements	46,594	67,009
Equipment	66,704	77,014
Riverboats and barges	27,970	29,635

	240,594	274,841
Less accumulated depreciation	(60,167)	(73,649)

	180,427	201,192
Construction in progress	6,062	6,250
Land	18,796	18,796

Property and equipment, net	$205,285	$226,238

The property and equipment, excluding Greenville’s property and equipment, which totals $4,531 and $3,598 (net of accumulated depreciation of $11,706 and $12,792 as of December 31, 2005 and 2006, respectively), generally collateralize the bank debt of the Company (see Note 7).

5.	INTANGIBLE ASSETS

Intangibles consist of the following:

	As of December 31,
	2005	2006

Amortizing intangibles:
Favorable leases (amortized over 25 to 77 years)	$4,278	$4,278
Other	567	500
Accumulated amortization	(160)	(274)

Total amortizing intangible assets	4,685	4,504
Non-amortizing intangible assets:
Gaming licenses	37,156	46,946

Total intangibles	$41,841	$51,450

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

Amortization expense related to intangible assets was $160 and $114 in 2005 and 2006, respectively. There was no amortization expense in 2004.

The Company’s estimate of future amortization expense related to amortizable intangible assets for the five years subsequent to 2006 are as follows:

2007	$125
2008	$125
2009	$125
2010	$125
2011	$125

6.	ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

	As of December 31,
	2005	2006

Accrued payroll and employee benefits	$4,254	$5,358
Insurance reserves	4,954	3,341
Gaming related accruals	6,333	6,511
Accrued interest	821	2,121
Other accruals	1,218	867

	$17,580	$18,198

7.	LONG-TERM DEBT

Long-term debt consists of the following:

	As of December 31
	2005	2006

Senior Subordinated Notes due 2014	$—	$960,000
Credit Facility, Term Loan A, due 2010	99,750	96,879
Credit Facility, Term Loan B, due 2011	99,750	98,750
Other	—	346

	199,500	1,155,975
Less current portion	(3,871)	(2,295)

Total long-term debt	$195,629	$1,153,680

On December 28, 2006, TE issued $960,000 of Senior Subordinated Notes (the “Notes”) due December 15, 2014 to be used to partially finance the Aztar acquisition (see Notes 2 and 13). Interest on the Notes is at 9.625% and is due semi-annually on June 15 and December 15, commencing June 15, 2007. No principal payments are due until maturity. Under certain circumstances the Notes can be redeemed prior to maturity with various redemption premiums depending on the conditions described in the agreements. The Notes are TE’s unsecured senior subordinated obligations. The Notes are also guaranteed by certain of TE’s existing and future subsidiaries as well as by Realty and Columbia Properties Vicksburg, LLC (“Vicksburg”), each of which is an affiliate of TE but not a direct subsidiary of TE, and by JMBS

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

Casino, LLC (“JMBS”), which is an affiliate of TCR’s owner and not a direct subsidiary of TE. The Notes are not guaranteed by Greenville but Greenville is subject to the restrictive covenants of the Notes. The Note agreement restricts TE’s and the guarantors ability to incur or guarantee additional indebtedness, to pay dividends, to sell or transfer assets, to make certain investments, to create or incur certain liens, to enter into merger, consolidation or sale transactions and to enter into transactions with affiliates that are not described in the agreements. TE has agreed to file a registration statement with the SEC with respect to the Notes to allow the Notes to be publicly traded. TE will pay additional interest on the Notes if it does not register the Notes.

During 2005, the Company borrowed a total of $200,000 under its Credit Facility, which provided for a Term Loan A borrowing of $100,000 for the purchase of MontBleu Casino and the New Orleans riverboat, retirement of existing debt, financing costs and other corporate purposes, and a Term Loan B borrowing of $100,000 for the purchase of the Belle of Baton Rouge Casino and financing costs. The 2005 Credit Facility also provided for a Revolving Loan of up to $50,000, none of which was drawn at December 31, 2005 and 2006. Interest under the Term Loan A is either based on the thirty day LIBOR rate or a base rate, at the Company’s option. The LIBOR rate option is based on the thirty day LIBOR rate plus a spread of between 1.75% and 2.75% depending on the Company’s leverage ratio. The base rate option is the higher of the Federal Funds Rate plus one half of 1% or the Bank of America “prime rate”, plus a spread of between 0.5% and 1.5% depending on the Company’s leverage ratio. The Company elected the base rate option for the December 2006 period, (9.0% at December 31, 2006), and the LIBOR rate option for all prior periods. Interest under the Term Loan B is either based on the thirty day LIBOR rate or a base rate, at the Company’s option. The LIBOR rate option is based on the thirty day LIBOR rate plus 2.50%. The base rate option is the higher of the Federal Funds Rate plus one half of 1% or the Bank of America “prime rate”, plus 2.5%. The Company elected the base rate option for the December 2006 period, (10.75% at December 31, 2006), and the LIBOR rate option for all prior periods. Both the Term Loan A and Term Loan B each have mandatory quarterly principal payments of $250 each beginning December 31, 2005. The Credit Facility provides for additional mandatory principal payments of excess cash flow, as defined in the agreement, on March 31, 2006 and 2007. A total of $1,871 of excess cash flow has been included in current portion of long-term debt under this provision as of December 31, 2005. The Credit Facility also restricts distributions to owners to amounts needed to pay income taxes and additional amounts if the Company exceeds a minimum fixed charge coverage ratio requirement. The Credit Facility contains various covenants and restrictions including restrictions on additional borrowing, limits on capital expenditures, a maximum total leverage ratio requirement and a minimum fixed charge coverage ratio limit. As of December 31, 2005 and 2006, the Company was in compliance with these covenants. The Credit Facility is collateralized by the Company’s property and equipment, excluding the assets of Greenville (See Note 4), a pledge of the Company’s interest in Greenville and the pledge of the stock of the Company.

A portion of the debt that was paid off in connection with the 2005 Credit Facility described above was guaranteed by CSC (see Note 8).

The scheduled maturities of long-term debt for the years subsequent to 2006 are as follows: 2007 — $2,000; 2008 — $2,000; 2009 — $2,000; 2010 — $94,879; 2011 — $94,750; and 2014 — $960,000. Both Term Loan A and Term Loan B were paid in full on January 3, 2007

Other long-term liabilities include an unfavorable lease liability of $521 and $237 as of December 31, 2005 and 2006, respectively, which will be fully amortized in 2008.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

8.	RELATED PARTY TRANSACTIONS

The Company is related by common ownership to CSC and its various subsidiaries and other affiliated companies discussed below. As of December 31, 2005 and 2006 the Company owed certain of these other affiliated companies $1,099 and $9,651, respectively, and certain of these affiliated companies owed the Company $94 and $2,293, respectively. In addition, casinos to be transferred, as discussed in Note 10, owed the Company $3,033 and $3,635 as of December 31, 2005 and 2006, respectively and the Company owed casinos to be transferred $2,325 as of December 31, 2006. The following is a description of the transactions with these affiliated companies.

CSC provides various services to the Company and its subsidiaries primarily under administrative service agreements. These services are primarily related to accounting and administrative services in the areas of payroll, accounts payable, cash management, purchasing, tax and accounting. CSC charged the Company $898, $930 and $1,199 for these administrative services during 2004, 2005 and 2006, respectively. Also, the Company participates in general liability, workers’ compensation, property and health insurance programs arranged by CSC but for which the Company pays its related share of the cost as explained in Note 3 — Self Insurance. In addition, the Company and its subsidiaries have adopted the CSC’s 401(k) pension plan as discussed in Note 3 — Retirement Plans. The operations of the Company are separate and apart from CSC. Any costs incurred by CSC for the benefit of or related to the Company’s operations (such as insurance) are charged to the Company. In addition, CSC guaranteed the Company’s performance under debt that was paid off during 2005 (see Note 7), and the Company’s performance under various surety bonds which totaled $1,301 and $1,806 at December 31, 2005 and 2006, respectively.

Holdings loaned the Company $312.7 million in connection with its planned merger with Aztar Corporation (see Note 2) on May 19, 2006 and $37.5 million in connection with the issuance of the Senior Subordinated Notes (see Note 7) on December 28, 2006. The loans are in the form of promissory notes that accrue interest at the thirty day LIBOR rate plus five percent and mature on May 19, 2018 and December 28, 2018, respectively. No principal or interest payments are due until maturity. The Company accrued $18.9 million for interest on these notes as of December 31, 2006.

Sargasso Corporation (“SC”), an affiliated company, subleases a portion of the land that is leased by the Company at its Greenville, MS operation (see Note 9). SC has constructed a restaurant and lounge on this land, which is adjacent to the Company’s Greenville riverboat gaming operation. Rent on the sublease is $3 per month. The lease expires in 2009; additional renewal options are available to extend the term to 2044. SC also developed a hotel on land it owns near the leased land. SC provides its restaurant, lounge and hotel facilities to the Company for its guests and employees. SC charges the Company at its normal rates for these services, which totaled $669, $352 and $157 in 2004, 2005 and 2006, respectively. The Company provides various administrative services to SC for which the Company charged SC $33 in both 2004 and 2005 and $48 in 2006. SC leases office space in its restaurant and lounge building to the Company on a month-to-month basis for which SC charged the Company $30 in 2004, 2005 and 2006. SC owed the Company $36 at December 31, 2005 and $41 at December 31, 2006 related to these various services and transactions.

Walnut Street, Inc. (“WS”), a company owned by SC, leases an advertising sign to Greenville for $4 per month through May 2007. Greenville is responsible for all taxes, utilities, maintenance and insurance related to the operation of the sign. WS charged Greenville $43 each year for 2004, 2005 and 2006 under this lease.

A portion of the Company’s insurance for general liability and workers’ compensation claims were insured through a captive insurance company controlled by CSC’s controlling stockholder through

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

October 31, 2004. Such premiums were actuarially determined based on the historical experience of paid claims. The Company expensed premiums to this captive insurance company of $1,358 in 2004.

The Company’s operation in Greenville, MS shares the cost of operating shuttle buses that service various establishments in downtown Greenville with JMBS Casino, LLC (“JMBS”), an entity controlled by relatives of the sole shareholder of TCR and an affiliate guarantor of the new credit facility discussed in Note 14. JMBS owns a competing casino in Greenville, MS. The Company’s share of these costs was $81, $77 and $101 in 2004, 2005 and 2006, respectively.

The following table summarizes related party transactions included in the accompanying consolidated statements of income:

	Years Ended December 31,
	2004	2005	2006

Other casino and hotel revenues	$69	$69	$84
Marketing, advertising and casino promotion	669	352	157
Insurance	1,358	—	—
Administrative and general	898	930	1,199
Leased land and facilities expense	30	30	30

9.	LEASE COMMITMENTS

Rent expense charged to operations amounted to $6,003, $10,232 and $14,963 for 2004, 2005 and 2006, respectively. The Company has various short-term operating equipment and space leases. In addition, the Company leases land for its casino and hotel operations in Lake Tahoe, NV (Horizon), Greenville, MS, New Orleans, LA and Baton Rouge, LA, and leases buildings for its casino and hotel operations in Lake Tahoe, NV (MontBleu).

A land lease for the Horizon facility in Lake Tahoe, NV provides for rentals equal to the greater of a base amount, which increases each year based on changes in the consumer price index, or 5% (6% after 2015) of the net gaming revenues and expenses. The lease expires in 2040. Rent for 2004, 2005 and 2006 was at the base amount which was $285, $292 and $295 per month, respectively.

A land and building lease for the MontBleu facility in Lake Tahoe, NV provides for fixed rentals which increase each year based on changes in the consumer price index but not more than 5%. The lease expires in 2028 and has an option to extend the term to 2053. The monthly fixed rent for 2005 and 2006 was $448 and $464, respectively.

Both of the Lake Tahoe leases are with the same landlord. The landlord has made demands that certain repairs be made to both properties. The landlord has declared the Horizon lease to be in default due to alleged deficiencies in the maintenance of the facilities, and is pursuing remedies under the lease to take possession of the Horizon facility. The Company is vigorously defending the Horizon action. The Company is indemnified by the seller of the MontBleu facility for up to $10,000 for any repairs needed to obtain a clean estoppel certificate from the landlord.

The Company leases land and buildings related to its Baton Rouge, LA hotel and casino operation. The leases provide for fixed monthly rentals totaling $22, subject to re-evaluation every five years based on changes in the consumer price index. The current lease terms expire in 2012, and the leases have options to extend the term for up to an additional seventy years.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

The Greenville, MS land lease is for approximately four acres, which is used for the docking, entry and parking facilities for the riverboat casino. The term of the lease has been extended to June 2009, and has renewal options that can extend the term to 2044. The agreement provides for monthly percentage rental equal to 2% of gross gaming revenues subject to a minimum rental of $75 per month. If gross gaming revenue for Greenville exceeds $36,575, the percentage rental on the amount over this level is at 8%. Greenville has subleased a portion of the land to SC (see Note 8) for $3 per month.

Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows for the year ended December 31:

2007	$10,582
2008	10,554
2009	10,096
2010	9,630
2011	9,619
Thereafter	203,369

Total	$253,850

10.	DISCONTINUED OPERATIONS — CASINOS TO BE TRANSFERRED

As described in Note 1 and Note 14, as a result of the Company’s expected contribution of certain direct subsidiaries and operations to TE, the remaining subsidiaries, Orleans, Las Vegas and Trop PA have been presented as discontinued operations.

Operating results of discontinued operations are summarized as follows:

	Years Ended December 31,
	2004	2005	2006

Net revenues	$4,634	$14,059	$4,100
Operating income (expenses)(1)	(7,497)	(22,988)	605

Income (loss) from operations	(2,863)	(8,929)	4,705

Net income (loss)	$(2,869)	$(8,929)	$4,705

(1)	Operating expenses for 2006 are net of insurance proceeds of $22,625.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

The assets and liabilities to be transferred are as follows:

	As of December 31,
	2005	2006

Cash	$1,550	$1,185
Amounts due from related parties(2)	—	6,754
Other current assets	335	1,866

Current assets to be transferred	$1,885	$9,805

Property and equipment, net	$23,223	$31,682
Other assets	8,804	10,696

Long-term assets to be transferred	$32,027	$42,378

Accounts payable and accrued expenses	$1,957	$1,907
Amounts due to related parties(3)	3,330	5,005

Current liabilities to be transferred	$5,287	$6,912

Long-term liabilities to be transferred	$251	$177

(2)	Includes amounts due from the Company of $2,325 as of December 31, 2006.

(3)	Includes amounts due to the Company of $3,033 and $3,635 as of December 31, 2005 and 2006, respectively.

A subsidiary of CSC leases space in its hotel in Las Vegas, Nevada to Las Vegas for its casino operation. The lease expires in 2012 and was amended in 2005 to reduce the monthly rent to $42 from $150 effective June 1, 2005. Deferred rental expense recorded under the terms of the lease before amendments is being amortized over the remaining term of the lease at the rate of $3 per month. Unamortized deferred rental expense totaled $251 and $215 at December 31, 2005 and 2006, respectively, and is included in “Other Liabilities of Casinos to be Transferred” in the accompanying consolidated balance sheet. The lessor is responsible for real estate taxes and insurance on the premises. The Company is responsible for property taxes and insurance on its gaming equipment and its allocable portion of utility costs. The lessor also provides its restaurant, lounge and hotel facilities to the Company for its guests and employees. The lessor charges the Company at its normal rates for these services which totaled $718, $663 and $641 in 2004, 2005 and 2006, respectively. The Company owes the lessor $138 and $1,332 as of December 31, 2005 and 2006, respectively, related to these services.

Orleans leased land and docking facilities for its New Orleans, LA riverboat casino. The lease provided for fixed quarterly rent of $415 plus percentage monthly rental of 5% of gross revenue subject to a minimum of $110. The current term of the lease expires in 2013 and has three remaining ten year renewal options. Orleans, on the advice of counsel, suspended payment of rent due to the impairment of the lease facility damaged by Hurricane Katrina (discussed in further detail in the following paragraph). The landlord has filed suit against Orleans and the Company for unpaid rent, future rent and damages caused to the leased facilities by Orleans’ riverboat. Orleans and the Company have meritorious defenses including Article 2715 of the Louisiana Civil Code, which protects lessees upon the substantial impairment of the lease premises. Orleans and the Company are vigorously defending themselves in this lawsuit and Orleans has accrued the unpaid rent through December 31, 2005 in the accompanying financial statements but has not accrued any amounts for 2006 unpaid rent aggregating approximately $1,660.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

On August 28, 2005, Hurricane Katrina struck the Gulf Coast and damaged the New Orleans riverboat. Orleans and the Company maintain property insurance, including business interruption coverage, that covers this operation. The property was not operational from August 28, 2005 through December 31, 2006 and therefore, was not being depreciated during this period. Orleans plans to open the casino in May, 2007 in Amelia, LA (its new location) and has renamed the casino the Amelia Belle Casino. The Company has expensed direct costs related to cleanup and remediation of damage of $3,357 and $1,886 in 2005 and 2006 respectively, has written off damaged property of $2,200 and $7,721 in 2005 and 2006, respectively, and received insurance proceeds of $2,000 and $22,625 in 2005 and 2006, respectively. Insurance proceeds of $13,626 were used to acquire property and equipment in 2006.

11.	VARIABLE INTEREST ENTITY

The Company has adopted FASB Interpretation No. 46R (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”) effective January 1, 2003. FIN 46R provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include assets, liabilities and noncontrolling interests and results of activities of the VIE in its consolidated financial statements. This resulted in the consolidation of one VIE, Realty (See Note 1), of which the Company is considered the primary beneficiary. The Company’s variable interest in this VIE is the result of effectively providing subordinated financial support through its operating lease with Realty, an affiliated entity. The assets, liabilities and noncontrolling interests of the VIE were recorded in consolidation at their carrying values, as TCR and Realty were subsidiaries under common control for the periods presented. Accordingly, TCR did not record a cumulative effect of a change in accounting principle upon adoption.

Under the operating lease, the Company leases real estate and non-gaming furnishings and equipment from Realty. The lease commenced on September 9, 2003 and ends on December 31, 2008. Rent for the period from September 9, 2003 to November 30, 2003 was equal to interest cost incurred by Realty on its debt. Rent commencing December 1, 2003 of $125 per month was due through November 2004; from December 2004 to November 2005, monthly rent was $350, and thereafter monthly rent is $425.

The liabilities of Realty do not represent additional claims on the Company’s general assets; rather, they represent claims against the specific assets of Realty. Likewise, the assets of Realty do not represent additional assets available to satisfy claims against the Company’s general assets. As of December 31, 2005 and 2006, the Company’s consolidated assets included $25.4 million and $24.2 million of Realty assets, primarily property and equipment.

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

12.	SEGMENT INFORMATION

The Company reviews results of operations based on distinct geographic gaming market segments. The Company has aggregated certain of its properties in order to present its reportable segments. The Company’s three Nevada properties are included in the Nevada segment and the Greenville and Baton Rouge properties are included in the Mississippi River Basin segment. The operations and assets of Orleans, Las Vegas and Trop PA are not included in these Segment disclosures as these are considered discontinued operations, (see Note 10). The Company’s chief operating decision maker uses segment adjusted EBITDA in assessing segment performance and deciding how to allocate resources. The Company’s segment information is as follows:

	Years Ended December 31,
	2004	2005	2006

Net Operating Revenues
Nevada segment:
Tahoe Horizon	$47,074	$47,614	$44,138
MontBleu Lake Tahoe(a)	—	33,374	49,953
River Palms Laughlin	43,378	50,316	52,101

Total Nevada segment	94,452	131,304	146,192

Mississippi River basin segment:
Lighthouse Point, Greenville, MS	27,465	29,041	28,426
Baton Rouge, LA(b)	—	26,297	114,245

Total Mississippi River basin segment	27,465	55,338	142,671

Total consolidated	$121,917	$186,642	$288,863

Segment Adjusted EBITDA(c)
Nevada segment:
Tahoe Horizon	$13,202	$13,051	$12,649
MontBleu Lake Tahoe(a)	—	5,917	640
River Palms Laughlin	8,611	10,649	13,012

Total Nevada segment	21,813	29,617	26,301

Mississippi River basin segment:
Lighthouse Point, Greenville, MS	12,621	14,320	12,957
Baton Rouge, LA(b)	—	11,752	45,291

Total Mississippi River basin segment	12,621	26,072	58,248

Segment Adjusted EBITDA	34,434	55,689	84,549
Corporate	(2,282)	(3,584)	(5,350)

EBITDA	32,152	52,105	79,199
Write off of fixed assets and deposits related to abandoned acquisition	(79)	(2,742)	(2,588)
Depreciation and amortization	(6,615)	(9,646)	(18,033)

Operating income	25,458	39,717	58,578
Interest income	113	482	8,918
Interest expense	(909)	(5,993)	(35,563)
Minority interest in net income of consolidated subsidiary	(3,873)	(3,433)	(3,224)

Income from continuing operations	$20,789	$30,773	$28,709

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

(a)	Reflects results since its June 10, 2005 acquisition. During the year ended December 31, 2006, MontBleu incurred expenses totaling $4,150 related to (a) re-branding of the Casino.

(b)	Reflects results since its October 25, 2005 acquisition.

(c)	Segment Adjusted EBITDA is net income before interest expense, interest income, depreciation, amortization, corporate expenses, write offs of fixed assets and deposits related to abandoned acquisition and minority interest in net income of consolidated subsidiary. Segment Adjusted EBITDA should not be construed as a substitute for either operating income or net income as they are determined in accordance with generally accepted accounting principles (GAAP). The Company uses Segment Adjusted EBITDA as a measure to compare operating results between segments and accounting periods. The Company manages cash and finances its operations at the corporate level. The Company manages the allocation of capital among segments at the corporate level. The Company accordingly believes Segment Adjusted EBITDA is useful as a measure of operating results at the segment level because it reflects the results of operating decisions at that level separated from the effects of financing decisions that are managed at the corporate level. The Company also uses Segment Adjusted EBITDA as an important operating performance measure in its bonus programs for managers and executive officers. The Company also believes that Segment Adjusted EBITDA is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. The Company’s calculation of Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. While the Company believes Segment Adjusted EBITDA provides a useful perspective for some purposes, Segment Adjusted EBITDA has material limitations as an analytical tool. For example, among other things, although depreciation, amortization and write off of fixed assets and deposits related to abandoned acquisition are non-cash charges, the assets being depreciated, amortized and written off may have to be replaced in the future, and Segment Adjusted EBITDA does not reflect the requirements for such replacements. Interest expense, interest income, and minority interest in net income of consolidated subsidiary are also not reflected in Segment Adjusted EBITDA. Therefore, the Company does not consider Segment Adjusted EBITDA in isolation, and it should not be considered as a substitute for measures determined in accordance with GAAP. A reconciliation of Segment Adjusted EBITDA with operating income and net income as determined in accordance with GAAP is reflected in the above summary.

	Years Ended December 31,
	2004	2005	2006

Depreciation and amortization
Nevada	$5,028	$7,111	$10,795
Mississippi River Basin	1,587	2,535	7,237

Total consolidated	$6,615	$9,646	$18,032

Additions to property and equipment, including acquisition of casinos
Nevada	$15,053	$53,874	$37,152
Mississippi River Basin	2,442	144,500	3,601

Total consolidated	$17,495	$198,374	$40,753

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

	As of December 31,
	2004	2005	2006

Property and equipment, goodwill and intangible assets Nevada	$64,145	$115,968	$140,585
Mississippi River Basin	9,568	158,300	153,906

Total consolidated	$73,713	$274,268	$294,491

Total assets
Nevada	$90,406	$145,514	$180,641
Mississippi River Basin	14,594	188,842	168,349
Casinos to be transferred	6,299	33,912	52,183
Deposits for pending acquisitions	4,509	—	1,310,026
Other Corporate assets, primarily deferred loan costs	—	—	22,892

Total consolidated assets	$115,808	$368,268	$1,734,091

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

13.	SUMMARY FINANCIAL INFORMATION

The following information sets forth the condensed consolidating summary financial information of the parent and guarantors, which guarantee the $960 million 9 5/8% Senior Subordinate Notes due 2014, and the non-guarantor. The guarantors are wholly owned and the guarantees are full, unconditional, joint and several.

As of and for the year ended December 31, 2006:

				Non-
		TE	Guarantors	Guarantor		TE	TCR	TCR
	TCR	Parent	Subsidiaries	Subsidiary	Elims.	Total	Elims.	Total

Assets:
Cash and cash equivalents	$—	$166	$29,112	$3,745	$—	$33,023	$—	$33,023
Other current assets	9,805	543	15,645	511	—	16,699	—	26,504

Total current assets	9,805	709	44,757	4,256	—	49,722	—	59,527
Property and equipment, net	—	—	222,640	3,598	—	226,238	—	226,238
Deposit and costs for pending acquisition	—	977,967	332,059	—	—	1,310,026	—	1,310,026
Investments	126,137	—	—	—	—	—	(126,137)	—
Goodwill	—	—	16,802	—	—	16,802	—	16,802
Intangible assets-net	—	—	51,450	—	—	51,450	—	51,450
Deferred charges and other assets-net	—	22,183	5,481	181	(175)	27,670	—	27,670
Discontinued operations — long-term assets of casinos to be transferred	42,378	—	—	—	—	—	—	42,378

Total Assets	$178,320	$1,000,859	$673,189	$8,035	$(175)	$1,681,908	$(126,137)	$1,734,091

Current Liabilities:
Current maturities of long-term debt	$—	$—	$2,295	$—	$—	$2,295	$—	$2,295
Accounts payable	—	2,684	11,470	595	—	14,749	—	14,749
Other current liabilities	6,912	1,179	27,288	1,707	—	30,174	—	37,086

Total current liabilities	6,912	3,863	41,053	2,302	—	47,218	—	54,130
Long-term debt	25,494	960,000	168,186	—	—	1,128,186	—	1,153,680
Related party notes payable and accrued Interest	369,083	—	—	—	—	—	—	369,083
Other long-term liabilities	177	—	412	—	(175)	237	—	414

Total liabilities	401,666	963,863	209,651	2,302	(175)	1,175,641	—	1,577,307
Minority interest in consolidated entities	9,853	—	—	—	—	—	—	9,853
Stockholder’s equity	(233,199)	36,996	463,538	5,733	—	506,267	(126,137)	146,931

Total Liabilities and Stockholder’s Equity	$178,320	$1,000,859	$673,189	$8,035	$(175)	$1,681,908	$(126,137)	$1,734,091

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

For the year ended December 31, 2006:

				Non-
		TE	Guarantors	Guarantor		TE	TCR	TCR
	TCR	Parent	Subsidiaries	Subsidiary	Elims.	Total	Elims.	Total

Operating Revenues:
Casino	$—	$—	$206,785	$32,705	$—	$239,490	$—	$239,490
Rooms	—	—	39,731	—	—	39,731	—	39,731
Food and beverage	—	—	40,924	1,059	—	41,983	—	41,983
Other casino and hotel	—	—	13,051	181	—	12,323	—	12,323

Total operating revenues	—	—	300,491	33,945	—	333,527	—	333,527
Less promotional allowances	—	—	(39,145)	(5,519)	(909)	(44,664)	—	(44,664)

Net operating revenues	—	—	261,346	28,426	(909)	288,863	—	288,863

Operating Expenses:
Casino	—	—	35,285	5,197	—	40,482	—	40,482
Rooms	—	—	17,647	—	—	17,647	—	17,647
Food and beverage	—	—	33,690	889	—	34,579	—	34,579
Other casino and hotel	—	—	4,136	5	—	4,141	—	4,141
Utilities	—	—	9,735	339	—	10,074	—	10,074
Marketing, advertising and casino promotions	—	—	14,278	1,235	—	15,513	—	15,513
Repairs and maintenance	—	—	7,734	588	—	8,322	—	8,322
Insurance	—	—	2,265	643	—	2,908	—	2,908
Property and local taxes	—	—	3,455	369	—	3,824	—	3,824
Gaming taxes and licenses	—	—	36,111	3,758	—	39,869	—	39,869
Casino and hotel administrative and general	—	2	14,822	1,360	—	16,184	—	16,184
Corporate overhead	—	—	4,643	707	—	5,350	—	5,350
Leased land and facilities	—	—	9,702	1,978	(909)	10,771	—	10,771
Depreciation and amortization	—	—	16,914	1,119	—	18,033	—	18,033
Write off of fixed assets, deposits and other costs related to abandoned acquisitions	—	—	2,588	—	—	2,588	—	2,588

Total operating expenses	—	2	213,005	18,187	(909)	230,285	—	230,285

Income (loss) from operations	—	(2)	48,341	10,239	—	58,578	—	58,578
Other Income (Expense):
Interest income	6,700	543	1,633	42	—	2,218	—	8,918
Interest expense	(18,931)	(1,013)	(15,619)	—	—	(16,632)		(35,563)

Total other income (expense)	(12,231)	(470)	(13,986)	42	—	(14,414)	—	(26,645)

Income (loss) before minority interest	(12,231)	(472)	34,355	10,281	—	44,164	—	31,933
Minority interest in net income of Consolidated subsidiaries	41,762	—	—	—	—	—	(44,986)	(3,224)

Income (loss) from continuing operations	29,531	(472)	34,355	10,281	—	44,164	(44,986)	28,709
Discontinued operations, casinos to be transferred	4,705	—	—	—	—	—	—	4,705

Net income (loss)	$34,236	$(472)	$34,355	$10,281	$—	$44,164	$(44,986)	$33,414

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

For the year ended December 31, 2006:

				Non-
		TE	Guarantors	Guarantor		TE	TCR	TCR
	TCR	Parent	Subsidiaries	Subsidiary	Elims.	Total	Elims.	Total

Cash flows from operating activities	$48,830	$2,525	$55,767	$11,436	$—	$69,728	$(41,762)	$76,796

Cash Flows From Investing Activities:
Additions to property and equipment	(22,857)	—	(40,738)	(186)	—	(40,924)	—	(63,781)
Deposits and costs related to pending acquisition	(331,780)	(979,135)	19	—	—	(979,116)	—	(1,310,896)
Other cash flows from investing activities	(64,469)	—	33,917	—	—	33,917	44,101	13,549

Net cash used in investing activities	(419,106)	(979,135)	(6,802)	(186)	—	(986,123)	44,101	(1,361,128)

Cash Flows From Financing Activities:
Issuance of bonds	—	960,000	—	—	—	960,000	—	960,000
Repayments of debt	—	—	(3,525)	—	—	(3,525)	—	(3,525)
Financing costs	—	(20,857)	(236)	—	—	(21,093)	—	(21,093)
Proceeds from related party note payable	350,152	—	—	—	—	—	—	350,152
Other cash flows from financing activities	19,758	37,633	(52,981)	(11,849)	—	(27,197)	(2,339)	(9,778)

Net cash provided by (used in) financing activities	369,910	976,776	(56,742)	(11,849)	—	908,185	(2,339)	1,275,756

Net increase (decrease) in cash and cash equivalents	(366)	166	(7,777)	(599)	—	(8,210)	—	(8,576)
Cash and cash equivalents, beginning of year	1,550	—	36,889	4,344	—	41,233	—	42,783

Cash and cash equivalents, end of year	$1,184	$166	$29,112	$3,745	$—	$33,023	$—	$34,207

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

As of and for the year ending December 31, 2005:

			Non-
		Guarantors	Guarantor			TCR	TCR
	TCR	Subsidiaries	Subsidiary	Elims.	Total	Elims.	Total

Assets:
Cash and cash equivalents	$—	$36,889	$4,344	$—	$41,233	$—	$41,233
Other current assets	1,885	12,283	303	—	12,586	—	14,471

Total current assets	1,885	49,172	4,647	—	53,819	—	55,704
Property and equipment, net	—	200,754	4,531	—	205,285	—	205,285
Investments	82,037	—	—	—	—	(82,037)	—
Goodwill	—	27,142	—	—	27,142	—	27,142
Intangible assets	—	41,841	—	—	41,841	—	41,841
Deferred charges and other assets	—	6,263	106	(100)	6,269	—	6,269
Discontinued operations — long-term assets of casinos to be transferred	32,027	—	—	—	—	—	32,027

Total Assets	$115,949	$325,172	$9,284	$(100)	$334,356	$(82,037)	$368,268

Current Liabilities:
Current maturities of long-term debt	$—	$3,871	$—	$—	$3,871	$—	$3,871
Accounts payable	—	10,565	410	—	10,975	—	10,975
Other current liabilities	5,287	17,757	922	—	18,679	—	23,966

Current liabilities	5,287	32,193	1,332	—	33,525	—	38,812
Long-term debt	25,494	170,135	—	—	170,135	—	195,629
Other long-term liabilities	—			(100)	521		521
Discontinued operations-other liabilities of casinos to be transferred	251	621	—	—	—	—	251

Total liabilities	31,032	202,949	1,332	(100)	204,181	—	235,213
Minority interest in consolidated entities	13,038	—	—	—	—	—	13,038
Stockholder’s equity	71,879	122,223	7,952	—	130,175	(82,037)	120,017

Total Liabilities and Stockholder’s Equity	$115,949	$325,172	$9,284	$(100)	$334,356	$(82,037)	$368,268

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

For the year ended December 31, 2005:

			Non-
		Guarantors	Guarantor			TCR	TCR
	TCR	Subsidiaries	Subsidiary	Elims.	Total	Elims.	Total

Operating Revenues:
Casino	$—	$117,251	$32,789	$—	$150,040	$—	$150,040
Rooms	—	28,469	(88)	—	28,381	—	28,381
Food and beverage	—	29,270	762	—	30,032	—	30,032
Other casino and hotel	—	9,015	301	(943)	8,373	—	8,373

Total operating revenues	—	184,005	33,764	(943)	216,826	—	216,826
Less promotional allowances	—	(25,460)	(4,724)	—	(30,184)	—	(30,184)

Net operating revenues	—	158,545	29,040	(943)	186,642	—	186,642

Operating Expenses:
Casino	—	22,563	5,095	—	27,658	—	27,658
Rooms	—	12,830	—	—	12,830	—	12,830
Food and beverage	—	25,421	541	—	25,962	—	25,962
Other casino and hotel	—	1,510	6	—	1,516	—	1,516
Utilities	—	6,667	341	—	7,008	—	7,008
Marketing, advertising and casino promotions	—	8,473	1,181	—	9,654	—	9,654
Repairs and maintenance	—	5,177	617	—	5,794	—	5,794
Insurance	—	1,772	439	—	2,211	—	2,211
Property and local taxes	—	1,630	328	—	1,958	—	1,958
Gaming taxes and licenses	—	14,764	4,024	—	18,788	—	18,788
Casino and hotel administrative and general	—	8,645	1,369	—	10,014	—	10,014
Corporate overhead	—	2,952	633	—	3,585	—	3,585
Leased land and facilities	—	6,520	1,982	(943)	7,559	—	7,559
Depreciation and amortization	—	8,497	1,149	—	9,646	—	9,646
Write off of fixed assets, deposits and other costs related to abandoned acquisitions	—	2,650	92	—	2,742	—	2,742

Total operating expenses	—	130,071	17,797	(943)	146,925	—	146,925

Income from operations	—	28,474	11,243	—	39,717	—	39,717

Other Income (Expense):
Interest income	—	463	19	—	482	—	482
Interest expense	—	(5,993)	—	—	(5,993)		(5,993)

Total other income (expense)	—	(5,530)	19	—	(5,511)	—	(5,511)

Income (loss) before minority interest	—	22,944	11,262	—	34,206	—	34,206
Minority interest in net income (loss) of Consolidated subsidiary	17,676	—	—	—	—	(21,109)	(3,433)

Income (loss) from continuing operations	17,676	22,944	11,262	—	34,206	(21,109)	30,773

Discontinued operations, casinos to be transferred	(8,929)	—	—	—	—	—	(8,929)

Net income (loss)	$8,747	$22,944	$11,262	$—	$34,206	$(21,109)	$21,844

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

For the year ended December 31, 2005:

			Non-
		Guarantors	Guarantor			TCR	TCR
	TCR	Subsidiaries	Subsidiary	Elims.	Total	Elims.	Total

Cash flows from operating activities	$12,452	$41,729	$11,836	$—	$53,565	$(19,484)	$46,533

Cash Flows From Investing Activities:
Additions to property and equipment	(8,428)	(14,986)	(799)	—	(15,785)	—	(24,213)
Acquisition of casino, net of cash acquired	(22,201)	(185,185)	—	—	(185,185)	3,430	(203,956)
Other cash flows from investing activities	(69,188)	(951)	—	—	(951)	69,075	(1,064)

Net cash used in investing activities	(99,817)	(201,122)	(799)	—	(201,921)	72,505	(229,233)

Cash Flows From Financing Activities:
Proceeds from long-term debt	25,494	174,506	—	—	174,506	—	200,000
Financing costs	—	(6,274)	—	—	(6,274)	—	(6,274)
Other cash flows from financing activities	62,571	5,768	(10,750)	—	(4,982)	(53,021)	4,568

Net cash provided by (used in) financing activities	88,065	174,000	(10,750)	—	163,250	(53,021)	198,294

Net increase in cash and cash equivalents	700	14,607	287	—	14,894	—	15,594
Cash and cash equivalents, beginning of year	850	22,282	4,057	—	26,339	—	27,189

Cash and cash equivalents, end of year	$1,550	$36,889	$4,344	$—	$41,233	$—	$42,783

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

For the Year Ending December 31, 2004:

			Non-
		Guarantors	Guarantor		TE	TCR	TCR
	TCR	Subsidiaries	Subsidiary	Elims.	Total	Elims.	Total

Operating Revenues:
Casino	$—	$68,961	$31,279	$—	$100,240	$—	$100,240
Rooms	—	18,077	(45)	—	18,032	—	18,032
Food and beverage	—	20,557	1,272	—	21,829	—	21,829
Other casino and hotel	—	6,462	326	(943)	5,845	—	5,845

Total operating revenues	—	114,057	32,832	(943)	145,946	—	145,946
Less promotional allowances	—	(18,661)	(5,368)	—	(24,029)	—	(24,029)

Net operating revenues	—	95,396	27,464	(943)	121,917	—	121,917

Operating Expenses:
Casino	—	14,867	4,955	—	19,822	—	19,822
Rooms	—	8,257	—	—	8,257	—	8,257
Food and beverage	—	17,301	528	—	17,829	—	17,829
Other casino and hotel	—	712	2	—	714	—	714
Utilities	—	4,404	317	—	4,721	—	4,721
Marketing, advertising and casino promotions	—	6,079	1,537	—	7,616	—	7,616
Repairs and maintenance	—	3,264	512	—	3,776	—	3,776
Insurance	—	1,351	359	—	1,710	—	1,710
Property and local taxes	—	957	310	—	1,267	—	1,267
Gaming taxes and licenses	—	6,527	3,842	—	10,369	—	10,369
Casino and hotel administrative and general	—	5,214	1,535	—	6,749	—	6,749
Corporate overhead	—	1,519	763	—	2,282	—	2,282
Leased land and facilities	—	3,715	1,881	(943)	4,653	—	4,653
Depreciation and amortization	—	5,490	1,125	—	6,615	—	6,615
Write off of fixed assets, deposits and other costs related to abandoned acquisitions	—	(13)	92	—	79	—	79

Total operating expenses	—	79,644	17,758	(943)	96,459	—	96,459

Income from operations	—	15,752	9,706	—	25,458	—	25,458

Other Income (Expense):
Interest income	—	100	13	—	113	—	113
Interest expense	—	(907)	(2)	—	(909)	—	(909)

Total other income (expense)	—	(807)	11	—	(796)	—	(796)

Income before minority interest	—	14,945	9,717	—	24,662	—	24,662
Minority interest in net income of consolidated subsidiary	7,620	—	—	—	—	(11,493)	(3,873)

Income (loss) from continuing operations	7,620	14,945	9,717	—	24,662	(11,493)	20,789
Discontinued operations, casinos to be transferred	(2,869)	—	—	—	—	—	(2,869)

Net income (loss)	$4,751	$14,945	$9,717	$—	$24,662	$(11,493)	$17,920

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

For the year ending December 31, 2004:

			Non-
		Guarantors	Guarantor		TE	TCR	TCR
	TCR	Subsidiaries	Subsidiary	Elims.	Total	Elims.	Total

Cash flows from operating activities	$3,223	$16,469	$11,100	$—	$27,569	$(7,620)	$23,172

Cash Flows From Investing Activities:
Additions to property and equipment	(476)	(11,688)	(1,297)	—	(12,985)	—	(13,461)
Deposits on pending acquisition	(5,521)	(1,080)	—	—	(1,080)	—	(6,601)
Other cash flows from investing activities	(2,080)	(1,091)	104	—	(987)	3,098	31

Net cash used in investing activities	(8,077)	(13,859)	(1,193)	—	(15,052)	3,098	(20,031)

Cash Flows From Financing Activities:	4,214	2,940	(11,000)	—	(8,060)	4,520	674

Net increase in cash and cash equivalents	(640)	5,550	(1,093)	—	4,457	(2)	3,815
Cash and cash equivalents, beginning of year	1,490	16,734	5,150	—	21,884	—	23,374

Cash and cash equivalents, end of year	$850	$22,284	$4,057	$—	$26,341	$(2)	$27,189

14.	SUBSEQUENT EVENTS — ACQUISITIONS AND FINANCINGS

On January 3, 2007, the Company closed on the acquisition of Aztar described in Note 2. In connection with this acquisition, TCR contributed its interests in Laughlin, Greenville, SLRE, Horizon, MontBleu and Baton Rouge to TE; TCR made a capital contribution to TE of $465.4 million; TCR applied funds on deposit of $319.8 million (which was part of its capital contribution to TE) to the purchase; TCR borrowed an additional $144 million from Holdings (which was also part of its capital contribution to TE); TE borrowed $1,970 million under two Senior Credit Facilities (described below); TE distributed $196.9 million to TCR to pay off amounts outstanding under TCR’s existing Credit Facility and applied funds held in escrow from the Senior Subordinated Notes (see Note 7) to the purchase of Aztar. TE simultaneously distributed to TCR its ownership in Aztar’s Caruthersville, MO casino operation. TE paid off Aztar’s existing debt of $737.9 million (including prepayment premiums), retired Aztar’s common and preferred stock for $2.106 billion (including payments to redeem outstanding stock options), and incurred other acquisition costs which totaled approximately $160 million.

On January 3, 2007, TE, in connection with the Aztar acquisition described above, entered into a Senior Credit Facility comprised of a $1,530 million senior secured term loan and a $180 million senior secured revolving credit facility. Interest on the Loan is at either a LIBOR Rate Option or an Alternative Rate Option, at TE’s option. The Loan matures in January of 2012 and quarterly principal payment of $3.825 million commenced on March 31, 2007. The Loan is secured by guarantees of TE’s direct subsidiaries, Realty, Vicksburg and JMBS, security interests in all of TE’s and the guarantors’ tangible and

TROPICANA CASINOS AND RESORTS, INC.
(fka WIMAR TAHOE CORPORATION) AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

intangible assets, including a pledge of all equity interests in TE and the guarantors; and a guarantee of CSC to the extent that the revolving facility exceeds $100 million with the guarantee not to exceed $80 million.

On January 3, 2007, a subsidiary of TE, which will own the Las Vegas operation of Aztar, entered into a Senior Secured Term Loan (the “Las Vegas Term Loan”) for $440.0 million. The Las Vegas Term Loan matures in June 2008, interest is due quarterly at either a LIBOR Rate option or an Alternative Rate Option, and is secured by a security interest in all the assets of the Aztar Las Vegas operation and a guarantee of the Aztar Las Vegas subsidiary.

On April 20, 2006, CP St. Louis Casino, LLC (St. Louis Casino), an affiliate of the Company, entered into an agreement to acquire Casino Queen, which owns and operates a river boat casino in East St. Louis, IL, for approximately $200 million. In connection with this proposed acquisition, St. Louis Casino deposited $10 million into an escrow account for the purchase and borrowed $10 million from Holdings. On January 3, 2007, the Company’s sole shareholder contributed 100% of the equity interest in St. Louis Casino to the Company, which in turn transferred its interest in St. Louis Casino to TE. On February 28, 2007, the acquisition agreement terminated. Costs related to the acquisition incurred by the Company prior to December 31, 2006, which totaled $457, were expensed during 2006.

Report of Independent Auditors

To the Members of
Argosy of Baton Rouge

We have audited the accompanying consolidated balance sheet of Argosy of Baton Rouge as of December 31, 2004 and the related consolidated statements of income, changes in stockholders’ equity (deficit), and cash flows for the year then ended and the consolidated statements of income, changes in stockholder’s equity (deficit) for the period January 1, 2005 to October 24, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Argosy of Baton Rouge at December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 and results of its operations and its cash flows for the period January 1, 2005 to October 24, 2005, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Cincinnati, Ohio
May 18, 2007

ARGOSY OF BATON ROUGE

CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2004
(In thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$6,850
Accounts receivable	518
Inventories	170
Prepaid expenses and other assets	344

Total current assets	7,882
Property and Equipment — Net	89,885
Goodwill	19,930
Other Assets	125

Total Assets	$117,822

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,135
Accrued payroll and related expenses	2,474
Accrued income taxes	2,581
Amounts due to affiliates	4,873
Other accrued liabilities	5,253
Notes payable current — related party	762

Total current liabilities	17,078
Long-term debt — related party	97,839
Long-term debt — other	1,703
Deferred income taxes	5,989
Other long-term obligations	56

Total liabilities	122,665
Stockholders’ Equity (Deficit)	(4,843)

Total Liabilities and Stockholders’ Equity (Deficit)	$117,822

The accompanying notes are an integral part of the consolidated financial statements.

ARGOSY OF BATON ROUGE

CONSOLIDATED STATEMENTS OF INCOME
(In thousands)

		For the Period
	For The Year Ended	January 1, 2005 to
	December 31, 2004	October 24, 2005

Operating Revenues:
Casino	$82,940	$80,719
Rooms	6,298	7,586
Food and beverage	6,564	7,845
Other casino and hotel revenue	1,511	1,586

Total operating revenues	97,313	97,736
Less promotional allowances	(12,074)	(10,704)

Net operating revenues	85,239	87,032

Operating Expenses:
Casino	15,347	13,629
Rooms	2,647	2,735
Food and beverage	6,841	7,837
Utilities	1,754	1,740
Repairs and maintenance	1,430	1,397
Insurance	2,248	1,474
Marketing, advertising and casino promotion	5,494	3,790
Property and local taxes	1,761	1,081
Gaming taxes and licenses	21,096	20,418
Administrative and general	6,248	5,246
Other operating expenses	—	16
Leased land and facilities	2,098	2,246
Depreciation and amortization	8,923	8,154

Total operating expenses	75,887	69,763

Income from Operations	9,352	17,269

Other Income (Expenses):
Interest income	23	62
Interest expense	(522)	(285)

Total other expense	(499)	(223)

Income Before Income Taxes	8,853	17,046
Income Taxes	(4,449)	(5,969)

Net Income	$4,404	$11,077

The accompanying notes are an integral part of the consolidated financial statements.

ARGOSY OF BATON ROUGE

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE PERIOD FROM JANUARY 1, 2004 TO OCTOBER 24, 2005
(In thousands)

	Common	Retained
	Stock	Earnings	Total

Balance, January 1, 2004	$1	$(9,417)	$(9,416)
Stockholders’ contributions 2004		169	169
Net income 2004	—	4,404	4,404

Balance, December 31, 2004	1	(4,844)	(4,843)
Net income through October 24, 2005	—	11,077	11,077

Balance, October 24, 2005	$1	$6,233	$6,234

The accompanying notes are an integral part of the consolidated financial statements.

ARGOSY OF BATON ROUGE

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

		For the Period
	For The Year Ended	January 1, 2005 to
	December 31, 2004	October 24, 2005

Cash Flows from Operating Activities:
Net income	$4,404	$11,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,923	8,154
Deferred taxes	1,812	259
Changes in current assets and current liabilities:
Accounts receivable	314	(678)
Inventories, prepaids and other assets	(61)	(182)
Accounts payable, accrued expenses and other liabilities	3,354	4,177

Net cash provided by operating activities	18,746	22,807

Cash Flows from Investing Activities:
Additions to property and equipment	(5,302)	(4,996)

Net cash used in investing activities	(5,302)	(4,996)

Cash Flows from Financing Activities:
Repayments on long-term debt	(9,105)	(29)
Stockholders’ contributions	169	—
Payments to related parties — Argosy	(3,966)	(17,218)

Net cash used in financing activities	(12,902)	(17,247)

Net Increase in Cash and Cash Equivalents	542	564
Cash and Cash Equivalents, Beginning of Period	6,308	6,850

Cash and Cash Equivalents, End of Period	$6,850	$7,414

The accompanying notes are an integral part of the consolidated financial statements.

ARGOSY OF BATON ROUGE

Notes to Consolidated Financial Statements
for the Year Ending December 31, 2004 and the Period January 1, 2005 to October 24, 2005
(In thousands)

1.	ORGANIZATION

These financial statements include the operations of Argosy of Louisiana, Inc. (“ALI”), Jazz Enterprises, Inc. (“Jazz”), and Centroplex Centre Convention Hotel, L.L.C. (“CCCH”) which are all wholly owned subsidiaries of Argosy Gaming Company (“Argosy”) and represent all of Argosy’s business operations in Baton Rouge, Louisiana and are referred to collectively as the “Company”. ALI and Jazz own all of the partnership interests of Catfish Queen Partnership in Comendam (“Catfish”), which owns and operates the Argosy Casino Baton Rouge. CCCH owns and operates the 300-room Sheraton Hotel Baton Rouge. On October 24, 2005, Argosy sold all of its ownership interests in ALI, Jazz, and CCCH to CP Baton Rouge Casino, LLC (“CPBR”), a subsidiary of Tropicana Casino & Resorts (“TCR”), f.k.a. Wimar Tahoe Corporation, for approximately $149.7 million. These financial statements present the consolidated operations of the Company for the year ending December 31, 2004 and the period January 1, 2005 to October 24, 2005. All intercompany balances and transactions have been eliminated in consolidation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates and assumptions that affect the reported amount of revenues and expenses. Actual results could differ from these estimates. Amounts are presented in thousands of dollars unless indicated otherwise.

Cash and Cash Equivalents — Cash and cash equivalents include cash, certificates of deposit, money market funds and other highly liquid investments with maturities at date of purchase of three months or less.

Accounts Receivable — Accounts receivables, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions.

Property and Equipment — Depreciation and amortization are computed over the estimated useful lives of the property and equipment on the straight-line method. Estimated useful lives for property and equipment in service range from 15 to 20 years for riverboats, dock and improvements and 3 to 10 years for equipment. Leasehold improvements are amortized over the lesser of the term of the lease or the useful life of the asset.

Routine maintenance and repairs are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment retired or sold are removed from the accounts, and the resulting gain or loss is included in operations.

Management reviews hotel and casino assets for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. Recoverability is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate, plus the assets’ residual value to the carrying amount of the assets. If the operation is determined to be unable to recover the carrying amount of its assets, then the hotel and casino assets are written down to fair value. Fair value is determined based on discounted cash flows. As of October 24, 2005, management does not believe any assets have been impaired.

ARGOSY OF BATON ROUGE

Notes to Consolidated Financial Statements — (Continued)
for the Year Ending December 31, 2004 and the Period January 1, 2005 to October 24, 2005

SFAS No. 143, Accounting for Asset Retirement Obligations, and FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (FIN 47), issued in March 2005, address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset. The Company currently has no material legal obligation related to its retirement of long-lived assets. If in the future the Company should have such legal obligation, SFAS No. 143 and FIN 47 require that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The liability is discounted and accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability was initially recognized.

Goodwill and Intangible Assets — Goodwill represents the excess of purchase price over net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is not amortized. Goodwill is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired.

When testing goodwill and intangible assets with indefinite lives for impairment, the Company uses the income approach, which includes an analysis of the market, cash flows, and risks associated with achieving such cash flows. The income approach focuses on the income producing capability of the existing hotel/casino and best represents the present value of the future economic benefits expected to be derived. Significant assumptions used in the impairment test included earnings before interest, income taxes, depreciation and amortization (“EBITDA”) projections, working capital requirements, and the discount rate.

Deferred Charges and Other Assets — The Company entered into a License Agreement with The Sheraton Corporation (Sheraton) in connection with its hotel operations in Baton Rouge, LA. The agreement provides for the Company’s use of the Sheraton name, reservation system, operating methods, training, and sales and marketing programs. The Company pays Sheraton various fees, some of which are based on sales volume. The agreement expires in 2025. The initial fees paid by the Company to Sheraton were capitalized and are amortized on a straight-line method from the effective date of the license agreement.

Casino and Other Revenue and Promotional Allowances — The Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. Rooms, food and beverage and other casino and hotel revenue are recognized as earned, which is at the time the goods or services are provided. The retail value of accommodations, food and beverage, and other services provided to customers without charge are included in operating revenue and then charged to promotional allowances. Promotional allowances which included “cash back” awards (cash coupons, rebates or refunds), totaled $12,074 in 2004 and $10,704 for the period ended October 24, 2005.

Employee Benefit Plan — The Company participates in the Argosy Gaming Company Employee Savings Plan and Trust, a 401(k) defined contribution plan which covers substantially all of its full-time employees. Participants may contribute a portion of their eligible salaries (as defined) subject to maximum limits, as determined by provisions of the Internal Revenue Code. The Company will match a portion of the participants’ contributions in an amount determined annually by the Company. Expense recognized by the Company under the Plan was $223 in 2004 and $185 for the period January 1, 2005 to October 25, 2005.

ARGOSY OF BATON ROUGE

Notes to Consolidated Financial Statements — (Continued)
for the Year Ending December 31, 2004 and the Period January 1, 2005 to October 24, 2005

Insurance Program — The Company participates in Argosy’s property, general liability, workers compensation and other insurance programs. The Company’s estimated share of these costs, which is allocated directly to the Company by Argosy, was $2,248 in 2004 and $1,474 for the period January 1, 2005 to October 24, 2005.

Customer Loyalty Program — The Company provides certain customer loyalty programs which reward customers for gaming play. Under the programs customers are able to accumulate points which may be redeemed in the future, subject to certain limitations and the terms of the individual casino programs, for cash, goods and services. For points that may be redeemed for cash, the Company accrues this cost, after consideration of estimated redemption rates, as they are earned. The cost is recorded as promotional allowances. For points that may be redeemed for goods or services, the Company estimates the cost and accrues for this expense as the points are earned from gaming play and are recorded as casino expense. The estimated cost is based on estimates and assumptions regarding marginal costs of the goods and services, redemption rates and the mix of goods and services for which the points will be redeemed.

Advertising — Costs for advertising are expensed as incurred.

Income taxes — Deferred taxes are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Contingencies — In the ordinary course of business, the Company enters into numerous agreements that contain standard guarantees and indemnities whereby the Company indemnifies another party for breaches of representations and warranties. In addition, many of these parties are also indemnified against any third party claim resulting from the transaction that is contemplated in the underlying agreement. Such guarantees or indemnifications are granted under various agreements, including those governing (i) purchases and sales of casinos; (ii) leases of real estate; (iii) franchise license agreements (iv) and certain lending agreements. The guarantees or indemnifications issued are for the benefit of the (i) buyers in sale agreements and sellers in purchase agreements; (ii) landlords in lease contracts (iii) franchisors or licensors of hotel brands and (iv) lenders under borrowing transactions. While some of these guarantees extend only for the duration of the underlying agreement, many survive the expiration of the term of the agreement. There are no specific limitations on the maximum potential amount of future payments that the Company could be required to make under some of these guarantees, however, most purchase and sale agreements have stated maximum liabilities. The Company is unable to develop an estimate of the maximum potential amount of future payments to be made under these guarantees as the triggering events are not subject to predictability. With respect to certain of the aforementioned guarantees, such as indemnifications of landlords and franchisors against third party claims for the use of real estate property leased or the brands licensed by the Company, the Company maintains insurance coverage that mitigates any potential payments to be made.

3.	RELATED PARTY TRANSACTIONS

The Company participates in various insurance programs sponsored by Argosy, see Note 2 — Insurance Program for further details. The Company also participates in Argosy’s retirement program for its employees. See Note 2 — Retirement Plans for further details.

Argosy has issued $550 million Senior Secured Subordinated Notes (“Subordinated Notes”) and entered into a five-year, $675 million Senior Secured revolving bank credit agreement, including a

ARGOSY OF BATON ROUGE

Notes to Consolidated Financial Statements — (Continued)
for the Year Ending December 31, 2004 and the Period January 1, 2005 to October 24, 2005

$175 million Term Loan (“Credit Facility”). Prior to the acquisition by CPBR, the Company was a guarantor under the Credit Facility and the borrowings were secured by substantially all of the assets of the Company. The Company was a guarantor under the terms of the Subordinated Notes. The Subordinated Notes rank junior to all of the senior indebtedness of Argosy, including borrowings under the Credit Facility.

4.	INCOME TAXES

The provision for income taxes is comprised of:

	2004	2005

Current:
Federal	$2,307	$5,008
State	330	702

Total current tax expense	2,637	5,710

Deferred:
Federal	1,586	227
State	226	32

Total deferred tax expense	1,812	259

Total income tax expense	$4,449	$5,969

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The Company’s deferred tax liability relates primarily to the use of accelerated depreciation for tax purposes. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date

The consolidated Company’s effective income tax rate was 50.3% and 41.8% for the year ended December 31, 2004 and the period January 1, 2005 through October 24, 2005, compared to the U.S. statutory rate of 35.0%. A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

	2004	2005

Statutory federal income tax rate	35.0%	35.0%
State and local — net of federal benefit	5.0	5.0
Other — flow through entity loss	10.3	1.8

Effective income tax rate	50.3%	41.8%

CCCH is a single member LLC owned by Argosy. As an LLC the tax attributes pass through to its member and as a result, no income tax benefit is provided for in these financial statements.

5.	LEASE COMMITMENTS

Rent expense charged to operations amounted to $2,098 in 2004 and $2,246 for 2005. The Company has various short-term operating equipment and space leases. The Company leases land and building related to its Baton Rouge, LA hotel and casino operation. The leases provide for fixed monthly rental of $22,

ARGOSY OF BATON ROUGE

Notes to Consolidated Financial Statements — (Continued)
for the Year Ending December 31, 2004 and the Period January 1, 2005 to October 24, 2005

subject to re-evaluation every five years based on changes in the consumer price index. The current lease terms expire in 2012, and the leases have options to extend the term for up to an additional seventy years.

Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year are as follows:

Period Ended December 31

2006	$298
2007	298
2008	285
2009	259
2010	259
Thereafter	330

Report of Independent Registered Public Accounting Firm

Desert Palace, Inc.:

We have audited the statement of direct revenues and expenses of Desert Palace, Inc. (the “Company”), a company previously owned by Caesars Entertainment, Inc. (“Caesars”) and acquired by an affiliate of Columbia Sussex Corporation (“Columbia Sussex”) pursuant to an agreement between Caesars and Columbia Sussex dated November 19, 2004, as described in Note 1, for the period from January 1, 2005 though June 10, 2005. This statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of these statements. We believe that our audit provide a reasonable basis for our opinion.

The accompanying financial statement has been prepared from the separate records maintained by the Company and may not necessarily be indicative of the results of operations if the Company had been operated as an unaffiliated company. Portions of certain expenses represent charges and allocations made from home-office items applicable to Caesars Entertainment, Inc. as a whole or transactions with other wholly-owned subsidiaries of Caesars Entertainment, Inc., most of which are transacted at amounts that approximate “cost” rather than market rates for similar transactions with companies outside the controlled group.

In our opinion, the statement referred to above presents fairly, in all material respects, the direct revenues and expenses of the Company for the period from January 1, 2005 though June 10, 2005, pursuant to the agreement described in Note 1, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

July 13, 2007

DESERT PALACE, INC.
(A Wholly-Owned Indirect Subsidiary of Caesars Entertainment, Inc.)

STATEMENT OF DIRECT REVENUES AND EXPENSES FOR
THE PERIOD FROM JANUARY 1, 2005 THROUGH JUNE 10, 2005

Period from
January 1,
2005
through
June 10,
2005

Operating Revenues
Casino	$16,312
Rooms	4,963
Food and beverage	5,416
Other revenue	2,650

Total operating revenues	29,341

Operating Expenses
Casino	11,178
Rooms	1,521
Food and beverage	5,367
Other expense	3,287
General and administrative	12,804
Management fee to parent	938
Depreciation and amortization	2,063

Total operating expenses	37,158

Operating expense in excess of operating revenue	$(7,817)

See notes to financial statements.

DESERT PALACE, INC.
(A Wholly-Owned Indirect Subsidiary of Caesars Entertainment, Inc.)

Notes to Statement of Direct Revenues and Expenses Period from January 1, 2005 through June 10, 2005

1.	BASIS OF PRESENTATION AND OPERATIONS

The accompanying financial statement presents the direct revenues and expenses of the Caesars Tahoe Hotel and Casino (“Caesars Tahoe”) which was owned by Desert Palace, Inc. (the “Company”). The Company is a wholly-owned indirect subsidiary of Caesars Entertainment, Inc. (the “Parent”). The accompanying financial statement has been prepared from the separate records maintained for Caesars Tahoe and may not necessarily be indicative of the conditions that would have existed or the results of operations if Caesars Tahoe had been operated as a stand alone company.

Caesars Tahoe is a hotel and casino located on the south shore of Lake Tahoe in Stateline, Nevada. Caesars Tahoe occupies approximately 21 acres and features 440 guest rooms and suites, a 42,000 square foot casino, five restaurants, a nightclub, a 1,500-seat showroom, a health spa, and approximately 16,000 square feet of meeting space. Caesars Tahoe benefits from the scenic beauty of the Lake Tahoe region and the many recreational facilities and activities in the area. Caesars Tahoe draws a significant portion of its customers from the northern California area.

On November 19, 2004, the Parent entered into a definitive agreement to sell substantially all of the assets and certain liabilities of the Caesars Tahoe to an affiliate of Columbia Sussex Corporation (“Columbia Sussex”), a hotel, resort and casino operator based in Crestview Hills, Kentucky, for approximately $45,000,000. The transaction closed on June 10, 2005.

Under the terms of the agreement, Columbia Sussex purchased most of the assets of the Company and assumed certain related liabilities, which comprised the operations of Caesars Tahoe. The aggregate consideration was adjusted for changes in net working capital. In addition, certain gaming devices leased from a wholly-owned subsidiary of Parent (as discussed in Note 3) were included in the assets sold to Columbia Sussex.

On June 13, 2005, Harrah’s Entertainment, Inc. acquired the Parent (see Note 5).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentration of credit risk consist principally of accounts receivable.

The Company extends credit to certain customers following an evaluation of the creditworthiness of the individual or entity. The Company maintains an allowance for doubtful accounts to reduce the accounts receivable to their estimated collectible amount. As of June 10, 2005, management believes that there are no concentrations of credit risk for which an allowance has not been established and recorded. The collectibility of foreign and domestic accounts receivable could be affected by future economic or other significant events in the United States or in the countries in which such foreign customers reside.

Self-Insurance — The Company is self-insured for various levels of general liability, workers’ compensation, and non-union employee medical and life insurance coverage. Self-insurance reserves are estimated based on the Company’s claims experience.

Revenue Recognition — Casino revenue is derived primarily from patrons wagering on slot machines, table games and other gaming activities. Table games generally include Blackjack or Twenty One, Craps, Baccarat and Roulette. Other gaming activities include Keno and Race and Sports. Casino revenue is defined as the win from gaming activities, computed as the difference between gaming wins and losses, not the total amounts wagered. Casino revenue is recognized at the end of each gaming day.

DESERT PALACE, INC.

(A Wholly-Owned Indirect Subsidiary of Caesars Entertainment, Inc.)

Notes to Statement of Direct Revenues and Expenses Period from January 1, 2005 through June 10, 2005 — (Continued)

Rooms revenue is derived from rooms and suites rented to guests. Rooms revenue is recognized at the time the room is provided to the guest.

Food and beverage revenues are derived from food and beverage sales in the food outlets of the casino and hotel, including restaurants, room service and banquets. Food and beverage revenue is recognized at the time the food and/or beverage is provided to the guest.

Other revenue includes retail sales, entertainment sales, telephone, and other miscellaneous income at the casino and hotel.

The revenue components presented in the statement of direct revenues and expenses exclude the retail value of rooms, food and beverage, and other goods or services provided to customers on a complimentary basis. Complimentary revenues which have been excluded from the accompanying statement are as follows:

(In thousands)

Rooms	$1,692
Food and beverage	2,263
Other revenue	467

Total complimentary revenues	$4,422

The estimated departmental costs of providing these complimentaries are classified in the statement of direct revenues and expenses as an expense of the department issuing the complimentary, primarily the casino department, and are as follows:

(In thousands)

Rooms	$516
Food and beverage	2,130
Other expenses	622

Total complimentary revenues	$3,268

Property and Equipment — Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in the statement of direct revenues and expenses.

Depreciation is provided on a straight-line basis over the estimated useful life of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are generally 30 to 40 years for buildings and riverboats and 3 to 10 years for furniture and equipment.

The carrying values of the Company’s assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount. Assets are grouped at the property level when estimating future cash flows for determining whether an asset has been impaired. If it is determined that an impairment has occurred, then an impairment loss is recognized in the statement of direct revenues and expenses.

Income Taxes — Caesars Tahoe is not a legal entity subject to federal or state income taxes. The Company is included in the consolidated federal income tax return of the Parent. Accordingly, the current federal tax liability or benefit resulting from the taxable income or loss generated by the Company and

DESERT PALACE, INC.

(A Wholly-Owned Indirect Subsidiary of Caesars Entertainment, Inc.)

Notes to Statement of Direct Revenues and Expenses Period from January 1, 2005 through June 10, 2005 — (Continued)

Caesars Tahoe is recognized by Parent in its consolidated federal tax return; however, no allocation for taxes is recorded on the Caesars Tahoe’s statement of direct revenues and expenses.

Use of Estimates — The preparation of the financial statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of operating revenue and operating expenses during the reporting period. Actual results could differ from those estimates.

3.	RELATED PARTY TRANSACTIONS

Caesars Tahoe has ongoing related party transactions with the Company and Parent and certain other wholly-owned subsidiaries of the Parent, most of which are transacted at amounts which approximate “cost” rather than market rates for similar transactions with companies outside the controlled group. Some examples of these transactions are employee benefit plans, insurance coverage, advertising, support services, and construction project management.

Caesars Tahoe also leases gaming devices from a wholly-owned subsidiary of Parent. Lease expense for such gaming devices pursuant to these lease agreements totaled approximately $612,000 for the period ended June 10, 2005.

The Parent receives a management fee for services provided to Caesars Tahoe that is based upon certain operating results. The services provided to Caesars Tahoe include centralized information technology, internal audit, risk management, legal and other administrative functions. The fee charged totaled approximately $938,000 for the period ended June 10, 2005.

4.	COMMITMENTS AND CONTINGENCIES

Litigation — Caesars Tahoe and the Company are involved in various legal proceedings relating to its business. Caesars Tahoe and the Company believe that all the actions brought against it are without merit and will continue to vigorously defend against them. While any proceeding or litigation has an element of uncertainty, Caesars Tahoe and the Company believe that the final outcome of these matters is not likely to have a material adverse effect upon the results of operations of Caesars Tahoe.

5.	SUBSEQUENT EVENT

On June 13, 2005, Harrah’s Entertainment, Inc. completed its acquisition of the outstanding shares of Parent. Under the terms of the purchase agreement, the Parent’s shareholders were to receive either $17.75 in cash or 0.3247 shares of Harrah’s common stock for each outstanding share of the Parent’s common stock, subject to limitations on the aggregate amount of cash to be paid and shares of stock to be issued. Parent’s shareholders were able to elect to receive solely shares of Harrah’s common stock or cash, to the extent available pursuant to the terms of the purchase agreement.

CP LAUGHLIN REALTY, LLC

CONDENSED BALANCE SHEETS
(In thousands)

	December 31,	June 30,
	2006	2007
	Audited	Unaudited

Current Assets:
Cash and cash equivalents	$209	$209
Deferred rent — current portion	1,093	1,093
Amount due from related parties	2,125	4,675

Total current assets	3,427	5,977
Property and equipment — net	21,586	20,980
Deferred rent, net of current portion	820	273
Intangible assets — net	333	308

Total Assets	$26,166	$27,538

Current Liabilities:
Current portion, long-term debt	$2,000	$—
Amounts due to related parties	1,179	1,789

Total current liabilities	3,179	1,789
Long-term debt, net of current portion	193,629	—
Long-term loan from affiliate	—	15,750

Total liabilities	196,808	17,539
Members’ Equity (Deficit)	(170,642)	9,999

Total Liabilities and Members’ Equity	$26,166	$27,538

The accompanying notes are an integral part of the financial statements.

CP LAUGHLIN REALTY, LLC

CONDENSED STATEMENTS OF INCOME
(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2007	2006	2007
	(Unaudited)

Operating Revenue:
Rental income — related party	$1,002	$1,002	$2,004	$2,004
Operating Expenses:
Depreciation and amortization	433	314	637	631

Income from Operations	569	688	1,367	1,373

Interest expense	3,738	308	7,466	725
Interest allocated to co-borrower	(3,439)	—	(6,877)	(115)

Net interest expense	299	308	589	610

Net Income	$270	$380	$778	$763

The accompanying notes are an integral part of the financial statements.

CP LAUGHLIN REALTY, LLC

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended June 30,
	2006	2007
	(Unaudited)

Cash Flows from Operating Activities:
Net income	$778	$763
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	637	631
Decrease in deferred rent	546	547

Net cash provided by operating activities	1,961	1,941

Cash Flows from Financing Activities:
Repayment of debt	—	(15,750)
Distribution to member	(900)	—
Loan from affiliate	—	15,750
Advances to related parties	(1,961)	(1,941)

Net cash used in financing activities	(2,861)	(1,941)

Net decrease in cash and cash equivalents	(900)	—
Cash and cash equivalents, beginning of period	1,784	209

Cash and cash equivalents, end of period	$884	$209

The accompanying notes are an integral part of the financial statements.

CP LAUGHLIN REALTY, LLC

Notes to Condensed Financial Statements
Quarter and Six Months Ended June 30, 2007
(In thousands, except where noted otherwise)
(Unaudited)

1.	ORGANIZATION

CP Laughlin Realty, LLC (“Realty” or the “Company”) was formed on August 1, 2003 for the purpose of acquiring and leasing to Columbia Properties Laughlin, LLC (“Laughlin”) the non-gaming assets of the 1,003-room River Palms Hotel and Casino in Laughlin, Nevada (“Hotel and Casino”). Realty commenced operations on September 9, 2003, when the Hotel and Casino was acquired. Laughlin is an affiliate of Realty due to common control of their respective parent entities. Laughlin operates the Hotel and Casino and owns all gaming related equipment and certain other non-gaming equipment. Realty is a wholly owned subsidiary of CSC Holdings, LLC, a subsidiary of Columbia Sussex Corporation (“CSC”). The Company is a co-guarantor under certain financing obligations of an affiliated company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the use of management’s estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and disclosure of contingent liabilities in the financial statements and accompanying notes. Actual results could differ from these estimates. Amounts are presented in thousands of dollars unless indicated otherwise.

Interim Unaudited Information — The accompanying interim financial statements as of June 30, 2007 and for the three month and six month periods ended June 30, 2006 and 2007 and related disclosures in the accompanying notes have not been audited. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations and therefore do not include all information and notes necessary for the presentation of financial position, results of operations and cash flows in conformity with GAAP. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) have been included to present fairly, in all material respects, the financial position of the Company as of June 30, 2007 and the results of its operations for the three month and six month periods ended June 30, 2006 and 2007 and its cash flows for the six months ended June 30, 2006 and 2007. Operating results for the three month and six month periods ended June 30, 2007 should be read in conjunction with the audited financial statements and the notes for the year ended December 31, 2006.

Income Taxes — Realty is a pass through entity for Federal and State income tax purposes. As a pass through entity, the tax attributes pass through to its members, who then owe any related income taxes. As a result, the accompanying statements of income show no income tax expense or benefit.

Recently Issued Accounting and Reporting Standards

Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”) — In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value in GAAP and expands disclosures about fair value measurements. This Statement will be effective for the Company beginning January 1, 2008. The Company has not yet determined the effect, if any, SFAS No. 157 will have on its financial statements.

CP LAUGHLIN REALTY, LLC

Notes to Condensed Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

3.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	December 31,	June 30,
	2006	2007
	Audited	Unaudited

Buildings	$15,264	$15,264
Equipment	4,988	4,988

	20,252	20,252
Less accumulated depreciation	(3,666)	(4,272)

	16,586	15,980
Land	5,000	5,000

Property and equipment, net	$21,586	$20,980

4.	INTANGIBLE ASSETS

The Company’s management determined the fair value of the trade name at the time of acquisition was $500 based on estimated future cash flows under the lease agreement with Laughlin. This is the Company’s only intangible asset. Amortization of the intangible asset is computed on a straight-line basis over ten years, the estimated useful life. Management periodically assesses the amortization period of the intangible asset based upon an estimate of future cash flows from related operations. Amortization expense was $25 for the six months ended June 30, 2006 and 2007.

Intangible assets consist of the following:

	December 31,	June 30,
	2006	2007
	Audited	Unaudited

Trade name	$500	$500
Accumulated amortization	(167)	(192)

	$333	$308

The Company’s estimate of future amortization expense related to the amortizable intangible asset is as follows:

2007 (six months)	$25
2008	50
2009	50
2010	50
2011	50
Thereafter	83

$308

CP LAUGHLIN REALTY, LLC

Notes to Condensed Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

5.	LONG-TERM DEBT:

Long-term debt consists of the following:

	December 31,	June 30,
	2006	2007
	Audited	Unaudited

Credit Facility, Term Loan A due 2010	$96,879	$—
Credit Facility, Term Loan B due 2011	98,750	—

	195,629	—
Less current portion of term loan	(2,000)	—

Total long-term debt	$193,629	$—

During 2005, the Company and certain other co-borrower affiliated companies including Laughlin and Tropicana Casino & Resorts (“TCR”) f.k.a. Wimar Tahoe Corporation (“WTC”), a company controlled by the managing member of the Company, borrowed a total of $200,000 under a Credit Facility which provided for a Term Loan A borrowing of $100,000 for the purchase of two casinos owned by TCR, retirement of existing debt, financing costs and other corporate purposes, and a Term Loan B borrowing of $100,000 for the purchase of another casino owned by TCR and financing costs. The Company’s allocated portion of Term Loan A is $15,750 which equaled the amount of its debt that was refinanced. However, since the Company was a co-borrower under the Credit Facility, the entire outstanding balance has been recorded as long-term debt with an adjustment to member’s equity. The Credit Facility also provided for a Revolving Loan of up to $50,000, none of which was drawn at December 31, 2006. Term Loan A and B were repaid January 3, 2007 with the proceeds of the borrowings described in Note 6 below. At the time of repayment an adjustment to member’s equity of $179,879 was recorded to reflect TCR’s repayment of Term Loan A and B.

In connection with the repayment of its allocated portion of Term Loan A, the Company borrowed $15,750 from Tropicana Entertainment, LLC an affiliated entity on January 3, 2007. The loan matures on January 3, 2009 and accrues interest at the thirty-day LIBOR rate plus 2.5%. No principal payments are due until maturity.

6.	GUARANTEE AGREEMENT

The Company is a co-guarantor under certain long-term debt obligations of Tropicana Entertainment LLC (“TE”), an affiliated entity. The Company and TE are affiliated through common ownership. In December 2006, TE issued $960,000 of 9.625% Senior Subordinated Notes (the “Notes”) and in January 2007, entered into a Senior Credit Facility comprised of a $1,530,000 senior secured term loan (“Loan”) and a $180,000 senior secured revolving credit facility (“Revolver”), all of which are guaranteed jointly and severally by certain subsidiaries of TE, JMBS Casino LLC (“JMBS”), Columbia Properties Vicksburg LLC (“Vicksburg”), and the Company (collectively the “Guarantor Entities”). In the event of non-performance by TE under the Notes and/or Loan agreement, the Guarantor Entities would be obligated to make necessary payments of principal and interest then due, on behalf of TE. The Company’s potential obligation under this agreement is ultimately limited to a pro-rata share of any total payment due under the Notes and Loan agreements, based on the ratio of its net assets to the total net assets of the Guarantor Entities at that time. As of June 30, 2007, TE reported $960,000 and $1,340,269 outstanding on the Notes and Loan obligations, respectively.

Report of Independent Registered Public Accounting Firm

To the Member of
CP Laughlin Realty, LLC

We have audited the accompanying balance sheets of CP Laughlin Realty, LLC as of December 31, 2006 and 2005, and the related statements of income, changes in member’s equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CP Laughlin Realty, LLC at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Cincinnati, Ohio
March 23, 2007

CP LAUGHLIN REALTY, LLC

BALANCE SHEETS
(In thousands)

	As of December 31,
	2005	2006

Current Assets:
Cash and cash equivalents	$1,784	$209
Deferred rent, current portion	1,093	1,093
Amounts due from related party	425	2,125

Total Current Assets	3,302	3,427
Property and Equipment-Net	22,802	21,586
Deferred Rent, Net of Current Portion	1,913	820
Intangible Assets-Net	383	333

Total Assets	$28,400	$26,166

Current Liabilities:
Current portion of long-term debt	$3,871	$2,000
Accounts payable	9	—
Amounts due to related party	576	1,179

Total Current Liabilities	4,456	3,179
Long-Term Debt, Net of Current Portion	195,629	193,629

Total Liabilities	200,085	196,808
Member’s Deficit	(171,685)	(170,642)

Total Liabilities and Member’s Deficit	$28,400	$26,166

The accompanying notes are an integral part of the financial statements.

CP LAUGHLIN REALTY, LLC

STATEMENTS OF INCOME
(In thousands)

	Years Ended December 31,
	2004	2005	2006

Operating Revenues:
Rental income — related party	$4,007	$4,007	$4,007

Operating Expenses:
Guarantee fees — related party	178	84	—
Other	50	—	(9)
Depreciation and amortization	976	1,268	1,266

Total operating expenses	1,204	1,352	1,257

Income from operations	2,803	2,655	2,750

Interest expense	731	5,437	14,950
Interest allocated to co-borrower	—	(4,406)	(13,772)

Net interest expense	731	1,031	1,178

Net income	$2,072	$1,624	$1,572

The accompanying notes are an integral part of the financial statements.

CP LAUGHLIN REALTY, LLC

STATEMENTS OF CHANGES IN MEMBER’S EQUITY (DEFICIT)
(In thousands)

Balance, January 1, 2004	$4,792
Net income for 2004	2,072
Contribution from member in 2004	3,926

Balance, December 31, 2004	10,790
Net income for 2005	1,624
Distribution to member in 2005	(349)
Net equity adjustment for debt under co-borrower arrangement	(183,750)

Deficit, December 31, 2005	(171,685)
Net income for 2006	1,572
Distribution to member in 2006	(4,400)
Net equity adjustment for debt under co-borrower arrangement	3,871

Deficit, December 31, 2006	$(170,642)

The accompanying notes are an integral part of the financial statements.

CP LAUGHLIN REALTY, LLC

STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2004	2005	2006

Cash Flows from Operating Activities:
Net income	$2,072	$1,624	$1,572
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,007	1,383	1,266
(Increase) decrease in deferred rent	(2,282)	267	1,093
Changes in current assets and current liabilities:
Accounts payable, accrued expenses and other liabilities	(81)	(101)	(9)

Net cash provided by operating activities	716	3,173	3,922

Cash Flows from Investing Activities:
Additions to property and equipment	(2,944)	—	—

Net cash used in investing activities	(2,944)	—	—

Cash Flows from Financing Activities:
Payments on debt	(750)	(17,250)	—
Proceeds from issuance of long-term debt	—	15,750	—
Advances from (repayments to) related parties	(1,147)	460	(1,097)
Distribution to member	—	(349)	(4,400)
Contributions by member	3,926	—	—

Net cash provided by (used in) financing activities	2,029	(1,389)	(5,497)

Net Increase (Decrease) in Cash and Cash Equivalents	(199)	1,784	(1,575)
Cash and Cash Equivalents at Beginning of Year	199	—	1,784

Cash and Cash Equivalents at End of Year	$—	$1,784	$209

Supplemental Disclosure — Cash Paid for Interest	$762	$965	$1,178

The accompanying notes are an integral part of the financial statements.

CP LAUGHLIN REALTY, LLC

Notes to Financial Statements
Years Ended December 31, 2004, 2005 and 2006
(In thousands, except where noted otherwise)

1.	ORGANIZATION

CP Laughlin Realty, LLC (“Realty” or the “Company”) was formed on August 1, 2003 for the purpose of acquiring and leasing to Columbia Properties Laughlin, LLC (“Laughlin”) the non-gaming assets of the 1,003-room River Palms Hotel and Casino in Laughlin, Nevada (“Hotel and Casino”). Realty commenced operations on September 9, 2003, when the Hotel and Casino was acquired. Laughlin is an affiliate of Realty due to common control of their respective parent entities. Laughlin operates the Hotel and Casino and owns any gaming related equipment. Realty is a wholly owned subsidiary of CSC Holdings, LLC, a subsidiary of Columbia Sussex Corporation (“CSC”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and disclosures of contingent liabilities in the financial statements and accompanying notes. Actual results could differ from these estimates. Amounts are presented in thousands of dollars unless indicated otherwise.

Cash and Cash Equivalents — The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization of property and equipment are computed by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives for property and equipment in service range from ten to thirty-five years for building and building components and five to ten years for equipment.

Routine maintenance and repairs are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment retired or sold are removed from the accounts and the resulting gain or loss is included in operations.

Management reviews assets for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. Recoverability is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate, plus the assets’ residual value to the carrying amount of the assets. If the operation is determined to be unable to recover the carrying amount of its assets, then the assets are written down to fair value. Fair value is determined based on discounted cash flows.

Intangible Assets — Intangible assets represent assets other than goodwill or financial assets, which lack physical substance. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” intangible assets with a definite life are amortized over their useful life. An intangible asset’s useful life is defined as the period over which the asset is expected to contribute directly or indirectly to future cash flows.

The Company’s management determined the fair value of the trade name at the time of acquisition was $500 based on estimated future cash flows under the lease agreement with Laughlin. This is the Company’s only intangible asset. Amortization of the intangible asset is computed on a straight-line basis over ten years, the estimated useful life. Management periodically assesses the amortization period of the intangible asset based upon an estimate of future cash flows from related operations. Amortization expense was $50 in 2004, 2005 and 2006.

CP LAUGHLIN REALTY, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

Intangible assets consist of the following:

	As of December 31,
	2005	2006

Trade name	$500	$500
Accumulated amortization	(117)	(167)

	$383	$333

The Company’s estimate of future amortization expense related to the amortizable intangible asset is as follows:

2007	$50
2008	50
2009	50
2010	50
2011	50
Thereafter	83

Revenue Recognition — Rental income is recognized on a straight-line basis over the lease term. See Note 5 for additional information on the Company’s related party lease.

Income Taxes — Realty is a pass through entity for Federal and State income tax purposes. As a pass through entity, the tax attributes pass through to its members, who then owe any related income taxes. As a result, the accompanying statements of income show no income tax expense or benefit. On an aggregate basis, Realty’s reported amounts of assets and liabilities exceed the tax bases by approximately $4,996 and $3,909 at December 31, 2005 and 2006, respectively.

Fair Value of Financial Instruments — The fair value of current assets and liabilities approximates their reported carrying amounts. The fair value of variable rate long-term debt approximates its reported carrying amount, due to variable rate nature of this debt.

3.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	As of December 31,
	2005	2006

Buildings	$15,264	$15,264
Equipment	4,988	4,988

	20,252	20,252
Less accumulated depreciation	(2,450)	(3,666)

	17,802	16,586
Land	5,000	5,000

Property and equipment, net	$22,802	$21,586

Depreciation expense was $926, $1,218 and 1,216 in 2004, 2005 and 2006, respectively.

CP LAUGHLIN REALTY, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

4.	LONG-TERM DEBT:

Long-term debt consists of the following:

	As of December 31,
	2005	2006

Credit Facility, Term Loan A due 2010	$99,750	$96,879
Credit Facility, Term Loan B due 2011	99,750	98,750

	199,500	195,629
Less current portion of term loan	(3,871)	(2,000)

Total long-term debt	$195,629	$193,629

During 2005, the Company and certain other co-borrower affiliated companies including Laughlin and Tropicana Casino & Resorts (“TCR”) f.k.a. Wimar Tahoe Corporation (“WTC”), a company controlled by the managing member of the Company, borrowed a total of $200,000 under a Credit Facility which provided for a Term Loan A borrowing of $100,000 for the purchase of two casinos owned by TCR, retirement of existing debt, financing costs and other corporate purposes, and a Term Loan B borrowing of $100,000 for the purchase of another casino owned by TCR and financing costs. The Company’s allocated portion of Term Loan A is $15,750 which equaled the amount of its debt that was refinanced. However, since the Company was a co-borrower under the Credit Facility, the entire outstanding balance has been recorded as long-term debt with an adjustment to member’s equity. Also, the interest expense shown on the 2005 and 2006 statements of income represents all interest expense related to the Credit Facility with an allocation to TCR for the portion of interest expense related to the Credit Facility outstanding balance not allocated to the Company. The Credit Facility also provided for a Revolving Loan of up to $50,000, none of which was drawn at December 31, 2005 or 2006. Interest under the Term Loan A is either based on the thirty day LIBOR rate or a base rate, at the Company’s option. The LIBOR rate option is based on the thirty day LIBOR rate plus a spread of between 1.75% and 2.75% depending on the Company’s leverage ratio. The base rate option is the higher of the Federal Funds Rate plus one half of 1% or the Bank of America “prime rate”, plus a spread of between 0.5% and 1.5% depending on the Company’s leverage ratio. The Company elected the base rate option for the December 2006 period, (9.0% at December 31, 2006), and the LIBOR rate option for all prior periods. Interest under the Term Loan B is either based on the thirty day LIBOR rate or a base rate, at the Company’s option. The LIBOR rate option is based on the thirty day LIBOR rate plus 2.50%. The base rate option is the higher of the Federal Funds Rate plus one half of 1% or the Bank of America “prime rate”, plus 2.5%. The Company elected the base rate option for the December 2006 period, (10.75% at December 31, 2006), and the LIBOR rate option for all prior periods. Both Term Loan A and B had mandatory quarterly principal payments of $250 beginning December 31, 2005. The Credit Facility provided for additional mandatory principal payments of excess cash flow, as defined in the agreement on March 31, 2006 and 2007. A total of $1,871 of excess cash flow has been included in current portion of long-term debt under this provision as of December 31, 2005 and none as of December 31, 2006 as the loan was paid off on January 3, 2007 (see Note 6). The Credit Facility also restricted distributions to owners to amounts needed to pay income taxes and additional amounts if the Company exceeded a minimum fixed charge coverage ratio requirement. The Credit Facility contained various covenants and restrictions. As of December 31, 2006, the Company was in compliance with these covenants. These covenants were measured on a combined basis for the Company and TCR. Term Loan A and B were repaid January 3, 2007. (see Note 6)

The Realty term loan and a $3,000 revolving credit facility (none of the credit facility is outstanding as of December 31, 2005 and 2006) were provided under the same loan agreement with the same lender. The Realty term loan was repaid in 2005 with proceeds of the Credit Facility, described above. The Realty term

CP LAUGHLIN REALTY, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

loan was cross collateralized by the property and equipment of Laughlin and Realty and guaranteed by TCR. TCR and Columbia Sussex Corporation (CSC) are under common control.

Realty made quarterly payments to TCR of 0.25% of the outstanding balance of the Realty term loan at the beginning of each quarter related to the guarantees provided by TCR. These guarantee fees totaled $178 and $84 for the Company in 2004 and 2005. Realty owes TCR $576 and $1,179 as of December 31, 2005 and 2006, respectively, related to interest paid by TCR on Realty’s allocated debt.

5.	RELATED PARTY TRANSACTIONS

Realty leases real estate and non-gaming furnishings and equipment to Laughlin under a triple net lease arrangement whereby Laughlin is responsible for all costs associated with the property leased, including real estate and property taxes, insurance, maintenance and utility costs. Realty is responsible for any major repairs that exceed $50 individually or aggregate related repairs totaling over $250 in any one year. Laughlin is responsible for all other repairs, cosmetic renovations and equipment replacements. The lease commenced on September 9, 2003 and ends on December 31, 2008. Rent for the period from September 9, 2003 to November 30, 2003 was equal to the interest cost incurred by Realty on its debt. Rent commencing December 1, 2003 of $125 per month was due through November 2004; from December 2004 to November 2005 monthly rent was $350, and thereafter monthly rent is $425. Accounting principles generally accepted in the United States of America require that rental income be recognized on a straight-line basis over the entire term of the lease, therefore, the monthly income for rent under the lease is $334. The Company has recorded $3,006 and $1,913 as deferred rent at December 31, 2005 and 2006. This represents rent payments to be received in the future in excess of the rental income to be recognized. Amounts in excess of rental income to be recognized within one year are recorded as a current asset. As of December 31, 2005 and 2006, Laughlin owes Realty $425 and $2,125 respectively, for unpaid rent.

6.	SUBSEQUENT EVENTS — ACQUISITIONS AND FINANCING

On January 3, 2007, affiliates of the Company closed on the acquisition of Aztar Corporation (Aztar). In connection with this acquisition, TCR through its indirect wholly owned subsidiary, Tropicana Entertainment, LLC (TE) entered into a Senior Credit Facility comprised of a $1.53 billion senior secured term loan and a $180.0 million senior secured revolving credit facility, (the “Loan”). Proceeds of the Loan were used to payoff amounts outstanding under the Company’s Credit Facility described in Note 4. Interest on the Loan is at either a LIBOR Rate Option or an Alternative Rate Option, at TE’s option. The Loan matures in January of 2012 and quarterly principal payment of $3.825 million commence on March 31, 2007. The Loan is secured by guarantees of TE’s direct subsidiaries, certain affiliated companies and the Company, and security interests in all of TE’s and the guarantors’ tangible and intangible assets, including a pledge of all equity interests in TE and the guarantors (including the Company).

COLUMBIA PROPERTIES VICKSBURG, LLC.

CONDENSED BALANCE SHEETS
(In thousands)

	December 31, 2006	June 30, 2007
	Audited	Unaudited

Current Assets:
Cash and cash equivalents	$3,705	$3,990
Accounts receivable	39	58
Amount due from related parties	152	181
Prepaid expenses and other assets	490	361

Total current assets	4,386	4,590
Property and equipment — net	30,289	29,052
Goodwill	590	590
Intangible assets — net	1,146	927
Loans to Tropicana Entertainment, LLC, an affiliate	—	3,000
Other assets — net	129	130

Total assets	$36,540	$38,289

Current Liabilities:
Accounts payable	$1,058	$1,126
Accrued expenses and other liabilities	3,243	3,252
Amounts due to related parties	857	796

Total current liabilities	5,158	5,174
Long-term portion of lease liability	2,406	2,330

Total liabilities	7,564	7,504
Members’ Equity	28,976	30,785

Total Liabilities and Members’ Equity	$36,540	$38,289

The accompanying notes are an integral part of the financial statements.

COLUMBIA PROPERTIES VICKSBURG, LLC

CONDENSED STATEMENTS OF OPERATIONS
(In thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2007	2006	2007

Operating Revenues:
Casino	$8,315	$6,665	$18,006	$14,898
Rooms	530	406	1,068	751
Food and beverage	1,174	815	2,419	1,655
Other casino and hotel	329	124	511	238

Total operating revenues	10,348	8,010	22,004	17,542
Less promotional allowances	(1,618)	(932)	(3,232)	(1,953)

Net operating revenues	8,730	7,078	18,772	15,589
Operating Expenses:
Casino	2,491	1,225	3,648	2,326
Rooms	137	422	483	722
Food and beverage	985	720	2,116	1,580
Other casino and hotel	82	24	93	31
Utilities	305	227	676	465
Marketing, advertising and casino promotions	1,081	604	1,915	1,131
Repairs and maintenance	272	51	493	207
Insurance	176	240	262	436
Property and local taxes	175	175	350	351
Gaming taxes and licenses	1,005	826	2,204	1,836
Administrative and general	528	1,293	1,564	2,250
Leased land and facilities	283	342	566	652
Loss on disposition of assets	18	29	18	29
Depreciation and amortization	760	837	1,522	1,764

Total operating expenses	8,298	7,015	15,910	13,780

Income from Operations	432	63	2,862	1,809
Interest expense	(485)	—	(1,007)	—

Net Income (Loss)	$(53)	$63	$1,855	$1,809

The accompanying notes are an integral part of the financial statements.

COLUMBIA PROPERTIES VICKSBURG, LLC

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2006	2007

Cash Flows from Operating Activities:
Net income	$1,855	$1,809
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,535	1,764
Decrease in lease liability	76	76
Loss from disposition of assets	18	29
Changes in current assets and current liabilities:
Accounts receivable	9	(19)
Prepaid expenses and other assets	(476)	128
Accounts payable, accrued expenses and other liabilities	(880)	(74)

Net cash provided by operating activities	2,137	3,713

Cash Flows from Investing Activities:
Additions of property and equipment	(800)	(337)
Proceeds from disposition of equipment	250	—
Net cash used in investing activities	(550)	(337)

Cash Flows from Financing Activities:
Payments on long-term debt	(1,429)	—
Advances from (to) related parties	977	(91)
Loans to Tropicana Entertainment, LLC, an affiliate	—	(3,000)
Contribution by members	150	—
Net cash used in financing activities	(302)	(3,091)

Net Increase in Cash and Cash Equivalents	1,285	285
Cash and Cash Equivalents, Beginning of Period	5,072	3,705

Cash and Cash Equivalents, End of Period	$6,357	$3,990

The accompanying notes are an integral part of the financial statements.

COLUMBIA PROPERTIES VICKSBURG, LLC

Notes to Condensed Financial Statements
Quarter and Six Months Ended June 30, 2007
(In thousands, except where noted otherwise)
(Unaudited)

1.	ORGANIZATION

Columbia Properties Vicksburg, LLC (the “Company”) was formed on January 23, 2003 for the purpose of acquiring a riverboat gaming operation in Vicksburg, Mississippi operating as Horizon Casino Hotel Vicksburg (the “Casino”) (f.k.a. Harrah’s Vicksburg Hotel and Casino). The Casino operation includes a 117-room hotel. The Company is a co-guarantor under certain financing obligations of an affiliated company. (see Note 7)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the use of management’s estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and disclosure of contingent liabilities in the financial statements and accompanying notes. Actual results could differ from these estimates. Amounts are presented in thousands of dollars unless indicated otherwise.

Interim Unaudited Information — The accompanying interim financial statements as of June 30, 2007, and for the three month and six month periods ended June 30, 2006 and 2007 and related disclosures in the accompanying notes have not been audited. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations and therefore do not include all information and notes necessary for the presentation of financial position, results of operations and cash flows in conformity with GAAP. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) have been included to present fairly, in all material respects, the financial position of the Company as of June 30, 2007 and the results of its operations for the three month and six month periods ended June 30, 2006 and 2007 and its cash flows for the six months ended June 30, 2006 and 2007. Operating results for the three month and six month periods ended June 30, 2007 should be read in conjunction with the audited financial statements and the notes for the year ended December 31, 2006.

Income Taxes — The Company is a pass through entity for Federal and State income tax purposes. As a pass through entity the tax attributes of the Company will pass through to its owners, who will then owe any related income taxes. As a result, the accompanying statements of income show no income tax expense.

Recently Issued Accounting and Reporting Standards

Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”) — In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value in GAAP and expands disclosures about fair value measurements. This Statement will be effective for the Company beginning January 1, 2008. The Company has not yet determined the effect, if any, SFAS No. 157 will have on its financial statements.

COLUMBIA PROPERTIES VICKSBURG, LLC

Notes to Condensed Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

3.	PROPERTY AND EQUIPMENT

	December 31,	June 30,
	2006	2007
	Audited	Unaudited

Barge	$2,309	$2,309
Buildings and improvements	22,939	22,993
Furniture and equipment	10,425	10,656

	35,673	35,958
Less accumulated depreciation	(8,010)	(9,532)

	27,663	26,426
Land	2,626	2,626

Property and equipment, net	$30,289	$29,052

4.	GOODWILL AND INTANGIBLE ASSETS

In connection with the acquisition of the Casino in October of 2003, the Company acquired $2,533 of identified intangible assets and recorded $590 of goodwill. The estimates of fair value used in the purchase price allocation were determined by the Company’s management based on information furnished by an independent appraiser. Amortization is computed on a straight-line basis for intangible assets with definite lives over an estimated useful life of 5 to 35 years. Amortization expense was $206 and $219 for the six months ended June 30, 2006 and 2007, respectively.

Goodwill and intangible assets consist of the following:

	December 31,	June 30,
	2006	2007
	Audited	Unaudited

Goodwill	$590	$590

Amortizing intangible assets:
Player lists (5 year useful life)	$1,795	$1,795
Other amortizing intangibles (5 to 35 year useful life)	738	738
Less accumulated amortization	(1,387)	(1,606)

Total intangible assets, net	$1,146	$927

The Company’s estimate of future amortization expense related to the amortizable intangible assets is as follows:

2007 (six months)	$218
2008	368
2009	20
2010	20
2011	20
Thereafter	281

$927

COLUMBIA PROPERTIES VICKSBURG, LLC

Notes to Condensed Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

5.	LONG-TERM DEBT

The Company elected to pay off its outstanding long-term debt in its entirety on December 7, 2006. As of December 31, 2006 and June 30, 2007, the Company had no long-term debt outstanding.

6.	LEASE COMMITMENTS

The Company assumed an agreement with the City of Vicksburg (“the City”) that permitted the development of the Company’s hotel and casino and provided for ongoing payments to the City. The agreement expires in 2033 and provides that certain parcels of land, primarily parking, casino dockage and casino entry parcels revert back to the City upon termination of the agreement. Monthly amounts owed to the City include a fixed annual payment, subject to adjustment for changes in the consumer price index, and a percentage amount on net revenue, as defined in the agreement (primarily gaming and food and beverage revenues). The Company’s performance under this agreement is guaranteed by Columbia Sussex Corporation, a company controlled by the Company’s managing member (“CSC”). The Company also has various short-term operating equipment leases.

The lease liability reflected in the accompanying balance sheets represents the amount needed to adjust the future lease payments to current market rents, based on appraisal at the date of purchase, and is being amortized over the remaining term of the lease agreement with the City of Vicksburg (thirty years) on a straight-line basis.

7.	GUARANTEE AGREEMENT

The Company is a co-guarantor under certain long-term debt obligations of Tropicana Entertainment LLC (“TE”), an affiliated entity. The Company and TE are affiliated through common ownership. In December 2006, TE issued $960,000 of 9.625% Senior Subordinated Notes (the “Notes”) and in January 2007 entered into a Senior Credit Facility comprised of a $1,530,000 senior secured term loan (“Loan”) and a $180,000 senior secured revolving credit facility (“Revolver”), all of which are guaranteed jointly and severally by certain subsidiaries of TE, JMBS Casino LLC (“JMBS”), CP Laughlin Realty LLC (“Realty”), and the Company (collectively the “Guarantor Entities”). In the event of non-performance by TE under the Notes and/or Loan agreement, the Guarantor Entities would be obligated to make necessary payments of principal and interest then due, on behalf of TE. The Company’s potential obligation under this agreement is ultimately limited to a pro-rata share of any total payment due under the Notes and Loan agreements, based on the ratio of its net assets to the total net assets of the Guarantor Entities at that time. As of June 30, 2007, TE reported $960,000 and $1,340,269 outstanding on the Notes and Loan obligations, respectively. The Company loaned $3,000 to TE on June 27, 2007. The loan earns interest at the fixed rate of 12% and is due January 1, 2015.

Report of Independent Registered Public Accounting Firm

To the Members of
Columbia Properties Vicksburg, LLC

We have audited the accompanying balance sheets of Columbia Properties Vicksburg, LLC as of December 31, 2006 and 2005, and the related statements of operations, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbia Properties Vicksburg, LLC at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Cincinnati, Ohio
March 23, 2007

COLUMBIA PROPERTIES VICKSBURG, LLC

BALANCE SHEETS
(In thousands)

	December 31,
	2005	2006

ASSETS
Current Assets:
Cash and cash equivalents	$5,072	$3,705
Accounts receivable	53	39
Inventories	58	55
Deposits	126	126
Amounts due from related parties	40	152
Prepaid expenses and other assets	245	435

Total current assets	5,594	4,512
Property and Equipment — Net	32,441	30,289
Goodwill	590	590
Intangible Assets — Net	1,556	1,146
Other Assets — Net	85	3

Total Assets	$40,266	$36,540

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,857	$—
Account payable	1,720	1,058
Accrued expenses and other liabilities	3,254	3,243
Amounts due to related parties	128	857

Total current liabilities	7,959	5,158
Long-Term Portion of Lease Liability	2,719	2,406
Long-Term Debt	14,286	—

Total Liabilities	24,964	7,564
Members’ Equity	15,302	28,976

Total Liabilities and Members’ Equity	$40,266	$36,540

The accompanying notes are an integral part of the financial statements.

COLUMBIA PROPERTIES VICKSBURG, LLC

STATEMENTS OF OPERATIONS
(In thousands)

	For The Years Ended December 31,
	2004	2005	2006

Operating Revenues:
Casino	$24,093	$31,364	$32,427
Rooms	1,751	1,738	1,921
Food and beverage	3,272	4,088	4,423
Other casino and hotel	385	559	731

Total operating revenues	29,501	37,749	39,502
Less promotional allowances	(3,968)	(4,978)	(5,903)

Net operating revenues	25,533	32,771	33,599

Operating Expenses:
Casino	6,703	6,948	7,201
Rooms	1,085	974	981
Food and beverage	3,007	3,660	4,048
Other casino and hotel	76	116	133
Utilities	940	1,010	1,202
Marketing, advertising and casino promotions	2,199	3,090	3,167
Repairs and maintenance	1,121	1,195	1,347
Insurance	332	352	733
Property and local taxes	704	504	596
Gaming taxes and licenses	3,163	3,994	4,040
Administrative and general	2,489	2,606	3,075
Leased land and facilities	745	1,011	748
Write off of fixed and other assets	—	—	273
Depreciation and amortization	2,724	3,033	3,413

Total operating expenses	25,288	28,493	30,957

Income from Operations	245	4,278	2,642
Interest Expense	(877)	(1,168)	(1,118)

Net Income (Loss)	$(632)	$3,110	$1,524

The accompanying notes are an integral part of the financial statements.

COLUMBIA PROPERTIES VICKSBURG, LLC

STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(In thousands)

Balance, January 1, 2004	$14,274
Net loss for 2004	(632)

Balance, December 31, 2004	13,642
Distributions to members in 2005	(1,450)
Net income for 2005	3,110

Balance, December 31, 2005	15,302
Distributions to members in 2006	(350)
Contributions by members in 2006	12,500
Net income for 2006	1,524

Balance December 31, 2006	$28,976

The accompanying notes are an integral part of the financial statements.

COLUMBIA PROPERTIES VICKSBURG, LLC

STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2004	2005	2006

Cash Flows from Operating Activities:
Net income (loss)	$(632)	$3,110	$1,524
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,753	3,061	3,441
Loss on disposal and write off of assets	—	—	273
Decrease in lease liability	(101)	(101)	(314)
Changes in current assets and current liabilities:
Accounts receivable	(26)	(5)	14
Inventories, deposits, prepaid expenses and other assets	(80)	(41)	(187)
Accounts payable, accrued expenses and other liabilities	448	2,044	(673)

Net cash provided by operating activities	2,362	8,068	4,078

Cash Flows from Investing Activities:
Purchase of property and equipment	(2,826)	(3,368)	(1,176)
Proceeds from sale of equipment	—	—	94
Other	17	—	13

Net cash used in investing activities	(2,809)	(3,368)	(1,069)

Cash Flows from Financing Activities:
Advances from (repayments to) related parties	31	(256)	617
Repayments of debt	—	(2,857)	(17,143)
Distributions to members	—	(1,450)	(350)
Contributions by members	—	—	12,500

Net cash provided by (used in) financing activities	31	(4,563)	(4,376)

Net Increase (Decrease) in Cash and Cash Equivalents	(416)	137	(1,367)
Cash and Cash Equivalents, Beginning of Period	5,351	4,935	5,072

Cash and Cash Equivalents, End of Period	$4,935	$5,072	$3,705

Supplemental Disclosure-Cash Paid for Interest	$830	$1,095	$1,294

The accompanying notes are an integral part of the financial statements.

COLUMBIA PROPERTIES VICKSBURG, LLC

Notes to Financial Statements
Years Ended December 31, 2004, 2005 and 2006
(In thousands, except where noted otherwise)

1.	ORGANIZATION

Columbia Properties Vicksburg, LLC (the “Company”) was formed on January 23, 2003 for the purpose of acquiring a riverboat gaming operation in Vicksburg, Mississippi operating as Horizon Casino Hotel Vicksburg (the “Casino”) (f.k.a. Harrah’s Vicksburg Hotel and Casino). The Casino operation includes a 117-room hotel.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the financial statements and accompanying notes. Actual results could differ from those estimates. Amounts are presented in thousands of dollars unless indicated otherwise.

Cash and Cash Equivalents — The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable — Accounts receivables, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained, if necessary, to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance, if any, is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions.

Inventories — Inventories consisting principally of food, beverage and operating supplies are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization of property and equipment are computed by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives for property and equipment in service are as follows:

Barge	10 years
Buildings and improvements	15-45 years
Furniture and equipment	5-10 years

Leasehold improvements are amortized over the lesser of the term of the lease or the life of the asset.

Routine maintenance and repairs are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment retired or sold are removed from the accounts and the resulting gain or loss is included in operations.

Management reviews casino and hotel assets for impairment whenever events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. Recoverability is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate, plus the assets’ residual value to the carrying amount of the assets. If the operation is determined to be unable to recover the carrying amount of its assets, then the hotel and casino assets are written down to fair value. Fair value is determined based on discounted cash flows. As of December 31, 2005 and 2006, management did not believe any assets were impaired.

COLUMBIA PROPERTIES VICKSBURG, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

Unamortized Debt Issuance Costs — Unamortized debt issuance costs, which are included in other assets, related to the Company’s debt obligations and were amortized over the life of the related debt. Amortization expense of $29, $28 and $28 for the years ended December 31, 2004, 2005 and 2006, respectively, is included in interest expense in the accompanying statements of operations. The Company paid off the related debt obligation in 2006 and wrote off the remaining unamortized balance of debt issuance costs of $51.

Goodwill and Intangible Assets — Goodwill represents the excess of purchase price over net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Intangible assets represent assets, other than goodwill or financial assets, which lack physical substance. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, an intangible asset with a definite life should be amortized over its useful life. An intangible asset’s useful life is defined as the period over which the asset is expected to contribute directly or indirectly to future cash flows.

When testing goodwill and intangible assets with indefinite lives for impairment, the Company uses the income approach, which includes an analysis of the market, cash flows and risks associated with achieving such cash flows. The income approach focuses on the income producing capability of the existing hotel/casino and best represents the present value of the future economic benefits expected to be derived. Significant assumptions used in the impairment test included EBITDA projections, working capital requirements and the discount rate.

In connection with the acquisition of the Casino in October of 2003, the Company acquired $2,533 of identified intangible assets and recorded $590 of goodwill. The estimates of fair value used in the purchase price allocation were determined by the Company’s management based on information furnished by an independent valuation of the purchased intangibles. Amortization is computed on a straight-line basis for intangible assets with definite lives over an estimated useful life of 5 to 35 years. Amortization expense was $497 in 2004, $397 in 2005 and $410 in 2006.

Goodwill and intangible assets consist of the following:

	As of December 31,
	2005	2006

Goodwill	$590	$590

Amortizing intangible assets:
Player lists (5 year useful life)	1,795	1,795
Other amortizing intangibles (5 to 35 year useful life)	738	738
Less accumulated amortization	(977)	(1,387)

Total intangible assets, net	$1,556	$1,146

COLUMBIA PROPERTIES VICKSBURG, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

The Company’s estimate of future annual amortization expense related to the amortizable intangible assets is as follows:

Amortization
Expense

2007	$438
2008	368
2009	20
2010	20
2011	20
Thereafter	280

$1,146

Casino and Other Revenue and Promotional Allowances — The Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. Rooms, food and beverage and other casino and hotel revenues are recognized as earned, which is at the time the goods or services are provided. The retail value of accommodations, food and beverage, and other services provided to customers without charge are included in operating revenue and then charged to promotional allowances. Promotional allowances also include “cash back” awards (cash coupons, rebates or refunds) which totaled $311, $276 and $198 in 2004, 2005 and 2006, respectively.

Customer Loyalty Program — The Company provides certain customer loyalty programs at its casino, which reward customers for gaming play. Under the programs customers are able to accumulate points which may be redeemed in the future, subject to certain limitations and the terms of the individual casino programs, for cash, goods and services. For points that may be redeemed for cash, the Company accrues this cost, after consideration of estimated redemption rates, as they are earned. The cost is recorded as promotional allowances. For points that may be redeemed for goods or services, the Company estimates the cost and accrues for this expense as the points are earned from gaming play and are recorded as casino expense. The estimated cost is based on estimates and assumptions regarding marginal costs of the goods and services, redemption rates and the mix of goods and services for which the points will be redeemed.

Advertising — Costs for advertising are expensed as incurred.

Self Insurance — Effective November 1, 2004, the Company is self insured for general liability and workers compensation claims up to $1,000 per occurrence. The Company has recorded a liability for estimated claims within this retention level of $430 and $755 at December 31, 2005 and 2006, respectively.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions. The Company maintains its cash balances in one financial institution. Accounts are insured by the Federal Deposit Insurance Corporation up to $100. Cash and cash equivalents exceeding federally insured limits totaled approximately $1.7 million and $1.2 million at December 31, 2005 and 2006, respectively.

Fair Value of Financial Instruments — The fair value of current assets and liabilities approximates their reported carrying amounts. The fair value of variable rate long-term debt approximates its reported carrying amount, due to variable rate nature of this debt.

Retirement Plan — The Company adopted a defined contribution pension plan sponsored by Columbia Sussex Corporation (“CSC”), a company controlled by the Company’s managing member and sole voting member, which operates under the provisions of Internal Revenue Code Section 401(k). The plan is available to all employees who meet certain eligibility requirements. The Company’s contributions are to

COLUMBIA PROPERTIES VICKSBURG, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

salaried employees based on the level of employee contributions and are funded annually. The Company’s contribution amounted to $5, $7 and $8 in 2004, 2005 and 2006, respectively.

Income Taxes — The Company is a pass through entity for Federal and State income tax purposes. As a pass through entity, the tax attributes of the Company will pass through to its members, who will then owe any related income taxes. As a result, the accompanying statements of operations show no income tax expense or benefit. On an aggregate basis the Company’s reported amounts of assets and liabilities exceeded the tax basis by approximately $3,565 and $3,151 at December 31, 2005 and 2006, respectively.

3.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	As of December 31,
	2005	2006

Barge	$2,286	$2,309
Buildings and improvements	22,733	22,939
Furniture and equipment	9,933	10,425

Total	34,952	35,673
Less accumulated depreciation	(5,137)	(8,010)

Total	29,815	27,663
Land	2,626	2,626

Property and equipment, net	$32,441	$30,289

Depreciation expense was $2,225, $2,633 and $3,001 in 2004, 2005 and 2006, respectively.

4.	ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

	As of December 31,
	2005	2006

Accrued payroll and employee benefits	$858	$669
Insurance reserves	430	755
Gaming related accruals	951	1,023
Real estate taxes	596	596
Accrued lease liability	101	152
Accrued interest	204	—
Other accruals	114	48

	$3,254	$3,243

COLUMBIA PROPERTIES VICKSBURG, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

5.	LONG-TERM DEBT

Long-term debt consists of the following:

	As of December 31,
	2005	2006

First mortgage note, due October 27, 2008, variable interest rate (6.99% at December 31, 2005)	$17,143	$—
Less current portion	(2,857)	—

Long-term portion	$14,286	$—

Under the terms of the Loan, quarterly principal payments of $714 were due until the Loan maturity on October 27, 2008, however, the Company elected to pay off the loan in its entirety on December 7, 2006.

The interest rate was either based on LIBOR or a base rate, at the Company’s option. The LIBOR rate option could be based on the one, two or three month LIBOR rate plus 1.75% to 2.75%, based on the ratio of funded debt to EBITDA, as defined in the agreement. The base rate option was based on the higher of the prime rate or the Federal Funds rate plus one half of one percent, plus an additional 0.0% to 0.5%, based on the ratio of funded debt to EBITDA, as defined in the agreement. The interest rate was determined on a quarterly basis.

The Loan was collateralized by all of the tangible assets of the Company and a guaranty provided by CSC. The Loan agreement required compliance with financial and other covenants. The Company was in compliance with these covenants as of December 31, 2005.

The Company made quarterly payments to CSC of 0.25% of the outstanding balance of the Loan at the beginning of each quarter related to the guarantee provided. These guarantee fee payments, which are included in “Administrative and general” in the accompanying statements of operations, totaled $200, $190 and $161 in 2004, 2005 and 2006, respectively.

Also, in connection with the debt payoff, the balance of prepaid loan costs were written off in the amount of $51 in 2006.

6.	RELATED PARTY TRANSACTIONS

In addition to guaranteeing the Loan described in Note 5 above and guaranteeing the Company’s performance under the lease with the City of Vicksburg (“City”) (see Note 7), CSC provides various administrative and accounting services to the Company under an administrative services agreement. CSC charged the Company $120 for these management services in 2004, 2005 and 2006. The Company owes CSC $113 and $372 as of December 31, 2005 and 2006, respectively.

The Company licenses the use of the name “Horizon” from Tropicana Casino & Resorts (“TCR”) f.k.a. Wimar Tahoe Corporation (“WTC”), a company controlled by the managing member of the Company. The trademark license agreement is for ten years and provides for an annual fee of $12. The Company owes TCR $15 and $162 as of December 31, 2005 and 2006, respectively.

A portion of the Company’s insurance for general liability, workers compensation and property insurance claims was insured through a captive insurance company controlled by the managing member of the Company through October 31, 2004. Such premiums were actuarially determined based on the Company’s historical experience of paid claims. The Company expensed premiums to this captive insurance company during 2004 of $185.

COLUMBIA PROPERTIES VICKSBURG, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

During 2006, the Company transferred gaming equipment with a net book value of $94 to a subsidiary of TCR and received gaming equipment with a net book value of $375 from another subsidiary of TCR. The Company owes this subsidiary of TCR $317 as of December 31, 2006.

The following table summarizes related party transactions included in the accompanying statement of operations:

	Year Ended
	December 31,
	2004	2005	2006

Insurance	$185	$—	$—
Administrative and general	$332	$322	$293

7.	LEASE COMMITMENTS

The Company assumed an agreement with the City that permitted the development of the Company’s hotel and casino and provided for ongoing payments to the City. The agreement expires in 2033 and provides that certain parcels of land, primarily parking, casino dockage and casino entry parcels, revert back to the City upon termination of the agreement. Monthly amounts owed to the City include a fixed annual payment of $576, subject to adjustment for changes in the consumer price index, and a percentage amount of 1.5% on net revenue, as defined in the agreement (primarily gaming and food and beverage revenues). The Company’s performance under this agreement is guaranteed by CSC. The Company also has various short-term operating equipment leases.

The lease liability reflected in the accompanying balance sheets represents the amount needed to adjust the future lease payments to current market rents, based on appraisal at the date of purchase, and is being amortized over the remaining term of the lease agreement with the City of Vicksburg (twenty years) on a straight-line basis.

Future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2006 are as follows:

2007	$576
2008	576
2009	576
2010	576
2011	576
Thereafter	12,669

Total minimum operating lease payments	$15,549

Lease expense charged to operations amounted to $745, $1,011 and $748 for 2004, 2005 and 2006, respectively.

COLUMBIA PROPERTIES VICKSBURG, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

8.	SUBSEQUENT EVENTS — ACQUISITIONS AND FINANCING

On January 3, 2007, affiliates of the Company closed on the acquisition of Aztar Corporation (Aztar). In connection with this acquisition, Tropicana Casinos and Resorts (TCR) through its indirect wholly owned subsidiary, Tropicana Entertainment, LLC (TE) entered into a Senior Credit Facility comprised of a $1.53 billion senior secured term loan and a $180.0 million senior secured revolving credit facility. Interest on the Loan is at either a LIBOR Rate Option or an Alternative Rate Option, at TE’s option. The Loan matures in January of 2012 and quarterly principal payment of $3.825 million commence on March 31, 2007. The Loan is secured by guarantees of TE’s direct subsidiaries, certain affiliated companies and the Company, and security interests in all of TE’s and the guarantors’ tangible and intangible assets, including a pledge of all equity interests in TE and the guarantors (including the Company).

JMBS CASINO, LLC.

CONDENSED BALANCE SHEETS
(In thousands)

	Audited	Unaudited
	December 31,	June 30,
	2006	2007

Current Assets:
Cash and cash equivalents	$4,031	$4,227
Accounts receivable	29	29
Amount due from related parties	133	140
Prepaid expenses and other assets	509	385

Total current assets	4,702	4,781
Property and equipment — net	15,899	15,364
Goodwill	16,732	16,732
Intangible assets — net	120	20
Other assets — net	359	359
Loan to Tropicana Entertainment, LLC, an affiliate	—	4,000
Assets of discontinued operations	100	—

Total Assets	$37,912	$41,256

Current Liabilities:
Accounts payable	$686	$193
Accrued expenses and other liabilities	1,585	1,192
Amounts due to related parties	84	109

Total current liabilities	2,355	1,494
Members’ equity	35,557	39,762

Total Liabilities and Members’ equity	$37,912	$41,256

The accompanying notes are an integral part of the financial statements.

JMBS CASINO, LLC

CONDENSED STATEMENTS OF INCOME
(In thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2007	2006	2007

Operating Revenues:
Casino	$7,246	$7,012	$16,235	$15,662
Rooms	101	104	173	172
Food and beverage	183	122	398	283
Other casino and hotel	39	74	72	90

Total operating revenues	7,569	7,312	16,878	16,207
Less promotional allowances	(1,199)	(845)	(2,484)	(1,742)

Net operating revenues	6,370	6,467	14,394	14,465
Operating Expenses:
Casino	1,076	1,190	2,025	2,396
Rooms	63	98	112	195
Food and beverage	167	158	338	331
Other casino and hotel	—	2	—	7
Utilities	166	126	383	255
Marketing, advertising and casino promotions	132	6	280	234
Repairs and maintenance	67	108	135	172
Insurance	232	183	321	438
Property and local taxes	144	144	287	287
Gaming taxes and licenses	711	734	1,839	1,804
Administrative and general	806	830	1,522	1,466
Leased land and facilities	253	233	473	447
Loss (gain) on disposition of assets	(40)	117	(40)	117
Depreciation and amortization	680	463	1,409	1,117

Total operating expenses	4,457	4,392	9,084	9,266

Income from Operations	1,913	2,075	5,310	5,199

Other Income (Expense):
Interest income	34	29	57	55
Interest expense	(122)	—	(235)	—

Total other income (expense)	(88)	29	(178)	55

Net Income	$1,825	$2,104	$5,132	$5,254

The accompanying notes are an integral part of the financial statements.

JMBS CASINO, LLC

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2006	2007

Cash Flows from Operating Activities:
Net income	$5,132	$5,254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,409	1,117
Loss (gain) on disposition of assets	(40)	117
Changes in current assets and current liabilities:
Accounts receivable	(107)	—
Prepaid expenses and other assets	(1,109)	124
Accounts payable, accrued expenses and other liabilities	(250)	(886)

Net cash provided by operating activities	5,035	5,726

Cash Flows from Investing Activities:
Additions of property and equipment	(2)	(599)
Proceeds from disposition of equipment	40	—
Proceeds from sale of assets of discontinued operations	—	100

Net cash provided by (used in) investing activities	38	(499)

Cash Flows from Financing Activities:
Payments on long-term debt	(1,913)	—
Advances from related parties	917	18
Loan to Tropicana Entertainment, LLC, an affiliate	—	(4,000)
Distributions to members	(4,725)	(1,049)

Net cash used in financing activities	(5,721)	(5,031)

Net increase (decrease) in cash and cash equivalents	(648)	196
Cash and cash equivalents, beginning of period	5,435	4,031

Cash and cash equivalents, end of period	$4,787	$4,227

The accompanying notes are an integral part of the financial statements.

JMBS CASINO, LLC

Notes to Condensed Financial Statements
Quarter and Six Months Ended June 30, 2007
(In thousands, except where noted otherwise)
(Unaudited)

1.	ORGANIZATION

JMBS Casino, LLC (the “Company”) was formed on January 23, 2002 for the purpose of acquiring a riverboat gaming operation in Greenville, Mississippi operating as Bayou Caddy’s Jubilee Casino (the “Casino”). The Company also owns and operates the Greenville Inn and Suites and owned and operated the Key West Inn (the “Hotel”) until April 10, 2007 when it was sold. On May 1, 2004, the Company closed the Key West Inn and it was sold on April 10, 2007. The estimated fair value of the hotel is recorded as assets of discontinued operations at December 31, 2006 in the accompanying balance sheets. The Company is a co-guarantor under certain financing obligations of an affiliated company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the use of management’s estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and disclosure of contingent liabilities in the financial statements and accompanying notes. Actual results could differ from these estimates. Amounts are presented in thousands of dollars unless indicated otherwise.

Interim Unaudited Information — The accompanying interim financial statements as of June 30, 2007, and for the three and six month periods ended June 30, 2006 and 2007 and related disclosures in the accompanying notes have not been audited. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations and therefore do not include all information and notes necessary for the presentation of financial position, results of operations and cash flows in conformity with GAAP. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) have been included to present fairly, in all material respects, the financial position of the Company as of June 30, 2007 and the results of its operations for the three and six month periods ended June 30, 2006 and 2007 and cash flows for the six months ended June 30, 2006 and 2007. Operating results for the three and six month periods ended June 30, 2007 should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2006.

Income Taxes — The Company is a pass through entity for federal and state income tax purposes. As a pass through entity, the tax attributes of the Company will pass through to its members, who will then owe any related income taxes. As a result, the accompanying statement of income shows no income tax expense or benefit.

Recently Issued Accounting and Reporting Standards

Statement of Financial Accounting Standards No. 157 (“SFAS No. 157”) — In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value in GAAP and expands disclosures about fair value measurements. This Statement will be effective for the Company beginning January 1, 2008. The Company has not yet determined the effect, if any, SFAS No. 157 will have on its financial statements.

JMBS CASINO, LLC

Notes to Condensed Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

3.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	Audited	Unaudited
	December 31,	June 30,
	2006	2007

Barge	$15,007	$15,013
Buildings and improvements	2,753	2,853
Furniture and equipment	7,847	7,892

Total	25,607	25,758
Less accumulated depreciation	(10,148)	(10,834)
Land	440	440

Property and equipment, net	$15,899	$15,364

4.	GOODWILL AND INTANGIBLE ASSETS

In connection with the acquisition of the Casino and the Hotels, the Company acquired $3,020 of identified intangible assets and recorded $16,732 of goodwill. The estimates of fair value used in the purchase price allocation were determined by the Company’s management based on information furnished by an independent appraiser. Amortization is computed on a straight-line basis for intangible assets with definite lives over an estimated useful life of five years. Amortization expense was $300 for six months ended June 30, 2006 and $100 for the six months ended June 30, 2007.

Goodwill and intangible assets consist of the following:

	Audited	Unaudited
	December 31,	June 30,
	2006	2007

Goodwill	$16,732	$16,732

Intangible assets:
Amortizing intangible assets:
Non-compete agreement (five year useful life)	$3,000	$3,000
Accumulated amortization	(2,900)	(3,000)

Net amortizing intangible assets	100	—
Non-amortizing intangible assets-trademark and other	20	20

Total intangible assets, net	$120	$20

5.	LONG-TERM DEBT

The Company elected to pay off its outstanding long-term debt in its entirety on December 7, 2006. As of December 31, 2006 and June 30, 2007, the Company had no long-term debt outstanding.

JMBS CASINO, LLC

Notes to Condensed Financial Statements — (Continued)
Quarter and Six Months Ended June 30, 2007

6.	RELATED PARTY TRANSACTIONS

The Company shares the cost of operating shuttle buses that services the Company’s casino, another casino and various food and beverage establishments in downtown Greenville with Greenville Riverboat, LLC (“GR”), which is a subsidiary of Tropicana Entertainment Inc. (“TE”). GR owns the other casino. GR owed the Company $113 and $65 at December 31, 2006 and June 30, 2007 respectively.

7.	GUARANTEE AGREEMENT

The Company is a co-guarantor under certain long-term debt obligations of Tropicana Entertainment LLC (“TE”), an affiliated entity. The Company and TE are affiliated through common ownership. In December 2006, TE issued $960,000 of 9.625% Senior Subordinated Notes (the “Notes”) in January 2007 and entered into a Senior Credit Facility comprised of a $1,530,000 senior secured term loan (“Loan”) and a $180,000 senior secured revolving credit facility (“Revolver”), all of which are guaranteed jointly and severally by certain subsidiaries of TE, Columbia Properties Vicksburg LLC (“Vicksburg”), CP Laughlin Realty LLC (“Realty”), and the Company (collectively the “Guarantor Entities”). In the event of non-performance by TE under the Notes and/or Loan agreement, the Guarantor Entities would be obligated to make necessary payments of principal and interest then due, on behalf of TE. The Company’s potential obligation under this agreement is ultimately limited to a pro-rata share of any total payment due under the Notes and Loan agreements, based on the ratio of its net assets to the total net assets of the Guarantor Entities at that time. As of June 30, 2007, TE reported $960,000 and $1,340,269 outstanding on the Notes and Loan obligations, respectively. The Company loaned $4,000 to TE on June 29, 2007. The loan earns interest at the fixed rate of 12% and is due January 1, 2015.

Report of Independent Registered Public Accounting Firm

To the Member of
JMBS Casino, LLC

We have audited the accompanying balance sheets of JMBS Casino, LLC as of December 31, 2006 and 2005, and the related statements of income, changes in member’s equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JMBS Casino, LLC at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Cincinnati, Ohio
March 23, 2007

JMBS CASINO, LLC

BALANCE SHEETS
(In thousands)

	December 31,
	2005	2006

Current Assets:
Cash and cash equivalents	$5,435	$4,031
Accounts receivable	40	29
Inventories	43	22
Amounts due from related parties	39	133
Prepaid expenses and other assets	187	487

Total current assets	5,744	4,702
Property and Equipment — Net	18,091	15,899
Goodwill	16,732	16,732
Intangible Assets — Net	720	120
Other Assets — Net	451	359
Assets of Discontinued Operations	144	100

Total Assets	$41,882	$37,912

Current Liabilities:
Current portion of long-term debt	$3,825	$—
Accounts payable	391	686
Accrued expenses and other liabilities	1,608	1,585
Amounts due to related parties	22	84

Total current liabilities	5,846	2,355
Long-Term Debt	3,241	—

Total liabilities	9,087	2,355
Member’s Equity	32,795	35,557

Total Liabilities and Member’s Equity	$41,882	$37,912

The accompanying notes are an integral part of the financial statements.

JMBS CASINO, LLC

STATEMENTS OF INCOME
(In thousands)

	For The Years Ended December 31,
	2004	2005	2006

Operating Revenues:
Casino	$34,656	$30,607	$30,545
Rooms	502	428	353
Food and beverage	1,289	929	757
Other casino and hotel	247	141	183

Total operating revenues	36,694	32,105	31,838
Less promotional allowances	(5,786)	(4,295)	(4,221)

Net operating revenues	30,908	27,810	27,617

Operating Expenses:
Casino	5,355	5,107	5,740
Rooms	176	204	201
Food and beverage	628	497	529
Utilities	638	592	667
Marketing, advertising and casino promotion	1,705	909	913
Repairs and maintenance	613	677	714
Insurance	431	356	568
Property and local taxes	598	531	523
Gaming taxes and licenses	4,239	3,771	3,709
Administrative and general	1,562	1,925	1,694
Leased land and facilities	830	909	914
Depreciation and amortization	2,709	2,915	2,918

Total operating expenses	19,484	18,393	19,090

Income from Operations	11,424	9,417	8,527

Other income (loss)	—	—	(10)
Interest income	18	33	80
Interest expense	(572)	(565)	(416)

Total other expense	(554)	(532)	(346)

Income from Continuing Operations	10,870	8,885	8,181
Loss from Discontinued Operations	(568)	(430)	(44)

Net Income	$10,302	$8,455	$8,137

The accompanying notes are an integral part of the financial statements.

JMBS CASINO, LLC

STATEMENTS OF CHANGES IN MEMBER’S EQUITY
(In thousands)

Balance, January 1, 2004	$30,768
Net income for 2004	10,302
Distributions to member in 2004	(7,000)

Balance, December 31, 2004	34,070
Net income for 2005	8,455
Distributions to member in 2005	(9,730)

Balance, December 31, 2005	32,795
Net income for 2006	8,137
Distributions to member in 2006	(6,125)
Contributions by member in 2006	750

Balance, December 31, 2006	$35,557

The accompanying notes are an integral part of the financial statements.

JMBS CASINO, LLC

STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2004	2005	2006

Cash Flows from Operating Activities:
Net income	$10,302	$8,455	$8,137
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,788	2,975	2,978
Impairment loss on discontinued operations	500	430	44
Changes in current assets and current liabilities:
Accounts receivable	200	(3)	11
Inventories, prepaid expenses and other assets	183	26	(187)
Accounts payable, accrued expenses and other liabilities	175	1	272

Net cash provided by operating activities	14,148	11,884	11,255

Cash Flows from Investing Activities:
Purchase of property and equipment	(1,097)	(109)	(167)
Other	14	—	(19)

Net cash used in investing activities	(1,083)	(109)	(186)

Cash Flows from Financing Activities:
Advances from (repayments to) related parties	108	(125)	(32)
Repayments of debt	(3,825)	(3,506)	(7,066)
Distributions to member	(7,000)	(9,730)	(6,125)
Contributions by member	—	—	750

Net cash used in financing activities	(10,717)	(13,361)	(12,473)

Net Increase (Decrease) in Cash and Cash Equivalents	2,348	(1,586)	(1,404)
Cash and Cash Equivalents, Beginning of Period	4,673	7,021	5,435

Cash and Cash Equivalents, End of Period	$7,021	$5,435	$4,031

Supplemental Disclosure — Cash Paid for Interest	$599	$581	$400

The accompanying notes are an integral part of the financial statements.

JMBS CASINO, LLC

Notes to Financial Statements
Years Ended December 31, 2004, 2005 and 2006
(In thousands, except where noted otherwise)

1.	ORGANIZATION

JMBS Casino, LLC (the “Company”) was formed on January 23, 2002 for the purpose of acquiring a riverboat gaming operation in Greenville, Mississippi operating as Bayou Caddy’s Jubilee Casino (the “Casino”). The Company also owns and operates the Greenville Inn and Suites and Key West Inn (the “Hotels”). On May 1, 2004, the Company closed the Key West Inn. As a result of the closing, the operations and impairment loss of the Key West Inn are presented as discontinued operations in the accompanying statements of income. The estimated fair value of the hotel is recorded as assets of discontinued operations at December 31, 2005 and 2006 in the accompanying balance sheets (see Note 5).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the financial statements. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of management’s estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and disclosures of contingent liabilities in the financial statements and accompanying notes. Actual results could differ from these estimates. Amounts are presented in thousands of dollars unless indicated otherwise.

Cash and Cash Equivalents — The Company considers all highly liquid debt instruments with a maturity of three months or less when purchased to be cash equivalents.

Accounts Receivable — Accounts receivables, including casino and hotel receivables, are typically non-interest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained, if necessary, to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance, if any, is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions.

Inventories — Inventories consisting principally of food, beverage and operating supplies are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Property and Equipment — Property and equipment are stated at cost. Depreciation and amortization of property and equipment are computed by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives for property and equipment in service are as follows:

Barge	10 years
Buildings and land improvements	10-30 years
Furniture and equipment	5-10 years

Leasehold improvements are amortized over the lesser of the life of the related asset or the life of the lease.

Routine maintenance and repairs are charged to expense as incurred. The cost and related accumulated depreciation of property and equipment retired or sold are removed from the accounts and the resulting gain or loss is included in operations.

Management reviews casino and hotel assets for impairment whenever events or changes in circumstances indicate the carrying accounts of the assets may not be recoverable. Recoverability is determined by comparing the forecasted undiscounted cash flows of the operation to which the assets relate, plus the assets’ residual value to the carrying amount of the assets. If the operation is determined to be unable to

JMBS CASINO, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

recover the carrying amount of the assets, then the casino and hotel assets are written down to fair value. Fair value is determined based on discounted cash flows. As of December 31, 2005 and 2006, management did not believe any assets were impaired.

Unamortized Debt Issuance Costs — Amortization of debt issuance costs related to the Company’s debt obligations and were amortized over the life of the related debt. Amortization expense of $60 for each of the years ended December 31, 2004, 2005 and 2006 is included in interest expense in the accompanying statements of income. The Company paid off the related debt obligation in 2006 and wrote off the remaining unamortized balance of debt issuance costs of $30.

Goodwill and Intangible Assets — Goodwill represents the excess of purchase price over net assets acquired related to the acquisition of the Casino. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Intangible assets represent assets, other than goodwill or financial assets, which lack physical substance. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” an intangible asset with a definite life should be amortized over its useful life. An intangible assets useful life is defined as the period over which the asset is expected to contribute directly or indirectly to future cash flows.

Also, in accordance with SFAS No. 142, an intangible asset with an indefinite life should not be amortized. An intangible asset that is not subject to amortization will be tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.

When testing goodwill and intangible assets with indefinite lives for impairment, the Company uses the income approach, which includes an analysis of the market, cash flows and risks associated with achieving such cash flows. The income approach focuses on the income producing capability of the existing Casino and Hotels and best represents the present value of the future economic benefits expected to be derived. Significant assumptions used in the impairment test included EBITDA projections, working capital requirements and the discount rate.

In connection with the acquisition of the Casino and the Hotels, the Company acquired $3,020 of identified intangible assets and recorded $16,732 of goodwill. The estimates of fair value used in the purchase price allocation were determined by the Company’s management based on information furnished by an independent appraiser. Amortization is computed on a straight-line basis for intangible assets with definite lives over an estimated useful life of five years. Amortization expense was $600 for each of the years 2004, 2005 and 2006.

JMBS CASINO, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

Goodwill and intangible assets consist of the following:

	As of December 31,
	2005	2006

Goodwill	$16,732	$16,732

Intangible assets:
Amortizing intangible assets:
Non-compete agreement (five year useful life)	$3,000	$3,000
Accumulated amortization	(2,300)	(2,900)

Net amortizing intangible assets	700	100
Non-amortizing intangible assets-trademark	20	20

Total intangible assets, net	$720	$120

The Company’s estimate of future amortization expense related to the amortizable intangible assets is $100 in 2007.

Casino and Other Revenue and Promotional Allowances — The Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. Rooms, food and beverage and other casino and hotel revenues are recognized as earned which is at the time the goods or services are provided. The retail value of accommodations, food and beverage, and other services provided to customers without charge are included in operating revenue and then charged to promotional allowances. Promotional allowances also include “cash back” awards (cash coupons, rebates or refunds) which totaled $4,387, $3,380 and $3,586 in 2004, 2005 and 2006 respectively.

Customer Loyalty Program — The Company provides certain customer loyalty programs at its casino, which reward customers for gaming play. Under the programs customers are able to accumulate points which may be redeemed in the future, subject to certain limitations and the terms of the individual casino programs, for cash, goods and services. For points that may be redeemed for cash, the Company accrues this cost, after consideration of estimated redemption rates, as they are earned. The cost is recorded as promotional allowances. For points that may be redeemed for goods or services, the Company estimates the cost and accrues for this expense as the points are earned from gaming play and are recorded as casino expense. The estimated cost is based on estimates and assumptions regarding marginal costs of the goods and services, redemption rates and the mix of goods and services for which the points will be redeemed.

Advertising — Costs for advertising are expensed as incurred.

Concentration of Credit Risk — Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions. The Company maintains its cash balances in one financial institution. Accounts are insured by the Federal Deposit Insurance Corporation up to $100. Cash and cash equivalents exceeding federally insured limits totaled approximately $2.7 million and $1.3 million at December 31, 2005 and 2006, respectively.

Fair Value of Financial Instruments — The fair value of current assets and liabilities approximates their reported carrying amounts. The fair value of variable rate long-term debt approximates its reported carrying amount, due to variable rate nature of this debt.

Income Taxes — The Company is a pass through entity for Federal and State income tax purposes. As a pass through entity, the tax attributes of the Company will pass through to its members, who will then owe any related income taxes. As a result, the accompanying statement of income shows no income tax

JMBS CASINO, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

expense or benefit. On an aggregate basis the Company’s reported amount of assets and liabilities exceed their tax basis by approximately $7.4 million and $8.3 million at December 31, 2005 and 2006, respectively.

3.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	As of December 31,
	2005	2006

Barge	$14,986	$15,007
Buildings and improvements	2,752	2,753
Furniture and equipment	7,831	7,847

Total	25,569	25,607
Less accumulated depreciation	(7,918)	(10,148)

Total	17,651	15,459
Land	440	440

Property and equipment, net	$18,091	$15,899

Depreciation expense was $2,109, $2,315 and $2,315 in 2004, 2005 and 2006, respectively.

4.	ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:

	As of December 31,
	2005	2006

Accrued payroll and employee benefits	$462	$406
Reserve for insurance claims	290	192
Real estate taxes	530	523
Casino related	218	349
Other accruals	108	115

	$1,608	$1,585

5.	DISCONTINUED OPERATIONS

On May 1, 2004, the Company closed the Key West Inn, a 56-room hotel, and listed the hotel for sale. The Company recorded impairment losses of $500, $430 and $44 in 2004, 2005 and 2006, respectively, to adjust the carrying value of this hotel to its estimated fair value. The assets related to this hotel at December 31, 2005 and 2006 are included in “Assets of Discontinued Operations” in the accompanying balance sheets. The operating results for the Key West Inn and the loss on impairment are included in “Loss from Discontinued Operations” in the accompanying statements of income. Cash flows of discontinued operations have not been segregated from the cash flows of continuing operations on the accompanying

JMBS CASINO, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

statement of cash flows. The following is a summary of financial information included in “Loss from Discontinued Operations” for this hotel:

	As of December 31,
	2004	2005	2006

Operating revenues	$86	$—	$—
Operating expenses, including depreciation of $19 in 2004	(154)	—	—

Loss from operations	(68)	—	—
Impairment loss	(500)	(430)	(44)

Loss from discontinued operations	$(568)	$(430)	$(44)

6.	LONG-TERM DEBT

Long-term debt consists of the following:

	As of December 31,
	2005	2006

First mortgage note, due June 20, 2007, variable interest rate (6.54% at December 31, 2005)	$7,066	$—
Less current portion	(3,825)	—

Long-term portion	$3,241	$—

Monthly principal payments were fixed at $319. A balloon principal payment of $1,328 was due at maturity, however, the Company elected to pay off the loan in its entirety on December 7, 2006. Also, in connection with the debt payoff, the balance of prepaid loan costs were written off in the amount of $30 in 2006. Interest payments were due monthly. The interest rate was either based on LIBOR or a base rate, at the Company’s option. The LIBOR rate option could have been based on the one, two, three or six month LIBOR rate plus 2.25% to 3.25%, based on the Company’s leverage ratio as defined in the agreement. The base rate option was based on the higher of the prime rate or the Federal Funds rate plus one half of one percent, plus an additional 0.0% to 1.25%, based on the Company’s leverage ratio, as defined in the agreement. The interest rate was determined on a quarterly basis.

The Loan was collateralized by all of the tangible assets of the Company, the trademark name purchased by the Company in the acquisition of the Casino, and a $5,000 officer’s life insurance policy.

7.	SELF INSURANCE AND RELATED PARTY TRANSACTIONS

Effective November 1, 2004, the Company is self insured for general liability and workers compensation claims up to $1,000 per occurrence. The Company has recorded a liability for estimated claims within this retention level of $290 and $192 as of December 31, 2005 and 2006, respectively.

Columbia Sussex Corporation, (“CSC”) provides various administrative and accounting services to the Company under an administrative services agreement. CSC charged the Company $40, $120 and $120 for these management services in 2004, 2005 and 2006.

The Company shares the cost of operating shuttle buses that services the Company’s casino, another casino and various food and beverage establishments in downtown Greenville with Greenville Riverboat, LLC (“GR”), which is a subsidiary of Tropicana Casino & Resorts, Inc. (“TCR”). GR owns the other casino. The Company’s share of these costs, exclusive of the cost of the buses, was $72 and $94 in 2005 and 2006 respectively. GR owed the Company $19 and $113 at December 31, 2005 and 2006 respectively.

JMBS CASINO, LLC

Notes to Financial Statements — (Continued)
Years Ended December 31, 2004, 2005 and 2006

8.	LEASE COMMITMENTS

Rent expense charged to operations amounted to $1,144, $1,407 and $1,974 for 2004, 2005 and 2006, respectively. The Company has various short-term operating equipment leases, storage space lease, vehicle parking lot leases, and three land leases relative to land used in connection with its riverboat gaming operation for docking, entry, and parking facilities. One land lease is for dockage rights for the Casino and expires in 2010. The agreement provides for monthly rental payments of $35. Another land lease is for dockage rights and riverfront property for the Company’s second barge. This lease expires in 2008 and has additional renewal options which can extend the term to 2017. The agreement provides for monthly rental payments of $30 plus 5% of net pretax profits up to $4,000. The renewal option term includes an adjustment for the Consumer Price Index. An additional lease for docking and entry expires in 2013 and provides for monthly lease payments of $1.

Future minimum rental payments required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year as of December 31, 2006 are as follows:

2007	$862
2008	682
2009	452
2010	298
2011	12
Thereafter	17

Total future minimum operating lease payments	$2,323

9.	SUBSEQUENT EVENTS — ACQUISITIONS AND FINANCINGS

On January 3, 2007, affiliates of the Company closed on the acquisition of Aztar Corporation (Aztar). In connection with this acquisition, Tropicana Casinos and Resorts (TCR) through its indirect wholly owned subsidiary, Tropicana Entertainment, LLC (TE) entered into a Senior Credit Facility comprised of a $1.53 billion senior secured term loan and a $180.0 million senior secured revolving credit facility. Interest on the Loan is at either a LIBOR Rate Option or an Alternative Rate Option, at TE’s option. The Loan matures in January of 2012 and quarterly principal payment of $3.825 million commence on March 31, 2007. The Loan is secured by guarantees of TE’s direct subsidiaries, certain affiliated companies and the Company, and security interests in all of TE’s and the guarantors’ tangible and intangible assets, including a pledge of all equity interests in TE and the guarantors (including the Company).

Report of Independent Auditors

To Shareholders of
Aztar Corporation

We have audited the accompanying consolidated balance sheet of Aztar Corporation as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aztar Corporation at December 31, 2006, and the consolidated results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/  Ernst & Young LLP

Cincinnati, Ohio
April 20, 2007

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Aztar Corporation:

In our opinion, the consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, of shareholders’ equity and of cash flows for each of two years in the period ended December 31, 2005 present fairly, in all material respects, the financial position of Aztar Corporation and its subsidiaries at December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Phoenix, Arizona
February 23, 2006, except with
respect to the effects of the
discontinued operation
discussed in Note 17,
as to which the date is
November 20, 2006

AZTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2006 AND 2005
(In thousands, except share data)

	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$121,416	$86,361
Accounts receivable, net	26,347	26,469
Construction accident receivables	1,599	2,949
Refundable income taxes	6,205	1,288
Inventories	8,782	7,350
Prepaid expenses	18,218	13,394
Assets held for sale	35,998	—
Deferred income taxes	8,322	11,026

Total current assets	226,887	148,837
Investments	25,129	25,215
Assets held for sale	—	33,559
Property and equipment:
Buildings, riverboats and equipment, net	991,746	986,025
Land	207,513	207,514
Construction in progress	22,432	18,339
Leased under capital leases, net	81	9

	1,221,772	1,211,887
Intangible assets	32,999	33,331
Other assets	66,465	102,505

	$1,573,252	$1,555,334

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accruals	$68,524	$91,369
Accrued payroll and employee benefits	24,060	25,765
Accrued interest payable	7,330	7,577
Accrued rent	1	760
Current portion of long-term debt	7,046	1,293
Current portion of other long-term liabilities	949	824
Merger termination fee reimbursement	78,000	—
Liabilities related to assets held for sale	2,634	2,495

Total current liabilities	188,544	130,083
Long-term debt	695,665	721,676
Other long-term liabilities	21,418	16,419
Deferred income taxes	41,469	46,006
Contingencies and commitments
Series B convertible preferred stock (redemption value $23,713 and $15,107)	4,182	4,620
Shareholders’ equity:
Common stock, $.01 par value (36,876,814 and 35,778,952 shares outstanding)	559	546
Paid-in capital	514,106	474,637
Retained earnings	332,075	373,897
Accumulated other comprehensive loss	(4,712)	(1,899)
Less: Treasury stock	(220,054)	(210,651)

Total shareholders’ equity	621,974	636,530

	$1,573,252	$1,555,334

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2006,
DECEMBER 31, 2005 AND DECEMBER 30, 2004
(In thousands, except per share data)

	2006	2005	2004

Revenues
Casino	$673,929	$673,342	$587,114
Rooms	107,289	104,051	85,713
Food and beverage	58,773	59,438	54,677
Other	54,345	50,833	39,310

	894,336	887,664	766,814

Costs and expenses
Casino	265,823	268,346	246,445
Rooms	48,258	47,495	42,602
Food and beverage	57,313	56,886	53,729
Other	29,200	29,844	27,891
Marketing	82,025	90,980	74,102
General and administrative	88,338	89,900	81,824
Utilities	25,234	25,864	19,844
Repairs and maintenance	27,254	26,926	25,535
Provision for doubtful accounts	2,475	1,687	967
Property taxes and insurance	38,078	32,956	29,589
Rent	11,590	7,856	8,711
Construction accident related	5,420	4,276	3,956
Construction accident insurance recoveries, net	(12,229)	(871)	(12,217)
Merger related	92,972	—	—
Depreciation and amortization	70,027	64,381	52,213
Preopening costs	—	—	2,893
Tropicana Las Vegas capitalized development costs write-off	26,021	—	—

	857,799	746,526	658,084

Operating income	36,537	141,138	108,730
Other income	2,640	6,001	3,907
Interest income	1,849	1,390	807
Interest expense	(55,935)	(56,366)	(37,012)
Loss on early retirement of debt	—	—	(10,372)

Income(loss) from continuing operations before income taxes	(14,909)	92,163	66,060
Income taxes	(29,247)	(38,598)	(38,973)

Income(loss) from continuing operations	(44,156)	53,565	27,087
Discontinued operations, net of income taxes	4,351	2,395	1,388

Net income(loss)	$(39,805)	$55,960	$28,475

Earnings per common share assuming no dilution:
Income(loss) from continuing operations	$(1.27)	$1.48	$.75
Discontinued operations, net of income taxes	.12	.07	.04

Net income(loss)	$(1.15)	$1.55	$.79

Earnings per common share assuming dilution:
Income(loss) from continuing operations	$(1.27)	$1.42	$.72
Discontinued operations, net of income taxes	.12	.07	.04

Net income(loss)	$(1.15)	$1.49	$.76

Weighted-average common shares applicable to:
Earnings per common share assuming no dilution	36,281	35,332	34,547
Earnings per common share assuming dilution	36,281	37,111	36,038

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2006, DECEMBER 31, 2005 AND DECEMBER 30, 2004
(In thousands)

	2006	2005	2004

Cash Flows from Operating Activities
Net income(loss)	$(39,805)	$55,960	$28,475
Adjustments to reconcile net income(loss) to net cash provided by operating activities:
Depreciation and amortization	73,666	69,786	56,950
Tropicana Las Vegas capitalized development costs write-off	26,021	—	—
Stock options compensation expense	3,739	462	—
Provision for losses on accounts receivable	2,475	1,687	967
Loss on early retirement of debt	—	—	10,372
Loss on reinvestment obligation	1,122	1,885	991
Amortization of prepaid rent	504	591	470
Deferred income taxes	(1,833)	5,323	17,140
Proceeds from insurance	(7,602)	(6,706)	(10,879)
Stock options excess tax benefit	(11,606)	—	—
Change in operating assets and liabilities:
(Increase) decrease in receivables	(932)	(8,778)	(5,275)
(Increase) decrease in refundable income taxes	(4,917)	18,169	(13,870)
(Increase) decrease in inventories and prepaid expenses	(3,332)	(3,390)	(1,745)
Increase (decrease) in accounts payable, accrued expenses and income taxes payable	6,272	(2,567)	19,879
Other items, net	2,273	(7,823)	1,791

Net cash provided by operating activities	46,045	124,599	105,266

Cash Flows from Investing Activities
Reduction in investments	3,714	3,747	1,930
Return of insurance deposits	—	6,000	—
Proceeds from sale of other assets	8,499	—	—
Proceeds from insurance	7,602	6,706	10,879
Reduction in other assets	7,758	8,330	1,575
Purchases of property and equipment	(76,114)	(85,936)	(160,327)
Additions to other long-term assets	(20,636)	(38,693)	(44,624)

Net cash used in investing activities	$(69,177)	$(99,846)	$(190,567)

Cash Flows from Financing Activities
Proceeds from issuance of long-term debt	$645,050	$446,980	$1,018,572
Proceeds from issuance of common stock	20,675	10,120	3,613
Merger termination fee reimbursement	78,000	—	—
Stock options excess tax benefit	11,606	—	—
Principal payments on long-term debt	(683,987)	(439,359)	(930,921)
Premium paid on early retirement of debt	—	—	(7,616)
Principal payments on other long-term liabilities	(23)	(22)	(22)
Debt issuance costs	—	—	(12,768)
Repurchase of common stock	(9,403)	(5,799)	(1,858)
Preferred stock dividend	(349)	(383)	(406)
Redemption of preferred stock	(2,115)	(999)	(971)

Net cash provided by financing activities	59,454	10,538	67,623

Net increase (decrease) in cash and cash equivalents	36,322	35,291	(17,678)
Less the change related to assets held for sale	(1,267)	(283)	28
Cash and cash equivalents at beginning of year	86,361	51,353	69,003

Cash and cash equivalents at end of year	$121,416	$86,361	$51,353

Supplemental Cash Flow Disclosures
Summary of non-cash investing and financing activities:
Other assets reduced for property and equipment	$2,236	$—	$—
Investments reduced for property and equipment	1,680	—	—
Contract payable incurred for intangible assets	307	—	—
Contract payable incurred for property and equipment	—	356	—
Accounts payable and accruals incurred for property and equipment	543	—	—
Capital lease obligations incurred for property and equipment	94	—	—
Other long-term liabilities incurred for property and equipment	—	1,087	—
Other long-term liabilities reduced for property and equipment	795	—
Exchange of common stock in lieu of cash payments in connection with the exercise of stock options	—	3,447	2,050
Cash flow during the year for the following:
Interest paid, net of amount capitalized	$53,858	$55,549	$35,639
Income taxes paid	21,616	7,596	30,806

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2006, DECEMBER 31, 2005 AND DECEMBER 30, 2004
(In thousands)

				Accumulated
				Other
				Comprehensive
	Common	Paid-in	Retained	Loss-Pension	Treasury
	Stock	Capital	Earnings	Adjustment	Stock	Total

Balance, January 1, 2004	$526	$441,498	$291,573	$(1,526)	$(197,497)	$534,574
Net income			28,475			28,475
Minimum pension liability adjustment, net of income tax				(1,733)		(1,733)

Total comprehensive income						26,742
Stock options exercised	7	5,656			(3,908)	1,755
Tax benefit from stock options exercised		4,250				4,250
Preferred stock dividend and losses on redemption			(1,030)			(1,030)

Balance, December 30, 2004	533	451,404	319,018	(3,259)	(201,405)	566,291
Net income			55,960			55,960
Minimum pension liability adjustment, net of income tax				1,360		1,360

Total comprehensive income						57,320
Stock options exercised	13	14,016			(9,246)	4,783
Tax benefit from stock options exercised		9,217				9,217
Preferred stock dividend and losses on redemption			(1,081)			(1,081)

Balance, December 31, 2005	546	474,637	373,897	(1,899)	(210,651)	636,530
Net income(loss)			(39,805)			(39,805)
Minimum pension liability adjustment, net of income tax				(109)		(109)

Total comprehensive income(loss)						(39,914)
Adjustment to initially apply FASB Statement No. 158, net of income tax				(2,704)		(2,704)
Stock options compensation expense		3,739				3,739
Stock options exercised	13	20,662			(9,403)	11,272
Tax benefit from stock options exercised		15,068				15,068
Preferred stock dividend and losses on redemption			(2,017)			(2,017)

Balance, December 31, 2006	$559	$514,106	$332,075	$(4,712)	$(220,054)	$621,974

The accompanying notes are an integral part of these financial statements.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

NOTE 1.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Statements

Aztar Corporation (“Aztar” or “Company”) was incorporated in Delaware in June 1989 to operate the gaming business of Ramada Inc. (“Ramada”) after the restructuring of Ramada (“Restructuring”). The Restructuring involved the disposition of Ramada’s hotel and restaurant businesses with Ramada’s shareholders retaining their interest in the gaming business. As part of the Restructuring, the gaming business and certain other assets and liabilities of Ramada were transferred to Aztar, and a wholly-owned subsidiary of New World Hotels (U.S.A.), Inc. was merged with Ramada (“Merger”). In the Merger, each share of Ramada common stock was converted into the right to receive $1.00 and one share of Aztar common stock.

The Company operates casino hotels in Atlantic City, New Jersey and Las Vegas, Nevada, under the Tropicana name and in Laughlin, Nevada, as Ramada Express. The Company operates casino riverboats in Caruthersville, Missouri and Evansville, Indiana under the Casino Aztar name. Refer to “Note 13: Merger Related” for information regarding changes to the Company and its riverboat in Caruthersville, Missouri. A substantial portion of the Company’s consolidated revenues and assets is concentrated at the Atlantic City Tropicana.

The consolidated financial statements include the accounts of Aztar and all of its controlled subsidiaries and partnerships. All subsidiary companies are wholly owned. All material intercompany transactions are eliminated in consolidation.

The Company changed its fiscal year to the calendar year, effective December 31, 2005. The Company previously used a 52/53 week fiscal year ending on the Thursday nearest December 31. The twelve months ended 2006 reflects the Company’s results of operations for a 365-day period beginning January 1, 2006 and ending December 31, 2006. The twelve months ended 2005 reflects the Company’s results of operations for a 366-day period beginning December 31, 2004 and ending December 31, 2005. The twelve months ended 2004 reflects the Company’s results of operations for a 364-day period beginning January 2, 2004 and ending December 30, 2004.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

Highly liquid investments purchased with an original maturity of three months or less are classified as cash equivalents. These instruments are stated at cost, which approximates fair value because of their short maturity.

Inventories

Inventories, which consist primarily of food, beverage and operating supplies, are stated at the lower of cost or market value. Costs are determined using the first-in, first-out and the average cost methods.

Advertising Costs

Costs for advertising are expensed as incurred, except costs for direct-response advertising, which are capitalized and amortized over the period of the related program, which varies from one month to six months. Direct-response advertising costs consist primarily of mailing costs associated with direct-mail programs. Capitalized advertising costs, included in prepaid expenses, were immaterial at December 31,

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

2006 and December 31, 2005. Advertising costs that were expensed during the year and included in continuing operations were $16,487,000 in 2006, $17,017,000 in 2005 and $17,665,000 in 2004.

Investments

The Casino Reinvestment Development Authority (“CRDA”) deposits are carried at cost less a valuation allowance because they have to be used to purchase CRDA bonds that carry below market interest rates unless an alternative investment is approved. The valuation allowance is established by a charge to the Statement of Operations at the time the obligation is incurred to make the deposit unless there is an agreement with the CRDA for a return of the deposit at full face value. If the CRDA deposits are used to purchase CRDA bonds, the valuation allowance is transferred to the bonds as a discount, which is amortized to interest income using the interest method. If the CRDA deposits are used to make other investments, the valuation allowance is transferred to those investments and remains a valuation allowance.

The CRDA bonds are classified as held-to-maturity securities and are carried at amortized cost less a valuation allowance.

Property and Equipment

Property and equipment are stated at cost. During construction, the Company capitalizes interest and other direct and indirect costs, which are primarily property taxes, insurance costs, outside legal costs and the compensation costs of project personnel devoted exclusively to managing the project. Interest is capitalized monthly by applying the effective interest rate on certain borrowings to the average balance of expenditures. The interest that was capitalized during the year was $1,032,000 in 2006, $127,000 in 2005 and $12,886,000 in 2004.

Depreciation and amortization are computed by the straight-line method based upon the following useful lives: buildings and improvements, 3-40 years; riverboats, barge, docking facilities and improvements, 3-35 years; furniture and equipment, 3-15 years; and leasehold improvements, shorter of lease term or asset useful life. Accumulated depreciation and amortization on buildings, riverboats and equipment was $652,165,000 at December 31, 2006 and $600,010,000 at December 31, 2005.

Improvements, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss, if any, on disposition is recognized in income as realized.

Intangible Assets

Costs incurred to obtain initial gaming licenses to operate a casino are capitalized as incurred. These costs are not being amortized as the Company has determined that the useful life of the initial gaming licenses is indefinite. Subsequent costs incurred to renew gaming licenses are capitalized and amortized evenly over the renewal period. Licensing costs consist primarily of payments or obligations to civic and community organizations, legal and consulting fees, application and selection fees with associated investigative costs and direct internal salaries and related costs of development personnel.

Other Assets

Debt issuance costs are capitalized as incurred and amortized using the interest method.

Development costs associated with pursuing opportunities in gaming jurisdictions, as well as in jurisdictions in which gaming has not been approved, are expensed as incurred until a particular opportunity is determined to be viable, generally when the Company has been selected as the operator of a new gaming

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

facility, has applied for a gaming license or has obtained rights to a specific site. Development costs incurred subsequent to these criteria being met are capitalized. Development costs associated with the Company’s existing properties are expensed as incurred until a particular project is deemed viable and selected for further evaluation, after which they are capitalized. Development costs consist primarily of licensing costs, site acquisition costs, concept and design fees and architectural fees. In jurisdictions in which gaming has not been approved, only site acquisition costs are capitalized. In the event a project is later determined not to be viable or the Company is not licensed to operate a facility at a site, the capitalized costs related to this project or site would be expensed. There were no capitalized costs related to development projects at December 31, 2006. At December 31, 2005, the Company had capitalized development costs of $25,008,000. Refer to “Note 14: Tropicana Las Vegas Capitalized Development Costs Write-Off” for information regarding the write-off in 2006 of capitalized development costs.

Leasing costs are capitalized as incurred and amortized evenly, as a reduction to rental income, over the related lease terms. Leasing costs consist primarily of tenant allowances, which are incentives provided to tenants whereby the Company agrees to pay certain amounts toward tenant leasehold improvements or other tenant development costs. Leasing costs also include lease acquisition costs, which consist primarily of leasing agent fees and legal fees incurred by the Company.

Valuation of Long-Lived Assets

Long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances warrant such a review. The carrying value of a long-lived or amortizable intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposition. If and when a long-lived asset is reviewed for impairment, the Company performs the review on a property-by-property basis. In doing so, a property’s long-lived assets are grouped with all of the property’s other assets and liabilities since the Company believes the property is the lowest level for which identifiable cash flows are largely independent of the cash flows of its other assets and liabilities. An annual impairment review based on fair value is required for all intangible assets with indefinite lives. The Company performed an impairment test of its intangible assets with indefinite lives during the year 2006 and concluded that there was no impairment.

Equity Instruments

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share-Based Payment”. SFAS 123(R), which became effective for the Company on January 1, 2006, establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, which the Company previously elected to follow. In addition, SFAS 123(R) replaces Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation”.

SFAS 123(R) requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and the estimated number of awards that are expected to vest. That cost is recognized over the period during which an employee is required to provide service in exchange for the award, which is usually the vesting period. As permitted under SFAS 123(R), the Company has elected to apply a modified prospective application as the transition method from APB 25 to SFAS 123(R). Compensation cost for the portion of awards for which the

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

requisite service has not been rendered that are outstanding as of the required effective date is recognized as the requisite service is rendered on or after the required effective date based on the grant-date fair value as previously determined under SFAS 123. For periods before the required effective date, companies may elect to adjust financial statements of prior periods on a basis consistent with the pro forma disclosures required for those periods by SFAS 123. The Company has elected not to adjust its financial statements for prior periods. The Company recognized $3,739,000 in 2006 of compensation expense in the Consolidated Statement of Operations. After the related income tax effect, this resulted in an increase in net loss, net loss per common share assuming no dilution and net loss per common share assuming dilution of $2,395,000, $.07 in 2006. Under APB 25, there would not have been any compensation expense. The Company classifies its stock-based compensation expense in the Consolidated Statement of Operations in a manner consistent with its classification of cash compensation paid to the same employees. Also in the 2006 Consolidated Statement of Cash Flows, the Company decreased cash from operating activities and increased cash from financing activities by $11,606,000 related to excess tax benefits from stock options exercised. Under APB 25, the Company would not have decreased cash from operating activities or increased cash from financing activities by $11,606,000. As of December 31, 2006, the Company had $3,084,000 of unrecognized compensation cost related to awards granted under its stock option plans. The Company expects to recognize that cost over a weighted-average period of 1.2 years.

Prior to January 1, 2006, the Company measured the cost of its stock options by applying the intrinsic-value-based method of accounting as prescribed by APB 25 and related interpretations. Under APB 25, because the exercise price of the Company’s stock options equaled the market price of the underlying stock on the date of grant, no compensation expense was recognized. Because of the prior election to follow APB 25, the Company is required to continue providing pro forma information regarding net income(loss) and earnings per share for all reporting periods ending prior to January 1, 2006 as if the Company had accounted for its stock option plans under the fair-value-based method of SFAS 123. The fair value for options granted was estimated at the date of grant or modification using a Black-Scholes option pricing model with weighted-average assumptions. In 2006, there were no stock options granted; therefore no weighted-average assumptions were made for the year 2006. The weighted-average assumptions for the 2005 and 2004 fiscal years are as follows: risk-free interest rate of 3.8% in 2005 and 4.2% in 2004, no dividend in 2005 and 2004, volatility factor of the expected market price of the Company’s common stock of .36 in 2005 and .47 in 2004, and an expected life of the option of 5.0 years in 2005 and 2004. The risk-free interest rate was derived from the annual interest yield on U.S. Treasury zero-coupon issues with a remaining term equal to the expected term of the options. The annual interest yield was taken from an authoritative published source such as the Wall Street Journal on the date the options were granted. Expected volatility was estimated through a review of historical stock price volatility adjusted for future expectations. The expected term of the options represented the period of time options granted were expected to be outstanding and was estimated through a review of historical exercise behavior and other factors expected to influence behavior such as expected volatility and employees’ ages and lengths of service.

During the 2002 fiscal year, the Company began including a “retirement eligible” clause in its stock option grants, whereby stock options granted to employees who have reached the age of sixty and who have provided ten years of service automatically vest on the employee’s retirement date. For purposes of the SFAS 123 pro forma disclosures, the Company has historically amortized the fair value of the options to expense over the options’ vesting period, a methodology referred to as the nominal vesting approach. Under the nominal vesting approach, if a retirement eligible employee elected retirement before the end of the options’ vesting period, the Company recognized an expense on the retirement date for the remaining unamortized compensation cost.

Starting in 2006, the Company adopted the non-substantive vesting approach for new options granted. Under the non-substantive approach, the fair value of the options granted to retirement eligible employees

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

is expensed immediately at the date of grant. For those employees who become retirement eligible during the vesting period, the expense is amortized over the period from the grant date to the date of retirement eligibility. The Company will continue to use the nominal vesting approach after January 1, 2006 for all options granted prior to January 1, 2006.

The computations of proforma net income(loss) under SFAS 123 using both the nominal vesting approach and the non-substantive vesting approach are presented below. The pro forma information using the nominal vesting approach is as follows (in thousands, except per share data):

	2005	2004

Net income, as reported	$55,960	$28,475
Add: Stock-based employee compensation expense included in reported net income, net of income tax benefit	300	—
Deduct: Total stock-based employee compensation expense determined under the fair-value-based method of accounting, net of income tax benefit	(4,122)	(3,977)

Pro forma net income	$52,138	$24,498

Net income per common share assuming no dilution:
As reported	$1.55	$.79
Pro forma	$1.45	$.68
Net income per common share assuming dilution:
As reported	$1.49	$.76
Pro forma	$1.38	$.65

The pro forma information assuming the Company had previously adopted the non-substantive vesting approach is as follows (in thousands, except per share data):

	2006	2005	2004

Net income(loss), as reported	$(39,805)	$55,960	$28,475
Add: Stock-based employee compensation expense included in reported net income, net of income tax benefit	—	300	—
Add(Deduct): Impact of stock-based employee compensation expense if the non-substantive approach had been used to amortize compensation expense determined under the fair-value-based method of accounting, net of income tax	927	(3,652)	(4,782)

Pro forma net income(loss)	$(38,878)	$52,608	$23,693

Net income(loss) per common share assuming no dilution:
As reported	$(1.15)	$1.55	$.79
Pro forma	$(1.13)	$1.46	$.66
Net income(loss) per common share assuming dilution:
As reported	$(1.15)	$1.49	$.76
Pro forma	$(1.13)	$1.39	$.63

Revenue Recognition

Casino revenue consists of gaming win net of losses. Other revenue consists of revenue from many various sources such as entertainment, retail outlets including gift shops, telephone, commissions and surcharges, hotel services and rental income. These revenues are recognized as earned. The Company

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

makes cash promotional offers to certain of its customers, including cash rebates as part of loyalty programs generally based on an individual’s level of gaming play. These costs are classified as a reduction in casino revenue. Revenues exclude the retail value of complimentary food and beverage, accommodations and other goods and services provided to customers. The estimated costs of providing such complimentaries have been classified as casino expenses through interdepartmental allocations and the amounts included in continuing operations are as follows (in thousands):

	2006	2005	2004

Rooms	$20,215	$20,511	$18,451
Food and beverage	53,416	55,137	48,289
Other	2,303	1,849	2,702

	$75,934	$77,497	$69,442

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to apply to taxable income in the years in which those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings per Share

Earnings per common share assuming no dilution is computed by dividing income applicable to common shareholders by the weighted-average number of common shares outstanding. Earnings per common share, assuming dilution, is computed based on the weighted-average number of common shares outstanding after consideration of the dilutive effect of stock options and the assumed conversion of the preferred stock at the stated rate.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109. In doing so, FIN 48 prescribes the application of a two-step process to account for tax positions. The first step establishes standards for the recognition of the financial effect of a tax position. The second step establishes standards for the measurement of the financial effect of a tax position that meets the recognition standards of step one. A tax position, as used in FIN 48, refers to a position taken in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. Under the first step, the financial statement effect of a tax position is recognized when it is more-likely-than-not, based on the technical merits, that the position will be sustained upon examination. Under the second step, a tax position that meets the more-likely-than-not recognition threshold shall initially and subsequently be measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. FIN 48 is effective for the Company at the beginning of the 2007 calendar year. The cumulative effect of adopting FIN 48, if any, shall be reported as an adjustment to the opening balance of retained earnings or other appropriate component of shareholders’ equity. The Company has not determined the effect of FIN 48 on its consolidated financial position.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Reclassifications

The accompanying consolidated financial statements reflect certain reclassifications for discontinued operations as described in “Note 17: Discontinued Operations.” These reclassifications have no effect on previously reported net income(loss). In addition, certain reclassifications have been made in the 2005 Consolidated Statement of Cash Flows in order to be comparable with the 2006 presentation.

NOTE 2.	CONCENTRATIONS OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, investments and trade accounts receivable. The Company places its cash and temporary cash investments with high-credit-quality financial institutions. At times, such investments may be in excess of the FDIC and SIPC insurance limits.

The Atlantic City Tropicana has a concentration of credit risk in the northeast region of the U.S. The accounts receivable at the Nevada operations are concentrated in California and the southwest region of the U.S. As a general policy, the Company does not require collateral for these receivables. At December 31, 2006 and December 31, 2005, the net accounts receivable at Tropicana Atlantic City were $20,318,000 and $21,344,000, respectively, and the net accounts receivable at Tropicana Las Vegas and Ramada Express combined were $3,696,000 and $4,250,000, respectively.

Trade receivables are initially recorded at cost. Accounts are written off when the Company deems the account to be uncollectible. An allowance for doubtful accounts is maintained at a level considered adequate to provide for possible future losses. The allowance is estimated based on specific review of customer accounts, the age of the receivables, the Company’s historical collection experience and current economic conditions. At December 31, 2006 and December 31, 2005, the allowance for doubtful accounts was $8,574,000 and $12,601,000, respectively.

NOTE 3.	INVESTMENTS

Investments consist of the following (in thousands):

	December 31,	December 31,
	2006	2005

CRDA deposits, net of a valuation allowance of $4,894 and $4,148	$13,736	$11,872
CRDA bonds, net of a valuation allowance of $1,958 and $1,943 and an unamortized discount of $3,297 and $3,481	6,411	6,679
CRDA other investments, net of a valuation allowance of $1,297 and $2,073	4,982	6,664

	$25,129	$25,215

The Company has a New Jersey investment obligation based upon its New Jersey casino revenue. The Company may satisfy this investment obligation by investing in qualified eligible direct investments, by making qualified contributions or by depositing funds with the CRDA. Deposits with the CRDA bear interest at money market rates. These deposits, under certain circumstances, may be donated to the CRDA in exchange for credits against future investment obligations. If not used for other purposes, the CRDA deposits are used to invest in bonds issued by the CRDA as they become available that bear interest at two-thirds of market rates. The CRDA bonds have various contractual maturities that range from 8 to 40 years. Actual maturities may differ from contractual maturities because of prepayment rights.

In April 2002, the Company commenced construction on a major expansion project at the Atlantic City Tropicana. The Company has an agreement with the CRDA for approximately $20,100,000 in funding in connection with this expansion project. As of December 31, 2006, the Company has received

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

approximately $18,800,000 in funding from the CRDA under this agreement. At December 31, 2006 and December 31, 2005, the Company had approximately $100,000 and $500,000, respectively, in available deposits with the CRDA that qualified for this funding and accordingly reclassified these amounts to accounts receivable.

NOTE 4:	INTANGIBLE ASSETS

Acquired intangible assets consist of the following (in thousands):

	December 31, 2006		December 31, 2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Subject to amortization:
Gaming license renewal costs	$2,653	$2,092	$2,636	$1,560
Other	422	117	211	89

	$3,075	$2,209	$2,847	$1,649

Not subject to amortization:
Tropicana trademark	$22,172		$22,172
Initial gaming licenses	9,961		9,961

	$32,133		$32,133

Amortization of acquired intangible assets included in continuing operations was $561,000 in 2006, $617,000 in 2005 and $637,000 in 2004.

Estimated future amortization expense applicable to continuing operations for the acquired intangible assets subject to amortization at December 31, 2006 is as follows for each of the five years subsequent to December 31, 2006 (in thousands):

2007	$505
2008	58
2009	58
2010	55
2011	51

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

NOTE 5.	LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

	December 31,	December 31,
	2006	2005

9% Senior Subordinated Notes Due 2011; redeemable at a defined premium	$175,000	$175,000
7 7/8% Senior Subordinated Notes due 2014; redeemable at a defined premium	300,000	300,000
Revolver; floating rate, 8.5% at December 31, 2006; matures July 22, 2009	105,220	124,500
Term Loan; floating rate, 8.5% at December 31, 2006; matures July 22, 2009	121,875	123,125
Contracts payable; 4.3% to 9.5%; maturities to 2014	545	328
Obligations under capital leases	71	16

	702,711	722,969
Less current portion	(7,046)	(1,293)

	$695,665	$721,676

Maturities of long-term debt for the five years subsequent to December 31, 2006 are as follows (in thousands):

2007	$7,046
2008	16,413
2009	204,046
2010	36
2011	175,039

Interest on the 9% Senior Subordinated Notes due August 15, 2011 (“9% Notes”) is payable on February 15 and August 15. At any time prior to August 15, 2006, the 9% Notes are redeemable at the option of the Company, in whole or in part, at a price of 100% of the principal amount plus a redemption premium plus accrued and unpaid interest. The redemption premium will be equal to the greater of (1) 1% of the principal amount or (2) the excess of (A) the sum of the present values of (i) 104.5% of the principal amount and (ii) all required interest payments through August 15, 2006, excluding accrued but unpaid interest, computed in each case using a discount rate equal to the Treasury rate at the time of redemption plus 50 basis points over (B) the principal amount. On or after August 15, 2006, the 9% Notes are redeemable at the option of the Company, in whole or in part, at prices from 104.5% of the principal amount plus interest declining to 100% of the principal amount plus interest beginning August 15, 2009.

Interest on the 7 7/8% Senior Subordinated Notes due June 15, 2014 (“7 7/8% Notes”) is payable semiannually on June 15 and December 15. At any time prior to June 15, 2009, the 7 7/8% Notes are redeemable at the option of the Company, in whole or in part, at a price of 100% of the principal amount plus a redemption premium plus accrued and unpaid interest. The redemption premium will be equal to the greater of (1) 1% of the principal amount or (2) the excess of (A) the sum of the present values of (i) 103.938% of the principal amount and (ii) all required interest payments through June 15, 2009, excluding accrued but unpaid interest, computed in each case using a discount rate equal to the Treasury rate at the time of redemption plus 50 basis points over (B) the principal amount. On or after June 15, 2009, the 7 7/8% Notes are redeemable at the option of the Company, in whole or in part, at prices from

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

103.938% of the principal amount plus accrued and unpaid interest declining to 100% of the principal amount plus accrued and unpaid interest beginning June 15, 2012.

At any time on or prior to June 15, 2007, the Company may redeem up to 35% of the aggregate principal amount of the notes issued under the indenture for the 7 7/8% Notes with the net proceeds of one or more equity offerings by the Company at a redemption price of 107.875% of the principal amount plus accrued and unpaid interest, provided that (1) at least 65% of the principal amount of the 7 7/8% Notes issued remains outstanding immediately after such redemption and (2) the redemption occurs within 60 days of the closing of such equity offering.

The 9% Notes and 7 7/8% Notes, ranked pari passu, are general unsecured obligations of the Company and are subordinated in right of payment to all present and future senior indebtedness (as defined) of the Company. Upon change of control of the Company, the holders of the 9% Notes and 7 7/8% Notes would have the right to require repurchase of the respective notes at 101% of the principal amount plus accrued and unpaid interest. Certain covenants in the 9% Notes and 7 7/8% Notes limit the ability of the Company to incur indebtedness, make certain payments or engage in mergers, consolidations or sales of assets.

The Company has a $675,000,000 senior secured credit facility (“Credit Agreement”) consisting of a five-year revolving credit facility (including letter of credit and swingline sublimits) of up to $550,000,000 (“Revolver”) and a five-year term loan facility of $125,000,000 (“Term Loan”). On June 30, 2006, the maximum amount available under the Revolver decreased by $125,000,000, leaving $313,887,000 available as of December 31, 2006 for future borrowing after consideration of outstanding letters of credit, subject to quarterly financial tests as described below. The maximum amount available under the Revolver decreased since the Company did not commence redevelopment of the Las Vegas Tropicana property or enter into an alternative project approved by the lenders holding a majority of the commitments.

Under the Credit Agreement, the original Term Loan calls for quarterly principal payments of $312,500 on a calendar basis through June 29, 2007, then $3,125,000 through June 30, 2008 and then $5,000,000 through March 31, 2009, with the balance due at maturity. Under the Credit Agreement, interest on the respective facilities is computed based upon, at the Company’s option, a one-, two-, three- or six-month Eurodollar rate plus a margin ranging from 1.25% to 2.75%, or the prime rate plus a margin ranging from 0.25% to 1.75%; the applicable margin is dependent on the Company’s ratio of outstanding indebtedness to operating cash flow, as defined. As of December 31, 2006, the margin was at the lowest level. Interest computed based upon the Eurodollar rate is payable quarterly or on the last day of the applicable Eurodollar interest period, if earlier. Interest computed based upon the prime rate is payable quarterly. The Company incurs a commitment fee ranging from 0.25% to 0.625% per annum on the unused portion of the Revolver.

Under the Credit Agreement, each of the revolving credit facility and term loan facility and any additional facility is unconditionally guaranteed by each of the Company’s existing and future subsidiaries (other than certain unrestricted subsidiaries) and the facilities (and guarantees thereof) are secured by a perfected first priority security interest in substantially all of the personal and real property assets of the Company and such subsidiaries. The Credit Agreement imposes various restrictions on the Company, including limitations on its ability to incur additional debt, commit funds to capital expenditures and investments, merge or sell assets. The Credit Agreement prohibits dividends on the Company’s common stock (other than those payable in common stock) and repurchases of the Company’s common stock in excess of $30,000,000 per year with limited exceptions. In addition, the Credit Agreement contains quarterly financial tests, including a minimum fixed charge coverage and maximum ratios of total debt and senior debt to operating cash flow. The senior secured credit facility includes usual and customary events of default for facilities of this nature (with customary grace periods, as applicable), and provides that, in the event of a change in control, as defined, the majority lenders will have the right to require prepayment of the facility.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

NOTE 6.	LEASE OBLIGATIONS

The Company is a lessee under a number of noncancelable lease agreements involving land, buildings, leasehold improvements and equipment, some of which provide for contingent rentals based on revenues. The leases extend for various periods up to five years and generally provide for the payment of executory costs (taxes, insurance and maintenance) by the Company. Certain of these leases have provisions for renewal options ranging from one to 30 years, primarily under similar terms, and/or options to purchase at various dates.

Properties leased under capital leases are as follows (in thousands):

	December 31,	December 31,
	2006	2005

Furniture and equipment	$1,447	$1,367
Less accumulated amortization	(1,366)	(1,358)

	$81	$9

Amortization of furniture and equipment leased under capital leases included in continuing operations, computed on a straight-line basis, was $22,000 in 2006, $17,000 in 2005 and $18,000 in 2004.

Minimum future lease obligations on long-term, noncancelable leases in effect at December 31, 2006 are as follows (in thousands):

Year	Capital	Operating

2007	$64	$3,911
2008	34	2,513
2009	6	1,275
2010	—	1,131
2011	—	215
Thereafter	—	53

	104	$9,098

Amount representing executory costs	(17)
Amount representing interest	(16)

Net present value	71
Less current portion	(41)

Long-term portion	$30

The above net present value is computed based on specific interest rates determined at the inception of the leases. Rent expense included in continuing operations is detailed as follows (in thousands):

	2006	2005	2004

Minimum rentals	$6,814	$6,555	$6,431
Contingent rentals	4,776	1,301	2,280

	$11,590	$7,856	$8,711

The total minimum rentals to be received in the future under noncancelable subleases is $115,000 as of December 31, 2006.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

NOTE 7.	OTHER LONG-TERM LIABILITIES

Other long-term liabilities consist of the following (in thousands):

	December 31,	December 31,
	2006	2005

Deferred compensation and retirement plans	$21,528	$15,630
Asset retirement obligations	592	1,342
Las Vegas Boulevard beautification assessment	247	271

	22,367	17,243
Less current portion	(949)	(824)

	$21,418	$16,419

Refer to “Note 11: Benefit Plans” for information on a lump-sum cash payment made to a defined benefit plan participant. The deferred compensation and retirement plans liability noted above decreased during 2005 as a result of the cash payment.

NOTE 8.	REDEEMABLE PREFERRED STOCK

A series of preferred stock consisting of 100,000 shares has been designated Series B ESOP Convertible Preferred Stock (“Series B Stock”) and those shares were issued on December 20, 1989, to the Company’s Employee Stock Ownership Plan (“ESOP”). In 2001, the ESOP was merged into the Aztar Corporation 401(k) Plan (“401(k) Plan”) and the assets of the ESOP were subsequently transferred to the 401(k) Plan.

Beginning January 1, 2001, the Series B Stock was held by the Aztar Corporation 401(k) Plan Stock and Insurance Trust. During 2006, 2005 and 2004, respectively, 4,377 shares, 2,946 shares and 3,385 shares were redeemed primarily in connection with employee terminations. At December 31, 2006, cumulative redemptions totaled 58,178 shares. The Series B Stock has an annual dividend rate of $8.00 per share per annum payable semiannually in arrears. These shares have no voting rights except under certain limited, specified conditions. Shares may be converted into common stock at $9.46 per share of common stock and have a liquidation preference of $100 per share plus accrued and unpaid dividends.

The shares that have vested are redeemable at the higher of $100 per share plus accrued and unpaid dividends, appraised value or conversion value, at the election of the participant upon becoming eligible to redeem Series B Stock or at the election of the Company. The participant or beneficiary may elect to receive cash or common stock of the Company for the redemption value. The Company may elect to fund the redemption with either cash or its common stock. The excess of the redemption value of the Series B Stock over the carrying value is charged to retained earnings upon redemption. In order for a Series B Stock redemption to occur, a request for distribution is made by the participant or beneficiary. Those participants or beneficiaries who are eligible to redeem their Series B Stock are permitted to leave their Series B Stock in their account until an election for redemption is made or until federal statutes require a form of distribution.

In the event of default in the payment of dividends on the Series B Stock for six consecutive semiannual periods, each outstanding share would have one vote per share of common stock into which the preferred stock is convertible.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

NOTE 9.	CAPITAL STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $.01 per share, issuable in series as the Board of Directors may designate. Approximately 100,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock but none have been issued.

The Company is authorized to issue 100,000,000 shares of common stock with a par value of $.01 per share. Shares issued were 55,865,332 at December 31, 2006 and 54,567,666 at December 31, 2005. Common stock outstanding was net of 18,988,518 and 18,788,714 treasury shares at December 31, 2006 and December 31 2005, respectively. One preferred stock purchase right (“Right”) is attached to each share of the Company’s common stock. Each Right will entitle the holder, subject to the occurrence of certain events, to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at a price of $50.00 per one one-thousandth of a share, subject to adjustment. The Rights will expire in December 2009 if not earlier extended or redeemed by the Company at $.01 per Right.

In December 2002, the Board of Directors authorized the Company to make discretionary repurchases of up to 4,000,000 shares of its common stock. There were 2,922,576 and 283,200 shares repurchased under this program in 2003 and 2002, respectively. At December 31, 2006, there remained authority to repurchase 794,224 shares of common stock under this program. All purchases under the Company’s stock repurchase program were made or may be made in the future from time to time in the open market or privately negotiated transactions, depending upon market prices and other business factors. Repurchased shares are stated at cost and held as treasury shares to be used for general corporate purposes.

The Company accepted 199,804, 308,967 and 170,052 shares of its common stock in 2006, 2005 and 2004, respectively, in connection with the exercise of stock options. Such shares of common stock are stated at cost and held as treasury shares to be used for general corporate purposes.

At December 31, 2006, December 31, 2005 and December 30, 2004, common shares reserved for future grants of stock options under the Company’s stock option plans were 3,073,494, 3,043,494 and 3,576,663, respectively. At December 31, 2006, common shares reserved for the conversion of the Series B Stock were 442,000 and shares of preferred stock reserved for exercise of the Rights were 50,000.

NOTE 10.	STOCK OPTIONS

The Company’s 1989 Stock Option and Incentive Plan (“1989 Plan”) expired in June 1999. The 1989 Plan had authorized the grant of up to 6,000,000 shares of the Company’s common stock pursuant to options, restricted shares and performance shares to officers and key employees of the Company. During 1999, the Company adopted the 1999 Employee Stock Option and Incentive Plan (“1999 Plan”). The 1999 Plan has authorized the grant of up to 4,000,000 shares of the Company’s common stock pursuant to options, stock appreciation rights, restricted shares, deferred shares and performance shares to officers and key employees of the Company. During 2004, the Company adopted the 2004 Employee Stock Option and Incentive Plan (“2004 Plan”). The 2004 Plan has authorized the grant of up to 4,000,000 shares of the Company’s common stock pursuant to options, stock appreciation rights, restricted shares, deferred shares and performance shares to officers and key employees of the Company. Options granted under the 1989, 1999 and 2004 Plans have 10-year terms, vest and become exercisable at the rate of 1/3 per year on each of the first three anniversary dates of the grant, subject to continued employment on those dates. Options granted on May 8, 2002, or later, under the 1999 and 2004 Plans include an additional provision that provides for accelerated vesting under certain circumstances related to retirement, disability or death.

The Company’s 1990 Nonemployee Directors Stock Option Plan (“1990 Plan”) expired in July 2000. The 1990 Plan had authorized the grant of up to 250,000 shares of the Company’s common stock pursuant to options granted to nonemployee Directors of the Company. Options granted under the 1990 Plan have 10-year terms and vested and became exercisable on the date of grant. During 2001, the Company’s

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

shareholders approved the 2000 Nonemployee Directors Stock Option Plan (“2000 Plan”). The 2000 Plan has authorized the grant of up to 250,000 shares of the Company’s common stock pursuant to options granted to nonemployee Directors of the Company. Options granted under the 2000 Plan have 10-year terms. The 2000 Plan provides for the granting of options that vest and become exercisable on the date of grant and provides for the granting of options whereby a portion vests and becomes exercisable on the date of grant and the remainder vests and becomes exercisable evenly over varying terms depending on the date of the grant, subject to being a Company Director on those dates.

The Company received cash of $20,675,000, $10,120,000 and $3,613,000, respectively, in 2006, 2005 and 2004 in connection with stock option exercises. The Company issued 1,297,666, 1,306,334 and 680,834 shares of its common stock in 2006, 2005 and 2004, respectively, in connection with stock option exercises. The Company accepted 119,649 and 89,207 shares of its common stock in 2005 and 2004, respectively, in lieu of cash due to the Company in connection with the exercise of stock options. In addition, the Company accepted 199,804, 189,318 and 80,845 shares of its common stock in 2006, 2005 and 2004, respectively, in satisfaction of $9,403,000, $5,799,000 and $1,858,000 of tax obligations paid by the Company in 2006, 2005 and 2004, respectively, which were associated with the exercise of stock options. Such shares of common stock are stated at cost and held as treasury shares to be used for general corporate purposes. The Company satisfies stock option exercises by authorizing its transfer agent to issue new shares after confirming that all requisite consideration has been received from the option holder. The total intrinsic value of options exercised in 2006, 2005 and 2004 was $42,730,000, $26,706,000 and $11,868,000, respectively. The tax benefit realized for these option exercises was $15,182,000, $9,379,000 and $4,250,000, respectively, in 2006, 2005 and 2004.

During 2005, the Company modified the terms of an employee’s stock options to provide for accelerated vesting. Options to purchase 13,333 shares of the Company’s common stock at an exercise price of $15.71 that were to vest in May 2006 were accelerated to vest in June 2005. In addition, options to purchase 26,666 shares of the Company’s common stock at an exercise price of $24.39, of which 13,333 options were to vest in May 2006 and 13,333 options were to vest in May 2007, were accelerated to vest in June 2005. In connection with the acceleration of these options’ vesting periods, the Company recorded approximately $462,000 of compensation expense.

A summary of the Company’s stock option activity and related information is as follows:

			Weighted-
			Average
		Weighted-	Remaining	Aggregate
	Shares	Average	Contractual	Intrinsic Value
Options	(000)	Exercise Price	Term	($000)

Outstanding at January 1, 2006	3,750	$17.72
Granted	—	—
Exercised	(1,298)	$15.93
Forfeited or expired	(30)	$30.90

Outstanding at December 31, 2006	2,422	$18.52	5.4 years	$86,954

Exercisable at December 31, 2006	1,963	$15.96	4.8 years	$75,490

Stock options that were granted in 2005 and 2004 were 562,500 and 535,000, respectively; the weighted-average grant-date fair value of these options was $11.73 and $11.29, respectively. There were no stock options granted in 2006.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

NOTE 11.	BENEFIT PLANS

The Company has nonqualified defined benefit pension plans and a deferred compensation plan. These plans are unfunded. To support the benefit liability of one of the Company’s nonqualified defined benefit pension plans, the Company established the Aztar Corporation Nonqualified Retirement Trust. The Company makes periodic contributions to this irrevocable trust so that the funds in the trust approximate the benefit obligation. In 2006, the Company contributed $3,975,000 to this irrevocable trust. To support the benefit liability of the deferred compensation plan, the Company has purchased life insurance contracts. The market value of the trust and the cash value of the life insurance was $11,714,000 and $7,251,000 at December 31, 2006 and December 31, 2005, respectively. The funds in the trust and life insurance contracts are assets of the Company and are included in other assets.

In September 2006, the Financial Accounting Standards Board issued Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” SFAS 158, which became effective for the Company on December 31, 2006, requires employers to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in comprehensive income in the year in which the changes occur. The funded status of a defined benefit pension plan is measured as the difference between plan assets at fair value and the plan’s projected benefit obligation.

Under SFAS 158, employers are required to measure plan assets and benefit obligations at the date of their fiscal year-end statement of financial position.

Based on the projected benefit obligations of the Company’s defined benefit plans and deferred compensation plan at December 31, 2006, the aggregate underfunded status of the Company’s defined benefit postretirement plans was $21,528,000.

The following table shows the incremental effect of applying SFAS 158 on individual line items in the Consolidated Balance Sheet at December 31, 2006 (in thousands):

	Before
	Application of		After Application
	Statement 158	Adjustments	of Statement 158

Accrued benefit liability	$17,390	$4,138	$21,528
Deferred income taxes	42,925	(1,456)	41,469
Accumulated other comprehensive loss, net of income taxes	(2,008)	(2,704)	(4,712)
Total stockholders’ equity	624,678	(2,704)	621,974

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The following table shows a reconciliation of the changes in the plans’ benefit obligation for the years 2006 and 2005 and a reconciliation of the funded status with amounts recognized in the Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005 (in thousands):

	Defined Benefit Plans		Deferred Compensation Plan
	2006	2005	2006	2005

Projected benefit obligation at beginning of year	$13,022	$18,508	$6,522	$6,609
Service cost	137	177	2	4
Interest cost	695	597	338	352
Actuarial (gain) loss	1,778	2,249	(153)	56
Benefits paid	(271)	(8,509)	(542)	(499)

Projected benefit obligation at end of year	15,361	13,022	6,167	6,522

Plan assets	—	—	—	—

Funded status at year end	$(15,361)	(13,022)	$(6,167)	(6,522)

Unrecognized actuarial loss		5,893		622
Unrecognized prior service cost		96		—

Net amount recognized		$(7,033)		$(5,900)

Amounts recognized in the Consolidated Balance Sheet before the adoption of SFAS 158 consist of:
Accrued benefit liability		$(9,108)		$(6,522)
Intangible asset		96		—
Accumulated other comprehensive loss(a)		1,979		622

Net amount recognized		$(7,033)		$(5,900)

(a)	In the Consolidated Statements of Shareholders’ Equity, accumulated other comprehensive loss relating to a minimum pension liability adjustment during the year is reported net of an income tax (provision)benefit of $(735) and $871 in 2005 and 2004, respectively.

	Defined Benefit	Deferred
	Plans	Compensation Plan
	2006	2006

Amounts recognized in the Consolidated Balance Sheet after the adoption of SFAS 158 consist of:
Current liabilities	$354	$571
Noncurrent liabilities	15,007	5,596

Amount recognized	$15,361	$6,167

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

	Defined Benefit	Deferred
	Plans	Compensation Plan
	2006	2006

Amounts recognized in accumulated other comprehensive loss consist of:
Actuarial loss	$6,535	$469
Prior service cost	22	—

Amount recognized(a)	$6,557	$469

(a)	In the Consolidated Statement of Shareholders’ Equity, accumulated other comprehensive loss relating to a minimum pension liability adjustment during the year 2006 is net of an income tax benefit of $156. In addition, in the Consolidated Statement of Shareholders’ Equity, accumulated other comprehensive loss relating to the adjustment to initially adopt SFAS 158 is reported net of an income tax benefit of $1,456 in 2006.

The accumulated benefit obligation for the defined benefit plans was $11,223,000 and $9,108,000 at December 31, 2006 and December 31, 2005, respectively. The accumulated benefit obligation for the deferred compensation plan was $6,167,000 and $6,522,000 at December 31, 2006 and December 31, 2005, respectively.

The estimated actuarial loss and prior service cost for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit expense in 2007 are $1,626,000 and $22,000, respectively. The estimated actuarial loss for the deferred compensation plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $0. The weighted average assumptions used to determine the Company’s benefit obligation are as follows:

	Defined Benefit Plans		Deferred Compensation Plan
	2006	2005	2006	2005

Discount rate(a)	5.70%	5.40%	5.70%	5.40%
Rate of compensation increase	5.00%	5.00%	N/A	N/A

(a)	In selecting a discount rate for the Company’s benefit obligation as of December 31, 2006, the Company reviewed a number of high-grade corporate bond indices and spot-rate discount curves. It was determined that the spot-rate discount curves provide the more direct recognition of the expected timing of cash flows and therefore a pension discount curve was the preferred choice. The Citigroup Pension Discount Curve was chosen and was used to determine the present value of expected benefit payments under each plan. For each plan a single discount rate was found that produced the same liabilities as determined using the discount curve. These single discount rates were weighted with the projected benefit obligations under each plan to determine a single discount rate to be applied to all plans rounded to the nearest 10 basis points. The resulting single discount rate used for all plans as of December 31, 2006 is 5.70%.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

The components of benefit plan expense included in continuing operations are as follows (in thousands):

	Defined Benefit Plans			Deferred Compensation Plan
	2006	2005	2004	2006	2005	2004

Service cost	$137	$177	$95	$2	$4	$11
Interest cost	695	597	963	338	352	384
Amortization of prior service cost	74	74	113	—	—	—
Recognized net actuarial loss	1,136	537	898	—	—	—
Settlement loss(a)	—	2,851	—	—	—	—
Cash surrender value increase net of premium expense	—	—	—	(375)	(344)	(340)

	$2,042	$4,236	$2,069	$(35)	$12	$55

(a)	During 2005, the Company made a lump-sum cash payment of $8,239 to a defined benefit plan participant in exchange for the participant’s right to receive specified pension benefits. As a result, the Company recognized a settlement loss of $2,851. The recognition of this settlement loss resulted in a reduction of $1,556, net of income taxes of $838 in the accumulated other comprehensive loss relating to the minimum pension liability adjustment in the Consolidated Statement of Shareholders’ Equity for the year ended December 31, 2005.

The weighted average assumptions used to determine the Company’s benefit plan expense are as follows:

				Deferred Compensation
	Defined Benefit Plans			Plan
	2006	2005	2004	2006	2005	2004

Discount rate	5.40%	5.50%	6.00%	5.40%	5.50%	6.00%
Rate of compensation increase	5.00%	5.00%	5.00%	N/A	N/A	N/A

The estimated future benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the following years (in thousands):

	Defined	Deferred
	Benefit	Compensation
	Plans	Plan

2007	$353	$571
2008	347	590
2009	340	548
2010	1,340	571
2011	1,419	556
2012 to 2016	7,367	2,778

The Company has a defined contribution plan that covers substantially all employees who are not covered by a collective bargaining unit. The plan allows employees, at their discretion, to make contributions of their before-tax earnings to the plan up to an annual maximum amount. The Company matches 50% of the employee contributions that are based on up to 6% of an employee’s before-tax earnings. Compensation expense included in continuing operations with regard to Company matching contributions was $1,904,000, $2,111,000 and $2,145,000 in 2006, 2005 and 2004, respectively. The Company contributed $6,044,000, $5,789,000 and $4,901,000 in 2006, 2005 and 2004, respectively, to trusteed pension plans under various collective bargaining agreements.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

NOTE 12.	ACCOUNTING FOR THE IMPACT OF THE OCTOBER 30, 2003 CONSTRUCTION ACCIDENT

An accident occurred on the site of the construction of the expansion of the Atlantic City Tropicana on October 30, 2003. The accident resulted in a loss of life and serious injuries, as well as extensive damage to the facilities under construction.

Construction on the expansion project was substantially completed by December 30, 2004. The expansion includes 502 additional hotel rooms, 20,000 square feet of meeting space, 2,400 parking spaces, and “The Quarter at Tropicana”, a 200,000- square-foot dining, entertainment and retail center.

The Company incurred $5,420,000, $4,276,000 and $3,956,000 in 2006, 2005 and 2004, respectively, of construction accident related costs and expenses that may not be reimbursed by insurance. The costs and expenses in 2006 and 2005 primarily consist of professional fees incurred as a result of the accident. The costs and expenses in 2004 primarily consist of supplemental marketing costs incurred to decrease the effect of the business interruption caused by the accident as well as professional fees incurred.

In 2006, 2005 and 2004, the Company recorded $12,229,000, $871,000 and $8,717,000, respectively, of insurance recoveries due to the delay of the opening of the expansion, which represent a portion of the anticipated profit that the Company would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. Also, in 2004, the Company recorded $3,500,000 of business interruption insurance recovery, which reflects a profit recovery applicable to the fourth quarter of 2003. These insurance recoveries were classified as construction accident insurance recoveries in the Consolidated Statements of Operations. Insurance claims for business interruption that occurred from the date of the accident through December 31, 2005 have been filed with the Company’s insurers in the amount of approximately $52,100,000, of which $3,500,000 has been received by the Company. In addition, the Company has filed insurance claims for lost profits and additional costs as a result of the delay in the opening of the expansion. The total of these claims is approximately $64,600,000, of which $22,116,000 has been received by the Company. Profit recovery from insurance is recorded when the amount of recovery, which may be different from the amount claimed, is agreed to by the insurers. The Company has also filed insurance claims of approximately $9,000,000 for other costs it has incurred that are related to the construction accident, of which $1,500,000 has been received by the Company. These other costs are primarily supplemental marketing costs and approximately $1,600,000 was included in the Consolidated Balance Sheet as part of the construction accident receivables at December 31, 2006.

During 2003, the Company reduced construction in progress for the estimated asset loss and recorded a receivable of approximately $3,000,000. By September 30, 2004, the contractor had made substantial progress in rebuilding the damaged structure. Because the cost of the reconstructed portion that was fully paid by the contractor exceeded the $3,000,000 asset loss previously incurred, the Company increased construction in progress for $3,000,000 and relieved the corresponding receivable at September 30, 2004. In addition to the $3,000,000 asset loss that was recognized and subsequently recovered, the Company recognized $5,000,000 of expense in 2004 for costs incurred to repair areas that were damaged as a result of the accident. This expense was classified in the Consolidated Statement of Operations as a component of other income.

In order to ensure that the construction proceed expeditiously and in order to settle certain disputes, the Company and the general contractor entered into a settlement agreement on October 6, 2004 that delineates how the Company and its contractor will share the cost of and the insurance proceeds received for the dismantlement, debris removal and rebuild. During 2004, the Company estimated and recognized $1,625,000 of expense for dismantlement and debris removal activities that are probable of not being recovered under insurance. These dismantlement and debris removal costs were also classified as a component of other income in the Consolidated Statement of Operations. During 2006, 2005 and 2004, the

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Company recorded $2,640,000, $6,001,000 and $10,532,000, respectively, of insurance recoveries associated with the rebuild, net of direct costs to obtain the recoveries. These amounts were classified as other income in the Consolidated Statements of Operations. In addition, at December 31, 2006, the Company’s share of claims outstanding for dismantlement, debris removal and rebuild was approximately $23,600,000.

In April 2007, the Company and its insurance carriers reached a settlement agreement regarding all outstanding claims for dismantlement, debris removal and rebuild claims. The settlement agreement resulted in the Company recovering $20,000,000 of the claim, less the amount of $1,750,000 payable to the general contract under the sharing agreement of October 6, 2004. Also in April 2007, the Company was a party to a settlement agreement that has fully resolved all liability claims that arose from the construction accident. The claims were satisfied in full within the policy limits of the Company’s insurance programs and will have no material effect on the Company’s financial condition.

NOTE 13.	MERGER RELATED

On March 13, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pinnacle Entertainment, Inc. (“Pinnacle”) and Pinnacle’s wholly-owned subsidiary, PNK Development 1, Inc. Under the terms of the Merger Agreement, Pinnacle agreed to pay $38.00 in cash for each share of the Company’s common stock and $401.90 in cash for each share of the Company’s Series B convertible preferred stock outstanding at the Effective Time (as defined in the Merger Agreement). Subsequently, the Merger Agreement was amended three times and on May 5, 2006, the Company entered into a fourth amendment (the “Fourth Amendment”) to the Merger Agreement with Pinnacle. Pursuant to the Fourth Amendment, each share of Aztar common stock would be exchanged for $47.00 in cash and a fraction of a share of Pinnacle common stock equal to $4.00 divided by the trading price of a share of Pinnacle common stock over a specified trading period, but no more than 0.16584 shares and no fewer than 0.11056 shares, and each share of Aztar preferred stock would be exchanged for $497.09 in cash plus $42.304 of Pinnacle common stock, subject to a collar provision. The Fourth Amendment increased a termination fee provision to $52,160,000 plus the reimbursement of up to $25,840,000 of merger-related costs incurred by Pinnacle.

On May 19, 2006, the Company entered into an Agreement and Plan of Merger (the “Columbia Merger Agreement”) with Columbia Sussex Corporation (“Sussex”), Wimar Tahoe Corporation, d/b/a Columbia Entertainment, the gaming affiliate of Sussex (“Columbia Entertainment”), and WT-Columbia Development, Inc., a wholly-owned subsidiary of Columbia Entertainment. Prior to signing the Columbia Merger Agreement, the Company terminated its earlier merger agreement with Pinnacle and paid to Pinnacle a termination fee of $52,160,000 and termination expenses of $25,840,000. The payment is not deductible for tax purposes. The termination fee and termination expenses paid to Pinnacle were classified as merger-related expenses in the 2006 Consolidated Statement of Operations.

Under the Columbia Merger Agreement, Columbia Entertainment will acquire all the outstanding shares of Aztar common stock for $54.00 per share in cash and all the outstanding shares of Aztar preferred stock for $571.13 per share in cash. The Columbia Merger Agreement also provides for an increase in the purchase price under certain conditions at the rate per day of $0.00888 per share of Aztar common stock and $0.09388 per share of Aztar preferred stock beginning November 20, 2006. The actual amounts paid on the closing date of the merger on January 3, 2007 were $54.3996 per common share and $575.3546 per preferred share. The Columbia Merger Agreement contains a termination fee provision of $55,228,000 plus the reimbursement of up to $27,360,000 of merger- related costs incurred by Columbia Entertainment. On October 17, 2006, Aztar shareholders approved the Columbia Merger Agreement at a special meeting of Aztar shareholders. The merger closed on January 3, 2007.

In the Columbia Merger Agreement, the Company agreed to use commercially reasonable efforts to sell or close the Company’s Missouri property, Casino Aztar Caruthersville. The Company signed an

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

agreement with Fortunes Entertainment, LLC on August 17, 2006 under which Fortunes Entertainment would acquire the Caruthersville property. Approval by Missouri gaming authorities is required for any transaction involving the sale, or a closure, of the Company’s Missouri property. On October 25, 2006, the Missouri Gaming Commission determined that the licensing of Fortunes Entertainment will not occur on or before November 19, 2006, the deadline for obtaining the necessary licenses to complete the sale. In addition, the Commission directed its staff to take the necessary legal steps for the appointment of a supervisor of Casino Aztar Caruthersville to avoid closure of the gaming operation. On November 3, 2006, the Company’s agreement to sell Casino Aztar Caruthersville to Fortunes Entertainment was mutually terminated. On March 16, 2007, Columbia Entertainment entered into an agreement to sell Casino Aztar Caruthersville to Isle of Capri, Inc. for $45 million in cash subject to regulatory approvals. If the sale is not consummated by August 3, 2007, the agreement will terminate.

In connection with the Columbia Merger Agreement, Sussex deposited $313,000,000 into a custody account, payable to Aztar in certain circumstances (including failure to obtain regulatory approvals) in the event that the Columbia Merger Agreement is terminated. Of the deposit, $78,000,000 has been paid to Aztar as reimbursement of the termination fees and expenses paid to Pinnacle. Since this reimbursement is considered to be a deposit toward the merger for accounting purposes, it was classified as a current liability in the Consolidated Balance Sheet as merger termination fee reimbursement at December 31, 2006. If the merger is terminated under certain conditions, the reimbursement is repayable by the Company to Sussex and if the merger is terminated under certain other conditions or if the merger is consummated, it is retained by the Company.

In 2006, the Company recorded $92,972,000 of merger-related costs and expenses. These cost and expenses primarily consist of the Pinnacle termination fee and expenses of $78,000,000 and professional fees.

NOTE 14.	TROPICANA LAS VEGAS CAPITALIZED DEVELOPMENT COSTS WRITE-OFF

During the 2006 first quarter, the Company concluded that it was not probable that it would implement its plans for redevelopment of Tropicana Las Vegas. As a result, the Company wrote off $26,021,000 of capitalized development costs.

NOTE 15.	LOSS ON EARLY RETIREMENT OF DEBT

In connection with the redemptions of 8 7/8% Senior Subordinated Notes due 2007 during 2004, the Company expensed the redemption premiums of $7,616,000 and the remaining unamortized debt issuance costs of $2,756,000 for a total of $10,372,000. These items were reflected as a loss on early retirement of debt.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

NOTE 16.	INCOME TAXES

The (provision) benefit for income taxes from continuing operations is comprised of (in thousands):

	2006	2005	2004

Current:
Federal	$(26,797)	$(23,155)	$2,189
State	(4,809)	(9,885)	(24,876)

	(31,606)	(33,040)	(22,687)

Deferred:
Federal	3,850	(5,509)	(16,089)
State	(1,491)	(49)	(197)

	2,359	(5,558)	(16,286)

	$(29,247)	$(38,598)	$(38,973)

In 2006, the Company reached a favorable settlement with the Internal Revenue Service (“IRS”) on the only remaining issue in dispute for the examinations of the Company’s federal income tax returns for the years 1994 through 2003. The issue involved the deductibility of a portion of payments on certain liabilities related to the restructuring of Ramada, Inc. (the “Restructuring”). As a result of the settlement, the Company recorded an income tax benefit of $1,383,000.

During 2005, the IRS completed its examination of the Company’s income tax return for the year 2003. During 2004, the IRS completed its examination of the Company’s income tax returns for the years 2000 through 2002.

The IRS is examining the 2003 and 2004 income tax returns of Aztar Riverboat Holding Company, LLC, an indirect subsidiary of the Company that holds the Company’s interests in its operations in Indiana and Missouri. The New Jersey Division of Taxation is examining the New Jersey income tax returns for the years 1995 through 2001. In 2006, the Company’s application for tax credits available from New Jersey was approved. As a result of the approval, the Company recognized, net of a federal income tax effect, a non-recurring income tax benefit of $1,993,000. The Indiana Department of Revenue completed their examination of the Indiana income tax returns for the years 2003 and 2004 and issued no change reports for both years. Management believes that adequate provision for income taxes and interest has been made in the financial statements.

The Company received proposed assessments from the Indiana Department of Revenue (“IDR”) in connection with the examination of the Company’s Indiana income tax returns for the years 1996 through 2002. The assessments were based on the IDR’s position that the Company’s gaming taxes that are based on gaming revenue are not deductible for Indiana income tax purposes. The Company filed a petition in Indiana Tax Court for the 1996 and 1997 tax years and oral arguments were heard in April 2001. The Company filed a formal protest for the years 1998 through 2002. In April 2004, the Indiana Tax Court ruled against the Company. The Company asked the Indiana Supreme Court to review the ruling. The Company’s request was denied. As a result, the Company estimated that it was obligated to pay approximately $17,300,000 to cover assessments of taxes and interest from 1996 through the end of the first quarter of 2004. These assessments were paid by the Company by December 30, 2004. This amount was deductible for federal income tax purposes, resulting in a net effect of approximately $11,300,000, which was recorded as an increase to income tax expense in the first quarter of 2004. The ongoing effect of this issue is also included in income taxes after the first quarter of 2004.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

General business credits are taken as a reduction of the provision for income taxes during the year such credits become available. The (provision) benefit for income taxes from continuing operations differs from the amount computed by applying the U.S. federal income tax rate (35%) because of the effect of the following items (in thousands):

	2006	2005	2004

Tax (provision) benefit at U.S. federal income tax rate	$5,218	$(32,257)	$(23,121)
State income taxes, net	(3,966)	(6,461)	(16,222)
Nondeductible merger-related expenses	(31,730)	—	—
Nondeductible business expenses	(113)	(51)	(259)
IRS examination	1,383	—	358
General business credits	577	416	442
Other, net	(616)	(245)	(171)

	$(29,247)	$(38,598)	$(38,973)

The income tax effects of loss carryforwards, tax credit carryforwards and temporary differences between financial and income tax reporting that give rise to the deferred income tax assets and liabilities are as follows (in thousands):

	December 31,	December 31,
	2006	2005

Net operating loss carryforward	$281	$296
Accrued bad debt expense	6,533	8,136
Accrued compensation	11,005	6,861
Accrued liabilities	8,885	9,569
Income tax credit carryforward	967	1,396
Other	34	31

Gross deferred tax assets	27,705	26,289

Deferred tax asset valuation allowance	(281)	(296)

Deductible prepaids	(4,960)	(4,462)
Depreciation and amortization	(55,611)	(56,511)

Gross deferred tax liabilities	(60,571)	(60,973)

Net deferred tax liabilities	$(33,147)	$(34,980)

Gross deferred tax assets are reduced by a valuation allowance. The beginning-of-year valuation allowance was reduced during 2006, 2005 and 2004, which caused a decrease in income tax expense from continuing operations of $15,000, $27,000 and $14,000, respectively.

At December 31, 2006, the Company has an alternative minimum assessment tax credit carryforward of $1,487,000 for New Jersey purposes that can be carried forward indefinitely. In addition, the Company has net operating loss carryforwards of $35,464,000 for state income tax purposes that will expire in the years 2011 through 2024 if not used.

NOTE 17.	DISCONTINUED OPERATIONS

The results of operations for Casino Aztar Caruthersville are reported as discontinued operations net of income taxes, reflecting the Company’s commitment to sell or close that property as part of the Company’s

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Columbia Merger Agreement. On August 17, 2006, the Company signed an agreement with Fortunes Entertainment, LLC under which Fortunes Entertainment would acquire the Caruthersville property. Approval by Missouri gaming authorities is required for any transaction involving the sale, or a closure, of the property. Any gain related to the sale would be recognized when the transaction is completed. On October 25, 2006, the Missouri Gaming Commission determined that the licensing of Fortunes Entertainment will not occur on or before November 19, 2006, the deadline for obtaining the necessary licenses to complete the sale. In addition, the Commission directed its staff to take the necessary legal steps for the appointment of a supervisor of Casino Aztar Caruthersville to avoid closure of the gaming operation. On November 3, 2006, the Company’s agreement to sell Casino Aztar Caruthersville to Fortunes Entertainment, LLC was mutually terminated, resulting in Fortunes Entertainment paying to the Company a termination fee of $550,000. This termination fee income was recorded as $358,000 net of income taxes and was classified as discontinued operations net of income taxes in the 2006 Consolidated Statement of Operations.

The consolidated financial statements for all prior periods have been reclassified to reflect the results of operations of Casino Aztar Caruthersville as discontinued. In accordance with generally accepted accounting principles, the assets held for sale are no longer depreciated. The assets and liabilities of Casino Aztar Caruthersville are classified as assets held for sale and liabilities related to assets held for sale, respectively, in the accompanying Consolidated Balance Sheets as of December 31, 2006 and 2005.

Summary operating results of Casino Aztar Caruthersville including the Fortunes Entertainment, LLC termination fee income are as follows (in thousands):

	2006	2005	2004

Revenues	$29,086	$27,778	$23,179

Operating income	$6,100	$3,367	$1,612
Termination fee income	550	—	—
Income taxes	(2,299)	(972)	(224)

Income from discontinued operations	$4,351	$2,395	$1,388

Assets held for sale and liabilities related to assets held for sale as of December 31, 2006 and 2005 are as follows (in thousands):

	2006	2005

Assets
Cash and cash equivalents	$3,105	$1,838
Accounts receivable, net	212	21
Inventories	27	32
Prepaid expenses	293	149
Property and equipment, net	31,965	31,123
Intangible assets	391	391
Other assets	5	5

Total assets held for sale	$35,998	$33,559

Liabilities
Accounts payable and accruals	$1,723	$1,466
Accrued payroll and employee benefits	911	1,029

Total liabilities related to assets held for sale	$2,634	$2,495

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

NOTE 18.	EARNINGS PER SHARE

The computations of income(loss) from continuing operations per common share assuming no dilution and income(loss) from continuing operations per common share, assuming dilution, are as follows (in thousands, except per share data):

	2006	2005	2004

Income(loss) from continuing operations	$(44,156)	$53,565	$27,087
Less: preferred stock dividend and losses on redemption	(2,017)	(1,081)	(1,030)

Income(loss) from continuing operations available to common shareholders	(46,173)	52,484	26,057
Plus: income impact of assumed conversion of dilutive preferred stock	—	370	—

Income(loss) from continuing operations available to common shareholders plus dilutive potential common shares	$(46,173)	$52,854	$26,057

Weighted-average common shares applicable to income(loss) from continuing operations per common share assuming no dilution	36,281	35,332	34,547
Effect of dilutive securities:
Stock option incremental shares	*	1,290	1,491
Assumed conversion of preferred stock	*	489		*

Dilutive potential common shares	*	1,779	1,491

Weighted-average common shares applicable to income(loss) from continuing operations per common share assuming dilution	36,281	37,111	36,038

Income(loss) from continuing operations per common share assuming no dilution	$(1.27)	$1.48	$.75

Income(loss) from continuing operations per common share assuming dilution	$(1.27)	$1.42	$.72

*	Antidilutive

Stock options that were excluded from consideration for the earnings per share computations because their effect would have been antidilutive were 556,500 at December 31, 2005 and none at December 31, 2006 and December 30, 2004.

The assumed conversion of preferred stock to 520,000 equivalent common shares was excluded from the December 30, 2004 income from continuing operations per common share assuming dilution computation because their effect would have been antidilutive. In addition, at December 31, 2006, no potential common shares were included in the computation of earnings per common share assuming dilution because there was a loss from continuing operations.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

NOTE 19.	SEGMENT INFORMATION

The Company reviews results of operations based on distinct geographic gaming market segments. The Company’s chief operating decision maker uses only Segment Adjusted EBITDA in assessing segment performance and deciding how to allocate resources. The Company’s segment information is as follows (in thousands):

	2006	2005	2004

Revenues
Tropicana Atlantic City	$496,178	$490,159	$384,618
Tropicana Las Vegas	162,879	163,771	162,006
Ramada Express Laughlin	97,650	97,161	91,008
Casino Aztar Evansville	137,629	136,573	129,182

Total consolidated	$894,336	$887,664	$766,814

Segment Adjusted EBITDA(a)
Tropicana Atlantic City	$144,389	$118,717	$81,820
Tropicana Las Vegas	37,698	38,952	36,156
Ramada Express Laughlin	26,530	27,304	23,031
Casino Aztar Evansville	37,546	41,341	37,390

Total Segment Adjusted EBITDA	246,163	226,314	178,397
Corporate	(139,599)	(20,795)	(17,454)
Depreciation and amortization	(70,027)	(64,381)	(52,213)

Operating income	36,537	141,138	108,730
Other income	2,640	6,001	3,907
Interest income	1,849	1,390	807
Interest expense	(55,935)	(56,366)	(37,012)
Loss on early retirement of debt	—	—	(10,372)
Income taxes	(29,247)	(38,598)	(38,973)

Income(loss) from continuing operations	(44,156)	53,565	27,087
Discontinued operations, net of income taxes	4,351	2,395	1,388

Net income(loss)	$(39,805)	$55,960	$28,475

(a)	Segment Adjusted EBITDA is net income(loss) before discontinued operations, income taxes, loss on early retirement of debt, interest expense, interest income, other income, depreciation and amortization and corporate. Segment Adjusted EBITDA should not be construed as a substitute for either operating income or net income(loss) as they are determined in accordance with generally accepted accounting principles (GAAP). Segment Adjusted EBITDA, which is computed in accordance with SFAS No. 131, does not represent a non-GAAP financial measure as it is presented in the above summary. The use of Segment Adjusted EBITDA for any other purpose would constitute a non-GAAP financial measure. The Company uses Segment Adjusted EBITDA as a measure to compare operating results among its properties and between accounting periods. The Company manages cash and finances its operations at the corporate level. The Company manages the allocation of capital among properties at the corporate level. The Company also files a consolidated income tax return. The Company accordingly believes Segment Adjusted EBITDA is useful as a measure of operating results at the property level because it reflects the results of operating decisions at that level separated from the effects of tax

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

and financing decisions that are managed at the corporate level. The Company also believes that Segment Adjusted EBITDA is a commonly used measure of operating performance in the gaming industry and is an important basis for the valuation of gaming companies. The Company’s calculation of Segment Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies and, therefore, any such differences must be considered when comparing performance among different companies. While the Company believes Segment Adjusted EBITDA provides a useful perspective for some purposes, Segment Adjusted EBITDA has material limitations as an analytical tool. For example, among other things, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Segment Adjusted EBITDA does not reflect the requirements for such replacements. Corporate, other income, interest expense, net of interest income, loss on early retirement of debt, income taxes and discontinued operations are also not reflected in Segment Adjusted EBITDA. Therefore, the Company does not consider Segment Adjusted EBITDA in isolation, and it should not be considered as a substitute for measures determined in accordance with GAAP. A reconciliation of Segment Adjusted EBITDA with operating income and net income(loss) as determined in accordance with GAAP is reflected in the above summary.

	2006	2005	2004

Depreciation and amortization
Tropicana Atlantic City	$49,578	$44,520	$33,370
Tropicana Las Vegas	5,598	5,805	5,914
Ramada Express Laughlin	7,406	6,900	6,298
Casino Aztar Evansville	7,388	7,115	6,588
Corporate	57	41	43

Total consolidated	$70,027	$64,381	$52,213

	2006	2005	2004

Additions to property and equipment, intangible assets and other assets Tropicana Atlantic City	$31,733	$71,918	$162,678
Tropicana Las Vegas	7,867	3,385	3,024
Ramada Express Laughlin	7,766	6,071	6,259
Casino Aztar Evansville	28,207	28,199	12,099
Corporate	13,259	7,284	14,802

Total consolidated	$88,832	$116,857	$198,862

	December 31,	December 31,
	2006	2005

Total assets
Tropicana Atlantic City	$994,095	$1,007,700
Tropicana Las Vegas	217,737	210,771
Ramada Express Laughlin	116,378	115,845
Casino Aztar Evansville	162,832	136,154
Corporate	46,212	51,305
Discontinued operations	35,998	33,559

Total consolidated	$1,573,252	$1,555,334

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

NOTE 20.	CONTINGENCIES AND COMMITMENTS

The Company is a party to various other claims, legal actions and complaints arising in the ordinary course of business or asserted by way of defense or counterclaim in actions filed by the Company. Management believes that its defenses are substantial in each of these matters and that the Company’s legal posture can be successfully defended without material adverse effect on its consolidated financial position, results of operations or cash flows.

The Company has severance agreements with certain of its senior executives. Severance benefits range from a lump-sum cash payment equal to three times the sum of the executive’s annual base salary and the average of the executive’s annual bonuses awarded in the preceding three years plus payment of the value in the executive’s outstanding stock options and vesting and distribution of any restricted stock to a lump-sum cash payment equal to one-fourth of the executive’s annual base salary. In certain agreements, the termination must be as a result of a change in control of the Company. Based upon salary levels and stock options at December 31, 2006, the aggregate commitment under the severance agreements should all these executives be terminated was approximately $82,000,000 at December 31, 2006.

At December 31, 2006, the Company had commitments of approximately $1,700,000 for a hotel and entertainment complex project at Casino Aztar Evansville.

NOTE 21.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents (in thousands) the carrying amounts and estimated fair values of the Company’s financial instruments as of December 31, 2006 and 2005. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

	2006		2005
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Assets
Investments	$25,129	$25,129	25,215	$25,215
Other assets	9,408	9,408	5,138	5,138
Liabilities
Current portion of long-term debt	7,046	7,046	1,293	1,293
Long-term debt	695,665	730,915	721,676	747,614
Series B convertible preferred stock	4,182	23,713	4,620	15,107
Off-Balance-Sheet Letters of credit	—	7,169	—	57,165

The carrying amounts shown in the table are included, if applicable, in the Consolidated Balance Sheets under the indicated captions. All of the Company’s financial instruments are held or issued for purposes other than trading.

The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

Investments consisted of deposits with the CRDA, CRDA bonds that bear interest at two-thirds of market rates resulting in a fair value lower than cost and other CRDA investments (primarily loans). The carrying amounts of these deposits, bonds and other investments are presented net of a valuation allowance and in the case of the bonds an unamortized discount that result in an approximation of fair values.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

Included in other assets is a trust established to support the benefit liability of one of the Company’s nonqualified defined benefit pension plans. The funds in the trust are invested in money market securities. The fair values of the money market securities approximate cost.

The fair values of the Company’s publicly traded debt were estimated based on the bid prices in the public bond markets. The carrying amounts of the Revolver and Term Loan are reasonable estimates of fair values because this debt is carried with a floating interest rate.

The fair values reported for the Series B convertible preferred stock represent the appraised fair values as determined by an independent appraisal.

The fair values of the letters of credit were estimated to be the same as the contract values based on the nature of the fee arrangement with the issuing financial institution.

NOTE 22.	UNAUDITED QUARTERLY RESULTS/COMMON STOCK PRICES

The following unaudited information reflects the results of operations for Casino Aztar Caruthersville as a discontinued operation and shows selected items in thousands, except per share data, for each quarter. The Company’s common stock was listed on the New York Stock Exchange through January 4, 2007.

	First	Second	Third	Fourth

2006
Revenues	$221,270	$221,926	$233,964	$217,176
Operating income(loss)(a)(b)(c)	9,999	(42,139)	48,156	20,521
Income(loss) from continuing operations before income taxes(d)	(1,103)	(56,158)	37,157	5,195
Income taxes(b)(e)	3,613	(10,880)	(15,310)	(6,670)
Net income(loss)	3,214	(66,107)	23,263	(175)
Earnings per share:
Net income(loss) per common share	.08	(1.84)	.62	(.02)
Net income(loss) per common share assuming dilution	.08	(1.84)	.60	(.02)
2005(f)
Revenues	$215,915	$221,399	$234,254	$216,096
Operating income(g)	28,309	36,815	45,903	30,111
Income from continuing operations before income taxes(h)	16,262	25,758	31,845	18,298
Income taxes	(7,106)	(10,848)	(13,075)	(7,569)
Net income	9,911	15,453	19,383	11,213
Earnings per share:
Net income per common share	.28	.43	.54	.30
Net income per common share assuming dilution	.27	.41	.51	.29
Common Stock Prices
2006 — High	$42.90	$52.42	$53.25	$54.42
— Low	28.82	43.87	51.50	52.94
2005 — High	35.18	35.15	35.67	32.75
— Low	27.55	25.99	29.92	28.50

(a)	During the first, second, third and fourth quarters of 2006, the Company incurred $1,644, $1,997, $1,019 and $760, respectively, of construction accident related costs and expenses that may not be

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

reimbursed by insurance. These costs and expenses primarily consist of professional fees incurred as a result of the accident.

During the first, second and third quarters of 2006, the Company recorded $4,789, $3,569 and $3,871, respectively, of insurance recoveries due to the delay of the opening of the expansion, which represent a portion of the anticipated profit that the Company would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. Profit recovery from insurance is recorded when the amount of recovery, which may be different from the amount claimed, is agreed to by the insurers.

(b)	During the first, second, third and fourth quarters of 2006, the Company recorded $884, $80,476, $1,176 and $10,436, respectively, of merger-related costs and expenses. These costs and expenses primarily consist of the Pinnacle termination fee and expenses of $78,000 recorded during the second quarter of 2006 and professional fees. For the most part merger-related costs and expenses are not deductible for income tax purposes.

(c)	During the first quarter of 2006, the Company concluded that it was not probable that it would implement its plan for redevelopment of Tropicana Las Vegas. As a result, the Company wrote off $26,021 of capitalized development costs.

(d)	During the first and third quarters of 2006, the Company recorded $2,640 and $2,712, respectively, of insurance recoveries associated with the rebuilding of the expansion, net of direct costs to obtain the recoveries. During the second and fourth quarters of 2006, the Company recorded $398 and $2,314, respectively, of direct costs to obtain insurance recoveries associated with the rebuild.

(e)	In the first quarter of 2006, the Company reached a favorable settlement with the Internal Revenue Service on the only remaining issue in dispute for the examinations of the Company’s federal income tax returns for the years 1994 through 2003. The issue involved the deductibility of a portion of payments on certain liabilities related to the Restructuring. As a result of the settlement, the Company recorded an income tax benefit of $1,383. Also in the first quarter of 2006, the Company’s application for tax credits available from New Jersey was approved. As a result of the approval, the Company recognized, net of a federal income tax effect, a non-recurring income tax benefit of $1,993.

(f)	On December 7, 2005, the Board of Directors of the Company adopted a resolution changing the Company’s 52/53 week fiscal year (ending on the Thursday nearest December 31) to a calendar year. The change is effective for the reporting period ended December 31, 2005. The period ended December 31, 2005 reflects the Company’s results of operations for a 366-day period beginning December 31, 2004 and covers the two-day transition period of December 30 and 31, 2005. The period ended December 31, 2006 reflects the Company’s results of operations for a 365-day calendar year. The first, second and third quarters of 2005 included 92 days; the fourth quarter included 93 days. The first quarter of 2006 included 90 days; the second quarter included 91 days; and the third and fourth quarters each included 92 days.

AZTAR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements — (Continued)

(g)	During the first, second, third and fourth quarters of 2005, the Company incurred $409, $860, $1,383 and $1,624, respectively, of construction accident related costs and expenses that may not be reimbursed by insurance. These costs and expenses primarily consist of professional fees incurred as a result of the accident. During the first, second and fourth quarters of 2005, the Company recorded $225, $301 and $345, respectively, of insurance recoveries due to the delay of the opening of the expansion, which represent a portion of the anticipated profit that the Company would have recognized had the expansion opened as originally projected as well as some reimbursement for costs incurred as a result of the delay. Profit recovery from insurance is recorded when the amount of recovery, which may be different from the amount claimed, is agreed to by the insurers.

(h)	During the first, second and fourth quarters of 2005, the Company recorded $1,573, $2,855 and $1,840, respectively, of insurance recoveries associated with the rebuilding of the expansion, net of direct costs to obtain the recoveries. During the third quarter of 2005, the Company recorded $267 of direct costs to obtain insurance recoveries associated with the rebuild.

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the exchange offer covered by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the dates as of which information is given in this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

All tendered outstanding notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of this prospectus, the letter of transmittal or other related documents should be addressed to the exchange agent as follows:

U.S. Bank National Association,
By Regular Mail, Overnight Courier or in Person (By Hand Only):
West Side Flats
60 Livingston Avenue
St. Paul, MN 55107
Attention: Specialized Finance
By Facsimile Transmission
(for Eligible Institutions only):
(651) 495-8158
Confirm Facsimile Transmission by Telephone:
(800) 934-6802

TROPICANA ENTERTAINMENT, LLC

TROPICANA FINANCE CORP.

OFFER TO EXCHANGE ALL OUTSTANDING 9 5/8% SENIOR SUBORDINATED NOTES DUE
2014 FOR 9 5/8% SENIOR SUBORDINATED NOTES DUE 2014

PROSPECTUS

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Dated          , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation or an amendment thereto a provision eliminating or limiting the personal liability of a director of the corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of Tropicana Finance provide that the company will, to the fullest extent permitted by law, indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (as well as any pending or completed action or suit by or in the right of the company) by reason of the fact that he is or was a director or officer of the company, or is or was a director or officer of the company serving at the request of the company as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws also require Tropicana Finance to advance expenses to its directors and officers incurred by them in defending or investigating a threatened or pending action, suit or proceeding, provided that, they undertake to repay such amount if it is ultimately determined that they are not entitled to indemnification. Further, the Bylaws permit Tropicana Finance to purchase and maintain insurance on behalf of its directors, officers, employees and agents or those of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such individuals are serving at the request of the company against liability asserted against any of them and incurred by any of them in any such capacity or arising out of the status of any of them as such.

Section 18-108 of the Delaware Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The Limited Liability Company Agreement of Tropicana Entertainment provides that the company will, to the fullest extent permitted by law, indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (as well as any pending or completed action or suit by or in the right of the company) by reason of the fact that he is or was a manager or officer of the company, or is or was a manager or officer of the company serving at the request of the company as director, officer, manager, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Limited Liability Company Agreement of Tropicana Entertainment also requires the company to advance expenses to its managers and officers incurred by them in defending or investigating a threatened or pending action, suit or proceeding, provided that they undertake to repay any such amounts if it is ultimately determined that they are not entitled to indemnification. Further, the Limited Liability Company Agreement of Tropicana Entertainment permits the company to purchase and maintain insurance on behalf of its managers, officers, employees and agents or those of another limited liability company, corporation, partnership, joint venture, trust employee benefit plan or other enterprise with which such individuals are serving at the request of the company against liability asserted against any of them and incurred by any of them in any such capacity or arising out of the status of any of them as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling either of the registrants pursuant to the foregoing provisions, each of the registrants has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL SCHEDULE TABLES

(a) Exhibits:

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedules:

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, are inapplicable or the required information has already been provided elsewhere in this registration statement.

(c) Not applicable.

ITEM 22.	UNDERTAKINGS

The undersigned registrants hereby undertake (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any of the registrants pursuant to the foregoing provisions, or otherwise, each of the registrants has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of any such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit
Number		Description

2	.1à	Agreement and Plan of Merger, dated as of May 19, 2006, by and among Columbia Sussex Corporation, Wimar Tahoe Corporation (currently named Tropicana Casinos and Resorts), WT-Columbia Development, Inc. and Aztar Corporation.
2	.2à	Securities Purchase Agreement, dated as of October 3, 2005, by and among Argosy Gaming Company, CP Baton Rouge Casino, L.L.C., and Wimar Tahoe Corporation (currently named Tropicana Casinos and Resorts, Inc).
2	.3à	Asset Purchase Agreement, dated as of May 12, 2003, between Gold River Operating Corporation and Columbia Sussex Corporation.
2	.4*	Purchase Agreement, dated as of November 19, 2004, between Desert Palace, Inc. and Wimar Tahoe Corporation (currently named Tropicana Casinos and Resorts, Inc.).
3	.1à	Certificate of Formation of Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), filed with the Secretary of State of the State of Delaware on June 8, 2006.
3	.1(a)à	Certificate of Amendment to the Certificate of Formation of Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), filed with the Secretary of State of the State of Delaware on August 4, 2006.
3	.1(b)à	Certificate of Amendment to the Certificate of Formation of Wimar Opco, LLC (currently named Tropicana Entertainment, LLC), filed with the Secretary of State of the State of Delaware on February 12, 2007 effecting name change to Tropicana Entertainment, LLC.
3	.2à	Limited Liability Company Agreement of Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), dated as of June 8, 2006.
3	.2(a)à	Amendment to Limited Liability Company Agreement of Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), dated as of December 1, 2006.
3	.2(b)à	First Amendment to Limited Liability Company Agreement of Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), dated as of December 21, 2006.
3	.3à	Certificate of Incorporation of Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.), filed with the Secretary of State of the State of Delaware on June 7, 2006.
3	.3(a)à	Certificate of Amendment to the Certificate of Incorporation of Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.), filed with the Secretary of State of the State of Delaware on February 12, 2007 effecting name change to Tropicana Finance Corp.
3	.3(b)à	Certificate of Amendment to the Certificate of Incorporation of Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.), filed with the Secretary of State of the State of Delaware on November 21, 2006.
3	.4à	Bylaws of Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.).
3	.4(a)à	Amended and Restated Bylaws of Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.).
3	.5*	Articles of Incorporation of Caruthersville Riverboat Entertainment, Inc. (currently named St. Louis Riverboat Entertainment, Inc.), dated June 23, 1993.
3	.5(a)*	Amendment to Articles of Incorporation of Caruthersville Riverboat Entertainment, Inc. (currently named St. Louis Riverboat Entertainment, Inc.), dated December 23, 1996.
3	.5(b)*	Amendment to Articles of Incorporation of Caruthersville Riverboat Entertainment, Inc., filed with the Secretary of State of the State of Missouri on November 8, 2004 (effecting name change from Caruthersville Riverboat Entertainment, Inc. to St. Louis Riverboat Entertainment, Inc.).
3	.6*	Bylaws of Caruthersville Riverboat Entertainment, Inc. (currently named St. Louis Riverboat Entertainment, Inc.), adopted as of July 16, 1993.
3	.7*	Certificate of Amended and Restated Articles of Organization of Columbia Properties Laughlin, LLC, dated as of May 29, 2003.
3	.7(a)*	Limited Liability Company Agreement of Columbia Properties Laughlin, LLC, dated as of January 3, 2007.

Exhibit
Number		Description

3	.8*	Certificate of Formation of CP Laughlin Realty, LLC, filed with the Secretary of State of the State of Delaware on August 1, 2003.
3	.8(a)*	Certificate of Amendment to the Certificate of Formation of CP Laughlin Realty, LLC, filed with the Secretary of State of the State of Delaware on December 29, 2006.
3	.9*	Limited Liability Company Agreement of CP Laughlin Realty, LLC, dated as of November 30, 2003.
3	.9(a)*	First Amendment to Limited Liability Company Agreement of CP Laughlin Realty, LLC, dated as of December 29, 2006.
3	.10*	Certificate of Formation of Columbia Properties Vicksburg, LLC, filed with the Secretary of State of the State of Mississippi on January 23, 2003.
3	.11*	Limited Liability Company Agreement of Columbia Properties Vicksburg, LLC, dated as of January 23, 2003.
3	.11(a)*	First Amendment to Limited Liability Company Agreement of Columbia Properties Vicksburg, LLC, dated as of December 21, 2006.
3	.12*	Certificate of Formation of JMBS Casino LLC, filed with the Secretary of State of the State of Mississippi on January 23, 2002.
3	.13*	Limited Liability Company Agreement of JMBS Casino LLC, dated as of February 6, 2002.
3	.13(a)*	First Amendment to Limited Liability Company Agreement of JMBS Casino LLC, dated as of December 29, 2006.
3	.14*	Articles of Organization of Columbia Properties Tahoe, LLC, filed with the Secretary of State of the State of Nevada on April 19, 2005.
3	.14(a)*	Amended and Restated Articles of Organization of Columbia Properties Tahoe, LLC, filed with the Secretary of State of the State of Nevada on April 19, 2005.
3	.15*	Limited Liability Company Agreement of Columbia Properties Tahoe, LLC, dated as of April 19, 2005.
3	.15(a)*	First Amendment to Limited Liability Company Agreement of Columbia Properties Tahoe, LLC, dated as of January 3, 2007.
3	.16*	Articles of Organization of CP Baton Rouge Casino, L.L.C., filed with the Secretary of State of the State of Louisiana on June 14, 2005.
3	.16(a)*	Limited Liability Company Agreement of CP Baton Rouge Casino, L.L.C., dated as of January 3, 2007.
3	.17*	Articles of Incorporation of Argosy of Louisiana, Inc., filed with the Secretary of State of the State of Louisiana on July 29, 1993.
3	.18*	Bylaws of Argosy of Louisiana, Inc.
3	.19*	Articles of Incorporation of Jazz Enterprises, Inc., filed with the Secretary of State of the State of Louisiana on June 10, 1992.
3	.20*	Bylaws of Jazz Enterprises, Inc.
3	.21*	Articles of Organization of Centroplex Centre Convention Hotel, L.L.C., filed with the Secretary of State of the State of Louisiana on July 22, 1999.
3	.21(a)*	Amended and Restated Articles of Organization of Centroplex Centre Convention Hotel, L.L.C., filed with the Secretary of State of the State of Louisiana on October 24, 2005.
3	.22*	Amended and Restated Operating Agreement of Centroplex Centre Convention Hotel, L.L.C., dated as of October 2005.
3	.22(a)*	First Amendment to Amended and Restated Operating Agreement of Centroplex Centre Convention Hotel, L.L.C., dated as of January 3, 2007
3	.23*	Amended and Restated Articles of Partnership in Commendam of Catfish Queen Partnership in Commendam, filed with the Secretary of State of the State of Louisiana on September 21, 1994.

Exhibit
Number		Description

3	.24*	Certificate of Formation of Tahoe Horizon, LLC, filed with the Secretary of State of the State of Delaware on June 7, 2006.
3	.24(a)*	Certificate of Amendment to the Certificate of Formation of Tahoe Horizon, LLC, filed with the Secretary of State of the State of Delaware on August 8, 2006.
3	.25*	Limited Liability Company Agreement of Tahoe Horizon, LLC, dated as of June 7, 2006.
3	.25(a)*	First Amendment of Limited Liability Company Agreement of Tahoe Horizon, LLC, dated as of January 3, 2007.
3	.26*	Restated Certificate of Incorporation of Ramada Gaming Company III, filed with Secretary of State of the State of Delaware on June 30, 1989 (effectuating name change from Ramada Gaming Company III to Aztar Corporation).
3	.27*	Restated Certificate of Incorporation of Aztar Corporation, filed with the Secretary of State of the State of Delaware on September 12, 1989.
3	.28*	Second Amended and Restated Bylaws of Aztar Corporation, adopted as of February 25, 1998.
3	.29*	Articles of Incorporation of Aztar Indiana Gaming Corporation, filed with the Secretary of State of the State of Indiana on September 10, 1993.
3	.29(a)*	Articles of Amendment to the Articles of Incorporation of Aztar Indiana Gaming Corporation, filed with the Secretary of State of the State of Indiana on August 20, 1996.
3	.30*	Bylaws of Aztar Indiana Gaming Corporation.
3	.31*	Articles of Organization of Aztar Riverboat Holding Company, LLC, filed with the Secretary of State of the State of Indiana on July 15, 1999.
3	.32*	Limited Liability Company Agreement of Aztar Riverboat Holding Company, LLC, dated as of July 15, 1999.
3	.32(a)*	First Amendment to Limited Liability Company Agreement of Aztar Riverboat Holding Company, LLC, dated as of January 3, 2007.
3	.33*	Articles of Incorporation of Aztar Missouri Gaming Corporation, filed with the Secretary of State of the State of Missouri on July 29, 1993.
3	.34*	Bylaws of Aztar Missouri Gaming Corporation, adopted as of July 29, 1993.
3	.35*	Articles Organization of Aztar Indiana Gaming Company, LLC, filed with the Secretary of State of the State of Indiana on July 15, 1999.
3	.36*	Limited Liability Company Agreement of Aztar Indiana Gaming Company, LLC, dated as of July 15, 1999.
3	.36(a)*	Amendment No. 1 to Limited Liability Company Agreement of Aztar Indiana Gaming Company, LLC, effective December 31, 1999.
3	.36(b)*	Amendment No. 2 to Limited Liability Company Agreement of Aztar Indiana Gaming Company, LLC, dated as of January 3, 2007.
3	.37*	Certificate of Incorporation of Aztar Development Corporation, filed with the Secretary of State of the State of Delaware on August 20, 1993.
3	.38*	Bylaws of Aztar Development Corporation.
3	.39*	Certificate of Incorporation of Ramada New Jersey Holdings Corporation, filed with the Secretary of State of the State of Delaware on September 5, 1984.
3	.39(a)*	Certificate of Amendment to the Certificate of Incorporation of Ramada New Jersey Holdings Corporation, filed with the Secretary of State of the State of Delaware on September 20, 1984.
3	.39(b)*	Certificate of Amendment to the Certificate of Incorporation of Ramada New Jersey Holdings Corporation, filed with the Secretary of State of the State of Delaware on November 14, 1984.
3	.39(c)*	Certificate of Amendment to the Certificate of Incorporation of Ramada New Jersey Holdings Corporation, filed with the Secretary of State of the State of Delaware on April 29, 1985.
3	.39(d)*	Certificate of Amendment to the Certificate of Incorporation of Ramada New Jersey Holdings Corporation, filed with the Secretary of State of the State of Delaware on September 24, 1991.

Exhibit
Number		Description

3	.40*	Bylaws of Ramada New Jersey Holdings Corporation.
3	.41*	Certificate of Incorporation of Atlantic-Deauville Inc., filed with the Secretary of State of the State of New Jersey on July 6, 1965.
3	.42*	Bylaws of Atlantic-Deauville Inc.
3	.43*	Certificate of Incorporation of Adamar Garage Corporation, filed with the Secretary of State of the State of Delaware on September 12, 1989.
3	.44*	Bylaws of Adamar Garage Corporation.
3	.45*	Certificate of Incorporation of Ramada New Jersey, Inc., filed with the Secretary of State of the State of New Jersey on February 13, 1981.
3	.45(a)*	Certificate of Amendment to the Certificate of Incorporation of Ramada New Jersey, Inc., dated July 6, 2004.
3	.46*	Bylaws of Ramada New Jersey, Inc.
3	.47*	Certificate of Incorporation of Adamar of New Jersey, Inc., filed with the Secretary of State of the State of New Jersey on September 28, 1978.
3	.47(a)*	Certificate of Amendment to the Certificate of Incorporation of Adamar of New Jersey, Inc., dated July 10, 1981.
3	.47(b)*	Certificate of Amendment to the Certificate of Incorporation of Adamar of New Jersey, Inc., dated November 14, 1988.
3	.47(c)*	Certificate of Amendment to the Certificate of Incorporation of Adamar of New Jersey, Inc., dated December 17, 1992.
3	.48*	Amended and Restated Bylaws of Adamar of New Jersey, Inc, dated as of June 30, 2004.
3	.49*	Certificate of Incorporation of BNB Mobe-Homes, Inc., dated March 22, 1977.
3	.49(a)*	Certificate of Amendment to the Certificate of Incorporation of BNB Mobe-Homes, Inc., dated March 6, 1978 (effectuating name change from BNB Mobe-Homes, Inc. to Manchester Mall, Inc.).
3	.49(b)*	Certificate of Amendment to the Certificate of Incorporation of Manchester Mall, Inc., dated April 27, 1979.
3	.49(c)*	Certificate of Amendment to the Certificate of Incorporation of Manchester Mall, Inc., dated November 14, 1988.
3	.50*	Bylaws of Manchester Mall, Inc.
3	.51*	Articles of Incorporation of Ramada Station, Inc., dated August 29, 1986 (currently named Tropicana Express, Inc.).
3	.51(a)*	Certificate of Amendment to the Articles of Incorporation of Ramada Station, Inc., dated February 2, 1988 (effectuating name change from Ramada Station, Inc. to Ramada Express, Inc.) (currently named Tropicana Express, Inc.).
3	.51(b)*	Certificate of Amendment to the Articles of Incorporation of Ramada Express, Inc., dated May 11, 1988 (currently named Tropicana Express, Inc.).
3	.51(c)*	Certificate of Amendment to the Articles of Incorporation of Ramada Express, Inc., filed with the Secretary of State of the State of Nevada on July 17, 2007, effectuating name change to Tropicana Express, Inc.
3	.52*	Bylaws of Ramada Station, Inc. (currently named Tropicana Express, Inc.).
4	.1à	Indenture, dated as of December 28, 2006, by and among Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.) and U.S. Bank National Association.
4	.2à	Supplemental Indenture, dated as of January 3, 2007, by and among Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.), certain guarantors party thereto and U.S. Bank National Association.

Exhibit
Number		Description

4	.2(a)*	Second Supplemental Indenture, dated as of October 10, 2007, by and among Tropicana Entertainment, LLC and Tropicana Finance Corp., certain guarantors party thereto and U.S. Bank National Association.
4.3		Form of 9 5/8% Senior Subordinated Notes due 2014 of Tropicana Entertainment, LLC and Tropicana Finance Corp. (included as Exhibit 1 to Exhibit 4.1).
4	.4à	Registration Rights Agreement, dated as of December 28, 2006, by and among Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.) and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers named therein.
5	.1*	Opinion of Milbank, Tweed, Hadley & McCloy LLP.
10	.1à	Credit Agreement, dated as of January 3, 2007, by and among Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), Wimar OpCo Intermediate Holdings, LLC (currently named Tropicana Entertainment Intermediate Holdings, LLC), CP Laughlin Realty, LLC, Columbia Properties Vicksburg, LLC, JMBS Casino, LLC, the lenders party thereto and Credit Suisse Securities (USA) LLC.
10	.1(a)*	Amendment No. 1, Consent, Waiver and Agreement, dated as of May 29, 2007, to the Credit Agreement, dated as of January 3, 2007, by and among Tropicana Entertainment, LLC, Tropicana Entertainment Holdings, LLC, CP Laughlin Realty, LLC, Columbia Properties Vicksburg, LLC, JMBS Casino, LLC, the lenders party thereto and Credit Suisse Securities.
10	.2à	Credit Agreement, dated as of January 3, 2007, by and among Wimar Landco, LLC (currently named Tropicana Las Vegas Resort and Casino, LLC.), Wimar Landco Intermediate Holdings, LLC (currently named Tropicana Las Vegas Holdings, LLC), the Lenders party thereto and Credit Suisse.
10	.2(a)*	Amendment No. 1, dated as of May 29, 2007, to the Credit Agreement, dated as of January 3, 2007, by and among Tropicana Las Vegas Resort and Casino, LLC, Tropicana Las Vegas Holdings, LLC, the Lenders party thereto and Credit Suisse (USA), LLC.
10	.3à	Service Agreement, dated as of January 3, 2007, between Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC) and Columbia Sussex Corporation.
10	.4à	Casino Services Agreement, dated as of January 3, 2007, between Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC) and Wimar Tahoe Corporation (currently named Tropicana Casinos and Resorts).
10	.5à	Service Agreement, dated as of October 27, 2003, between Columbia Properties Vicksburg, LLC and Columbia Sussex Corporation.
10	.5(a)à	First Amendment to Service Agreement, dated as of August 7, 2006, between Columbia Sussex Corporation and Columbia Properties Vicksburg, LLC amending the Service Agreement, dated as of October 27, 2003, between Columbia Properties Vicksburg, LLC and Columbia Sussex Corporation.
10	.5(b)à	Second Amendment to Service Agreement, dated as of November 6, 2006, between Columbia Sussex Corporation and Columbia Properties Vicksburg, LLC amending the Service Agreement, dated as of October 27, 2003, between Columbia Properties Vicksburg, LLC and Columbia Sussex Corporation.
10	.6à	Service Agreement, dated as of August 26, 2004, between JMBS Casino, LLC and Columbia Sussex Corporation.
10	.6(a)à	First Amendment to Service Agreement, dated as of November 6, 2006, between JMBS Casino, LLC and Columbia Sussex Corporation amending the Service Agreement, dated as of August 26, 2004, between JMBS Casino, LLC and Columbia Sussex Corporation.
10	.7*	Contract of Lease, dated as of August 26, 1983, between Cohn Realty Co. and Jazz Enterprises, Inc.
10	.7(a)*	First Amendment to Contract of Lease, dated as of August 4, 1993, between Cohn Realty Co. and Jazz Enterprises, Inc.

Exhibit
Number		Description

10	.7(b)*	Second Amendment to Contract of Lease, dated as of October 26, 1998, between Cohn Realty Co. and Jazz Enterprises, Inc.
10	.7(c)*	Sale and Assignment of Lease, dated as of August 5, 1993, between NAB Asset Corporation and Jazz Enterprises, Inc.
10	.8*	Contract of Lease, dated as of August 29, 1982, between Cohn Realty Co. and Jazz Enterprises, Inc.
10	.8(a)*	Amendment of Lease, dated as of August 4, 1993, between Cohn Realty Co. and Jazz Enterprises, Inc.
10	.9*	Contract of Lease, dated as of April 26, 1982, between Rosenthal Associates and Jazz Enterprises, Inc.
10	.9(a)*	Amendment of Lease, dated as of September 1, 1993, between Rosenthal Associates and Jazz Enterprises, Inc.
10	.9(b)*	Sale and Assignment of Leases, dated as of September 2, 1993, between DAG Management, Inc. and Jazz Enterprises, Inc.
10	.10*	Amended and Restated Lease Agreement, dated as of January 20, 1995, between Greenville Riverboat, LLC and Greenville Marine Corporation.
10	.10(a)*	Assignment and Assumption of Lease, dated as of October 24, 1995, between Rainbow Entertainment, Inc. and Greenville Riverboat, LLC.
10	.10(b)*	First Amendment to Amended and Restated Lease Agreement, dated as of October 26, 1995, between Greenville Marine Corporation and Greenville Riverboat, LLC.
10	.10(c)*	Second Amendment to Amended and Restated Lease Agreement, dated as of July 1, 2003, between Greenville Marine Corporation and Greenville Riverboat, LLC.
10	.10(d)*	Sublease Agreement, dated as of June 26, 1996, between Greenville Riverboat, LLC and Sargasso Corporation.
10	.10(e)*	First Amendment to Sublease Agreement, dated as of July 1, 2003, between Greenville Riverboat, LLC and Sargasso Corporation.
10	.11*	Amended and Restated Master Agreement of Purchase and Sale, dated as of October 22, 2003, between the City of Vicksburg and Columbia Properties Vicksburg.
10	.12*	Dockage Agreement, dated as of December 29, 1992, between Greenville Yacht Club and the Cotton Club of Greenville.
10	.12(a)*	First Amendment to Dockage Agreement, dated as of April 2, 1993, between Greenville Yacht Club and the Cotton Club of Greenville.
10	.12(b)*	Second Amendment to Dockage Agreement, dated as of July 27, 1995, between Greenville Yacht Club and the Cotton Club of Greenville.
10	.12(c)*	Third Amendment to Dockage Agreement, dated as of December 22, 1997, between Greenville Yacht Club and Alpha Gulf Coast, Inc, d/b/a Bayou Caddy’s Jubilee Casino.
10	.12(d)*	Assignment of Yacht Club Dockage Agreement and License Agreement, dated as of December 17, 1997, between Greenville Casino Partners, LP and Alpha Gulf Coast, Inc, d/b/a Bayou Caddy’s Jubilee Casino.
10	.12(e)*	Consent Agreement, dated as of February 22, 2002, between JMBS Casino, LLC and Greenville Casino Partners, L.P.
10	.12(f)*	Fourth Amendment to Dockage Agreement, dated as of June 17, 2002, between Greenville Yacht Club and the JMBS Casino, LLC.
10	.13*	Lease Agreement, dated as of November 7, 2006, between the City of Greenville and JMBS Casino, LLC.
10	.14*	Agreement Granting Moorage and Other Rights, dated as of August 30, 1996, between The City Council of Greenville and Casino Gaming International.
10	.14(a)*	Assignment of Agreement Granting Moorage and Other Rights, dated as of March 14, 2002, between Greenville Casino Partners, L.P. and JMBS Casino, LLC.

Exhibit
Number		Description

10	.14(b)*	Assignment, dated as of December 13, 2001, between Casino Gaming International, Limited and Greenville Casino Partners, L.P.
10	.15*	Lease Agreement, dated as of April 1, 1993, between City of Greenville and Cotton Club of Greensville, Inc.
10	.15(a)*	Assignment of Agreement Granting Moorage and other Rights, dated as of March 14, 2002, between Greenville Casino Partners, L.P. and JMBS Casino, LLC.
10	.15.1*	Agreement Granting Moorage, Dockage, Berthing and other Rights, dated as of April 1, 1993, between City of Greenville and Cotton of Greenville.
10	.15.1(a)*	Assignment of Agreement Granting Moorage, Dockage, Berthing and other Rights, dated as of March 14, 2002, between Greenville Casino Partners, L.P. and JMBS Casino, LLC.
10	.16*	Charter Party Agreement, dated as of January 20, 1995, between Greenville Riverboat, LLC and Caruthersville Riverboat Entertainment, Inc. (currently named St. Louis Riverboat Entertainment, Inc.).
10	.16(a)*	First Amendment to Charter Party Agreement, dated as of September 24, 2003 between Caruthersville Riverboat Entertainment, Inc. (currently named St. Louis Riverboat Entertainment, Inc.) and Greenville Riverboat, LLC.
10	.16(b)*	Second Amendment to Charter Party Agreement, dated as of May 23, 2005, between St. Louis Riverboat Entertainment Inc. and Greenville Riverboat, LLC.
10	.17*	Hotel Lease, dated as of August 12, 2003, between CP Laughlin Realty, LLC and Columbia Properties Laughlin, LLC with respect to the River Palms property.
10	.17(a)*	First Amendment to Hotel Lease, dated as of August 14, 2003, between CP Laughlin Realty, LLC and Columbia Properties Laughlin, LLC.
10	.17(b)*	Second Amendment to Hotel Lease, dated as of November 22, 2006, between CP Laughlin Realty, LLC and Columbia Properties Laughlin, LLC.
10	.18*	Evansville Riverboat Landing Lease, dated as of May 2, 1995, by and among the City of Evansville, Indiana and Aztar Indiana Gaming Company, LLC.
10	.18(a)*	Amendment to Evansville Riverboat Landing Lease, effective as of December 1, 2001, by and among the City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(b)*	Second Amendment to Evansville Riverboat Landing Lease, dated as of August 27, 2003, by and among the City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(c)*	Memorandum of Understanding, dated as of December 21, 2004, by and among City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(d)*	Memorandum of Understanding, dated as of March 15, 2005, by and among City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(e)*	Memorandum of Understanding, dated as of May 12, 2005, by and among City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(f)*	Memorandum of Understanding, dated as of June 7, 2005, by and among City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(g)*	Third Amendment to Evansville Riverboat Landing Lease, dated as of July 19, 2005, by and among the City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(h)*	Fourth Amendment to Evansville Riverboat Landing Lease, effective as of January 1, 2006, by and among the City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.19*	Lease Agreement, dated as of August 25, 1997, by and among SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.

Exhibit
Number		Description

10	.19(a)*	First Amendment, dated as of May 26, 2000, between East Camelback Road, Inc., (as successor to SFERS Real Estate Corp. and S Limited Partnership) and Aztar Corporation to Lease Agreement, dated as of August 25, 1997, between SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.
10	.19(b)*	Second Amendment, dated as of March 7, 2001, between East Camelback Road, Inc. (as successor to SFERS Real Estate Corp. and S Limited Partnership) and Aztar Corporation to Lease Agreement, dated as of August 25, 1997, between SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.
10	.19(c)*	Third Amendment, dated as of August 4, 2003, between East Camelback Road, Inc. (as successor to SFERS Real Estate Corp. and S Limited Partnership) and Aztar Corporation to Lease Agreement, dated as of August 25, 1997, between SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.
10	.19(d)*	Fourth Amendment, dated as of December 19, 2005, between East Camelback Road, Inc. (as successor to SFERS Real Estate Corp. and S Limited Partnership) and Aztar Corporation to Lease Agreement, dated as of August 25, 1997, between SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.
10	.19(e)*	Fifth Amendment, dated as of January 23, 2006, between East Camelback Road, Inc. (as successor to SFERS Real Estate Corp. and S Limited Partnership) and Aztar Corporation to Lease Agreement, dated as of August 25, 1997, between SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.
10	.20*	Collective Bargaining Agreement between Hotel Ramada of Nevada d/b/a/Tropicana Resort & Casino and Local Joint Executive Board of Las Vegas, dated as of June 1, 2002.
10	.21*	Labor Agreement between Hotel Ramada of Nevada d/b/a Tropicana Resort and Casino and International Union of Operating Engineers Local No. 501, AFL-CIO for the period covering April 1, 2004 through March 31, 2009.
10	.22*	Labor Agreement between Hotel Ramada of Nevada d/b/a Tropicana Resort and Casino and International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States, its Territories and Canada, and its Trusteed Local 720, Las Vegas, Nevada, dated as of June 2002.
10	.23*	Collective Bargaining Agreement between International Union of Operating Engineers Local 68-68A-68B, AFL-CIO and Tropicana Casino and Resort for the period covering May 1, 2006 through April 30, 2011.
10	.24*	Collective Bargaining Agreement between Adamar of New Jersey, Inc. d/b/a Tropicana Casino and Resorts and UNITE HERE, Local 54 for the period covering November 3, 2004 through September 15, 2009.
12	.1*	Calculation of Ratio of Earnings to Fixed Charges.
21	.1à	Subsidiaries of Tropicana Entertainment, LLC.
23.1		Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).
23	.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.3*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.4*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.5*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.6*	Consent of Ernst & Young LLP, Independent Auditors.
23	.7*	Consent of Ernst & Young LLP, Independent Auditors.
23	.8*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm as to Aztar Corporation.
23	.9*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1		Power of Attorney (included on the signature pages of Section II).
25	.1à	Statement of Eligibility of U.S. Bank National Association, as trustee, on Form T-1.

Exhibit
Number		Description

99	.1à	Form of Letter of Transmittal.
99	.2à	Form of Notice of Guaranteed Delivery.
99	.3à	Form of Letter to Registered Holders.
99	.4à	Form of Letter to Beneficial Holders.
99	.5à	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 with respect to the exchange offer.

*	Filed herewith.

à	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

TROPICANA ENTERTAINMENT, LLC

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer)	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

By: TROPICANA CASINOS AND RESORTS, INC. in its capacity as sole manager of TROPICANA ENTERTAINMENT, LLC	President	October 17, 2007

/s/ WILLIAM J. YUNG, III William J. Yung, III

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

TROPICANA FINANCE CORP.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer) and Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

ST. LOUIS RIVERBOAT ENTERTAINMENT, INC.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer) and Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

COLUMBIA PROPERTIES LAUGHLIN, LLC

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer)	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer) and Treasurer (Principal Accounting Officer)	October 17, 2007

By: TROPICANA ENTERTAINMENT, LLC, in its capacity as sole member of COLUMBIA PROPERTIES LAUGHLIN, LLC	Chief Financial Officer	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

CP LAUGHLIN REALTY, LLC

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer)	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

/s/ THEODORE R. MITCHEL Theodore R. Mitchel	Secretary/Treasurer (Principal Accounting Officer)	October 17, 2007

By: Columbia Sussex Corporation, in its capacity as manager of CP LAUGHLIN REALTY, LLC	Vice President/Chief Financial Officer	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

COLUMBIA PROPERTIES VICKSBURG, LLC

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Manager	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

JMBS CASINO LLC

By:	/s/ JOSEPH A. YUNG
Name:     Joseph A. Yung

Title:	Manager

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* William J. Yung IV		Manager	October 17, 2007

* Joseph A. Yung		Manager	October 17, 2007

* Julie A. Haught		Manager	October 17, 2007

* Judith A. Yung		Manager	October 17, 2007

* Jennifer A. Yung		Manager	October 17, 2007
* Michelle M. Christensen		Manager	October 17, 2007

* Scott A. Yung		Manager	October 17, 2007

*By:	/s/ Donna B. More Donna B. More, Attorney-in-fact	Vice President; General Counsel; Secretary	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

COLUMBIA PROPERTIES TAHOE, LLC

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer)	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

By: TROPICANA ENTERTAINMENT, LLC in its capacity as sole member of COLUMBIA PROPERTIES TAHOE, LLC	Chief Financial Officer	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

CP BATON ROUGE CASINO, L.L.C.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer)	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

By: TROPICANA ENTERTAINMENT, LLC in its capacity as sole member of CP BATON ROUGE CASINO, L.L.C.	Chief Financial Officer	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

ARGOSY OF LOUISIANA, INC.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

JAZZ ENTERPRISES, INC.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

CENTROPLEX CENTRE CONVENTION HOTEL, L.L.C.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer)	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

By: CP BATON ROUGE CASINO, L.L.C., in its capacity as sole member of CENTROPLEX CENTRE CONVENTION HOTEL, L.L.C.	Chief Financial Officer

/s/ JOHN G. JACOB John G. Jacob		October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

CATFISH QUEEN PARTNERSHIP IN COMMENDAM

By:	Argosy of Louisiana, Inc.,
its general partner

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principle Executive Officer)	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

By: ARGOSY OF LOUISIANA, INC., in its capacity as General Partner of CATFISH QUEEN PARTNERSHIP IN COMMENDAM	Sole Director	October 17, 2007

/s/ WILLIAM J. YUNG, III William J. Yung, III

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

TAHOE HORIZON, LLC

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer)	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

By: TROPICANA CASINOS AND RESORTS, INC., in its capacity as manager of TAHOE HORIZON, LLC	President	October 17, 2007

/s/ WILLIAM J. YUNG, III William J. Yung, III

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

AZTAR CORPORATION

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

AZTAR INDIANA GAMING CORPORATION

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

AZTAR RIVERBOAT HOLDING COMPANY, LLC

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer)	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

By: AZTAR MISSOURI GAMING CORPORATION, in its capacity as member of AZTAR RIVERBOAT HOLDING COMPANY, LLC	Senior Vice President; Chief Financial Officer; Treasurer	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob

By: AZTAR INDIANA GAMING CORPORATION, in its capacity as member of AZTAR RIVERBOAT HOLDING COMPANY, LLC	Senior Vice President; Chief Financial Officer; Treasurer	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

AZTAR MISSOURI GAMING CORPORATION

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

AZTAR INDIANA GAMING COMPANY, LLC

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer)	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

By: AZTAR RIVERBOAT HOLDING COMPANY, LLC, in its capacity as sole member of AZTAR INDIANA GAMING COMPANY, LLC	Chief Financial Officer	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

AZTAR DEVELOPMENT CORPORATION

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

RAMADA NEW JERSEY HOLDINGS CORPORATION

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

ATLANTIC-DEAUVILLE INC.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

ADAMAR GARAGE CORPORATION

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

RAMADA NEW JERSEY, INC.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

ADAMAR OF NEW JERSEY, INC.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

MANCHESTER MALL, INC.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Crestview Hills, Kentucky, on October 17, 2007.

TROPICANA EXPRESS, INC.

By:	/s/ WILLIAM J. YUNG, III
Name:     William J. Yung, III

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. YUNG, III William J. Yung, III	President and Chief Executive Officer (Principal Executive Officer); Sole Director	October 17, 2007

/s/ JOHN G. JACOB John G. Jacob	Senior Vice President; Chief Financial Officer (Principal Financial Officer); Treasurer (Principal Accounting Officer)	October 17, 2007

INDEX TO EXHIBITS

Exhibit
Number		Description

2	.1à	Agreement and Plan of Merger, dated as of May 19, 2006, by and among Columbia Sussex Corporation, Wimar Tahoe Corporation (currently named Tropicana Casinos and Resorts), WT-Columbia Development, Inc. and Aztar Corporation.
2	.2à	Securities Purchase Agreement, dated as of October 3, 2005, by and among Argosy Gaming Company, CP Baton Rouge Casino, L.L.C., and Wimar Tahoe Corporation (currently named Tropicana Casinos and Resorts, Inc).
2	.3à	Asset Purchase Agreement, dated as of May 12, 2003, between Gold River Operating Corporation and Columbia Sussex Corporation.
2	.4*	Purchase Agreement, dated as of November 19, 2004, between Desert Palace, Inc. and Wimar Tahoe Corporation (currently named Tropicana Casinos and Resorts, Inc.).
3	.1à	Certificate of Formation of Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), filed with the Secretary of State of the State of Delaware on June 8, 2006.
3	.1(a)à	Certificate of Amendment to the Certificate of Formation of Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), filed with the Secretary of State of the State of Delaware on August 4, 2006.
3	.1(b)à	Certificate of Amendment to the Certificate of Formation of Wimar Opco, LLC (currently named Tropicana Entertainment, LLC), filed with the Secretary of State of the State of Delaware on February 12, 2007 effecting name change to Tropicana Entertainment, LLC.
3	.2à	Limited Liability Company Agreement of Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), dated as of June 8, 2006.
3	.2(a)à	Amendment to Limited Liability Company Agreement of Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), dated as of December 1, 2006.
3	.2(b)à	First Amendment to Limited Liability Company Agreement of Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), dated as of December 21, 2006.
3	.3à	Certificate of Incorporation of Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.), filed with the Secretary of State of the State of Delaware on June 7, 2006.
3	.3(a)à	Certificate of Amendment to the Certificate of Incorporation of Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.), filed with the Secretary of State of the State of Delaware on February 12, 2007 effecting name change to Tropicana Finance Corp.
3	.3(b)à	Certificate of Amendment to the Certificate of Incorporation of Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.), filed with the Secretary of State of the State of Delaware on November 21, 2006.
3	.4à	Bylaws of Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.).
3	.4(a)à	Amended and Restated Bylaws of Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.).
3	.5*	Articles of Incorporation of Caruthersville Riverboat Entertainment, Inc. (currently named St. Louis Riverboat Entertainment, Inc.), dated June 23, 1993.
3	.5(a)*	Amendment to Articles of Incorporation of Caruthersville Riverboat Entertainment, Inc. (currently named St. Louis Riverboat Entertainment, Inc.), dated December 23, 1996.
3	.5(b)*	Amendment to Articles of Incorporation of Caruthersville Riverboat Entertainment, Inc., filed with the Secretary of State of the State of Missouri on November 8, 2004 (effecting name change from Caruthersville Riverboat Entertainment, Inc. to St. Louis Riverboat Entertainment, Inc.).
3	.6*	Bylaws of Caruthersville Riverboat Entertainment, Inc. (currently named St. Louis Riverboat Entertainment, Inc.), adopted as of July 16, 1993.
3	.7*	Certificate of Amended and Restated Articles of Organization of Columbia Properties Laughlin, LLC, dated as of May 29, 2003.
3	.7(a)*	Limited Liability Company Agreement of Columbia Properties Laughlin, LLC, dated as of January 3, 2007.
3	.8*	Certificate of Formation of CP Laughlin Realty, LLC, filed with the Secretary of State of the State of Delaware on August 1, 2003.

Exhibit
Number		Description

3	.8(a)*	Certificate of Amendment to the Certificate of Formation of CP Laughlin Realty, LLC, filed with the Secretary of State of the State of Delaware on December 29, 2006.
3	.9*	Limited Liability Company Agreement of CP Laughlin Realty, LLC, dated as of November 30, 2003.
3	.9(a)*	First Amendment to Limited Liability Company Agreement of CP Laughlin Realty, LLC, dated as of December 29, 2006.
3	.10*	Certificate of Formation of Columbia Properties Vicksburg, LLC, filed with the Secretary of State of the State of Mississippi on January 23, 2003.
3	.11*	Limited Liability Company Agreement of Columbia Properties Vicksburg, LLC, dated as of January 23, 2003.
3	.11(a)*	First Amendment to Limited Liability Company Agreement of Columbia Properties Vicksburg, LLC, dated as of December 21, 2006.
3	.12*	Certificate of Formation of JMBS Casino LLC, filed with the Secretary of State of the State of Mississippi on January 23, 2002.
3	.13*	Limited Liability Company Agreement of JMBS Casino LLC, dated as of February 6, 2002.
3	.13(a)*	First Amendment to Limited Liability Company Agreement of JMBS Casino LLC, dated as of December 29, 2006.
3	.14*	Articles of Organization of Columbia Properties Tahoe, LLC, filed with the Secretary of State of the State of Nevada on April 19, 2005.
3	.14(a)*	Amended and Restated Articles of Organization of Columbia Properties Tahoe, LLC, filed with the Secretary of State of the State of Nevada on April 29, 2005.
3	.15*	Limited Liability Company Agreement of Columbia Properties Tahoe, LLC, dated as of April 19, 2005.
3	.15(a)*	First Amendment to Limited Liability Company Agreement of Columbia Properties Tahoe, LLC, dated as of January 3, 2007.
3	.16*	Articles of Organization of CP Baton Rouge Casino, L.L.C., filed with the Secretary of State of the State of Louisiana on June 14, 2005.
3	.16(a)*	Limited Liability Company Agreement of CP Baton Rouge Casino, L.L.C., dated as of January 3, 2007.
3	.17*	Articles of Incorporation of Argosy of Louisiana, Inc., filed with the Secretary of State of the State of Louisiana on July 29, 1993.
3	.18*	Bylaws of Argosy of Louisiana, Inc.
3	.19*	Articles of Incorporation of Jazz Enterprises, Inc., filed with the Secretary of State of the State of Louisiana on June 10, 1992.
3	.20*	Bylaws of Jazz Enterprises, Inc.
3	.21*	Articles of Organization of Centroplex Centre Convention Hotel, L.L.C., filed with the Secretary of State of the State of Louisiana on July 22, 1999.
3	.21(a)*	Amended and Restated Articles of Organization of Centroplex Centre Convention Hotel, L.L.C., filed with the Secretary of State of the State of Louisiana on October 24, 2005.
3	.22*	Amended and Restated Operating Agreement of Centroplex Centre Convention Hotel, L.L.C., dated as of October 2005.
3	.22(a)*	First Amendment to Amended and Restated Operating Agreement of Centroplex Centre Convention Hotel, L.L.C., dated as of January 3, 2007.
3	.23*	Amended and Restated Articles of Partnership in Commendam of Catfish Queen Partnership in Commendam, filed with the Secretary of State of the State of Louisiana on September 21, 1994.
3	.24*	Certificate of Formation of Tahoe Horizon, LLC, filed with the Secretary of State of the State of Delaware on June 7, 2006.
3	.24(a)*	Certificate of Amendment to the Certificate of Formation of Tahoe Horizon, LLC, filed with the Secretary of State of the State of Delaware on August 8, 2006.
3	.25*	Limited Liability Company Agreement of Tahoe Horizon, LLC, dated as of June 7, 2006.

Exhibit
Number		Description

3	.25(a)*	First Amendment of Limited Liability Company Agreement of Tahoe Horizon, LLC, dated as of January 3, 2007.
3	.26*	Restated Certificate of Incorporation of Ramada Gaming Company III, filed with Secretary of State of the State of Delaware on June 30, 1989 (effectuating name change from Ramada Gaming Company III to Aztar Corporation).
3	.27*	Restated Certificate of Incorporation of Aztar Corporation, filed with the Secretary of State of the State of Delaware on September 12, 1989.
3	.28*	Second Amended and Restated Bylaws of Aztar Corporation, adopted as of February 25, 1998.
3	.29*	Articles of Incorporation of Aztar Indiana Gaming Corporation, filed with the Secretary of State of the State of Indiana on September 10, 1993.
3	.29(a)*	Articles of Amendment to the Articles of Incorporation of Aztar Indiana Gaming Corporation, filed with the Secretary of State of the State of Indiana on August 20, 1996.
3	.30*	Bylaws of Aztar Indiana Gaming Corporation.
3	.31*	Articles of Organization of Aztar Riverboat Holding Company, LLC, filed with the Secretary of State of the State of Indiana on July 15, 1999.
3	.32*	Operating Agreement of Aztar Riverboat Holding Company, LLC, dated as of July 15, 1999.
3	.32(a)*	First Amendment to Limited Liability Company Agreement of Aztar Riverboat Holding Company, LLC, dated as of January 3, 2007.
3	.33*	Articles of Incorporation of Aztar Missouri Gaming Corporation, filed with the Secretary of State of the State of Missouri on July 29, 1993.
3	.34*	Bylaws of Aztar Missouri Gaming Corporation, adopted as of July 29, 1993.
3	.35*	Articles Organization of Aztar Indiana Gaming Company, LLC, filed with the Secretary of State of the State of Indiana on July 15, 1999.
3	.36*	Limited Liability Company Agreement of Aztar Indiana Gaming Company, LLC, dated as of July 15, 1999.
3	.36(a)*	Amendment No. 1 to Limited Liability Company Agreement of Aztar Indiana Gaming Company, LLC, effective December 31, 1999.
3	.36(b)*	Amendment No. 2 to Limited Liability Company Agreement of Aztar Indiana Gaming Company, LLC, dated as of January 3, 2007.
3	.37*	Certificate of Incorporation of Aztar Development Corporation, filed with the Secretary of State of the State of Delaware on August 20, 1993.
3	.38*	Bylaws of Aztar Development Corporation.
3	.39*	Certificate of Incorporation of Ramada New Jersey Holdings Corporation, filed with the Secretary of State of the State of Delaware on September 5, 1984.
3	.39(a)*	Certificate of Amendment to the Certificate of Incorporation of Ramada New Jersey Holdings Corporation, filed with the Secretary of State of the State of Delaware on September 20, 1984.
3	.39(b)*	Certificate of Amendment to the Certificate of Incorporation of Ramada New Jersey Holdings Corporation, filed with the Secretary of State of the State of Delaware on November 14, 1984.
3	.39(c)*	Certificate of Amendment to the Certificate of Incorporation of Ramada New Jersey Holdings Corporation, filed with the Secretary of State of the State of Delaware on April 29, 1985.
3	.39(d)*	Certificate of Amendment to the Certificate of Incorporation of Ramada New Jersey Holdings Corporation, filed with the Secretary of State of the State of Delaware on September 12, 1991.
3	.40*	Bylaws of Ramada New Jersey Holdings Corporation.
3	.41*	Certificate of Incorporation of Atlantic-Deauville Inc., filed with the Secretary of State of the State of New Jersey on July 6, 1965.
3	.42*	Bylaws of Atlantic-Deauville Inc.
3	.43*	Certificate of Incorporation of Adamar Garage Corporation, filed with the Secretary of State of the State of Delaware on September 12, 1989.
3	.44*	Bylaws of Adamar Garage Corporation.

Exhibit
Number		Description

3	.45*	Certificate of Incorporation of Ramada New Jersey, Inc., filed with the Secretary of State of the State of New Jersey on February 13, 1981.
3	.45(a)*	Certificate of Amendment to the Certificate of Incorporation of Ramada New Jersey, Inc., dated July 6, 2004.
3	.46*	Bylaws of Ramada New Jersey, Inc.
3	.47*	Certificate of Incorporation of Adamar of New Jersey, Inc., filed with the Secretary of State of the State of New Jersey on September 28, 1978.
3	.47(a)*	Certificate of Amendment to the Certificate of Incorporation of Adamar of New Jersey, Inc., dated July 10, 1981.
3	.47(b)*	Certificate of Amendment to the Certificate of Incorporation of Adamar of New Jersey, Inc., dated November 14, 1988.
3	.47(c)*	Certificate of Amendment to the Certificate of Incorporation of Adamar of New Jersey, Inc., dated December 17, 1992.
3	.48*	Amended and Restated Bylaws of Adamar of New Jersey, Inc, dated as of June 30, 2004.
3	.49*	Certificate of Incorporation of BNB Mobe-Homes, Inc., dated March 22, 1977.
3	.49(a)*	Certificate of Amendment to the Certificate of Incorporation of BNB Mobe-Homes, Inc., dated March 6, 1978 (effectuating name change from BNB Mobe-Homes, Inc. to Manchester Mall, Inc.).
3	.49(b)*	Certificate of Amendment to the Certificate of Incorporation of Manchester Mall, Inc., dated April 27, 1979.
3	.49(c)*	Certificate of Amendment to the Certificate of Incorporation of Manchester Mall, Inc., dated November 14, 1988.
3	.50*	Bylaws of Manchester Mall, Inc.
3	.51*	Articles of Incorporation of Ramada Station, Inc., dated August 29, 1986 (currently named Tropicana Express, Inc.).
3	.51(a)*	Certificate of Amendment to the Articles of Incorporation of Ramada Station, Inc., dated February 2, 1988 (effectuating name change from Ramada Station, Inc. to Ramada Express, Inc.) (currently named Tropicana Express, Inc.).
3	.51(b)*	Certificate of Amendment to the Articles of Incorporation of Ramada Express, Inc., dated May 11, 1988 (currently named Tropicana Express, Inc.).
3	.51(c)*	Certificate of Amendment to the Articles of Incorporation of Ramada Express, Inc., filed with the Secretary of State of the State of Nevada on July 17, 2007, effectuating name change to Tropicana Express, Inc.
3	.52*	Bylaws of Ramada Station, Inc. (currently named Tropicana Express, Inc.).
4	.1à	Indenture, dated as of December 28, 2006, by and among Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.) and U.S. Bank National Association.
4	.2à	Supplemental Indenture, dated as of January 3, 2007, by and among Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.), certain guarantors party thereto and U.S. Bank National Association.
4	.2(a)*	Second Supplemental Indenture, dated as of October 10, 2007, by and among Tropicana Entertainment, LLC and Tropicana Finance Corp., certain guarantors party thereto and U.S. Bank National Association.
4.3		Form of 9 5/8% Senior Subordinated Notes due 2014 of Tropicana Entertainment, LLC and Tropicana Finance Corp. (included as Exhibit 1 to Exhibit 4.1).
4	.4à	Registration Rights Agreement, dated as of December 28, 2006, by and among Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), Wimar OpCo Finance Corp. (currently named Tropicana Finance Corp.) and Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers named therein.
5	.1*	Opinion of Milbank, Tweed, Hadley & McCloy LLP.

Exhibit
Number		Description

10	.1à	Credit Agreement, dated as of January 3, 2007, by and among Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC), Wimar OpCo Intermediate Holdings, LLC (currently named Tropicana Entertainment Intermediate Holdings, LLC), CP Laughlin Realty, LLC, Columbia Properties Vicksburg, LLC, JMBS Casino, LLC, the lenders party thereto and Credit Suisse Securities (USA) LLC.
10	.1(a)*	Amendment No. 1, Consent, Waiver and Agreement, dated as of May 29, 2007, to the Credit Agreement, dated as of January 3, 2007, by and among Tropicana Entertainment, LLC, Tropicana Entertainment Holdings, LLC, CP Laughlin Realty, LLC, Columbia Properties Vicksburg, LLC, JMBS Casino, LLC, the lenders party thereto and Credit Suisse Securities.
10	.2à	Credit Agreement, dated as of January 3, 2007, by and among Wimar Landco, LLC (currently named Tropicana Las Vegas Resort and Casino, LLC.), Wimar Landco Intermediate Holdings, LLC (currently named Tropicana Las Vegas Holdings, LLC), the Lenders party thereto and Credit Suisse.
10	.2(a)*	Amendment No. 1, dated as of May 29, 2007, to the Credit Agreement, dated as of January 3, 2007, by and among Tropicana Las Vegas Resort and Casino, LLC, Tropicana Las Vegas Holdings, LLC, the Lenders party thereto and Credit Suisse (USA), LLC.
10	.3à	Service Agreement, dated as of January 3, 2007, between Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC) and Columbia Sussex Corporation.
10	.4à	Casino Services Agreement, dated as of January 3, 2007, between Wimar OpCo, LLC (currently named Tropicana Entertainment, LLC) and Wimar Tahoe Corporation (currently named Tropicana Casinos and Resorts).
10	.5à	Service Agreement, dated as of October 27, 2003, between Columbia Properties Vicksburg, LLC and Columbia Sussex Corporation.
10	.5(a)à	First Amendment to Service Agreement, dated as of August 7, 2006, between Columbia Sussex Corporation and Columbia Properties Vicksburg, LLC amending the Service Agreement, dated as of October 27, 2003, between Columbia Properties Vicksburg, LLC and Columbia Sussex Corporation.
10	.5(b)à	Second Amendment to Service Agreement, dated as of November 6, 2006, between Columbia Sussex Corporation and Columbia Properties Vicksburg, LLC amending the Service Agreement, dated as of October 27, 2003, between Columbia Properties Vicksburg, LLC and Columbia Sussex Corporation.
10	.6à	Service Agreement, dated as of August 26, 2004, between JMBS Casino, LLC and Columbia Sussex Corporation.
10	.6(a)à	First Amendment to Service Agreement, dated as of November 6, 2006, between JMBS Casino, LLC and Columbia Sussex Corporation amending the Service Agreement, dated as of August 26, 2004, between JMBS Casino, LLC and Columbia Sussex Corporation.
10	.7*	Contract of Lease, dated as of August 26, 1983, between Cohn Realty Co. and Jazz Enterprises, Inc.
10	.7(a)*	First Amendment to Contract of Lease, dated as of August 4, 1993, between Cohn Realty Co. and Jazz Enterprises, Inc.
10	.7(b)*	Second Amendment to Contract of Lease, dated as of October 26, 1998, between Cohn Realty Co. and Jazz Enterprises, Inc.
10	.7(c)*	Sale and Assignment of Lease, dated as of August 5, 1993, between NAB Asset Corporation and Jazz Enterprises, Inc.
10	.8*	Contract of Lease, dated as of August 29, 1982, between Cohn Realty Co. and Jazz Enterprises, Inc.
10	.8(a)*	Amendment of Lease, dated as of August 4, 1993, between Cohn Realty Co. and Jazz Enterprises, Inc.
10	.9*	Contract of Lease, dated as of April 26, 1982, between Rosenthal Associates and Jazz Enterprises, Inc.
10	.9(a)*	Amendment of Lease, dated as of September 1, 1993, between Rosenthal Associates and Jazz Enterprises, Inc.

Exhibit
Number		Description

10	.9(b)*	Sale and Assignment of Leases, dated as of September 2, 1993, between DAG Management, Inc. and Jazz Enterprises, Inc.
10	.10*	Amended and Restated Lease Agreement, dated as of January 20, 1995, between Greenville Riverboat, LLC and Greenville Marine Corporation.
10	.10(a)*	Assignment and Assumption of Lease, dated as of October 24, 1995, between Rainbow Entertainment, Inc. and Greenville Riverboat, LLC.
10	.10(b)*	First Amendment to Amended and Restated Lease Agreement, dated as of October 26, 1995, between Greenville Marine Corporation and Greenville Riverboat, LLC.
10	.10(c)*	Second Amendment to Amended and Restated Lease Agreement, dated as of July 1, 2003, between Greenville Marine Corporation and Greenville Riverboat, LLC.
10	.10(d)*	Sublease Agreement, dated as of June 26, 1996, between Greenville Riverboat, LLC and Sargasso Corporation.
10	.10(e)*	First Amendment to Sublease Agreement, dated as of July 1, 2003, between Greenville Riverboat, LLC and Sargasso Corporation.
10	.11*	Amended and Restated Master Agreement of Purchase and Sale, dated as of October 22, 2003, between the City of Vicksburg and Columbia Properties Vicksburg.
10	.12*	Dockage Agreement, dated as of December 29, 1992, between Greenville Yacht Club and the Cotton Club of Greenville.
10	.12(a)*	First Amendment to Dockage Agreement, dated as of April 2, 1993, between Greenville Yacht Club and the Cotton Club of Greenville.
10	.12(b)*	Second Amendment to Dockage Agreement, dated as of July 27, 1995, between Greenville Yacht Club and the Cotton Club of Greenville.
10	.12(c)*	Third Amendment to Dockage Agreement, dated as of December 22, 1997, between Greenville Yacht Club and Alpha Gulf Coast, Inc., d/b/a Bayou Caddy’s Jubilee Casino.
10	.12(d)*	Assignment of Yacht Club Dockage Agreement and License Agreement, dated as of December 17, 1997, between Greenville Casino Partners, LP and Alpha Gulf Coast, Inc., d/b/a Bayou Caddy’s Jubilee Casino.
10	.12(e)*	Consent Agreement, dated as of February 22, 2002, between JMBS Casino, LLC and Greenville Casino Partners, L.P.
10	.12(f)*	Fourth Amendment to Dockage Agreement, dated as of June 17, 2002, between Greenville Yacht Club and the JMBS Casino, LLC.
10	.13*	Lease Agreement, dated as of November 7, 2006, between the City of Greenville and JMBS Casino, LLC.
10	.14*	Agreement Granting Moorage and Other Rights, dated as of August 30, 1996, between The City Council of Greenville and Casino Gaming International.
10	.14(a)*	Assignment of Agreement Granting Moorage and Other Rights, dated as of March 14, 2002, between Greenville Casino Partners, L.P. and JMBS Casino, LLC.
10	.14(b)*	Assignment, dated as of December 13, 2001, between Casino Gaming International, Limited and Greenville Casino Partners, L.P.
10	.15*	Lease Agreement, dated as of April 1, 1993, between City of Greenville and Cotton Club of Greensville, Inc.
10	.15(a)*	Assignment of Agreement Granting Moorage and other Rights, dated as of March 14, 2002, between Greenville Casino Partners, L.P. and JMBS Casino, LLC.
10	.15.1*	Agreement Granting Moorage, Dockage, Berthing and other Rights, dated as of April 1, 1993, between City of Greenville and Cotton of Greenville.
10	.15.1(a)*	Assignment of Agreement Granting Moorage, Dockage, Berthing and other Rights, dated as of March 14, 2002, between Greenville Casino Partners, L.P. and JMBS Casino, LLC.
10	.16*	Charter Party Agreement, dated as of January 20, 1995, between Greenville Riverboat, LLC and Caruthersville Riverboat Entertainment, Inc. (currently named St. Louis Riverboat Entertainment, Inc.).

Exhibit
Number		Description

10	.16(a)*	First Amendment to Charter Party Agreement, dated as of September 24, 2003 between Caruthersville Riverboat Entertainment, Inc. (currently named St. Louis Riverboat Entertainment, Inc.) and Greenville Riverboat, LLC.
10	.16(b)*	Second Amendment to Charter Party Agreement, dated as of May 23, 2005, between St. Louis Riverboat Entertainment Inc. and Greenville Riverboat, LLC.
10	.17*	Hotel Lease, dated as of August 12, 2003, between CP Laughlin Realty, LLC and Columbia Properties Laughlin, LLC with respect to the River Palms property.
10	.17(a)*	First Amendment to Hotel Lease, dated as of August 14, 2003, between CP Laughlin Realty, LLC and Columbia Properties Laughlin, LLC.
10	.17(b)*	Second Amendment to Hotel Lease, dated as of November 22, 2006, between CP Laughlin Realty, LLC and Columbia Properties Laughlin, LLC.
10	.18*	Evansville Riverboat Landing Lease, dated as of May 2, 1995, by and among the City of Evansville, Indiana and Aztar Indiana Gaming Company, LLC.
10	.18(a)*	Amendment to Evansville Riverboat Landing Lease, effective as of December 1, 2001, by and among the City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(b)*	Second Amendment to Evansville Riverboat Landing Lease, dated as of August 27, 2003, by and among the City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(c)*	Memorandum of Understanding, dated as of December 21, 2004, by and among City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(d)*	Memorandum of Understanding, dated as of March 15, 2005, by and among City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(e)*	Memorandum of Understanding, dated as of May 12, 2005, by and among City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(f)*	Memorandum of Understanding, dated as of June 7, 2005, by and among City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(g)*	Third Amendment to Evansville Riverboat Landing Lease, dated as of July 19, 2005, by and among the City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.18(h)*	Fourth Amendment to Evansville Riverboat Landing Lease, effective as of January 1, 2006, by and among the City of Evansville, Indiana, Aztar Indiana Gaming Company, LLC and Aztar Corporation.
10	.19*	Lease Agreement, dated as of August 25, 1997, by and among SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.
10	.19(a)*	First Amendment, dated as of May 26, 2000, between East Camelback Road, Inc., (as successor to SFERS Real Estate Corp. and S Limited Partnership) and Aztar Corporation to Lease Agreement, dated as of August 25, 1997, between SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.
10	.19(b)*	Second Amendment, dated as of March 7, 2001, between East Camelback Road, Inc. (as successor to SFERS Real Estate Corp. and S Limited Partnership) and Aztar Corporation to Lease Agreement, dated as of August 25, 1997, between SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.
10	.19(c)*	Third Amendment, dated as of August 4, 2003, between East Camelback Road, Inc. (as successor to SFERS Real Estate Corp. and S Limited Partnership) and Aztar Corporation to Lease Agreement, dated as of August 25, 1997, between SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.
10	.19(d)*	Fourth Amendment, dated as of December 19, 2005, between East Camelback Road, Inc. (as successor to SFERS Real Estate Corp. and S Limited Partnership) and Aztar Corporation to Lease Agreement, dated as of August 25, 1997, between SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.

Exhibit
Number		Description

10	.19(e)*	Fifth Amendment, dated as of January 23, 2006, between East Camelback Road, Inc. (as successor to SFERS Real Estate Corp. and S Limited Partnership) and Aztar Corporation to Lease Agreement, dated as of August 25, 1997, between SFERS Real Estate Corp., S Limited Partnership and Aztar Corporation.
10	.20*	Collective Bargaining Agreement between Hotel Ramada of Nevada d/b/a/Tropicana Resort & Casino and Local Joint Executive Board of Las Vegas, dated as of June 1, 2002.
10	.21*	Labor Agreement between Hotel Ramada of Nevada d/b/a Tropicana Resort and Casino and International Union of Operating Engineers Local No. 501, AFL-CIO for the period covering April 1, 2004 through March 31, 2009.
10	.22*	Labor Agreement between Hotel Ramada of Nevada d/b/a Tropicana Resort and Casino and International Alliance of Theatrical Stage Employees, Moving Picture Technicians, Artists and Allied Crafts of the United States, its Territories and Canada, and its Trusteed Local 720, Las Vegas, Nevada, dated as of June 2002.
10	.23*	Collective Bargaining Agreement between International Union of Operating Engineers Local 68-68A-68B, AFL-CIO and Tropicana Casino and Resort for the period covering May 1, 2006 through April 30, 2011.
10	.24*	Collective Bargaining Agreement between Adamar of New Jersey, Inc. d/b/a Tropicana Casino and Resorts and UNITE HERE, Local 54 for the period covering November 3, 2004 through September 15, 2009.
12	.1*	Calculation of Ratio of Earnings to Fixed Charges.
21	.1à	Subsidiaries of Tropicana Entertainment, LLC.
23.1		Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).
23	.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.3*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.4*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.5*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23	.6*	Consent of Ernst & Young LLP, Independent Auditors.
23	.7*	Consent of Ernst & Young LLP, Independent Auditors.
23	.8*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm as to Aztar Corporation.
23	.9*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1		Power of Attorney (included on the signature pages of Section II).
25	.1à	Statement of Eligibility of U.S. Bank National Association, as trustee, on Form T-1.
99	.1à	Form of Letter of Transmittal.
99	.2à	Form of Notice of Guaranteed Delivery.
99	.3à	Form of Letter to Registered Holders.
99	.4à	Form of Letter to Beneficial Holders.
99	.5à	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 with respect to the exchange offer.

* Filed herewith.

à Previously filed.